As filed with the Securities and Exchange Commission on June 29 , 2016

                                                                                                                                                           Registration No. 333- 211564

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Apple Hospitality REIT, Inc.

(Exact name of registrant as specified in its charter)

Virginia	6798	26-1379210
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Justin G. Knight

President and Chief Executive Officer

Apple Hospitality REIT, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Paul D. Manca Hogan Lovells US LLP Columbia Square 555 Thirteenth Street, N.W. Washington, DC 20004 (202) 637-5600	David W. Robertson McGuireWoods LLP Gateway Plaza 800 East Canal Plaza Richmond, Virginia 23219 (804) 775-1000

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement is declared effective and all other conditions to closing of the merger described herein have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this joint proxy statement/prospectus is subject to completion and amendment. A registration statement relating to the securities described in this joint proxy statement/prospectus has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy these securities be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of any offer to buy nor shall there be any sale of these securities in any jurisdiction, in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

PRELIMINARY — SUBJECT TO COMPLETION, DATED JUNE 29, 2016

JOINT PROXY STATEMENT/PROSPECTUS

MERGER PROPOSED—YOUR VOTE IS VERY IMPORTANT

[●], 2016

Dear Shareholder:

The board of directors of Apple Hospitality REIT, Inc. (“Apple Hospitality”) and the board of directors of Apple REIT Ten, Inc. (“Apple Ten,” and together with Apple Hospitality, the “Apple REITs”), each have approved an Agreement and Plan of Merger (the “Merger Agreement”), dated as of April 13, 2016, among Apple Hospitality, Apple Ten and 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of Apple Hospitality (“Acquisition Sub”). Pursuant to the Merger Agreement, Apple Ten will merge with and into Acquisition Sub, with Acquisition Sub being the surviving corporation in the merger and remaining a wholly owned subsidiary of Apple Hospitality (the “merger”). Apple Hospitality will retain the name “Apple Hospitality REIT, Inc.” and will continue to trade on the New York Stock Exchange under the symbol “APLE.” The obligations of Apple Hospitality and Apple Ten to effect the merger are subject to the satisfaction or waiver of certain conditions set forth in the Merger Agreement (including the approvals of each company’s shareholders).

If the merger is completed pursuant to the Merger Agreement, each issued and outstanding unit (consisting of a common share and related Series A preferred share) of Apple Ten (other than those with respect to which statutory dissenters’ rights of appraisal have been properly exercised, perfected and not subsequently withdrawn under Virginia law) will be converted into the right to receive:

●	$1.00 in cash; and
●	0.522 (the “unit exchange ratio”) Apple Hospitality common shares.

In addition, if the merger is completed pursuant to the Merger Agreement, the holder of each issued and outstanding Series B convertible preferred share of Apple Ten will receive the same consideration as described above on an as converted basis.

Holders of Apple Hospitality common shares will continue to own their existing Apple Hospitality common shares after the merger.

Apple Hospitality and Apple Ten will each be holding a special meeting of their respective shareholders. Special meetings of the shareholders of Apple Hospitality and Apple Ten will be held at the corporate headquarters of the Apple REITs, 814 East Main Street, Richmond, Virginia 23219 on [●], 2016. Apple Ten’s special meeting will be held at [●], Eastern time. Apple Hospitality’s special meeting will be held at [●], Eastern time.

At the Apple Hospitality special meeting, the shareholders of Apple Hospitality will be asked to consider and vote on a proposal (i) to approve the issuance of common shares of Apple Hospitality to the shareholders of Apple Ten in the merger pursuant to the Merger Agreement (the “Share Issuance Proposal”) and (ii) to approve the adjournment of the Apple Hospitality special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal (the “Apple Hospitality Adjournment Proposal”). The Apple Hospitality Board of Directors (the “Apple Hospitality board”) has (i) determined that the Merger Agreement, the related plan of merger, the merger and the transactions contemplated thereby, including the issuance of the Apple Hospitality common shares to Apple Ten shareholders in the merger pursuant to the Merger Agreement, are advisable and in the best interests of Apple Hospitality and the Apple Hospitality shareholders and (ii) authorized, approved and adopted the Merger Agreement and the related plan of merger. The Apple Hospitality board recommends that Apple Hospitality shareholders vote “FOR” the Share Issuance Proposal and the Apple Hospitality Adjournment Proposal.

At the Apple Ten special meeting, the shareholders of Apple Ten will be asked to consider and vote on a proposal (i) to approve the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated thereby under which Apple Ten would be merged with and into Acquisition Sub (the “Apple Ten Merger Proposal”) and (ii) to approve the adjournment of the Apple Ten special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Apple Ten Merger Proposal (the “Apple Ten Adjournment Proposal”). The Apple Ten Board of Directors (the “Apple Ten board”), based on the unanimous recommendation of an independent special committee of the Apple Ten board, has (i) determined that the transactions contemplated by the Merger Agreement and related plan of merger are advisable and in the best interests of Apple Ten and the Apple Ten shareholders and (ii) authorized, approved and adopted the Merger Agreement and the plan of merger. The Apple Ten board recommends that Apple Ten shareholders vote “FOR” the Apple Ten Merger Proposal and the Apple Ten Adjournment Proposal.

This joint proxy statement/prospectus provides you with detailed information about the special meetings of Apple Hospitality and Apple Ten, the Merger Agreement, the merger and other related matters. A copy of the Merger Agreement is included as Annex A to this joint proxy statement/prospectus and a copy of the plan of merger is attached as Annex B to this joint proxy statement/prospectus. We encourage you to read this joint proxy statement/prospectus, the Merger Agreement, the related plan of merger and the other annexes to this joint proxy statement/prospectus carefully and in their entirety. In particular, you should carefully consider the discussion in the section of this joint proxy statement/prospectus entitled “Risk Factors” beginning on page 30 . You may also obtain more information about each company from the documents they file with the Securities and Exchange Commission.

Whether or not you plan to attend the Apple Hospitality or Apple Ten special meeting, please complete, date, sign and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or submit your proxy through the Internet or by telephone. To submit your proxy through the Internet, visit [●]. To submit your proxy by telephone, dial [●] using a touch-tone phone and follow the recorded instructions. If you submit your proxy through the Internet or by telephone, you will be asked to provide the company number and control number from the enclosed proxy card. If you attend a special meeting and vote in person, your vote by ballot will revoke any proxy previously submitted.

Your vote is very important, regardless of the number of shares you own. Whether or not you plan to attend the Apple Hospitality special meeting or the Apple Ten special meeting, as applicable, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the applicable special meeting. Please note that the failure to vote shares of Apple Ten is the equivalent of a vote against the Apple Ten Merger Proposal.

Thank you in advance for your continued support.

Sincerely,

Justin G. Knight	Glade M. Knight
President and Chief Executive Officer	Chairman and Chief Executive Officer
Apple Hospitality REIT, Inc.	Apple REIT Ten, Inc.

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved of the securities to be issued in connection with the merger or passed upon the adequacy or accuracy of this joint proxy statement/prospectus. Any representation to the contrary is a criminal offense.

This joint proxy statement/prospectus is dated [●], 2016,

and is first being mailed to the shareholders of each Apple REIT on or about [●], 2016.

Apple Hospitality REIT, Inc.

814 East Main Street

Richmond, Virginia 23219

NOTICE OF SPECIAL MEETING OF APPLE HOSPITALITY REIT, INC. SHAREHOLDERS

TO BE HELD ON [●], 2016

To the Shareholders of Apple Hospitality REIT, Inc.:

A special meeting of shareholders of Apple Hospitality REIT, Inc., a Virginia corporation (“Apple Hospitality”), will be held at Apple Hospitality’s corporate headquarters, 814 East Main Street, Richmond, Virginia 23219 on [●], 2016, starting at [●], Eastern time, for the following purposes:

1.     To consider and vote on a proposal to approve the issuance of common shares of Apple Hospitality (“Apple Hospitality common shares”) to the shareholders of Apple REIT Ten, Inc., a Virginia corporation (“Apple Ten”), pursuant to the Agreement and Plan of Merger, dated as of April 13, 2016 (the “Merger Agreement”), among Apple Hospitality, Apple Ten and 34 Consolidated, Inc., a Virginia corporation (“Acquisition Sub”) (a copy of which is attached as Annex A to the joint proxy statement/prospectus accompanying this notice), pursuant to which Apple Ten will merge with and into Acquisition Sub (the “merger”), with Acquisition Sub being the surviving corporation in the merger and remaining a wholly owned subsidiary of Apple Hospitality (the “Share Issuance Proposal”);

2.     To consider and vote on a proposal to approve the adjournment of the Apple Hospitality special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal (the “Apple Hospitality Adjournment Proposal”); and

3.     To transact such other business as may properly come before the Apple Hospitality special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the enclosed joint proxy statement/prospectus. The Apple Hospitality Board of Directors (the “Apple Hospitality board”) has designated the close of business on [●], 2016 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the Apple Hospitality special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with an adjournment or postponement of the special meeting. Only Apple Hospitality shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Apple Hospitality special meeting and at any adjournment or postponement of the special meeting.

The Apple Hospitality board has (i) determined that the Merger Agreement, the related plan of merger, the merger and the transactions contemplated thereby, including the issuance of the Apple Hospitality common shares to Apple Ten shareholders in the merger pursuant to the Merger Agreement, are advisable and in the best interests of Apple Hospitality and the Apple Hospitality shareholders and (ii) authorized, approved and adopted the Merger Agreement and the plan of merger. The Apple Hospitality board recommends that Apple Hospitality shareholders vote “FOR” each of the Share Issuance Proposal and the Apple Hospitality Adjournment Proposal.

Your vote is very important, regardless of the number of shares of Apple Hospitality you own. Whether or not you plan to attend the Apple Hospitality special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Share Issuance Proposal and “FOR” the Apple Hospitality Adjournment Proposal. Even if you plan to attend the Apple Hospitality special meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend. If you hold your Apple Hospitality common shares in “street name,” which means through a bank, broker or other nominee, you must obtain a legal proxy from this bank, broker or other nominee in order to vote in person at the Apple Hospitality special meeting.

If you attend the Apple Hospitality special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If your Apple Hospitality common shares are held by a bank, broker or other nominee, and you plan to attend the Apple Hospitality special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of your Apple Hospitality common shares. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other nominee regarding each of these options.

The list of Apple Hospitality shareholders entitled to vote at the Apple Hospitality special meeting will be available for inspection during ordinary business hours at Apple Hospitality’s corporate headquarters at 814 East Main Street, Richmond, Virginia 23219, beginning two business days after the notice of special meeting is given and continuing through the date of the special meeting. Holders of Apple Hospitality common shares may examine this list for purposes related to the Apple Hospitality special meeting.

By Order of the Board of Directors,

David P. Buckley
Secretary

Richmond, Virginia

[●], 2016

Apple REIT Ten, Inc.

814 East Main Street

Richmond, Virginia 23219

NOTICE OF SPECIAL MEETING OF APPLE REIT TEN, INC. SHAREHOLDERS

TO BE HELD ON [●], 2016

To the Shareholders of Apple REIT Ten, Inc.:

A special meeting of shareholders of Apple REIT Ten, Inc., a Virginia corporation (“Apple Ten”), will be held at Apple Ten’s corporate headquarters, 814 East Main Street, Richmond, Virginia 23219 on [●][●], 2016, starting at [●], Eastern time, for the following purposes:

1.     To  consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as of April 13, 2016 (the “Merger Agreement”), among Apple Hospitality REIT, Inc., a Virginia corporation (“Apple Hospitality”), Apple Ten and 34 Consolidated, Inc., a Virginia corporation and wholly owned subsidiary of Apple Hospitality (“Acquisition Sub”), the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement (copies of the Merger Agreement and related plan of merger are attached as Annexes A and B, respectively, to the joint proxy statement/prospectus accompanying this notice), pursuant to which Apple Ten will merge with and into Acquisition Sub (the “merger”), with Acquisition Sub being the surviving corporation in the merger and remaining a wholly owned subsidiary of Apple Hospitality (the “Apple Ten Merger Proposal”);

2.     To consider and vote on a proposal to approve the adjournment of the Apple Ten special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Apple Ten Merger Proposal (the “Apple Ten Adjournment Proposal”); and

3.     To transact such other business as may properly come before the Apple Ten special meeting or any adjournments or postponements of the special meeting.

These items of business are described in the enclosed joint proxy statement/prospectus. The Apple Ten Board of Directors (the “Apple Ten board”) has designated the close of business on [●], 2016 as the record date for the purpose of determining the shareholders who are entitled to receive notice of, and to vote at, the Apple Ten special meeting and any adjournments or postponements of the special meeting, unless a new record date is fixed in connection with an adjournment or postponement of the special meeting. Only Apple Ten shareholders of record at the close of business on the record date are entitled to notice of, and to vote at, the Apple Ten special meeting and at any adjournment or postponement of the special meeting.

Based on the unanimous recommendation of the independent special committee of the Apple Ten board, the Apple Ten board has (i) determined that the transactions contemplated by the Merger Agreement and related plan of merger are advisable and in the best interests of Apple Ten and the Apple Ten shareholders and (ii) authorized, approved and adopted the Merger Agreement and the plan of merger. The Apple Ten board recommends that Apple Ten shareholders vote “FOR” each of the Apple Ten Merger Proposal and the Apple Ten Adjournment proposal.

Your vote is very important, regardless of the number of shares of Apple Ten you own. Whether or not you plan to attend the Apple Ten special meeting, please submit a proxy to vote your shares as promptly as possible to make sure that your shares are represented at the special meeting. Properly executed proxy cards with no instructions indicated on the proxy card will be voted “FOR” the Apple Ten Merger Proposal and “FOR” the Apple Ten Adjournment Proposal. Even if you plan to attend the Apple Ten special meeting in person, we request that you complete, sign, date and return the enclosed proxy card in the accompanying envelope prior to the special meeting to ensure that your shares will be represented and voted at the special meeting if you are unable to attend. If you hold your Apple Ten shares in “street name,” which means through a bank, broker or other nominee, you must obtain a legal proxy from this bank, broker or other nominee in order to vote in person at the Apple Ten special meeting.

If you do not vote on the Apple Ten Merger Proposal, this will have the same effect as a vote by you against the approval of the Apple Ten Merger Proposal.

If you attend the Apple Ten special meeting, you may revoke your proxy and vote in person, even if you have previously returned your proxy card or submitted your proxy through the Internet or by telephone. If your Apple Ten shares are held by a bank, broker or other nominee, and you plan to attend the Apple Ten special meeting, please bring to the special meeting your statement evidencing your beneficial ownership of your Apple Ten shares. Please carefully review the instructions in the enclosed joint proxy statement/prospectus and the enclosed proxy card or the information forwarded by your bank, broker or other nominee regarding each of these options.

The list of Apple Ten shareholders entitled to vote at the Apple Ten special meeting will be available for inspection during ordinary business hours at Apple Ten’s corporate headquarters at 814 East Main Street, Richmond, Virginia 23219, beginning two business days after the notice of special meeting is given and continuing through the date of the special meeting. Holders of Apple Ten shares may examine this list for purposes related to the Apple Ten special meeting. Apple Ten shareholders are entitled to assert appraisal rights in connection with the merger under Article 15 of the Virginia Stock Corporation Act.

By Order of the Board of Directors,

David P. Buckley
Secretary

Richmond, Virginia

[●], 2016

ADDITIONAL INFORMATION

This joint proxy statement/prospectus incorporates important business and financial information about Apple Hospitality REIT, Inc. (“Apple Hospitality”) from other documents that are not included in or delivered with this joint proxy statement/prospectus. This information is available to you without charge upon your request. You can obtain the documents incorporated by reference into this joint proxy statement/prospectus by requesting them from Apple Hospitality:

Apple Hospitality REIT, Inc. 814 East Main Street Richmond, Virginia 23219 (804) 344-8121 Attn: Investor Relations

Investors may also consult Apple Hospitality’s or Apple REIT Ten, Inc.’s website for more information concerning the merger and other related transactions described in this joint proxy statement/prospectus. Apple Hospitality’s website is www.applehospitalityreit.com. Apple Ten’s website is www.applereitten.com. Each company’s public filings are also available at www.sec.gov. The information contained on Apple Hospitality’s and Apple Ten’s websites is not part of this joint proxy statement/prospectus. The references to Apple Hospitality’s and Apple Ten’s websites are intended to be inactive textual references only.

If you would like to request any documents that are incorporated by reference into this joint proxy statement/prospectus, please do so by [●], 2016 in order to receive them before the Apple Hospitality special meeting.

For more information, see “Where You Can Find More Information and Incorporation by Reference” beginning on page 150 .

ABOUT THIS DOCUMENT

This joint proxy statement/prospectus, which forms part of a registration statement on Form S-4 (Registration Statement No. 333- 211564 ) filed by Apple Hospitality with the Securities and Exchange Commission (“SEC”) constitutes a prospectus of Apple Hospitality REIT, Inc. for purposes of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Apple Hospitality common shares to be issued to Apple Ten shareholders in exchange for units and Series B convertible preferred shares of Apple Ten pursuant to the Agreement and Plan of Merger, dated as of April 13, 2016 (the “Merger Agreement”), among Apple Hospitality, Apple Ten and 34 Consolidated, Inc., a Virginia corporation, as such agreement may be amended or modified from time to time. This joint proxy statement/prospectus also constitutes a proxy statement for each of Apple Hospitality and Apple Ten for purposes of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). In addition, it constitutes a notice of special meeting with respect to the Apple Hospitality special meeting and a notice of special meeting with respect to the Apple Ten special meeting.

You should rely only on the information contained or incorporated by reference in this joint proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in, or incorporated by reference into, this joint proxy statement/prospectus. This joint proxy statement/prospectus is dated [●], 2016. You should not assume that the information contained in, or incorporated by reference into, this joint proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this joint proxy statement/prospectus to Apple Hospitality’s shareholders or Apple Ten’s shareholders nor the issuance by Apple Hospitality of its common shares to Apple Ten shareholders in the merger pursuant to the Merger Agreement will create any implication to the contrary.

This joint proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction in which or to any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction. Information contained in this joint proxy statement/prospectus regarding Apple Hospitality has been provided by Apple Hospitality and information contained in this joint proxy statement/prospectus regarding Apple Ten has been provided by Apple Ten.

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LEGAL MATTERS	149

SHAREHOLDER PROPOSALS	150
2017 Apple Hospitality Annual Meeting of Shareholders	150
2017 Apple Ten Annual Meeting of Shareholders	150

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE	150

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS	151

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS	F-1

ANNEX A: Agreement and Plan of Merger

ANNEX B: Plan of Merger

ANNEX C: Termination Agreement

ANNEX D: Opinion of Apple Hospitality Financial Advisor

ANNEX E: Opinion of the Apple Ten Special Committee’s Financial Advisor

ANNEX F: Article 15 of the Virginia Stock Corporation Act

ANNEX G: Apple Ten Annual Report on Form 10-K for the year ended December 31, 2015

ANNEX H: Apple Ten Quarterly Report on Form 10-Q for the quarter ended March 31, 2016

“Courtyard by Marriott®,” “Fairfield Inn by Marriott®,” “Fairfield Inn & Suites by Marriott®,” “Marriott® Hotels,” “Renaissance® Hotels,” “Residence Inn by Marriott®,” “SpringHill Suites by Marriott®,” and “TownePlace Suites by Marriott®” are each a registered trademark of Marriott International, Inc. or one of its affiliates. All references to “Marriott®” mean Marriott International, Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Marriott® is not responsible for the content of this joint proxy statement/prospectus, or the information incorporated by reference herein, whether relating to the hotel information, operating information, financial information, Marriott®’s relationship with Apple Hospitality REIT, Inc., Apple REIT Ten, Inc. or otherwise. Marriott® is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in any Apple Hospitality REIT, Inc. or Apple REIT Ten, Inc. offering and will receive no proceeds from the offering of the securities to be offered hereby. Marriott® has not expressed any approval or disapproval regarding this joint proxy statement/prospectus, and the grant by Marriott® of any franchise or other rights to Apple Hospitality REIT, Inc. or Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Marriott® has not assumed and shall not have any liability in connection with this prospectus.

“Embassy Suites by Hilton®,” “Hampton Inn by Hilton®,” “Hampton Inn & Suites by Hilton®,” “Hilton®,” “Hilton Garden Inn®,” “Home2 Suites by Hilton®,” and “Homewood Suites by Hilton®” are each a registered trademark of Hilton Worldwide Holdings Inc. or one of its affiliates. All references to “Hilton®” mean Hilton Worldwide Holdings Inc. and all of its affiliates and subsidiaries, and their respective officers, directors, agents, employees, accountants and attorneys. Hilton® is not responsible for the content of this joint proxy statement/prospectus, or the information incorporated by reference herein, whether relating to hotel information, operating information, financial information, Hilton®’s relationship with Apple Hospitality REIT, Inc., Apple REIT Ten, Inc. or otherwise. Hilton® is not involved in any way, whether as an “issuer” or “underwriter” or otherwise, in any Apple Hospitality REIT, Inc. or Apple REIT Ten, Inc. offering and will receive no proceeds from the offering of the securities to be offered hereby. Hilton® has not expressed any approval or disapproval regarding this joint proxy statement/prospectus, and the grant by Hilton® of any franchise or other rights to Apple Hospitality REIT, Inc. or Apple REIT Ten, Inc. shall not be construed as any expression of approval or disapproval. Hilton® has not assumed and shall not have any liability in connection with this prospectus.

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QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETINGS AND THE MERGER

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger, the Merger Agreement and the Apple Hospitality and Apple Ten special meetings. These questions and answers do not address all questions that may be important to you as a shareholder. Please refer to the “Summary” beginning on page  13 and the more detailed information contained elsewhere in this joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus, which you should read carefully. Unless otherwise indicated or the context requires otherwise, all references in this document to:

●	“Acquisition Sub” refer to 34 Consolidated, Inc., a wholly-owned subsidiary of Apple Hospitality;

●	“Apple Hospitality” refer to Apple Hospitality REIT, Inc. and its subsidiaries;

●	“Apple Hospitality common shares” refer to the common shares, no par value, of Apple Hospitality;

●	“Apple Hospitality shares” refer to the Apple Hospitality common shares and the preferred shares, no par value, of Apple Hospitality, that may be issued and outstanding from time to time;

●	“Apple Hospitality’s articles of incorporation” refer to the articles of incorporation, as amended, of Apple Hospitality;

●	“Apple Hospitality board” refer to the board of directors of Apple Hospitality;

●	“Apple Hospitality special meeting” refer to the special meeting of Apple Hospitality shareholders to be held on [●], 2016, at the corporate headquarters of Apple Hospitality, 814 East Main Street, Richmond, Virginia 23219, starting at [●], Eastern time;

●	the “Apple REITs” refer to Apple Hospitality and Apple Ten, collectively;

●	“Apple Realty Group” refer to Apple Realty Group, Inc. (formerly Apple Suites Realty Group, Inc.);

●	“Apple Ten” refer to Apple REIT Ten, Inc. and its subsidiaries;

●	“Apple Ten Advisors” refer to Apple Ten Advisors, Inc.;

●	“Apple Ten board” refer to the board of directors of Apple Ten;

●	“Apple Ten shares” refer to Apple Ten units and Series B convertible preferred shares, no par value, of Apple Ten;

●	“Apple Ten special committee” refer to an independent special committee of the Apple Ten board;

●	“Apple Ten special meeting” refer to the special meeting of Apple Ten shareholders to be held on [●], 2016, at the corporate headquarters of Apple Ten, 814 East Main Street, Richmond, Virginia 23219, starting at [●], Eastern time;

●	an “Apple Ten unit” and “unit” refer to an Apple Ten common share, no par value, together with one Apple Ten Series A preferred share, no par value;

●	“Code” refers to the Internal Revenue Code of 1986, as amended;

●	“combined company” refer to Apple Hospitality and its subsidiaries after the effective time of the merger;

●	“merger” refer to the merger of Apple Ten with and into Acquisition Sub with Acquisition Sub being the surviving corporation in the merger;

●	“Merger Agreement” refer to the Agreement and Plan of Merger, dated as of April 13, 2016, among Apple Hospitality, Apple Ten and Acquisition Sub, as it may be amended or modified from time to time, a copy of which is attached as Annex A to this joint proxy statement/prospectus;

●	“plan of merger” refer to the plan of merger, a copy of which is attached as Annex B to this joint proxy statement/prospectus, as it may be amended from time to time; and

●	“REIT” refer to a real estate investment trust.

Q:	What is the proposed transaction?

A:	The proposed transaction is the merger of Apple Ten with and into Acquisition Sub, a wholly owned subsidiary of Apple Hospitality. If the proposal to approve the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement is approved by the shareholders of Apple Ten, the proposal to approve the issuance of Apple Hospitality common shares to the shareholders of Apple Ten in the merger is approved by the shareholders of Apple Hospitality, and the other closing conditions to the merger are satisfied or waived, Apple Ten will merge with and into Acquisition Sub, with Acquisition Sub being the surviving corporation in the merger and remaining a wholly owned subsidiary of Apple Hospitality.

In connection of the merger, Apple Ten will terminate its advisory agreements with Apple Ten Advisors and Apple Realty Group.

Q:	Why are Apple Hospitality and Apple Ten proposing the merger?

A:	The Apple Hospitality board and the Apple Ten board believe that the merger will provide a number of significant potential strategic opportunities and benefits that will be in the best interests of their respective shareholders. The combined company will be one of the largest hospitality REITs in the U.S. with 235 hotels and over 30,000 guest rooms in 33 states. The Apple Hospitality board believes that the merger will, among other things:

●	allow Apple Hospitality shareholders to participate in a stronger combined company with a platform that offers superior value creation opportunities;

●	provide increased access to capital-raising alternatives, including potential debt financings or equity issuances;

●	compliment the Apple Hospitality principle of reinvesting in its portfolio, which Apple Hospitality believes is one of the strengths of its business strategy; and

●	provide improved liquidity for Apple Hospitality shareholders as a result of the increased equity capitalization and the increased shareholder base of the combined company.

Based on the recommendation of the Apple Ten special committee, the Apple Ten board has determined that the transactions contemplated by the Merger Agreement are advisable and in the best interests of Apple Ten and its shareholders after careful consideration of a number of factors including:

●	the Apple Ten per unit merger consideration implies merger consideration of $11.17 per Apple Ten unit, based on the 20-day volume-weighted average price of Apple Hospitality common shares ending April 12, 2016 (or $10.85 per Apple Ten unit, based on the closing price per Apple Hospitality common share on April 12, 2016) compared to the initial public offering price for the Apple Ten units of $10.50 for the first $100 million in gross proceeds raised and $11.00 per unit for the remaining approximately $950 million in gross proceeds raised;

●	the Apple Ten merger consideration, consisting of cash plus Apple Hospitality common shares which will be listed for trading on the New York Stock Exchange (“NYSE”), provides a liquidity opportunity for Apple Ten shareholders desiring to liquidate their investment after the merger;

●	the receipt of Apple Hospitality common shares as part of the Apple Ten merger consideration provides Apple Ten shareholders the opportunity to continue ownership in the combined company which is expected to provide a number of significant potential strategic opportunities and benefits; and

●	the unit exchange ratio in the merger is fixed and will not fluctuate as a result of changes in the value of Apple Ten or Apple Hospitality, which provides certainty as to the respective pro forma percentage ownership of the combined company and limits the impact of external factors on the merger.

To review the reasons for the merger in greater detail, please see “The Merger—Recommendation of the Apple Hospitality Board and Its Reasons for the Merger” beginning on page  62 and “The Merger—Recommendation of the Apple Ten Board and Its Reasons for the Merger” beginning on page 66.

Q:	Were appraisals or valuations performed on the assets and liabilities of the Apple REITs in connection with the merger?

A:	No third-party appraisals or valuations on the assets and liabilities of the Apple REITs were obtained in connection with the merger. For additional information, see “The Merger—Background of the Merger” beginning on page 55 .

Q:	What happens if the market price of Apple Hospitality common shares changes before the closing of the merger?

A:	No change will be made to the exchange ratio of 0.522 or the merger consideration if the market price of Apple Hospitality common shares changes before the merger.

Q:	Are there any conditions to completion of the merger?

A:	Yes. In addition to the approvals of the shareholders of each of Apple Hospitality and Apple Ten as described herein, there are a number of conditions that must be satisfied or waived for the merger to be consummated. Among other things, holders of no more than 5% of the Apple Ten common shares outstanding immediately prior to the effective time of the merger have exercised dissenters’ rights. For a description of all of the conditions to the merger, see “The Merger Agreement—Conditions to Complete the Merger” beginning on page 114 .

The following questions and answers apply to Apple Hospitality shareholders only:

Q:	When and where is the Apple Hospitality special meeting?

A:	The special meeting of shareholders of Apple Hospitality will be held on [●], 2016, at the corporate headquarters of Apple Hospitality, 814 East Main Street, Richmond, Virginia 23219, starting at [●], Eastern time.

Q:	What matters will be voted on at the Apple Hospitality special meeting?

A:	You will be asked to consider and vote on the following proposals:

●	a proposal to approve the issuance of Apple Hospitality common shares to the shareholders of Apple Ten pursuant to the Merger Agreement (the “Share Issuance Proposal”);

●	a proposal to approve the adjournment of the Apple Hospitality special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal (the “Apple Hospitality Adjournment Proposal”); and

●	to transact such other business as may properly come before the Apple Hospitality special meeting or any adjournments or postponements of the special meeting.

Q:	How does the Apple Hospitality board recommend that I vote on the proposals?

A:	After careful consideration, the Apple Hospitality board has:

●	determined that the Merger Agreement, the related plan of merger, the merger and the transactions contemplated thereby, including the issuance of the Apple Hospitality common shares to Apple Ten shareholders in the merger pursuant to the Merger Agreement, are advisable and in the best interests of Apple Hospitality and the Apple Hospitality shareholders; and

●	authorized, approved and adopted the Merger Agreement, the plan of merger, the merger and the other transactions contemplated by the Merger Agreement.

The Apple Hospitality board recommends that Apple Hospitality shareholders vote FOR the Share Issuance Proposal and FOR the Apple Hospitality Adjournment Proposal. For a more complete description of the recommendation of the Apple Hospitality board, see “The Merger—Recommendation of the Apple Hospitality Board and Its Reasons for the Merger” beginning on page 62.

Q:	Do the Apple Hospitality directors and executive officers have any interests in the merger?

A:
Yes. You should be aware that some of Apple Hospitality’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include:

•
the consummation of the transactions contemplated by a termination agreement among Apple Hospitality, Apple Ten and entities owned by Glade M. Knight and related to Apple Hospitality. The termination agreement will not result in additional payments to any of the parties;

•
the conversion of the 480,000 Apple Ten Series B convertible preferred shares acquired at the formation of Apple Ten, prior to Apple Ten having any other assets, by Glade M. Knight, the chairman and chief executive officer of Apple Ten, for $0.10 a share or a total of $48,000, including the related rights of certain Apple Ten executives, family members and other employees as assignees if the merger is completed, that would be converted into the right to receive approximately $5.8 million in cash and approximately 3.0 million Apple Hospitality common shares, which will represent approximately 1.4% of the Apple Hospitality common shares after the merger; and

•
Apple Ten and Apple Hospitality being affiliated entities with Apple Ten managed by employees of Apple Hospitality, and as a result there are conflicts of interest inherent where the individuals who comprise the management teams of Apple Ten and Apple Hospitality are assisting the Apple Hospitality board in connection with the merger and providing certain assistance to Apple Ten.

For additional information, see “The Merger—Interests of Apple REIT Directors and Executive Officers in the Merger” beginning on page 89.

Q:	What constitutes a quorum for the Apple Hospitality shareholders meeting?

A:	Apple Hospitality’s second amended and restated bylaws ( “Apple Hospitality’s bylaws”) provide that the holders of a majority of the outstanding Apple Hospitality common shares entitled to vote at the Apple Hospitality special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting. Abstentions will be counted for purposes of determining a quorum.

Q:	What vote is required for Apple Hospitality shareholders to approve the Share Issuance Proposal?

A:	Approval of the Share Issuance Proposal will require that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Hospitality common shares represented in person or by proxy and entitled to vote at the Apple Hospitality special meeting, assuming a quorum is present.

Q:	What vote is required for Apple Hospitality shareholders to approve the Apple Hospitality Adjournment Proposal?

A:	Approval of the Apple Hospitality Adjournment Proposal will require the affirmative vote of the holders of a majority of the Apple Hospitality common shares represented in person or by proxy at the special meeting, whether or not a quorum is present.

Q:	How are votes counted?

A:	For the Share Issuance Proposal, shareholders may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting on this proposal, it will have no effect on the result of the vote on this proposal, provided a quorum is otherwise present at the special meeting, although abstentions will be considered present for the purpose of determining the presence of a quorum.

For the Apple Hospitality Adjournment Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you fail to vote, fail to instruct your broker, bank or nominee to vote, or abstain from voting on this proposal, are present in person or by proxy at the Apple Hospitality special meeting but a quorum is not present, it will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the Apple Hospitality special meeting, it will not have an effect on the proposal.

If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Apple Ten Adjournment Proposal.

Q:	Who is entitled to vote at the Apple Hospitality special meeting?

A:	All holders of Apple Hospitality common shares as of the close of business on [●], 2016, the record date for the Apple Hospitality special meeting, are entitled to vote at the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding Apple Hospitality common shares. Each holder of record of Apple Hospitality common shares is entitled to one vote per share.

Q:	How will Apple Hospitality shareholders be affected by the merger and the issuance of Apple Hospitality common shares to Apple Ten shareholders in the merger?

A:	After the merger, each Apple Hospitality shareholder will continue to own the Apple Hospitality common shares that such shareholder held immediately prior to the merger. As a result, each Apple Hospitality shareholder will continue to own common shares in the combined company, which will be a larger company with more assets. However, because Apple Hospitality will be issuing new Apple Hospitality common shares to Apple Ten shareholders in the merger, each outstanding Apple Hospitality common share immediately prior to the merger will represent a smaller percentage of the aggregate number of Apple Hospitality common shares outstanding after the merger.

The following questions and answers apply to Apple Ten shareholders only:

Q:	What will I receive for my Apple Ten units in the merger?

A:	Under the terms of the Merger Agreement, you will receive 0.522 Apple Hospitality common shares and $1.00 in cash for each Apple Ten unit owned by you at the completion of the merger (other than for Apple Ten units with respect to which you have properly exercised, perfected and not subsequently withdrawn or lost your appraisal rights in accordance with Article 15 of the Virginia Stock Corporation Act (“VSCA”)).

Q:	How will I receive the merger consideration if the merger is completed?

A:	For the Apple Ten shareholders, you will receive a letter of transmittal with detailed written instructions for exchanging shares for the merger consideration. If your shares are held in “street name” by your bank, broker or other nominee, you will receive instructions from your bank, broker or other nominee as to how to effect the surrender of your “street name” shares in exchange for the applicable merger consideration.

Q:	When and where is the Apple Ten special meeting?

A:	The special meeting of shareholders of Apple Ten will be held on [●], 2016, at the corporate headquarters of Apple Ten, 814 East Main Street, Richmond, Virginia 23219, starting at [●], Eastern time.

Q:	What matters will be voted on at the Apple Ten special meeting?

A:	You will be asked to consider and vote on the following proposals:

●	a proposal to approve the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement (the “Apple Ten Merger Proposal”);

●	a proposal to approve the adjournment of the Apple Ten special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Apple Ten Merger Proposal (the “Apple Ten Adjournment Proposal”); and

●	to transact such other business as may properly come before the Apple Ten special meeting or any adjournments or postponements of the special meeting.

Q:	How does the Apple Ten board recommend that I vote on the proposals?

A:	After careful consideration, the Apple Ten board, based on the unanimous recommendation of the Apple Ten special committee, has (i) determined that the transactions contemplated by the Merger Agreement and related plan of merger are advisable and in the best interests of Apple Ten and the Apple Ten shareholders and (ii) authorized, approved and adopted the Merger Agreement and the plan of merger. The Apple Ten board recommends that Apple Ten shareholders vote FOR the Apple Ten Merger Proposal and FOR the Apple Ten Adjournment Proposal. For a more complete description of the recommendation of the Apple Ten board, see “The Merger—Recommendation of the Apple Ten Board and Its Reasons for the Merger” beginning on page 66 .

Q:	Do the Apple Ten directors and executive officers have any interests in the merger?

A:	Yes. You should be aware that some of Apple Ten’s directors and executive officers have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include:

•
exchange of the outstanding 353,749 Apple Ten options, each with an exercise price of $11, which are held by non-management directors of Apple Ten for approximately [●] Apple Hospitality options with an estimated exercise price of approximately $[●], assuming the merger occurred on [●], 2016;

•
the conversion of the 480,000 Apple Ten Series B convertible preferred shares acquired at the formation of Apple Ten, prior to Apple Ten having any other assets, by Glade M. Knight, the chairman and chief executive officer of Apple Ten, for $0.10 a share or a total of $48,000, including the related rights of certain Apple Ten executives, family members and other employees as assignees if the merger is completed, that would be converted into the right to receive approximately $5.8 million in cash and approximately 3.0 million Apple Hospitality common shares, which will represent approximately 1.4% of the Apple Hospitality common shares after the merger;

•
Apple Ten and Apple Hospitality being affiliated entities with Apple Ten managed by employees of Apple Hospitality, and as a result there are conflicts of interest inherent where the individuals who comprise the management teams of Apple Ten and Apple Hospitality are assisting the Apple Hospitality board in connection with the merger and providing certain assistance to Apple Ten;

•
consummation of the transactions contemplated by a termination agreement among Apple Hospitality, Apple Ten and entities owned by Glade M. Knight and related to Apple Ten. The termination agreement will not result in additional payments to any of the parties; and

•	continued indemnification and insurance coverage for Apple Ten’s directors and officers in accordance with the Merger Agreement.

For additional information, see “The Merger—Interests of Apple REIT Directors and Executive Officers in the Merger” beginning on page 89 .

Q:	What constitutes a quorum?

A:	Apple Ten’s bylaws, as amended, provide that the holders of a majority of each of the outstanding Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares, in each case entitled to vote at the Apple Ten special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting for each such class of shares. Abstentions will be counted for purposes of determining a quorum.

Q:	What vote is required for Apple Ten shareholders to approve the Apple Ten Merger Proposal?

A:	The approval of the Apple Ten Merger Proposal will require the affirmative vote, in each case voting as a separate voting group, of the holders of:

●	a majority of the outstanding Apple Ten common shares;

●	a majority of the outstanding Apple Ten Series A preferred shares; and

●	a majority of the outstanding Apple Ten Series B convertible preferred shares.

Q:	What vote is required for Apple Ten shareholders to approve the Apple Ten Adjournment Proposal?

A:	Approval of the Apple Ten Adjournment Proposal will require the affirmative vote of the holders of a majority of the Apple Ten common shares present in person or by proxy at the special meeting, whether or not a quorum is present. Holders of Apple Ten Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the Apple Ten Adjournment Proposal.

Q:	How are votes counted?

A:	For the Apple Ten Merger Proposal, you may vote “FOR,” “AGAINST” or “ABSTAIN.” If you abstain or fail to return your proxy card, it will have the same effect as a vote “AGAINST” the Apple Ten Merger Proposal. In addition, if your shares are held in the name of a bank, broker or other nominee, your bank, broker or other nominee will not vote your shares in the absence of specific instructions from you on how to vote your shares. These “broker non-votes” (if any) and abstentions will have the same effect as a vote against the Apple Ten Merger Proposal.

For the Apple Ten Adjournment Proposal, holders of Apple Ten common shares may vote “FOR,” “AGAINST” or “ABSTAIN.” If you are present in person or by proxy at the Apple Ten special meeting, abstentions and broker non-votes (if any) will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the Apple Ten special meeting, it will not have an effect on the proposal.

If you sign and return your proxy card without indicating your vote, your shares will be voted “FOR” the Apple Ten Merger Proposal and “FOR” the Apple Ten Adjournment Proposal.

Q:	Who is entitled to vote at the Apple Ten special meeting?

A:	All holders of Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares as of the close of business on [●], 2016, the record date for the Apple Ten special meeting, are entitled to vote at the special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding common shares, [●] issued and outstanding Series A preferred shares and 480,000 issued and outstanding Series B convertible preferred shares of Apple Ten. Each holder of record of Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares on the record date is entitled to one vote per share.

The following questions and answers apply to Apple Hospitality and Apple Ten shareholders:

Q:	Have any shareholders already agreed to vote in favor of the proposals?

A:	Glade M. Knight, executive chairman of Apple Hospitality and chairman and chief executive officer of Apple Ten, has entered into a voting agreement with the Apple REITs pursuant to which he has agreed to vote all of the Apple Hospitality common shares, and Apple Ten units and Apple Ten Series B convertible preferred shares held by him, together with any additional shares of Apple Hospitality and Apple Ten capital stock acquired by him after April 13, 2016 until the merger is consummated or the Merger Agreement is terminated, in favor of each of the Share Issuance Proposal and Apple Ten Merger Proposal. Pursuant to the terms of the voting agreement, Mr. Knight has agreed to vote all of his Apple Hospitality common shares and Apple Ten common shares and any additional Apple Hospitality common shares and Apple Ten common shares acquired by Mr. Knight after April 13, 2016 until the merger is consummated or the Merger Agreement is terminated in favor of each of the Apple Hospitality Adjournment Proposal and Apple Ten Adjournment Proposal (collectively, the “Adjournment Proposals”).

Q:	What happens if I sell my shares before the special meetings?

A:	The record date for each company’s special meeting is earlier than the date of each company’s special meeting and the date that the merger is expected to be completed. If you sell your shares after the company’s record date but before the date of each company’s special meeting, you will retain your right to vote at the company’s special meeting, but, for Apple Ten shareholders, you will have transferred your right to receive the merger consideration. For the Apple Ten shareholders, in order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	How do I vote?

A:	You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the special meeting of the company for which you are a shareholder.

To submit your proxy by telephone, dial [●] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To submit your proxy through the Internet, visit www.proxyvote.com. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern time, on [●], 2016.

To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Share Issuance Proposal or Apple Ten Merger Proposal, as applicable, and “FOR” the applicable Adjournment Proposal.

If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of shares of the applicable Apple REIT. If your shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

If you hold your shares in “street name,” please read the question and answer referencing “street name” shares below.

Q:	What happens if I am a shareholder of both Apple Hospitality and Apple Ten?

A:	If you are a shareholder of both Apple Hospitality and Apple Ten, you are entitled to vote at the special meeting of each company. If you are a shareholder of both Apple Hospitality and Apple Ten, you will need to separately complete and timely submit a proxy card for each company, or vote in person at the special meeting of each company. You will receive a separate proxy card for each company in which you hold shares.

Q:	If my shares are held in “street name” by my bank, broker or other nominee, will my broker, bank or other nominee vote my shares for me?

A:	No, unless you instruct your broker, bank or other nominee to vote your shares held in street name, your shares will NOT be voted. If you hold your shares in a stock brokerage account or if your shares are held by a bank or other nominee (that is, in “street name”), you must provide your broker, bank or other nominee with instructions on how to vote your shares. You should follow the procedures provided by your bank, broker or nominee regarding the voting of your shares.

Q:	How can I revoke or change my vote?

A:	You may revoke your proxy at any time before the vote is taken at the special meeting of the company of which you are a shareholder in any of the following ways:

●	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern time, on [●], 2016;

●	filing with the Secretary of the company, before the taking of the vote at the company’s special meeting, a written notice of revocation bearing a later date than the proxy card;

●	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of the company before the taking of the vote at the company’s special meeting; or

●	voting in person at the company’s special meeting.

Your attendance at the company’s special meeting does not automatically revoke your previously submitted proxy. If you have instructed your bank, broker or other nominee to vote your shares, the options described above for revoking your proxy do not apply. Instead, you must follow the directions provided by your bank, broker or other nominee to change your vote.

Q:	When is the merger expected to be completed?

A:	We expect to complete the merger in the third quarter of 2016, although we cannot assure completion by any particular date, if at all. Because the merger is subject to a number of conditions, including the approval of the Share Issuance Proposal by the requisite vote of the Apple Hospitality shareholders and the Apple Ten Merger Proposal by the requisite vote of the Apple Ten shareholders, and the receipt of certain consents and waivers from third parties, the exact timing of the merger cannot be determined at this time and we cannot guarantee that the merger will be completed at all.

Q:	What percentage of Apple Hospitality common shares after the merger will current Apple Hospitality and Apple Ten shareholders own?

A:	Following the completion of the merger, assuming no exercise of dissenters’ rights:

●	the former Apple Ten units will represent approximately 20.4% of the Apple Hospitality common shares after the merger;

●	the former Apple Ten Series B convertible preferred shares will represent approximately 1.4% of the Apple Hospitality common shares after the merger; and

●	the Apple Hospitality common shares held by the current Apple Hospitality shareholders will represent approximately 78.2% of the Apple Hospitality common shares after the merger.

Q:	What happens if the merger is not completed?

A:	If the Share Issuance Proposal or Apple Ten Merger Proposal is not approved by Apple Hospitality shareholders or Apple Ten shareholders, respectively, or if the merger is not completed for any other reason, Apple Ten shareholders will not have their Apple Ten shares exchanged for Apple Hospitality common shares in connection with the merger. Instead, Apple Ten would remain a separate company. Under certain circumstances, Apple Hospitality may be required to pay Apple Ten a termination fee or Apple Ten may be required to pay Apple Hospitality a termination fee and reimburse it for certain of its out-of-pocket expenses, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 118 .

Q:	Am I entitled to exercise appraisal rights?

A:	Apple Ten shareholders are entitled to exercise appraisal rights under Virginia law in connection with the merger if they meet certain conditions. Any Apple Ten shareholder wishing to exercise appraisal rights in connection with the merger must deliver to Apple Ten, before the vote on the merger is taken at the special meeting of shareholders of Apple Ten, a written notice of intent to demand payment for the shareholder’s Apple Ten shares. A vote against the merger by itself will not satisfy this notice requirement. A shareholder delivering a notice of intent must not vote any of his or her shares in favor of the merger or he or she will lose his or her appraisal rights. For further information, please read the section entitled “The Merger—Dissenters’ Rights of Appraisal” beginning on page 92 and Article 15 of the VSCA which is attached to this joint proxy statement/prospectus as Annex F.

Apple Hospitality shareholders are not entitled to exercise appraisal rights.

Q:	Will Apple Hospitality have the same strategy as Apple Ten?

A:	Following completion of the merger, subsidiaries of Apple Hospitality will own the hotels currently owned by subsidiaries of Apple Ten. As described under “Investment Objectives and Policies of Apple Ten” beginning on page 145 , Apple Ten’s bylaws currently place certain restrictions on the type of real estate activities they conduct. Apple Hospitality’s bylaws do not place the same restrictions on the type of real estate activities Apple Hospitality conducts. However, Apple Hospitality currently has, and following the merger intends to pursue, similar investment objectives and policies to Apple Ten. See “Description of Policies of Apple Hospitality” on page 142 .

Q:	Will my monthly dividend payments continue after the merger?

A:	To maintain its qualification as a REIT, Apple Hospitality will be required to distribute dividends, other than capital gain dividends, to its shareholders in an amount at least equal to the sum of 90% of its “REIT taxable income.” See “U.S. Federal Income Tax Considerations—Requirements for Qualification as a REIT—Annual distribution requirements applicable to REITs” in the Form 8-K filed by Apple Hospitality on March 14, 2016 and incorporated by reference herein. Following completion of the merger, holders of Apple Hospitality common shares will be entitled to receive dividends when, as and if declared by the Apple Hospitality board out of funds legally available therefor. After the merger, Apple Hospitality plans to continue to pay a consistent distribution on a monthly basis, with distributions from anticipated cash generated from operations and debt. The anticipated initial annual distribution rate after the merger is expected to be $1.20 per Apple Hospitality common share. As it has done historically, Apple Hospitality may use financing to maintain the consistency of the monthly distribution rate, taking into consideration any acquisitions, dispositions, capital improvements and economic cycles. Any distribution will be subject to approval of the Apple Hospitality board and there can be no assurance of the duration of distributions at the anticipated initial annual distribution rate after the merger.

Q:	Are there risks associated with the merger that I should consider in deciding how to vote?

A:	Yes. There are a number of risks related to the merger that are discussed in this joint proxy statement/ prospectus described in the section entitled “Risk Factors” beginning on page 30.

Q:	What are the material U.S. federal income tax consequences of the merger to U.S. holders of Apple Ten shares?

A:	It is expected that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and the completion of the merger is conditioned on the receipt by each of Apple Ten and Apple Hospitality of an opinion from its outside counsel to the effect that the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

As a result of the merger, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 124) will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes, equal to the smaller of (i) the amount of cash received (other than cash received in lieu of a fractional Apple Hospitality common share) and (ii) the excess, if any, of (x) the sum of the amount of cash received (including cash received in lieu of a fractional Apple Hospitality common share) and the fair market value of the Apple Hospitality common shares received in the merger (determined at the effective time of the merger) over (y) the U.S. holder’s tax basis in the Apple Ten shares deemed surrendered in the merger. In addition, the U.S. holder will recognize gain or loss attributable to cash received in lieu of a fractional Apple Hospitality common share. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met. However, there are certain scenarios where such gain could be taxed as dividend income rather than capital gain. See “Material U.S. Federal Income Tax Consequences—Potential Treatment of Cash as a Dividend.”

Q:	What are the material U.S. federal income tax consequences of the merger to Apple Hospitality shareholders?

A:	Holders of Apple Hospitality common shares will not recognize any gain or loss as a result of the merger as a result of their ownership of Apple Hospitality common shares. Holders of Apple Hospitality common shares who also hold Apple Ten shares will be subject to the tax consequences described above under “What are the material U.S. federal income tax consequences of the merger to U.S. holders of Apple Ten shares?” with respect to their ownership of Apple Ten shares.

Q:	How can I obtain additional information about the Apple REITs?

A:	Each company files annual, quarterly and current reports, proxy statements and other information with the SEC. Each company will provide copies of its reports, proxy statements and other information, including this joint proxy statement/prospectus, without charge to any shareholder who makes a request to the Apple REITs, 814 East Main Street, Richmond, Virginia 23219, Attention: Investor Relations, or at (804) 344-8121. Each company’s filings with the SEC may also be accessed on the Internet at http://www.sec.gov or on the Investor Information page of the company’s website at http://www.applehospitality.com or http://www.applereitten.com, as applicable. The information provided on each company’s website is not part of this joint proxy statement/prospectus and is not incorporated by reference into this joint proxy statement/prospectus. A copy of Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 are incorporated by reference in this joint proxy statement/prospectus. A copy of Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 are attached to this joint proxy statement/prospectus as Annex G and Annex H, respectively. For a more detailed description of the information available, please see “Where You Can Find More Information and Incorporation by Reference” on page 150 .

Q:	What else do I need to do now?

A:	You are urged to read this joint proxy statement/prospectus carefully and in its entirety, including its annexes, and to consider how the merger affects you. Even if you plan to attend your company’s special meeting, if you hold your shares in your own name as the shareholder of record, please vote your shares by completing, signing, dating and returning the enclosed proxy card. You can also attend your company’s special meeting and vote, or change your prior vote, in person. If you hold your shares in “street name” through a bank, broker or other nominee, then you should have received this joint proxy statement/prospectus from that nominee, along with that nominee’s proxy card which includes voting instructions and instructions on how to change your vote.

Q:	Who can answer my questions?

A:	If you have any questions about the merger or the other matters to be voted on at the Apple Hospitality special meeting or Apple Ten special meeting or how to submit your proxy or need additional copies of this joint proxy statement/prospectus, the enclosed proxy card or voting instructions, you should contact:

If you are an Apple Hospitality shareholder:	If you are an Apple Ten shareholder:

Apple Hospitality REIT, Inc. 814 East Main Street Richmond, Virginia 23219 (804) 344-8121 Attn: Investor Relations	Apple REIT Ten, Inc. 814 East Main Street Richmond, Virginia 23219 (804) 344-8121 Attn: Investor Relations

SUMMARY

The following summary highlights selected information in this joint proxy statement/prospectus and may not contain all the information that may be important to you with respect to the Merger Agreement, the merger or the special meetings. Accordingly, you are encouraged to read this joint proxy statement/prospectus, including its annexes, carefully and in its entirety. Each item in this summary includes a page reference directing you to a more complete description of that topic. See also “Where You Can Find More Information and Incorporation by Reference” on page 150 .

The Companies

Apple Hospitality REIT , Inc. (Page 42 )

Apple Hospitality REIT, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Hospitality, a Virginia corporation, is a self-advised REIT traded on the NYSE under the ticker symbol “APLE” that invests in income-producing real estate, primarily in the lodging sector, in the United States. As of April 30, 2016, Apple Hospitality owned 179 hotels operating in 32 states with an aggregate of 22,961 rooms.

Apple REIT Ten, Inc. (Page 42 )

Apple REIT Ten, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Ten, a Virginia corporation, is a non-traded REIT that invests in hotels and other income-producing real estate in selected metropolitan areas in the United States. As of April 30, 2016, Apple Ten owned 56 hotels operating in 17 states with an aggregate of 7,209 rooms. Initial capitalization occurred on August 13, 2010, with its first investor closing under its best-efforts offering of units on January 27, 2011. Apple Ten concluded its best-efforts offering of units on July 31, 2014. Apple Ten, through its best-efforts offering, originally sold its units for $10.50-$11.00 per unit. Since its initial offering in 2011 through April 30, 2016, Apple Ten has paid approximately $4.33 per unit in distributions, or $297 million in the aggregate.

34 Acquisition, Inc. (Acquisition Sub) (Page 43 )

34 Acquisition, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Acquisition Sub, a Virginia corporation, was formed on April 8, 2016 solely for the purpose of facilitating Apple Hospitality’s acquisition of Apple Ten. Apple Hospitality owns all of the outstanding shares of capital stock of Acquisition Sub. Acquisition Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the proposed merger, Apple Ten will merge with and into Acquisition Sub and Acquisition Sub will continue as the surviving corporation.

The Combined Company (Page 43 )

The combined company will retain the name “Apple Hospitality REIT, Inc.” and will continue to be a Virginia corporation. The combined company is expected to have a pro forma equity market capitalization of approximately $[●] billion and an enterprise value of approximately $[●] billion. Immediately after the merger, the combined company’s asset base will consist primarily of interests in a portfolio of 235 hotels operating in 33 states with an aggregate of 30,170 rooms.

The common shares of the combined company will continue to be listed on the NYSE, trading under the symbol “APLE.”

The combined company’s principal executive offices will continue to be located at 814 East Main Street, Richmond, Virginia 23219 and its telephone number is (804) 344-8121.

The Merger

The Merger Agreement (Page 96 )

Apple Hospitality, Apple Ten and Acquisition Sub have entered into the Merger Agreement attached as Annex A to this joint proxy statement/prospectus, which is incorporated herein by reference. Apple Hospitality and Apple Ten encourage you to carefully read the Merger Agreement in its entirety because it is the principal document governing the merger and the other transactions contemplated by the Merger Agreement.

The Merger (Page 96 )

Subject to the terms and conditions of the Merger Agreement, at the effective time of the merger, Apple Ten will be merged with and into Acquisition Sub, and Acquisition Sub will be the surviving corporation in the merger. The common shares of the combined company, including the Apple Hospitality common shares to be issued in the merger, are expected to be listed and traded on the NYSE under the symbol “APLE.”

Upon completion of the merger, we estimate that the continuing Apple Hospitality shareholders will own approximately 78% of the common equity of the combined company, including the Apple Hospitality common shares to be issued in the merger, and the former Apple Ten shareholders will own approximately 22% of the common equity of the combined company, assuming no exercise of applicable dissenters’ rights.

Merger Consideration (Page 97 )

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, each issued and outstanding Apple Ten unit (other than Apple Ten shares with respect to which holders have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights in accordance with Article 15 of the VSCA) will be converted into the right to receive (x) $1.00 in cash and (y) 0.522 (the “unit exchange ratio”) Apple Hospitality common shares (collectively, the “unit merger consideration”), and each issued and outstanding Series B convertible preferred share of Apple Ten will be converted into the right to receive (a) a number of Apple Hospitality common shares equal to 12.11423 multiplied by the unit exchange ratio and (b) an amount in cash equal to 12.11423 multiplied by $1.00 (together with the unit merger consideration, the “merger consideration”).

No fractional Apple Hospitality common shares will be issued in the merger. The value of any fractional interests of any Apple Hospitality common shares will be paid in cash based on the volume weighted average price of the Apple Hospitality common shares during the ten-day trading period ending on the third trading day immediately preceding the closing date of the merger.

Each issued and outstanding Apple Ten unit (including any fractional units) that is owned by either of the Apple REITs, Acquisition Sub or any of their respective subsidiaries will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

Recommendation of the Apple Hospitality Board (Page 62 )

After careful consideration, the Apple Hospitality board has (i) determined that the Merger Agreement, the related plan of merger, the merger and the transactions contemplated thereby, including the issuance of the Apple Hospitality common shares to Apple Ten shareholders in the merger pursuant to the Merger Agreement, are advisable and in the best interests of Apple Hospitality and the Apple Hospitality shareholders and (ii) authorized, approved and adopted the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated thereby. Certain factors considered by the Apple Hospitality board in reaching its decision to authorize, approve and adopt the Merger Agreement, related plan of merger, the merger and the other transactions contemplated thereby can be found in the section entitled “The Merger—Recommendation of the Apple Hospitality Board and Its Reasons for the Merger” beginning on page 62 .

The Apple Hospitality board recommends that Apple Hospitality shareholders vote “FOR” the Share Issuance Proposal and “FOR” the Apple Hospitality Adjournment Proposal.

Recommendation of the Apple Ten Board (Page 66 )

Based on the unanimous recommendation of the independent special committee of the Apple Ten board, the Apple Ten board has (i) determined that the transactions contemplated by the Merger Agreement and related plan of merger are advisable and in the best interests of Apple Ten and the Apple Ten shareholders and (ii) authorized, approved and adopted the Merger Agreement and the plan of merger. Certain factors considered by the Apple Ten board in reaching its decision to authorize, approve and adopt the Merger Agreement and related plan of merger can be found in the section entitled “The Merger—Recommendation of the Apple Ten Board and Its Reasons for the Merger” beginning on page 66 .

The Apple Ten board recommends that Apple Ten shareholders vote “FOR” the Apple Ten Merger Proposal and “FOR” the Apple Ten Adjournment Proposal.

Summary of Risk Factors Related to the Merger (Page 30 )

You should consider carefully all of the risk factors together with all of the other information included in this joint proxy statement/prospectus before deciding how to vote. The risks related to the merger and the related transactions are described under the section “Risk Factors—Risk Factors Related to the Merger” beginning on page 30 .

The Apple Hospitality Special Meeting (Pages  44 and 47 )

Date, Time and Place. The special meeting of the Apple Hospitality shareholders will be held at the corporate headquarters of Apple Hospitality, 814 East Main Street, Richmond, Virginia 23219, on [●], 2016 at [●], Eastern time.

Purpose. At the Apple Hospitality special meeting, Apple Hospitality shareholders will be asked to approve the Share Issuance Proposal and the Apple Hospitality Adjournment Proposal.

Record Date; Voting Rights. You are entitled to vote at the Apple Hospitality special meeting if you owned Apple Hospitality common shares at the close of business on [●], 2016, the record date for the Apple Hospitality special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding Apple Hospitality common shares. Each holder of Apple Hospitality common shares on the record date is entitled to one vote per share.

Quorum. The holders of a majority of the outstanding Apple Hospitality common shares entitled to vote at the Apple Hospitality special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting.

Required Vote. The approval of the Share Issuance Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Hospitality common shares represented in person or by proxy and entitled to vote at the Apple Hospitality special meeting, assuming a quorum is present.

The approval of the Apple Hospitality Adjournment Proposal will require the affirmative vote of the holders of a majority of the Apple Hospitality common shares present in person or by proxy at the special meeting, whether or not a quorum is present.

As of the record date for the Apple Hospitality special meeting, the directors and executive officers of Apple Hospitality owned less than 7% of the outstanding Apple Hospitality common shares entitled to vote with respect to the Share Issuance Proposal. The Apple REITs have entered into a voting agreement with Glade M. Knight, whereby Mr. Knight has agreed to vote the Apple Hospitality common shares held by him, together with any additional securities of Apple Hospitality acquired by Mr. Knight after April 13, 2016, in favor of the Share Issuance Proposal and Apple Hospitality Adjournment Proposal. Mr. Knight has not acquired any additional securities of Apple Hospitality since April 13, 2016.

The Apple Ten Special Meeting (Pages  49 and 53 )

Date, Time and Place. The special meeting of the Apple Ten shareholders will be held at the corporate headquarters of Apple Ten, 814 East Main Street, Richmond, Virginia 23219, on [●], 2016 at [●], Eastern time.

Purpose. At the Apple Ten special meeting, Apple Ten shareholders will be asked to approve the Apple Ten Merger Proposal and the Apple Ten Adjournment Proposal.

Record Date; Voting Rights. You are entitled to vote at the Apple Ten special meeting if you owned Apple Ten common shares, Series A preferred shares or Series B convertible preferred shares at the close of business on [●], 2016, the record date for the Apple Ten special meeting, unless a new record date is fixed for any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding common shares, [●] issued and outstanding Series A preferred shares, and 480,000 issued and outstanding Series B convertible preferred shares of Apple Ten. Each holder of Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares on the record date is entitled to one vote per share.

Quorum. The holders of a majority of each of the outstanding Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares, in each case entitled to vote at the Apple Ten special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting for each such class of shares.

Required Vote. The approval of the Apple Ten Merger Proposal requires the affirmative vote, in each case voting as a separate voting group, of the holders of:

●	a majority of the outstanding Apple Ten common shares;

●	a majority of the outstanding Apple Ten Series A preferred shares; and

●	a majority of the outstanding Apple Ten Series B convertible preferred shares.

The approval of the Apple Ten Adjournment Proposal will require the affirmative vote of the holders of a majority of the Apple Ten common shares present in person or by proxy at the special meeting, whether or not a quorum is present. Holders of Apple Ten Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the Apple Ten Adjournment Proposal.

As of the record date for the Apple Ten special meeting, the directors and executive officers of Apple Ten owned less than 1% of the outstanding Apple Ten common shares and less than 1% of the Apple Ten Series A preferred shares, in each case entitled to vote with respect to the Apple Ten Merger Proposal. As of the record date for the Apple Ten special meeting, Glade M. Knight, the chairman and chief executive officer of Apple Ten, owned of record all outstanding Series B convertible preferred shares of Apple Ten and 90,920 of the issued and outstanding Apple Ten units. The Apple REITs have entered into a voting agreement with Mr. Knight, whereby Mr. Knight has agreed to vote the Apple Ten Series B convertible preferred shares and the Apple Ten units held by him, together with any additional securities of Apple Ten acquired by Mr. Knight after April 13, 2016, in favor of the Apple Ten Merger Proposal. The voting agreement also requires Mr. Knight to vote all of his Apple Ten common shares and any additional securities of Apple Ten acquired by Mr. Knight after April 13, 2016 in favor of the Apple Ten Adjournment Proposal. Mr. Knight has not acquired any additional securities of Apple Ten since April 13, 2016.

Further Information Relevant to the Apple REITs Special Meetings (Pages  44 and 49 )

Voting; Proxies. Votes may be cast either in person or by a properly executed proxy at each Apple REITs’ special meeting.

For the Share Issuance Proposal, abstentions, failure to return a proxy card and broker non-votes will have no effect on the outcome of the proposal provided a quorum is otherwise present.

For the Apple Ten Merger Proposal, abstentions, failure to return a proxy card and broker non-votes will have the same effect as a vote “AGAINST” the Apple Ten Merger Proposal.

For the applicable Adjournment Proposals, if you are present in person or by proxy at the Apple Hospitality special meeting or Apple Ten special meeting, as applicable, abstentions and broker non-votes will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the applicable special meeting, it will not have an effect on the proposal.

Revocation. Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the applicable special meeting in any of the following ways:

●	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern time, on [●], 2016;

●	filing with the Secretary of the applicable Apple REIT, before the taking of the vote at the applicable special meeting, a written notice of revocation bearing a later date than the proxy card;

●	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of the applicable Apple REIT before the taking of the vote at the applicable special meeting; or

●	voting in person at the applicable special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Solicitation of Proxies; Costs. Each Apple REIT is soliciting proxies on behalf of its board. Each Apple REIT will bear the costs of soliciting proxies for its special meeting. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from shareholders by directors, officers and employees of each Apple REIT in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of each Apple REIT in connection with its solicitation.

Opinions of Financial Advisors

Opinion of Apple Hospitality’s Financial Advisor (Page 69 )

In connection with the merger, on April 13, 2016, at a meeting of the Apple Hospitality board, Robert W. Baird & Co.  Incorporated (“Baird”) rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated April 13, 2016) to the Apple Hospitality board to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the merger consideration payable by Apple Hospitality was fair, from a financial point of view, to the Unaffiliated Shareholders of Apple Hospitality. The full text of Baird’s written opinion, dated April 13, 2016, delivered to the Apple Hospitality board, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Apple Hospitality shareholders are urged to read the opinion carefully in its entirety. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to the Unaffiliated Shareholders of Apple Hospitality of the merger consideration payable by Apple Hospitality and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger.

Opinion of the Apple Ten Special Committee’s Financial Advisor (Page 76 )

In connection with the merger, the Apple Ten special committee’s financial advisor, Citigroup Global Markets Inc. (“Citi”), delivered a written opinion, dated April 13, 2016, to the Apple Ten special committee as to the fairness, from a financial point of view and as of the date of the opinion, to holders of Apple Ten units, other than Apple Hospitality, Acquisition Sub and their respective affiliates, of the unit merger consideration to be received by such holders pursuant to the Merger Agreement. The full text of Citi’s written opinion, dated April 13, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Apple Ten special committee (in its capacity as such) in connection with its evaluation of the unit merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Apple Ten to effect the merger, the relative merits of the merger as compared to any alternative business strategies or opportunities that might exist for Apple Ten or the effect of any other transaction in which Apple Ten might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

Directors and Management of Apple Hospitality After the Merger (Page 89 )

Following the consummation of the merger, the combined company’s board of directors will consist of seven members, all of whom are current directors of Apple Hospitality. The existing directors of Apple Hospitality are: Glade M. Knight, Justin G. Knight, Glenn W. Bunting, Jon A. Fosheim, Bruce H. Matson, Daryl A. Nickel and L. Hugh Redd. Each of the executive officers of Apple Hospitality immediately prior to the effective time of the merger will continue as an executive officer of the combined company following the effective time of the merger. Justin Knight, Apple Hospitality’s president and chief executive officer and Apple Ten’s president, will serve as president and chief executive officer of the combined company. Glade M. Knight, Apple Hospitality’s executive chairman and Apple Ten’s chairman and chief executive officer, will serve as executive chairman of the combined company. Bryan Peery, Apple Hospitality’s and Apple Ten’s executive vice president and chief financial officer will serve as executive vice president and chief financial officer of the combined company. Kristian Gathright, Apple Hospitality’s and Apple Ten’s executive vice president and chief operating officer, will serve as executive vice president and chief operating officer of the combined company. David P. Buckley, Apple Hospitality’s and Apple Ten’s executive vice president and chief legal counsel, will serve as executive vice president and chief legal counsel of the combined company. Nelson G. Knight, the executive vice president and chief investment officer of Apple Hospitality, will serve as executive vice president and chief investment officer of the combined company.

Interests of Apple REIT Directors and Executive Officers in the Merger (Page 89 )

You should be aware that the directors and executive officers of each of Apple Hospitality and Apple Ten have interests in the merger that are different from, or in addition to, your interests as a shareholder and that may present actual or potential conflicts of interest. These interests include:

●
the conversion of the 480,000 Apple Ten Series B convertible preferred shares acquired at the formation of Apple Ten, prior to Apple Ten having any other assets, by Glade M. Knight, the chairman and chief executive officer of Apple Ten, for $0.10 a share or a total of $48,000, including the related rights of certain Apple Ten executives, family members and other employees as assignees if the merger is completed, that would be converted into the right to receive approximately $5.8 million in cash and approximately 3.0 million Apple Hospitality common shares, which will represent approximately 1.4% of the Apple Hospitality common shares after the merger;

●
exchange of the outstanding 353,749 Apple Ten options, each with an $11 per Apple Ten unit exercise price and held by current non-management directors of Apple Ten for approximately [●] Apple Hospitality options with an estimated exercise price of approximately $[●], assuming the merger occurred on [●], 2016 (see “—Treatment of Options” below for a discussion of assumptions of options by Apple Hospitality);

●
Apple Ten and Apple Hospitality being affiliated entities with Apple Ten managed by employees of Apple Hospitality, and as a result there are conflicts of interest inherent where the individuals who comprise the management teams of Apple Ten and Apple Hospitality are assisting the Apple Hospitality board in connection with the merger and providing certain assistance to Apple Ten;

●
consummation of the transactions contemplated by the termination agreement among Apple Hospitality, Apple Ten and entities owned by Glade M. Knight and related to Apple Ten. The termination agreement will not result in additional payments to any of the parties, as described under “Termination Agreement” beginning on page 123 ; and

●	continued indemnification and insurance coverage for the directors and officers of Apple Ten in accordance with the Merger Agreement.

For additional information, see “The Merger—Interests of Apple REIT Directors and Executive Officers in the Merger” beginning on page 89.

Treatment of Options (Page 97 )

Each Apple Ten option that is outstanding immediately prior to the effective time of the merger will be assumed by Apple Hospitality, subject to the same terms and conditions (including vesting) as were applicable prior to the merger, except that (i) each option will be exercisable for that number of Apple Hospitality common shares equal to the product of the number of Apple Ten common shares underlying such option multiplied by the Equity Exchange Factor as defined below, rounded down to the nearest whole number of Apple Hospitality common shares and (ii) the per share exercise price for the Apple Hospitality common shares issuable upon exercise of such option will be equal to the quotient determined by dividing the exercise price by the Equity Exchange Factor, rounded up to the nearest whole cent. The “Equity Exchange Factor” is the number (rounded to the third decimal place) equal to the quotient of (A) divided by (B), where: (A) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying the APLE Price by the unit exchange ratio; and (B) equals the APLE Price. For these purposes, the “APLE Price” equals the average of the closing price of Apple Hospitality common shares on the NYSE on the trading day immediately prior to and after the date of closing of the merger.

Voting Agreement between the Apple REITs and Glade M. Knight (Page 121 )

The Apple REITs have entered into a voting agreement with Glade M. Knight, executive chairman of Apple Hospitality and chairman and chief executive officer of Apple Ten, whereby Mr. Knight has agreed to vote the Apple Ten Series B convertible preferred shares and the Apple Ten units and the Apple Hospitality common shares held by him, together with any additional shares of Apple Hospitality and Apple Ten capital stock acquired by Mr. Knight after April 13, 2016, in favor of each of the Share Issuance Proposal and Apple Ten Merger Proposal. Mr. Knight currently owns of record all outstanding 480,000 Series B convertible preferred shares of Apple Ten, which are sufficient to approve, only on behalf of the Apple Ten Series B convertible preferred shareholders, the Apple Ten Merger Proposal. Pursuant to the terms of the voting agreement, Mr. Knight has agreed to vote all of his Apple Hospitality common shares and Apple Ten common shares and any additional Apple Hospitality common shares and Apple Ten common shares acquired by Mr. Knight after April 13, 2016 in favor of each of the Adjournment Proposals. Mr. Knight has not acquired any Apple Hospitality common shares or Apple Ten common shares since April 13, 2016.

Under the terms of the voting agreement, Mr. Knight has agreed that he will waive, and prevent the execution of, any appraisal and dissenters’ rights relating to the merger that he may have directly or indirectly, and that he will not sell or transfer any Apple REIT securities beneficially owned by him or grant any proxies or deposit such securities into a voting trust or enter into a voting agreement with respect to such securities or take any action that is intended to have the effect of preventing Mr. Knight from complying with the voting agreement.

Conditions to Complete the Merger (Page 114 )

A number of conditions must be satisfied or, to the extent permitted by law, waived before either Apple Hospitality or Apple Ten is obligated to complete the merger. These include, among others:

●	the shareholder approval of Apple Hospitality of the Share Issuance Proposal and the shareholder approval of Apple Ten of the Apple Ten Merger Proposal;

●	no court having issued any temporary restraining order, preliminary or permanent injunction or other order, and no other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement being in effect;

●	all material actions by or in respect of or filings with any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the Merger Agreement, and any waiting period under applicable laws having expired or being terminated;

●	the termination agreement, as described below under “Termination Agreement” beginning on page 123 , remaining in effect and having not been amended or modified and none of the Apple Hospitality’s or Apple Ten’s rights thereunder having been waived, except in each case to the extent each of Apple Ten (acting at the direction of the Apple Ten special committee) and Apple Hospitality has approved in writing prior to such amendment, modification or waiver;

●	the registration statement on Form S-4 to be filed with the SEC by Apple Hospitality, of which this joint proxy statement/prospectus constitutes a part, with respect to the Apple Hospitality common shares issuable in the merger, being declared effective by the SEC, and no stop-order or proceeding suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

●	the approval for listing on the NYSE of the Apple Hospitality common shares to be issued in the merger, subject to official notice of issuance;

●	the delivery of opinions from each of Apple Hospitality’s and Apple Ten’s respective tax counsels to their respective clients that the merger will qualify as a reorganization under Section 368(a) of the Code;

●	the absence of any material adverse effect being experienced by the other party;

●	the accuracy of the representations and warranties made by the other party in the Merger Agreement and performance by the other party of its obligations under the Merger Agreement (subject in each case to certain materiality standards);

●	the receipt by each party of an opinion of the other party’s legal counsel regarding the other party’s qualification as a REIT under the Code;

●	the representations and warranties made by the other party must be true and correct in all material respects as of the closing date of the merger in the manner described under “The Merger Agreement—Conditions to Complete the Merger”;

●	Apple Ten having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger;

●	all required consents and waivers from third parties having been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a material adverse effect on Apple Ten or Apple Hospitality, as applicable; and

●	that holders of no more than 5% of the Apple Ten common shares outstanding immediately prior to the effective time of the merger have exercised dissenters’ rights.

Regulatory Approvals Required for the Merger (Page 92 )

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that the Apple REITs expect to obtain in the ordinary course.

Listing of Apple Hospitality Common Shares; Deregistration of Apple Ten Units (Page 95 )

It is a condition to the completion of the merger that the Apple Hospitality common shares issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance. If the merger is completed, Apple Ten units will be deregistered under the Exchange Act, and Apple Ten will no longer file periodic reports with the SEC.

Accounting Treatment of the Merger (Page 21 )

Apple Hospitality will account for the merger under the acquisition method of accounting for business combinations under United States generally accepted accounting principles with Apple Hospitality being deemed to have acquired Apple Ten. This means that Apple Hospitality will record the assets and liabilities of Apple Ten as of the completion of the merger, at their fair values including an amount for goodwill, if applicable, representing the difference between the purchase price and fair value of the identifiable assets and liabilities. Financial statements of Apple Hospitality issued after the merger will reflect only the operations of Apple Ten’s businesses after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Apple Ten prior to the merger.

Comparison of Shareholders’ Rights (Page 135 )

Apple Hospitality and Apple Ten are each Virginia corporations and, accordingly, are governed by the VSCA and by their respective articles of incorporation and bylaws. For a summary of certain material differences between the current rights of the shareholders of Apple Ten and the shareholders of Apple Hospitality, see “Comparison of Rights of Apple Ten and Apple Hospitality Shareholders” beginning on page 135 .

Dissenters’ Rights of Appraisal (Page 92 )

The provisions of Virginia law governing appraisal rights are complex and you should study them carefully. A shareholder may take actions that prevent that shareholder from successfully asserting appraisal rights, and multiple steps must be taken to properly exercise and perfect appraisal rights. A copy of Article 15 of the VSCA is attached to this joint proxy statement/prospectus as Annex F and is incorporated herein by reference.

Under Virginia law, Apple Ten shareholders are entitled to exercise appraisal rights in connection with the merger, which means that Apple Ten shareholders have the right to dissent from the merger and, instead of receiving the merger consideration, obtain payment in cash of the fair value of their shares as determined pursuant to applicable Virginia law. The fair value of the Apple Ten shares under Virginia law governing appraisal rights could be more than, the same as or less than the merger consideration that would be paid pursuant to the Merger Agreement.

“Go Shop” Period, No Solicitation and Apple Ten Change in Recommendation (Page 108 )

Pursuant to the terms of the Merger Agreement, until 11:59 p.m. (New York City time) on May 28, 2016, Apple Ten has a “go shop” right that allows Apple Ten and its subsidiaries to directly or indirectly, initiate, solicit, encourage or facilitate any inquiries or making of an acquisition proposal from third parties and participate in discussions or negotiations with any person relating to, or in furtherance of, such inquiries, proposals, offers or other actions or to obtain an acquisition proposal.

Pursuant to the Merger Agreement, following the go shop period end time (as defined in “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation”), except with respect to Go Shop Bidders (as defined in “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation”),Apple Ten has agreed, among other things, that it will not and will cause its subsidiaries not to, and will not authorize or permit any of its representatives to, initiate, solicit, knowingly encourage or facilitate any acquisition proposal or enter into, continue or participate in any discussions or negotiations with any person, or furnish to any person any non-public information in furtherance of such inquiries or to obtain an acquisition proposal. However, prior to receipt of the Apple Ten shareholder approval (as defined in “The Merger Agreement—Shareholder Votes”), with respect to certain written, bona fide acquisition proposals received by Apple Ten or any of its subsidiaries or any of their respective representatives as described in “The Merger Agreement— Apple Ten Acquisition Proposals; Change in Recommendation,” Apple Ten may provide access to nonpublic information with respect to Apple Ten and its subsidiaries (subject to certain limitations), participate in negotiations regarding such acquisition proposal and disclose to Apple Ten’s shareholders any information required to be disclosed under applicable law. Under the Merger Agreement, Apple Ten is required to notify Apple Hospitality promptly (and in no event later than 48 hours) after receipt of any acquisition proposal or any request for information relating to Apple Ten in connection with an acquisition proposal or potential acquisition proposal or any inquiry or request for discussions or negotiations regarding any acquisition proposal after the “go shop” period.

Prior to receipt of the Apple Ten shareholder approval, the Apple Ten board may, under certain specified circumstances as described in “The Merger Agreement— Apple Ten Acquisition Proposals; Change in Recommendation,” withdraw, modify or amend its recommendation to the Apple Ten shareholders with respect to the merger, the plan of merger and the other transactions contemplated by the Merger Agreement if it determines in good faith after consultation with its legal advisors (and based on the recommendation of the Apple Ten special committee) that failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to Apple Ten’s shareholders under applicable law. Prior to making a change in its recommendation, Apple Ten must offer Apple Hospitality the opportunity to modify the terms of the Merger Agreement in response to the applicable circumstances leading to the Apple Ten board’s intention to make a change in recommendation.

Apple Hospitality Change in Recommendation (Page 112 )

Pursuant to the Merger Agreement, prior to receipt of the Apple Hospitality shareholder approval (as defined in “The Merger Agreement—Shareholder Votes”), the Apple Hospitality board may, under certain specified circumstances as described in “The Merger Agreement—Apple Hospitality Change in Recommendation,” withdraw, modify or amend its recommendation to the Apple Hospitality shareholders with respect to the issuance of the Apple Hospitality common shares to be issued in the merger if it determines in good faith after consultation with its legal and financial advisors that failure to do so would be inconsistent with its fiduciary duties to Apple Hospitality’s shareholders under applicable law. Prior to making a change in its recommendation, Apple Hospitality must offer Apple Ten the opportunity to modify the terms of the Merger Agreement in response to the applicable circumstances leading to the Apple Hospitality’s board intention to make a change in recommendation.

Termination of the Merger Agreement (Page 116 )

The Merger Agreement may be terminated and the merger and the other transactions contemplated by the Merger Agreement may be abandoned at any time before the effective time of the merger by the mutual written consent of Apple Ten (with the prior approval of the Apple Ten special committee) and Apple Hospitality (with the prior approval of the Apple Hospitality board) or under certain other specified circumstances.

For more information regarding termination of the Merger Agreement, see “The Merger Agreement—Termination of the Merger Agreement—Termination by either Apple Ten or Apple Hospitality” beginning on page 116 , “The Merger Agreement— Termination of the Merger Agreement—Termination by Apple Ten” beginning on page  117 and “The Merger Agreement— Termination of the Merger Agreement—Termination by Apple Hospitality” beginning on page 117.

Termination Fees and Expenses (Page 118 )

Generally, all out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the cost or expense. However, if the Merger Agreement is terminated under certain specified circumstances, Apple Ten may be obligated to pay Apple Hospitality a termination fee of $5.0 million and reimburse Apple Hospitality’s expenses up to $3.0 million. If the Merger Agreement is terminated under certain other specified circumstances, either Apple Ten or Apple Hospitality may be obligated to pay the other a termination fee of $25.0 million.

For more information regarding the termination fee and expense reimbursement, see “The Merger Agreement—Termination Fees and Expenses—Termination Fee and Expenses Payable by Apple Ten” beginning on page  118 and “The Merger Agreement—Termination Fees and Expenses—Termination Fee Payable by Apple Hospitality” beginning on page 119 .

Demand Letter Regarding the Merger (Page 120)

In June 2016, the Apple Ten board received a demand letter from a law firm representing one purported shareholder alleging that the Apple Ten board breached its fiduciary duties in connection with its approval of the merger.  The demand letter asks the Apple Ten board to take certain actions to remedy the alleged breaches of fiduciary duties.

Material U.S. Federal Income Tax Consequences (Page 124 )

It is a condition to the consummation of the merger that McGuireWoods LLP renders a tax opinion to Apple Ten, and Hogan Lovells US LLP renders a tax opinion to Apple Hospitality, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

As a result of the merger, U.S. holders (as defined in the section entitled “Material U.S. Federal Income Tax Consequences” beginning on page 124 ) of Apple Ten shares will recognize gain, but will not recognize any loss, for U.S. federal income tax purposes, equal to the smaller of (i) the amount of cash received (other than cash received in lieu of a fractional Apple Hospitality common share) and (ii) the excess, if any, of (x) the sum of the amount of cash received (including cash received in lieu of a fractional Apple Hospitality common share) and the fair market value of the Apple Hospitality common shares received in the merger (determined at the effective time of the merger) over (y) the U.S. holder’s tax basis in the Apple Ten shares deemed surrendered in the merger. In addition, the U.S. holder will recognize gain or loss attributable to cash received in lieu of a fractional Apple Hospitality common share. Any gain recognized generally will be long-term capital gain, provided certain holding period and other requirements are met. However, there are certain scenarios where such gain could be taxed as dividend income rather than capital gain. See “Material U.S. Federal Income Tax Consequences—Potential Treatment of Cash as a Dividend.”

Holders of Apple Hospitality common shares will not recognize any gain or loss as a result of the merger as a result of their ownership of Apple Hospitality common shares.

You should read “Material U.S. Federal Income Tax Consequences” beginning on page  124 for a more detailed discussion of the U.S. federal income tax consequences of the merger. You should also consult your tax advisor for a complete analysis of the effect of the merger on your federal, state and local and/or foreign taxes.

Termination Agreement (Page 123 )

Pursuant to the terms of the termination agreement entered into among Apple Hospitality and Apple Ten, and Apple Ten Advisors and Apple Realty Group, each of which is wholly owned by Glade M. Knight, effective immediately after the effective time of the merger, the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement with respect to Apple Ten, Apple Ten Advisors and Apple Realty Group will be terminated. As a result, Apple Ten will no longer pay the various fees currently paid under these agreements and Apple Ten Advisors will no longer subcontract its advisory services to Apple Hospitality.

Description of Apple Hospitality Common Shares (Page 130 )

The following contains a summary of certain material provisions of Apple Hospitality’s articles of incorporation and bylaws relating to the Apple Hospitality common shares.

Subject to the provisions of Apple Hospitality’s articles of incorporation regarding the restrictions on transfer and ownership of capital shares, each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. The holders of Apple Hospitality common shares have exclusive voting power with respect to the election of directors and for all other purposes, except as otherwise required by law or as provided in its articles of incorporation with respect to any series of preferred shares then outstanding.

Subject to the preferential rights of any other class or series of shares and to the provisions of Apple Hospitality’s articles of incorporation and bylaws regarding the restrictions on transfer and ownership of capital shares, holders of Apple Hospitality common shares are entitled to receive dividends on such common shares if, as and when authorized by the board out of assets legally available therefor. Subject to the rights of holders of shares ranking senior to the holders of Apple Hospitality common shares as to dividends and distributions, holders of Apple Hospitality common shares also are entitled to receive, if and when declared by the board, dividends and distribution of Apple Hospitality’s net assets legally available for distribution to shareholders in the event of its liquidation, dissolution or winding up of the affairs of Apple Hospitality.

After the merger, Apple Hospitality plans to continue to pay a consistent distribution on a monthly basis, with distributions from anticipated cash generated from operations and debt. Apple Hospitality intends to continue to maintain its current annual distribution rate of $1.20 per common share. Based on this distribution rate and the Apple Hospitality common shares expected to be outstanding after the merger, the total anticipated annual distributions would be approximately $268 million. The estimated rate is based on the historic cash from operations of the Apple REITs outlined below and the combined company's projected hotel net operating income forecasts. As it has done historically, Apple Hospitality may use financing to maintain the consistency of the monthly distribution rate, taking into consideration any acquisitions, dispositions, capital improvements and economic cycles. Any distribution will be subject to approval of the Apple Hospitality board and there can be no assurance of the duration of distributions at the anticipated initial annual distribution rate after the merger.

The following is a summary of each of the Apple REIT's historical cash flow from operating activities and distributions paid (see pages 25 and 26 for further detail of each of the Apple REITs' historical financial results):

	Three Months Ended March 31, 2016		Year Ended December 31, 2015
(in thousands except per share data)	Apple Hospitality	Apple Ten	Apple Hospitality	Apple Ten

Cash flow from operating activities	$50,804	$14,793	$281,052	$83,853
Total distributions paid	$52,360	$18,232	$229,127	$74,259
Total distributions paid per common share	$0.300	$0.206	$1.267	$0.825

The Apple REITs believe that cash is fungible and the source of distributions is not determinable. However, included above is a summary of each of the Apple REITs’ cash flow from operating activities for the noted periods. For further information, see the Apple REITs’ related statement of cash flows included in Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended March 31, 2016 incorporated herein by reference, and Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Form 10-Q for the quarter ended March 31, 2016 included in Annexes G and H, respectively.

If Apple Hospitality liquidates its assets or dissolves entirely post-merger, subject to the provisions of Apple Hospitality’s articles of incorporation and bylaws regarding the restrictions on transfer and ownership of capital shares, common shares will have equal dividend, liquidation and other rights.

Selected Historical Financial Information of Apple Ten

The following selected historical financial information for each of the years during the five-year period ended December 31, 2015 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2015 have been derived from Apple Ten’s audited consolidated financial statements. The selected historical financial information for the three months ended March 31, 2016 and 2015 and the selected balance sheet data as of March 31, 2016 and 2015 have been derived from Apple Ten’s unaudited interim consolidated financial statements.

You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management’s discussion and analysis of financial condition and results of operations of Apple Ten included in Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, copies of which are attached to this joint proxy statement/prospectus as Annexes G and H, respectively, and which are incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 150 .

	Three Months Ended March 31,		Year Ended December 31,
(in thousands except per share and statistical data)	2016	2015	2015	2014	2013	2012	2011
Revenues:
Room	$60,448	$55,737	$241,712	$202,036	$144,123	$106,759	$37,911
Other	5,032	4,660	20,383	17,518	14,793	10,907	4,180
Total revenue	65,480	60,397	262,095	219,554	158,916	117,666	42,091
Expenses and other income:
Hotel operating expense	36,516	33,836	143,844	124,361	90,364	65,948	23,737
Property taxes, insurance and other expense	4,337	3,945	15,370	12,773	10,523	7,914	2,393
Ground lease expense	311	85	895	372	256	153	27
General and administrative expense	1,846	1,489	6,980	6,403	5,057	4,408	3,062
Transaction costs	282	1,580	2,763	2,018	6,960	1,582	11,265
Depreciation expense	9,329	8,389	35,419	29,030	21,272	15,795	6,009
Interest and other expense, net (a)	2,756	1,684	9,063	(3,686)	(2,317)	4,482	607
Income tax (benefit) expense	56	59	(27)	2,288	463	305	125
Total expenses and other income	55,433	51,067	214,307	173,559	132,578	100,587	47,225
Net income (loss)	$10,047	$9,330	$47,788	$45,995	$26,338	$17,079	$(5,134)
Per Share:
Net income (loss) per common share	$0.11	$0.10	$0.53	$0.53	$0.37	$0.31	$(0.18)
Distributions declared and paid per common share	$0.206	$0.206	$0.825	$0.825	$0.825	$0.825	$0.756
Weighted-average common shares outstanding
- basic and diluted	88,324	90,702	89,935	86,242	72,047	54,888	29,333
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$—	$—	$46,341	$—	$146,530	$7,079
Investment in real estate, net	$930,649	$908,844	$938,417	$839,032	$764,579	$506,689	$452,205
Energy investment	$—	$—	$—	$—	$100,340	$—	$—
Total assets (b)	$965,400	$937,355	$968,385	$908,106	$888,721	$667,003	$470,359
Notes payable (b)	$240,543	$163,807	$227,287	$118,778	$195,307	$80,404	$68,773
Shareholders’ equity	$713,556	$763,391	$727,746	$777,166	$682,772	$579,525	$395,915
Net book value per share	$8.09	$8.42	$8.20	$8.54	$8.66	$8.92	$9.10
Other Data:
Cash Flow From (Used In):
Operating activities	$14,793	$11,006	$83,853	$75,010	$47,462	$33,133	$821
Investing activities	$(3,926)	$(79,325)	$(124,703)	$(497)	$(342,057)	$(58,606)	$(393,640)
Financing activities	$(10,867)	$21,978	$(5,491)	$(28,172)	$148,065	$164,924	$399,774
Number of hotels owned at end of period	55	53	55	51	47	31	26

(a)	Interest and other expense, net for the years ended December 31, 2014 and 2013 includes investment income of approximately $11.8 million and $7.8 million, respectively, related to income earned on Apple Ten’s investment as a preferred member in Cripple Creek Energy, which was acquired in June and July 2013 for a purchase price of $100 million and was fully redeemed in November 2014.
(b)	Apple Ten adopted Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, effective December 31, 2015, on a retrospective basis, which is reflected in these amounts for all periods presented. The adoption of the standard resulted in the reclassification of unamortized debt issuance costs related to Apple Ten’s mortgage debt from total assets to notes payable for all periods prior to adoption.

Selected Historical and Pro Forma Financial Information of Apple Hospitality

The following selected historical financial information for each of the years during the five-year period ended December 31, 2015 and the selected balance sheet data as of December 31 for each of the years in the five-year period ended December 31, 2015 have been derived from Apple Hospitality’s audited consolidated financial statements. The selected historical financial information for the three months ended March 31, 2016 and 2015 and the selected balance sheet data as of March 31, 2016 and 2015 have been derived from Apple Hospitality’s unaudited interim consolidated financial statements.

You should read the selected historical financial information presented below together with the consolidated financial statements and the related notes thereto and management’s discussion and analysis of financial condition and results of operations of Apple Hospitality included in Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 which are incorporated herein by reference. See also “Where You Can Find More Information and Incorporation by Reference” on page 150 .

The unaudited pro forma condensed consolidated financial information is presented as if the merger and associated transactions occurred on January 1, 2015 for operating data and March 31, 2016 for balance sheet data. The unaudited pro forma financial data below was prepared for informational purposes only and is based on assumptions and estimates considered appropriate by Apple Hospitality’s management; however, it is not necessarily indicative of what Apple Hospitality’s financial condition and results of operations actually would have been if the merger and associated transactions had been consummated as of the dates indicated, nor does it purport to represent the consolidated financial position or results of operations for future periods. See “Index to Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page  F-1 for more detailed information.

								Pro forma (e )
	Three Months Ended March 31,		Year Ended December 31,					Three Months Ended March 31,	Year Ended December 31,
(in thousands except per share and statistical data)	2016	2015	2015	2014	2013	2012	2011	2016	2015
Revenues:
Room	$206,150	$192,013	$821,733	$735,882	$353,338	$331,610	$291,858	$266,598	$1,063,445
Other	18,337	18,339	76,581	68,014	34,653	33,976	28,642	23,369	96,964
Total revenue	224,487	210,352	898,314	803,896	387,991	365,586	320,500	289,967	1,160,409
Expenses and other income:
Hotel operating expense	127,212	122,513	507,081	455,895	220,214	206,568	184,641	163,728	650,925
Property taxes, insurance and other expense	12,452	11,561	46,023	40,046	20,556	19,616	18,040	16,789	61,393
Ground lease expense	2,466	2,501	9,996	8,341	302	368	347	2,777	10,891
General and administrative expense	4,828	5,547	19,552	20,914	6,169	8,590	8,189	6,674	26,532
Transaction costs	293	1,224	7,181	5,142	3,179	1,101	5,275	175	9,944
Series B convertible preferred share expense	—	—	—	117,133	—	—	—	—	—
Loss on impairment of depreciable real estate assets	—	—	45,000	10,988	—	—	—	—	45,000
Depreciation expense	33,484	30,719	127,449	113,112	54,827	52,748	48,415	42,325	162,811
Interest and other expense, net	8,803	7,737	33,132	23,523	8,446	6,745	4,371	11,972	43,085
Investment income from note receivable	—	—	—	—	(9,040)	—	—	—	—
Gain on sale of real estate	—	(15,629)	(15,286)	—	—	—	—	—	(15,286)
Income tax expense	263	312	898	1,969	1,422	1,166	1,068	319	871
Total expenses and other income	189,801	166,485	781,026	797,063	306,075	296,902	270,346	244,759	996,166
Income from continuing operations	34,686	43,867	117,288	6,833	81,916	68,684	50,154	45,208	164,243
Income from discontinued operations, net of tax	—	—	—	—	33,306	6,792	19,834	—	—
Net income	$34,686	$43,867	$117,288	$6,833	$115,222	$75,476	$69,988	$45,208	$164,243
Per Share (a):
Income from continuing operations per common share	$0.20	$0.24	$0.65	$0.04	$0.90	$0.75	$0.55	$0.20	$0.72
Income from discontinued operations per common share	—	—	—	—	0.36	0.08	0.22	$—	$—
Net income per common share	$0.20	$0.24	$0.65	$0.04	$1.26	$0.83	$0.77	$0.20	$0.72
Distributions declared per common share (a)(b)(c)	$0.30	$0.34	$1.37	$1.39	$1.66	$3.20	$1.76	n/a	n/a
Weighted-average common shares outstanding
- basic and diluted (a)	174,666	186,446	180,261	171,489	91,308	91,111	91,198	223,743	229,338
Balance Sheet Data (at end of period):
Cash and cash equivalents	$—	$46,905	$—	$—	$18,102	$9,027	$30,733	$—	n/a
Investment in real estate, net	$3,627,296	$3,482,039	$3,641,767	$3,492,821	$1,443,498	$1,463,894	$1,480,722	$4,878,319	n/a
Assets held for sale	$—	$—	$—	$195,588	$—	$—	$158,552	$—	n/a
Total assets (d)	$3,723,074	$3,631,325	$3,722,775	$3,776,805	$1,489,926	$1,524,774	$1,699,767	$5,008,576	n/a
Notes payable (d)	$1,021,042	$603,968	$998,103	$706,626	$161,196	$165,540	$122,924	$1,363,543	n/a
Shareholders’ equity	$2,628,606	$2,983,973	$2,647,058	$3,014,624	$1,311,811	$1,346,133	$1,563,590	$3,560,706	n/a
Net book value per share (a)	$15.05	$16.02	$15.18	$16.13	$14.35	$14.74	$17.10	$15.91	n/a
Other Data:
Cash Flow From (Used In):
Operating activities	$50,804	$36,258	$281,052	$252,187	$137,446	$122,966	$116,044	n/a	n/a
Investing activities	$(20,884)	$186,883	$(82,285)	$(58,404)	$25,446	$105,951	$(166,085)	n/a	n/a
Financing activities	$(29,920)	$(176,236)	$(198,767)	$(211,885)	$(153,817)	$(250,623)	$(143,334)	n/a	n/a
Number of hotels owned at end of period (including assets held for sale)	179	173	179	191	89	89	88	234	234

(a)	On May 18, 2015, Apple Hospitality completed a 50% reverse share split. As a result of the reverse share split, every two Apple Hospitality common shares were converted into one Apple Hospitality common share. All common shares and per share amounts for all periods presented have been adjusted to reflect the reverse share split.
(b)	2015 distributions include a distribution of $0.10 per Apple Hospitality common share that was declared in December 2015 and paid in January 2016. For all other periods presented, distributions declared equaled distributions paid.
(c)	2012 distributions include a special distribution of $1.50 per Apple Hospitality common share paid in May 2012.
(d)	Apple Hospitality adopted Accounting Standards Update No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, effective December 31, 2015, on a retrospective basis, which is reflected in these amounts for all periods presented. The adoption of the standard resulted in the reclassification of unamortized debt issuance costs related to Apple Hospitality’s term loans and mortgage debt from total assets to notes payable for all periods prior to adoption.

(e)	The unaudited pro forma information has been derived from the historical information of Apple Hospitality and Apple Ten. The pro forma information is not necessarily indicative of what Apple Hospitality’s financial condition and results of operations actually would have been if the merger had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods. No adjustments have been made to the unaudited pro forma information for events that occurred subsequent to March 31, 2016, including (i) the redemption of approximately 0.6 million Apple Ten units in the amount of $6.8 million in April 2016 under Apple Ten’s Unit Redemption Program and (ii) Apple Ten’s purchase of a newly constructed 153-room Homewood Suites hotel in Cape Canaveral, Florida on April 29, 2016 for a purchase price of approximately $25.2 million. See “Index to Unaudited Pro Forma Condensed Consolidated Financial Statements” for further detail on the pro forma financial information.

Unaudited Comparative Per Share Information

The following table sets forth for the year ended December 31, 2015 and the three months ended March 31, 2016, selected per share information for Apple Hospitality common shares on a historical and pro forma combined basis and for Apple Ten shares on a historical and pro forma equivalent basis. Except for the historical information as of and for the year ended December 31, 2015, the information in the table is unaudited. You should read the table below together with the historical consolidated financial statements and related notes thereto of Apple Hospitality and Apple Ten contained in their respective Annual Reports on Form 10-K for the year ended December 31, 2015 and respective Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016. Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report for the quarter ended March 31, 2016 are incorporated herein by reference into this joint proxy statement/prospectus. Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 are included in Annexes G and H, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference. See “Where You Can Find More Information and Incorporation by Reference” beginning on page  150 .

The Apple Ten pro forma equivalent per common share amounts were calculated by multiplying the Apple Hospitality pro forma amounts by the unit exchange ratio of 0.522 plus $1.00.

	Apple Hospitality				Apple Ten
	Historical	Pro Forma Combined			Historical	Pro Forma Equivalent(1)
For the Year Ended December 31, 2015
Net Income per common share, basic and diluted	$0.65		$0.72		$0.53		$0.41
Cash dividends declared per common share	$1.367	$	N/A	(2)	$0.825	$	N/A	(2)

	Apple Hospitality		Apple Ten
	Historical	Pro Forma Combined	Historical	Pro Forma Equivalent(1)
As of March 31, 2016
Net book value per common share	$15.05	$15.91	$8.09	$9.14

	Apple Hospitality				Apple Ten
	Historical	Pro Forma Combined			Historical	Pro Forma Equivalent(1)
For the Quarter Ended March 31, 2016
Net Income per common share, basic and diluted	$0.20		$0.20		$0.11		$0.11
Cash dividends declared per common share	$0.30	$	N/A	(2)	$0.206	$	N/A	(2)

(1)
Represents Apple Ten per common share results based on equivalent Apple Ten common shares to be issued under the Merger Agreement as of May 6, 2016 and based on Apple Hospitality’s closing price on May 6, 2016.

(2)
Pro forma dividends per common share is not presented as the dividend policy for the combined company will be determined by Apple Hospitality’s board following the completion of the merger. It is anticipated that the initial per share dividend will be $1.20 annually paid on a monthly basis.

 For additional information regarding comparative per share information, see “Comparative Share Prices and Dividends” beginning on page 129.

RISK FACTORS

In addition to other information included elsewhere in this joint proxy statement/prospectus and in the annexes to this joint proxy statement/prospectus, including the matters addressed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 , you should carefully consider the following risk factors in deciding whether to vote for the Share Issuance Proposal and the Apple Ten Merger Proposal. In addition, you should read and consider the risks associated with the businesses of each of the Apple REITs. These risks can be found in the Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 of Apple Hospitality, which reports are incorporated by reference into this joint proxy statement/prospectus, and Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 of Apple Ten, which reports are attached hereto as Annexes G and H, respectively, and incorporated by reference. You should also read and consider the other information in this joint proxy statement/prospectus and the other documents incorporated by reference into this joint proxy statement/prospectus. Please also see “Where You Can Find More Information and Incorporation by Reference” on page 150 .

Risks Related to the Merger

Because the merger consideration for Apple Ten shareholders is fixed and will not be adjusted for changes in share value, the value of the Apple Hospitality common shares issued by Apple Hospitality and received by the holders of Apple Ten shares may be higher or lower at the closing of the merger than when the Merger Agreement was executed.

Under the Merger Agreement, when the merger is completed, each issued and outstanding Apple Ten unit will be converted into the right to receive (i) 0.522 Apple Hospitality common shares and (ii) $1.00 in cash and each issued and outstanding Apple Ten Series B convertible preferred share will be converted into the right to receive (x) a number of Apple Hospitality common shares equal to 12.11423 multiplied by the unit exchange ratio and (y) an amount in cash equal to 12.11423 multiplied by $1.00. The merger consideration is fixed and will not be adjusted for changes in the values of Apple Ten units, Apple Ten Series B convertible preferred shares or Apple Hospitality common shares prior to the merger. There can be no assurance that, individually or in the aggregate, material changes have not occurred, or will not occur, in the values of Apple Ten units and Apple Ten Series B convertible preferred shares surrendered in the merger and the values of Apple Hospitality common shares issued as merger consideration during the period between the execution of the Merger Agreement and the closing of the merger.

The market value of the Apple Hospitality common shares that Apple Ten shareholders will receive in the merger will fluctuate depending on the trading price of the Apple Hospitality common shares prior to the closing of the merger. Share price changes may result from a variety of factors (many of which are beyond the control of Apple Hospitality and Apple Ten), including the following factors:

●	market reaction to the announcement of the merger;

●	changes in the respective businesses, operations, assets, liabilities and prospects of Apple Hospitality or Apple Ten;

●	changes in market assessments of the business, operations, financial position and prospects of Apple Hospitality or Apple Ten;

●	market assessments of the likelihood that the merger will be completed;

●	interest rates, general market and economic conditions and other factors generally affecting the market prices of Apple Hospitality common shares and Apple Ten shares;

●	the actual or perceived impact of U.S. monetary policy;

●	changes in or perceptions of the lodging industry;

●	federal, state and local legislation, governmental regulation and legal developments in the businesses in which Apple Hospitality and Apple Ten operate; and

●	other factors beyond the control of either Apple Hospitality or Apple Ten, including those described or referred to elsewhere in this “Risk Factors” section.

Apple Ten does not have the right to terminate the Merger Agreement based on a decline in the market price of Apple Hospitality common shares.

The voting power of Apple Hospitality shareholders and Apple Ten shareholders will be diluted by the merger.

The merger will dilute the ownership position of the current holders of Apple Hospitality common shares and result in holders of Apple Ten shares having an ownership stake in Apple Hospitality that is smaller than their current stake in Apple Ten. Following the issuance of Apple Hospitality common shares to Apple Ten shareholders pursuant to the Merger Agreement, and assuming no exercise of applicable dissenters’ rights, current Apple Hospitality shareholders and former holders of Apple Ten shares are expected to hold approximately 78% and 22%, respectively, of the outstanding Apple Hospitality common shares immediately after the merger. Consequently, holders of Apple Hospitality common shares and holders of Apple Ten shares, as a general matter, will have less influence over the management and policies of Apple Hospitality after the merger than each currently exercise over the management and policies of Apple Hospitality and Apple Ten, as applicable.

As a result of the merger, the Apple Ten Series B convertible preferred shares will convert into Apple Hospitality common shares, and will therefore acquire voting and distribution rights.

Currently, there are no dividends payable on the Apple Ten Series B convertible preferred shares and the Apple Ten Series B convertible preferred shares have no voting rights except as provided by Virginia law. Following the merger, the Apple Ten Series B convertible preferred shares will convert into Apple Hospitality common shares and the holders of such shares will acquire voting and distribution rights. Immediately after the merger and assuming no exercise of dissenters’ rights, current holders of Apple Hospitality common shares and former holders of Apple Ten units are expected to hold approximately 78.2% and 20.4%, respectively, of the outstanding Apple Hospitality common shares and former holders of Apple Ten Series B convertible preferred shares are expected to hold approximately 1.4% of the outstanding Apple Hospitality common shares.

The Merger Agreement prohibits Apple Ten from soliciting proposals relating to alternative business combination transactions after the “go-shop” period, and places conditions on its ability to negotiate and accept a superior proposal, which may adversely affect Apple Ten’s shareholders.

In the Merger Agreement, Apple Ten agreed on behalf of itself and its subsidiaries and their representatives, beginning as of 11:59 p.m. (New York City time) on May 28, 2016, to restrictions relating to, among other things, the initiation, solicitation, knowing encouragement or facilitation of any inquiries, offers, or other actions that constitute or may reasonably be expected to lead to an acquisition proposal (as defined in “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation”). After that date, under certain circumstances, Apple Ten may engage in the restricted activities with respect to an acquisition proposal (or an amendment to such proposal) if it had received the proposal prior to such date from a go-shop bidder (as defined in “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation”). Additionally, under certain circumstances, if Apple Ten receives a bona fide written acquisition proposal from any person that did not result from a breach of its obligations described herein under “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation” and if the Apple Ten special committee determines in good faith after consultation with its legal and financial advisors that such acquisition proposal is or is reasonably expected to lead to a superior proposal, Apple Ten and its subsidiaries may, upon making certain determinations relating to its fiduciary duties, take certain actions, including furnishing non-public information with respect to Apple Ten and its subsidiaries (subject to compliance with certain matters) and disclosing to Apple Ten’s shareholders any information required to be disclosed under applicable law. Under the Merger Agreement, the Apple Ten board may also, upon making certain determinations relating to its fiduciary duties and based upon the recommendation of the Apple Ten special committee, make an Apple Ten change in recommendation (as defined in “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation”), terminate the Merger Agreement and enter into an agreement relating to a superior proposal. The limitations, requirements and conditions mentioned above are further described herein under the heading “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation.”

The limitations, requirements and conditions described above may make it more unlikely that after May 28, 2016 a proposal relating to an alternative business combination transaction would emerge for Apple Ten and may make it more difficult and expensive for Apple Ten to accept a proposal relating to an alternative business combination transaction that the Apple Ten special committee determines to be superior to the merger.

Some of the directors and executive officers of the respective Apple REITs have interests in seeing the merger completed that are different from, or in addition to, those of the other shareholders of the respective Apple REITs.

Some of the directors and executive officers and other employees of the Apple REITs have arrangements that provide them with interests in the merger that are different from, or in addition to, those of the shareholders of the applicable Apple REITs. These interests include, among other things, 353,749 Apple Ten options that will be exchanged in the merger for a total of [●] Apple Hospitality options, indemnification and insurance arrangements and interests in the Apple Ten Series B convertible preferred shares that will be converted into the right to receive approximately $5.8 million in cash and a total of approximately 3.0 million Apple Hospitality common shares in connection with the merger. These interests, among other things, may influence the directors and executive officers of the respective Apple REITs to support or approve the merger. See “The Merger—Interests of Apple REIT Directors and Officers in the Merger” beginning on page 89.

In addition, the Apple REITs have entered into a voting agreement with Glade M. Knight, executive chairman of Apple Hospitality and chairman and chief executive officer of Apple Ten, in his capacity as a shareholder of the respective Apple REITs. The voting agreement requires Mr. Knight to vote all of his Apple Hospitality common shares in favor of the Share Issuance Proposal and all of his Apple Ten shares in favor of the Apple Ten Merger Proposal and to vote against certain actions. See “Voting Agreement between the Apple REITs and Glade M. Knight” beginning on page 121 .

Also, although no payments are due to any of the parties, Glade M. Knight has interests in the transactions contemplated by the termination agreement described under “Termination Agreement” beginning on page 123 .

The merger and related transactions are subject to approval by shareholders of both Apple Ten and Apple Hospitality.

The merger cannot be completed unless (i) the Apple Ten shareholders approve the merger and the other transactions contemplated by the Merger Agreement by the affirmative vote of the holders of at least a majority of the issued and outstanding Apple Ten common shares, Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares (each voting as a separate voting group), and (ii) the number of votes cast by the Apple Hospitality shareholders for the issuance of the Apple Hospitality common shares to the Apple Ten shareholders in the merger pursuant to the terms of the Merger Agreement exceeds the number of votes cast against this proposal from holders represented in person or by proxy and entitled to vote at the Apple Hospitality special meeting. If the shareholders of either Apple REIT do not approve the proposals, the merger and related transactions cannot be completed.

The pendency of the merger could adversely affect the business and operations of the Apple REITs.

Prior to the effective time of the merger, some customers or vendors of the Apple REITs may delay or defer decisions, which could negatively affect the revenues, earnings, cash flows and expenses of the Apple REITS, regardless of whether the merger is completed. In addition, due to operating restrictions in the Merger Agreement, the Apple REITs may be unable, during the pendency of the merger, to pursue strategic transactions, undertake significant unscheduled capital projects, undertake certain significant financing transactions and otherwise pursue other actions, even if such actions would prove beneficial.

The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the Apple REITs’ ability to complete the transactions.

The completion of the merger is subject to the satisfaction or waiver of a number of conditions. While it is currently anticipated that the merger will be completed promptly following the shareholder meetings, there can be no assurance that the conditions to closing will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, Apple Hospitality and Apple Ten cannot provide any assurances with respect to the timing of the closing of the merger, whether the merger will be completed at all and when Apple Ten shareholders would receive the merger consideration, if at all.

The merger may not be completed, which could adversely affect the value of the shares and business of each of the Apple REITs.

Completion of the merger is subject to the satisfaction of various conditions, including approval of the Share Issuance Proposal by the shareholders of Apple Hospitality, the approval of the Apple Ten Merger Proposal by the shareholders of Apple Ten and the other conditions described in the Merger Agreement. Neither of the Apple REITs can guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. In the event that the merger is not completed, each Apple REIT may be subject to several risks, including the following:

●	its management’s and employees’ attention to day-to-day business and operational matters may be diverted;

●	it would still be required to pay significant transaction costs related to the merger, including legal, financial advisor, printing, mailing and accounting fees;

●	under certain circumstances Apple Ten would be required to pay Apple Hospitality a go-shop termination fee of $5 million and reimburse Apple Hospitality’s transaction expenses up to an amount equal to $3 million, or a termination fee of $25 million (see “The Merger Agreement—Termination Fees and Expenses—Termination Fee and Expenses Payable by Apple Ten” beginning on page 118 );

●	under certain circumstances Apple Hospitality would be required to pay Apple Ten a termination fee of $25 million (see “The Merger Agreement—Termination Fees and Expenses—Termination Fee Payable by Apple Hospitality” beginning on page 119 ); and

●	reputational harm due to the adverse perception of any failure to successfully complete the merger.

Furthermore, if the merger is not completed, shareholders of Apple Ten will not have the opportunity to achieve liquidity through the merger and the Apple Ten board would continue to review other liquidity alternatives, which may not occur in the near term or on terms as attractive as the terms of the proposed merger. If the merger is not completed, these risks could materially affect the business and financial results of Apple Hospitality and Apple Ten, the share price of Apple Hospitality common shares and the value of Apple Ten.

In certain circumstances, either of the Apple REITs may terminate the Merger Agreement.

Apple Hospitality or Apple Ten may terminate the Merger Agreement if the merger has not been consummated by August 31, 2016, subject to extension to November 30, 2016 in certain circumstances. Also, the Merger Agreement may be terminated if a final and non-appealable order is entered prohibiting or disapproving the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or upon the failure to obtain receipt of shareholder approval from either the Apple Ten shareholders or Apple Hospitality shareholders. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page 116 .

The closing of the merger is subject to the receipt of certain consents from the franchisors and certain lenders of Apple Ten.

In order for the merger to be completed, the consent of franchisors and certain lenders of Apple Ten must be obtained. There can be no guarantee that these consents will be obtained.

If a substantial number of shareholders of Apple Ten demand appraisal rights, Apple Hospitality’s ability to pay distributions could be adversely affected.

Shareholders of Apple Ten are entitled to assert the right to appraisal of the fair value of their Apple Ten shares as described in “The Merger—Dissenters’ Rights of Appraisal” beginning on page 92 . The Merger Agreement contains a closing condition, that can only be waived by Apple Hospitality, that holders of no more than 5% of the Apple Ten common shares outstanding immediately prior to the effective time of the merger have exercised dissenters’ rights. If an objecting shareholder of Apple Ten demands payment of the fair value of its shares, the fair value may be determined by a court. If a substantial number of shareholders or shareholders holding a substantial number of Apple Ten shares demand appraisal rights and the court determines that they are entitled to such rights, Apple Hospitality would be required to pay cash out-of-pocket to satisfy the objecting shareholders’ rights to fair value, as objecting shareholders will not receive any merger consideration; provided, however, that the Apple Ten shares of any objecting shareholder who fails to perfect, effectively withdraws or otherwise loses their dissenter’s rights under applicable Virginia law will be converted into the right to receive, and become exchangeable for, the merger consideration. Neither Apple REIT can predict the amount of cash that Apple Hospitality may be required to provide following the merger to any objecting shareholder seeking appraisal rights. If those amounts or the number of objecting shares are substantial, particularly if the number of dissenting shares exceeds the percentage described above and Apple Hospitality waives the applicable closing condition, it could have a material adverse effect on Apple Hospitality’s ability to pay distributions or fund other initiatives or achieve other anticipated benefits of the merger.

The historical and unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus may not be representative of Apple Hospitality’s results after the merger, and accordingly, you have limited financial information on which to evaluate Apple Hospitality following the merger.

The unaudited pro forma condensed consolidated financial information included elsewhere in this joint proxy statement/prospectus has been presented for informational purposes only and is not necessarily indicative of the financial position or results of operations that actually would have occurred had the merger been completed as of the dates indicated, nor is it indicative of the future operating results or financial position of Apple Hospitality following the merger. The unaudited pro forma condensed consolidated financial information does not reflect future events that may occur after the merger. The unaudited pro forma condensed consolidated financial information presented elsewhere in this joint proxy statement/prospectus is based in part on certain assumptions regarding the merger that the Apple REITs believe are reasonable under the circumstances. Neither of the Apple REITs can assure you that the assumptions will prove to be accurate over time.

Risks Related to the Combined Company Following the Merger

The following risk factors contemplate that the merger and other transactions contemplated by the Merger Agreement are consummated.

The combined company will have additional indebtedness following the merger and may need to incur more in the future.

The combined company will have additional indebtedness following completion of the merger. At March 31, 2016, Apple Hospitality and Apple Ten had total outstanding indebtedness of approximately $1.0 billion and $240.5 million, respectively. The pro forma combined company’s outstanding indebtedness at March 31, 2016 was approximately $1.4 billion, which includes approximately $104.0 million of indebtedness incurred to pay the estimated cash consideration in the merger and transaction costs. The outstanding indebtedness of Apple Ten at March 31, 2016 will be assumed or repaid using funds available under credit facilities of Apple Hospitality at the closing of the merger. For further information on the pro forma combined company’s outstanding indebtedness, see the “Unaudited Pro Forma Condensed Consolidated Financial Statements” beginning on page F-1.

In addition, the combined company may incur additional indebtedness in the future. The amount of such indebtedness could have material adverse consequences for the combined company, including:

●	hindering the combined company’s ability to adjust to changing market, industry or economic conditions;

●	limiting the combined company’s ability to access the capital markets to raise additional equity or refinance maturing debt on favorable terms or to fund acquisitions;

●	limiting the amount of free cash flow available for future operations, acquisitions, dividends, stock repurchases or other uses; and

●	making the combined company more vulnerable to economic or industry downturns, including interest rate increases.

Moreover, to respond to competitive challenges, the combined company may be required to raise additional capital to execute its business strategy. The combined company’s ability to arrange additional financing will depend on, among other factors, the combined company’s financial position and performance, as well as prevailing market conditions and other factors beyond the combined company’s control.

The combined company expects to incur substantial expenses related to the merger.

The Apple REITs expect to incur substantial expenses in connection with completing the merger. Although Apple Hospitality and Apple Ten have assumed that a certain level of transaction and integration expenses will be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of the incurrence of the transaction expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. As a result, the transaction expenses associated with the merger could be greater than anticipated.

The future results of the combined company will suffer if the combined company does not effectively manage its expanded operations following the merger.

Following the merger, the combined company will have expanded operations and operate in additional markets where Apple Hospitality does not currently have a significant presence. The combined company also expects to continue to expand its operations, including possibly through additional acquisitions of hotels, some of which may involve complex challenges. The future success of the combined company will depend, in part, upon the ability of the combined company to manage its expanded operations, which may pose substantial challenges for the combined company to integrate new operations into its existing business in an efficient and timely manner, and upon its ability to successfully monitor its operations, costs, regulatory compliance and service quality, and to maintain other necessary internal controls. There is no assurance that the combined company’s expanded operations or acquisition opportunities will be successful, or that the combined company will realize its expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits.

Risks Related to an Investment in Apple Hospitality Common Shares Following the Merger

The following risk factors contemplate that the merger and the other transactions contemplated by the Merger Agreement are consummated.

Following the merger, the market price of Apple Hospitality common shares may be affected by factors different from those affecting the price of Apple Hospitality common shares before the merger.

The results of operations of Apple Hospitality, as well as the market price of Apple Hospitality common shares after the merger may be affected by factors in addition to those currently affecting Apple Hospitality’s or Apple Ten’s results of operations and the market prices of Apple Hospitality common shares. These factors include:

●	the possibility that the Apple Ten shareholders, who prior to the merger have held Apple Ten shares which are not traded on a stock exchange and thus are difficult to sell, may wish to monetize their investment by selling the Apple Hospitality common shares they receive in the merger;

●	a greater number of Apple Hospitality common shares outstanding as compared to the number of currently outstanding shares;

●	additional shareholders;

●	additional markets in which Apple Hospitality hotels operate; and

●	the benefits of the merger or the effect of the merger on Apple Hospitality’s financial results is not consistent with the expectations.

Accordingly, the historical market prices of Apple Hospitality and financial results of Apple Hospitality and Apple Ten may not be indicative of these matters for Apple Hospitality after the merger. In addition, if current shareholders of Apple Hospitality and Apple Ten dispose of some or all of their Apple Hospitality common shares, including for any of the reasons listed above, the price of Apple Hospitality common shares could decline. For a discussion of the business of Apple Hospitality and certain risks to consider in connection with investing in its business, see the documents incorporated by reference by Apple Hospitality into this prospectus/proxy statement referred to under “Where You Can Find More Information and Incorporation by Reference” on page  150 and the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 of Apple Ten attached hereto as Annexes G and H, respectively.

Following the merger, Apple Hospitality may not pay dividends at the rate it currently pays.

Apple Hospitality shareholders may not receive dividends at the same rate that they did prior to the merger. Decisions on whether, when and in what amounts to make any future dividends will remain at all times entirely at the discretion of the Apple Hospitality board, which reserves the right to change Apple Hospitality’s dividend practices at any time and for any reason. Changes to dividend practices may occur for various reasons, including due to limitations under financing arrangements or other cash needs. Shareholders of Apple Hospitality will have no contractual or other legal right to dividends that have not been declared by the Apple Hospitality board.

While Apple Hospitality generally seeks to make distributions from its operating cash flows, distributions may be made (although there is no obligation to do so) in certain circumstances, in part, from financing proceeds or other sources. While distributions from such sources would result in the shareholder receiving cash, the consequences to the shareholders would differ from a distribution from Apple Hospitality’s operating cash flows. For example, if financing is the source of a distribution, that financing would not be available for other opportunities and would have to be repaid.

The following is a summary of Apple Hospitality's and Apple Ten's historical cash flow from operating activities and distributions paid for the noted periods (see pages 25 and 26 for further detail of each of Apple Hospitality's and Apple Ten's historical financial results):

	Three Months Ended March 31, 2016		Year Ended December 31, 2015
(in thousands except per share data)	Apple Hospitality	Apple Ten	Apple Hospitality	Apple Ten

Cash flow from operating activities	$50,804	$14,793	$281,052	$83,853
Total distributions paid	$52,360	$18,232	$229,127	$74,259
Total distributions paid per common share	$0.300	$0.206	$1.267	$0.825

The Apple REITs believe that cash is fungible and the source of distributions is not determinable. For further information, see Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 incorporated by reference in this joint proxy statement/prospectus, and Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 attached to this joint proxy statement/prospectus as Annex G and Annex H, respectively.

Upon consummation of the merger, the holders of Apple Ten units and Apple Ten Series B convertible preferred shares will lose their liquidation preference.

At the effective time of the merger, each Apple Ten unit will be converted into the right to receive (i) 0.522 Apple Hospitality common shares and (ii) $1.00 in cash and each Apple Ten Series B convertible preferred share will be converted into the right to receive (x) a number of Apple Hospitality common shares equal to 12.11423 multiplied by the unit exchange ratio and (y) an amount in cash equal to 12.11423 multiplied by $1.00. As a result, all holders of Apple Ten units and Apple Ten Series B convertible preferred shares will hold only Apple Hospitality common shares and will no longer be entitled to a priority distribution upon the sale of assets in liquidation associated with the Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares.

After the merger is completed, holders of Apple Ten units and Apple Ten Series B convertible preferred shares who receive Apple Hospitality common shares in the merger will have different rights that may be less favorable than their current rights as holders of Apple Ten units and Apple Ten Series B convertible preferred shares.

After the closing of the merger, holders of Apple Ten units and Apple Ten Series B convertible preferred shares who receive Apple Hospitality common shares in the merger will have different rights than they currently have as holders of Apple Ten units and Apple Ten Series B convertible preferred shares which may be less favorable. For a detailed discussion of the significant differences between the current rights of holders of Apple Ten units and Apple Ten Series B convertible preferred shares and the rights of a holder of Apple Hospitality common shares following the merger, see “Comparison of Rights of Apple Ten and Apple Hospitality Shareholders” beginning on page 135 .

Apple Hospitality has no restriction on changes in its investment and financing policies and the Apple Hospitality board may change these policies without shareholder approval.

Although the bylaws of Apple Ten impose certain restrictions on its investment activities, the Apple Hospitality bylaws and articles of incorporation do not contain similar restrictions. The Apple Hospitality board approves its investment and financing policies, including its policies with respect to growth, debt, capitalization and payment of distributions. The Apple Hospitality board could at any time amend or waive current investment or financing policies at its discretion without a vote of shareholders. For example, the Apple Hospitality board could determine without shareholder approval that it is in the best interests of the shareholders to cease all investments in hotels or to make investments primarily in other types of assets. Further, the Apple Hospitality board may in its sole discretion determine the amount and nature of the aggregate debt of Apple Hospitality.

Risks Related to Tax Following the Merger

Apple Hospitality may incur adverse tax consequences if Apple Hospitality has failed or fails, or if Apple Ten has failed, to qualify as a REIT for U.S. federal income tax purposes.

Each of Apple Ten and Apple Hospitality has operated in a manner that it believes has allowed it to qualify as a REIT for U.S. federal income tax purposes under the Code, and intends to continue to do so through the time of the merger. Apple Hospitality intends to operate in a manner that it believes will allow it to qualify as a REIT after the merger. Neither Apple Ten nor Apple Hospitality has requested or plans to request a ruling from the Internal Revenue Service (the “IRS”) that it qualifies as a REIT. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. The determination of various factual matters and circumstances not entirely within the control of either of Apple Ten or Apple Hospitality may affect its ability to qualify as a REIT. In order to qualify as a REIT, each of Apple Ten and Apple Hospitality must satisfy a number of requirements, including requirements regarding the ownership of its shares and the composition of its gross income and assets. Also, a REIT must make distributions to shareholders aggregating annually at least 90% of its net taxable income, excluding any net capital gains.

If Apple Hospitality loses its REIT status, or is determined to have lost its REIT status in a prior year, it will face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, because:

●	it would be subject to U.S. federal income tax on its net income at regular corporate rates for the years it did not qualify for taxation as a REIT (and, for such years, would not be allowed a deduction for dividends paid to shareholders in computing its taxable income);

●	it could be subject to the federal alternative minimum tax and possibly increased state and local taxes for such periods;

●	unless it is entitled to relief under applicable statutory provisions, neither it nor any “successor” company could elect to be taxed as a REIT for four taxable years following the year during which it was disqualified; and

●	for the five years following re-election of REIT status, upon a taxable disposition of an asset owned as of such re-election, it would be subject to corporate level tax with respect to any built-in gain inherent in such asset at the time of re-election.

Even if Apple Hospitality retains its REIT status, if Apple Ten is determined to have lost its REIT status for a taxable year ending on or before the merger, Apple Hospitality could face serious tax consequences that would substantially reduce its cash available for distribution, including cash available to pay dividends to its shareholders, because, assuming that Apple Hospitality otherwise maintains its REIT qualification:

●	Apple Hospitality would be subject to tax (at the highest corporate rate in effect at the date of the sale) on the built-in gain on each asset of Apple Ten existing at the time of the merger if Apple Hospitality were to dispose of the Apple Ten asset for up to five years following the merger;

●	Apple Hospitality would succeed to any earnings and profits accumulated by Apple Ten for taxable periods that it did not qualify as a REIT, and Apple Hospitality would have to pay a special dividend and/or employ applicable deficiency dividend procedures (including interest payments to the IRS) to eliminate such earnings and profits (if Apple Hospitality does not timely distribute those earnings and profits, Apple Hospitality could fail to qualify as a REIT); and

●	if Apple Ten incurred any unpaid tax liabilities prior to the merger, those tax liabilities would be transferred to Apple Hospitality as a result of the merger.

If there is an adjustment to Apple Ten’s taxable income or dividends paid deductions, Apple Hospitality could elect to use the deficiency dividend procedure in order to maintain Apple Ten’s REIT status. That deficiency dividend procedure could require Apple Hospitality to make significant distributions to its shareholders and to pay significant interest to the IRS.

As a result of all these factors, Apple Hospitality’s failure (before or after the merger), or Apple Ten’s failure (before or at the merger), to qualify as a REIT could impair Apple Hospitality’s ability after the merger to expand its business and raise capital, and could materially adversely affect the value of Apple Hospitality’s common shares.

If the merger fails to qualify as a reorganization under the Code, there will be adverse tax consequences.

The parties intend that the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and Apple Ten will receive a legal opinion to that effect from its legal counsel, McGuireWoods LLP, and Apple Hospitality will receive a legal opinion to that effect from its legal counsel, Hogan Lovells US LLP. These tax opinions represent the legal judgment of counsel rendering the opinion and are not binding on the IRS or the courts. If the merger were to fail to qualify as a reorganization, then an Apple Ten shareholder generally would recognize gain or loss, as applicable, equal to the difference between (i) the sum of the amount of cash received (including cash received in lieu of a fractional Apple Hospitality common share) and the fair market value of the Apple Hospitality common shares received in the merger (determined at the effective time of the merger) and (ii) the Apple Ten shareholder’s adjusted tax basis in the Apple Ten shares deemed surrendered in the merger. Moreover, Apple Ten would be treated as selling, in a taxable transaction, all of its assets to Apple Hospitality, with the result that Apple Ten would generally recognize gain or loss on the deemed transfer of its assets to Apple Hospitality and, unless Apple Ten has made distributions (which would be deemed to include for this purpose the cash and fair market value of the Apple Hospitality common shares issued pursuant to the merger) to Apple Ten shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to Apple Hospitality, Apple Ten could incur a significant current tax liability, which, as a result of the merger, Apple Hospitality would be liable for.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This joint proxy statement/prospectus and the annexes to this joint proxy statement/prospectus contain forward looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are predictions and generally can be identified by use of statements that include phrases such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential,” “likely,” or other words, phrases or expressions of similar import, or the negative or other words or expressions of similar meaning, and statements regarding the benefits of the merger or the other transactions contemplated by the Merger Agreement or the future financial condition, results of operations and business of any Apple REIT. Without limiting the generality of the preceding sentence, certain information contained in the sections “The Merger—Background of the Merger,” “The Merger—Recommendation of the Apple Hospitality Board and Its Reasons for the Merger,” “The Merger—Recommendation of the Apple Ten Board and Its Reasons for the Merger,” “The Merger—Certain Apple Hospitality Unaudited Prospective Financial Information,” and “The Merger—Certain Apple Ten Unaudited Prospective Financial Information” constitute forward-looking statements.

The Apple REITs base these forward-looking statements on particular assumptions that they have made in light of their industry experience, as well as their perception of historical trends, current conditions, expected future developments and other factors that they believe are appropriate under the circumstances. The forward-looking statements are necessarily estimates reflecting the judgment of the Apple REITs’ respective management and involve a number of known and unknown risks, uncertainties and other factors which may cause actual results, performance, or achievements of Apple Hospitality, Apple Ten or the pro forma combined company to be materially different from those expressed or implied by the forward-looking statements. In addition to other factors and matters contained in this joint proxy statement/prospectus, including those disclosed under “Risk Factors” beginning on page 30 , these forward-looking statements are subject to risks, uncertainties and other factors, including, among others:

●	the ability of the Apple REITs to obtain the required shareholder and other third party approvals to consummate the merger;

●	the satisfaction or waiver of other conditions in the Merger Agreement;

●	the risk that the merger or the other transactions contemplated by the Merger Agreement may not be completed in the time frame expected by the parties or at all;

●	the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement and that a termination under certain circumstances could require an Apple REIT to pay the other Apple REIT a termination fee and expense reimbursement, as described under “The Merger Agreement—Termination Fees and Expenses” beginning on page 118 ;

●	the ability of Apple Hospitality to effectively acquire and dispose of properties, including properties to be acquired in the merger;

●	the ability of Apple Hospitality to successfully integrate pending transactions and implement its operating strategy, including the merger;

●	changes in general political, economic and competitive conditions and specific market conditions;

●	adverse changes in the real estate and real estate capital markets;

●	financing risks;

●	the outcome of current and future litigation, including any legal proceedings that may be instituted against Apple Hospitality, Apple Ten and others related to the Merger Agreement;

●	regulatory proceedings or inquiries;

●	changes in laws or regulations or interpretations of current laws and regulations that impact Apple Hospitality’s or Apple Ten’s business, assets or classification as a real estate investment trust; and

●
other risks detailed in filings made by each Apple REIT with the SEC, including the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed by Apple Hospitality with the SEC and incorporated herein by reference and the Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 filed by Apple Ten and attached to this joint proxy statement/prospectus as Annexes G and H, respectively. See also “Where You Can Find More Information and Incorporation by Reference” on page  150 of this joint proxy statement/prospectus.

Although Apple Hospitality and Apple Ten believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this joint proxy statement/prospectus will prove to be accurate. As you read and consider the information in this joint proxy statement/prospectus, you are cautioned to not place undue reliance on these forward-looking statements. These statements are not guarantees of performance or results and speak only as of the date of this joint proxy statement/prospectus, in the case of forward-looking statements contained in this joint proxy statement/prospectus, or the dates of the documents incorporated by reference or attached as annexes to this joint proxy statement/prospectus, in the case of forward-looking statements made in those documents. Neither Apple Hospitality nor Apple Ten undertakes any obligation to update or revise any forward-looking statements, whether as a result of new information or developments, future events, or otherwise, except as required by law.

In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by Apple Hospitality, Apple Ten or any other person that the results or conditions described in such statements or the objectives and plans of Apple Hospitality or Apple Ten will be achieved.  In addition, Apple Hospitality’s and Apple Ten’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code.

All forward-looking statements, expressed or implied, included in this joint proxy statement/prospectus are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that Apple Hospitality, Apple Ten or persons acting on their behalf may issue.

THE COMPANIES

Apple Hospitality REIT, Inc.

Apple Hospitality REIT, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Apple Hospitality, a, Virginia corporation, is a self-advised REIT that invests in income-producing real estate, primarily in the lodging sector, in the United States. As of April 30, 2016, Apple Hospitality owned 179 hotels operating in 32 states with an aggregate of 22,961 rooms. All of Apple Hospitality’s hotels operate under Marriott or Hilton brands. Apple Hospitality has elected to be treated as a REIT for federal income tax purposes. Apple Hospitality has wholly-owned taxable REIT subsidiaries, which lease all of Apple Hospitality’s hotels from wholly-owned qualified REIT subsidiaries. The hotels are operated and managed under separate management agreements with 20 hotel management companies, none of which are affiliated with Apple Hospitality.

On May 18, 2015, Apple Hospitality’s common shares were listed and began trading on the NYSE under the ticker symbol “APLE”.

For more information about Apple Hospitality, please see the documents incorporated by reference in this joint proxy statement/prospectus. See “Where You Can Find More Information and Incorporation by Reference” beginning on page 150 .

Apple REIT Ten, Inc.

Apple REIT Ten, Inc.

814 East Main Street

Richmond, Virginia 232 19

(804) 344-8121

Apple Ten, a Virginia corporation, is a non-traded REIT that invests in hotels and other income-producing real estate in selected metropolitan areas in the United States. As of April 30, 2016, Apple Ten owned 56 hotels operating in 17 states with an aggregate of 7,209 rooms. All of Apple Ten’s hotels operate under Marriott or Hilton brands. Apple Ten has elected to be treated as a REIT for federal income tax purposes. Apple Ten has wholly-owned taxable REIT subsidiaries, which lease all of Apple Ten’s hotels from wholly-owned qualified REIT subsidiaries. The hotels are operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with Apple Ten.

Initial capitalization occurred on August 13, 2010, with its first investor closing under its best-efforts offering of units on January 27, 2011. Apple Ten concluded its best-efforts offering of units on July 31, 2014. Apple Ten, through its best-efforts offering, originally sold its units for $10.50-$11.00 per unit. Since its initial offering in 2011 through April 30, 2016, Apple Ten has paid approximately $4.33 per unit in distributions, or $297 million in the aggregate.

Apple Ten is externally managed and advised by Apple Hospitality through a subcontract agreement with Apple Ten Advisors, which is owned by Glade M. Knight.

For more information about Apple Ten, please see Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015, a copy of which is attached to this joint proxy statement/prospectus as Annex G, and Apple Ten’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, a copy of which is attached to this joint proxy statement/prospectus as Annex H. For more information on Apple Ten, see “Where You Can Find More Information and Incorporation by Reference” on page 150 .

34 Acquisition, Inc.

34 Acquisition, Inc.

814 East Main Street

Richmond, Virginia 23219

(804) 344-8121

Acquisition Sub, a Virginia corporation, was formed on April 8, 2016 solely for the purpose of facilitating Apple Hospitality’s acquisition of Apple Ten. Apple Hospitality owns all of the outstanding shares of common stock of Acquisition Sub. Acquisition Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the transactions contemplated by the Merger Agreement. Upon completion of the proposed merger, Apple Ten will merge with and into Acquisition Sub and Acquisition Sub will continue as the surviving corporation.

The Combined Company

The combined company will retain the name “Apple Hospitality REIT, Inc.” and will continue to be a Virginia corporation. The combined company is expected to have a pro forma equity market capitalization of approximately $[●] billion and an enterprise value of approximately $[●] billion. Immediately after the merger, the combined company’s asset base will consist primarily of interests in a portfolio of 235 hotels operating in 33 states with an aggregate of 30,170 rooms.

The common shares of the combined company will continue to be listed on the NYSE, trading under the symbol “APLE.”

The combined company’s principal executive offices will continue to be located at 814 East Main Street, Richmond, Virginia 23219 and its telephone number is (804) 344-8121.

THE APPLE HOSPITALITY SPECIAL MEETING

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Apple Hospitality shareholders for use at the Apple Hospitality special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Apple Hospitality shareholders on or about [●], 2016.

Purpose of the Apple Hospitality Special Meeting

A special meeting of the Apple Hospitality shareholders will be held at the corporate headquarters of Apple Hospitality, 814 East Main Street, Richmond, Virginia 23219, on [●], 2016 at [●], Eastern time, for the following purposes:

●	consider and vote on the Share Issuance Proposal, the proposal to approve the issuance of Apple Hospitality common shares to the shareholders of Apple Ten in the merger pursuant to the Merger Agreement;

●	to consider and vote on the Apple Hospitality Adjournment Proposal, the proposal to approve the adjournment of the Apple Hospitality special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Merger Proposal; and

●	to transact such other business as may properly come before the Apple Hospitality special meeting or any adjournments or postponements of the special meeting.

Only business within the purposes described in the Notice of Special Meeting of Apple Hospitality Shareholders may be conducted at the Apple Hospitality special meeting. Any action may be taken on the items of business described above at the Apple Hospitality special meeting on the date specified above, or on any date or dates to which the special meeting may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

This joint proxy statement/prospectus also contains information regarding the Apple Ten special meeting, including the items of business for that special meeting. Apple Hospitality shareholders are not voting on the proposals to be voted on at the Apple Ten special meeting.

Record Date; Voting Rights; Proxies

Apple Hospitality has fixed the close of business on [●], 2016 as the record date for determining holders of Apple Hospitality common shares entitled to notice of, and to vote at, the Apple Hospitality special meeting. Only holders of Apple Hospitality common shares at the close of business on the record date will be entitled to notice of and to vote at the Apple Hospitality special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding common shares. Each holder of record of Apple Hospitality common shares on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the Apple Hospitality special meeting. As of the record date, the issued and outstanding Apple Hospitality common shares were held by approximately [●] beneficial owners.

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the Apple Hospitality special meeting.

●	To submit your proxy by telephone, dial [●] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To submit your proxy through the Internet, visit www.proxyvote.com. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern time, on [●], 2016.

●	To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Share Issuance Proposal and “FOR” the Apple Hospitality Adjournment Proposal.

●	If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of Apple Hospitality common shares. If your Apple Hospitality common shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

If you hold your Apple Hospitality common shares in “street name,” please read the question and answer referencing “street name” shares above.

All Apple Hospitality common shares that are entitled to vote and are represented at the Apple Hospitality special meeting by properly executed proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

●	“FOR” the Share Issuance Proposal; and

●	“FOR” the Apple Hospitality Adjournment Proposal.

Votes cast by proxy or in person at the Apple Hospitality special meeting will be tabulated by the inspector of elections appointed for the special meeting who will determine whether or not a quorum is present.

If any other matters are properly presented at the Apple Hospitality special meeting for consideration, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

●	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern time, on [●] 2016,;

●	filing with the Secretary of Apple Hospitality, before the taking of the vote at the Apple Hospitality special meeting, a written notice of revocation bearing a later date than the proxy card;

●	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Apple Hospitality before the taking of the vote at the Apple Hospitality special meeting; or

●	voting in person at the Apple Hospitality special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219, Attention: Secretary, or hand delivered to the Secretary of Apple Hospitality before the taking of the vote at the Apple Hospitality special meeting.

Solicitation of Proxies

Apple Hospitality is soliciting proxies on behalf of the Apple Hospitality board. Apple Hospitality will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Apple Hospitality common shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Apple Hospitality shareholders by directors, officers and employees of Apple Hospitality in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Apple Hospitality in connection with this solicitation. Apple Hospitality has retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, proxies for the Apple Hospitality special meeting at a cost of $100,000, including out-of-pocket expenses. No portion of the amount that Apple Hospitality has agreed to pay to David Lerner Associates, Inc. is contingent upon the closing of the merger. Apple Hospitality has agreed to indemnify David Lerner Associates, Inc. against any loss, damage, expense, liability or claim arising out of such services, other than out-of-pocket expenses incurred in the ordinary course or resulting from David Lerner Associates, Inc.’s negligence, misconduct or failure to comply with applicable requirements of laws, rules or regulations.  David Lerner Associates, Inc. has agreed to indemnify Apple Hospitality against any loss, damage, expense, liability or claim arising out of David Lerner Associates, Inc.’s negligence, misconduct, or any failure to comply with applicable laws, rules or regulations. Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to Apple Hospitality by telephone at (804) 344-8121, Attention: Investor Relations, or your bank, broker or other custodian that holds your shares.

Quorum; Abstentions and Broker Non-Votes

The holders of a majority of the outstanding Apple Hospitality common shares entitled to vote at the Apple Hospitality special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Apple Hospitality special meeting for purposes of determining whether a quorum exists. Because approval of the Share Issuance Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Hospitality common shares represented in person or by proxy and entitled to vote at the Apple Hospitality special meeting, abstentions and the failure to return a proxy card will have no effect on the outcome of this proposal provided a quorum is otherwise present at the special meeting. With respect to the Apple Hospitality Adjournment Proposal, if you are present in person or by proxy at the Apple Hospitality special meeting, abstentions will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the Apple Hospitality special meeting, it will not have an effect on the proposal.

Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Apple Hospitality special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your Apple Hospitality common shares, your Apple Hospitality common shares will not be considered present at the Apple Hospitality special meeting and will not be voted on any of the proposals.

Required Vote

The approval of the Share Issuance Proposal will require that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Hospitality common shares represented in person or by proxy and entitled to vote at the Apple Hospitality special meeting, assuming a quorum is present.

The approval of the Apple Hospitality Adjournment Proposal will require the affirmative vote of the holders of a majority of the Apple Hospitality common shares present in person or by proxy and entitled to vote at the Apple Hospitality special meeting, whether or not a quorum is present

Regardless of the number of Apple Hospitality common shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or internet.

Voting Agreement and Apple Hospitality Common Shares

Glade M. Knight, executive chairman of Apple Hospitality, has entered into a voting agreement with the Apple REITs. Pursuant to the terms of the voting agreement, Mr. Knight has agreed to vote all of his Apple Hospitality common shares and any additional securities of Apple Hospitality acquired by Mr. Knight after April 13, 2016 in favor of the Share Issuance Proposal and the Apple Hospitality Adjournment Proposal. Mr. Knight owns 8,042,857 of the issued and outstanding Apple Hospitality common shares. Mr. Knight has not acquired any Apple Hospitality common shares since April 13, 2016.

The voting agreement also requires Mr. Knight: (i) to vote all his Apple Hospitality common shares against any action or agreement that would reasonably be expected to impede, interfere with, or delay the consummation of the transactions contemplated by the Merger Agreement and any acquisition proposal (other than the merger) and any action required in furtherance thereof, (ii) to waive, and prevent the execution of, any appraisal and dissenters’ rights relating to the merger that Mr. Knight may have directly or indirectly and (iii) to not sell or transfer any Apple REIT securities beneficially owned by Mr. Knight or grant any proxies or deposit such securities into a voting trust or enter into a voting agreement with respect to such securities or take any action that is intended to have the effect of preventing Mr. Knight from complying with the voting agreement. For more information on the voting agreement with Mr. Knight, see “Voting Agreement between the Apple REITs and Glade M. Knight” on page 121 .

PROPOSALS SUBMITTED TO APPLE HOSPITALITY SHAREHOLDERS

Share Issuance Proposal

(Proposal 1 on the Apple Hospitality Proxy Card)

Apple Hospitality shareholders are being asked to approve the issuance of Apple Hospitality common shares to the shareholders of Apple Ten in the merger pursuant to the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page  55 and “The Merger Agreement” beginning on page 96 . A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of this proposal is a condition to the consummation of the merger. If this proposal is not approved, the merger will not be completed.

Approval of the Share Issuance Proposal requires that the number of votes cast for this proposal exceeds the number of votes cast against this proposal from holders of the Apple Hospitality common shares represented in person or by proxy and entitled to vote at the Apple Hospitality special meeting, assuming a quorum is present.

Recommendation of the Apple Hospitality Board

The Apple Hospitality board recommends that Apple Hospitality shareholders vote “FOR” the Share Issuance Proposal to issue Apple Hospitality common shares to shareholders of Apple Ten in the merger pursuant to the Merger Agreement.

Apple Hospitality Adjournment Proposal

(Proposal 2 on the Apple Hospitality Proxy Card)

Apple Hospitality shareholders are being asked to approve a proposal that will give the Apple Hospitality board the authority to adjourn the Apple Hospitality special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Share Issuance Proposal if there are not sufficient votes at the time of the Apple Hospitality special meeting to approve the Share Issuance Proposal.

If, at the Apple Hospitality special meeting, the number of Apple Hospitality common shares present or represented by proxy and voting for the approval of the Share Issuance Proposal is insufficient to approve such proposal or a quorum does not exist, Apple Hospitality intends to move to adjourn the Apple Hospitality special meeting to another place, date or time in order to enable the Apple Hospitality board to solicit additional proxies for approval of the Share Issuance Proposal. The holders of a majority of the Apple Hospitality common shares present at the Apple Hospitality special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. Apple Hospitality does not intend to call a vote on this proposal if the Share Issuance Proposal considered at the Apple Hospitality special meeting has been approved at the Apple Hospitality special meeting.

If the Apple Hospitality special meeting is adjourned for the purpose of soliciting additional proxies, Apple Hospitality shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Approval of the Apple Hospitality Adjournment Proposal requires the affirmative vote of the holders of a majority of the Apple Hospitality common shares present in person or by proxy and entitled to vote at the Apple Hospitality special meeting, whether or not a quorum is present.

Recommendation of the Apple Hospitality Board

The Apple Hospitality board recommends that Apple Hospitality shareholders vote “FOR” the Apple Hospitality Adjournment Proposal to adjourn the Apple Hospitality special meeting, if necessary or appropriate, to solicit additional votes for the approval of the Share Issuance Proposal.

Other Business

At this time, Apple Hospitality does not intend to bring any other matters before the Apple Hospitality special meeting, and Apple Hospitality does not know of any matters to be brought before the Apple Hospitality special meeting by others. If, however, any other matters properly come before the Apple Hospitality special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the Apple Hospitality special meeting or any adjournment or postponement thereof will be deemed authorized to vote the Apple Hospitality common shares represented thereby in accordance with the judgment of management on any such matter.

THE APPLE TEN SPECIAL MEETING

This joint proxy statement/prospectus is being furnished in connection with the solicitation of proxies from Apple Ten shareholders for use at the Apple Ten special meeting. This joint proxy statement/prospectus and accompanying form of proxy are first being mailed to Apple Ten shareholders on or about [●], 2016.

Purpose of the Apple Ten Special Meeting

A special meeting of the Apple Ten shareholders will be held at the corporate headquarters of Apple Ten, 814 East Main Street, Richmond, Virginia 23219, on [●], 2016 at [●], Eastern time, for the following purposes:

●	to consider and vote on a proposal to approve the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement (the “Apple Ten Merger Proposal”);

●	to consider and vote on a proposal to approve the adjournment of the Apple Ten special meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Apple Ten Merger Proposal (the “Apple Ten Adjournment Proposal”); and

●	to transact such other business as may properly come before the Apple Ten special meeting or any adjournments or postponements of the special meeting.

Only business within the purposes described in the Notice of Special Meeting of Apple Ten Shareholders may be conducted at the Apple Ten special meeting. Any action may be taken on the items of business described above at the Apple Ten special meeting on the date specified above, or on any date or dates to which the special meeting may be postponed or to which, by original or later adjournment, the special meeting may be adjourned.

This joint proxy statement/prospectus also contains information regarding the Apple Hospitality special meeting, including the items of business for that special meeting. Apple Ten shareholders are not voting on the proposals to be voted on at the Apple Hospitality special meeting.

Record Date; Voting Rights; Proxies

Apple Ten has fixed the close of business on [●], 2016 as the record date for determining holders of Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares entitled to notice of, and to vote at, the Apple Ten special meeting. Only holders of Apple Ten common shares, Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares at the close of business on the record date will be entitled to notice of and to vote at the Apple Ten special meeting, unless a new record date is set in connection with any adjournment or postponement of the special meeting. As of the record date, there were [●] issued and outstanding Apple Ten common shares, [●] issued and outstanding Apple Ten Series A preferred shares and 480,000 issued and outstanding Apple Ten Series B convertible preferred shares. Each holder of record of Apple Ten common shares, Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares on the record date is entitled to one vote per share. Votes may be cast either in person or by properly executed proxy at the Apple Ten special meeting. All of the Apple Ten Series B convertible preferred shares are owned of record by Glade M. Knight. As of the record date, the issued and outstanding Apple Ten common shares and Apple Ten Series A preferred shares were held by approximately 23,000 beneficial owners.

You may submit your proxy either by telephone, through the Internet or by mailing the enclosed proxy card, or you may vote in person at the Apple Ten special meeting.

●	To submit your proxy by telephone, dial [●] using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number and control number from the enclosed proxy card. To submit your proxy through the Internet, visit www.proxyvote.com. You will be asked to provide the company number and control number from the enclosed proxy card. Proxies submitted by telephone or through the Internet must be received by 11:59 p.m., Eastern time, on [●], 2016.

●	To submit your proxy by mail, complete, date and sign each proxy card you receive and return it as promptly as practicable in the enclosed prepaid envelope. If you sign and return your proxy card, but do not mark the boxes showing how you wish to vote, your shares will be voted “FOR” the Apple Ten Merger Proposal and “FOR” the Apple Ten Adjournment Proposal.

●	If you intend to vote in person, please bring proper identification, together with proof that you are a record owner of the Apple Ten shares. If your Apple Ten shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially own such shares on the applicable record date.

If you hold your Apple Ten shares in “street name,” please read the question and answer referencing “street name” shares above.

All Apple Ten shares that are entitled to vote and are represented at the Apple Ten special meeting by properly executed proxies received before or at the special meeting and not revoked, will be voted at such special meeting in accordance with the instructions indicated on the proxies. If no instructions are given on a timely and properly executed proxy card, your shares will be voted:

●	“FOR” the Apple Ten Merger Proposal; and

●	“FOR” the Apple Ten Adjournment Proposal.

Votes cast by proxy or in person at the Apple Ten special meeting will be tabulated by the inspector of elections appointed for the special meeting who will determine whether or not a quorum is present.

If any other matters are properly presented at the Apple Ten special meeting for consideration, the persons named in the proxies will have discretion to vote on such matters in accordance with their best judgment.

Any proxy given by a shareholder pursuant to this solicitation may be revoked at any time before the vote is taken at the special meeting in any of the following ways:

●	submitting a later proxy by telephone or through the Internet prior to 11:59 p.m., Eastern time, on [●], 2016;

●	filing with the Secretary of Apple Ten, before the taking of the vote at the Apple Ten special meeting, a written notice of revocation bearing a later date than the proxy card;

●	duly executing a later dated proxy card relating to the same shares and delivering it to the Secretary of Apple Ten before the taking of the vote at the Apple Ten special meeting; or

●	voting in person at the Apple Ten special meeting, although attendance at the special meeting will not by itself constitute a revocation of a proxy.

Any written notice of revocation or subsequent proxy card should be sent to Apple REIT Ten, Inc., 814 East Main Street, Richmond, Virginia 23219, Attention: Secretary, or hand delivered to the Secretary of Apple Ten before the taking of the vote at the Apple Ten special meeting.

Solicitation of Proxies

Apple Ten is soliciting proxies on behalf of the Apple Ten board. Apple Ten will bear the costs of soliciting proxies. Brokerage houses, fiduciaries, nominees and others will be reimbursed for their out-of-pocket expenses in forwarding proxy materials to owners of Apple Ten shares held in their names. In addition to the solicitation of proxies by use of the mails, proxies may be solicited from Apple Ten shareholders by directors, officers and employees of Apple Ten in person or by telephone, by facsimile, on the Internet or other appropriate means of communications. No additional compensation, except for reimbursement of reasonable out-of-pocket expenses, will be paid to directors, officers and employees of Apple Ten in connection with this solicitation.  Apple Ten has retained David Lerner Associates, Inc. to solicit, and for advice and assistance in connection with the solicitation of, proxies for the Apple Ten special meeting at a cost of $300,000, including out-of-pocket expenses.  No portion of the amount that Apple Ten has agreed to pay to David Lerner Associates, Inc. is contingent upon the closing of the merger. Apple Ten has agreed to indemnify David Lerner Associates, Inc. against any loss, damage, expense, liability or claim arising out of such services, other than out of pocket expenses incurred in the ordinary course or resulting from David Lerner Associates, Inc.’s negligence, misconduct or failure to comply with applicable requirements of laws, rules or regulations.  David Lerner Associates, Inc. has agreed to indemnify Apple Ten against any loss, damage, expense, liability or claim arising out of David Lerner Associates, Inc.’s negligence, misconduct, or any failure to comply with applicable laws, rules or regulations.  Any questions or requests for assistance regarding this joint proxy statement/prospectus and related proxy materials may be directed to David Lerner Associates, Inc. by telephone at (800) 367-3000 or Apple Ten by telephone at (804) 344-8121, Attention: Investor Relations.

Quorum; Abstentions and Broker Non-Votes

The holders of a majority of the outstanding Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares, in each case entitled to vote at the Apple Ten special meeting and present in person or represented by proxy, will constitute a quorum at the special meeting for each such class of shares. Shares that abstain from voting will be treated as shares that are present and entitled to vote at the Apple Ten special meeting for purposes of determining whether a quorum exists. Because approval of the Apple Ten Merger Proposal requires the affirmative vote of a specified amount of each of the outstanding Apple Ten common shares, Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares, abstentions and the failure to vote will have the same effect as votes “AGAINST” approval of the Apple Ten Merger Proposal. With respect to the Apple Ten Adjournment Proposal, if you are present in person or by proxy at the Apple Ten special meeting, abstentions will have the same effect as a vote “AGAINST” the proposal, and if you are not present in person or by proxy at the Apple Ten special meeting, it will not have an effect on the proposal.

Banks, brokers and other nominees that hold their customers’ shares in street name may not vote their customers’ shares on “non-routine” matters without instructions from their customers. As each of the proposals to be voted upon at the Apple Ten special meeting is considered “non-routine,” such organizations do not have discretion to vote on any of the proposals. As a result, if you fail to provide your broker, bank or other nominee with any instructions regarding how to vote your Apple Ten shares, your Apple Ten shares will not be considered present at the Apple Ten special meeting and will not be voted on any of the proposals.

Required Vote

The approval of the Apple Ten Merger Proposal will require the affirmative vote, in each case voting as a separate voting group, of the holders of:

●	a majority of the outstanding Apple Ten common shares;

●	a majority of the outstanding Apple Ten Series A preferred shares; and

●	a majority of the outstanding Apple Ten Series B convertible preferred shares.

The approval of the Apple Ten Adjournment Proposal will require the affirmative vote of the holders of a majority of the Apple Ten common shares present in person or by proxy at the Apple Ten special meeting, whether or not a quorum is present. Holders of Apple Ten Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the Apple Ten Adjournment Proposal.

Regardless of the number of Apple Ten shares you own, your vote is important. Please complete, sign, date and promptly return the enclosed proxy card today or vote by phone or internet.

Voting Agreement and Apple Ten Units and Apple Ten Series B Convertible Preferred Shares

Glade M. Knight, chairman and chief executive officer of Apple Ten, has entered into a voting agreement with the Apple REITs. Pursuant to the terms of the voting agreement, Mr. Knight has agreed to vote all of his Apple Ten Series B convertible preferred shares in favor of the Apple Ten Merger Proposal. Mr. Knight currently is the owner of record of all outstanding 480,000 Apple Ten Series B convertible preferred shares, which are sufficient to approve, on behalf of the Apple Ten Series B convertible preferred shareholders only, the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement.

The voting agreement also requires Mr. Knight to vote all of his Apple Ten common shares and Apple Ten Series A preferred shares and any additional securities of Apple Ten acquired by Mr. Knight after April 13, 2016 in favor of the Apple Ten Merger Proposal. The voting agreement also requires Mr. Knight to vote all of his Apple Ten common shares and any additional Apple Ten securities of record acquired by Mr. Knight after April 13, 2016 in favor of the Apple Ten Adjournment Proposal. Mr. Knight owns 90,920 of the issued and outstanding Apple Ten common shares and 90,920 of the issued and outstanding Apple Ten Series A preferred shares. Mr. Knight has not acquired any Apple Ten shares since April 13, 2016.

The voting agreement also requires Mr. Knight: (i) to vote all his Apple Ten common shares, Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares and any securities of Apple Ten acquired by Mr. Knight after April 13, 2016 against any action or agreement that would reasonably be expected to impede, interfere with, or delay the consummation of the transactions contemplated by the Merger Agreement and any acquisition proposal (other than the merger) and any action required in furtherance thereof, (ii) to waive, and prevent the execution of, any appraisal and dissenters’ rights relating to the merger that Mr. Knight may have directly or indirectly and (iii) to not sell or transfer any Apple REIT securities beneficially owned by Mr. Knight or grant any proxies or deposit such securities into a voting trust or enter into a voting agreement with respect to such securities or take any action that is intended to have the effect of preventing Mr. Knight from complying with the voting agreement. For more information on the voting agreement with Mr. Knight, see “Voting Agreement between the Apple REITs and Glade M. Knight” on page 121 .

PROPOSALS SUBMITTED TO APPLE TEN SHAREHOLDERS

Apple Ten Merger Proposal

(Proposal 1 on the Apple Ten Proxy Card)

Apple Ten shareholders are asked to approve the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement. For a summary and detailed information regarding this proposal, see the information about the merger and the Merger Agreement throughout this joint proxy statement/prospectus, including the information set forth in sections entitled “The Merger” beginning on page 55  and “The Merger Agreement” beginning on page 96 . A copy of the Merger Agreement is attached as Annex A to this joint proxy statement/prospectus.

Pursuant to the Merger Agreement, approval of this proposal is a condition to the consummation of the merger. If this proposal is not approved, the merger will not be completed.

Approval of the proposal to approve the merger and the other transactions contemplated by the Merger Agreement requires the affirmative vote, in each case voting as a separate voting group, of the holders of:

●	a majority of the outstanding Apple Ten common shares;

●	a majority of the outstanding Apple Ten Series A preferred shares; and

●	a majority of the outstanding Apple Ten Series B convertible preferred shares.

Recommendation of the Apple Ten Board

The Apple Ten board recommends that Apple Ten shareholders vote “FOR” the Apple Ten Merger Proposal to approve the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement.

Apple Ten Adjournment Proposal

(Proposal 2 on the Apple Ten Proxy Card)

The Apple Ten common shareholders are being asked to approve a proposal that will give the Apple Ten board the authority to adjourn the Apple Ten special meeting if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Apple Ten Merger Proposal if there are not sufficient votes at the time of the Apple Ten special meeting to approve the Apple Ten Merger Proposal.

If, at the Apple Ten special meeting, the number of Apple Ten common shares, Series A preferred shares and Series B convertible preferred shares, present or represented by proxy and voting for the approval of the Apple Ten Merger Proposal of each such class of shares is insufficient to approve such proposal, Apple Ten intends to move to adjourn the Apple Ten special meeting to another place, date or time in order to enable the Apple Ten board to solicit additional proxies for approval of the proposal. The holders of a majority of the Apple Ten common shares present at the Apple Ten special meeting, in person or by proxy, may adjourn the special meeting to another place, date or time. Apple Ten does not intend to call a vote on this proposal if the Apple Ten Merger Proposal considered at the Apple Ten special meeting has been approved at the Apple Ten special meeting.

If the Apple Ten special meeting is adjourned for the purpose of soliciting additional proxies, Apple Ten shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Approval of the Apple Ten Adjournment Proposal requires the affirmative vote of the holders of a majority of the Apple Ten common shares present in person or by proxy and entitled to vote at the Apple Ten special meeting. Holders of Apple Ten Series A preferred shares and Series B convertible preferred shares are not entitled to vote those shares on the Apple Ten Adjournment Proposal.

Recommendation of the Apple Ten Board

The Apple Ten board recommends that Apple Ten shareholders vote “FOR” the Apple Ten Adjournment Proposal to adjourn the Apple Ten special meeting, if necessary or appropriate, to solicit additional votes for the approval of the Apple Ten Merger Proposal.

Other Business

At this time, Apple Ten does not intend to bring any other matters before the Apple Ten special meeting, and Apple Ten does not know of any matters to be brought before the Apple Ten special meeting by others. If, however, any other matters properly come before the Apple Ten special meeting, the persons named in the enclosed proxy, or their duly constituted substitutes, acting at the Apple Ten special meeting or any adjournment or postponement thereof will be deemed authorized to vote the Apple Ten shares represented thereby in accordance with the judgment of management on any such matter.

THE MERGER

The following is a summary of the material terms of the merger. This summary does not purport to be complete and may not contain all of the information about the merger that is important to you. The summary of the material terms of the merger below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement and the related plan of merger, copies of which are attached to this joint proxy statement/prospectus as Annex A and Annex B, respectively, and are incorporated by reference into this joint proxy statement/prospectus. You are urged to read this joint proxy statement/prospectus, including the Merger Agreement and the related plan of merger, carefully and in their entirety for a more complete understanding of the merger.

General

Each of the Apple Hospitality board and the Apple Ten board has approved the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement. In the merger, Apple Ten will merge with and into Acquisition Sub, with Acquisition Sub continuing as the surviving corporation, and Apple Ten shareholders will receive the merger consideration described below under “The Merger Agreement—Merger Consideration.”

Background of the Merger

Apple Ten was incorporated in August 2010 and conducted its initial public offering with the initial closing occurring in January 2011.  In connection with its initial public offering and due in part to the fact that its shares would not be actively traded on an exchange, Apple Ten indicated that within approximately seven years from the initial closing of its public offering, it intended to seek a liquidity event by causing its common shares to be listed on a national exchange, disposing of all of its properties in a manner that would permit distributions to the Apple Ten shareholders of cash, or merging or otherwise combining with a real estate investment trust or similar investment vehicle.  The Apple Ten board periodically and in the ordinary course has considered and reviewed its strategic plan, which is focused on maximizing shareholder value.  Apple Ten has sought to execute its strategic plan by investing in and operating a diversified hotel portfolio.  Apple Ten and Apple Hospitality (including its predecessors Apple REIT Seven, Inc., Apple REIT Eight, Inc. and Apple REIT Nine, Inc.) are a series of real estate investment trusts sponsored and organized by Glade M. Knight to acquire and own hotels and other property throughout the United States.

As part of its ongoing oversight of Apple Hospitality, the Apple Hospitality board and Apple Hospitality management team periodically and in the ordinary course review and discuss Apple Hospitality’s strategic business plan, including potential portfolio acquisition opportunities.  Consistent with this practice, on August 26, 2015, the Apple Hospitality board held a special meeting to discuss several potential acquisition opportunities that management had identified for consideration, including a potential transaction with Apple Ten.  Members of Apple Hospitality management also participated in the meeting.  The Apple Hospitality board considered that the transactions under consideration were not mutually exclusive and that multiple transaction opportunities could be pursued simultaneously.  The Apple Hospitality board was already familiar with Apple Ten and its portfolio through the existing advisory relationship between Apple Hospitality and Apple Ten.  After discussion, the Apple Hospitality board authorized management to enter into confidentiality agreements and explore, on a preliminary basis, the potential acquisition opportunities discussed during the meeting, including a potential transaction with Apple Ten.

Over the next several months, the Apple Hospitality board continued to receive periodic updates and engage in further discussion and evaluation regarding the acquisition opportunities discussed during the August 2015 board meeting, including with respect to Apple Ten as further described below.  The other acquisition opportunities discussed and evaluated by the Apple Hospitality board were preliminary in nature and did not, and have not, materialized.  At the time the Apple Hospitality board ultimately determined to pursue a transaction with Apple Ten, this determination was not made in lieu of pursuing any other potential acquisition opportunities previously discussed.

On August 28, 2015, the Apple Ten board held a special meeting.  The Apple Ten board discussed the possibility of exploring, on a preliminary basis, strategic alternatives for Apple Ten including a possible transaction with Apple Hospitality.  After discussion, the Apple Ten board (with Glade M. Knight abstaining) authorized Apple Ten to enter into a confidentiality agreement with Apple Hospitality with the confidentiality agreement to be negotiated between outside counsel for Apple Ten and outside counsel for Apple Hospitality.  Then, on September 4, 2015, Apple Hospitality and Apple Ten entered into a confidentiality agreement.

On October 8, 2015, the Apple Hospitality board held a regularly scheduled board meeting.  Members of Apple Hospitality management along with a representative of Hogan Lovells US LLP, counsel to Apple Hospitality (“Hogan Lovells”), participated in the meeting.  During the meeting, management updated the Apple Hospitality board regarding the status of its preliminary review of the previously discussed acquisition opportunities, including Apple Ten.  The Apple Hospitality board reviewed the strategic rationale for a potential transaction and discussed the proposed terms of an engagement of Wells Fargo Securities, LLC (“Wells Fargo Securities”) to serve as financial advisor in connection with ongoing consideration of a potential transaction with Apple Ten.  During this discussion, the Apple Hospitality board considered the various potential conflicts of interest that Glade M. Knight and Justin G. Knight had with respect to the two companies, as described under the section entitled “The Merger—Interests of Apple REIT Directors and Executive Officers in the Merger” beginning on page  89 .  Glade M. Knight and Justin G. Knight informed the board that, if the Apple Hospitality board were to move forward with a potential transaction with Apple Ten, they would abstain from any votes regarding a potential transaction (and they, in fact, abstained from each vote).  After this discussion, the Apple Hospitality board authorized the engagement of Wells Fargo Securities to serve as financial advisor to Apple Hospitality and assist with additional financial diligence and ongoing analysis of a potential transaction with Apple Ten.

On December 3, 2015, the Apple Hospitality board held a special meeting.  Members of Apple Hospitality management were present along with representatives of Wells Fargo Securities and Hogan Lovells.  Management reported on the status of financial diligence and analysis and reviewed with the Apple Hospitality board the strategic rationale for a transaction with Apple Ten.  Representatives of Wells Fargo Securities updated the Apple Hospitality board on the status of its financial review of Apple Ten and summarized certain preliminary financial matters regarding a proposed transaction with Apple Ten, including whether the implied price would allow for the transaction to be accretive in the first year after completion of the transaction, as well as strategic benefits and considerations of a potential transaction.  The Apple Hospitality board also took into account the original offering price paid by the Apple Ten shareholders when they acquired their shares which was anticipated to be an important consideration to Apple Ten shareholders when ultimately evaluating a proposed transaction.  The Apple Hospitality board also discussed with management and representatives of Wells Fargo Securities the terms of a proposed draft letter that was intended to ascertain whether Apple Ten had an interest in engaging in discussions regarding a possible strategic combination with Apple Ten.  After discussion, the Apple Hospitality board authorized a letter to be sent to the Apple Ten board that, among other things, provided for a to-be-determined cash and stock mix of consideration and an implied price per Apple Ten common share (including the Apple Ten Series B convertible preferred shares on an as-converted basis) of $11.00.

On December 9, 2015, the Apple Hospitality board members received an updated draft letter for review by the board prior to its submission to the Apple Ten board.

On December 10, 2015, the Apple Ten board received a letter from the Apple Hospitality board stating Apple Hospitality’s interest in pursuing a strategic combination with Apple Ten (the “December 10 letter”).  The December 10 letter, which stated it constituted a preliminary non-binding indication of interest, proposed the acquisition of Apple Ten for a combination of cash and stock, at Apple Hospitality’s discretion, aggregating $11.00 per Apple Ten common share (including Apple Ten Series B preferred shares on an as-converted basis) with the stock component based on Apple Hospitality’s 20-day volume-weighted average price with a floor of $19.57.  The December 10 letter contemplated that Apple Ten would suspend redemptions under its unit redemption program at the time of or prior to signing a definitive agreement and continue to pay monthly dividends until one month before closing and also included certain assumptions and conditions.

On December 11, 2015, the Apple Ten board held a special meeting and reviewed the December 10 letter from Apple Hospitality.  Members of Apple Ten management along with a representative of McGuireWoods LLP, counsel to Apple Ten (“McGuireWoods”), participated in the meeting.  A representative of McGuireWoods reviewed considerations under Virginia law relevant to an evaluation of the proposal from Apple Hospitality and the establishment of a special committee in view of Glade M. Knight serving as chairman of both the Apple Ten board and the Apple Hospitality board and Apple Ten being externally managed by Apple Hospitality.  The Apple Ten board determined (with Glade M. Knight abstaining) that a special committee (the “Apple Ten special committee”) should be established, comprised solely of independent directors, and consisting of Kent Colton, David Adams and Garnett Hall, for the purposes of (i) considering, reviewing, evaluating and negotiating (to the extent it determined appropriate) the terms and conditions of the proposal from Apple Hospitality, (ii) making a recommendation to the full Apple Ten board regarding the proposal, which could include rejection of the proposal from Apple Hospitality, and (iii) soliciting expressions of interest or proposals from other parties to the extent the Apple Ten special committee deemed appropriate.

On December 16, 2015, the Apple Ten special committee held a meeting at which it selected Kent Colton as Chair, interviewed prospective legal counsel and determined to engage McGuireWoods to serve as counsel to the Apple Ten special committee.  The Apple Ten special committee also discussed potential financial advisors to the Apple Ten special committee in connection with its evaluation of the December 10 letter from Apple Hospitality, scheduled a meeting for December 21, 2015 to meet with its legal advisor and to further discuss potential financial advisors and also scheduled a meeting for December 28, 2015 to interview potential financial advisors.

On December 21, 2015, the Apple Ten special committee held a meeting, with a representative of its legal advisor participating in such meeting.  At the meeting, the members of the Apple Ten special committee discussed potential financial advisors to the Apple Ten special committee in connection with its evaluation of the December 10 letter from Apple Hospitality and the agenda for the meeting scheduled December 28, 2015 to interview potential financial advisors.

On December 28, 2015, the Apple Ten special committee held a meeting with a representative of its legal advisor participating in such meeting. At the meeting, a representative of McGuireWoods reviewed the directors’ duties under Virginia law in connection with an evaluation of the proposal from Apple Hospitality.  During the meeting, the Apple Ten special committee interviewed several potential financial advisors, including Citi.  Subsequently, the Apple Ten special committee engaged Citi to assist and advise the Apple Ten special committee in connection with its evaluation of the transaction proposed in the December 10 letter from Apple Hospitality and potential alternatives with respect thereto.

On January 18, 2016, the Apple Hospitality board held a special meeting. Members of Apple Hospitality management participated in the meeting.  Management updated the Apple Hospitality board on developments since the last meeting with respect to the previously discussed potential transaction opportunities, including a potential strategic combination with Apple Ten.

In January and early February 2016, the Apple Ten special committee held several meetings, with representatives of its legal and financial advisors participating in such meetings, to consider the December 10 letter from Apple Hospitality and potential alternatives with respect thereto including continuing on a stand-alone basis. During these meetings, Citi reviewed with the Apple Ten special committee Citi’s discussions with Wells Fargo Securities and Apple Hospitality management and discussed with the Apple Ten special committee certain preliminary financial matters with respect to the transaction proposed in the December 10 letter from Apple Hospitality.  At the request of the Apple Ten special committee, on February 2, 2016, representatives of Citi, through representatives of Wells Fargo Securities, requested that Apple Hospitality provide additional detail with respect to the transaction proposed in its December 10 letter.

On February 11, 2016, the Apple Hospitality board held a regularly scheduled board meeting. Members of Apple Hospitality management were present along with a representative of Hogan Lovells.  During the meeting, management updated the Apple Hospitality board on developments since the last meeting with respect to the potential strategic combination with Apple Ten.  Apple Hospitality management noted, among other things, that Citi had contacted Wells Fargo Securities and requested clarification of certain of the terms included in the December 10 letter.  The Apple Hospitality board discussed the merits of the proposed transaction, including the form of consideration, accretion/dilution considerations and other valuation considerations with respect to a proposed transaction with Apple Ten.  After this discussion, the Apple Hospitality board concluded that the implied price included in the December 10 letter should not be modified but authorized an updated letter be sent to the Apple Ten special committee that would specify a fixed 0.562x exchange ratio based on an all-stock consideration structure, which reflected an implied price of $11.00 per Apple Ten common share (including the Apple Ten Series B convertible preferred shares on an as-converted basis) based on the same 20-day volume weighted average floor price ($19.57 per share) included in the December 10 letter.

On February 11, 2016, the Apple Ten board received a letter from the Apple Hospitality board submitting a revised preliminary non-binding indication of interest with respect to a strategic combination (the “February 11 letter”).  The February 11 letter proposed all stock consideration based on a fixed 0.562x exchange ratio, which reflected an implied price of $11.00 per Apple Ten common share (including the Apple Ten Series B convertible preferred shares on an as-converted basis) based on Apple Hospitality’s 20-day volume-weighted average price prior to announcement with a floor of $19.57 per share.  The February 11 letter contained the same provisions as the December 10 letter from Apple Hospitality with respect to redemptions and dividend payments and also included certain assumptions and conditions.

Following receipt of the February 11 letter from Apple Hospitality, the Apple Ten special committee held several meetings, with representatives of its legal and financial advisors participating in such meetings, to consider the transaction proposed in the February 11 letter from Apple Hospitality and potential alternatives with respect thereto. During these meetings, Citi reviewed with the Apple Ten special committee Citi’s discussions with Wells Fargo Securities and discussed with the Apple Ten special committee certain preliminary financial matters with respect to the transaction proposed in the February 11 letter from Apple Hospitality. At the request of the Apple Ten special committee, on February 25, 2016, representatives of Citi indicated to representatives of Wells Fargo Securities (i) the views of the Apple Ten special committee that the exchange ratio proposed in the February 11 letter from Apple Hospitality did not provide a sufficient basis on which to proceed with discussions regarding the transaction proposed in such letter and (ii) the Apple Ten special committee’s request for a term sheet in order for the Apple Ten special committee to evaluate whether to pursue the proposed transaction with Apple Hospitality or potential alternatives with respect thereto including continuing on a stand-alone basis.

On March 2, 2016, the Apple Hospitality board held a special meeting. Members of Apple Hospitality management were present along with representatives of Wells Fargo Securities, Hogan Lovells and Troutman Sanders LLP, counsel to the non-management directors of Apple Hospitality (“Troutman Sanders”).  Troutman Sanders had been appointed counsel to the non-management directors in 2014 and has met regularly with non-management board members.  Management updated the Apple Hospitality board regarding discussions between Wells Fargo Securities and Citi following delivery of the February 11 letter.  Representatives of Wells Fargo Securities summarized discussions with Citi around valuation and other principal terms included in the February 11 letter and provided an overview of the current macroeconomic environment and the lodging industry.  Representatives of Hogan Lovells and Troutman Sanders reviewed with the members of the Apple Hospitality board the fiduciary duties of the directors when considering a potential transaction with Apple Ten, including in the context of a transaction involving director conflicts of interest under Virginia law.  A representative of Hogan Lovells reviewed with the members of the Apple Hospitality board the terms of a draft merger agreement proposed to be delivered to the Apple Ten special committee together with a summary term sheet.  During this discussion, the Apple Hospitality board discussed with management and the advisors the appropriate mix of consideration, taking into account various valuation considerations including accretion/dilution implications.  After this discussion, the Apple Hospitality board authorized the following to be sent to the Apple Ten special committee:  (i) a term sheet that reflected, among other things, proposed consideration of $1.00 per share plus a fixed 0.511x exchange ratio, customary no shop and fiduciary out provisions for Apple Ten and a break-up fee of $30 million, and (ii) the draft merger agreement discussed during the meeting.  The non-management members of the Apple Hospitality board also met in executive session to discuss, among other things, whether to obtain an opinion from a financial advisor in connection with a proposed transaction with Apple Ten.  Following discussion, the directors decided to move forward with the engagement of another financial advisor that had not previously provided financial advisory services to Apple Hospitality, Apple Ten or any of their predecessor entities for the purpose of delivering an opinion from a financial advisor in connection with the transaction and, in early March, the non-management directors met several times to discuss potential financial advisors and to interview several potential financial advisors, ultimately determining to retain Baird.

On March 3, 2016, the Apple Hospitality board members received a revised draft term sheet, reflecting the terms discussed during the March 2nd board meeting, for review by the Apple Hospitality board prior to its submission to representatives of Citi.

On March 4, 2016, representatives of Wells Fargo Securities, on behalf of the Apple Hospitality board, delivered to representatives of Citi a Preliminary Indication of Terms (the “March 4 Term Sheet”) together with a draft merger agreement.  The March 4 Term Sheet proposed the acquisition of Apple Ten for consideration consisting of $1.00 in cash and 0.511x Apple Hospitality common shares for each Apple Ten common share (including the Series B preferred shares on an as-converted basis).  The March 4 Term Sheet included certain assumptions, and provided for accrual of regular monthly dividends until the last regularly scheduled payment in the month before closing, suspension of the unit redemption program no later than signing of a merger agreement, customary no-shop and fiduciary out provisions with a break-up fee of $30 million payable by Apple Ten and reciprocal expense reimbursement to the other company up to a $3 million cap in the event shareholder approval was not obtained.  The March 4 Term Sheet also proposed customary closing conditions and a condition that no more than 3% of the Apple Ten shares exercised dissenters’ rights.

Following receipt of the March 4 Term Sheet, the Apple Ten special committee met on March 7, 2016, with representatives of its legal and financial advisors participating in such meeting, to consider the March 4 Term Sheet and potential responses.  During the meeting, Citi reviewed with the Apple Ten special committee Citi's discussions with Wells Fargo Securities and discussed with the committee certain preliminary financial matters with respect to the March 4 Term Sheet.  On March 11, 2016, the Apple Ten special committee held an additional meeting, with representatives of its legal and financial advisors participating in such meeting, to consider the March 4 Term Sheet.  During the meeting, Citi reviewed with the Apple Ten special committee Citi's discussions with Wells Fargo Securities since the March 7, 2016 meeting and discussed with the Apple Ten special committee certain preliminary financial matters with respect to the March 4 Term Sheet. The Apple Ten special committee reviewed and discussed with its legal and financial advisors proposed revisions to the March 4 Term Sheet, including the consideration mix and amount.  At the request of the Apple Ten special committee, representatives of Citi delivered to representatives of Wells Fargo Securities a revised Preliminary Indication of Terms dated March 11, 2016 (the "March 11 Term Sheet") proposing a per share increase in the cash component of the consideration to $1.10 and an increase in the proposed exchange ratio to 0.562x.  The consideration proposed in the March 11 Term Sheet, which constituted a 10% increase to the proposed consideration in the March 4 Term Sheet and an implied ownership of 23.3% of the combined company, was determined by the Apple Ten special committee, following discussions with its financial advisor, and considering various preliminary financial perspectives regarding, among other things, (i) the relative estimated contributions to the combined company's EBITDA and FFO by Apple Hospitality and Apple Ten, respectively, (ii) relative financial performance of the two standalone companies and (iii) the potential impact on dividend yield to Apple Ten shareholders assuming the then current Apple Hospitality and Apple Ten dividend payouts.  The March 11 Term Sheet also proposed permitting accrual of regular monthly dividends through the closing date, a 45-day "go shop" period, a de minimus break-up fee payable by Apple Ten during the "go shop" period, a $20 million break-up fee payable by Apple Ten following the "go shop" period and a $30 million reverse break-up fee payable by Apple Hospitality in the event the Apple Hospitality board changed its recommendation in favor of the transaction.  The March 11 Term Sheet also proposed revising the closing condition with respect to dissenting shares to provide that holders of no more than 5% of Apple Ten shares exercised dissenters' rights.

On March 15, 2016, the Apple Hospitality board held a special meeting. Members of Apple Hospitality management were present along with representatives of Wells Fargo Securities, Hogan Lovells and Troutman Sanders.  The Apple Hospitality board discussed the terms included in the March 11 Term Sheet.  Representatives of Wells Fargo Securities reviewed with the Apple Hospitality board the discussions between Wells Fargo Securities and Citi and preliminary financial matters regarding the March 11 Term Sheet.  During the discussion, representatives of Wells Fargo Securities and Hogan Lovells discussed the additional terms included in the March 11 Term Sheet, including the mechanics of the proposed “go shop” provision, the proposed break-up fee structure and proposed modifications to the dissenters’ rights closing condition.  The members of the Apple Hospitality board discussed the proposed consideration mix, as well as the impact on accretion/dilution analysis of the terms included in the March 11 Term Sheet, noting the importance of any transaction being accretive to Apple Hospitality, and discussed a proposed response.  After this discussion, the Apple Hospitality board authorized the submission of a revised term sheet reflecting proposed consideration of $1.00 per share plus a fixed 0.520x exchange ratio, a 30-day “go shop” period from the day of signing, a $15 million break-up fee payable by Apple Ten with respect to a “go shop” bidder, a $30 million break-up fee payable after the “go shop” period and in certain other circumstances (including a change in recommendation by the Apple Ten board) and a $30 million reverse break-up fee payable by Apple Hospitality if the Apple Hospitality board makes a change in recommendation.  The Apple Hospitality board also discussed possible responses in the event Apple Ten did not accept this latest proposal, including with respect to the length of the “go shop” period and the size of the break-up fees.  In addition, the Apple Hospitality board discussed the proposed terms of an engagement of Baird to render an opinion in connection with a potential transaction with Apple Ten, reviewed the relationships between Baird and Apple Hospitality and Apple Ten and approved the engagement of Baird.

On March 15, 2016, representatives of Wells Fargo Securities, on behalf of the Apple Hospitality board, delivered to representatives of Citi a revised Preliminary Indication of Terms (the “March 15 Term Sheet”).  The March 15 Term Sheet proposed retaining the $1.00 cash component of the consideration and increasing the proposed exchange ratio to 0.520x from the 0.511x exchange ratio proposed in Apple Hospitality’s March 4 Term Sheet, a 30-day “go shop” period, a break-up fee of $15 million payable by Apple Ten during the “go shop” period and a $30 million break-up fee payable by Apple Ten following the “go shop” period.  The March 15 Term Sheet accepted the proposals in Apple Ten’s March 11 Term Sheet to provide for accrual of regular monthly dividends through the closing date, a $30 million reverse break-up fee payable by Apple Hospitality if the Apple Hospitality board changed its recommendation and increasing the closing condition with respect to Apple Ten shares exercising dissenters’ rights to no more than 5%.

Following receipt of the March 15 Term Sheet, on March 16, 2016, the Apple Ten special committee held a meeting, with representatives of its legal and financial advisors participating in such meeting, to consider the revised term sheet. During the meeting, Citi reviewed with the Apple Ten special committee Citi’s discussions with Wells Fargo Securities and discussed with the Apple Ten special committee certain preliminary financial matters with respect to the March 15 Term Sheet. The Apple Ten special committee reviewed and discussed with its legal and financial advisors proposed revisions to the March 15 Term Sheet, including the consideration mix and amount.  At the request of the Apple Ten special committee, representatives of Citi delivered to representatives of Wells Fargo Securities a revised Preliminary Indication of Terms dated March 17, 2016 (the “March 17 Term Sheet”) proposing a per share increase in the proposed exchange ratio to 0.541x, a 45-day “go shop” period with a $3.4 million break-up fee plus reasonable third-party expenses not to exceed $3 million payable by Apple Ten and a break-up fee following the “go shop” period of $20 million payable by Apple Ten.

On March 17, 2016, the Apple Hospitality board members were notified by email that Wells Fargo Securities had received the March 17 Term Sheet.  The email:  (i) summarized the principal changes from the March 15 Term Sheet;  (ii) proposed that a revised term sheet be sent to the Apple Ten special committee, which accepted the 45-day “go shop” period proposed by Apple Ten, increased the “go shop” break-up fee to $12 million, increased the break-up fee payable by Apple Ten to $25 million and decreased the reverse break-up fee payable by Apple Hospitality from $30 million to $25 million, but did not change the exchange ratio or other proposed consideration previously proposed by Apple Hospitality in its March 15 Term Sheet; (iii) noted that the proposed changes to the “go shop” and break-up fee provisions were consistent with the Apple Hospitality board’s discussion at the March 15th meeting; (iv) included a copy of the proposed revised term sheet; and (v) included a draft written communication proposed to be delivered by representatives of Wells Fargo Securities, on behalf of the Apple Hospitality board, addressed to the Apple Ten board, which, among other things, outlined Apple Hospitality’s reasons for considering a transaction with Apple Ten to be strategically compelling and indicating that the March 18 Term Sheet constituted Apple Hospitality’s best and final proposal, and indicating that if the Apple Ten board was not prepared to move forward with a transaction on the terms outlined in the March 18 Term Sheet, Apple Hospitality did not consider it productive to continue further discussions regarding a strategic transaction at this time.

On March 18, 2016, representatives of Wells Fargo Securities, on behalf of the Apple Hospitality board, delivered to representatives of Citi a revised preliminary indication of terms (the “March 18 Term Sheet”) which retained the proposal in Apple Hospitality’s March 11 Term Sheet for the proposed exchange ratio of 0.520x, accepted the proposal in Apple Ten’s March 17 Term Sheet for a 45-day “go shop” period but proposed a break-up fee of $12 million during the “go shop” period plus expenses not to exceed $3 million payable by Apple Ten and proposed a break-up fee and reverse break-up fee of $25 million.  The March 18 Term Sheet was accompanied by the e-mail addressed to the Apple Ten board from Wells Fargo Securities, on behalf of the Apple Hospitality board, described above. The e-mail requested a response before 6:00 p.m. on Monday, March 21, 2016.

Following receipt of the March 18 Term Sheet, the Apple Ten special committee held several meetings, with representatives of its legal and financial advisors participating in such meetings, to consider the March 18 Term Sheet and potential alternatives with respect thereto including continuing on a stand-alone basis.  Following a meeting on March 21, 2016, the Apple Ten special committee requested a meeting with Justin G. Knight, in his capacity as president and chief executive officer of Apple Hospitality, in order to provide an opportunity for the Apple Ten special committee to review and discuss with Justin G. Knight his view of the strategy and vision for the combined company going forward.  On March 23, 2016, with the Apple Hospitality board’s authorization, Justin G. Knight met with the Apple Ten special committee, with representatives of the Apple Hospitality and Apple Ten legal and financial advisors present. At the outset of the meeting, the participants were advised that Justin G. Knight was appearing solely in his capacity as president and chief executive officer of Apple Hospitality, that the focus of the discussion would be on understanding his view of the strategy and vision for the combined company going forward, that he was not appearing as a representative of Apple Ten in any capacity, and that the Apple Hospitality board had not authorized him to appear as a representative of the Apple Hospitality board or to engage in any discussion regarding proposed deal terms.  During the meeting, Justin G. Knight explained his view of the strategy and vision for the combined company going forward and responded to questions from the Apple Ten special committee.  Following the meeting, the Apple Ten special committee concluded to pursue further discussions with Apple Hospitality to determine whether there was additional flexibility with respect to the proposed exchange ratio and the “go shop” break-up fee set forth in the March 18 Term Sheet.

On March 24, 2016, at the request of the Apple Ten special committee, representatives of Citi contacted representatives of Wells Fargo Securities to propose an increase in the proposed exchange ratio to 0.529x and a “go shop” break-up fee of $3.4 million plus third party expenses not to exceed $3 million.  Representatives of Wells Fargo Securities indicated that it would discuss with the Apple Hospitality board a possible increase in the proposed exchange ratio to 0.522x and a “go shop” break-up fee of $5 million plus third party expenses not to exceed $3 million.  On March 24, 2016, the Apple Ten special committee held a meeting, with representatives of its legal and financial advisors participating in such meeting, and reviewed the discussions between representatives of each of Citi and Wells Fargo Securities with respect to the proposed exchange ratio and the “go shop” break-up fee.  Citi also discussed with the Apple Ten special committee certain preliminary financial matters in connection with the Apple Hospitality proposal.

Also on March 24, 2016, the Apple Hospitality board held a special meeting. Members of Apple Hospitality management were present along with representatives of Wells Fargo Securities, Hogan Lovells and Troutman Sanders.  Wells Fargo Securities summarized the latest term sheet response received from Citi and reviewed with the Apple Hospitality board preliminary financial matters regarding the latest response.  The Apple Hospitality board discussed a possible increase to the exchange ratio from what it had previously proposed in its March 18 Term Sheet – from 0.520x to 0.522x – as well as further modifications to the “go shop” break-up fee structure.  During this discussion, management noted that a 0.522x exchange ratio would still allow for the transaction to be accretive in the first year after completion of the transaction.  After this discussion, the Apple Hospitality board authorized the submission of a revised term sheet including an increase in the exchange ratio from 0.520x to 0.522x and a decrease in the break-up fee payable during the “go shop” period to $5 million (plus up to $3 million of expenses) from the “go shop” break-up fee previously proposed by Apple Hospitality in its March 18 Term Sheet.

Later on March 24, 2016, representatives of Wells Fargo Securities delivered to representatives of the Apple Ten special committee a revised Preliminary Indication of Terms (the “March 24 Term Sheet”) proposing an increase in the proposed exchange ratio to 0.522x and a break-up fee during the “go shop” period of $5 million plus third party expenses not to exceed $3 million.  The Apple Ten special committee approved the March 24 Term Sheet subject to negotiation of the proposed draft merger agreement provided on March 4th.

On March 29, 2016, representatives of Hogan Lovells circulated to representatives of McGuireWoods a revised draft of the proposed merger agreement reflecting the terms set forth in the March 24 Term Sheet.  During the period from March 29, 2016 through April 13, 2016, the parties, along with representatives of each of McGuireWoods and Hogan Lovells, exchanged drafts and comments on the draft Merger Agreement and related transaction documents and negotiated their terms. The negotiations covered various aspects of the transaction including, among other things, the “go shop” and no solicitation provisions and the standard for the Apple Ten special committee and Apple Ten board to consider acquisition proposals, whether Apple Ten should be obligated to submit the transaction to a shareholder vote following a change in recommendation by the Apple Ten board, the termination provisions in connection with an adverse change in recommendation or entry into an agreement with respect to a superior proposal and the Apple Hospitality board’s right to make an adverse change in recommendation if an intervening event occurs.  During this period, each of the Apple Ten special committee and Apple Hospitality board held multiple meetings, with representatives of its legal and financial advisors participating in such meetings, to discuss the proposed merger agreement and open issues.

On April 8, 2016, the Apple Hospitality board held a special meeting.  Members of Apple Hospitality management were present along with representatives of Baird, Wells Fargo Securities, Hogan Lovells and Troutman Sanders.  During this meeting, the Apple Hospitality board discussed with its legal and financial advisors and members of management developments regarding the proposed transaction and transaction documentation since the last meeting of the Apple Hospitality board, including changes to the proposed merger agreement since the last review with the Apple Hospitality board and the principal outstanding open points on the proposed merger agreement.  Representatives of Hogan Lovells and Wells Fargo Securities discussed with the board members the nature of the open points on the proposed merger agreement and possible resolutions of those items.  Representatives of Wells Fargo Securities updated the Apple Hospitality board with respect to market and other financial matters, and representatives of Baird updated the Apple Hospitality board with respect to the status of Baird’s diligence and opinion process.  After this discussion, the Apple Hospitality board provided management and the financial advisors with guidance regarding the open points on the proposed merger agreement.

On April 11, 2016, the Apple Ten special committee held a meeting with representatives of its legal and financial advisors participating in such meeting.  During this meeting, a representative of McGuireWoods reviewed the directors’ fiduciary duties under Virginia law, provided an update on the status of the proposed merger agreement and reviewed and discussed with the Apple Ten special committee a summary of the proposed terms of the draft merger agreement and other transaction documents.  Citi discussed with the Apple Ten special committee certain preliminary financial matters regarding the unit merger consideration.

On April 13, 2016, the Apple Ten special committee held a meeting with representatives of its legal and financial advisors participating in such meeting.  During this meeting, a representative of McGuireWoods provided an update on final revisions to the proposed merger agreement.  Also at this meeting, Citi reviewed its financial analysis of the unit merger consideration with the Apple Ten special committee and rendered an oral opinion, confirmed by delivery of a written opinion dated April 13, 2016, to the Apple Ten special committee to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the unit merger consideration to be received by holders of Apple Ten units pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Apple Hospitality, Acquisition Sub and their respective affiliates).  Following discussions by the Apple Ten special committee concerning, among other things, the matters described below under “—Recommendation of the Apple Ten Board and its Reasons for the Merger,” the Apple Ten special committee, by unanimous vote of all members: (i) determined, and recommended that the Apple Ten board determine, that the transactions contemplated by the Merger Agreement, including the merger, the voting agreement and the termination agreement were advisable and in the best interest of Apple Ten and its shareholders; (ii) recommended that the Apple Ten board approve the Merger Agreement, the related plan of merger, the voting agreement and the termination agreement; and (iii) recommended that the Merger Agreement, the related plan of merger, and the transactions contemplated thereby be submitted to vote of the shareholders of Apple Ten with the recommendation that the Merger Agreement, the related plan of merger and transactions contemplated thereby be approved.

Following the meeting of the Apple Ten special committee on April 13, 2016, the Apple Ten board met to consider the proposed transaction.  Citi discussed with the Apple Ten board certain financial information that Citi had reviewed with the Apple Ten special committee during the committee’s meeting held earlier that day and informed the Apple Ten board that Citi had rendered its opinion to the Apple Ten special committee at such meeting.  Representatives of McGuireWoods reviewed the principal terms of the proposed merger agreement and related transactions.  The Chairman of the Apple Ten special committee presented the report of the Apple Ten special committee, including its recommendation that the Apple Ten board approve the proposed transaction.  Following discussions by the Apple Ten board concerning, among other things, the matters described below under “—Recommendation of the Apple Ten Board and its Reasons for the Merger,” the Apple Ten board, based on the recommendation of the Apple Ten special committee (with Glade M. Knight abstaining) (i) determined that the transactions contemplated by the Merger Agreement, including the merger, the voting agreement and the termination agreement, were advisable and in the best interest of Apple Ten and its shareholders, (ii) approved the Merger Agreement, the related plan of merger, the voting agreement and the termination agreement, and (iii) approved submitting the Merger Agreement, the related plan of merger and the transactions contemplated thereby to the shareholders of Apple Ten with the recommendation that the Apple Ten shareholders approve the Merger Agreement, the related plan of merger and the transactions contemplated thereby.

On April 13, 2016, the Apple Hospitality board held a special meeting. Members of Apple Hospitality management were present along with representatives of Baird, Wells Fargo Securities, Hogan Lovells and Troutman Sanders.  At the meeting, a representative of Hogan Lovells reviewed the principal terms of the proposed merger agreement, including changes since the last review with the board. Representatives of Baird presented its financial analysis of the proposed consideration to be paid pursuant to the merger and then delivered its oral opinion, which was subsequently confirmed by delivery of a written opinion dated April 13, 2016, to the Apple Hospitality board that, subject to the contents of the opinion, including the various assumptions and limitations set forth in the written opinion, Baird was of the opinion that, as of such date, the merger consideration payable by Apple Hospitality was fair, from a financial point of view, to the Unaffiliated Shareholders of Apple Hospitality.  Also at the meeting, a representative of Troutman Sanders reviewed the directors’ fiduciary duties under Virginia law and the Virginia conflicts of interest statute.  Following discussions by the Apple Hospitality board concerning, among other things, the matters described below under “—Recommendation of the Apple Hospitality Board and its Reasons for the Merger”, which discussions included an executive session without Messrs. Glade or Justin Knight present, the Apple Hospitality board (with Messrs. Glade and Justin Knight abstaining)  (i) determined that the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement were advisable and in the best interest of Apple Hospitality and its shareholders, (ii) authorized and approved the merger and the other transactions contemplated by the Merger Agreement and authorized, approved and adopted the Merger Agreement, the related plan of merger, the voting agreement and the termination agreement, and (iii) authorized the submission of the Share Issuance Proposal and the Apple Hospitality Adjournment Proposal to the Apple Hospitality shareholders and recommended that the shareholders of Apple Hospitality approve the Share Issuance Proposal and the Apple Hospitality Adjournment Proposal.

On April 13, 2016, each of Apple Hospitality and Apple Ten executed and delivered the Merger Agreement and related agreements to which it is a party.  On April 14, 2016, Apple Hospitality and Apple Ten issued a press release announcing the execution of the Merger Agreement.

In accordance with the terms of the Merger Agreement, following the execution of the Merger Agreement, Apple Ten began soliciting inquiries and proposals from third parties.  Under the terms of the Merger Agreement, Apple Ten was permitted to solicit inquiries and proposals from third parties and to furnish non-public information to third parties until 11:59 p.m., New York City time, on May 28, 2016.  During the go-shop period, at the direction of the Apple Ten special committee, Citi contacted 54 third parties (including 17 potential strategic buyers and 37 potential financial buyers), ten of which executed confidentiality agreements with Apple Ten. None of the third parties contacted by Citi provided Apple Ten with a proposal or offer regarding an alternative acquisition proposal.

Recommendation of the Apple Hospitality Board and Its Reasons for the Merger

After careful consideration, the Apple Hospitality board, at a meeting held on April 13, 2016, determined that the terms of the Merger Agreement, the related plan of merger, the merger and the transactions contemplated by the Merger Agreement are in the best interests of Apple Hospitality and its shareholders and authorized, approved, adopted and declared advisable the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement. In reaching its determination, the Apple Hospitality board consulted with Apple Hospitality’s senior management and legal and financial advisors and carefully considered numerous factors that the Apple Hospitality board viewed as supporting its decision, including the following material factors:

●	the combined company is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

º	the combined company, with enhanced geographic diversity and a strategically consistent select service portfolio with continued exclusive focus on Marriott® and Hilton® brands, will be one of the largest hospitality REITs in the U.S. with 235 hotels and over 30,000 guest rooms in 33 states, which will allow Apple Hospitality shareholders to participate in a stronger combined company with a platform that offers superior value creation opportunities;

º	the combined company, which increases size and scale and enhances brand recognition while maintaining a conservative capital structure with low leverage relative to its peer companies, is expected to have access to a lower cost of capital than Apple Hospitality on a stand-alone basis, and provide increased access to capital-raising alternatives, including potential debt financings or equity issuances, which could be used, among other things, to acquire additional properties or provide greater financial flexibility to capture opportunities across business cycles; and

º	the combination of the Apple Hospitality portfolio, which has an average age of 11 years and an average time since opening or last renovation of 4 years, with the Apple Ten portfolio, which has an average age of 7 years and an average time since opening or last renovation of 3 years, reduces the age of the overall portfolio and compliments the Apple Hospitality principle of reinvesting in its portfolio, which Apple Hospitality believes is one of the strengths of its business strategy;

●	the combined company is expected to provide improved liquidity for Apple Hospitality shareholders as a result of the increased equity capitalization and the increased shareholder base of the combined company;

●	the transaction is expected to be accretive in the first year after closing;

●	the Apple Hospitality board considered the oral opinion of Baird delivered at a meeting of the Apple Hospitality board on April 13, 2016, which was subsequently confirmed by delivery to the Apple Hospitality board of a written opinion of Baird, dated April 13, 2016, to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the merger consideration payable by Apple Hospitality was fair, from a financial point of view, to the Unaffiliated Shareholders of Apple Hospitality, as more fully described in the section entitled “—Opinion of Apple Hospitality’s Financial Advisor” beginning on page 69 ;

●	the unit exchange ratio in the merger is fixed and will not fluctuate as a result of changes in the value of Apple Ten or Apple Hospitality, which provides certainty as to the respective pro forma percentage ownership of the combined company and limits the impact of external factors on the merger;

●	Apple Hospitality’s management team’s deep understanding of the Apple Ten portfolio through its existing management responsibilities with respect to Apple Ten and its portfolio;

●	no fees are payable in connection with the termination of the advisory arrangements for Apple Ten under the Termination Agreement, as more fully described in the section entitled “Termination Agreement” beginning on page 123 ;

●	due to the age and continued investment in the properties by Apple Ten, there is minimal non-routine capital expenditures needed for the portfolio of hotels;

●	the combined company is expected to achieve cost savings through the elimination of duplicative costs and functions by, among other things, consolidation of the public reporting process, consolidation of the legal and accounting process, the general reduction in duplicate administrative processes;

●	the commitment on the part of each of Apple Hospitality and Apple Ten to complete the merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the merger will be completed on a timely basis and without the challenges frequently encountered integrating unrelated companies, based on, among other things, that Apple Hospitality currently manages the Apple Ten portfolio;

●	the Merger Agreement provides the Apple Hospitality board with the ability, under certain specified circumstances, to make an Apple Hospitality change in recommendation if a material event, circumstance, change or development that was not known or the consequences of which were not reasonably foreseeable to the Apple Hospitality board on April 13, 2016, and the Apple Hospitality board determines in good faith (after consultation with its legal and financial advisors) that failure to do so would be inconsistent with its fiduciary duties to the shareholders of Apple Hospitality under applicable law, as more fully described in the section entitled “The Merger Agreement—Apple Hospitality Change in Recommendation” beginning on page 112 ; and

●	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Apple Hospitality board also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

●	under the terms of the Merger Agreement, in certain circumstances, the Apple Ten board can modify, amend or withdraw its recommendation that Apple Ten shareholders vote in favor of the merger, the plan of merger and the other transactions contemplated by the Merger Agreement if failure to take such action would be inconsistent with its fiduciary duties under applicable law to the shareholders of Apple Ten and after compliance with the other requirements set forth in the Merger Agreement, as more fully described in the section entitled “The Merger Agreement—Apple Ten Acquisition Proposals; Change in Recommendation” beginning on page 108 ;

●	the Merger Agreement provides Apple Ten a 45-day “go-shop” period during which Apple Ten may actively solicit additional acquisition proposals from third parties providing an opportunity to determine if a third party is willing to pay a higher value per share than Apple Hospitality and permits Apple Ten to terminate the Merger Agreement after complying with applicable provisions to enter into an agreement for a superior proposal in connection with the go shop process upon the payment to Apple Hospitality of a $5 million termination fee plus reimbursement of reasonable third party expenses not to exceed $3 million;

●	under the terms of the Merger Agreement, Apple Hospitality must pay to Apple Ten a $25 million termination fee if the Merger Agreement is terminated under certain circumstances, as more fully described in the section entitled “The Merger Agreement—Termination Fees and Expenses—Termination Fee Payable by Apple Hospitality” beginning on page 119 ;

●	notwithstanding the likelihood of the merger being completed, the merger may not be completed, or completion may be unduly delayed, including the effect of the pendency of the merger and the effect such failure to be completed may have on the trading price of Apple Hospitality common shares and Apple Hospitality’s operating results;

●	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

●	the consummation of the merger is subject to the approval of Apple Hospitality’s shareholders and Apple Ten’s shareholders and the merger may not close if the Apple Hospitality shareholders do not approve the Share Issuance Proposal or the Apple Ten shareholders do not approve the Apple Ten Merger Proposal;

●	as is customary for transactions of this type, the transaction has been structured as a merger; as a result, Apple Hospitality will be liable for Apple Ten’s unknown liabilities, including litigation resulting from the transaction;

●	the obligations under the Merger Agreement regarding the restrictions on the operation of Apple Hospitality’s business during the period between the signing of the Merger Agreement and the completion of the merger may delay or prevent Apple Hospitality from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the merger;

●	Apple Hospitality and Apple Ten may be obligated to complete the merger without having obtained appropriate consents, approvals or waivers from, or successfully refinanced, the outstanding indebtedness of Apple Ten that requires lender consent or approval to consummate the merger, and the risk that such consummation could trigger the termination of, and mandatory prepayments of amounts outstanding under, certain of Apple Ten’s indebtedness;

●	because the unit exchange ratio is fixed in the Merger Agreement and will not fluctuate as a result of changes in the value of Apple Ten or Apple Hospitality, a decline in the value of Apple Ten unmatched by a similar decline in the value of Apple Hospitality, or an increase in the value of Apple Hospitality without a similar increase in the value of Apple Ten, would impact the relative value of Apple Ten in a manner adverse to Apple Hospitality;

●	Apple Hospitality may not realize all of the anticipated strategic benefits and operational efficiencies or other anticipated benefits or cost savings of the merger within the expected timeframe or at all;

●	the expenses to be incurred in connection with the merger;

●	the potential risk that the market price of Apple Hospitality common shares after the merger may be affected by factors relating to the merger, including increased liquidity for Apple Ten shareholders;

●	the availability of appraisal rights to holders of Apple Ten common shares who comply with all the required procedures under Virginia law, which allows such holders to seek appraisal of the fair value of their shares in accordance with Virginia law;

●
Apple Ten and Apple Hospitality are affiliated entities with Apple Ten managed by employees of Apple Hospitality, and there are conflicts of interest inherent where the individuals who comprise the management teams of Apple Ten and Apple Hospitality are assisting the Apple Hospitality board in connection with the merger and providing certain assistance to Apple Ten, and some of Apple Hospitality’s directors and executive officers have interests with respect to the merger that are different from, and in addition to, those of Apple Hospitality shareholders generally, including the interests of Glade M. Knight in connection with the conversion of the Apple Ten Series B convertible preferred shares, as more fully described in the section entitled “—Interests of Apple REIT Directors and Executive Officers in the Merger” beginning on page 89 ;

●	the need for incremental debt to fund the cash portion of the merger consideration; and

●	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 30 .

The foregoing discussion of the factors considered by the Apple Hospitality board is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Apple Hospitality board. In view of the wide variety of factors considered in connection with its evaluation of the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Apple Hospitality board did not consider it practicable to, and did not attempt to, qualify, rank or otherwise assign any relative or specific weights or values to the factors considered, and individual directors may have held varied views of the relative importance of the factors considered and given different weights or values to different factors. The Apple Hospitality board viewed its position and recommendation as being based on an overall review of the totality of the information available to it, including discussions with Apple Hospitality’s management and legal and financial advisors, and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the Apple Hospitality board and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 .

For the reasons set forth above, the Apple Hospitality board determined that the terms of the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement are in the best interests of Apple Hospitality and its shareholders and authorized, approved, adopted and declared advisable the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement. The Apple Hospitality board recommends to Apple Hospitality’s shareholders that they vote “FOR” the Share Issuance Proposal.

Recommendation of the Apple Ten Board and Its Reasons for the Merger

In evaluating the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement, the Apple Ten board consulted with the Apple Ten special committee’s legal and financial advisors and considered the unanimous recommendation of the Apple Ten special committee. In reaching their respective determinations, the Apple Ten board and Apple Ten special committee considered a number of factors, including the following material factors which the Apple Ten board and Apple Ten special committee viewed as supporting their respective decisions with respect to the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement:

●	when Apple Ten conducted its initial public offering beginning in 2011, Apple Ten indicated that within approximately seven years it intended to list its shares on a national securities exchange, dispose of all its properties in a manner which would permit distributions to shareholders of cash or merge or otherwise combine with a real estate investment trust or similar combination with a similar investment vehicle;

●	the Apple Ten per unit merger consideration implies merger consideration of $11.17 per Apple Ten unit, based on the 20-day volume-weighted average price of Apple Hospitality common shares ending April 12, 2016 (or $10.85 per Apple Ten unit, based on the closing price per Apple Hospitality common share on April 12, 2016) compared to the initial public offering price for the Apple Ten units of $10.50 for the first $100 million in gross proceeds raised and $11.00 per unit for the remaining approximately $950 million in gross proceeds raised;

●	the Apple Ten merger consideration, consisting of cash plus Apple Hospitality common shares, which will be listed for trading on the NYSE, provides a liquidity opportunity for Apple Ten shareholders desiring to liquidate their investment after the merger;

●	the receipt of Apple Hospitality common shares as part of the Apple Ten merger consideration provides Apple Ten shareholders the opportunity to continue ownership in the combined company which is expected to provide a number of significant potential strategic opportunities and benefits, including the following:

º	the combined company, with enhanced geographic diversity and a strategically consistent select service portfolio with continued exclusive focus on Marriott and Hilton brands, will be one of the largest hospitality REITs in the U.S. with 235 hotels and over 30,000 guest rooms in 33 states, which will allow Apple Ten shareholders to participate in a stronger combined company with a platform that offers enhanced ability to take advantage of opportunistic growth opportunities;

º	the combined company, which increases size and scale and enhances brand recognition while maintaining a conservative capital structure with low leverage relative to its peer companies, is expected to have access to a lower cost of capital than Apple Ten on a standalone basis, and provide increased access to capital-raising alternatives, including potential debt financings or equity issuances, among other things, to acquire additional properties, or provide greater financial flexibility to capture opportunities across business cycles; and

º	the combined company will be self-managed thereby eliminating the external advisory structure under which Apple Ten presently operates;

●	the unit exchange ratio in the merger is fixed and will not fluctuate as a result of changes in the value of Apple Ten or Apple Hospitality, which provides certainty as to the respective pro forma percentage ownership of the combined company and limits the impact of external factors on the merger;

●	the opinion of Citi, dated April 13, 2016, to the Apple Ten special committee as to the fairness, from a financial point of view and as of the date of the opinion, to the holders of Apple Ten units (other than Apple Hospitality, Merger Sub and their respective affiliates) of the unit merger consideration to be received by such holders pursuant to the Merger Agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on review undertaken as more fully described in the section entitled “—Opinion of the Apple Ten Special Committee’s Financial Advisor” beginning on page 76 ;

●	the Merger Agreement provides Apple Ten a 45-day “go-shop” period during which Apple Ten may actively solicit additional acquisition proposals from third parties providing an opportunity to determine if a third party is willing to pay a higher value per share than Apple Hospitality and permits Apple Ten to terminate the Merger Agreement after complying with applicable provisions to enter into an agreement for a superior proposal in connection with the go shop process upon the payment to Apple Hospitality of a $5 million termination fee plus reimbursement of reasonable third party expenses not to exceed $3 million;

●	the potential for less attractive strategic alternatives being available to Apple Ten in the future as a result of macroeconomic or industry specific trends;

●	the Merger Agreement permits Apple Ten to continue to pay its shareholders regular monthly dividends of up to $0.06875 per Apple Ten common share through the effective date of the merger;

●	the Merger Agreement is subject to approval of the Apple Ten shareholders, including approval of a majority of the outstanding Apple Ten common shares and Apple Ten Series A preferred shares (each voting as a separate voting group);

●	the availability of appraisal rights to holders of Apple Ten common shares who comply with all the required procedures under Virginia law, which allows such holders to seek appraisal of the fair value of their shares in accordance with Virginia law;

●	the intent for the merger to qualify as a reorganization for U. S. federal income tax purposes resulting in the receipt of Apple Hospitality common shares in the merger on a tax-free basis;

●	after expiration of the “go shop” period, the Merger Agreement provides Apple Ten with the ability, under certain specified circumstances, to consider an acquisition transaction if the Apple Ten special committee determines it is reasonably expected to lead to a superior proposal and provides the Apple Ten board with the ability, under certain specified circumstances, to make an Apple Ten change in recommendation and to terminate the Merger Agreement following such Apple Ten change in recommendation and/or in order to enter into an agreement with respect to a superior proposal outside the “go shop” process upon payment of a $25 million termination fee;

●	the commitment on the part of each of Apple Ten and Apple Hospitality to complete the merger as reflected in their respective obligations under the terms of the Merger Agreement and the absence of any required government consents, and the likelihood that the merger will be completed on a timely basis and without the challenges frequently encountered integrating unrelated companies, based on, among other things, that Apple Hospitality currently manages the Apple Ten portfolio; and

●	the other terms of the Merger Agreement, including representations, warranties and covenants of the parties, as well as the conditions to their respective obligations under the Merger Agreement.

The Apple Ten special committee also considered whether to solicit proposals from third parties prior to entering into the Merger Agreement. After taking into account: the 45-day “go shop” period permitting Apple Ten to actively solicit alternative acquisition proposals, the potential reluctance by other parties to respond to solicitations of interests before a definitive merger agreement was signed given Apple Hospitality’s familiarity with Apple Ten and the market perception of Apple Hospitality as a buyer for Apple Ten, and the provisions of the draft merger agreement permitting Apple Ten to terminate the Merger Agreement to enter into an agreement for a superior proposal, the Apple Ten special committee determined to move forward with the transaction without soliciting other proposals before execution of a definitive merger agreement.

The Apple Ten board and Apple Ten special committee also considered a variety of risks and other potentially negative factors in considering the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement, including the following material factors:

●	that, because the unit exchange ratio is fixed in the Merger Agreement and will not fluctuate as a result of changes in the value of Apple Ten or Apple Hospitality, a decline in the value of Apple Hospitality unmatched by a similar decline in the value of Apple Ten, or an increase in the value of Apple Ten without a similar increase in the value of Apple Hospitality, would reduce the relative value of the Apple Hospitality common shares received in the merger;

●	due to the inclusion of cash as a portion of the merger consideration, the “roll up” procedures set forth in the Apple Ten articles of incorporation were not triggered, but the Apple Ten special committee believed it was unlikely that any third party acquirer would pursue a transaction structure triggering the “roll up” procedures in an acquisition;

●	the risk that a different strategic alternative could prove to be more beneficial to Apple Ten shareholders than the proposed merger;

●	that, under the terms of the Merger Agreement, Apple Ten must pay to Apple Hospitality a $5 million termination fee if the Merger Agreement is terminated in connection with the “go-shop” process under certain circumstances and $25 million termination fee if the Merger Agreement is terminated after the go shop period under certain circumstances, which might discourage or deter other parties from proposing an alternative transaction that may be more advantageous to Apple Ten shareholders, or which may become payable in circumstances where no alternative transaction or superior proposal is available to Apple Ten;

●	the terms of the Merger Agreement place limitations beginning on May 29, 2016 on the ability of Apple Ten to initiate, solicit or knowingly encourage or facilitate any inquiries or the making of any proposal by or with a third party with respect to a competing transaction and to furnish information to, or enter into discussions with, a third party interested in pursuing an alternative strategic transaction;

●	the risk that, while the merger is expected to be completed, there is no assurance that all of the conditions to the parties’ obligations to complete the merger will be satisfied or waived;

●	the risk of diverting management focus and resources from operational matters and other strategic opportunities while working to implement the merger;

●	the consummation of the merger is subject to the approval of Apple Hospitality’s shareholders and the merger may not close if the Apple Hospitality shareholders do not approve the Share Issuance Proposal;

●	that, under the terms of the Merger Agreement, in certain circumstances, the Apple Hospitality board may make a change in recommendation in response to a material event, circumstance, change or development that was not known to the Apple Hospitality board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Apple Hospitality board prior to the effective time of the merger, as more fully described in the section entitled “The Merger Agreement—Apple Hospitality Change in Recommendation” beginning on page 112 ;

●	the obligations under the Merger Agreement regarding the restrictions on the operation of Apple Ten’s business during the period between the signing of the Merger Agreement and the completion of the merger may delay or prevent Apple Ten from undertaking business opportunities that may arise or any other action it would otherwise take with respect to its operations absent the pending completion of the merger;

●	the expenses to be incurred in connection with the merger;

●	the fact that the Merger Agreement requires Apple Ten to suspend its unit redemption program;

●	the condition, unless waived by Apple Hospitality, to Apple Hospitality’s obligation to complete the merger that limits appraisal rights to no more than 5% of the Apple Ten common shares outstanding immediately prior to the effective time of the merger;

●
Apple Ten and Apple Hospitality are affiliated entities with Apple Ten managed by employees of Apple Hospitality, and there are conflicts of interest inherent where the individuals who comprise the management teams of Apple Ten and Apple Hospitality are assisting the Apple Hospitality board in connection with the merger and providing certain assistance to Apple Ten, and some of Apple Ten’s directors and executive officers have interests with respect to the merger that are different from, and in addition to, those of Apple Ten shareholders generally, including the conversion of the Series B preferred shares of Apple Ten, as more fully described in the sections entitled “—Interests of Apple REIT Directors and Executive Officers in the Merger” beginning on page 89 ; and

●	the types and nature of the risks described under the section entitled “Risk Factors” beginning on page 30 .

The foregoing discussion of the factors considered by the Apple Ten board and Apple Ten special committee is not intended to be exhaustive and is not provided in any specific order or ranking, but rather includes material factors considered by the Apple Ten board and the Apple Ten special committee. In view of the wide variety of factors considered in connection with their respective evaluation of the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement, and the complexity of these matters, the Apple Ten board and the Apple Ten special committee did not consider it practical to, and did not attempt to, quantify, rank or otherwise assign any relative or specific weights or values to the different factors considered and individuals may have given different weights to different factors. The Apple Ten board and the Apple Ten special committee conducted an overall review of the factors considered and determined that, in the aggregate, the potential benefits considered outweighed the potential risks or possible negative consequences of approving the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated by the Merger Agreement.

The explanation and reasoning of the Apple Ten board and the Apple Ten special committee and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed in the section entitled “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 .

After careful consideration, for the reasons set forth above and based on the recommendation of the Apple Ten special committee, the Apple Ten board has approved the Merger Agreement, the related plan of merger, the merger and the other transactions contemplated thereby and has determined that the transactions contemplated by the Merger Agreement are advisable and in the best interests of Apple Ten and its shareholders and recommends to the Apple Ten shareholders that they vote “FOR” the Apple Ten Merger Proposal.

Opinion of Apple Hospitality’s Financial Advisor

The non-management members of the Apple Hospitality board selected Baird to be retained to render an opinion to the Apple Hospitality board in connection with the merger as to the fairness, from a financial point of view, to the shareholders of Apple Hospitality other than persons who both (i) serve as an officer or director of Apple Hospitality or its affiliates and (ii) directly or indirectly, own Apple Ten units or Apple Ten Series B convertible preferred shares (the “Unaffiliated Shareholders”) of the merger consideration payable by Apple Hospitality in the merger.

On April 13, 2016, Baird rendered its oral opinion (which was subsequently confirmed by delivery of a written opinion dated April 13, 2016) to the Apple Hospitality board to the effect that, subject to the contents of such opinion, including the various assumptions and limitations set forth therein, Baird was of the opinion that, as of such date, the merger consideration payable by Apple Hospitality was fair, from a financial point of view, to the Unaffiliated Shareholders of Apple Hospitality.

As a matter of policy, Baird’s opinion was approved by a fairness committee, a majority of the members of which were not involved in providing financial advisory services to Apple Hospitality in connection with the merger.

The full text of Baird’s written opinion, dated April 13, 2016, delivered to the Apple Hospitality board, which sets forth the assumptions made, general procedures followed, matters considered and limitations on the scope of review undertaken by Baird in rendering its opinion, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. Baird’s opinion is directed only to the fairness, as of the date of the opinion and from a financial point of view, to the Unaffiliated Shareholders of Apple Hospitality of the merger consideration and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the merger. Baird expresses no opinion with respect to the amount or nature of any compensation to any of Apple Hospitality’s or Apple Ten’s officers, directors or employees, or class of such persons, relative to the merger consideration to be received by Apple Ten’s shareholders in the merger. The summary of Baird’s opinion set forth below is qualified in its entirety by reference to the full text of such opinion attached as Annex D to this joint proxy statement/prospectus. Apple Hospitality shareholders are urged to read the opinion carefully in its entirety.

In conducting its investigation and analyses and in arriving at its opinion, Baird reviewed such information and took into account such financial and economic factors, investment banking procedures and considerations as it deemed relevant under the circumstances. In that connection, and subject to the various assumptions, qualifications and limitations set forth in the opinion, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the capitalization, business and operations of Apple Ten and Apple Hospitality individually and together, pro forma for the merger (the “Forecasts”), including the contemplated operating and cost benefits associated with the merger (“Expected Synergies”), in each case, as furnished to Baird, and as prepared by, management of Apple Ten and Apple Hospitality for purposes of Baird’s analysis; (ii) reviewed certain publicly available information including, but not limited to, Apple Ten’s and Apple Hospitality’s Forms 10-K, as filed with the SEC on March 4, 2016 and February 25, 2016, respectively, equity analyst research reports covering Apple Hospitality and Apple Hospitality’s and Apple Ten’s industry prepared by various investment banking and research firms, including Baird, including consensus earnings estimates for Apple Hospitality for the years ending December 31, 2016 and December 31, 2017; (iii) reviewed the principal financial terms of the draft Merger Agreement dated April 11, 2016; (iv) reviewed an unaudited balance sheet for Apple Ten as of February 29, 2016; (v) reviewed a summary of the Apple Ten options and other convertible securities still outstanding; (vi) reviewed portfolio performance trends for Apple Hospitality and Apple Ten in 2015 and 2016 through February 29, 2016; (vii) compared the financial position and operating results of Apple Ten and Apple Hospitality with those of certain other publicly traded companies Baird deemed relevant; (viii) compared the historical market prices, trading activity and market trading multiples of Apple Hospitality common shares with those of certain other publicly traded companies Baird deemed relevant; (ix) compared the proposed merger consideration payable in the merger with the reported implied enterprise value and equity value of certain other business combinations Baird deemed relevant; (x) considered the present values of the forecasted cash flows of Apple Ten reflected in the Forecasts; and (xi) reviewed certain potential pro forma financial effects of the merger reflected in the Expected Synergies furnished to Baird, and prepared by, management of Apple Ten and Apple Hospitality. Baird did not include any Expected Synergies as part of its valuation analysis. Baird held discussions with management of Apple Ten and Apple Hospitality concerning Apple Ten’s and Apple Hospitality’s historical and current financial condition and operating results, as well as the future prospects of Apple Ten and Apple Hospitality, respectively. Baird was not engaged or requested to, and Baird did not, provide any advice concerning the structure of the merger, the specific amount of the merger consideration, or any other aspects of the merger, or provide any services other than the delivery of the opinion, and Baird was not involved in assisting Apple Hospitality in obtaining any financing for the merger. Baird was not requested to analyze, and did not analyze, the fairness, from a financial point of view, of the individual cash and/or common share components, or the relative proportional amounts thereof, of the merger consideration separately or as any part of its analysis. Apple Hospitality did not ask Baird to express, and Baird did not express, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the merger. Baird also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which it deemed relevant for the preparation of the opinion.

In arriving at its opinion, Baird assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Apple Ten and Apple Hospitality. Baird did not independently verify any information supplied to it by Apple Ten or Apple Hospitality concerning the parties to the merger that formed a substantial basis for the opinion. Baird was not engaged to independently verify, has not assumed any responsibility to verify, assumed no liability for, and expressed no opinion on, any such information, and Baird assumed, without independent verification, that neither Apple Ten nor Apple Hospitality is aware of any information prepared by it or its advisors that might be material to the opinion that was not provided to Baird. Baird assumed, without any independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Apple Ten and Apple Hospitality are as set forth in Apple Ten’s and Apple Hospitality’s respective financial statements provided to Baird; (ii) the financial statements of Apple Ten and Apple Hospitality provided to Baird present fairly the results of operations, cash flows and financial condition of Apple Ten and Apple Hospitality, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for Apple Ten and Apple Hospitality and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Apple Ten’s and Apple Hospitality’s senior management as to the future performance of Apple Ten and Apple Hospitality, and Baird relied, without independent verification, upon such Forecasts and the Expected Synergies in the preparation of its opinion, although Baird expresses no opinion with respect to the Forecasts, the Expected Synergies and/or the consensus earnings estimates, or any judgments, estimates, assumptions or basis on which they were based, and Baird assumed, without independent verification, that the Forecasts and the strategic, operating and cost benefits and/or synergies reflected in the Expected Synergies currently contemplated by the management of Apple Ten and Apple Hospitality and the consensus earnings estimates used in its analysis will be realized in the amounts and on the time schedule contemplated; (iv) in all respects material to Baird’s analysis, the merger will be consummated in accordance with the material terms and conditions of the draft Merger Agreement reviewed by Baird without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder; (v) in all respects material to Baird’s analysis, the representations and warranties contained in the Merger Agreement are true and correct and that each party will perform all of the material covenants and agreements required to be performed by it under the Merger Agreement; (vi) all material corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the merger have been, or will be, obtained without the need for any material changes to the merger consideration or other material financial terms of the merger or that would otherwise materially affect Apple Ten or Apple Hospitality or Baird’s analysis; (vii) the merger contemplated by the Merger Agreement will be treated as a tax-free reorganization for U.S. federal income tax purposes and (viii) the fair market value of one Apple Hospitality common share is based on the trailing 20 day volume weighted average trading price through and including April 12, 2016. Baird relied, without independent verification, as to all legal and tax matters regarding the merger on the advice of counsel of Apple Hospitality. In conducting its review, Baird did not undertake or obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of Apple Ten or Apple Hospitality nor did Baird make a physical inspection of the properties or facilities of Apple Ten or Apple Hospitality. Baird did not consider any expenses or potential adjustments to the merger consideration relating to the merger as part of its analysis. Baird expresses no opinion with respect to the terms (or impact on Apple Hospitality, the price or trading range of Apple Hospitality common shares or Apple Hospitality’s financial condition, results of operation or cash flows) of the financing obtained by Apple Hospitality to effect the merger and/or its payment of the merger consideration. In rendering the opinion, Baird is not expressing any opinion with respect to the amount or nature of any compensation to any of Apple Hospitality’s or Apple Ten’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by Apple Ten’s shareholders in the merger, or with respect to the fairness of any such compensation. In each case, Baird made the assumptions and took the actions or inactions described above with Apple Hospitality’s knowledge and consent.

The opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of the opinion, and the opinion does not predict or take into account any changes which may occur, or information which may become available, after the date of the opinion. Furthermore, Baird expresses no opinion as to the price or trading range at which any of Apple Hospitality’s securities (including Apple Hospitality common shares) will trade following the date of the opinion or as to the effect of the merger on such price or trading range, or any earnings or ownership dilutive impact that may result from Apple Hospitality’s issuance of Apple Hospitality common shares as part of the merger consideration. Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of Apple Hospitality common shares by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the merger; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of Apple Hospitality or in Apple Hospitality’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the merger on terms and conditions that are acceptable to all parties of interest.

The opinion does not address the relative merits or risks of: (i) the merger, the Merger Agreement or any other agreements or other matters provided for, or contemplated by, the Merger Agreement; (ii) any other transactions that may be or might have been available as an alternative to the merger; or (iii) the merger compared to any other potential alternative transactions or business strategies considered by the Apple Hospitality board and, accordingly, Baird relied upon its discussions with the senior management of Apple Hospitality with respect to the availability and consequences of any alternatives to the merger. The opinion does not constitute a recommendation to any shareholder of Apple Hospitality as to how any such shareholder should vote with respect to the merger.

The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion, which is qualified in its entirety by reference to the full text of the opinion attached as Annex D to this joint proxy statement/prospectus and to the other disclosures contained in this section. The following summary, however, does not purport to be a complete description of the financial analyses performed by Baird. The order of analyses described does not represent relative importance or weight given to the analyses performed by Baird. Some of the summaries of the financial analyses include information presented in a tabular format. These tables must be read together with the full text of each summary and alone are not a complete description of Baird’s financial analyses. Except as otherwise noted, the following quantitative information is based on market and financial data as it existed on or before April 12, 2016 and is not necessarily indicative of current market conditions.

Implied Valuation and Transaction Multiples. Based on each issued and outstanding Apple Ten unit receiving (x) 0.522 Apple Hospitality common shares, and (y) $1.00 in cash, and each issued and outstanding Apple Ten Series B convertible preferred share receiving (x) a number of Apple Hospitality common shares equal to (1) 12.11423 multiplied by (2) the unit exchange ratio and (y) an amount in cash equal to 12.11423 multiplied by $1.00, and Apple Hospitality’s volume weighted average share price of $19.49 for the trailing 20 days through and including April 12, 2016, the implied “Per Share Equity Purchase Price” is $11.17 per share. Baird calculated the implied “equity purchase price” (defined as the Per Share Equity Purchase Price multiplied by the total number of diluted Apple Ten shares (including Apple Ten Series B convertible preferred shares on an as-converted basis) outstanding, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds) to be $1,053.7 million, based on the number of fully diluted Apple Ten shares outstanding as of the date of the opinion. In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of Apple Ten’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities) to be $1,276.9 million. Baird then calculated the multiples of the total purchase price to Apple Ten’s projected 2016 and projected 2017 (i) earnings before interest, taxes, depreciation and amortization adjusted for non-cash items (“Adjusted EBITDA”), and (ii) total revenues less hotel operating expenses (“Hotel EBITDA”) in each case based upon information provided by the senior management of Apple Ten. Baird also calculated the multiples of the Per Share Equity Purchase Price to Apple Ten’s projected 2016 and projected 2017 (i) diluted funds from operations (“FFO”) per share, (ii) adjusted funds from operations (“AFFO”) per share, and (iii) net asset value (“NAV”) per share. These transaction multiples are summarized in the table below.

	2016 E		2017 P
Total Purchase Price / Adjusted EBITDA	11.6	x	11.0	x
Total Purchase Price / Hotel EBITDA	11.0	x	10.4	x
Equity Purchase Price / FFO	10.7	x	10.1	x
Equity Purchase Price / AFFO	12.2	x	11.4	x
Equity Purchase Price / NAV	94.2%

Apple Ten Selected Publicly Traded Company Analysis. Baird reviewed certain publicly available financial information and stock market information for certain publicly traded companies that Baird deemed relevant. The group of selected publicly traded companies reviewed is listed below.

● Apple Hospitality REIT, Inc.	● Chatham Lodging Trust
● Chesapeake Lodging Trust	● DiamondRock Hospitality Company
● FelCor Lodging Trust Incorporated	● Hersha Hospitality Trust
● Pebblebrook Hotel Trust	● RLJ Lodging Trust
● Summit Hotel Properties, Inc.

Baird chose these companies based on a review of publicly traded companies receiving a threshold level of analyst coverage that possessed general business, operating and financial characteristics representative of companies in the industry in which Apple Ten operates.  Baird noted that none of the companies reviewed is identical to Apple Ten and that, accordingly, the analysis of such companies necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each company and other factors that affect the public market values of such companies. Baird noted that no comparable company meeting the selection criteria was excluded from its analysis.

For each company, Baird calculated the “equity market value” (defined as the market price per share of each company’s common stock multiplied by the total number of outstanding diluted common shares and OP units of such company, including net shares issuable upon the exercise of stock options and warrants). In addition, Baird calculated the “total market value” (defined as the equity market value plus the book value of each company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated the multiples of each company’s total market value to its projected 2016 and projected 2016 Adjusted EBITDA and Hotel EBITDA. Baird also calculated multiples of each company’s price per share to its consensus NAV per share. Baird then compared the transaction multiples implied in the merger with the corresponding trading multiples for the selected companies, with a primary range of the 20th through the 80th percentile of each selected methodology. Stock market and historical financial information for the selected companies was based on publicly available information as of April 12, 2016, and projected financial information was based on publicly available research reports as of such date. A summary of the implied multiples is provided in the table below.

	Adjusted EBITDA Multiple				Hotel EBITDA Multiple				Price /
	2016E		2017P		2016E		2017P		NAV
20th Percentile	10.4	x	9.9	x	9.4	x	9.0	x	83.7%
80th Percentile	11.9	x	11.4	x	11.0	x	10.5	x	101.1%

In addition, Baird calculated the implied per share equity values of Apple Ten shares (including Apple Ten Series B convertible preferred shares on an as-converted basis) based on the trading multiples of the selected public companies and compared such values to the implied Per Share Equity Purchase Price of $11.17 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	20th Percentile	80th Percentile
Adjusted EBITDA
2016E	$9.54	$11.31
2017P	9.70	11.50

Hotel EBITDA
2016E	$9.06	$11.03
2017P	9.19	11.13

NAV	$9.95	$12.02

Adjusted Mean	$9.47	$11.32

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Apple Hospitality’s Unaffiliated Shareholders from a financial point of view.

Apple Ten Selected Acquisition Analysis. Baird reviewed certain publicly available financial information concerning completed or pending acquisition transactions that Baird deemed relevant, with a focus on publicly traded REIT acquisitions. The group of selected acquisition transactions is listed below.

Acquiror	Target	Announcement Date
Harrison Street RE Cap LLC	Campus Crest Communities Inc.	10/16/2015
Blackstone Group L.P.	BioMed Realty Trust Inc.	10/8/2015
Blackstone Group L.P.	Strategic Hotels & Resorts Inc.	9/8/2015
Chambers Street Properties	Gramercy Property Trust Inc.	7/1/2015
Lone Star Investment Advs LLC	Home Properties Inc.	6/22/2015
Independence Realty Trust Inc.	Trade Street Residential Inc.	5/11/2015
Brookfield Asset Mgmt Inc.	Associated Estates Realty	4/22/2015
Blackstone Group L.P.	Excel Trust Inc.	4/10/2015
EDENS Inc.	AmREIT Inc.	10/31/2014
Omega Healthcare Investors	Aviv REIT Inc.	10/31/2014
Washington Prime Group Inc.	Glimcher Realty Trust	9/16/2014
Essex Property Trust Inc.	BRE Properties Inc.	12/19/2013
American Realty Capital Ppts.	Cole Real Estate	10/23/2013
Mid-America Apartment	Colonial Properties Trust	6/3/2013
American Realty Capital Ppts.	CapLease Inc.	5/28/2013
Brookfield Office Ppts.	MPG Office Trust Inc.	4/25/2013
Cole Credit Property Trust II	Spirit Realty Capital Inc.	1/22/2013
Realty Income Corp.	American Realty Capital Trust	9/6/2012
Ventas Inc.	Cogdell Spencer Inc.	12/27/2011
Ventas Inc.	Nationwide Health Properties	2/28/2011

Baird chose these acquisition transactions based on a review of completed and pending acquisition transactions involving companies with sufficiently similar corporate structures to Apple Ten for comparison purposes. Baird noted that none of the acquisition transactions or subject target companies reviewed is identical to the merger or Apple Ten, respectively, and that, accordingly, the analysis of such acquisition transactions necessarily involves complex considerations and judgments concerning differences in the business, operating and financial characteristics of each subject target company and each acquisition transaction and other factors that affect the values implied in such acquisition transactions. Baird noted that no acquisition meeting the selection criteria was excluded from its analysis.

For each transaction, Baird calculated the implied “equity purchase price” (defined as the purchase price per share of each target company’s common stock multiplied by the total number of diluted common shares outstanding of such company, including gross shares issuable upon the exercise of stock options and warrants, less assumed option and warrant proceeds, or alternatively defined as the value attributable to the equity of a target company). In addition, Baird calculated the implied “total purchase price” (defined as the equity purchase price plus the book value of each target company’s total debt, preferred stock and minority interests, less cash, cash equivalents and marketable securities). Baird calculated multiples of each target company’s implied equity purchase price to its consensus NAV per share at the announcement date. Baird then compared the transaction multiples and premiums implied in the merger with the corresponding acquisition transaction multiples for the selected acquisition transactions. Stock market and historical financial information for the selected transactions was based on publicly available information as of the announcement date of each respective transaction. A summary of the implied multiples and premiums is provided in the table below.

Price / NAV
20th Percentile	96.6%
80th Percentile	158.7%

In addition, Baird calculated the implied per share equity values of Apple Ten shares (including Apple Ten Series B convertible preferred shares on an as-converted basis) based on the acquisition transaction multiples of the selected acquisition transactions and compared such values to the implied Per Share Equity Purchase Price of $11.17 per share. The implied per share equity values, based on the multiples that Baird deemed relevant, are summarized in the table below.

	20th Percentile	80th Percentile
NAV	$10.12	$12.44

Baird compared the implied per share equity values in the table above with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Apple Hospitality’s Unaffiliated Shareholders from a financial point of view.

Apple Ten Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis utilizing Apple Ten’s projected unlevered free cash flows (defined as FFO less capital expenditures and increases in net working capital, plus/minus changes in other operating and investing cash flows) from 2017 to 2021, as provided by Apple Hospitality’s senior management. In such analysis, Baird calculated the present values of the unlevered free cash flows from 2017 to 2021 by discounting such amounts at rates ranging from 9% to 11%, which were based on data provided in the Duff & Phelps 2016 Valuation Handbook. Baird calculated the present values of the free cash flows beyond 2021 by assuming terminal values ranging from 10.4x to 12.4x year 2021 forecasted Adjusted EBITDA and discounting the resulting terminal values at rates ranging from 9% to 11%. The summation of the present values of the unlevered free cash flows and the present values of the terminal values, assuming a 10% discount rate and taking the 20th percentile to the 80th percentile of implied values, produced equity values ranging from $10.74 to $11.78 per share, as compared to the implied Per Share Equity Purchase Price of $11.17 per share. Baird compared these implied per share equity values with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Apple Hospitality’s Unaffiliated Shareholders from a financial point of view.

Apple Ten Net Asset Value Analysis. Baird performed a net asset value analysis of Apple Ten by calculating the estimated asset value per share of Apple Ten based on forecasted 2016 net operating income projections (forecasted 2016 Hotel EBITDA less 4% of forecasted 2016 revenue to account for recurring capital expenditures) provided by Apple Ten’s management and applying capitalization rates based on a survey of sell-side equity research reports for Apple Hospitality over the last 120 days as of April 12, 2016.

Baird applied a median applied capitalization rate of 7.75% to the forecasted 2016 net operating income of Apple Ten, which, after accounting for tangible assets and liabilities, produced a mid-point net asset value per share. Baird then applied a range of capitalization rates from 7.25% to 8.25% to Apple Ten’s forecasted 2016 net operating income and adjusted for tangible assets and liabilities, which produced a firm value, equity value and equity value per share for each applied capitalization rate. After adjusting the range of implied equity values to the 20th percentile to the 80th percentile of the values calculated by applying the capitalization rate range referenced above, the analysis produced equity values ranging from $11.40 to $12.51 per share, as compared to the implied Per Share Equity Purchase Price of $11.17 per share. Baird compared these implied per share equity values with the Per Share Equity Purchase Price implied in the merger in concluding that the merger consideration was fair to Apple Hospitality’s Unaffiliated Shareholders from a financial point of view.

The foregoing summary does not purport to be a complete description of the analyses performed by Baird or its presentations to the Apple Hospitality board. The preparation of financial analyses and a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description. Baird believes that its analyses (and the summary set forth above) must be considered as a whole and that selecting portions of such analyses and factors considered by Baird, without considering all of such analyses and factors, could create an incomplete view of the processes and judgments underlying the analyses performed and conclusions reached by Baird and its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird’s analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

As part of its investment banking business, Baird is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The non-management members of the Apple Hospitality board selected Baird to act as financial advisor to the Apple Hospitality board in connection with the proposed merger based on Baird’s reputation and experience. Pursuant to an engagement letter dated March 29, 2016, Apple Hospitality agreed to pay Baird an aggregate fee of $700,000, of which $150,000 was payable upon execution of the engagement letter and the remainder became payable upon delivery of Baird’s opinion to the Apple Hospitality board regardless of the conclusions reached by Baird in such opinion and regardless of whether the merger is consummated. In addition, Apple Hospitality agreed to reimburse Baird for certain expenses up to $100,000 and to indemnify Baird, its affiliates and certain related parties against certain liabilities that may arise out of its engagement, including certain liabilities under the federal securities laws. Baird will not receive any other payment of compensation that is contingent upon the successful completion of the merger. During the last three years, neither Baird nor any of its affiliates have provided any other investment banking and/or financial advisory services to either Apple Hospitality or Apple Ten, or any affiliates thereof, for which Baird received (or will receive) compensation.

Baird is a full service securities firm. As such, in the ordinary course of its business, Baird may from time to time trade the securities of Apple Hospitality (including Apple Hospitality common shares) for its own account or the accounts of its customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities. Baird has and may in the future also prepare equity analyst research reports from time to time regarding Apple Hospitality.

Opinion of the Apple Ten Special Committee’s Financial Advisor

In connection with the merger, the Apple Ten special committee requested that Citi evaluate the fairness, from a financial point of view, to holders of Apple Ten units, other than Apple Hospitality, Acquisition Sub and their respective affiliates, of the unit merger consideration to be received by such holders pursuant to the Merger Agreement. On April 13, 2016, at a meeting of the Apple Ten special committee held to evaluate the merger, Citi delivered to the Apple Ten special committee an oral opinion, confirmed by delivery of a written opinion dated April 13, 2016, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, the unit merger consideration to be received by holders of Apple Ten units pursuant to the Merger Agreement was fair, from a financial point of view, to such holders (other than Apple Hospitality, Acquisition Sub and their respective affiliates).

The full text of Citi’s written opinion, dated April 13, 2016, which describes the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken, is attached as Annex E to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the Apple Ten special committee (in its capacity as such) in connection with its evaluation of the unit merger consideration from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of Apple Ten to effect the merger, the relative merits of the merger as compared to any alternative business strategies or opportunities that might exist for Apple Ten or the effect of any other transaction in which Apple Ten might engage or consider. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any securityholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi:

●	reviewed a draft, dated April 11, 2016, of the merger agreement;

●	held discussions with the members of the Apple Ten special committee, certain senior officers and other representatives of Apple Hospitality, in its capacity as the external manager of Apple Ten (the “Apple Ten external manager”),and certain senior officers and other representatives of Apple Hospitality concerning the businesses, operations and prospects of Apple Ten and Apple Hospitality;

●	reviewed certain publicly available business and financial information relating to Apple Ten and Apple Hospitality as well as certain financial forecasts and other information and data relating to Apple Ten which were provided to or discussed with Citi by the management of the Apple Ten external manager and certain financial forecasts and other information and data relating to Apple Hospitality which were provided to or discussed with Citi by the management of Apple Hospitality, including information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Apple Hospitality to result from the merger, and discussed with the managements of the Apple Ten external manager and Apple Hospitality, as applicable, their assessments as to the likelihood of achieving the future financial results reflected in such financial forecasts and other information and data;

●	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things: current and historical market prices of Apple Hospitality common shares; the financial condition and historical and projected cash flows and other operating data of Apple Ten and Apple Hospitality; and the capitalization of Apple Ten and Apple Hospitality;

●	considered, to the extent publicly available, the financial terms of other transactions which Citi considered relevant in evaluating the merger;

●	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of Apple Ten and Apple Hospitality;

●	evaluated certain potential pro forma financial effects of the merger on Apple Hospitality utilizing the financial forecasts and other information and data relating to Apple Ten and Apple Hospitality and the potential strategic implications and operational benefits referred to above; and

●	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of the Apple Ten external manager and Apple Hospitality that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. As the Apple Ten special committee was aware, Apple Ten is not managed independently from Apple Hospitality and based on the assessments of the managements of the Apple Ten external manager and Apple Hospitality, as applicable, as to the likelihood of achieving the future financial results reflected in the financial forecasts and other information and data relating to Apple Ten and Apple Hospitality provided to or otherwise reviewed by or discussed with Citi, including estimates as to the potential strategic implications and operational benefits anticipated by the management of Apple Hospitality to result from the merger, Citi was directed to utilize, and relied upon, such financial forecasts and other information and data. Citi assumed that, were Citi to have access to management of Apple Ten that is independent from Apple Hospitality, any information received would not affect or change Citi’s analyses or opinion in any meaningful respect. With respect to such financial forecasts and other information and data, Citi was advised by the managements of the Apple Ten external manager and Apple Hospitality, and assumed, with the Apple Ten special committee’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Apple Ten external manager and Apple Hospitality as to, and were a reasonable basis upon which to evaluate, the future financial performance of Apple Ten and Apple Hospitality, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Apple Hospitality to result from, and other potential pro forma financial effects of, the merger and the other matters covered thereby. Citi assumed, with the Apple Ten special committee’s consent, that the financial results, including with respect to the potential strategic implications and operational benefits anticipated to result from the merger, reflected in such financial forecasts and other information and data would be realized in the amounts and at the times projected. Citi relied, at the Apple Ten special committee’s direction, upon the assessments of the managements of the Apple Ten external manager and Apple Hospitality as to, among other things, (i) the potential impact on Apple Ten and Apple Hospitality of certain market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the lodging sector and related credit and financial markets, including supply and demand for hotel rooms and consumer spending patterns, which are subject to significant volatility and which, if different than as assumed, could have a material impact on Citi analyses or opinion, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key franchisors, lessors, third-party hotel managers and other commercial relationships of Apple Ten and Apple Hospitality, (iii) potential future acquisitions (including the timing and amount thereof) of properties contemplated to be undertaken by Apple Ten and Apple Hospitality and (iv) the ability to integrate the operations of Apple Ten and Apple Hospitality. Citi assumed, with the Apple Ten special committee’s consent, that there would be no developments with respect to any such matters or adjustments to the unit merger consideration that would have an adverse effect on Apple Ten, Apple Hospitality or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Citi did not make and was not provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of Apple Ten, Apple Hospitality or any other entity and it did not make any physical inspection of the properties or assets of Apple Ten, Apple Hospitality or any other entity. Citi is not an expert in the evaluation of, and it did not evaluate, mortgage, loan or lease portfolios and Citi expressed no view or opinion as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto. Citi assumed, with the Apple Ten special committee’s consent, that the merger would be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, would be imposed or occur that would have an adverse effect on Apple Ten, Apple Hospitality or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Citi’s analyses or opinion. Citi was advised by the management of the Apple Ten external manager that Apple Ten and Apple Hospitality have operated in conformity with the requirements for qualification as a REIT for U.S. federal income tax purposes since each of their respective formation as a REIT and Citi assumed, with the Apple Ten special committee’s consent, that the merger would not adversely affect the status or operations of Apple Ten or Apple Hospitality. Citi also assumed, with the Apple Ten special committee’s consent, that the merger would qualify for the intended tax treatment contemplated by the Merger Agreement. Citi’s opinion, as set forth therein, relates to the relative values of Apple Hospitality and Apple Ten, after adjusting values for Apple Ten to exclude the $1.00 cash component of the unit merger consideration. Citi assumed, with the Apple Ten special committee’s consent, that each of the Apple Ten common shares and the Apple Ten Series A preferred shares have no independent value distinct from the other and, at the direction of the Apple Ten special committee, Citi evaluated the Apple Ten common shares and the Apple Ten Series A preferred shares as a single integrated security for purposes of its analyses and opinion. Citi did not express any view or opinion as to the value of any preferred shares (including Apple Ten Series A preferred shares) or any other securities, the actual value of Apple Hospitality common shares when issued in the merger or the prices at which Apple Ten units, Apple Hospitality common shares or any other securities would trade or otherwise be transferable at any time, including following announcement or consummation of the merger. Citi also assumed, with the Apple Ten special committee’s consent, that the final terms of the Merger Agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and Citi assumed, with the Apple Ten special committee’s consent, the accuracy and completeness of the assessments of representatives of Apple Ten and Apple Hospitality as to such matters.

Citi’s opinion, as expressed therein, related to the fairness, from a financial point of view, to holders of Apple Ten units (other than Apple Hospitality, Acquisition Sub and their respective affiliates) of the unit merger consideration to be received by such holders. Citi did not express any view or opinion as to any securities of Apple Ten (other than Apple Ten units) or as to individual circumstances of specific holders with respect to control or other rights or aspects which may distinguish such holders or the securities of Apple Ten held by such holders and Citi’s analyses and opinion did not address, take into consideration or give effect to, any rights, preferences, restrictions or limitations that may be attributable to any such securities nor did Citi’s opinion in any way address proportionate allocation or relative fairness. Citi’s opinion did not address any terms (other than the unit merger consideration to the extent expressly specified therein), aspects or implications of the merger, including, without limitation, the form or structure of the merger, the form of the unit merger consideration, any consideration payable in respect of, or conversion, liquidation or other terms of, any other securities (including preferred stock) of Apple Ten or any terms, aspects or implications of any voting or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. In connection with Citi’s engagement, Citi was not requested to, and it did not, undertake a third-party solicitation process on behalf of Apple Ten with respect to the acquisition of all or a part of Apple Ten prior to execution of the Merger Agreement. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the unit merger consideration or otherwise, including any promote fee or other amount payable to the Apple Ten external manager. Citi’s opinion was necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to Citi as of the date of its opinion. Although subsequent developments may affect Citi’s opinion, Citi has no obligation to update, revise or reaffirm its opinion. Citi noted for the Apple Ten special committee that the credit, financial and stock markets, and the industries in which Apple Ten and Apple Hospitality operate, had experienced and continue to experience volatility and Citi expressed no opinion or view as to any potential effects of such volatility on Apple Ten, Apple Hospitality or the merger (including the contemplated benefits thereof). The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

In preparing its opinion, Citi performed a variety of financial and comparative analyses, including those described below. The summary of the analyses below is not a complete description of Citi’s opinion or the analyses underlying, and factors considered in connection with, Citi’s opinion. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Citi arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Citi believes that the analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying such analyses and its opinion.

In its analyses, Citi considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond the control of Apple Ten and Apple Hospitality.  No company, business or transaction reviewed is identical or directly comparable to Apple Ten, Apple Hospitality, their respective businesses or the merger and an evaluation of these analyses is not entirely mathematical; rather, the analyses involve complex considerations and judgments concerning business, financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies, business segments or transactions reviewed or views regarding the comparability of such companies, business segments or transactions.  Accordingly, such analyses may not necessarily include all companies, business segments or transactions that could be deemed relevant.

The estimates contained in Citi’s analyses and the valuation ranges resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold or acquired. Accordingly, the estimates used in, and the results derived from, Citi’s analyses are inherently subject to substantial uncertainty.

Citi was not requested to, and it did not, recommend or determine the specific consideration payable in the merger. The type and amount of consideration payable in the merger were determined through negotiations between the Apple Ten special committee and Apple Hospitality and the decision to enter into the Merger Agreement was solely that of the Apple Ten special committee and the Apple Ten board. Citi’s opinion was only one of many factors considered by the Apple Ten special committee in its evaluation of the merger and should not be viewed as determinative of the views of the Apple Ten special committee, the Apple Ten board or the Apple Ten external manager with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses prepared and reviewed with the Apple Ten special committee in connection with Citi’s opinion, dated April 13, 2016. The summary set forth below does not purport to be a complete description of the financial analyses performed by, and underlying the opinion of, Citi, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Citi. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the financial analyses, could create a misleading or incomplete view of such financial analyses. None of Apple Ten, Apple Hospitality, Citi or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, the term “implied unit merger consideration” refers to an implied consideration of $10.85 per outstanding Apple Ten unit based on the unit merger consideration of $1.00 in cash and 0.522 of an Apple Hospitality common share utilizing, for the share component of the consideration, the closing price per Apple Hospitality common share on April 12, 2016 of $18.87. In calculating approximate implied exchange ratio reference ranges as reflected in the financial analyses described below, Citi (i) divided the low-end of the approximate implied per share equity value reference ranges derived for Apple Ten from such analyses, adjusted to exclude the $1.00 cash component of the unit merger consideration, by the high-end of the approximate implied per share equity value reference ranges derived for Apple Hospitality from such analyses in order to calculate the low-end of the approximate implied exchange ratio reference ranges and (ii) divided the high-end of the approximate implied per share equity value reference ranges derived for Apple Ten from such analyses, adjusted to exclude the $1.00 cash component of the unit merger consideration, by the low-end of the approximate implied per share equity value reference ranges derived for Apple Hospitality from such analyses in order to calculate the high-end of the approximate implied exchange ratio reference ranges. Financial data for Apple Ten and Apple Hospitality utilized in the financial analyses described below were based on, among other things, forecasts and estimates prepared by the managements of the Apple Ten external manager and Apple Hospitality, referred to, in the case of Apple Ten, as the Apple Ten external manager forecasts, and, in the case of Apple Hospitality, as the Apple Hospitality forecasts.

Selected Public Companies Analyses. Citi performed separate selected public companies analyses of each of Apple Ten and Apple Hospitality in which Citi reviewed, as applicable, certain financial and stock market information relating to Apple Ten, Apple Hospitality and the following three selected publicly traded REITs that Citi in its professional judgment considered generally relevant as select service lodging REITs with similar brand, chain scale and proximity to metropolitan centers, collectively referred to as the selected REITs:

●	Apple Hospitality REIT, Inc.

●	RLJ Lodging Trust

●	Summit Hotel Properties, Inc.

Citi reviewed, among other information, enterprise values (calculated as implied equity values based on closing share prices on April 12, 2016 plus debt and non-controlling interests and less cash and cash equivalents) as a multiple of calendar year 2016 estimated earnings before interest, taxes, depreciation and amortization (“EBITDA”) and as a multiple of total number of room keys. The overall low to high calendar year 2016 estimated EBITDA multiples and estimated values per room key observed for the selected REITs were 10.5x to 12.5x (with a mean of 11.6x and a median of 11.7x) and $168,000 to $202,000 (with a mean of $186,000 and a median of $188,000). Citi then applied selected ranges of calendar year 2016 estimated EBITDA multiples and estimated values per room key derived from the selected REITs to corresponding data of Apple Ten, pro forma for Apple Ten’s publicly announced pending acquisition of a hotel property in Cape Canaveral, Florida, and Apple Hospitality, pro forma for Apple Hospitality’s publicly announced pending acquisition of a hotel property in Atlanta, Georgia. Financial data of the selected REITs were based on publicly available research analysts’ estimates, public filings and other publicly available information. Financial data of Apple Ten was based on public filings and the Apple Ten external manager forecasts and financial data of Apple Hospitality was based on public filings and the Apple Hospitality forecasts. These analyses indicated approximate implied per share equity value reference ranges for Apple Ten of $9.69 to $12.02 based on calendar year 2016 estimated EBITDA multiples and $11.23 to $12.00 based on estimated values per room key, as compared to the implied unit merger consideration of $10.85 per outstanding Apple Ten unit, and for Apple Hospitality of $15.96 to $20.06 based on calendar year 2016 estimated EBITDA multiples and $18.20 to $19.53 based on estimated values per room key, as compared to the closing price of Apple Hospitality common shares on April 12, 2016 of $18.87 per share.

Utilizing the approximate implied per share equity value reference ranges derived for Apple Ten and Apple Hospitality as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio for the share component of the unit merger consideration:

Implied Exchange Ratio Reference Ranges Based on:
Calendar Year	Values
2016E EBITDA Multiples	Per Room Key	Exchange Ratio
0.433x – 0.690x	0.524x – 0.604x	0.522x

Citi noted that such approximate implied exchange ratio reference ranges implied pro forma ownership by holders of Apple Ten units in Apple Hospitality of approximately 18.9% to 27.1% based on calendar year 2016 estimated EBITDA multiples and 22.0% to 24.5% based on estimated values per room key.

Discounted Cash Flow Analyses. Citi performed separate discounted cash flow analyses of Apple Ten and Apple Hospitality by calculating the estimated present value of standalone unlevered free cash flows that Apple Ten and Apple Hospitality were forecasted to generate during the calendar years ending December 31, 2016 through December 31, 2020 based on the Apple Ten external manager forecasts and the Apple Hospitality forecasts and pro forma for Apple Ten’s publicly announced pending acquisition of a hotel property in Cape Canaveral, Florida and Apple Hospitality’s publicly announced pending acquisition of a hotel property in Atlanta, Georgia. For purposes of these analyses, stock-based compensation for the management of Apple Hospitality was treated as a cash expense.

Citi calculated terminal values for Apple Ten and Apple Hospitality by applying to Apple Ten’s and Apple Hospitality’s calendar year 2021 estimated EBITDA (assuming growth rates in such terminal year equal to growth rates during calendar year 2020) a selected range of next 12 months EBITDA multiples of 9.8x to 11.8x. The present values (as of January 1, 2016) of the cash flows and terminal values were then calculated using a selected range of discount rates of 8.3% to 9.2%, in the case of Apple Ten, and 6.9% to 7.9%, in the case of Apple Hospitality. These analyses indicated approximate implied per share equity value reference ranges for Apple Ten of $10.13 to $12.35, as compared to the implied unit merger consideration of $10.85 per outstanding Apple Ten unit, and for Apple Hospitality of $17.55 to $21.90, as compared to the closing price of Apple Hospitality common shares on April 12, 2016 of $18.87 per share.

Utilizing the approximate implied per share equity value reference ranges derived for Apple Ten and Apple Hospitality as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio for the share component of the unit merger consideration:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.417x – 0.647x	0.522

Citi noted that such approximate implied exchange ratio reference range implied pro forma ownership by holders of Apple Ten units in Apple Hospitality of approximately 18.3% to 25.8%.

Selected Precedent Transactions Analyses. Citi performed separate selected precedent transactions analyses of Apple Ten and Apple Hospitality in which Citi reviewed certain financial terms of the following nine selected transactions announced from January 1, 2006 to April 13, 2016  that Citi in its professional judgment considered generally relevant involving target companies that are select service lodging REITs, collectively referred to as the selected transactions:

Announcement Date	Acquiror		Target
November 29, 2012	●	BRE Selected Hotels Corp (an affiliate of Blackstone Real Estate Partners VII L.P.)	●	Apple REIT Six, Inc.
July 25, 2007	●	Inland American Real Estate Trust, Inc.	●	Apple Hospitality Five, Inc.
June 21, 2007	●	Whitehall Street Global Real Estate Limited Partnership 2007	●	Equity Inns, Inc.
April 30, 2007	●	Apollo Real Estate Venture Fund V, L.P./ AIMCAP VII LLC	●	Eagle Hospitality Properties Trust, Inc.
April 24, 2007	●	JER Partners Acquisitions IV, LLC	●	Highland Hospitality Corporation
April 16, 2007	●	Apollo Investment Corporation	●	Innkeepers USA Trust
April 3, 2007	●	Inland American Real Estate Trust, Inc.	●	Winston Hotels, Inc.
February 15, 2007	●	ING Groep N.V.	●	Apple Hospitality Two, Inc.
February 21, 2006	●	The Blackstone Group L.P.	●	MeriStar Hospitality Corporation

Citi reviewed, among other information, transaction values (calculated as the implied purchase prices paid for the target entities in the selected transactions plus debt, preferred equity and non-controlling interests, if applicable, and less cash and cash equivalents) as a multiple of the target entity’s latest 12 months EBITDA as of the date of announcement of the transaction. The overall low to high latest 12 months EBITDA multiples observed for the selected transactions were 10.4x to 16.2x (with a mean of 13.7x and a median of 13.4x). Citi then applied selected ranges of latest 12 months EBITDA multiples of 12.4x to 14.4x derived from the selected transactions to the latest 12 months (as of February 29, 2016) EBITDA of Apple Ten, pro forma for Apple Ten’s publicly announced pending acquisition of a hotel property in Cape Canaveral, Florida, and Apple Hospitality, pro forma for Apple Hospitality’s publicly announced pending acquisition of a hotel property in Atlanta, Georgia. Financial data of the selected transactions were based on public filings and other publicly available information. Financial data of Apple Ten was based on public filings and information and data relating to Apple Ten which were provided to Citi by the management of the Apple Ten external manager and financial data of Apple Hospitality was based on public filings and information and data relating to Apple Hospitality which were provided to Citi by the management of Apple Hospitality. These analyses indicated approximate implied per share equity value reference ranges for Apple Ten of $10.27 to $12.37, as compared to the implied unit merger consideration of $10.85 per outstanding Apple Ten unit, and for Apple Hospitality of $17.31 to $21.06, as compared to the closing price of Apple Hospitality common shares on April 12, 2016 of $18.87 per share.

Utilizing the approximate implied per share equity value reference ranges derived for Apple Ten and Apple Hospitality as described above, Citi calculated the following approximate implied exchange ratio reference ranges, as compared to the exchange ratio for the share component of the unit merger consideration:

Implied Exchange Ratio Reference Range	Exchange Ratio
0.440x – 0.657x	0.522

Citi noted that such approximate implied exchange ratio reference range implied pro forma ownership by holders of Apple Ten units in Apple Hospitality of approximately 19.1% to 26.1%.

Has/Gets. Citi observed illustrative potential pro forma implied per share equity values for holders of Apple Ten units based on an approximate per share equity value reference range for Apple Hospitality implied by a discounted cash flow analysis of Apple Hospitality after giving effect to the merger (applying, in calculating a terminal value for Apple Hospitality utilizing unlevered free cash flows that Apple Ten and Apple Hospitality were forecasted to generate during the calendar years ending December 31, 2016 through December 31, 2020 and after taking into account potential strategic implications and operational benefits anticipated by the management of Apple Hospitality to result from the merger, in each case based on the Apple Ten external manager forecasts and the Apple Hospitality forecasts, the same selected range of next 12 months EBITDA multiples described above under “—Discounted Cash Flow Analyses” and, in calculating the present value (as of January 1, 2016) of such cash flows and terminal values, the same selected range of discount rates for Apple Hospitality described above under “—Discounted Cash Flow Analyses”). Citi observed that the merger could result in illustrative potential implied pro forma per share equity values for holders of Apple Ten units of approximately $10.28 to $12.60, as compared to the approximate implied per share equity value reference range for Apple Ten described above under “—Discounted Cash Flow Analyses.” Actual results achieved by Apple Ten, Apple Hospitality and Apple Hospitality after giving effect to the merger may vary from forecasted results and such variations may be material.

Additional Information

Citi observed certain additional information that was not considered part of its financial analyses with respect to its opinion but was referenced for informational purposes, including, among other information, the following:

Selected Precedent Asset Transactions Analyses. Citi performed separate selected precedent asset transactions analyses of Apple Ten and Apple Hospitality in which Citi reviewed certain market-based transaction data of 378 selected asset transactions, consisting of 177 selected asset transactions involving upper midscale lodging portfolios, referred to as the selected upper midscale asset transactions, 178 selected asset transactions involving upscale lodging portfolios, referred to as the selected upscale asset transactions, and 23 selected asset transactions involving upper upscale lodging portfolios, referred to as the selected upper upscale asset transactions and, together with the selected upper midscale asset transactions and the selected upscale asset transactions, collectively referred to as the selected asset transactions. Citi reviewed, among other information, the implied purchase prices per room key in the selected asset transactions. The overall mean purchase prices per room key observed for the selected upper midscale asset transactions, the selected upscale asset transactions and the selected upper upscale asset transactions were approximately $157,080, $170,024 and $181,372, respectively. Citi then applied selected ranges of purchase prices per room key of $147,000 to $167,000, $160,000 to $180,000 and $171,000 to $191,000 derived from the selected upper midscale asset transactions, the selected upscale asset transactions and the selected upper upscale asset transactions, respectively, to the total number of room keys in the upper midscale, upscale and upper upscale lodging portfolios of Apple Ten pro forma for Apple Ten’s publicly announced pending acquisition of a hotel property in Cape Canaveral, Florida, and Apple Hospitality, pro forma for Apple Hospitality’s publicly announced pending acquisition of a hotel property in Atlanta, Georgia. Financial data of the selected asset transactions were based on public filings and other publicly available information. Financial data of Apple Ten was based on public filings and the Apple Ten external manager forecasts and financial data of Apple Hospitality was based on public filings and the Apple Hospitality forecasts. These analyses indicated approximate implied per share equity value reference ranges for Apple Ten of $9.35 to $10.88, as compared to the implied unit merger consideration of $10.85 per outstanding Apple Ten unit, and for Apple Hospitality of $14.94 to $17.59, as compared to the closing price of Apple Hospitality common shares on April 12, 2016 of $18.87 per share.

Relative Contributions Analysis. Citi performed a relative contributions analysis in which Citi reviewed the relative contributions of Apple Ten and Apple Hospitality to Apple Hospitality’s calendar years 2015, 2016 and 2017 estimated funds from operations (“FFO”) and estimated EBITDA after giving effect to the merger before taking into account potential strategic implications and operational benefits. Financial data of Apple Ten was based on the Apple Ten external manager forecasts and financial data of Apple Hospitality was based on the Apple Hospitality forecasts. This analysis indicated overall relative contributions of Apple Ten and Apple Hospitality to Apple Hospitality’s calendar years 2015, 2016 and 2017 estimated FFO and estimated EBITDA after giving effect to the merger of approximately 22.9% to 23.6%, in the case of Apple Ten, and 76.4% to 77.1%, in the case of Apple Hospitality. Utilizing such approximate implied percentage equity value contribution ranges derived for Apple Ten and Apple Hospitality and after adjusting the equity value contribution ranges derived for Apple Ten to exclude the $1.00 cash component of the unit merger consideration, Citi observed an overall approximate implied exchange ratio reference range of 0.506x to 0.548x (with a mean of 0.527x and a median of 0.522x), as compared to the exchange ratio for the share component of the unit merger consideration of 0.522 of an Apple Hospitality common share. Citi also observed that the unit merger consideration implied by such approximate implied exchange ratio reference range, including the $1.00 cash component of the unit merger consideration, would be approximately $10.55 to $11.34 (with a mean of $10.95 and a median of $10.86), as compared to the implied unit merger consideration of $10.85 per outstanding Apple Ten unit. Citi further observed that such approximate implied exchange ratio reference range would imply pro forma ownership by holders of Apple Ten units in Apple Hospitality of approximately 21.4% to 22.8%.

Other. Citi also observed the following:

●	per share equity values for Apple Ten published in a publicly available third party prepared report, which indicated an implied per share equity value reference for Apple Ten of $10.60 to $11.60;

●	the historical price performance of Apple Hospitality common shares from May 18, 2015 to April 12, 2016, which indicated low and high closing prices for Apple Hospitality common shares during such period of approximately $16.38 to $20.68 per share, as compared to the closing price of Apple Hospitality common shares on April 12, 2016 of $18.87 per share;

●	publicly available research analysts’ share price targets for Apple Hospitality common shares, which indicated a target share price range for Apple Hospitality common shares of approximately $13.00 to $22.00 per share (or $20.00 to $22.00 per share excluding the lowest publicly available research analyst’s share price target), as compared to the closing price of Apple Hospitality common shares on April 12, 2016 of $18.87 per share;

●	calendar year 2016 estimated EBITDA multiples for Apple Hospitality, which indicated an approximate calendar year 2016 estimated EBITDA multiple for Apple Hospitality of 12.1x based on the Apple Hospitality forecasts and the closing price of Apple Hospitality common shares on April 12, 2016 and 12.5x based on publicly available research analysts’ consensus estimates and such closing price of Apple Hospitality common shares; and

●	calendar year 2016 estimated EBITDA multiples and estimated values per room key for three other select service lodging REITs (Chatham Lodging Trust, Hersha Hospitality Trust and Hospitality Properties Trust, referred to as the “other selected REITS”), which indicated approximate overall low to high calendar year 2016 estimated EBITDA multiples and estimated values per room key observed for the other selected REITs of 10.0x to 11.0x (with a mean of 10.4x and a median of 10.2x) and $169,000 to $298,000 (with a mean of $229,000 and a median of $220,000), respectively.

Miscellaneous

Apple Ten has agreed to pay Citi for its services in connection with the proposed merger an aggregate fee of $4 million, of which a portion was payable upon delivery of Citi’s opinion and $3 million is payable contingent upon consummation of the merger. In addition, Apple Ten agreed to reimburse Citi for certain expenses, including reasonable fees and expenses of counsel, and to indemnify Citi and certain related parties against liabilities, including liabilities under federal securities laws, arising from Citi’s engagement.

As the Apple Ten special committee was aware, Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Apple Hospitality and its affiliates unrelated to the proposed merger, for which services Citi and its affiliates have received and expect to receive compensation including, during the three-year period prior to the date of its opinion, having acted or acting as (i) financial advisor to a special committee of Apple REIT Nine, Inc., predecessor of Apple Hospitality, in connection with a merger transaction and (ii) a lender under a credit facility of Apple Hospitality, for which services described in clauses (i) and (ii) above Citi and its affiliates received during such three-year period aggregate fees of approximately $2 million .  Although Citi and its affiliates have not provided investment banking, commercial banking and other financial services to Apple Ten unrelated to the proposed merger during the three-year period prior to the date of Citi’s opinion for which Citi and its affiliates have received or expect to receive compensation, Citi and its affiliates may provide such services to Apple Ten in the future, for which services Citi and its affiliates would expect to receive compensation.  In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of Apple Ten, Apple Hospitality and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Apple Ten, Apple Hospitality and their respective affiliates.

The Apple Ten special committee selected Citi to act as financial advisor to the Apple Ten special committee in connection with the proposed merger based on Citi’s reputation, experience and familiarity with Apple Ten and its businesses. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Certain Apple Hospitality Unaudited Prospective Financial Information

Apple Hospitality does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Apple Hospitality is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to the Apple Hospitality board and the Apple Ten board in connection with the evaluation of the merger. This information also was provided to Apple Hospitality’s and the Apple Ten Special Committee’s respective financial advisors for their use and reliance in connection with their respective financial analyses and opinions described under the headings “—Opinion of Apple Hospitality’s Financial Advisor” and “—Opinion of the Apple Ten Special Committee’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of Apple Hospitality, Apple Ten, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. It also was prepared on a standalone basis for Apple Hospitality, without regard to the impact of the merger on Apple Hospitality. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors— Risks Related to the Merger” beginning on page  30 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page  40 and the risks described in the periodic reports filed by Apple Hospitality with the SEC, which reports can be found as described under the heading “Where You Can Find More Information and Incorporation by Reference” beginning on page  150 . The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with U.S. generally accepted accounting principles (“GAAP”), published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Apple Hospitality’s historical GAAP financial statements.

Neither Apple Hospitality’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The report of Apple Hospitality’s independent auditors contained in Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference into this joint proxy statement/prospectus, relates to Apple Hospitality’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2020 for Apple Hospitality on a standalone basis:

	2016	2017	2018	2019	2020
	(in millions, except RevPAR)
RevPAR	$106	$111	$114	$116	$118
Revenue	$977.0	$1,020.9	$1,046.5	$1,067.4	$1,083.4
Adjusted EBITDA	$357.6	$379.2	$389.7	$398.5	$404.2
Adjusted Hotel EBITDA	$378.3	$400.5	$411.6	$420.9	$427.3

For purposes of the unaudited prospective financial information presented herein, RevPAR means the revenue per available room. Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) is a non-GAAP financial performance measure composed of net income excluding interest, income taxes and depreciation and amortization, further adjusted to exclude (i) transaction costs and gains or losses from sales of real estate as these do not represent ongoing operations and (ii) non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of  the related hotels. Apple Hospitality further adjusts Adjusted EBITDA by excluding general and administrative expense to calculate Adjusted Hotel EBITDA.

In preparing the foregoing unaudited projected financial information, Apple Hospitality made a number of assumptions regarding, among other things, occupancy levels, changes in average daily rate, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the return on acquisitions, costs to support increased revenues such as increased wages, utilities, marketing, maintenance, property taxes and franchise and management fees which are directly related to revenue growth and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under the headings “Risk Factors— Risks Related to the Merger” beginning on page  30 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page  40 and the risks described in the periodic reports filed by Apple Hospitality with the SEC, which reports can be found as described under the heading “Where You Can Find More Information and Incorporation by Reference” beginning on page  150 , all of which are difficult to predict and many of which are beyond the control of Apple Hospitality and/or Apple Ten. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Apple Hospitality management that Apple Hospitality management believes were reasonable. The above unaudited prospective financial information does not give effect to the merger. Apple Hospitality and Apple Ten shareholders are urged to review the most recent SEC filings of Apple Hospitality for a description of the reported results of operations and financial condition and capital resources, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are incorporated by reference into this joint proxy statement/prospectus.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Apple Hospitality, Apple Ten or any other person to any Apple Hospitality shareholder or any Apple Ten shareholder regarding the ultimate performance of Apple Hospitality compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

APPLE HOSPITALITY DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Certain Apple Ten Unaudited Prospective Financial Information

Apple Ten does not as a matter of course make public long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. However, Apple Ten is including in this joint proxy statement/prospectus certain unaudited prospective financial information that was made available to the Apple Hospitality board and the Apple Ten board in connection with the evaluation of the merger. This information also was provided to Apple Hospitality’s and the Apple Ten Special Committee’s respective financial advisors for their use and reliance in connection with their respective financial analyses and opinions described under the headings “—Opinion of Apple Hospitality’s Financial Advisor” and “—Opinion of the Apple Ten Special Committee’s Financial Advisor.” The inclusion of this information should not be regarded as an indication that any of Apple Hospitality, Apple Ten, their respective affiliates, advisors or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results.

The unaudited prospective financial information was, in general, prepared solely for internal use and is subjective in many respects. It also was prepared on a standalone basis for Apple Ten, without regard to the impact of the merger on Apple Ten. As a result, the prospective results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited prospective financial information covers multiple years, that information by its nature becomes less predictive with each successive year. You are encouraged to review the risks and uncertainties described under the headings “Risk Factors— Risks Related to the Merger” beginning on page  30 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page  40 and the risks described in Apple Ten’s most recent annual report filed with the SEC on Form 10-K which is attached hereto as Annex G and other reports which can be found as described under the heading “Where You Can Find More Information and Incorporation by Reference” beginning on page  150 . The unaudited prospective financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. In addition, the unaudited prospective financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in Apple Ten’s historical GAAP financial statements.

Neither Apple Ten’s independent auditors nor any other independent accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The report of Apple Ten’s independent auditors contained in Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015, which is attached hereto as Annex G, relates to Apple Ten’s historical financial information. It does not extend to the unaudited prospective financial information and should not be read to do so. Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after the date it was prepared.

The following table presents selected unaudited prospective financial data for the fiscal years ending 2016 through 2020 for Apple Ten on a standalone basis:

	2016	2017	2018	2019	2020
	(in millions, except RevPAR)
RevPAR	$102	$107	$109	$111	$113
Revenue	$291.4	$304.6	$312.1	$318.4	$323.1
Adjusted EBITDA	$109.7	$116.2	$119.4	$122.1	$123.9
Adjusted Hotel EBITDA	$116.5	$123.3	$126.7	$129.5	$131.5

For purposes of the unaudited prospective financial information presented herein, RevPAR means the revenue per available room. Adjusted Earnings Before Interest Taxes Depreciation and Amortization (“Adjusted EBITDA”) is a non-GAAP financial performance measure composed of net income excluding interest, income taxes and depreciation and amortization, further adjusted to exclude (i) transaction costs and gains or losses from sales of real estate as these do not represent ongoing operations and (ii) non-cash straight-line ground lease expense as this expense does not reflect the underlying performance of  the related hotels. Apple Ten further adjusts Adjusted EBITDA by excluding general and administrative expense to calculate Adjusted Hotel EBITDA.

In preparing the foregoing unaudited projected financial information, Apple Ten made a number of assumptions regarding, among other things, occupancy levels, changes in average daily rate, the amount, timing and cost of existing and planned development properties, lease-up rates of existing and planned developments, the return on acquisitions, costs to support increased revenues such as increased wages, utilities, marketing, maintenance, property taxes and franchise and management fees which are directly related to revenue growth and the amount of general and administrative costs.

The assumptions made in preparing the above unaudited prospective financial information may not necessarily reflect actual future conditions. The estimates and assumptions underlying the unaudited prospective financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, the risks and uncertainties described under the headings “Risk Factors— Risks Related to the Merger” beginning on page  30 and “Cautionary Statement Regarding Forward-Looking Statements” beginning on page 40 , and the risks described in Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on From 10-Q for the quarter ended March 31, 2016, which are attached hereto as Annexes G and H, respectively. All of these uncertainties and contingencies are difficult to predict and many of which are beyond the control of Apple Hospitality and/or Apple Ten. The underlying assumptions and projected results may not be realized, and actual results likely will differ, and may differ materially, from those reflected in the unaudited prospective financial information, whether or not the merger is completed.

In addition, although presented with numerical specificity, the above unaudited prospective financial information reflects numerous assumptions and estimates as to future events made by Apple Ten management that Apple Ten management believes were reasonable. The above unaudited prospective financial information does not give effect to the merger. Apple Ten shareholders and Apple Hospitality shareholders are urged to review Apple Ten’s most recent SEC filings for a description of Apple Ten’s results of operations and financial condition and capital resources, including “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, which are attached hereto as Annexes G and H, respectively.

Readers of this joint proxy statement/prospectus are cautioned not to place undue reliance on the unaudited prospective financial information set forth above. No representation is made by Apple Hospitality, Apple Ten or any other person to any Apple Hospitality shareholder or any Apple Ten shareholder regarding the ultimate performance of Apple Ten compared to the information included in the above unaudited prospective financial information. The inclusion of unaudited prospective financial information in this joint proxy statement/prospectus should not be regarded as an indication that the prospective financial information will be necessarily predictive of actual future events, and such information should not be relied on as such.

APPLE TEN DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE ABOVE UNAUDITED PROSPECTIVE FINANCIAL INFORMATION TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROSPECTIVE FINANCIAL INFORMATION ARE NO LONGER APPROPRIATE, EXCEPT AS MAY BE REQUIRED BY LAW.

Directors and Management of Apple Hospitality After the Merger

Following the consummation of the merger, the combined company’s board of directors will consist of seven members, all of whom are current directors of Apple Hospitality. The existing directors of Apple Hospitality are: Glade M. Knight, Justin G. Knight, Glenn W. Bunting, Jon A. Fosheim, Bruce H. Matson, Daryl A. Nickel and L. Hugh Redd. Each of the executive officers of Apple Hospitality immediately prior to the effective time of the merger will continue as an executive officer of the combined company following the effective time of the merger. Justin Knight, Apple Hospitality’s president and chief executive officer and Apple Ten’s president, will serve as president and chief executive officer of the combined company. Glade M. Knight, Apple Hospitality’s executive chairman and Apple Ten’s chairman and chief executive officer, will serve as executive chairman of the combined company. Bryan Peery, Apple Hospitality’s and Apple Ten’s executive vice president and chief financial officer, will serve as executive vice president and chief financial officer of the combined company. Kristian Gathright, Apple Hospitality’s and Apple Ten’s executive vice president and chief operating officer, will serve as executive vice president and chief operating officer of the combined company. David P. Buckley, Apple Hospitality’s and Apple Ten’s executive vice president and chief legal counsel, will serve as executive vice president and chief legal counsel of the combined company. Nelson G. Knight, the executive vice president and chief investment officer of Apple Hospitality, will serve as executive vice president and chief investment officer of the combined company.

Interests of Apple REIT Directors and Executive Officers in the Merger

In addition to their interests in the merger as shareholders, some of the Apple Hospitality and Apple Ten directors and executive officers have interests in the merger that differ from, or are in addition to, the interests of the Apple Hospitality shareholders and the Apple Ten shareholders. Each of the Apple Hospitality board and the Apple Ten board was aware of, and considered the interests of, its respective directors and executive officers in approving the Merger Agreement.

Conversion of Series B Convertible Preferred Shares

Glade M. Knight is currently the sole record holder of all 480,000 outstanding Series B convertible preferred shares of Apple Ten. Glade M. Knight acquired the Apple Ten Series B convertible preferred shares at the formation of Apple Ten prior to Apple Ten having any other assets for $0.10 a share or a total of $48,000. Mr. Knight has agreed to assign certain benefits (if any) associated with a total of 179,009 Apple Ten Series B convertible preferred shares to certain Apple REIT executives, family members and other employees, including the right of conversion upon the occurrence of certain events.

At the effective time of the merger, in accordance with the conversion formula set forth in the articles of incorporation of Apple Ten and the Merger Agreement, each outstanding Apple Ten Series B convertible preferred share will be converted into the right to receive (i) a number of Apple Hospitality common shares equal to 12.11423 multiplied by the unit exchange ratio and (ii) an amount in cash equal to 12.11423 multiplied by $1.00, as discussed under “The Merger Agreement—Merger Consideration” beginning on page 97 .  The Apple Ten Series B convertible preferred shares will be converted into the right to receive approximately $5.8 million in cash and approximately 3.0 million Apple Hospitality common shares, which will represent approximately 1.4% of the Apple Hospitality common shares after the merger.   No fractional Apple Hospitality common shares will be issued in the merger.  The value of the fractional shares will be paid in cash as described in “The Merger Agreement—Merger Consideration”.

The directors and executive officers of Apple Ten who will receive certain benefits of the Apple Ten Series B convertible preferred shares in connection with the merger are listed below along with the number of Apple Hospitality common shares into which such Series B convertible preferred shares assigned to each such person would be convertible.

Name of Directors or Executive Officer	Number of Current Apple Ten Series B Convertible Preferred Shares		Number of Apple Hospitality Common Shares Based On Merger Consideration for the Apple Ten Series B Convertible Preferred Shares
Glade M. Knight	300,991	(1)	1,903,355
Justin G. Knight	30,090	(2)	190,277
Kristian M. Gathright	30,090	(2)	190,277
David McKenney	30,090	(2)	190,277
Bryan F. Peery	15,045	(2)	95,138
David P. Buckley	15,045	(2)	95,138
Above directors and executive officers as a group:	421,351		2,664,462

(1)	Does not include 120,360 Apple Ten Series B convertible preferred shares whose benefits were assigned to the executive officers listed in the table above and 58,649 Apple Ten Series B convertible preferred shares whose benefits were assigned to others.
(2)	Number of shares refers to Apple Ten Series B convertible preferred shares with respect to which benefits have been assigned.

Options

The Merger Agreement provides that, at the effective time of the merger, each outstanding Apple Ten option, whether or not exercisable at the effective time of the merger, will be assumed by Apple Hospitality, subject to the same terms and conditions (including vesting schedule) as were applicable to such option immediately prior to the effective time of the merger, except that from and after the effective time of the merger (i) each option, when exercisable, will be exercisable for that number of Apple Hospitality common shares equal to the product of the number of Apple Ten common shares underlying such option immediately prior to the effective time of the merger multiplied by the Equity Exchange Factor, rounded down to the nearest whole number of Apple Hospitality common shares and (ii) the per share exercise price for the Apple Hospitality common shares issuable upon exercise of such option will be equal to the quotient determined by dividing the exercise price of the option by the Equity Exchange Factor, rounded up to the nearest whole cent. The “Equity Exchange Factor” is the number (rounded to the third decimal place) equal to the quotient of (A) divided by (B), where: (A) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying the APLE Price by the unit exchange ratio; and (B) equals the APLE Price. For these purposes, the “APLE Price” equals the average of the closing price of Apple Hospitality common shares on the NYSE on the trading day immediately prior to and after the date of closing of the merger. For more information, please see the discussion below under “The Merger Agreement—Treatment of Options” beginning on page 97 .

For illustration purposes, if the closing of the merger occurred on [●], 2016, then the “APLE Price” would be $[●] (i.e., the average closing price of Apple Hospitality common shares on [●] and [●]), and the “Equity Exchange Factor” would be [●]. Assuming this [●] Equity Exchange Factor (which does not necessarily reflect the value of the actual Equity Exchange Factor to be used to determine the merger consideration), the exercise price for such options after the merger will be $[●] per option and the Apple Ten directors will be entitled to and vested in the number of Apple Hospitality options shown in the table below. None of Glade M. Knight, Justin G. Knight or the other executive officers of Apple Ten hold any options.

Name	Number of Current Apple Ten Options	Number of Apple Hospitality Options After the Merger Exchanged for Current Apple Ten Options
David J. Adams	83,488	[●]
Kent W. Colton	90,087	[●]
R. Garnett Hall, Jr.	90,087	[●]
Anthony F. Keating, III	90,087	[●]
Total	353,749	[●]

Affiliation of Apple Ten and Apple Hospitality

Apple Ten and Apple Hospitality are affiliated entities with Apple Ten managed by employees of Apple Hospitality, and there are conflicts of interest inherent where the individuals who comprise the management teams of Apple Ten and Apple Hospitality are assisting the Apple Hospitality board in connection with the merger and providing certain assistance to Apple Ten.

Termination Agreement

In connection with the merger, Apple Hospitality and Apple Ten have entered into a termination agreement with Apple Ten Advisors and Apple Realty Group, each of which is wholly owned by Glade M. Knight, as discussed under “Termination Agreement” beginning on page  123 . Currently, Apple Ten pays significant fees to the advisor entities, as described more fully under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Related Parties” in the Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 of Apple Ten attached to this joint proxy statement/prospectus as Annexes G and H, respectively, and to Apple Hospitality pursuant to the subcontract agreement between Apple Ten Advisors and Apple Hospitality.

Under the termination agreement, the parties have agreed that the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement with respect to the Apple REITs, Apple Ten Advisors and Apple Realty Group will be terminated effective as of immediately after the effective time of the merger, and no fees will be payable to any of the parties as a result of the termination of the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement. Pursuant to the subcontract agreement, all advisory fees and expenses under these agreements with Apple Ten Advisors are paid by Apple Ten to Apple Hospitality. As a result, Apple Ten will no longer pay the various fees currently paid to Apple Hospitality under the subcontract agreement and Apple Ten will no longer subcontract its advisory services to Apple Hospitality. The termination of the subcontract agreement will have no financial impact on the combined company.

The Apple Hospitality board and the Apple Ten board (based on the recommendation of the Apple Ten special committee) have approved the termination agreement.

Meeting Fees

Each of the Apple Ten directors received meeting fees of $1,500 for each Apple Ten special committee meeting (excluding Glade M. Knight and Anthony F. Keating, III) and $1,000 for each Apple Ten board meeting (excluding Glade M. Knight) attended in connection with the merger. Each of the Apple Hospitality directors, excluding Glade M. Knight and Justin Knight, received a total of $6,000 for all Apple Hospitality board meetings in connection with the merger.

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the effective time of the merger, Apple Hospitality will indemnify all present and former directors, officers, employees and agents of Apple Ten and its subsidiaries who at any time prior to the effective time of the merger were entitled to indemnification under the articles of incorporation or bylaws of Apple Ten or employment agreements between Apple Ten and its officers existing on the date of the Merger Agreement to the same extent as they are entitled to indemnification under such articles of incorporation or bylaws or existing employment agreements in respect of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the Merger Agreement).

Further, the articles of incorporation and bylaws of Acquisition Sub provide that Acquisition Sub will indemnify a director or officer of the surviving corporation who prevails in the defense of a proceeding to which he was a party because he is or was a director or officer of Acquisition Sub and also provide the maximum indemnification permitted by law to any director, officer, employee or agent of Acquisition Sub in connection with a proceeding that is brought against such person based on the actions taken or not taken by such person on behalf of Acquisition Sub, or such person’s status as a director, officer, employee or agent, except if such person was engaged in willful misconduct or a knowing violation of the law.

In addition, the Merger Agreement also requires Apple Hospitality to maintain for a period of six years from the effective time of the merger, “run-off” or “tail” director and officer liability coverage for the benefit of the directors and officers of Apple Ten and its subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage currently maintained by Apple Ten.

Employment and Directorships with Affiliates

All of the current directors of Apple Hospitality will continue as directors of Apple Hospitality following the consummation of the merger. The sole director of Acquisition Sub, the surviving corporation in the merger, will be Bryan F. Peery, executive vice president and chief financial officer of Apple Hospitality and Apple Ten, and Bryan F. Peery will serve as its president and treasurer and David P. Buckley, executive vice president and chief legal counsel of Apple Hospitality and Apple Ten, will serve as its vice president and secretary.

Regulatory Approvals Required in the Merger

No material federal or state regulatory approvals are required in connection with the merger other than regulatory approvals that the Apple REITs expect to obtain in the ordinary course.

Accounting Treatment

Apple Hospitality will account for the merger under the acquisition method of accounting for business combinations under United States generally accepted accounting principles with Apple Hospitality being deemed to have acquired Apple Ten. This means that Apple Hospitality will record the assets and liabilities of Apple Ten as of the completion of the merger, at their fair values including an amount for goodwill, if applicable, representing the difference between the purchase price and fair value of the identifiable assets and liabilities. Financial statements of Apple Hospitality issued after the merger will reflect only the operations of Apple Ten’s businesses after the merger and will not be restated retroactively to reflect the historical financial position or results of operations of Apple Ten prior to the merger.

Dissenters’ Rights of Appraisal

Apple Ten shareholders are entitled to assert appraisal rights under Article 15 of the VSCA in connection with the merger. The following discussion is only a summary of the material aspects of Article 15 of the VSCA and does not purport to be a complete statement of the law pertaining to appraisal rights under the VSCA. The text of Article 15 of the VSCA is reprinted in its entirety as Annex F to this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to Article 15 of the VSCA. Under the VSCA, shareholders who follow the procedures set forth in Article 15 of the VSCA will be entitled to receive payment of the “fair value” of their shares. Any shareholder who wishes to exercise appraisal rights should review the following discussion and Annex F carefully because failure to comply in a timely and proper manner with the procedures specified under Article 15 of the VSCA may result in the loss of appraisal rights under the VSCA. In addition, Apple Ten’s audited financial statements for the year ended December 31, 2015 are included in the Annual Report on Form 10-K for the year ended December 31, 2015 and Apple Ten’s unaudited financial statements for the period ended March 31, 2016 are included in the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, copies of which are attached to this joint proxy statement/prospectus as Annexes G and H, respectively.

A shareholder wishing to exercise appraisal rights in connection with the merger must deliver to Apple Ten, before the vote on the merger is taken at the special meeting of shareholders of Apple Ten, a written notice of intent to demand payment for the shareholder’s Apple Ten shares. A vote against the merger by itself will not satisfy this notice requirement. A shareholder delivering a notice of intent must not vote any of his or her Apple Ten shares in favor of the merger or he or she will lose his or her appraisal rights. All notices of intent to demand payment for a shareholder’s Apple Ten shares should be sent or delivered to:

Apple REIT Ten, Inc.

814 East Main Street

Richmond, Virginia 23219

Attention: Secretary

Within ten days after the effective time of the merger, Acquisition Sub, as the surviving corporation in the merger, is required to deliver an appraisal notice in writing to all shareholders of Apple Ten who properly delivered a notice of intent to demand payment for their Apple Ten shares and did not vote any of their Apple Ten shares in favor of the merger. The appraisal notice will:

●	state where the shareholder’s payment demand needs to be sent and where and when the shareholder’s share certificates need to be deposited;

●	state a date by which Acquisition Sub must receive the payment demand, which date may not be fewer than 40 nor more than 60 days after the date the appraisal notice was sent;

●	state Acquisition Sub’s estimate of the fair value of the Apple Ten shares; and

●	include such other information as required by the VSCA, including the date by which a shareholder can withdraw his or her demand for payment without the consent of Acquisition Sub.

Under Article 15 of the VSCA, “fair value” means the value of the Apple Ten shares determined immediately before the effectuation of the merger, using customary and current valuation concepts and techniques generally employed for similar businesses in the context of a merger, without discounting for lack of marketability or minority status.

A shareholder demanding appraisal who received an appraisal notice must demand payment within the time specified in the notice by completing, signing and returning the appraisal notice form sent by Acquisition Sub, depositing his or her share certificates in accordance with the terms of the appraisal notice and making certain certifications required by the VSCA. If a shareholder is not the record holder of his or her Apple Ten shares, the shareholder must also submit to Acquisition Sub the record holder’s written consent to the assertion of appraisal rights by the date specified in the appraisal notice. If the shareholder fails to take any of these actions, he or she will lose his or her appraisal rights.

Within 30 days after the date by which Acquisition Sub must receive the payment demand from one of its shareholders, Acquisition Sub must pay the shareholder in cash its estimate of the fair value of the shareholder’s shares plus interest. At Acquisition Sub’s option, however, it may withhold payment and instead make an offer to pay its estimate of the fair value of the Apple Ten shares to any shareholder who failed to certify in the appraisal notice form that his or her Apple Ten shares were acquired before the date of the announcement of the merger. With any payment, Acquisition Sub must provide its most recent year-end financial statements, which shall be dated not more than 16 months before the date of the payment, its most recent quarterly financial statements, a statement of its estimate of the fair value of the Apple Ten shares and a statement of the shareholder’s right to continue to demand fair value for his or her Apple Ten shares.

A shareholder demanding appraisal who is dissatisfied with the amount paid or offered must notify Acquisition Sub of his or her own stated estimate of the fair value of his or her Apple Ten shares and demand payment of that estimate plus interest (less any payment already received). If a shareholder fails to give this notice, the shareholder waives his or her rights to demand payment and will be entitled only to the payment made or offered by Acquisition Sub. This notice must be given in writing within 30 days of the date that Acquisition Sub made or offered to have payment made for the shareholder’s shares.

If a shareholder’s demand for payment remains unsettled, Acquisition Sub is obligated to commence a proceeding and petition a court to determine the fair value of the Apple Ten shares and accrued interest within 60 days of the receipt of the shareholder’s payment demand. If Acquisition Sub fails to commence such proceeding in accordance with the VSCA, it must pay the shareholder in cash the amount demanded by the shareholder plus interest. The appraisal proceeding must be brought in the Circuit Court of the City of Richmond, Virginia.

Shareholders considering seeking appraisal should be aware that the fair value of their Apple Ten shares, as determined under Article 15 of the VSCA, could be more than, the same as, or less than, the merger consideration that would be paid to them in the merger pursuant to the Merger Agreement. Shareholders also should be aware that investment banking opinions as to the fairness from a financial point of view of the consideration payable in a merger are not opinions as to, and do not in any manner address, fair value under Article 15 of the VSCA. The costs and expenses of the appraisal proceeding will be determined by the court and assessed against Acquisition Sub unless the court determines that the shareholder acted arbitrarily, vexatiously or not in good faith with respect to the shareholder’s right to appraisal, in which case, costs and expenses may be assessed against the shareholder. Shareholders will only be entitled to receive payment in accordance with Article 15 of the VSCA and will not be entitled to vote their shares or exercise any other rights of a shareholder. Once the date set forth in the appraisal notice by which a shareholder can withdraw his or her demand for payment has passed, a shareholder may withdraw his or her demand only with the written consent of Acquisition Sub.

If any shareholder who demands appraisal of his or her Apple Ten shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, prior to the date by which Acquisition Sub must receive the shareholder’s payment demand, the Apple Ten shares of that holder will be converted into the right to receive the merger consideration in accordance with the Merger Agreement. If any shareholder who demands appraisal of his or her Apple Ten shares under Article 15 fails to perfect, or effectively withdraws or loses, his or her right to appraisal, as provided in the VSCA, after Acquisition Sub pays or offers to pay its estimate of the fair value of those Apple Ten shares, the shareholder will waive his or her right to demand further payment and will only be entitled to the payment made or offered by Acquisition Sub.

In view of the complexity of Article 15 of the VSCA, shareholders who may wish to pursue appraisal rights should consult their own legal advisor.

Exchange of Shares in the Merger

Apple Hospitality has appointed [●], which we refer to as the paying agent, to act as the exchange agent and paying agent for the exchange of Apple Ten shares for the merger consideration. As soon as reasonably practicable after the effective time of the merger, the paying agent will send to each holder of record of Apple Ten shares at the effective time of the merger who holds Apple Ten shares in certificated or book-entry form a letter of transmittal and instructions for effecting the exchange of Apple Ten share certificates or book-entry shares for the merger consideration that the holder is entitled to receive under the Merger Agreement. Upon surrender of share certificates or book-entry shares for cancellation along with the executed letter of transmittal and other documents described in the instructions, an Apple Ten shareholder will receive any whole Apple Hospitality common shares that such holder is entitled to receive, the cash portion of the merger consideration and cash in lieu of any fractional Apple Hospitality common shares such holder is entitled to receive under the Merger Agreement. After the effective time of the merger, Apple Ten will not register any transfers of Apple Ten shares.

Apple Hospitality shareholders need not take any action with respect to their share certificates or book-entry shares.

Dividends

Apple Hospitality currently pays a monthly dividend on its common shares at an annualized rate of $1.20 per share and Apple Ten currently pays a monthly dividend on its common shares at an annual rate of $0.825. Each of Apple Hospitality and Apple Ten plan to continue its current dividend policy until the closing of the merger. In addition, the Merger Agreement permits Apple Hospitality to continue to pay regular monthly dividends, and any distribution that is reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code. The Merger Agreement permits Apple Ten to continue to pay regular monthly dividends, and any distribution that is reasonably necessary to maintain its REIT qualification under the Code and avoid or reduce the imposition of any corporate level tax or excise tax under the Code.

Following the closing of the merger, Apple Hospitality expects to continue its current dividend policy for shareholders, subject to the discretion of the Apple Hospitality board, which reserves the right to change Apple Hospitality’s dividend policy at any time and for any reason. See “Risk Factors—Risks Related to an Investment in Apple Hospitality Common Shares Following the Merger—Following the m erger, Apple Hospitality may not pay dividends at the rate it currently pays” on page 36 .

Listing of Apple Hospitality Common Shares

It is a condition to the completion of the merger that the Apple Hospitality common shares issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

Deregistration of Apple Ten Units

If the merger is completed, Apple Ten units will be deregistered under the Exchange Act, and Apple Ten will no longer file periodic reports with the SEC.

THE MERGER AGREEMENT

The following is a summary of the material terms of the Merger Agreement. This summary does not purport to be complete and may not contain all of the information about the Merger Agreement that is important to you. The summary of the material terms of the Merger Agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the Merger Agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex A and is incorporated by reference into this joint proxy statement/prospectus. You are urged to read the Merger Agreement carefully and in its entirety because it, and not the description below or elsewhere in this joint proxy statement/prospectus, is the legal document that governs the merger.

The Merger Agreement has been included in this joint proxy statement/prospectus to provide you with information regarding the terms of the merger. It is not intended to provide you with any other factual or financial information about Apple Hospitality or Apple Ten or any of their respective affiliates or businesses. Information about Apple Hospitality and Apple Ten can be found elsewhere in this joint proxy statement/prospectus and in the other filings each of Apple Hospitality and Apple Ten has made with the SEC, which are available without charge at http://www.sec.gov. See “Where You Can Find More Information and Incorporation by Reference” on page 150 .

The Merger

The Merger Agreement provides for the merger of Apple Ten with and into Acquisition Sub, a wholly-owned subsidiary of Apple Hospitality. At the effective time of the merger, the separate corporate existence of Apple Ten will cease and Acquisition Sub will be the surviving corporation and a wholly owned subsidiary of Apple Hospitality.

Closing; Effective Time of the Merger

The closing of the merger will occur:

●	as promptly as practicable (but no later than the second business day) after satisfaction or (to the extent permitted by applicable law) waiver of the conditions described under “—Conditions to Complete the Merger” beginning on page 114 (other than those conditions that by their nature are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions); or

●	on such other date as may be agreed in writing by Apple Hospitality and Apple Ten; provided, however, that Apple Hospitality may elect to accelerate or defer the closing date to the last business day of the calendar month during which all of the conditions described under “—Conditions to Complete the Merger” (other than those conditions that by their nature are to be satisfied by actions taken at the closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such conditions) have been satisfied or (to the extent permitted by applicable law) waived.

The merger will become effective at such time and on such date as Acquisition Sub and Apple Ten will specify in the Articles of Merger with respect to the merger. The parties to the merger will cause the effective time of the merger to occur on the closing date.

Directors and Officers

Upon completion of the merger, the directors and officers of Acquisition Sub will be the initial directors and officers of the surviving corporation of the merger.

Articles and Bylaws

The articles of incorporation and bylaws of Acquisition Sub, as in effect immediately prior to the effective time of the merger, will become the articles of incorporation and bylaws of the surviving corporation of the merger as of the effective time of the merger, with the name of the surviving corporation changed to the name “Apple REIT Ten, Inc.” as of the effective time of the merger.

Merger Consideration

Pursuant to the terms of the Merger Agreement, at the effective time of the merger, each issued and outstanding Apple Ten unit (including any fractional units) (other than Apple Ten shares with respect to which holders have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights in accordance with Article 15 of the VSCA) will be converted into the right to receive 0.522 Apple Hospitality common shares and $1.00 in cash, and each issued and outstanding Apple Ten Series B convertible preferred share will be converted into the right to receive (i) a number of Apple Hospitality common shares equal to 12.11423 multiplied by the unit exchange ratio and (ii) an amount in cash equal to 12.11423 multiplied by $1.00 (collectively, the “merger consideration”).

No fractional Apple Hospitality common shares will be issued with respect to the merger. Each holder of Apple Ten shares who would otherwise have been entitled to receive a fraction of an Apple Hospitality common share will receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of an Apple Hospitality common share multiplied by the volume weighted average price of the Apple Hospitality common shares for the ten-day trading period ending on the third trading day immediately preceding the closing date of the merger (the “fractional share consideration”).

Each issued and outstanding Apple Ten share (including any fractional shares) that is owned by Apple Hospitality, Acquisition Sub or any of their respective subsidiaries will no longer be outstanding and will automatically be canceled and will cease to exist, and no consideration will be delivered in exchange therefor.

Tax Withholding

Payment of the merger consideration under the Merger Agreement is subject to applicable withholding requirements.

Dissenting Shares

Apple Ten shares held by a holder who properly exercises, perfects and does not subsequently withdraw or lose its appraisal rights with respect to such shares in accordance with Article 15 of the VSCA will not be converted into the right to receive, or become exchangeable for, the merger consideration, but rather will be entitled to obtain payment of the fair value of such shares as further described in this joint proxy statement/prospectus under “Merger—Dissenters’ Rights of Appraisal” beginning on page 92 . However, if after the effective time of the merger, any such holder fails to perfect or effectively withdraws or loses such appraisal rights, the Apple Ten shares held by that holder will be treated as if they had been converted into the right to receive, and become exchangeable for the merger consideration described above under “—Merger Consideration.”

Treatment of Options

Each Apple Ten option that is outstanding immediately prior to the effective time of the merger, whether or not exercisable at the effective time of the merger, will be assumed by Apple Hospitality by virtue of the merger and without any action on the part of the holder thereof. The terms and conditions of each option will otherwise remain the same as the terms and conditions (including vesting schedule) of the original Apple Ten option, except that (A) when exercisable, each option will be exercisable for that number of whole Apple Hospitality common shares equal to the product of the number of Apple Ten common shares that were subject to such original Apple Ten option immediately prior to the effective time of the merger multiplied by the Equity Exchange Factor (as defined below), rounded down to the nearest whole number of Apple Hospitality common shares, and (B) the exercise price per share of such option will equal the quotient of (i) the exercise price per share of such original Apple Ten option divided by (ii) the Equity Exchange Factor, rounded up to the nearest whole cent.

The “Equity Exchange Factor” is the number (rounded to the third decimal place) equal to the quotient of (A) divided by (B), where: (A) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying the APLE Price by the unit exchange ratio; and (B) equals the APLE Price. For these purposes, the “APLE Price” equals the average of the closing price of Apple Hospitality common shares on the NYSE on the trading day immediately prior to and after the closing date of the merger.

Exchange Procedures

At or before the effective time of the merger, Apple Hospitality will deposit or cause Acquisition Sub to deposit with the paying agent evidence of Apple Hospitality common shares in book-entry form issuable in the merger and cash in an amount sufficient to pay the cash portion of the merger consideration, the fractional share consideration and any dividends or distributions to which holders of Apple Ten shares may be entitled (the “exchange fund”).

As promptly as practicable after the effective time of the merger and in no event later than two business days following the effective time of the merger, the paying agent will mail to each holder of record of outstanding Apple Ten shares that were converted into the right to receive the merger consideration, as described above under “—Merger Consideration,” a letter of transmittal (which will be in a customary form with such other provisions as reasonably agreed upon by Apple Hospitality and Apple Ten prior to the effective time of the merger), which shall specify, among other things, (A) that delivery shall be effected, and risk of loss and title to Apple Ten shares represented by certificate or registered in the transfer books of Apple Ten in book-entry shall pass, only upon proper delivery of the certificates (or affidavits of loss in lieu thereof) or transfer of any book-entry shares to the paying agent and (B) instructions for use in effecting the surrender of the certificates or the transfer of book-entry shares in exchange for the merger consideration.

Upon surrender of a certificate (or affidavit of loss in lieu thereof) or transfer of any book-entry share to the paying agent, together with a properly completed and validly executed letter of transmittal, or receipt of an “agent’s message” by the paying agent (or such other evidence, if any, of transfer as the paying agent may reasonably request) in the case of transfer of a book-entry share, and such other documents as may reasonably be required by the paying agent, the holder of such certificate or book-entry share will be entitled to receive in exchange therefor the merger consideration plus the fractional share consideration and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders may be entitled (in each case, without interest and less any applicable withholding taxes). The merger consideration may be paid to a person other than the person in whose name the certificate or book-entry share so surrendered is registered, if such certificate or book-entry share is properly endorsed or otherwise in proper form for transfer and the person requesting such payment pays any transfer or other taxes or establishes to the reasonable satisfaction of Apple Hospitality that such tax has been paid or is not applicable.

The merger consideration (including the fractional share consideration) issued upon exchange of the Apple Ten shares will be deemed to have been issued in full satisfaction of all rights pertaining to the Apple Ten shares. There will be no further registration of transfers on the stock transfer books of Apple Ten of the shares that were outstanding immediately prior to the effective time of the merger. Any portion of the exchange fund delivered to the paying agent pursuant to the Merger Agreement (including any interest and income received with respect thereto and any fractional share consideration and any applicable dividends or other distributions with respect to Apple Hospitality common shares) that remains undistributed for twelve months after the effective time of the merger will be delivered by the paying agent to Apple Hospitality, upon demand, and any holders of Apple Ten shares that have not been surrendered as contemplated by the Merger Agreement must thereafter look only to Apple Hospitality and the surviving corporation of the merger for payment of the merger consideration, subject to applicable abandoned property, escheat and other similar laws.

None of Apple Ten, Acquisition Sub, Apple Hospitality or the paying agent will be liable to any person in respect of any merger consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

Representations and Warranties

The Merger Agreement contains representations and warranties of each of the parties to the Merger Agreement to the other parties. The assertions embodied in those representations and warranties were made solely for purposes of the Merger Agreement and may be subject to important confidential disclosures and qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Merger Agreement. Accordingly, shareholders of Apple Hospitality and Apple Ten should not rely on representations and warranties as characterizations of the actual state of facts or circumstances, and should bear in mind that the representations and warranties were made solely for the benefit of the parties to the Merger Agreement, were negotiated for purposes of allocating contractual risk among the parties to the Merger Agreement rather than to establish matters as facts, and may be subject to contractual standards of materiality different from those generally applicable to shareholders. Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be reflected in public disclosures by Apple Hospitality and Apple Ten. This description of the representations and warranties is included to provide shareholders of Apple Hospitality and Apple Ten with information regarding the terms of the Merger Agreement.

In the Merger Agreement, Apple Ten made representations and warranties relating to, among other things:

●	due incorporation, valid existence, good standing and power and authority of Apple Ten to operate its assets and properties and to carry on its business as it is now being conducted;

●	due incorporation or organization, valid existence and good standing and power and authority of Apple Ten’s subsidiaries to carry on their businesses as now being conducted;

●	capital structure and capitalization of Apple Ten and its subsidiaries;

●	authority to enter into the Merger Agreement and, subject to shareholder approval, complete the merger and the other transactions contemplated by the Merger Agreement;

●	enforceability of the Merger Agreement against Apple Ten;

●	approval by the Apple Ten board of the Merger Agreement, the plan of merger, the voting agreement and the termination agreement and the transactions contemplated thereby, including the merger, based on the unanimous recommendation of the Apple Ten special committee;

●	absence of conflicts with, violations or breaches of, or defaults under, Apple Ten’s organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

●	consents, approvals, orders or authorizations of, or registrations or filings with, governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

●	Apple Ten’s SEC filings since January 1, 2014, and the financial statements contained therein;

●	Apple Ten’s internal controls over financial reporting and its disclosure controls and procedures, and the absence of any off-balance sheet arrangements where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, Apple Ten or its subsidiaries;

●	absence of any material adverse effect, as defined below under “—Material Adverse Effect,” on Apple Ten and certain other changes and events since December 31, 2015 through the date of the Merger Agreement;

●	absence of any undisclosed litigation or investigations against or affecting Apple Ten or its subsidiaries;

●	tax matters affecting Apple Ten and its subsidiaries, including Apple Ten’s REIT qualification;

●	the absence of loans, employment contracts or severance arrangements to or from Apple Ten or its subsidiaries’ employees, officers or directors;

●	receipt by the Apple Ten special committee of an opinion from the financial advisor to the special committee;

●	absence of any undisclosed broker’s, finder’s or other similar fees;

●	possession of all permits necessary to own, lease and operate the properties and assets of Apple Ten and its subsidiaries or to carry on the business of Apple Ten and its subsidiaries, and the absence of violations of, and failures to comply with, any such permits and applicable laws;

●	the material contracts of Apple Ten and its subsidiaries, the absence of breaches or violations of, or defaults under, any such material contract and the absence of certain related party transactions;

●	environmental matters affecting Apple Ten and its subsidiaries;

●	real property owned or ground leased by Apple Ten and its subsidiaries;

●	certain of the franchise and management agreements of Apple Ten and its subsidiaries;

●	personal property owned or leased by Apple Ten and its subsidiaries;

●	insurance policies of Apple Ten and its subsidiaries;

●	the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Apple Ten for inclusion or incorporation by reference in this joint proxy statement/prospectus or any other document filed with the SEC in connection with the merger;

●	books and records of Apple Ten and its subsidiaries;

●	labor matters affecting Apple Ten and its subsidiaries;

●	the vote of the shareholders of Apple Ten required to approve the merger, the Merger Agreement, the plan of merger and the other transactions contemplated by the Merger Agreement;

●	absence of liabilities other than liabilities reserved for on the most recent audited balance sheet for the period ended December 31, 2015, liabilities incurred in the ordinary course of business consistent with past practice of such company subsequent to December 31, 2015 and such other liabilities as would not have a material adverse effect on Apple Ten;

●	intellectual property used by, owned by or licensed to Apple Ten and its subsidiaries;

●	stock incentive plans and other benefit programs provided or maintained by Apple Ten and its subsidiaries;

●	exemption of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement from the requirements in anti-takeover statutes or similar statutes or regulations; and

●	absence and disclaimer of any other representations or warranties made with respect to Apple Ten and its subsidiaries.

In the Merger Agreement, Apple Hospitality and Acquisition Sub made representations and warranties relating to, among other things:

●	due incorporation, valid existence, good standing and power and authority of each of Apple Hospitality and Acquisition Sub to operate its assets and properties and to carry on its business as it is now being conducted;

●	due incorporation or organization, valid existence and good standing and power and authority of Apple Hospitality’s subsidiaries to carry on their businesses as now being conducted;

●	capital structure and capitalization of Apple Hospitality and its subsidiaries;

●	the Apple Hospitality common shares to be issued in exchange for Apple Ten shares in the merger;

●	authority to enter into the Merger Agreement and, subject to shareholder approval, complete the merger and the other transactions contemplated by the Merger Agreement;

●	enforceability of the Merger Agreement against Apple Hospitality and Acquisition Sub;

●	absence of conflicts with, violations or breaches of, or defaults under, Apple Hospitality’s organizational documents, certain contracts applicable to it and its subsidiaries, and applicable laws;

●	consents, approvals, orders or authorizations of, or registrations or filings with, governmental entities required in connection with executing and delivering the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement;

●	Apple Hospitality’s SEC filings since January 1, 2014, and the financial statements contained therein;

●	Apple Hospitality’s internal controls over financial reporting and its disclosure controls and procedures, and the absence of any off-balance sheet arrangements where the result, purpose or effect is to avoid disclosure of any material transaction involving, or material liabilities of, Apple Hospitality or its subsidiaries;

●	absence of any material adverse effect, as defined below under “—Conditions to Complete the Merger,” on Apple Hospitality and certain other changes and events since December 31, 2015 through the date of the Merger Agreement;

●	absence of any undisclosed litigation or investigations against or affecting Apple Hospitality or its subsidiaries;

●	tax matters affecting Apple Hospitality and its subsidiaries, including Apple Hospitality’s REIT qualification;

●	absence of certain related party transactions;

●	absence of any undisclosed broker’s, finder’s or other similar fees;

●	possession of all permits necessary to own, lease and operate the properties and assets of Apple Hospitality and its subsidiaries or to carry on the business of Apple Hospitality and its subsidiaries, and the absence of violations of, and failures to comply with, any such permits and applicable laws;

●	the material contracts of Apple Hospitality and its subsidiaries, the absence of breaches or violations of, or defaults under, any such material contract;

●	environmental matters affecting Apple Hospitality and its subsidiaries;

●	real property owned or ground leased by Apple Hospitality and its subsidiaries;

●	certain of the franchise and management agreements of Apple Hospitality and its subsidiaries;

●	personal property owned or leased by Apple Hospitality and its subsidiaries;

●	insurance policies of Apple Hospitality and its subsidiaries;

●	the accuracy of the information contained in this joint proxy statement/prospectus and supplied by Apple Hospitality for inclusion or incorporation by reference in this joint proxy statement/prospectus or any other document filed with the SEC in connection with the merger;

●	labor matters affecting Apple Hospitality and its subsidiaries;

●	the vote of the shareholders of Apple Hospitality required to approve the issuance of the Apple Hospitality common shares in the merger;

●	absence of liabilities other than liabilities reserved for on the most recent audited balance sheet for the period ended December 31, 2015, liabilities incurred in the ordinary course of business consistent with past practice of Apple Hospitality subsequent to December 31, 2015 and such other liabilities as would not have a material adverse effect on Apple Hospitality;

●	intellectual property used by, owned by or licensed to Apple Hospitality and its subsidiaries;

●	stock incentive plans and other benefit programs provided or maintained by Apple Hospitality and its subsidiaries;

●	exemption of the Merger Agreement, the merger and the other transactions contemplated by the Merger Agreement from the requirements in anti-takeover statutes or similar statutes or regulations; and

●	absence and disclaimer of any other representations or warranties made with respect to Apple Hospitality and its subsidiaries.

The representations and warranties of all the parties to the Merger Agreement will expire upon the effective time of the merger.

Material Adverse Effect

Many of the representations of Apple Hospitality and Apple Ten are qualified by a “material adverse effect” standard (that is, they will not be deemed to be untrue or incorrect unless their failure to be true and correct, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect). For the purposes of the Merger Agreement, “material adverse effect” means any circumstance, development, effect, event, liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of Apple Ten or its subsidiaries, on a consolidated basis taken as a whole, or Apple Hospitality or its subsidiaries, on a consolidated basis taken as a whole, as the case may be, other than circumstances, developments, effects, events, liabilities or changes arising out of or resulting from:

●	changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which Apple Ten or its subsidiaries or Apple Hospitality or its subsidiaries, as the case may be, operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates;

●	changes, circumstances or events that, in each case, generally affect the hotel industry in the jurisdictions in which Apple Ten or its subsidiaries or Apple Hospitality or its subsidiaries, as the case may be, operate;

●	changes in any law or U.S. generally accepted accounting principles (“GAAP”) following the date of the Merger Agreement;

●	the negotiation, execution or announcement of the Merger Agreement or the consummation of the transactions contemplated by the Merger Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees;

●	acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of the Merger Agreement; or

●	earthquakes or other natural disasters,

which circumstance, development, effect, event, liability or change, in the case of each of the first, second, fifth and sixth bullet points above, does not affect Apple Ten or its subsidiaries or Apple Hospitality or its subsidiaries, as the case may be, in a materially disproportionate manner relative to other participants in the hotel industry or (b) prevent Apple Ten or Apple Hospitality, as the case may be, from performing, or materially impair the ability of Apple Ten or Apple Hospitality, as the case may be, to perform, its obligations under the Merger Agreement.

Conduct of Business by Apple Ten Pending the Merger

Under the Merger Agreement, Apple Ten has agreed that, between the date of the Merger Agreement and the earlier to occur of the effective time of the merger and the date, if any, on which the Merger Agreement is terminated (the “Interim Period”), it will, and will cause each of its subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the Merger Agreement and, to the extent consistent with that conduct, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any person with which it has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any.

Apple Ten also has agreed that, during the Interim Period, subject to certain exceptions, it will not, and will cause each of its subsidiaries not to (and not to authorize or commit or agree to), unless Apple Hospitality otherwise consents in writing:

●	declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of Apple Ten, except for regular monthly dividends;

●	split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests,

●	purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of Apple Ten or any of its subsidiaries;

●	amend the organizational documents of Apple Ten;

●	merge or consolidate with any person;

●	acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any subsidiary of Apple Ten), or acquire other assets, other than:

○	supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of Apple Ten and its subsidiaries in a manner that is consistent with past practice, and/or

○	certain specified acquisitions;

●	issue, deliver, sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, or any other specified securities of, Apple Ten or any subsidiary of Apple Ten, except to Apple Ten or any of its subsidiaries and as noted below in connection with award grants under any stock incentive plan (including any severance plan) in the ordinary course of business consistent with past practice and other than the issuance of any shares of capital stock upon the exercise of stock options that are outstanding on the date of the Merger Agreement in accordance with the terms of the stock incentive plans on the date of the Merger Agreement;

●	amend any term of any shares or equity equivalents of Apple Ten;

●	sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than sales of assets, securities, properties, interests or businesses in the ordinary course of business and where the assets which did not, individually or in the aggregate, contribute more than 10% of Apple Ten’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2015;

●	other than in the ordinary course of business and consistent with past practice:

○	incur, create or assume any indebtedness or issue or amend the terms of any debt securities;

○	assume, guarantee or endorse, or otherwise become responsible for the obligations of any other person or entity (other than any subsidiary of Apple Ten) for borrowed money; or

○	pledge, encumber or otherwise subject to an encumbrance any properties of Apple Ten;

●	make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of Apple Ten;

●	make, modify or rescind any tax election, change any annual tax accounting period, adopt or change any method of tax accounting except as required by applicable law, file or amend any material tax returns, enter into any material closing agreement, settle any material tax claim, audit or assessment, surrender any right to claim a material tax refund, offset or other reduction in tax liability or agree to a waiver or extension of a statute of limitations with respect to material taxes;

●	change in any material manner any of its methods, principles or practices of accounting in effect at December 31, 2015, except as may be required by the SEC, applicable law or GAAP and with notice thereof to Apple Hospitality;

●	settle or compromise any claim or action relating to taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $1,000,000;

●	apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to taxes, except as may be required by the SEC, applicable law or GAAP and with notice thereof to Apple Hospitality;

●	surrender any right to claim any material tax refund;

●	change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income tax return;

●	incur any capital expenditures or any obligations or liabilities in respect thereof, except for:

○	those in an amount not to exceed the total amount of the capital expenditure budget for Apple Ten; and

○	any unbudgeted capital expenditures not to exceed $2,000,000 individually or $2,000,000 in the aggregate;

●	adopt or enter or make any commitment to adopt or enter into any employee benefit plan or agreement that would be an “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of the Merger Agreement;

●	grant any awards under any stock incentive plan (including any severance plan) except awards to the directors of Apple Ten in the ordinary course of business consistent with past practice;

●	take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any compensation or benefit under any stock incentive plan;

●	settle any material legal action involving or against Apple Ten or any of its subsidiaries, including any shareholder derivative or class action claims, including any arising out of or in connection with the merger or the other transactions contemplated by the Merger Agreement;

●	amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any material contracts of Apple Ten or waive, release or assign any material rights, claims or benefits of it or its subsidiaries under any material contract of Apple Ten, or enter into any contract that would have been a material contract of Apple Ten had it been entered into prior to the Merger Agreement, except in the ordinary course of business consistent with past practice;

●	enter into or amend or otherwise modify any material agreement or arrangement with persons that are affiliates or, as of the date hereof, are officers, directors or employees of Apple Ten or any subsidiary of Apple Ten;

●	enter into or amend any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between Apple Ten and any officer or any director of a subsidiary of Apple Ten or other employee or contractor of Apple Ten;

●	increase the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of Apple Ten or its subsidiaries;

●	grant any severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of Apple Ten or the subsidiaries of Apple Ten that would be payable at or after the effective time of the merger;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Apple Ten or any subsidiary thereof (other than the merger); or

●	agree, resolve or commit to do any of the foregoing activities or to prevent the taking of any action required by the Merger Agreement.

Notwithstanding the foregoing, nothing shall prohibit Apple Ten from taking certain actions in respect of tax matters and its REIT qualification with notice thereof to Apple Hospitality.

Conduct of Business by Apple Hospitality and Acquisition Sub Pending the Merger

Under the Merger Agreement, each of Apple Hospitality and Acquisition Sub have agreed that, during the Interim Period, it will, and will cause its subsidiaries to, carry on its business in the usual, regular and ordinary course in substantially the same manner as conducted before the date of the Merger Agreement and, to the extent consistent with that conduct, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any person with which Apple Hospitality has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any.

Each of Apple Hospitality and Acquisition Sub also has agreed that, during the Interim Period, it will not, and will cause its subsidiaries, not to (and not to authorize or commit or agree to), unless Apple Ten, with approval of the Apple Ten special committee, otherwise consents in writing:

●	declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of Apple Hospitality, except for regular monthly dividends;

●	split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests;

●	purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of Apple Ten;

●	amend the Apple Hospitality organizational documents in a manner that would adversely affect the economic benefits of the merger to the holders of Apple Ten shares;

●	except pursuant to any Apple Hospitality stock incentive plans, issue, deliver, sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, or any other specified securities of, Apple Hospitality or any subsidiary of Apple Hospitality, except to Apple Hospitality or any of its subsidiaries and except for issuances, deliveries, sales or grants of up to $300 million in the aggregate in connection with (i) real estate asset acquisitions, (ii) portfolio acquisitions and (iii) issuances of up to $150 million under Apple Hospitality’s existing shelf registration statement;

●	merge or consolidate with any person if such merger or consolidation would, or would reasonably be expected to, prevent or materially impair the ability of Apple Hospitality or Acquisition Sub to consummate the merger before the Outside Date (as defined in “—Termination of the Merger Agreement—Termination by either Apple Ten or Apple Hospitality”);

●	acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or any division or material amount of assets thereof (except of or from any subsidiary of Apple Hospitality), if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Apple Hospitality or Acquisition Sub to consummate the merger before the Outside Date;

●	amend any term of any Apple Hospitality shares or equity equivalents of Apple Hospitality in a manner that would adversely affect the economic benefits of the merger to the holders of Apple Ten shares;

●	other than in the ordinary course of business consistent with past practice, if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Apple Hospitality or Acquisition Sub to consummate the merger before the Outside Date:

○	incur, create or assume any indebtedness or issue or amend the terms of any debt securities,

○	assume, guarantee or endorse, or otherwise become responsible for the obligations of any other person or entity (other than any subsidiary of Apple Hospitality) for borrowed money, or

○	pledge, encumber or otherwise subject to an encumbrance any properties of Apple Hospitality;

●	make any loans, advances or capital contributions to, or investments in, any other person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of Apple Hospitality or Acquisition Sub, if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Apple Hospitality or Acquisition Sub to consummate the merger before the Outside Date;

●	make, modify or rescind any tax election, change any annual tax accounting period, or adopt or change any method of tax accounting except as required by applicable law;

●	amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any material contract of Apple Hospitality or waive, release or assign any material rights, claims or benefits of it or its subsidiaries under any material contract of Apple Hospitality, or enter into any contract or agreement that would have been a material contract of Apple Hospitality had it been entered into prior to the Merger Agreement, except in the ordinary course of business consistent with past practice, in each case, if such contract or amendment of a contract would, or would reasonably be expected to, prevent or materially impair the ability of Apple Hospitality or Acquisition Sub to consummate the merger before the Outside Date;

●	adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Apple Hospitality, Acquisition Sub or any such entity’s subsidiary thereof (other than the merger); or

●	agree, resolve or commit to do any of the foregoing activities or to prevent the taking of any action required by the Merger Agreement.

Notwithstanding the foregoing, nothing shall prohibit Apple Hospitality from taking certain actions in respect of tax matters and its REIT qualification with notice thereof to Apple Ten.

Other Actions Pending the Merger

During the Interim Period, neither Apple Hospitality nor Apple Ten will take or cause to be taken any action that would reasonably be expected to result in any of the representations and warranties of such party set forth in the Merger Agreement becoming untrue such that the conditions to the merger described below under “—Conditions to Complete the Merger” would not be satisfied by the Outside Date.

Agreement to Take Certain Actions and Use Reasonable Best-Efforts

Each of Apple Hospitality and Apple Ten has agreed to use its reasonable best-efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to the Merger Agreement and to consummate and make effective, in the most expeditious manner practicable, the merger and the other transactions contemplated by the Merger Agreement, including:

●	the obtaining of all necessary actions or nonactions, waivers, consents and approvals from governmental entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any governmental entity;

●	the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the merger, the Merger Agreement or the consummation of any of the other transactions contemplated by the Merger Agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

●	the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of the Merger Agreement.

In connection with and without limiting the foregoing, (i) Apple Ten will take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a “takeover statute”) is or becomes applicable to the merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement and (ii) if any takeover statute becomes applicable to the merger, the Merger Agreement, or any of the other transactions contemplated by the Merger Agreement, each of Apple Hospitality and Apple Ten will take all action necessary so that the merger may be consummated as promptly as practicable on the terms contemplated by the Merger Agreement and otherwise to minimize the effect of such takeover statute on the merger or the consummation of any of the other transactions contemplated by the Merger Agreement.

Apple Ten Acquisition Proposals; Change in Recommendation

Until 11:59 p.m. (New York City time) on May 28, 2016 (the “go shop period end time”), Apple Ten and its subsidiaries have the right to, directly or indirectly:

●	initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any acquisition proposal (as defined below), including by way of contacting third parties, broadly disseminating public disclosure or providing access to the properties, offices, assets, books, records and personnel of Apple Ten and its subsidiaries and furnishing non-public information only pursuant to one or more confidentiality agreements at least as favorable to Apple Ten as the confidentiality agreement executed with Apple Hospitality; provided, however, that Apple Ten has previously furnished, made available or provided access to such non-public information to Apple Hospitality;

●	enter into, continue or otherwise participate in discussions or negotiations with any person relating to, or, in furtherance of such inquiries, proposals, offers or other actions or to obtain an acquisition proposal;

●	release any person from, or refrain from enforcing, any standstill agreement or similar obligation to Apple Ten or any of its subsidiaries; and

●	disclose to Apple Ten shareholders any information required to be disclosed under applicable law (provided that any such disclosure will be deemed to be an Apple Ten change in recommendation if not accompanied by an express public reaffirmation of the Apple Ten recommendation (as defined below under “—Shareholder Meetings”)).

Subject to the provisions described under this section “—Apple Ten Acquisition Proposals; Change in Recommendation” and except with respect to Go Shop Bidders (as defined below) and Apple Hospitality, upon the go shop period end time, Apple Ten has agreed to immediately cease any discussions, negotiations or communications with respect to any acquisition proposal or potential acquisition proposal and immediately terminate all physical and electronic data room access previously granted to any such person.

Following the go shop period end time and prior to the receipt of the Apple Ten shareholder approval (as defined under “—Shareholder Votes”), Apple Ten may continue discussions and negotiations regarding an acquisition proposal with any Go Shop Bidder. For purposes of the Merger Agreement, a “Go Shop Bidder” is any person that submits a proposal or offer regarding an acquisition proposal not later than the go shop period end time that has not been withdrawn and that the Apple Ten special committee determines prior to the go shop period end time (or in the case of any such proposal or offer received less than two business days before the date of the go shop period end time, not later than two business days after the go shop period end time), has resulted in, or would be reasonably expected to result in, a superior proposal (as defined below).

Apple Ten has agreed that, from and after the go shop period end time, except with respect to a Go Shop Bidder and subject to the provisions described below, Apple Ten will not and will cause each of its subsidiaries not to and will not authorize or permit any of its representatives to:

●	initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal or offer that constitutes, or may reasonably be expected to lead to, an acquisition proposal;

●	enter into, continue or otherwise participate in any discussions or negotiations with any person, or furnish to any person other than Apple Hospitality any non-public information, in furtherance of such inquiries or to obtain an acquisition proposal;

●	release any person from or fail to enforce any standstill agreement or similar obligation to Apple Ten or any of its subsidiaries;

●	withdraw, modify or amend the Apple Ten recommendation in any manner adverse to Apple Hospitality or Acquisition Sub or fail to make the Apple Ten recommendation or fail to include the Apple Ten recommendation in this joint proxy statement/prospectus;

●	approve, endorse or recommend any acquisition proposal (any event described in this bullet point and the immediately preceding bullet point, whether taken by the Apple Ten board or a committee thereof, is referred to herein as an “Apple Ten change in recommendation”);

●	enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an acquisition proposal; or

●	take any action to exempt any person from any takeover statute or similar restrictive provision of Apple Ten’s organizational documents.

If, from and after the go shop period end time and prior to receipt of the Apple Ten shareholder approval, Apple Ten or any of its subsidiaries or any of their respective representatives receives a bona fide written acquisition proposal from any person that did not result from a breach of the obligations described above under this section “—Apple Ten Acquisition Proposals; Change in Recommendation” and if the Apple Ten special committee determines in good faith after consultation with its legal and financial advisors that such acquisition proposal is or is reasonably expected to lead to a superior proposal, Apple Ten and its subsidiaries may take the following actions (but only if and to the extent that the Apple Ten special committee determines in good faith following consultation with its legal advisors that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Apple Ten under applicable law):

●	furnish, make available or provide access to non-public information with respect to Apple Ten and its subsidiaries to the person who made such acquisition proposal (provided that Apple Ten has previously furnished, made available or provided access to such non-public information to Apple Hospitality and such information is furnished or made available pursuant to a confidentiality agreement at least as favorable to Apple Ten as the confidentiality agreement executed with Apple Hospitality);

●	participate in negotiations regarding such acquisition proposal; and

●	disclose to Apple Ten’s shareholders any information required to be disclosed under applicable law (provided that any such disclosure will be deemed to be an Apple Ten change in recommendation if not accompanied by an express public reaffirmation of the Apple Ten recommendation).

From and after the go shop period end time, in the event Apple Ten, any of its subsidiaries or any of their respective representatives receives from a person (including a Go Shop Bidder) or group of related persons an acquisition proposal or an amended or modified proposal or offer with respect to any such acquisition proposal, any request for information relating to Apple Ten from a person who informs Apple Ten that it is considering making or has made an acquisition proposal, or any inquiry or request for discussions or negotiations regarding any acquisition proposal, Apple Ten must promptly notify Apple Hospitality of (but in no event more than 48 hours following) such receipt. Apple Ten must keep Apple Hospitality apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such acquisition proposal, inquiry or request. Apple Ten and its subsidiaries and representatives may contact in writing any person submitting an acquisition proposal (that was not the result of a breach of the obligations described above under this section “—Apple Ten Acquisition Proposals; Change in Recommendation”) solely to clarify the terms of the acquisition proposal for the sole purpose of the Apple Ten board (or the Apple Ten special committee) informing itself about such acquisition proposal.

Prior to receipt of the Apple Ten shareholder approval, if the Apple Ten board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Apple Ten special committee) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to Apple Ten’s shareholders under applicable law, (i) upon receipt by Apple Ten of an acquisition proposal that constitutes a superior proposal (whether or not from a Go Shop Bidder), the Apple Ten board may make an Apple Ten change in recommendation and may terminate the Merger Agreement in accordance with the terms of the Merger Agreement and enter into an agreement relating to, or for the implementation of, such superior proposal, or (ii) otherwise make an Apple Ten change in recommendation in response to a material event, circumstance, change or development that was not known to the Apple Ten board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Apple Ten board prior to the effective time of the merger (which shall in no event include the receipt, existence or terms of an acquisition proposal or any matter relating thereof or consequence thereof), provided that:

●	in the case of an Apple Ten change in recommendation described under clause (i) above, such acquisition proposal did not result from Apple Ten’s breach of its obligations described above under this section “—Apple Ten Acquisition Proposals; Change in Recommendation” and the Apple Ten board must have determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Apple Ten special committee), that such acquisition proposal constitutes a superior proposal and, after consultation with its legal advisor, that the failure of Apple Ten to terminate the Merger Agreement in accordance with its terms or make an Apple Ten change in recommendation, as the case may be, would be inconsistent with its fiduciary duties to Apple Ten’s shareholders under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Apple Hospitality pursuant to the fourth bullet point below;

●	in the case of an Apple Ten change in recommendation described under clause (ii) above, the Apple Ten board must have determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Apple Ten special committee), that the failure of Apple Ten to make an Apple Ten change in recommendation would be inconsistent with its fiduciary duties to Apple Ten’s shareholders under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Apple Hospitality pursuant to the fourth bullet point below;

●	Apple Ten must have notified Apple Hospitality in writing that the Apple Ten board intends to make an Apple Ten change in recommendation or enter into an agreement related to the superior proposal (an “Apple Ten change notice”); and

●	during the five business day period following Apple Hospitality’s receipt of an Apple Ten change notice (and following any amendment to any acquisition proposal, during the three business day period following Apple Hospitality’s receipt of an Apple Ten change notice with respect to such amended acquisition proposal), Apple Ten must have offered to negotiate with (and, if accepted, negotiated in good faith with), and must have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Apple Hospitality in making adjustments to the terms and conditions of the Merger Agreement such that (a) in circumstances involving or relating to an acquisition proposal, the superior proposal ceases to be a superior proposal and (b) in circumstances not involving an acquisition proposal, as may be proposed by Apple Hospitality.

For purposes of the Merger Agreement, “acquisition proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any of the following:

●	merger, consolidation, share exchange, business combination or similar transaction involving Apple Ten or any of its subsidiaries that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X);

●	sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of Apple Ten or any of its subsidiaries representing 20% or more of the consolidated assets of Apple Ten and its subsidiaries, taken as a whole;

●	issuance, sale or other disposition by Apple Ten or any of its subsidiaries of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding Apple Ten shares;

●	tender offer or exchange offer in which any person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Apple Ten shares;

●	recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to Apple Ten in which a third party shall acquire beneficial ownership of 20% or more of the outstanding Apple Ten shares; or

●	transaction that is similar in form, substance or purpose to any of the foregoing transactions.

For purposes of the Merger Agreement, the term “superior proposal” means a written acquisition proposal made by a third party (except for purposes of this definition, the references in the definition of acquisition proposal to “20%” are replaced with “50%”) which the Apple Ten board (based on the recommendation of the Apple Ten special committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the acquisition proposal and the Merger Agreement (as it may be proposed to be amended by Apple Hospitality) and (b) the feasibility and certainty of consummation of such acquisition proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such acquisition proposal and conditions to consummation thereof)) to be more favorable from a financial point of view to Apple Ten’s shareholders (in their capacities as shareholders) than the merger and the other transactions contemplated by the Merger Agreement (as it may be proposed to be amended by Apple Hospitality).

Apple Hospitality Change in Recommendation

Apple Hospitality has agreed that, except as provided below, Apple Hospitality will not withdraw, modify or amend the Apple Hospitality recommendation (as defined below under “—Shareholder Meetings”) in any manner adverse to Apple Ten or fail to make the Apple Hospitality recommendation or fail to include the Apple Hospitality recommendation in this joint proxy statement/prospectus (such event, an “Apple Hospitality change in recommendation”).

Prior to receipt of the Apple Hospitality shareholder approval (as defined below under “—Shareholder Votes”), the Apple Hospitality board may make an Apple Hospitality change in recommendation in response to a material event, circumstance, change or development that was not known to the Apple Hospitality board prior to the execution of the Merger Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Apple Hospitality board prior to the effective time of the merger, subject to the following limitations:

●	the Apple Hospitality board must have determined in good faith after consultation with its legal and financial advisors that failure of Apple Hospitality to make an Apple Hospitality change in recommendation would be inconsistent with its fiduciary duties to the shareholders of Apple Hospitality under applicable law, taking into account all adjustments to the terms of the Merger Agreement that may be offered by Apple Ten pursuant to the third bullet point below;

●	Apple Hospitality must have notified Apple Ten in writing that the Apple Hospitality board intends to make an Apple Hospitality change in recommendation (an “Apple Hospitality change notice”); and

●	during the five business day period following Apple Ten’s receipt of an Apple Hospitality change notice, Apple Hospitality must have offered to negotiate with (and, if accepted, negotiated in good faith with), and must have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Apple Ten in making adjustments to the terms and conditions of the Merger Agreement as may be proposed by Apple Ten.

Shareholder Meetings

Apple Ten is required to cause this joint proxy statement/prospectus to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective by the SEC. Apple Ten also is required to, as promptly as practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking shareholder approval of the merger, the plan of merger and the other transactions contemplated by the Merger Agreement. Apple Ten is required to (i) through the Apple Ten board, recommend to its shareholders that they approve the merger, the plan of merger and the other transactions contemplated by the Merger Agreement (the “Apple Ten recommendation”) and (ii) use its reasonable best-efforts to solicit approval of the merger, the plan of merger and the other transactions contemplated by the Merger Agreement by its shareholders, except to the extent that the Apple Ten board (based on the recommendation of the Apple Ten special committee) has effected an Apple Ten change in recommendation, as permitted and determined in accordance with the provisions described above under “—Apple Ten Acquisition Proposals; Change in Recommendation.”

Apple Hospitality is required to cause this joint proxy statement/prospectus to be mailed to its shareholders as promptly as practicable after the Form S-4 is declared effective by the SEC. Apple Hospitality also is required to, as promptly as practicable following the date of the Merger Agreement, duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of seeking shareholder approval of the issuance of the Apple Hospitality common shares to be issued in the merger. Apple Hospitality is required to (i) through the Apple Hospitality board, recommend to its shareholders that they approve the issuance of the Apple Hospitality common shares to be issued in the merger (the “Apple Hospitality recommendation”) and (ii) use its reasonable best-efforts to solicit approval of the issuance of the Apple Hospitality common shares to be issued in the merger by its shareholders, except to the extent that the Apple Hospitality board or any committee thereof has effected an Apple Hospitality change in recommendation, as permitted and determined in accordance with the provisions described under “—Apple Hospitality Change in Recommendation.”

Shareholder Votes

Shareholder approval of Apple Ten is required in order to effect the merger. Shareholder approval of Apple Hospitality is required in order to issue the Apple Hospitality common shares to Apple Ten shareholders in the merger.

Apple Ten shareholder approval requires the affirmative vote of the holders of at least a majority of the issued and outstanding Apple Ten common shares, Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares (each voting as a separate voting group) to approve the merger, the plan of merger and the other transactions contemplated by the Merger Agreement (the “Apple Ten shareholder approval”).

Apple Hospitality shareholder approval requires the affirmative vote of a majority of the votes cast at the Apple Hospitality shareholder meeting to approve the issuance of the Apple Hospitality common shares to be issued in the merger (the “Apple Hospitality shareholder approval”).

Directors’ and Officers’ Indemnification and Insurance

The Merger Agreement provides that, from and after the effective time of the merger, Apple Hospitality will indemnify all present and former directors, officers, employees or agents of Apple Ten and its subsidiaries who at any time prior to the effective time of the merger were entitled to indemnification under the articles of incorporation or bylaws of Apple Ten or employment agreements between Apple Ten and its officers existing on the date of the Merger Agreement to the same extent as such directors, officers, employees or agents are entitled to indemnification under such articles of incorporation or bylaws or existing employment agreements in respect of actions or omissions occurring at or prior to the effective time of the merger (including, without limitation, the transactions contemplated by the Merger Agreement).

In addition, Acquisition Sub, as the surviving corporation of the merger, has agreed to obtain and maintain for a period of six years from and after the effective time of the merger “run-off” or “tail” director and officer liability coverage for the benefit of the directors and officers of Apple Ten and its subsidiaries, without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by Apple Ten.

Further, the articles of incorporation and bylaws of Acquisition Sub, as the surviving corporation of the merger, in effect as of and after the effective time of the merger must contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees or agents of Apple Ten and any of its subsidiaries, than are presently set forth in the articles of incorporation and bylaws of Apple Ten.

Certain Other Covenants

The Merger Agreement contains certain other covenants of Apple Hospitality and Apple Ten relating to, among other things:

●	the preparation and filing of this joint proxy statement/prospectus with the SEC, and cooperation in responding to any comments received from the SEC;

●	affording Apple Hospitality and its representatives reasonable access to Apple Ten’s properties, books, contracts, commitments, personnel and records;

●	notice of certain events;

●	consultation regarding any press releases or other public statements with respect to the merger or the other transactions contemplated by the Merger Agreement;

●	the preparation, execution and filing of returns, questionnaires or other documents regarding transfer taxes;

●	the termination of certain advisory agreements and property acquisition/disposition agreements;

●	the continued suspension of Apple Ten’s unit redemption program;

●	the opportunity to participate in the defense or settlement of any shareholder litigation against any of Apple Hospitality, Apple Ten and/or their respective directors relating to the merger and the other transactions contemplated by the Merger Agreement;

●	exemption of dispositions of shares of Apple Ten, and acquisitions of Apple Hospitality common shares, resulting from the merger and the other transactions contemplated by the Merger Agreement under Rule 16b-3 promulgated under the Exchange Act; and

●	certain other transactions, payments of dividends and distributions and delivery of tax certifications.

Conditions to Complete the Merger

The obligations of each of Apple Hospitality and Apple Ten to complete the merger and the other transactions contemplated by the Merger Agreement are subject to the satisfaction or waiver by Apple Ten (at the direction of the Apple Ten special committee) and Apple Hospitality of the following conditions:

●	each of the Apple Ten shareholder approval and the Apple Hospitality shareholder approval having been obtained;

●	no court having issued any temporary restraining order, preliminary or permanent injunction or other order, and no other legal restraint or prohibition preventing the consummation of the merger or any of the other transactions contemplated by the Merger Agreement being in effect;

●	all material actions by or in respect of or filings with any governmental entity required for the consummation of the merger or any of the other transactions contemplated by the Merger Agreement having been obtained or made, and any waiting period under applicable laws having expired or being terminated;

●	the termination agreement, as described below under “Termination Agreement” beginning on page 123 , remaining in effect and having not been amended or modified and none of Apple Hospitality’s or Apple Ten’s rights thereunder having been waived, except in each case to the extent each of Apple Ten (acting at the direction of the Apple Ten special committee) and Apple Hospitality has approved in writing prior to such amendment, modification or waiver;

●	the registration statement on Form S-4 to be filed with the SEC by Apple Hospitality, of which this joint proxy statement/prospectus constitutes a part, with respect to the Apple Hospitality common shares issuable in the merger, having been declared effective by the SEC, and no stop-order or proceeding suspending the effectiveness of the Form S-4 having been initiated or threatened by the SEC;

●	the approval for listing on the NYSE of the Apple Hospitality common shares to be issued in the merger, subject to official notice of issuance; and

●	the delivery of opinions from each of Apple Hospitality’s and Apple Ten’s respective tax counsels to their respective clients that the merger will qualify as a tax-free reorganization under Section 368(a) of the Code.

The obligations of Apple Hospitality and Acquisition Sub to complete the merger and the other transactions contemplated by the Merger Agreement are further subject to the following conditions, any one or more of which may be waived by Apple Hospitality:

●	(i) each of the representations and warranties of Apple Ten regarding organization, good standing and corporate power, capital structure, authority and enforceability, opinion of financial advisors and no brokers, as set forth in the Merger Agreement, must be true and correct in all material respects as of the date of the Merger Agreement and as of the closing date of the merger, as though made on and as of the closing date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the closing date; and (ii) the other representations and warranties of Apple Ten set forth in the Merger Agreement must be true and correct as of the closing date of the merger, as though made on and as of such closing date, except that (x) the accuracy of such representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and not as of the closing date, and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Apple Ten (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein);

●	Apple Ten having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger;

●	all required consents and waivers from third parties having been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a material adverse effect on Apple Ten;

●	absence of any event, circumstance or occurrence arising after the date of the Merger Agreement that, individually or in the aggregate, constitutes or would reasonably be expected to result in a material adverse effect on Apple Ten;

●	that holders of no more than 5% of the Apple Ten common shares outstanding immediately prior to the effective time of the merger have exercised dissenters’ rights; and

●	Apple Hospitality having received an opinion from McGuireWoods dated as of the closing date with respect to the qualification of Apple Ten as a REIT under the Code.

The obligations of Apple Ten to complete the merger and the other transactions contemplated by the Merger Agreement are further subject to the following conditions, any one or more of which may be waived by Apple Ten (at the direction of the Apple Ten special committee):

●	each of (i) the representations and warranties of Apple Hospitality and Acquisition Sub regarding organization, good standing and corporate power, authority and enforceability and Apple Hospitality’s SEC filings, as set forth in the Merger Agreement must be true and correct in all material respects as of the date of the Merger Agreement and the closing date of the merger, as though made on and as of such closing date; and (ii) the other representations and warranties of Apple Hospitality and Acquisition Sub set forth in the Merger Agreement must be true and correct as of the closing date, as though made on and as of the closing date, except that (x) the accuracy of such representations and warranties that by their terms speak as of the date of the Merger Agreement or some other date will be determined as of such date and not as of the closing date, and (y) where any such failure of the representations and warranties to be true and correct would not, individually or in the aggregate, have a material adverse effect on Apple Hospitality (without giving effect to any “materiality” or “material adverse effect” qualifications contained therein).

●	each of Apple Hospitality and Acquisition Sub having performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the effective time of the merger;

●	all required consents and waivers from third parties having been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a material adverse effect on Apple Hospitality;

●	absence of any effect, circumstance or occurrence after the date of the Merger Agreement that individually or in the aggregate constitutes or would reasonably be expected to result in a material adverse effect on Apple Hospitality; and

●	Apple Ten having received an opinion from Hogan Lovells US LLP dated as of the closing date with respect to the qualification of Apple Hospitality as a REIT under the Code.

For the third party consents and waivers mentioned above, each of Apple Hospitality and Apple Ten is required to obtain the consents from non-governmental third parties under each of Apple Hospitality’s and Apple Ten’s loan, management and franchise agreements listed in in its respective disclosure letter delivered in connection with the Merger Agreement. Apple Ten and its affiliates have made submissions to each of Marriott International, Inc. and Hilton Worldwide to request their consent, as franchisor under the existing franchise agreements, to the ownership change of Apple Ten contemplated by the Merger Agreement. Also, Apple Ten and its affiliates have submitted or will submit to multiple servicers of the loans encumbering its affiliates’ hotels, the documentation required to request consent for the assumption by Apple Hospitality of certain guaranty obligations of Apple Ten, or its affiliates, related to those loans.

Termination of the Merger Agreement

Apple Ten (with the prior approval of the Apple Ten special committee) and Apple Hospitality (with the prior approval of the Apple Hospitality board) may agree by mutual written consent to terminate the Merger Agreement and to abandon the merger and the other transactions contemplated thereby prior to the effective time of the merger.

Termination by either Apple Ten or Apple Hospitality

In addition, either Apple Ten (with the prior approval of the Apple Ten special committee) or Apple Hospitality may terminate the Merger Agreement and abandon the merger and the other transactions contemplated thereby:

●	if any judgment, injunction, order, decree, ruling or action by any governmental authority of competent authority preventing the consummation of the merger has become final and nonappealable, except that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in the Merger Agreement that proximately contributed to the occurrence of such judgment, injunction, order, decree, ruling or action will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point;

●	if the merger has not been consummated before August 31, 2016 (the “Outside Date”), except that if, prior to June 30, 2016, the Form S-4 has not been declared effective by the SEC, then the Outside Date shall be extended on a daily basis until the Form S-4 has been declared effective by the SEC, except that the Outside Date will not be later than November 30, 2016, but a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in the Merger Agreement will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point;

●	if, upon a vote taken at the Apple Ten shareholder meeting or any adjournment thereof, the Apple Ten shareholder approval is not obtained, except that Apple Ten will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point if the failure to obtain the Apple Ten shareholder approval was caused by the action or failure to act of Apple Ten and such action or failure to act constitutes a material breach by Apple Ten of certain of its obligations under the Merger Agreement; or

●	if, upon a vote taken at the Apple Hospitality shareholder meeting or any adjournment thereof, the Apple Hospitality shareholder approval is not obtained, except that Apple Hospitality will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point if the failure to obtain the Apple Hospitality shareholder approval was caused by the action or failure to act of Apple Hospitality and such action or failure to act constitutes a material breach by Apple Hospitality of certain of its obligations under the Merger Agreement.

Termination by Apple Ten

Apple Ten (with the prior approval of the Apple Ten special committee) may also terminate the Merger Agreement:

●	upon a breach of any representation, warranty, covenant or agreement on the part of Apple Hospitality or Acquisition Sub set forth in the Merger Agreement, or if any representation or warranty of Apple Hospitality or Acquisition Sub has become untrue, in either case such that the first two bullet points of the conditions to Apple Ten’s obligation to complete the merger described above under “—Conditions to Complete the Merger” would be incapable of being satisfied by the Outside Date, except that Apple Ten will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point if Apple Ten is then in material breach of any of its representations, warranties, covenants or agreements such that the first two bullet points of the conditions to Apple Hospitality’s obligation to complete the merger are incapable of being satisfied;

●	if, prior to obtaining the Apple Ten shareholder approval, the Apple Ten board (based on the recommendation of the Apple Ten special committee) approves and authorizes Apple Ten to enter into a definitive agreement providing for the implementation of a superior proposal in a manner permitted under the Merger Agreement, except that Apple Ten will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point unless concurrently with the occurrence of such termination Apple Ten pays the applicable termination fee required under the Merger Agreement described below under “—Termination Fees and Expenses—Termination Fee and Expenses Payable by Apple Ten” in full to Apple Hospitality and the definitive agreement relating to the superior proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such termination fee is not concurrently paid, such termination shall be null and void; or

●	if, at any time prior to obtaining the Apple Hospitality shareholder approval, Apple Hospitality, the Apple Hospitality board or any committee thereof, for any reason, has effected an Apple Hospitality change in recommendation.

Termination by Apple Hospitality

Apple Hospitality may also terminate the Merger Agreement:

●	upon a breach of any representation, warranty, covenant or agreement on the part of Apple Ten set forth in the Merger Agreement, or if any representation or warranty of Apple Ten has become untrue, in either case such that the first two bullet points of the conditions to Apple Hospitality’s obligation to complete the merger described above under “— Conditions to Complete the Merger” would be incapable of being satisfied by the Outside Date, except that Apple Hospitality will not be entitled to exercise its right to terminate the Merger Agreement as described in this bullet point if Apple Hospitality is then in material breach of any of its representations, warranties, covenants or agreements such that the first two bullet points of the conditions to Apple Ten’s obligations to complete the merger are incapable of being satisfied;

●	if, at any time prior to obtaining the Apple Ten shareholder approval, Apple Ten, the Apple Ten board or any committee thereof, for any reason, has effected an Apple Ten change in recommendation; or

●	if, at any time prior to the Apple Ten shareholder approval, (i) the Apple Ten board or any committee thereof approves, adopts or publicly endorses or recommends any acquisition proposal, (ii) Apple Ten enters into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in compliance with the Merger Agreement), (iii) a tender offer or exchange offer for any Apple Ten shares that constitutes an acquisition proposal (other than by Apple Hospitality or any of its affiliates) is commenced and the Apple Ten board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of Apple Ten and to publicly reaffirm the Apple Ten recommendation within ten business days of being requested to do so by Apple Hospitality, (iv) the Apple Ten board or any committee thereof fails to include the Apple Ten recommendation in this joint proxy statement/prospectus, or (v) Apple Ten has (or is deemed to have) materially violated its obligations under the Merger Agreement prohibiting the solicitation of transactions (other than any immaterial or inadvertent violations thereof that did not result in an alternative acquisition proposal).

Termination Fees and Expenses

Except as agreed in writing by the parties or as described below, all out-of-pocket costs and expenses incurred in connection with the Merger Agreement and the transactions contemplated by the Merger Agreement will be paid by the party incurring the cost or expense whether or not the merger closes.

Termination Fee and Expenses Payable by Apple Ten

Apple Ten has agreed to pay to Apple Hospitality the termination fee (as defined below) or the go shop termination fee (as defined below), as the case may be, if:

●	Apple Hospitality terminates the Merger Agreement because, prior to obtaining the Apple Ten shareholder approval, Apple Ten, the Apple Ten board or any committee thereof, for any reason has effected an Apple Ten change in recommendation;

●	Apple Hospitality terminates the Merger Agreement because, prior to obtaining the Apple Ten shareholder approval, (i) the Apple Ten board or any committee thereof approves, adopts or publicly endorses or recommends any acquisition proposal, (ii) Apple Ten enters into a contract or agreement relating to an acquisition proposal (other than a confidentiality agreement entered into in compliance with the Merger Agreement), (iii) a tender offer or exchange offer for any Apple Ten shares that constitutes an acquisition proposal (other than by Apple Hospitality or any of its affiliates) is commenced and the Apple Ten board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of Apple Ten and to publicly reaffirm the recommendation in favor of the Apple Ten recommendation within ten business days of being requested to do so by Apple Hospitality, (iv) the Apple Ten board or any committee thereof fails to include the Apple Ten recommendation in this joint proxy statement, or (v) Apple Ten has (or is deemed to have) materially violated certain of its obligations under the Merger Agreement (other than any immaterial or inadvertent violations thereof that did not result in an alternative acquisition proposal); or

●	Apple Ten terminates the Merger Agreement because, prior to obtaining the Apple Ten shareholder approval, the Apple Ten board (based on the recommendation of the Apple Ten special committee) approves and authorizes Apple Ten to enter into a definitive agreement providing for the implementation of a superior proposal in a manner permitted under the Merger Agreement.

Apple Ten will pay to Apple Hospitality the go shop termination fee in the event of a termination of the Merger Agreement described above in connection with Apple Ten entering into or recommending a superior proposal with a Go Shop Bidder on or before the date that is fifteen days following the go shop period end time. In the event of any other termination of the Merger Agreement described above, Apple Ten will pay to Apple Hospitality the termination fee.

Apple Ten has also agreed that if the Merger Agreement is terminated as described above, in each case in connection with Apple Ten entering into or recommending a superior proposal with a Go Shop Bidder on or before the date that is fifteen days following the go shop period end time, then, in addition to payment of the go shop termination fee, Apple Ten will reimburse Apple Hospitality’s expenses up to $3.0 million.

For purposes of the Merger Agreement, “termination fee” means $25.0 million and “go shop termination fee” means $5.0 million.

In addition, Apple Ten has agreed to pay to Apple Hospitality the termination fee if all of the following requirements are satisfied:

●	(x) Apple Hospitality or Apple Ten terminates the Merger Agreement following a failure to obtain the Apple Ten shareholder approval or (y) Apple Hospitality terminates the Merger Agreement upon a breach of any representation, warranty, covenant or agreement on the part of Apple Ten, or if any representation or warranty of Apple Ten becomes untrue, and the first two bullet points of the conditions to Apple Hospitality’s obligation to complete the merger described above under “—Conditions to Complete the Merger” are incapable of being satisfied by the Outside Date;

●	at any time after the date of the Merger Agreement and (i) in the case of a termination pursuant to clause (x) in the immediately preceding bullet point, prior to the failure to obtain Apple Ten’s shareholder approval, an acquisition proposal (whether or not conditional) or an intention to make an acquisition proposal (whether or not conditional) has been made to the Apple Ten board, the Apple Ten special committee, or directly to its shareholders which proposal has been publicly announced or otherwise disclosed to Apple Ten’s shareholders and not publicly withdrawn prior to the Apple Ten shareholder meeting or (ii) in the case of a termination pursuant to clause (y) in the immediately preceding bullet point, prior to the breach giving rise to such termination, an acquisition proposal (whether or not condition) or an intention to make an acquisition proposal (whether or not conditional) has been made to the Apple Ten board, the Apple Ten special committee or directly to Apple Ten’s shareholders or is otherwise publicly announced prior to the date of termination of the Merger Agreement; and

●	concurrently with such termination or within 12 months following the date of termination of the Merger Agreement, Apple Ten consummates an acquisition proposal (in each case whether or not such acquisition proposal was the same acquisition proposal referred to in the immediately preceding bullet point, and for purposes of the provisions described in this bullet point, the references to “20%” in the definition of “acquisition proposal” being deemed to be references to “50%”).

Termination Fee Payable by Apple Hospitality

Apple Hospitality has agreed to pay to Apple Ten the termination fee if Apple Ten terminates the Merger Agreement because, prior to obtaining the Apple Hospitality shareholder approval, Apple Hospitality, the Apple Hospitality board or any committee thereof, for any reason has effected an Apple Hospitality change in recommendation.

Amendment and Waiver

The Merger Agreement may be amended in writing by Apple Ten (following the approval of such action by the Apple Ten special committee) and Apple Hospitality at any time before or after the Apple Ten shareholder approval is obtained and prior to the effective time of the merger. After the Apple Ten shareholder approval is obtained, no such amendment, modification or supplement will change (i) the amount or kind of consideration to be delivered to the shareholders of Apple Ten, (ii) the articles of incorporation of the surviving corporation except for changes permitted by Section 13.1-706 of the VSCA, or (iii) any of the other terms or conditions of the Merger Agreement that would adversely affect the shareholders of Apple Ten in any material respect. For any amendment of the Merger Agreement that does not require shareholder approval, each of Apple Hospitality and Apple Ten will file a Current Report on Form 8-K to notify their respective shareholders of such amendment.

At any time prior to the effective time of the merger, Apple Ten (following approval of such action by the Apple Ten special committee) and Apple Hospitality may waive the other party’s compliance with certain provisions of the Merger Agreement.

From and after the date of the Merger Agreement, the Apple Ten board will act solely with the prior approval of the Apple Ten special committee with respect to any actions of Apple Ten to be taken with respect to the Merger Agreement, including any amendment, modification, or waiver of the Merger Agreement.

Specific Performance

Each of Apple Hospitality and Apple Ten are entitled to seek an injunction or injunctions to prevent breaches of the Merger Agreement and to enforce specifically the terms and provisions of the Merger Agreement in addition to any and all other remedies at law or in equity to which each is entitled.

Demand Letter Regarding the Merger

In June 2016, the Apple Ten board received a demand letter from a law firm representing one purported shareholder alleging that the Apple Ten board breached its fiduciary duties in connection with its approval of the merger.  The demand letter asks the Apple Ten board to take certain actions to remedy the alleged breaches of fiduciary duties.

VOTING AGREEMENT BETWEEN THE APPLE REITS AND GLADE M. KNIGHT

In order to induce the Apple REITs to enter into the Merger Agreement, concurrently with the execution of the Merger Agreement, on April 13, 2016, Glade M. Knight entered into a voting agreement with the Apple REITs (the “voting agreement”). Mr. Knight is the record holder and has the power to vote all of the outstanding Series B convertible preferred shares of Apple Ten, 90,920 Apple Ten units and 8,042,857 Apple Hospitality common shares. The Apple Ten Series B convertible preferred shares and the Apple Ten units and the Apple Hospitality common shares held by Mr. Knight, together with any additional securities of the Apple REITS acquired by Mr. Knight after April 13, 2016, are referred to in this joint proxy statement/prospectus as the “subject shares.”

Mr. Knight executed the voting agreement solely in his capacity as a shareholder of each Apple REIT and not in his capacity as an officer, director, employee or manager of any Apple REIT. Without limiting the foregoing, nothing in the voting agreement will limit or affect any actions taken by Mr. Knight in his capacity as an officer, director, employee or manager of any Apple REIT in connection with the exercise of any Apple REIT’s rights under the Merger Agreement.

The following is a summary of the material terms of the voting agreement. This summary does not purport to be complete and may not contain all of the information about the voting agreement that is important to you. The summary of the material terms of the voting agreement below and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the voting agreement, a copy of which is incorporated by reference as an exhibit to the registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part.

Agreement to Vote

Mr. Knight has agreed that, during the period from the date of the Merger Agreement through the earlier of (i) the date on which  the merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms, he will:

●	be present, in person or represented by proxy, at each meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the shareholders of either Apple REIT, however called, so that all of his subject shares may be counted for purposes of determining the presence of a quorum at each such meeting;

●	cast or cause to be cast all votes attributable to the subject shares at any such shareholders’ meeting, including any adjournments or postponements thereof, or in connection with any written consent or other vote of the shareholders of either Apple REIT, in favor of:

○	with respect to the shareholders’ meeting of Apple Ten, the approval and adoption of the Merger Agreement (including any amendments or modifications to the terms of the Merger Agreement approved by the Apple Ten board (based upon the recommendation of the Apple Ten special committee) that would not materially adversely affect Mr. Knight in his capacity as beneficial owner of the subject shares), the related plan of merger, approval of the merger, each of the other actions and transactions contemplated in and by the Merger Agreement and any actions required in furtherance thereof;

○	with respect to the shareholders’ meeting of Apple Hospitality, the issuance of the Apple Hospitality common shares to be issued in the merger; and

○	approval and adoption of any proposal to adjourn or postpone such shareholders’ meeting to a later date if there are not sufficient votes for the foregoing matters described in the first and second sub-bullets above to be approved at each such shareholders’ meeting on the date on which such shareholders’ meetings are held; and

●	cast or cause to be cast all votes attributable to the subject shares at each such shareholders’ meeting, and at any adjournment or postponement thereof, or in connection with any written consent or other vote of the shareholders of either Apple REIT, against: (i) any action or agreement that would reasonably be expected to frustrate the purposes of, impede, hinder, interfere with, or prevent or delay the consummation of the transactions contemplated by the Merger Agreement and (ii) any acquisition proposal (other than the merger) and any action required in furtherance thereof; and

●	retain the right to vote his subject shares, in his sole discretion, on all matters other than those described in the first, second and third primary bullets above, and Mr. Knight may grant proxies and enter into voting agreements or voting trusts for his subject shares in respect of such other matters, in each case so long as such other arrangements do not interfere with or prevent Mr. Knight from complying with his obligations under the voting agreement.

In addition, Mr. Knight has also appointed each Apple REIT during the period from the date of the Merger Agreement through the earlier of (i) the date on which the merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms as his attorney, agent and proxy, with full power of substitution, to vote and otherwise act with respect to all of the subject shares of such Apple REIT, and at any adjournment or adjournments and postponements thereof, and in any written consent of the shareholders of such Apple REIT, on the matters and in the manner specified in the second and third primary bullets above.

Transfer Restrictions

Mr. Knight has agreed to certain restrictions on the transfer of the subject shares. He has agreed that, during the period from the date of the Merger Agreement through the earlier of (i) the date on which the merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms, he will not, directly or indirectly:

●	sell, sell short, transfer (including by gift), pledge, encumber, assign or otherwise dispose of, or enter into any contract, option or other agreement or understanding with respect to the sale, transfer, pledge, encumbrance, assignment or other disposition of, any subject shares;

●	grant any proxies or powers of attorney for any subject shares with respect to any matters described above in the first, second and third primary bullets under “—Agreement to Vote” (other than a proxy directing the holder thereof to vote the subject shares in a manner required by the provisions described above in the first, second and third primary bullets under “—Agreement to Vote”);

●	deposit any subject shares into a voting trust or enter into a voting agreement or other arrangement with respect to any subject shares with respect to any of the matters described above in the first, second and third primary bullets under “—Agreement to Vote”, or tender any subject shares in a transaction other than a transaction contemplated by the Merger Agreement; or

●	take any action which is intended to have the effect of preventing or disabling Mr. Knight from performing his obligations under the voting agreement.

Notwithstanding the transfer restrictions describe above, nothing in the voting agreement will prevent:

●	the sale, transfer, pledge, encumbrance, assignment or other disposition of any of the subject shares, provided that such purchaser, transferee, pledgee or assignee agrees in writing with the Apple REITs, prior to such sale, transfer, pledge, encumbrance, assignment or other disposition, to be bound by the terms of the voting agreement; or

●	the assignment of certain benefits by Mr. Knight pursuant to agreements entered into before the date of the Merger Agreement with respect to Apple Ten Series B convertible preferred shares as to which Mr. Knight is not the sole beneficial owner.

Waiver of Appraisal Rights

Mr. Knight has waived any rights of appraisal or rights to dissent from the merger, and has agreed to prevent the execution of, any rights of appraisal and dissenters’ rights relating to the merger that Mr. Knight may have directly or indirectly by virtue of the ownership of the subject shares.

Termination

The voting agreement will terminate immediately upon the earlier of (i) the date on which the merger is consummated or (ii) the date on which the Merger Agreement is terminated according to its terms.

TERMINATION AGREEMENT

Concurrently with the execution of the Merger Agreement, on April 13, 2016, the Apple REITs entered into a termination agreement (the “termination agreement”) with Apple Ten Advisors and Apple Realty Group, each of which is owned by Glade M. Knight. Pursuant to the termination agreement, (i) the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement with respect to Apple Ten will be terminated effective as of immediately after the effective time of the merger, and (ii) no fees will be payable as a result of the termination of the existing advisory agreement, property acquisition/disposition agreement and subcontract agreement. Pursuant to the subcontract agreement, all advisory fees and expenses under these agreements with Apple Ten Advisors are paid by Apple Ten to Apple Hospitality. As a result, Apple Ten will no longer pay the various fees currently paid to Apple Hospitality under the subcontract agreement and Apple Ten Advisors will no longer subcontract its advisory services to Apple Hospitality. The termination of the subcontract agreement will have no financial impact on the combined company.

The foregoing is a summary of the material terms of the termination agreement. This summary does not purport to be complete and may not contain all of the information about the termination agreement that is important to you. The summary of the material terms of the termination agreement above and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the termination agreement, a copy of which is attached to this joint proxy statement/prospectus as Annex C and is incorporated by reference into this joint proxy statement/prospectus.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes the material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Apple Ten shares that hold such shares as a capital asset within the meaning of Section 1221 of the Code. This discussion is based upon the Code, Treasury regulations promulgated under the Code (the “Treasury Regulations”), judicial decisions and published administrative rulings, all as currently in effect and all of which are subject to change, possibly with retroactive effect. This discussion does not address (i) U.S. federal taxes other than income taxes, (ii) state, local or non-U.S. taxes or (iii) tax reporting requirements applicable to the merger. In addition, this discussion does not address U.S. federal income tax considerations applicable to holders of Apple Ten shares that are subject to special treatment under U.S. federal income tax law, including, for example:

●	financial institutions;
●	pass-through entities (such as entities treated as partnerships for U.S. federal income tax purposes) or investors in such entities;
●	insurance companies;
●	tax-exempt organizations;
●	dealers in securities or currencies;
●	traders in securities that elect to use a mark to market method of accounting;
●	persons that hold Apple Ten shares as part of a straddle, hedge, constructive sale or conversion transaction;
●	regulated investment companies;
●	real estate investment trusts;
●	certain U.S. expatriates;
●	U.S. holders whose “functional currency” is not the U.S. dollar;
●	persons who acquired their Apple Ten shares through the exercise of an employee stock option or otherwise as compensation; and
●	persons who are not U.S. holders.

For purposes of this discussion, a “U.S. holder” means a beneficial owner of Apple Ten shares that is:

●	an individual who is a citizen or resident of the United States for U.S. income tax purposes;
●	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision thereof;
●	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
●	a trust that (A) is subject to the supervision of a court within the United States and the control of one or more U.S. persons or (B) has a valid election in place under the Treasury Regulations to be treated as a U.S. person.

If a partnership (or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Apple Ten shares, the tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. Any partnership or entity or arrangement treated as a partnership for U.S. federal income tax purposes that holds Apple Ten shares, and the partners in such partnership, should consult their tax advisors.

This discussion of material U.S. federal income tax consequences of the merger is not binding on the IRS. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any described herein.

HOLDERS OF APPLE TEN SHARES ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCES.

Tax Opinions from Outside Counsel

It is a condition to the consummation of the merger that McGuireWoods renders a tax opinion to Apple Ten, and Hogan Lovells renders a tax opinion to Apple Hospitality, to the effect that, for U.S. federal income tax purposes, the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. Such opinions will be based on customary representations as to factual matters made and covenants agreed to by Apple Ten and Apple Hospitality (including those contained in tax representation letters provided by Apple Ten and Apple Hospitality), and on customary assumptions. If any assumption or representation is inaccurate in any way, or any covenant is not complied with, the U.S. federal income tax consequences of the merger could differ from those described in the tax opinions. The tax opinions represent the legal judgments of McGuireWoods and Hogan Lovells and are not binding on the IRS. No ruling from the IRS has been or will be requested in connection with the merger, and there can be no assurance that the IRS would not assert, or that a court would not sustain, a position contrary to the conclusions set forth in the tax opinions. The opinion conditions are not waivable after receipt of the approval of the merger by the Apple Ten shareholders and the Apple Hospitality shareholders, unless further approval of the shareholders of Apple Ten and Apple Hospitality, as the case may be, is obtained with appropriate disclosure.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of McGuireWoods and Hogan Lovells, the merger of Apple Ten with and into the Acquisition Sub will qualify as a reorganization within the meaning of Section 368(a) of the Code. Accordingly:

●	Apple Ten will not recognize any gain or loss as a result of the merger;

●	each U.S. holder will recognize gain, but not loss, in the merger equal to the smaller of (i) the amount of cash received (other than cash received in lieu of a fractional Apple Hospitality common share) and (ii) the excess, if any, of (x) the sum of the amount of cash received (including cash received in lieu of a fractional Apple Hospitality common share) and the fair market value of the Apple Hospitality common shares received in the merger (determined at the effective time of the merger) over (y) the U.S. holder’s tax basis in the Apple Ten shares deemed surrendered in the merger;

●	each U.S. holder’s aggregate tax basis in the Apple Hospitality common shares received in the merger (including any fractional Apple Hospitality common share for which cash is received) will be the same as his or her aggregate tax basis in Apple Ten shares deemed surrendered in the merger, increased by the amount of gain recognized (excluding any gain attributable to the receipt of cash in lieu of a fractional Apple Hospitality common share) and decreased by the amount of cash received (other than cash received in lieu of a fractional Apple Hospitality common share). If a U.S. holder acquired any of his or her Apple Ten shares at different prices or at different times, Treasury Regulations provide guidance on how such U.S. holder may allocate his or her tax basis to Apple Hospitality common shares received in the merger. U.S. holders that hold multiple blocks of Apple Ten shares should consult their tax advisors regarding the proper allocation of their basis among Apple Hospitality common shares received in the merger under these Treasury Regulations; and

●	the holding period of the Apple Hospitality common shares received by a U.S. holder in the merger (including any fractional Apple Hospitality common shares for which cash is received) will include the holding period of the Apple Ten shares that he or she is deemed to surrender in the merger.

Cash Received in Lieu of Fractional Shares

A cash payment received by a U.S. holder in lieu of a fractional Apple Hospitality common share will be treated as if the U.S. holder received a fractional Apple Hospitality common share in the merger and then received the cash in exchange for that fractional share. As a result, the U.S. holder should generally recognize capital gain or loss equal to the difference between the amount of cash received and the portion of the basis of the Apple Ten shares deemed surrendered that is allocable to the fractional share. Any gain or loss should generally be long-term capital gain or loss if the U.S. holder’s holding period for the Apple Ten shares deemed surrendered is more than one year at the effective time of the merger. The deductibility of capital losses is subject to limitations.

Potential Treatment of Cash as a Dividend

It is possible that all or part of the gain that a U.S. holder recognizes in the merger (other than any gain attributable to the receipt of cash in lieu of a fractional Apple Hospitality common share) could be treated as dividend income rather than capital gain if (1) the U.S. holder is a significant shareholder of Apple Hospitality or (2) the U.S. holder’s percentage ownership, taking into account constructive ownership rules, in Apple Hospitality after the merger is not meaningfully reduced from what his or her percentage ownership would have been if he or she had received solely Apple Hospitality common shares rather than a combination of cash and shares in the merger. This could happen, for example, because of ownership of additional Apple Hospitality common shares by such holder, ownership of Apple Hospitality common shares by a person related to such holder or a share repurchase by Apple Hospitality from other Apple Hospitality shareholders. The IRS has indicated in rulings that any reduction in the interest of a shareholder that owns a small number of shares in a publicly and widely held corporation and that exercises no control over corporate affairs would result in capital gain as opposed to dividend treatment. Because the possibility of dividend treatment depends primarily upon the particular circumstances of a U.S. holder, including the application of certain constructive ownership rules, U.S. holders are urged to consult their own tax advisors as to the potential tax consequences of the merger to them.

Medicare Tax on Certain Investment Income

Certain non-corporate U.S. holders whose income exceeds certain thresholds may also be subject to a 3.8% tax on their “net investment income” up to the amount of such excess. Gain or loss recognized in the merger will be includable in a U.S. holder’s net investment income for purposes of this tax. Non-corporate U.S. holders should consult their own tax advisors regarding the possible effect of this tax.

U.S. Federal Income Tax Consequences of the Merger to Apple Ten and its Shareholders (or Apple Hospitality) if the Merger Does Not Qualify as a Reorganization

If the merger of Apple Ten with and into Acquisition Sub fails to qualify as a reorganization, then a shareholder of Apple Ten generally would recognize gain or loss, as applicable, equal to the difference between:

●	the sum of the cash and the fair market value of the Apple Hospitality common shares received by the Apple Ten shareholder in the merger; and

●	the shareholder’s adjusted tax basis in his or her Apple Ten shares.

If the merger fails to qualify as a reorganization, so long as Apple Ten qualified as a REIT at the time of the merger, Apple Ten generally would not incur a U.S. federal income tax liability so long as Apple Ten has made distributions (which would be deemed to include for this purpose the cash and the fair market value of the Apple Hospitality common shares issued pursuant to the merger in respect of Apple Ten) to the Apple Ten shareholders in an amount at least equal to the net income or gain on the deemed sale of its assets to Apple Hospitality. In the event that such distributions were not sufficient to eliminate all of Apple Ten’s tax liability as a result of the deemed sale of its assets to Apple Hospitality, Apple Hospitality would be liable for any remaining tax owed by Apple Ten as a result of the merger.

If the merger fails to qualify as a reorganization and Apple Ten did not qualify as a REIT at the time of the merger, Apple Ten would generally recognize gain or loss on the deemed transfer of its assets in the merger and Apple Hospitality, as its successor, could incur a very significant current tax liability and may be unable to qualify as a REIT.

Backup Withholding

Certain U.S. holders of Apple Ten shares may be subject to backup withholding of U.S. federal income tax with respect to any cash received in the merger, including in connection with the exercise of their dissenters’ rights in lieu of taking Apple Hospitality common shares pursuant to the merger, and cash in lieu of fractional Apple Hospitality common shares. Backup withholding will not apply, however, to a U.S. holder of Apple Ten shares who furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 (or substitute Form W-9) or is otherwise exempt from backup withholding and provides appropriate proof of the applicable exemption. While this discussion does not otherwise address the United States federal income tax considerations applicable to non-U.S. holders, a non-U.S. holder may be subject to backup withholding unless such holder establishes an exemption, for example, by properly certifying his or her non-U.S. status on an IRS Form W-8BEN, IRS Form W-8BEN-E or another appropriate version of IRS Form W-8. Notwithstanding the foregoing, backup withholding may apply if either we have or our paying agent has actual knowledge, or reason to know, that such holder is not a non-U.S. holder. Backup withholding is not an additional tax and any amounts withheld will be allowed as a refund or credit against the holder’s U.S. federal income tax liability, if any, provided that the holder timely furnishes the required information to the IRS.

THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL OF THE MERGER’S POTENTIAL TAX EFFECTS. APPLE TEN SHAREHOLDERS SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS AND THE APPLICABILITY AND EFFECT OF U.S. FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER APPLICABLE TAX LAWS.

REIT Qualification of Apple Ten and Apple Hospitality

It is a condition to the obligation of Apple Ten to complete the merger that Apple Ten receive an opinion from Hogan Lovells to the effect that, commencing with the taxable year of Apple Hospitality ended December 31, 2012, Apple Hospitality has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and its proposed method of operation will enable Apple Hospitality to continue to meet the requirements for qualification and taxation as a REIT under the Code. The opinion of Hogan Lovells will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by Apple Hospitality about factual matters relating to the organization and operation of Apple Hospitality and its subsidiaries.

It is a condition to the obligation of Apple Hospitality to complete the merger that Apple Hospitality receive an opinion from McGuireWoods to the effect that, commencing with the taxable year of Apple Ten ended December 31, 2011, Apple Ten has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and its actual method of operation has enabled it to meet, through the effective time of the merger, the requirements for qualification and taxation as a REIT under the Code. The opinion of McGuireWoods will be subject to customary exceptions, assumptions and qualifications and be based on customary representations made by Apple Ten about factual matters relating to the organization and operation of Apple Ten and its subsidiaries.

The opinions described above will not be binding on the IRS. Apple Hospitality intends to continue to operate in a manner to qualify as a REIT following the merger, but there is no guarantee that it will qualify or remain qualified as a REIT. Qualification and taxation as a REIT will depend upon the ability of Apple Hospitality to meet, through actual annual (or, in some cases, quarterly) operating results, requirements relating to income, asset ownership, distribution levels and diversity of share ownership, and the various REIT qualification requirements imposed under the Code. Given the complex nature of the REIT qualification requirements, the ongoing importance of factual determinations and the possibility of future changes in the circumstances of Apple Hospitality, it cannot be guaranteed that the actual operating results of Apple Hospitality will satisfy the requirements for taxation as a REIT under the Code for any particular tax year.

Tax Liabilities and Attributes Inherited from Apple Ten

If Apple Ten failed to qualify as a REIT for any of its taxable years, Apple Ten would be liable for (and Apple Hospitality would be obligated to pay) U.S. federal income tax on its taxable income for such years at regular corporate rates and, assuming the merger qualified as a reorganization within the meaning of Section 368(a) of the Code, Apple Hospitality would be subject to tax on the built-in gain on each asset of Apple Ten existing at the time of the merger if Apple Hospitality were to dispose of the Apple Ten asset for up to five years following the merger. Such tax would be imposed at the highest regular corporate rate in effect at the date of the sale. Moreover, and irrespective of whether Apple Ten qualified as a REIT, if Apple Ten were to incur tax liabilities as a result of the failure of the merger to qualify as a reorganization within the meaning of Section 368(a) of the Code, those tax liabilities would be transferred to Apple Hospitality as a result of the merger.

Furthermore, after the merger, the asset and income tests will apply to all of the assets of Apple Hospitality, including the assets Apple Hospitality acquires from Apple Ten, and to all of the income of Apple Hospitality, including the income derived from the assets Apple Hospitality acquires from Apple Ten. As a result, the nature of the assets that Apple Hospitality acquires from Apple Ten and the income Apple Hospitality derives from those assets may have an effect on the tax status of Apple Hospitality as a REIT.

Qualification as a REIT requires Apple Hospitality to satisfy numerous requirements, some on an annual and others on a quarterly basis, as described below with respect to Apple Hospitality. There are only limited judicial and administrative interpretations of these requirements, and qualification as a REIT involves the determination of various factual matters and circumstances that are not entirely within the control of Apple Hospitality.

Material U.S. Federal Income Tax Considerations Applicable to Holders of Apple Hospitality Common Shares

A summary of certain U.S. federal income tax considerations generally resulting from the election of Apple Hospitality to be taxed as a REIT and to holders of Apple Hospitality common shares is set forth in Exhibit 99.1 to Apple Hospitality’s Current Report on Form 8-K, filed with the SEC on March 14, 2016, and incorporated by reference in this joint proxy statement/prospectus.

The sections of the Code and the corresponding Treasury Regulations that relate to the qualification and taxation as a REIT are highly technical and complex. You are urged to consult your tax advisor regarding the specific tax consequences to you of ownership of Apple Hospitality common shares and of the election of Apple Hospitality to be taxed as a REIT. Specifically, you should consult your tax advisor regarding the federal, state, local, foreign and other tax consequences of such ownership and election, and regarding potential changes in applicable tax laws.

COMPARATIVE SHARE PRICES AND DIVIDENDS

Apple Hospitality common shares are traded on the NYSE under the symbol “APLE.” The following table presents trading information for Apple Hospitality common shares on April 13, 2016, the date preceding the announcement of the merger, and [●], 2016, the latest practicable trading day before the date of this joint proxy statement/prospectus.

	Apple Hospitality Common Shares
Date	High		Low		Close
April 13, 2016		$19.24		$18.69		$19.23
[●], 2016	$	[●]	$	[●]	$	[●]

Apple Ten units are not currently listed on any national securities exchange or quoted in the over-the-counter market. There is no established public trading market for Apple Ten units.

In addition, for illustrative purposes, the following table provides Apple Ten equivalent per unit information on each of the specified dates (assuming the conversion of Series B convertible preferred shares). Apple Ten equivalent per unit amounts are calculated by multiplying Apple Hospitality per share amounts by the unit exchange ratio, 0.522, plus $1.00, representing the cash portion of the merger consideration for each Apple Ten unit.

	Apple Hospitality Common Shares								Apple Ten Equivalent Per Unit
Date	High			Low			Close		High			Low			Close
April 13, 2016		$19.24			$18.69		19.23			$11.04			$10.76			$11.04
[●], 2016	$	[●	]	$	[●	]	[●	]	$	[●	]	$	[●	]	$	[●	]

Market Prices and Dividend Data

The following tables set forth the high and low sales prices of Apple Hospitality common shares as reported on the NYSE, and the quarterly cash dividends declared per share, for each of the quarterly periods indicated.

	High	Low	Dividend
2015(1)
Second Quarter	$19.45	$17.03	$0.4267
Third Quarter	19.84	13.82	0.3000
Fourth Quarter	20.97	18.21	0.3000
2016
First Quarter	20.53	16.35	0.3000

(1)   Apple Hospitality common shares were listed and begin trading on the NYSE on May 18, 2015.

The market value of the Apple Hospitality common shares that holders of Apple Ten units and Apple Ten Series B convertible preferred shares will have the right to receive on the date the merger is completed may vary significantly from the market value of the Apple Hospitality common shares that holders of Apple Ten units and Apple Ten Series B convertible preferred shares would receive if the merger were completed on the date of this joint proxy statement/prospectus. As a result, you should obtain recent market prices of Apple Hospitality common shares prior to voting your shares. See “Risk Factors—Risks Related to the Merger” beginning on page 30 .

DESCRIPTION OF APPLE HOSPITALITY COMMON SHARES

The following contains a summary of certain material provisions of Apple Hospitality’s articles of incorporation and bylaws relating to the Apple Hospitality common shares. The following description of the Apple Hospitality common shares does not purport to be complete and is subject to and qualified in its entirety by reference to Virginia law and to Apple Hospitality’s articles of incorporation and bylaws.

General

Apple Hospitality is authorized to issue up to 800,000,000 common shares, no par value per share, and 30,000,000 preferred shares, no par value per share. Apple Hospitality’s articles of incorporation authorize the Apple Hospitality board, without shareholder approval, to amend its articles of incorporation to fix in whole or in part the preferences, limitations and relative rights, within the limits set forth in the VSCA, of any series within the preferred shares prior to the issuance of any shares of that series. Under the VSCA, shareholders generally are not liable for the corporation’s debt or obligations. Following the merger, Apple Hospitality expects that approximately 223 million common shares and no preferred shares will be issued and outstanding.

Common Shares

All Apple Hospitality common shares issued pursuant to the merger, as contemplated by this joint proxy statement/prospectus, will be duly authorized, fully paid and nonassessable.

Voting Rights of Apple Hospitality Common Shares

Subject to the provisions of Apple Hospitality’s articles of incorporation regarding the restrictions on transfer and ownership of capital shares, each outstanding Apple Hospitality common share entitles the holder thereof to one vote on all matters submitted to a vote of shareholders. The holders of Apple Hospitality common shares have exclusive voting power with respect to the election of directors and for all other purposes, except as otherwise required by law or as provided in its articles of incorporation with respect to any series of preferred shares then outstanding. There is no cumulative voting in the election of directors. Directors are elected by the plurality of votes cast and entitled to vote in the election of directors; provided, that if an incumbent director fails to receive at least a majority of the votes cast, such director will tender his or her resignation from the board.

Under the VSCA, a Virginia corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets or engage in a share exchange unless approved by the affirmative vote of more than two-thirds of all votes entitled to be cast on the matter, unless a greater or lesser proportion of votes (but not less than a majority of all votes cast) is specified in the corporation’s articles of incorporation. Apple Hospitality’s articles of incorporation provide that its shareholders, by vote of the holders of a majority of the Apple Hospitality common shares issued and outstanding and a majority of the votes entitled to be voted by any other voting group required by law to vote thereon as a separate voting group, may vote to approve a plan of merger, share exchange or dissolution or to sell, lease, exchange or otherwise dispose of all or substantially all of Apple Hospitality’s property other than in the usual and regular course of business. Apple Hospitality’s articles of incorporation also provide that, except as otherwise provided by law or the articles of incorporation with respect to any outstanding series of Apple Hospitality’s preferred shares, Apple Hospitality’s articles of incorporation may be amended at any time, and from time to time, upon the vote of the holders of a majority of Apple Hospitality’s common shares issued and outstanding; provided that that amendments to the articles of incorporation relating to the number of directors on the Apple Hospitality board and the classification of the Apple Hospitality board requires the approval of more than two-thirds of Apple Hospitality’s issued and outstanding common shares.

Apple Hospitality’s articles of incorporation provide that its bylaws may be amended or repealed, or new bylaws adopted, at any time by (1) the Apple Hospitality board or (2) by a vote of the holders of a majority of issued and outstanding Apple Hospitality common shares, and the shareholders in amending, repealing or adopting a bylaw may, except as prohibited by applicable law, expressly provide that the Apple Hospitality board may not amend, repeal or reinstate that bylaw.

Dividends, Distributions, Liquidation and Other Rights

Subject to the preferential rights of any other class or series of shares and to the provisions of Apple Hospitality’s articles of incorporation and bylaws regarding the restrictions on transfer and ownership of capital shares, holders of Apple Hospitality common shares are entitled to receive dividends on such common shares if, as and when authorized by the Apple Hospitality board, and declared by Apple Hospitality out of assets legally available therefor. Subject to the rights of holders of shares ranking senior to the holders of Apple Hospitality common shares as to dividends and distributions, holders of Apple Hospitality common shares also are entitled to receive, if and when declared by the board, dividends and distribution of Apple Hospitality’s net assets legally available for distribution to shareholders in the event of its liquidation, dissolution or winding up of the affairs of Apple Hospitality.

Holders of Apple Hospitality common shares have no preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of Apple Hospitality’s securities. Subject to the provisions of Apple Hospitality’s articles of incorporation and bylaws regarding the restrictions on transfer and ownership of capital shares, Apple Hospitality common shares will have equal dividend, liquidation and other rights.

Preferred Shares

No preferred shares of Apple Hospitality are currently outstanding or will be outstanding immediately after the merger. The Apple Hospitality articles of incorporation provide that Apple Hospitality may issue up to 30,000,000 preferred shares, no par value per share. At present, Apple Hospitality has no specific financing or acquisition plans involving the issuance of Apple Hospitality preferred shares and it does not propose to fix the characteristics of any series of Apple Hospitality preferred shares in anticipation of issuing Apple Hospitality preferred shares. Apple Hospitality cannot now predict whether or to what extent, if any, additional Apple Hospitality preferred shares will be issued or if so issued what the characteristic of a particular series may be.

A series of Apple Hospitality preferred shares could be given rights that are superior to rights of holders of Apple Hospitality common shares and a series having preferential distribution rights could limit Apple Hospitality common share distributions and reduce the amount holders of Apple Hospitality common shares would otherwise receive on dissolution. Subject to the limitations prescribed by Virginia law and the Apple Hospitality articles of incorporation and bylaws, the Apple Hospitality board is authorized, without shareholder approval, by adoption of an amendment of its articles of incorporation, to fix in whole or in part the preferences, limitations and relative rights of any series within the preferred shares prior to the issuance of any shares of that series, and to issue one or more series of preferred shares. The Apple Hospitality preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. The voting rights and rights to distributions of the holders of Apple Hospitality common shares will be subject to the priority rights of the holders of any subsequently-issued Apple Hospitality preferred shares.

Restrictions on Ownership and Transfer of Shares

In order to qualify as a REIT under the Code, Apple Hospitality shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than the first year for which an election to be a REIT has been made) or during a proportionate part of a shorter taxable year. Also, no more than 50% of the value of Apple Hospitality’s outstanding shares (after taking into account options to acquire Apple Hospitality common shares) may be owned, directly, indirectly, or through attribution, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year (other than the first year for which an election to be a REIT has been made).

Because the Apple Hospitality board believes that it is essential for Apple Hospitality to qualify as a REIT, Apple Hospitality’s articles of incorporation, subject to certain exceptions, contain restrictions on the number of shares of Apple Hospitality capital stock that a person may own.

In order to assist Apple Hospitality in complying with the limitations on the concentration of ownership of Apple Hospitality shares imposed by the Code, Apple Hospitality’s articles of incorporation generally prohibit any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of outstanding Apple Hospitality common shares, by value or by number of shares, whichever is more restrictive, or 9.8% of the aggregate of the outstanding Apple Hospitality preferred shares of any class or series, by value or by number of shares, whichever is more restrictive. However, the Apple Hospitality articles of incorporation permit (but do not require) exceptions to be made for Apple Hospitality shareholders; provided that the Apple Hospitality board determines that such exceptions will not jeopardize Apple Hospitality’s qualification as a REIT.

Apple Hospitality’s articles of incorporation also prohibit any person from (1) beneficially or constructively owning shares of Apple Hospitality capital stock that would result in Apple Hospitality being “closely held” under Section 856(h) of the Code, (2) transferring Apple Hospitality shares if such transfer would result in Apple Hospitality being beneficially owned by fewer than 100 persons (determined without regard to any rules of attribution), (3) beneficially or constructively owning Apple Hospitality shares that would result in Apple Hospitality owning (directly or constructively) 10% or more of the ownership interest in a tenant of Apple Hospitality’s real property if income derived from such tenant for Apple Hospitality’s taxable year would result in more than a de minimis amount of non-qualifying income for purposes of the REIT tests that, taking into account any other non-qualifying gross income of Apple Hospitality, would cause Apple Hospitality to fail to satisfy an applicable REIT gross income requirement, and (4) beneficially or constructively owning Apple Hospitality shares that would cause Apple Hospitality otherwise to fail to qualify as a REIT, including, but not limited to, as a result of any “eligible independent contractor” (as defined in Section 856(d)(9)(A) of the Code) that operates a “qualified lodging facility” (as defined in Section 856(d)(9)(D)(i) of the Code) on behalf of a taxable REIT subsidiary, or TRS, failing to qualify as such. Any person who acquires or attempts or intends to acquire beneficial ownership of Apple Hospitality shares that will or may violate any of the foregoing restrictions on transferability and ownership will be required to give written notice immediately to Apple Hospitality and provide Apple Hospitality with such other information as it may request in order to determine the effect of such transfers on Apple Hospitality’s qualification as a REIT. The foregoing restrictions on transferability and ownership will not apply if the Apple Hospitality board determines that it is no longer in Apple Hospitality’s best interest to attempt to qualify, or to qualify, or to continue to qualify, as a REIT. In addition, the Apple Hospitality board may determine that compliance with the foregoing restrictions is no longer required for Apple Hospitality’s qualification as a REIT.

The Apple Hospitality board, in its sole discretion, may waive the 9.8% ownership limit for Apple Hospitality common shares or Apple Hospitality preferred shares for a shareholder that is not an individual if such shareholder provides information and makes representations to the Apple Hospitality board that are satisfactory to the Apple Hospitality board, in its reasonable discretion, to establish that such person’s ownership in excess of the 9.8% limit for Apple Hospitality common shares or Apple Hospitality preferred shares would not jeopardize Apple Hospitality’s qualification as a REIT. As a condition of granting the waiver, the Apple Hospitality board, in its sole and absolute discretion as it may deem necessary or advisable, may require a ruling from the IRS, or an opinion of counsel in either case in form and substance satisfactory to the Apple Hospitality board in order to determine or ensure Apple Hospitality’s qualification as a REIT.

In addition, the Apple Hospitality board from time to time may increase the share ownership limits. However, the share ownership limits may not be increased if, after giving effect to such increase, five or fewer individuals could own or constructively own in the aggregate, more than 49.9% in value of the Apple Hospitality shares then outstanding.

If any transfer of Apple Hospitality shares of beneficial interest occurs that, if effective, would result in any person beneficially or constructively owning Apple Hospitality shares in excess, or in violation, of the above transfer or ownership limitations, known as a prohibited owner, then that number of Apple Hospitality shares, the beneficial or constructive ownership of which otherwise would cause such person to violate the transfer or ownership limitations (rounded up to the nearest whole share), will automatically be transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, and the prohibited owner will not acquire any rights in such shares. This automatic transfer will be considered effective as of the close of business on the business day before the violative transfer. If the transfer to the charitable trust would not be effective for any reason to prevent the violation of the above transfer or ownership limitations, then the transfer of that number of Apple Hospitality shares that otherwise would cause any person to violate the above limitations will be void. Apple Hospitality shares held in the charitable trust will continue to constitute issued and outstanding Apple Hospitality shares. The prohibited owner will not benefit economically from ownership of any Apple Hospitality shares held in the charitable trust, will have no rights to dividends or other distributions and will not possess any rights to vote or other rights attributable to the Apple Hospitality shares held in the charitable trust. The trustee of the charitable trust will be designated by Apple Hospitality and must be unaffiliated with Apple Hospitality or any prohibited owner and will have all voting rights and rights to dividends or other distributions with respect to Apple Hospitality shares held in the charitable trust, and these rights will be exercised for the exclusive benefit of the trust’s charitable beneficiary. Any dividend or other distribution paid before Apple Hospitality’s discovery that Apple Hospitality shares have been transferred to the trustee will be paid by the recipient of such dividend or distribution to the trustee upon demand, and any dividend or other distribution authorized but unpaid will be paid when due to the trustee. Any dividend or distribution so paid to the trustee will be held in trust for the trust’s charitable beneficiary. Subject to Virginia law, effective as of the date that such Apple Hospitality shares have been transferred to the charitable trust, the trustee, in its sole discretion, will have the authority to:

●	rescind as void any vote cast by a prohibited owner prior to Apple Hospitality’s discovery that such Apple Hospitality shares have been transferred to the charitable trust; and

●	recast such vote in accordance with the desires of the trustee acting for the benefit of the trust’s charitable beneficiary.

However, if Apple Hospitality has already taken irreversible corporate action, then the trustee will not have the authority to rescind and recast such vote.

Within 20 days of receiving notice from Apple Hospitality that Apple Hospitality shares have been transferred to the charitable trust, and unless Apple Hospitality buys the Apple Hospitality shares first as described below, the trustee will sell the Apple Hospitality shares held in the charitable trust to a person, designated by the trustee, whose ownership of the Apple Hospitality shares will not violate the share ownership limits in Apple Hospitality’s articles of incorporation. Upon the sale, the interest of the charitable beneficiary in the Apple Hospitality shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and to the charitable beneficiary. The prohibited owner will receive the lesser of:

●	the price paid by the prohibited owner for the Apple Hospitality shares or, if the prohibited owner did not give value for the Apple Hospitality shares in connection with the event causing the Apple Hospitality shares to be held in the charitable trust (for example, in the case of a gift or devise), the market price of the Apple Hospitality shares on the day of the event causing the Apple Hospitality shares to be held in the charitable trust; and

●	the price per Apple Hospitality share received by the trustee from the sale or other disposition of the Apple Hospitality shares held in the charitable trust (less any commission and other expenses of a sale).

The trustee may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Any net sale proceeds in excess of the amount payable to the prohibited owner will be paid immediately to the charitable beneficiary. If, before Apple Hospitality’s discovery that its shares have been transferred to the charitable trust, such Apple Hospitality shares are sold by a prohibited owner, then:

●	such Apple Hospitality shares will be deemed to have been sold on behalf of the charitable trust; and

●	to the extent that the prohibited owner received an amount for such Apple Hospitality shares that exceeds the amount that the prohibited owner was entitled to receive as described above, the excess must be paid to the trustee upon demand.

In addition, Apple Hospitality shares held in the charitable trust will be deemed to have been offered for sale to Apple Hospitality, or Apple Hospitality’s designee, at a price per share equal to the lesser of:

●	the price per share in the transaction that resulted in such transfer to the charitable trust (or, in the case of a gift or devise, the market price at the time of the gift or devise); and

●	the market price on the date Apple Hospitality, or Apple Hospitality’s designee, accepts such offer.

Apple Hospitality may reduce the amount payable to the prohibited owner by the amount of dividends and distributions paid to the prohibited owner and owed by the prohibited owner to the trustee. Apple Hospitality may pay the amount of such reduction to the trustee for the benefit of the charitable beneficiary. Apple Hospitality will have the right to accept the offer until the trustee has sold the Apple Hospitality shares held in the charitable trust. Upon such a sale to Apple Hospitality, the interest of the charitable beneficiary in the Apple Hospitality shares sold will terminate and the trustee will distribute the net proceeds of the sale to the prohibited owner and any dividends or other distributions held by the trustee will be paid to the charitable beneficiary.

All certificates representing Apple Hospitality shares will bear a legend referring to the restrictions described above.

Every Apple Hospitality shareholder of record of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) in value of the outstanding Apple Hospitality shares will be required to give written notice to Apple Hospitality within 30 days after the end of each taxable year stating the name and address of each actual owner, the number of shares of each class and series of Apple Hospitality shares that each actual owner beneficially owns and a description of the manner in which such Apple Hospitality shares are held. Each such shareholder shall provide to Apple Hospitality such additional information as it may request in order to determine the effect, if any, of such beneficial ownership on Apple Hospitality’s status as a REIT and to ensure compliance with the ownership limitations. In addition, each Apple Hospitality shareholder shall upon demand be required to provide to Apple Hospitality such information as it may request, in good faith, in order to determine Apple Hospitality’s status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance.

These share ownership limitations could delay, deter or prevent a transaction or a change in control that might involve a premium price for holders of Apple Hospitality common shares or might otherwise be in the best interest of Apple Hospitality shareholders.

Transfer Agent

The transfer agent and registrar for Apple Hospitality common shares is American Stock Transfer & Trust Company, LLC.

Stock Exchange Listing

On May 18, 2015, Apple Hospitality’s common shares were listed and began trading on the NYSE under the symbol “APLE.” It is a condition to the completion of the merger that the Apple Hospitality common shares issuable in connection with the merger be approved for listing on the NYSE, subject to official notice of issuance.

COMPARISON OF RIGHTS OF APPLE TEN AND APPLE HOSPITALITY SHAREHOLDERS

General

Apple Ten and Apple Hospitality are both Virginia corporations and, accordingly, are governed by the VSCA and by their respective articles of incorporation and bylaws.

Currently, each Apple Ten unit consists of one common share and one Series A preferred share. Series A preferred shares are not separately tradable from the common shares to which they relate. The only right associated with the Apple Ten Series A preferred shares is a priority distribution right upon the sale of Apple Ten’s assets in liquidation, dissolution or the winding up of its business. All of the Apple Ten Series B convertible preferred shares are owned of record by Glade M. Knight. Currently, all shareholders of Apple Hospitality hold common shares and there are no Apple Hospitality preferred shares issued and outstanding.

As a result of the merger, each issued and outstanding Apple Ten unit will be converted into the right to receive $1.00 in cash and 0.522 Apple Hospitality common shares (except for any units held by holders who have properly exercised, perfected and not subsequently withdrawn their appraisal rights in accordance with Article 15 of the VSCA, as described under “The Merger—Dissenters’ Rights of Appraisal” beginning on page 92 , and any units held by Apple Hospitality, Acquisition Sub or any of their respective subsidiaries) and each issued and outstanding Apple Ten Series B convertible preferred share will be converted into the right to receive a number of Apple Hospitality common shares equal to 12.11423 multiplied by the unit exchange ratio and an amount in cash equal to 12.11423 multiplied by $1.00. Following the merger, all current shareholders of Apple Ten (other than those unit holders who have properly exercised, perfected and not subsequently withdrawn their appraisal rights) will hold Apple Hospitality common shares.

Certain Differences Between the Rights of Apple Ten Shareholders and Apple Hospitality Shareholders

The following is a general comparison of the material differences between the rights of the shareholders of Apple Ten and Apple Hospitality. This discussion is only a summary of certain provisions, does not purport to be a complete description of such differences, and is qualified in its entirety by reference to the VSCA and the full text of the Articles of Incorporation and bylaws of each company. See also “Description of Apple Hospitality Common Shares” beginning on page  130 and “Where You Can Find More Information and Incorporation by Reference” on page 150 .

	Apple Ten	Apple Hospitality

Authorized Capital Stock	Apple Ten is authorized to issue 1) 400,000,000 Apple Ten common shares, no par value, and 2) 430,480,000 preferred shares, consisting of a) 400,000,000 Apple Ten Series A preferred shares, no par value, b) 480,000 Apple Ten Series B convertible preferred shares, no par value; and c) 30,000,000 additional preferred shares, no par value.	Apple Hospitality is authorized to issue 1) 800,000,000 Apple Hospitality common shares, no par value, and 2) 30,000,000 Apple Hospitality preferred shares, no par value.

	As of [●], 2016, Apple Ten had [●] common shares, [●] Series A preferred shares and 480,000 Series B preferred shares issued and outstanding.	As of [●], 2016, Apple Hospitality had [●] common shares issued and outstanding.

Voting Rights	Each Apple Ten common share is entitled to cast one vote with respect to matters submitted to common shareholders, including the election or removal of directors.	Each Apple Hospitality common share is entitled to cast one vote with respect to matters submitted to common shareholders, including the election or removal of directors.

	Apple Ten	Apple Hospitality

Except as otherwise required by the VSCA, the holders of Apple Ten Series A preferred shares and Apple Ten Series B convertible preferred shares are not entitled to vote, except that the affirmative vote of the holders of more than two-thirds of the outstanding Apple Ten Series A preferred shares or Apple Ten Series B convertible preferred shares, as applicable, is required for (x) the adoption of any amendment, alteration or repeal of any provision of Apple Ten’s articles of incorporation that adversely changes the preferences, limitations or relative rights of such series or the holders thereof (it being understood that an increase in the number of directors of Apple Ten is not such an adverse change) or (y) the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with such series as to rights in liquidation.

Dividends	Holders of Apple Ten common shares are entitled to receive dividends when, as and if declared by the Apple Ten board out of funds legally available therefor.	Holders of Apple Hospitality common shares are entitled to receive dividends when, as and if declared by the Apple Hospitality board out of funds legally available therefor.

No dividends are separately payable on the Apple Ten Series A preferred shares or Apple Ten Series B convertible preferred shares.

Distributions upon Liquidation	Each currently outstanding Apple Ten unit consists of one Apple Ten Series A preferred share and one Apple Ten common share.	Because there are no Apple Hospitality preferred shares currently outstanding, upon liquidation, all proceeds will be distributed ratably among the holders of Apple Hospitality common shares.

Upon the voluntary or involuntary dissolution, liquidation or winding up of Apple Ten, the holders of outstanding Apple Ten Series A preferred shares are entitled to be paid out of the net assets of Apple Ten, including its capital, a liquidation payment of $11.00 per Apple Ten Series A preferred share, reduced by the amount of any dividend payable to holders of Apple Ten common shares which the Apple Ten board finds to be other than an ordinary dividend and declares to be a special dividend, before any such payments are made to the holders of Apple Ten Series B convertible preferred shares or Apple Ten common shares. Any remaining net assets must be used to make liquidation payments first, to holders of the outstanding Apple Ten Series B convertible preferred shares in the amount of $11.00 per each Apple Ten common share into which the Apple Ten Series B convertible shares would be convertible and, thereafter, to the holders of the Apple Ten common shares and the Apple Ten Series B convertible shares on an as-if-converted basis.

	Apple Ten	Apple Hospitality

Amendment of Bylaws	The bylaws may generally be amended only upon the vote of the Apple Ten shareholders entitled to exercise a majority of the voting power of Apple Ten. The Apple Ten board may propose amendments to the bylaws to the Apple Ten shareholders but, subject to certain exceptions specified in the bylaws, may not amend the bylaws without a shareholder vote.	The bylaws may generally be amended (i) by the Apple Hospitality board or (ii) upon the vote of the holders of a majority of the Apple Hospitality common shares issued and outstanding.

Amendment of Articles of Incorporation	Apple Ten’s articles of incorporation may be amended from time to time upon:

●   the vote of the holders of a majority of the common shares issued and outstanding; and

	● the affirmative vote of more than two-thirds of the issued and outstanding Apple Ten Series A preferred shares or Apple Ten Series B convertible preferred shares, each voting as a separate voting group, as applicable, (i) if the amendment adversely changes the preferences, limitations, or relative rights of such series or the holders thereof, subject to certain exceptions, or (ii) as otherwise required by the VSCA.	Apple Hospitality’s articles of incorporation may generally be amended from time to time upon the vote of the holders of a majority of the common shares outstanding. However, provisions of Apple Hospitality’s articles of incorporation relating to the classification of the Apple Hospitality board may only be amended upon the vote of the holders of more than two-thirds of the common shares issued and outstanding.

Ownership and Transfer Limitations	The bylaws provide that no person may own or be deemed to own more than 9.8% of the issued and outstanding shares of any separate class or series. The bylaws provide that the shares subject to the purported transfer will be considered to be “excess shares.” Under the bylaws, excess shares will be deemed to have been acquired and to be held on behalf of Apple Ten. The excess shares will not be considered to be outstanding for quorum and voting purposes. The excess shares will not be entitled to receive dividends or any other distributions. Any dividends or distributions paid to a purported transferee of excess shares prior to discovery by Apple Ten in violation of its bylaws must be repaid to Apple Ten upon demand.	Subject to certain exceptions, Apple Hospitality’s articles of incorporation generally prohibit any person or entity (other than a person or entity who has been granted an exception) from directly or indirectly, beneficially or constructively, owning more than 9.8% of the aggregate of Apple Hospitality’s common shares, by value or by number of shares, whichever is more restrictive. However, Apple Hospitality’s articles of incorporation permit (but does not require) exceptions to be made for shareholders provided that the Apple Hospitality board determines that such exceptions will not jeopardize our qualification as a REIT. Shares owned by any person in excess of the foregoing limitation shall be automatically transferred to a charitable trust for the exclusive benefit of a charitable beneficiary, unless such transfer, for whatever reason, shall not prevent such person from exceeding the foregoing limitation, in which case the transfer of shares to that person shall be void ab initio.

The bylaws contain similar provisions that are applicable only to those persons who did not vote in favor of amending Apple Hospitality’s articles of incorporation to include the above provisions and who were Apple Hospitality shareholders at that time. All Apple Hospitality common shares issued in connection with the merger are subject to the restrictions in Apple Hospitality’s articles of incorporation

	Apple Ten	Apple Hospitality

Size of Board	The Apple Ten board shall not have less than three nor more than 15 directors. The number of directors may be established by a vote of a majority of the members of the Apple Ten board. Currently, the Apple Ten board has five directors.	The Apple Hospitality board shall not have less than three nor more than 15 directors. The number of directors may be established by a vote of a majority of the members of the Apple Hospitality board. Currently, the Apple Hospitality board has seven directors.

Special Meeting of Shareholders
Special meetings of shareholders may be called by Apple Ten’s president, by a majority of the Apple Ten board, by a majority of independent directors or by the chairman of the Apple Ten board. Additionally, subject to the provisions of Apple Ten’s bylaws, special meetings of the Apple Ten shareholders shall be called by Apple Ten’s chairman of the board, president or secretary upon the written request of Apple Ten shareholders holding not less than 10% of the eligible votes. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Virginia law and Apple Ten’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent describes that action, is signed by each Apple Ten shareholder entitled to vote on the matter, bearing the date of each signature, and is delivered to the secretary of Apple Ten for inclusion in the minutes or filing with Apple Ten’s corporate records.
Special meetings of shareholders may be called by Apple Hospitality’s president, by a majority of Apple Hospitality’s board, or by the chairman of Apple Hospitality’s board. Additionally, subject to the provisions of Apple Hospitality’s bylaws, special meetings of the Apple Hospitality shareholders shall be called by Apple Hospitality’s chairman of the board, president or secretary upon the written request of Apple Hospitality shareholders holding not less than 10% of the eligible votes. Only matters set forth in the notice of the special meeting may be considered and acted upon at such a meeting. Virginia law and Apple Hospitality’s bylaws provide that any action required or permitted to be taken at a meeting of shareholders may be taken without a meeting by unanimous written consent, if that consent describes that action, is signed by each Apple Hospitality shareholder entitled to vote on the matter, bearing the date of each signature, and is delivered to the secretary of Apple Hospitality for inclusion in the minutes or filing with Apple Hospitality’s corporate records.

Control Share Acquisitions
The VSCA provides that shares of a Virginia corporation acquired in a “control share acquisition” have no voting rights except to the extent approved by the affirmative vote of the holders of a majority of the shares entitled to vote on the matter, excluding “interested shares” in a Virginia corporation. “Interested shares” are shares of a corporation which any of the following persons is entitled to exercise or direct the exercise of the voting power in the election of directors: (1) an acquiring person with respect to a control share acquisition; (2) any officer of such corporation; or (3) any employee of such corporation who is also a director of the corporation. A “control share acquisition” means the direct or indirect acquisition of shares, other than in an excepted acquisition, by a person that when added to all other shares which then have voting rights and are beneficially owned by such person would cause such person to become entitled, immediately upon acquisition of such shares, to vote or direct the vote of, shares having voting power within any of the following ranges of the votes entitled to be cast in an election of directors:

●   one-fifth or more but less than one-third of such votes;
●   one-third or more but less than a majority of such votes; or
●   a majority or more of such votes.

	Apple Ten	Apple Hospitality

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making a “control share acquisition statement” as described in the VSCA), may compel the board of directors to call a special meeting of shareholders to be held within 50 days of the acquiring person’s request to consider the voting rights of the shares. If no request for a special meeting is made, the corporation may itself present the question at any shareholders’ meeting.

If voting rights for control shares are approved at a shareholders’ meeting and the acquiror has beneficial ownership of shares entitled to cast a majority of the votes which could be cast in an election of directors, all shareholders other than the acquiring person may be entitled to exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. The control share acquisition statute does not apply to shares acquired in a merger or share exchange if the corporation is a party to the transaction.

	Apple Ten is subject to the control share acquisition provisions of the statute.	As permitted by the VSCA, Apple Hospitality has elected pursuant to a provision in its bylaws to exempt any acquisition of its shares from the control share acquisition provisions of the statute. However, the Apple Hospitality board may further amend the bylaws to opt into the control share provisions at any time in the future.

Term of Directors	Each director on the Apple Ten board is elected to serve a one-year term expiring at the next annual meeting.	Directors serving on the Apple Hospitality board are divided into three classes with staggered three-year terms.

Limitation on Liability	Apple Ten’s articles of incorporation provide that no director or officer of Apple Ten shall be liable to Apple Ten or its shareholders for monetary damages, subject to any applicable conditions set forth in the VSCA and, in the case of a director, the satisfaction of all applicable requirements for indemnification.	The VSCA provides that in any proceeding brought by or in the right of a corporation or brought by or on behalf of shareholders of the corporation, the damages assessed against an officer or director arising out of a single transaction, occurrence or course of conduct may not exceed the lesser of (1) the monetary amount, including the elimination of liability, specified in the articles of incorporation or, if approved by the shareholders, in the bylaws as a limitation on or elimination of the liability of the officer or director; or (2) the greater of (a) $100,000 or (b) the amount of cash compensation received by the officer or director from the corporation during the twelve months immediately preceding the act or omission for which liability was imposed. The liability of an officer or director is not limited under the VSCA or a corporation’s articles of incorporation and bylaws if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law.

Apple Hospitality’s articles of incorporation provide that in every instance in which the VSCA permits the limitation or elimination of liability of directors or officers of a corporation to the corporation or its shareholders, the directors and officers of Apple Hospitality shall not be liable to Apple Hospitality or its shareholders.

	Apple Ten	Apple Hospitality

Indemnification	Apple Ten’s articles of incorporation provide that Apple Ten shall indemnify any individual who is a present or former director or officer of Apple Ten and who is made or threatened to be made a party to a proceeding by reason of his or her service in that capacity any individual who, while a director or officer of Apple Ten, at the request of Apple Ten, serves or has served as a director, officer, partner or trustee of another corporation real estate investment trust, partnership, joint venture, trust, employee benefit plan or other enterprise and who is made or threatened to be made a party to a proceeding by reason of his or her services in that capacity against all liabilities, loss and reasonable expenses incurred on account of the proceeding; provided that the indemnified party has determined, in good faith, that the course of conduct that caused the liability or loss was in the best interests of Apple Ten, the indemnified party was acting on behalf of or performing services for Apple Ten, such liability or loss was not the result of negligence or misconduct (in the case of a non-independent director) or gross negligence or willful misconduct (in the case of an independent director), and such indemnification or agreement to hold harmless is recoverable only out of net assets and not from Apple Ten shareholders. Apple Ten will pay or reimburse reasonable legal expenses and costs incurred by an indemnified party in advance of final disposition of a proceeding if certain conditions stated in Apple Ten’s articles of incorporation are satisfied.	Apple Hospitality’s articles of incorporation provide that Apple Hospitality shall indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of Apple Hospitality or by or on behalf of its shareholders) because such individual is or was a director or officer of Apple Hospitality or of any legal entity controlled by Apple Hospitality, or is or was a fiduciary of any employee benefit plan established at the direction of Apple Hospitality, against all liabilities and reasonable expenses incurred by him on account of the proceeding, provided that the directors of Apple Hospitality (excluding the indemnified party) determine in good faith that his course of conduct which caused the loss or liability was in the best interests of Apple Hospitality, and provided further that such liabilities and expenses were not incurred because of his willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Before any indemnification is paid, a determination shall be made that indemnification is permissible in the circumstance because the person seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above. Unless a determination has been made that indemnification is not permitted, Apple Hospitality also makes advances and reimburses expenses for any such person.

Merger, Consolidation or Sale of Substantially All Assets	Apple Ten’s articles of incorporation require that, in connection with any “roll-up” transaction, an appraisal of Apple Ten’s assets be obtained from a competent independent expert. Apple Ten shareholders who vote against any roll-up transaction are to be offered by the person sponsoring the transaction the choice of (i) accepting securities of an entity that would be created or survive after the successful completion of the transaction or (ii) one of the following (a) remaining as Apple Ten shareholders and preserving their interests in Apple Ten on the same terms and conditions as previously existed or (b) receiving cash in an amount equal to the shareholder’s pro rata share of the appraised value of the net assets of Apple Ten.	Apple Hospitality’s articles of incorporation do not contain a comparable provision.

Apple Ten	Apple Hospitality

Apple Ten’s articles of incorporation also prohibit it from participating in certain roll-up transactions.

For purposes of Apple Ten’s articles of incorporation, a “roll-up” transaction means a transaction involving the acquisition, merger, conversion or consolidation either directly or indirectly of Apple Ten and the issuance to the Apple Ten shareholders of only securities of an entity that would be created or survive after the successful completion of the transaction.

DESCRIPTION OF POLICIES OF APPLE HOSPITALITY

The following is a description of Apple Hospitality’s current policies with respect to investments and certain other activities. These policies have been established by the management of Apple Hospitality. These policies may be amended or waived from time to time at the discretion of the Apple Hospitality board without a vote of the Apple Hospitality shareholders. No assurance can be given that Apple Hospitality’s investment objectives will be attained. Since it entered into the Merger Agreement, Apple Hospitality’s ability to pursue and implement certain of the objectives and policies described below have been constrained by the restrictions contained in the covenants of the Merger Agreement. See “The Merger Agreement—Conduct of Business by Apple Hospitality and Acquisition Sub Pending the Merger” beginning on page 106 .

Investments in Real Estate or Interests in Real Estate

Apple Hospitality’s primary business objective is to maximize shareholder value by achieving long-term growth in cash available for distributions to its shareholders. Apple Hospitality has pursued and will continue to pursue this objective through the following investment strategies:

●	thoughtful capital allocation with selective acquisitions and dispositions of primarily hotels;

●	focusing on investments in the upscale sector of the lodging industry;

●	broad geographic diversification of its investments;

●	partnering with leading brands in the sector;

●	utilizing strong experienced operators for the hotels and enhancing their performance with proactive asset management;

●	reinvesting in the hotels to maintain their competitive advantage; and

●	maintaining low leverage providing Apple Hospitality with financial flexibility.

Apple Hospitality has generally acquired fee ownership of its properties, with a focus on hotels with diverse demand generators, strong brand recognition, the potential for high levels of customer satisfaction and strong operating margins. The acquisitions have been in broadly diversified markets across the United States to limit dependence on any one geographic area or demand generator. With an emphasis on upscale select service hotels, Apple Hospitality utilizes its asset management expertise to improve the quality and performance of its hotels by working with its property managers to aggressively manage room rates and cost structure by benchmarking with internal and external data, using scale to help negotiate favorable vendor contracts, partnering with industry leaders in hotel management, and franchising the hotels with leading brands and actively participating with the franchisors to strengthen the brands. To maintain its competitive advantage in each market, Apple Hospitality continually reinvests in its hotels.

Although Apple Hospitality has not yet done so, it also may participate with other entities in property ownership, through joint ventures or other types of common ownership. Apple Hospitality will only enter into joint ventures to the extent that such ventures are consistent with its goal of acquiring hotels and other income-producing real estate, which Apple Hospitality believes will provide acceptable investment returns. Equity investments may be subject to existing mortgage financing and other indebtedness that have priority over Apple Hospitality’s equity interests. Apple Hospitality has not invested in the securities of other issuers for the purpose of exercising control.

Investments in Mortgages

Apple Hospitality has not in the past engaged in any significant investments in mortgages, although Apple Hospitality may engage in this activity in the future.

Borrowing Policies

When advisable, Apple Hospitality may incur debt in the form of purchase money obligations to the sellers of properties, or in the form of publicly or privately placed debt instruments, financing from banks, institutional investors, or other lenders, any of which may be unsecured or may be secured by mortgages or other interests in its properties. This indebtedness may be recourse, non-recourse or cross-collateralized and, if recourse, that recourse may include Apple Hospitality’s general assets and, if non-recourse, may be limited to the particular property to which the indebtedness relates. As a general policy, Apple Hospitality seeks to obtain mortgages securing indebtedness that encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of Apple Hospitality’s assets. In addition, Apple Hospitality may invest in properties subject to existing loans secured by mortgages or similar liens on the properties, or may refinance properties acquired on a leveraged basis. Furthermore, properties may be financed or refinanced if Apple Hospitality deems it in the best interests of the Apple Hospitality shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the shareholders’ return on invested capital. As of March 31, 2016, 34 of Apple Hospitality’s properties have mortgages that are secured by the hotels.

Apple Hospitality may use the proceeds from any borrowings for working capital, to refinance existing indebtedness or to finance acquisitions, expansion, redevelopment of existing properties, development of new properties or other corporate needs. Apple Hospitality may need to borrow to make distributions (including distributions that may be required under the Code) if it does not have sufficient cash available to make those distributions. Apple Hospitality also may incur indebtedness for other purposes when, in the opinion of the Apple Hospitality board or management, it is advisable to do so.

Lending Policies

Apple Hospitality does not have a policy limiting its ability to make loans to other persons. Subject to REIT qualification rules, Apple Hospitality may consider offering purchase money financing in connection with the sale of properties where the provision of that financing will increase the value to be received by Apple Hospitality for the property sold. Apple Hospitality may make loans to joint ventures in which it may participate in the future. Apple Hospitality has not engaged in any significant lending activities in the past nor does it intend to in the future.

Sale Policies

Apple Hospitality is under no obligation to sell its properties. However, a sale of one or more properties may occur at any time if Apple Hospitality deems it advisable based upon current economic considerations, and the Apple Hospitality board concurs with the decision. In deciding whether to sell a property, Apple Hospitality will also take into consideration factors such as: the amount of appreciation in value, if any, to be realized; federal, state and local tax consequences; the possible risks of continued ownership; and the anticipated advantages to be gained for the shareholders from selling a property versus continuing to hold property.

Underwriting Policy

Apple Hospitality does not intend to underwrite securities of other issues, including securities of Apple Ten.

Equity Capital Policies

The Apple Hospitality board has the authority, without further shareholder approval, to issue additional authorized Apple Hospitality common shares and Apple Hospitality preferred shares or otherwise raise capital, including through the issuance of senior securities, in any manner and on those terms and for that consideration it deems appropriate, including in exchange for property. Existing Apple Hospitality shareholders will have no preemptive right to Apple Hospitality common shares or Apple Hospitality preferred shares issued in any offering, and any offering might cause a dilution of a shareholder’s investment in Apple Hospitality. Although Apple Hospitality has no current plans to do so, other than in connection with the closing of the merger, it may in the future issue Apple Hospitality common shares in connection with acquisitions.

Apple Hospitality may, under certain circumstances, purchase Apple Hospitality common shares in the open market or in private transactions with its shareholders, if those purchases are approved by the Apple Hospitality board. Any such action would only be taken in conformity with applicable federal and state laws and the applicable requirements for qualifying as a REIT.

Distribution Policy

Apple Hospitality plans to continue to pay a consistent distribution on a monthly basis, with distributions based on anticipated cash generated from operations. The anticipated initial annual distribution rate after the merger is expected to be $1.20 per Apple Hospitality common share. As it has done historically, due to seasonality, Apple Hospitality may use financing, including its credit facility, to maintain the consistency of the monthly distribution rate, taking into consideration any acquisitions, dispositions, capital improvements and economic cycles. Any distribution is subject to approval of the Apple Hospitality board and there can be no assurance of the classification or duration of distributions at the anticipated initial annual distribution rate after the merger. The Apple Hospitality board monitors the company’s distribution rate relative to the performance of its hotels on an ongoing basis and may make adjustments to the distribution rate as determined to be prudent in relation to other cash requirements of Apple Hospitality.

Changes in Objectives and Policies

The objectives and policies may be amended or waived at the discretion of the Apple Hospitality board without a vote of the Apple Hospitality shareholders. Apple Hospitality has no present intention to modify any of these objectives and policies, and it is anticipated that any modification would occur only if business and economic factors affecting Apple Hospitality make its stated objectives and policies unworkable or imprudent.

INVESTMENT OBJECTIVES AND POLICIES OF APPLE TEN

The following is a description of Apple Ten’s current policies with respect to investments and certain other activities. These policies have been established by the management of Apple Ten. These policies may be amended or waived from time to time at the discretion of the Apple Ten board without a vote of the Apple Ten shareholders. No assurance can be given that Apple Ten’s investment objectives will be attained. Since it entered into the Merger Agreement, Apple Ten’s ability to pursue and implement certain of the objectives and policies described below has been constrained by the restrictions contained in certain covenants of the Merger Agreement. See “The Merger Agreement—Conduct of Business by Apple Ten Pending the Merger” beginning on page  103 for more information.

Investments in Real Estate or Interests in Real Estate

Apple Ten’s primary business objective is to maximize shareholder value by achieving long-term growth in cash distributions to its shareholders. During its acquisition phase, Apple Ten pursued this objective by acquiring or investing in hotels and other income-producing real estate in metropolitan areas throughout the United States for long-term ownership. Apple Ten generally acquired fee ownership of its properties. In particular, Apple Ten’s strategy including purchasing underdeveloped hotels and hotels in underdeveloped markets with strong brand recognition, diverse demand generators, and the potential for high levels of customer satisfaction, strong operating margins and cash flow growth.

Apple Ten substantially completed its acquisition phase in 2015. Its current investment policy/strategy is to enhance shareholder value by increasing funds from operations and cash available for distributions through internal growth and selective hotel renovation. This includes utilizing Apple Ten’s asset management expertise to improve the quality and performance of Apple Ten’s hotels by working with property managers to aggressively manage room rates and cost structure by benchmarking with internal and external data, using scale to help negotiate favorable vendor contracts, partnering with industry leaders in hotel management, and franchising the hotels with leading brands and actively participating with the franchisors to strengthen the brands. Apple Ten also strategically renovates its properties to increase its ability to compete in particular markets. Although there are many factors that influence profitability, including national and local economic conditions, Apple Ten believes the strong asset management of its portfolio will improve financial results over the long-term, although there can be no assurance of these results.

Apple Ten may participate with other entities in property ownership, through joint ventures or other types of common ownership. Apple Ten will only enter into joint ventures to the extent that such ventures are consistent with its goal of acquiring hotels and other income-producing real estate which Apple Ten believes will provide acceptable investment returns. Equity investments may be subject to existing mortgage financing and other indebtedness which have priority over Apple Ten’s equity interests. Apple Ten has not invested in the securities of other issuers for the purpose of exercising control.  The Apple Ten board may, in its sole discretion, issue shares of stock or other equity or debt securities, to persons from whom Apple Ten acquires property, as part or all of the purchase price of the property.

Borrowing Policies

Apple Ten purchased its properties using cash from the proceeds of its best-efforts offering completed in July 2014, assumed mortgage debt and borrowings under its unsecured credit facility. When advisable, Apple Ten has incurred medium or long-term debt secured by its properties and borrowed funds under its unsecured credit facility. Apple Ten may find it necessary in the future to incur additional debt secured by its properties or to borrow additional funds under its credit facility in order to fund acquisitions, hotel renovations and other capital expenditures, working capital and other general corporate funding purposes, including the funding of redemptions and the payment of distributions. Furthermore, properties may be financed or refinanced if the Apple Ten board deems it in the best interests of the Apple Ten shareholders because, for example, indebtedness can be incurred on favorable terms and the incurring of indebtedness is expected to improve the shareholders’ cash return on invested capital.

Loans obtained by Apple Ten may be evidenced by promissory notes secured by mortgages on its properties. As a general policy, Apple Ten seeks to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of Apple Ten’s assets. If recourse on any loan incurred by Apple Ten to acquire or refinance any particular property includes all of its assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. As of March 31, 2016, 12 of Apple Ten’s properties have mortgages that are secured by the hotels.

The Apple Ten bylaws prohibit Apple Ten from incurring debt if the debt would result in aggregate debt exceeding 100% of “Net Assets,” defined generally to mean assets at cost, before subtracting liabilities, unless the excess borrowing is approved by a majority of the directors and disclosed to the shareholders as required by the bylaws. The bylaws also prohibit Apple Ten from allowing aggregate borrowings to exceed 50% of its “Adjusted Net Asset Value,” defined generally to mean assets at fair market value, before subtracting liabilities, subject to the same exception described in the previous sentence. In addition, the bylaws provide that the aggregate borrowings must be reasonable in relation to Apple Ten’s Net Assets and must be reviewed quarterly by its directors. Subject to the limitations on the permitted maximum amount of debt, there is no limitation on the number of mortgages or deeds of trust which may be placed against any particular property.

Assuming its directors approve, Apple Ten may borrow in excess of the debt limitations described in the previous paragraph in order to acquire a portfolio of properties.

Sale Policies

Apple Ten is under no obligation to sell its properties. However, a sale of one or more properties may occur at any time if Apple Ten deems it advisable based upon current economic considerations, and the Apple Ten board concurs with the decision. In deciding whether to sell a property, Apple Ten will also take into consideration factors such as: the amount of appreciation in value, if any, to be realized; federal, state and local tax consequences; the possible risks of continued ownership; and the anticipated advantages to be gained for the shareholders from selling a property versus continuing to hold property.

Restrictions on Real Estate Activities

The Apple Ten bylaws place certain restrictions on the type of real estate activities Apple Ten conducts. Specifically, Apple Ten’s bylaws state that it will not:

●	invest more than 10% of its total assets in unimproved real property or mortgage loans on unimproved real property;

●	invest in or make mortgage loans on property unless Apple Ten obtains a mortgagee’s or owner’s title insurance policy or commitment as to the priority of the mortgage or the condition of the title;

●	invest in contracts for the sale of real estate unless they are recordable in the chain of title;

●	make or invest in mortgage loans, including construction loans, on any one property if the aggregate amount of all mortgage loans outstanding on the property (at the time Apple Ten makes or invests in its mortgage loan), including Apple Ten’s loans, would exceed 85% of the appraised value of the property;

●	make or invest in junior mortgage loans, provided that this and the limitation described in the preceding bullet will not apply to Apple Ten taking back secured debt in connection with the sale of any property; or

●	invest in single-family residential homes, condominiums, secondary homes, gaming facilities or mobile home parks.

PRINCIPAL AND MANAGEMENT SHAREHOLDERS OF APPLE TEN

The following tables present certain information as to Apple Ten’s directors and named executive officers, each owner known to have beneficially owned more than five percent of the Apple Ten shares and all of Apple Ten’s directors and executive officers as a group. Unless otherwise noted, all information concerning directors and officers was provided by the Apple Ten shareholders listed and reflects their beneficial ownership as of [●], 2016. There are no shareholders known to Apple Ten who beneficially own more than 5% of the Apple Ten common shares. Except as set forth in the footnotes to the following table, each person named in the tables and included in the director/officer group has sole voting and investment power as to such shares, or shares these powers with his or her spouse or minor children, if any.

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Common Shares	David J. Adams	83,488		*
	Kent W. Colton	90,087		*
	R. Garnett Hall, Jr.	90,087		*
	Anthony F. Keating, III	90,087		*
	Glade M. Knight	145,466	(3)	*
	Justin G. Knight	804		*
	Above directors and executive officers as a group	500,019		*

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)		Percent of Class
Series A Preferred Shares	David J. Adams	83,488		*
	Kent W. Colton	90,087		*
	R. Garnett Hall, Jr.	90,087		*
	Anthony F. Keating, III	90,087		*
	Glade M. Knight	145,466	(3)	*
	Justin G. Knight	804		*
	Above directors and executive officers as a group	500,019		*

Title of Class (1)	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (2)	Percent of Class
Series B Convertible Preferred Shares	Glade M. Knight	480,000	100%

*	Less than 1%

(1)	Directors and executive officers not listed above for a particular class of securities hold no securities of such class. The Series A preferred shares of Apple Ten have no voting rights and are not separately tradable from the Apple Ten common shares to which they relate.

(2)	Amounts shown for individuals consist entirely of securities that may be acquired upon the exercise of Apple Ten options (other than Glade M. Knight and Justin G. Knight, who do not have options) although no options have been exercised to date. The Apple Ten Series B convertible preferred shares are convertible into Apple Ten common shares upon the occurrence of certain events, under a formula which is based on the gross proceeds raised by Apple Ten during its best-efforts offering of Apple Ten units. As described under “The Merger—Interests of Apple REIT Directors and Executive Officers in the Merger—Conversion of Series B Convertible Preferred Shares” on page 89 , Glade M. Knight has agreed to assign to certain Apple Ten executive officers, family members and other employees, the benefits (if any) associated with a total of 179,009 Apple Ten Series B convertible preferred shares. Such benefits include the right of conversion upon the happening of the following events: (1) substantially all of Apple Ten’s assets, shares or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of Apple Ten; or (2) the termination or expiration without renewal of the advisory agreement with Apple Ten Advisors or if Apple Ten ceases to use Apple Realty Group to provide property acquisition and disposition services; or (3) the Apple Ten common shares are listed on any securities exchange or quotation system or in any established market. The assignees do not have any voting or disposal rights with respect to the Apple Ten Series B convertible preferred shares unless and until one of the foregoing events occurs, and the merger will trigger the right of conversion. The number of Glade M. Knight’s Series B convertible preferred shares whose benefits were assigned to the Apple Ten executive officers are as follows: David McKenney (30,090); Justin Knight (30,090); Kristian Gathright (30,090); Bryan Peery (15,045); and David Buckley (15,045). See “The Merger—Interests of Apple REIT Directors and Executive Officers in the Merger—Conversion of Series B Convertible Preferred Shares” for additional information regarding the shares whose benefits were assigned.
(3)	Includes 54,546 shares held by Kathleen Knight, the wife of Glade M. Knight.

EXPERTS

Apple Hospitality

The consolidated financial statements of Apple Hospitality REIT, Inc. appearing in Apple Hospitality REIT, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Apple Hospitality REIT, Inc.’s internal control over financial reporting as of December 31, 2015, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

Apple Ten

The consolidated financial statements of Apple REIT Ten, Inc. appearing in Apple REIT Ten, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including the schedule appearing therein), and the effectiveness of Apple REIT Ten, Inc.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports appearing elsewhere herein, and are included in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

The validity of the Apple Hospitality common shares to be issued in the merger will be passed upon by Hogan Lovells US LLP. It is a condition to the merger that Apple Hospitality and Apple Ten receive opinions from Hogan Lovells US LLP and McGuireWoods LLP, respectively, concerning the United States federal income tax consequences of the merger.

SHAREHOLDER PROPOSALS

2017 Apple Hospitality Annual Meeting of Shareholders

A date has not been set for Apple Hospitality’s 2017 annual meeting of shareholders. Any qualified Apple Hospitality shareholder who wishes to make a proposal to be acted upon next year at the 2017 annual meeting of shareholders must have submitted such proposal for inclusion in the proxy statement and proxy card to Apple Hospitality at its principal office, 814 East Main Street, Richmond, Virginia 23219, by November 29, 2016.

In addition, Apple Hospitality’s bylaws establish an advance notice procedure with regard to certain matters, including, but not limited to, shareholder proposals not included in Apple Hospitality’s proxy statement, to be brought before an annual meeting of Apple Hospitality shareholders. In general, notice must be received by the Secretary of Apple Hospitality (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, assuming Apple Hospitality holds its 2017 annual meeting in May, to be presented at such Annual Meeting, a shareholder proposal must be received by Apple Hospitality on or after February 1, 2017 but no later than February 28, 2017.

2017 Apple Ten Annual Meeting of Shareholders

Apple Ten will not hold an annual meeting of shareholders in 2017 if the merger is completed because all of the issued and outstanding shares of Apple Ten will be owned by Apple Hospitality. However, if the Merger Agreement is terminated for any reason, Apple Ten expects to hold an annual meeting of shareholders in 2017. A date has not been set for Apple Ten’s 2017 annual meeting.

If Apple Ten holds an annual meeting in 2017, any qualified Apple Ten shareholder who wishes to make a proposal to be acted upon next year at the 2017 annual meeting of shareholders must have submitted such proposal for inclusion in the proxy statement and proxy card to Apple Ten at its principal office, 814 East Main Street, Richmond, Virginia 23219, by December 1, 2016.

In addition, Apple Ten’s bylaws establish an advance notice procedure with regard to certain matters, including, but not limited to, shareholder proposals not included in Apple Ten’s proxy statement, to be brought before an annual meeting of Apple Ten shareholders. In general, notice must be received by the Secretary of Apple Ten (i) on or after February 1st and before March 1st of the year in which the meeting will be held, or (ii) not less than 60 days before the date of the meeting if the date of such meeting is earlier than May 1 or later than May 31 in such year. The notice must contain specified information concerning the matters to be brought before such meeting and concerning the shareholder proposing such matters. Therefore, if Apple Ten were to hold a 2017 annual meeting in May 2017, to be presented at such Annual Meeting, a shareholder proposal must be received by Apple Ten on or after February 1, 2017 but no later than February 28, 2017.

WHERE YOU CAN FIND MORE INFORMATION AND INCORPORATION BY REFERENCE

Apple Ten and Apple Hospitality each file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information filed at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Apple Ten’s and Apple Hospitality’s SEC filings are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at “http://www.sec.gov.” You also may obtain free copies of the documents filed with the SEC by Apple Ten and Apple Hospitality by going to the “Investor Information” section of Apple Ten’s and Apple Hospitality’s websites at http://www.applereitten.com and http://www.applehospitalityreit.com, respectively. Apple Ten’s and Apple Hospitality’s website addresses are provided as an inactive textual reference only. The information provided on Apple Ten’s and Apple Hospitality’s websites is not part of this joint proxy statement/prospectus, and is not incorporated by reference into this joint proxy statement/prospectus.

Apple Hospitality has filed with the SEC a registration statement on Form S-4 of which this joint proxy statement/prospectus forms a part. The registration statement registers the Apple Hospitality common shares to be issued to Apple Ten’s shareholders in the merger. The registration statement, including the exhibits and schedules thereto, contains additional information about Apple Hospitality common shares. The rules and regulations of the SEC allow Apple Hospitality and Apple Ten to omit certain information included in the registration statement from this joint proxy statement/prospectus.

The SEC allows Apple Hospitality to “incorporate by reference” into this joint proxy statement/prospectus the information it files with the SEC, which means Apple Hospitality can disclose important information to you by referring you to those documents. Information incorporated by reference is deemed to be part of this joint proxy statement/prospectus. Later information filed with the SEC will update and supersede this information.

This joint proxy statement/prospectus incorporates by reference the Apple Hospitality documents listed below (other than any portions of the documents not deemed to be filed), all of which have been previously filed by Apple Hospitality with the SEC:

●	Annual Report on Form 10-K for the year ended December 31, 2015;

●	Quarterly Report on Form 10-Q for the quarter ended March 31, 2016;

●	The portions of Apple Hospitality’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 29, 2016 incorporated by reference in the Annual Report on Form 10-K for the year ended December 31, 2015;

●	Current Reports on Form 8-K filed with the SEC on January 29, 2016, February 18, 2016, March 14, 2016, April 14, 2016 (only as to Items 1.01 and 8.01), April 15, 2016, May 18, 2016 and June 6, 2016 ;

●	The description of Apple Hospitality common shares included in Apple Hospitality’s Registration Statement on Form 8-A filed with the SEC on May 13, 2015 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.

Apple Hospitality also incorporates by reference into this joint proxy statement/prospectus additional documents that it may file with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act after the date of this joint proxy statement/prospectus and prior to the dates of the Apple Ten and Apple Hospitality special meetings; provided, however that it is not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K.

You may request a copy of these filings, at no cost, by contacting Investor Relations, Apple Hospitality REIT, Inc., 814 East Main Street, Richmond, Virginia 23219, by telephone at (804) 344-8121, or by visiting Apple Hospitality’s website, www.applehospitalityreit.com. The information contained on Apple Hospitality’s website is not part of this joint proxy statement/prospectus. The reference to Apple Hospitality’s website is intended to be an inactive textual reference only.

In addition, attached as Annex G and Annex H to this joint proxy statement/prospectus is Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 which are included as part of this joint proxy statement/prospectus.

MULTIPLE SHAREHOLDERS SHARING ONE ADDRESS

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single annual report or proxy statement, as applicable, addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

Apple Hospitality and Apple Ten and some brokers may be householding proxy materials by delivering proxy materials to multiple shareholders who request a copy and share an address, unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or the Apple REITs that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or, if you are a shareholder of record of Apple Hospitality or Apple Ten, notify either Apple Hospitality or Apple Ten, as applicable, by sending a written or oral request to Investor Relations at the respective Apple REIT, 814 East Main Street, Richmond, Virginia 23219, Tel. (804) 344-8121. Shareholders of Apple Hospitality or Apple Ten who share a single address, but receive multiple copies of Apple Hospitality’s or Apple Ten’s, as applicable, proxy statement, may request that in the future they receive a single copy by notifying Apple Hospitality or Apple Ten, as applicable, at the telephone and address set forth in the preceding sentences. In addition, Apple Hospitality or Apple Ten, as applicable, will promptly deliver, upon written or oral request made to the address or telephone number above, a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet as of March 31, 2016	F-4
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the year ended December 31, 2015	F-5
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the three months ended March 31, 2016	F-6
Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements	F-7

F-1

APPLE HOSPITALITY REIT, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

On April 13, 2016, Apple Hospitality REIT, Inc. (the “Company” or “Apple Hospitality”), Apple REIT Ten, Inc. (“Apple Ten”), and 34 Consolidated, Inc., a wholly-owned subsidiary of the Company (“Acquisition Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, Apple Ten will merge with and into Acquisition Sub (the “Merger”), with Acquisition Sub surviving the Merger as a wholly-owned subsidiary of the Company. Acquisition Sub was formed solely for the purpose of engaging in the Merger and has not conducted any prior activities.

Under the terms of the Merger Agreement, each issued and outstanding unit of Apple Ten (consisting of a common share and related Series A preferred share) (each, an “Apple Ten unit”), other than those Apple Ten units with respect to which statutory dissenters’ rights of appraisal have been properly exercised, perfected and not subsequently withdrawn or lost under Virginia law, will be converted into the right to receive (i) 0.522 (the “Unit Exchange Ratio”) Apple Hospitality common shares and (ii) $1.00 in cash, and each issued and outstanding Series B convertible preferred share of Apple Ten will be converted into the right to receive (i) a number of Apple Hospitality’s common shares equal to 12.11423 multiplied by the Unit Exchange Ratio and (ii) an amount in cash equal to 12.11423 multiplied by $1.00. Also under the Merger Agreement, Apple Hospitality would assume all of Apple Ten’s assets and liabilities at closing. If the transaction closes, the advisory and related party arrangements with respect to Apple Ten and its advisors will terminate.

The following unaudited pro forma condensed consolidated financial statements reflect the financial condition and results of operations of Apple Hospitality, after giving effect to the Merger and certain transactions directly associated with the Merger. The unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2015 and for the three months ended March 31, 2016 give effect to the Merger and associated transactions as if they had occurred on January 1, 2015. The unaudited pro forma condensed consolidated balance sheet gives effect to the Merger and associated transactions as if they had occurred on March 31, 2016.

The unaudited pro forma condensed consolidated financial statements have been prepared by applying the acquisition method of accounting to the Merger with Apple Hospitality being treated as the acquirer in accordance with Accounting Standards Codification 805, Business Combinations. These unaudited pro forma condensed consolidated financial statements are prepared for informational purposes only and are based on assumptions and estimates considered appropriate by Apple Hospitality’s management; however, they are not necessarily indicative of what Apple Hospitality’s financial condition and results of operations actually would have been if the Merger and associated transactions had been consummated as of the dates indicated, nor do they purport to represent the consolidated financial position or results of operations for future periods.

In applying the acquisition method of accounting, the Merger consideration will be allocated to the assets acquired and liabilities assumed from Apple Ten based on their respective acquisition date fair values. The value of the total consideration of the Merger and allocation of fair values to Apple Ten’s assets acquired and liabilities assumed is based upon preliminary estimates of fair value, which is the best information available at the date of this document. A final determination of fair value and related allocation of the Merger consideration, which cannot be made prior to the completion of the Merger, will be based on the actual market price of Apple Hospitality’s common shares and the number of outstanding Apple Ten units and Series B convertible preferred shares of Apple Ten at that time. The fair value of the tangible and intangible assets and liabilities of Apple Ten that exist as of the date of completion of the Merger will be based on information at that time and additional valuation work performed. The determination of the final value of Merger consideration, the allocation of the Merger consideration, the timing of the completion of the Merger, and other changes in tangible and intangible assets and liabilities that occur prior to completion of the Merger could cause significant differences in the information presented.

Assumptions and estimates underlying the adjustments to the underlying unaudited pro forma condensed consolidated financial statements are described in the accompanying notes. The historical consolidated financial statements have been adjusted in the unaudited pro forma condensed consolidated financial statements to give effect to pro forma events that are directly attributable to the Merger and are factually supportable. The unaudited pro forma condensed consolidated statements of operations include only pro forma adjustments that have a continuing impact, while the unaudited pro forma condensed consolidated balance sheet includes the impact of nonrecurring items such as transaction costs.

F-2

As more fully described in the notes to the unaudited pro forma condensed consolidated financial statements, certain reclassifications have been made in the unaudited pro forma condensed consolidated financial statements to conform the presentation of Apple Hospitality’s and Apple Ten’s historical financial position and operating results.

These unaudited pro forma condensed consolidated financial statements should be read in conjunction with the consolidated financial statements and related notes thereto of Apple Hospitality included in Apple Hospitality’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, incorporated herein by reference into this joint proxy statement/prospectus, and of Apple Ten included in Apple Ten’s Annual Report on Form 10-K for the year ended December 31, 2015 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2016, copies of which are included in Annexes G and H, respectively, to this joint proxy statement/prospectus and are incorporated herein by reference.

F-3

Apple Hospitality REIT, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

March 31, 2016

(in thousands)

	Apple Hospitality Historical	Apple Ten Historical	Pro Forma Adjustments		Apple Hospitality Pro Forma
Assets
Investment in real estate, net	$3,627,296	$930,649	$320,374	(A)	$4,878,319
Restricted cash-furniture, fixtures and other escrows	20,806	13,205	—		34,011
Due from third party managers, net	43,027	12,824	—		55,851
Other assets, net	31,945	8,722	(272	)(A)	40,395
Total Assets	$3,723,074	$965,400	$320,102		$5,008,576

Liabilities
Revolving credit facility	$171,900	$44,700	$104,017	(A)(B)	$320,617
Term loans	421,647	—	—		421,647
Mortgage debt	427,495	195,843	(2,059	)(A)	621,279
Accounts payable and other liabilities	73,426	11,301	(400	)(A)(C)	84,327
Total liabilities	1,094,468	251,844	101,558		1,447,870

Shareholders’ Equity
Preferred stock	—	—	—		—
Series A preferred stock	—	—	—		—
Series B preferred stock	—	48	(48	)(D)	—
Common stock	3,506,514	862,847	73,053	(D)	4,442,414
Accumulated other comprehensive loss	(8,751)	—	—		(8,751)
Distributions greater than net income	(869,157)	(149,339)	145,539	(E)	(872,957)
Total Shareholders’ Equity	2,628,606	713,556	218,544		3,560,706
Total Liabilities and Shareholders’ Equity	$3,723,074	$965,400	$320,102		$5,008,576

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

F-4

Apple Hospitality REIT, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the year ended December 31, 2015

(in thousands, except per share data)

	Apple Hospitality Historical	Apple Ten Historical	Pro Forma Adjustments		Apple Hospitality Pro Forma
Revenues:
Room	$821,733	$241,712	$—		$1,063,445
Other	76,581	20,383	—		96,964
Total revenue	898,314	262,095	—		1,160,409

Expenses:
Operating	227,915	63,619	—		291,534
Hotel administrative	69,526	20,680	—		90,206
Sales and marketing	71,009	21,000	—		92,009
Utilities	32,668	8,753	—		41,421
Repair and maintenance	36,886	9,375	—		46,261
Franchise fees	38,003	11,330	—		49,333
Management fees	31,074	9,087	—		40,161
Property taxes, insurance and other	46,023	15,370	—		61,393
Ground lease	9,996	895	—		10,891
General and administrative	19,552	6,980	—	(F)	26,532
Transaction costs	7,181	2,763	—		9,944
Loss on impairment of depreciable real estate assets	45,000	—	—		45,000
Depreciation	127,449	35,419	(57	)(G)	162,811
Total expenses	762,282	205,271	(57)		967,496
Operating income	136,032	56,824	57		192,913
Interest and other expense, net	(33,132)	(9,063)	(890	)(H)	(43,085)
Gain on sale of real estate	15,286	—	—		15,286
Income before income taxes	118,186	47,761	(833)		165,114
Income tax benefit (expense)	(898)	27	—		(871)
Net income	$117,288	$47,788	$(833)		$164,243

Basic and diluted net income per common share	$0.65	$0.53	n.a.		$0.72

Weighted average common shares outstanding - basic and diluted	180,261	89,935	(40,858	)(I)	229,338

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

F-5

Apple Hospitality REIT, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the three months ended March 31, 2016

(in thousands, except per share data)

	Apple Hospitality Historical	Apple Ten Historical	Pro Forma Adjustments		Apple Hospitality Pro Forma
Revenues:
Room	$206,150	$60,448	$—		$266,598
Other	18,337	5,032	—		23,369
Total revenue	224,487	65,480	—		289,967

Expenses:
Operating	56,829	15,872	—		72,701
Hotel administrative	18,198	5,501	—		23,699
Sales and marketing	18,019	5,414	—		23,433
Utilities	7,600	2,003	—		9,603
Repair and maintenance	9,084	2,418	—		11,502
Franchise fees	9,445	2,808	—		12,253
Management fees	8,037	2,500	—		10,537
Property taxes, insurance and other	12,452	4,337	—		16,789
Ground lease	2,466	311	—		2,777
General and administrative	4,828	1,846	—	(F)	6,674
Transaction costs	293	282	(400	)(J)	175
Depreciation	33,484	9,329	(488	)(G)	42,325
Total expenses	180,735	52,621	(888)		232,468
Operating income	43,752	12,859	888		57,499
Interest and other expense, net	(8,803)	(2,756)	(413	)(H)	(11,972)
Income before income taxes	34,949	10,103	475		45,527
Income tax expense	(263)	(56)	—		(319)
Net income	$34,686	$10,047	$475		$45,208

Basic and diluted net income per common share	$0.20	$0.11	n.a.		$0.20

Weighted average common shares outstanding - basic and diluted	174,666	88,324	(39,247	)(I)	223,743

See the accompanying notes to unaudited pro forma condensed consolidated financial statements.

F-6

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

General

Unless otherwise specified and except for per share and per unit data, all amounts referenced in the notes to these unaudited pro forma condensed consolidated financial statements are stated in thousands.

The Apple Hospitality and Apple Ten historical amounts include the reclassification of certain balances in their respective statements of operations for the year ended December 31, 2015 to conform to the post-Merger Apple Hospitality presentation as described below:

●	Apple Hospitality’s transaction and listing costs and Apple Ten’s acquisition related costs have been reclassified as transaction costs;

●	Apple Ten’s ground lease expense, previously classified as a component of property taxes, insurance and other, has been reclassified to ground lease expense; and

●	Apple Ten’s investment income and interest expense, previously classified as separate components, have been reclassified to interest and other expense, net.

Preliminary Estimated Consideration

The total preliminary estimated consideration to be paid for Apple Ten’s equity is approximately $1.0 billion and is comprised of approximately $94 million in cash and approximately $936 million based on approximately 49.1 million Apple Hospitality common shares issued to Apple Ten shareholders at $19.07 per common share (based on the number of outstanding Apple Ten units and Apple Ten Series B convertible preferred shares as of March 31, 2016 and the closing price of Apple Hospitality’s common shares on May 6, 2016). In addition, Apple Hospitality will assume all of Apple Ten’s assets and liabilities at closing. Under the Merger Agreement, each outstanding Apple Ten unit would be exchanged for combined consideration of $1.00 in cash and 0.522 Apple Hospitality common shares, and each Apple Ten Series B convertible preferred share would receive the same consideration on an as-converted basis. The actual purchase price will be computed using the closing price of Apple Hospitality’s common shares on the closing date of the Merger; therefore, the actual purchase price will fluctuate with the market price of Apple Hospitality’s common shares until the closing date of the Merger. As a result, the final purchase price could differ significantly from the current estimate, which could materially impact the pro forma financial statements.

The following table presents the changes to the value of Apple Hospitality’s equity to be issued included in the total preliminary estimated purchase consideration based on a 10% increase and decrease in the per share price of Apple Hospitality’s common shares.

	Price per Apple Hospitality Common Share	Calculated Value of Equity Consideration
Closing price on May 6, 2016	$19.07	$935,900
Decrease of 10%	$17.16	$842,163
Increase of 10%	$20.98	$1,029,637

Balance Sheet

(A) Represents adjustments to record the assets and liabilities of Apple Ten at their preliminary fair value estimates as of March 31, 2016. A preliminary estimated purchase price allocation was performed using the estimated value of total consideration to be paid by Apple Hospitality as described above. The final allocation will be based upon valuations and other analyses for which there is currently insufficient information to make a definitive allocation. Accordingly, the purchase price allocation adjustments are preliminary and have been made solely for the purpose of providing pro forma financial statements. The final purchase price allocation will be determined after the Merger is consummated and after completion of a thorough analysis to determine the fair value of Apple Ten’s tangible assets and liabilities and identifiable intangible assets and liabilities. The methodologies and significant inputs and assumptions used in deriving estimates of fair value will vary based on the nature of the tangible or intangible asset acquired or liability assumed. The fair value of land, building and improvements, furniture, fixtures and equipment, and identifiable intangible assets and liabilities will be developed based on the cost approach, market approach or income approach depending on available information and will be compared to a secondary approach when possible. The fair value of debt will be estimated based on contractual future cash flows discounted using borrowing spreads and market interest rates that would be available to the Company at the time of the Merger for the issuance of debt with similar terms and remaining maturities. Significant inputs and assumptions associated with these approaches include estimates of future operating cash flows and discount rates based on an evaluation of both observable market data (categorized as Level 2 inputs under the fair value hierarchy) and unobservable inputs that reflect the Company’s own internal assumptions and calculations (categorized as Level 3 inputs under the fair value hierarchy). Final estimates of fair value may be significantly different from these preliminary estimates.

F-7

The following provides a summary of the adjustments to Apple Ten’s unaudited consolidated balance sheet as of March 31, 2016 to reflect the preliminary fair values by major category:

	Book Value as of March 31, 2016	Purchase Accounting Adjustments	Total Preliminary Value as of March 31, 2016
Investment in real estate, net (1)	$930,649	$320,374	$1,251,023
Restricted cash-furniture, fixtures and other escrows (2)	13,205	—	13,205
Due from third party managers, net (2)	12,824	—	12,824
Other assets, net (2)(3)	8,722	(272)	8,450
Revolving credit facility (4)	(44,700)	(6,000)	(50,700)
Mortgage debt (5)	(195,843)	2,059	(193,784)
Accounts payable and other liabilities (2)(4)	(11,301)	200	(11,101)
Fair value estimate of net assets acquired (total estimated consideration given)			$1,029,917

(1) The preliminary fair value of Apple Ten’s real estate investments as of March 31, 2016 was estimated in more detail as follows:

Land	$89,823
Building & improvements	1,111,919
Furniture, fixtures and equipment	46,415
Franchise fees	2,866
Total	$1,251,023

Apple Ten’s historical accumulated depreciation has been eliminated since the assets are presented at estimated fair value.

(2) Except as noted below in Note (A)(3) and (A)(4), no adjustments were made to the historical carrying value of the other assets and liabilities of Apple Ten as the estimated fair values of these assets and liabilities were preliminarily determined to approximate their historical carrying values. These preliminary determinations were based on their short-term nature.

(3) Other assets, net has been adjusted to remove the unamortized debt issuance costs relating to Apple Ten’s revolving credit facility, which is anticipated to be paid in full at or immediately following the time of the Merger with borrowings under Apple Hospitality’s revolving credit facility.

F-8

(4) The Apple Ten revolving credit facility has been increased by $6,000, representing total estimated Merger-related costs that is assumed to be funded with borrowings from its credit facility. No fair value adjustment has been made for the credit facility as it is anticipated this facility will be paid in full at its carrying amount at or immediately following the time of the Merger with borrowings under Apple Hospitality’s revolving credit facility. Merger-related costs incurred as of March 31, 2016 totaling $200 (which are included in the total estimated Merger-related costs) has been reclassified from accounts payable and other liabilities to the revolving credit facility.

(5) The preliminary fair value of the mortgage debt was estimated by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity, credit terms, and credit characteristics of the debt obligation.

(B) Represents the cash consideration to be paid to Apple Ten shareholders of $94,017, which will be funded with borrowings under Apple Hospitality’s revolving credit facility, as well as total estimated Merger-related costs, including advisory fees paid to third parties, of $10,000 ($4,000 for Apple Hospitality and $6,000 for Apple Ten), which will be funded with borrowings under each respective company’s revolving credit facility.

Cash consideration is calculated as follows:

Cash Consideration to be Paid to Apple Ten Shareholders
Units as of 3/31/2016	88,202.564
Series B convertible preferred shares (on an as converted basis)	5,814.830
Total shares eligible for cash consideration	94,017.394
Cash paid per Unit and Series B convertible preferred share as converted	$1.00
Cash consideration to be paid	$94,017.394

(C) Represents $200 of Merger-related costs incurred by each Apple Hospitality and Apple Ten as of March 31, 2016 which has been reclassified from accounts payable and other liabilities to the revolving credit facility. These costs are included in the total estimated Merger-related costs of $10,000 ($4,000 for Apple Hospitality and $6,000 for Apple Ten), which as discussed in (B) above will be funded with borrowings under each respective company’s revolving credit facility.

(D) Represents the following:

●	Elimination of the historical balance of Apple Ten common stock and Apple Ten Series B convertible preferred stock in connection with the acquisition of Apple Ten by Apple Hospitality; and

●	Equity consideration paid by Apple Hospitality to Apple Ten shareholders based on the Merger Agreement and outstanding Apple Ten units and Series B convertible preferred shares as of March 31, 2016.

Pursuant to the terms of the Merger Agreement, each issued and outstanding Apple Ten unit will be converted into 0.522 Apple Hospitality common shares. The following table sets forth the calculation of the adjustments relating to the conversion of the existing Apple Ten units to Apple Hospitality common shares:

F-9

Conversion of Apple Ten Units
Units as of 3/31/2016	88,202.564
Unit Exchange Ratio	0.522
Apple Hospitality common shares issued to Unit holders	46,041.738
Estimated price per common share (1)	$19.07
Total value of Apple Hospitality common shares issued (excluding Series B convertible preferred share conversion)	$878,015.944

(1) Represents the fair value estimate of Apple Hospitality’s common shares, which is based on the closing price on May 6, 2016.

The acquisition of Apple Ten by Apple Hospitality will result in the conversion of the Series B convertible preferred shares of Apple Ten into Apple Hospitality common shares. The following table sets forth the calculation of the adjustments relating to the conversion of the Series B convertible preferred shares of Apple Ten to Apple Hospitality common shares:

Conversion of Apple Ten Series B Convertible Preferred Shares
Series B convertible preferred shares as of 3/31/2016	480
Series B convertible preferred share conversion formula to common shares	12.11423
Series B convertible preferred shares (on an as converted basis)	5,814.830
Unit Exchange Ratio	0.522
Apple Hospitality common shares issued to Series B convertible preferred shareholders	3,035.341
Estimated price per common share (1)	$19.07
Total value of Apple Hospitality common shares issued to Series B convertible preferred shareholders	$57,883.953

(1) Represents the fair value estimate of Apple Hospitality’s common shares, which is based on the closing price on May 6, 2016.

F-10

The following table summarizes all common share adjustments made:

Net Adjustment to Common Stock
Elimination of historical Apple Ten common stock balance	$(862,847)
Conversion of existing Apple Ten units to Apple Hospitality common shares	878,016
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	57,884
Net adjustment to common stock	$73,053

(E) Represents the elimination of Apple Ten’s historical balance of distributions greater than net income in connection with the acquisition of Apple Ten by Apple Hospitality less an adjustment of $3,800 which represents Apple Hospitality’s remaining estimated Merger-related costs as of March 31, 2016.

Statements of Operations (year ended December 31, 2015 and three months ended March 31, 2016)

(F) The Company believes that the Merger will create an overall savings in general and administrative expense, such as costs associated with corporate reporting, accounting and legal for two companies compared to one company. However, the extent of these synergies is not certain, and therefore the Company has not incorporated any savings into the pro forma adjustments.

Also, in connection with the Merger, the advisory and related party arrangements with respect to Apple Ten and its advisors, Apple Ten Advisors, Inc. (“A10A”) and Apple Realty Group, Inc., formerly known as Apple Suites Realty Group, Inc., will terminate. Apple Hospitality has a subcontract agreement with A10A to subcontract the obligations under the advisory agreement between A10A and Apple Ten to Apple Hospitality. Apple Hospitality provides to Apple Ten the advisory services contemplated under the advisory agreement and receives a fee and is reimbursed by Apple Ten for the use of the Company’s employees and corporate office and other costs associated with the advisory agreement. Total advisory fees earned by Apple Hospitality from Apple Ten for the year ended December 31, 2015 and three months ended March 31, 2016 totaled approximately $2,473 and $608, respectively. Additionally, Apple Hospitality provides support services to Apple Ten and its advisors, who have agreed to reimburse the Company for its costs in providing these services. Total reimbursed costs received by Apple Hospitality from Apple Ten for the year ended December 31, 2015 and three months ended March 31, 2016 totaled approximately $2,832 and $767, respectively. Both the advisory fee and reimbursed costs are recorded as general and administrative expense for Apple Ten and as a reduction to general and administrative expense for Apple Hospitality, and therefore have no impact on the pro forma operating results.

Additionally, all the Series B convertible preferred shares of Apple Ten will be converted to Apple Hospitality common shares at the effective time of the Merger. As a result, an estimated expense will be recognized in the operating results of Apple Ten for the period immediately prior to the Merger in the amount of $63,651. This conversion event does not have a continuing impact on the operating results of Apple Hospitality, therefore it has not been incorporated into the Company’s pro forma adjustments.

F-11

(G) Depreciation has been adjusted to remove historical depreciation expense for Apple Ten and to recognize depreciation expense relating to the real estate assets that have been adjusted to their estimated fair values. The estimated depreciation expense was computed on a straight-line basis over the estimated useful lives of the related assets, which are 39 years for building & improvements, 7 years for furniture, fixtures and equipment, and 13 years for franchise fees.

(H) Interest and other expense, net has been adjusted primarily to reflect the additional borrowings under Apple Hospitality’s revolving credit facility required to fund the cash consideration of $94,017 to be paid to Apple Ten shareholders and the estimated Merger-related costs of $10,000 ($4,000 for Apple Hospitality and $6,000 for Apple Ten). The additional required borrowings were reduced by the amount of cash on hand for each respective period, as applicable, and the additional interest expense was calculated using the average effective interest rate in effect on Apple Hospitality’s revolving credit facility for each respective period. Additionally, interest has been adjusted to include the amortization of the fair value adjustments for assumed mortgage debt discussed in (A)(5) above and to exclude amortization of previous fair value adjustments recorded by Apple Ten. These fair value adjustments are amortized over their remaining contractual lives. As of March 31, 2016, the weighted average remaining contractual life of these loans was five years. These increases were partially offset by the elimination of amortization of debt issuance costs for Apple Ten’s revolving credit facility, which will be extinguished at or shortly after the effective time of the Merger.

(I) Weighted average common shares outstanding has been adjusted as follows:

	Year Ended December 31, 2015	Three Months Ended March 31, 2016
Elimination of Apple Ten historical weighted average common shares outstanding	(89,935)	(88,324)
Conversion of existing Apple Ten units to Apple Hospitality common shares	46,042	46,042
Conversion of Series B convertible preferred shares to Apple Hospitality common shares	3,035	3,035
Net adjustment to weighted average common shares outstanding	(40,858)	(39,247)

Refer also to the discussion in (D) above.

(J) Represents the reversal of transaction costs related to the Merger incurred for the three months ended March 31, 2016 for Apple Hospitality and Apple Ten as these costs are directly related to the Merger and will not have a continuing impact on the operating results of Apple Hospitality.

Subsequent Events

No adjustments have been made in the unaudited pro forma condensed consolidated financial statements for the following events that occurred subsequent to March 31, 2016:

●	In April 2016, under the guidelines of Apple Ten’s Unit Redemption Program, Apple Ten redeemed approximately 0.6 million Apple Ten units in the amount of $6.8 million. In accordance with the Merger Agreement, Apple Ten announced the suspension of its Unit Redemption Program effective after the April 2016 redemptions; and

●	On April 29, 2016, Apple Ten closed on the purchase of a newly constructed 153-room Homewood Suites hotel in Cape Canaveral, Florida that opened for business in April 2016 for a purchase price of approximately $25.2 million. Apple Ten used borrowings under its revolving credit facility to purchase the hotel.

F-12

Annex A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

Dated as of April 13, 2016

Among

APPLE REIT TEN, INC.,

APPLE HOSPITALITY REIT, INC.,

and

34 CONSOLIDATED, INC.

i

(continued)

ARTICLE IX CERTAIN DEFINITIONS		A-49

Section 9.1	Certain Definitions	A-49
Section 9.2	Other Defined Terms	A-53

EXHIBITS

Exhibit A	-	Voting Agreement
Exhibit B	-	Plan of Merger
Exhibit C	-	List of Terminated Contracts
Exhibit D	-	Termination Agreement
Exhibit E	-	Form of Tax Opinions
Exhibit F	-	Form of Company REIT Opinion
Exhibit G	-	Form of Parent REIT Opinion

ii

AGREEMENT AND PLAN OF MERGER (the “Agreement”), dated as of April 13, 2016, among APPLE REIT TEN, INC., a Virginia corporation (the “Company”), APPLE HOSPITALITY REIT, INC., a Virginia corporation (“Parent”), and 34 CONSOLIDATED, INC., a Virginia corporation and wholly-owned subsidiary of Parent (“Merger Sub”).

RECITALS

WHEREAS, each of (i) the Board of Directors of the Company (the “Company Board”), based on the unanimous recommendation of a special transaction committee thereof consisting solely of independent directors of the Company (the “Company Special Committee”), and (ii) the Board of Directors of Parent (the “Parent Board”), as the sole shareholder of Merger Sub, has determined that it is advisable and in the best interest of the Company and its shareholders and Parent and its shareholders, respectively, to consummate the transactions described herein, pursuant to which the Company will merge with and into Merger Sub (the “Merger”), and Merger Sub will be the surviving corporation (the “Surviving Corporation”) in such Merger and the issued and outstanding capital stock of the Company will be converted into the right to receive the merger consideration provided herein.

WHEREAS, as an inducement to the Company to enter this Agreement, concurrent with the execution of this Agreement, Glade M. Knight (“Mr. Knight”) has entered into a voting agreement with the Company, attached hereto as Exhibit A (the “Voting Agreement”), pursuant to which Mr. Knight has agreed, among other things, to vote the Company Series B Shares held by Mr. Knight to approve this Agreement and the transactions contemplated hereby, including the Merger.

WHEREAS, immediately before the Effective Time, pursuant to the Termination Agreement, among other things, the Advisory Agreement between the Company and Apple Ten Advisors, Inc. will be terminated.

WHEREAS, the Company and Parent intend that for federal, and applicable state, income tax purposes the Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”).  This Agreement shall constitute a plan of reorganization within the meaning of Treasury Regulation Section 1.368-2g.

Certain terms used herein shall have the meanings assigned to them in ARTICLE IX.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

ARTICLE I
THE MERGER

Section 1.1 The Merger.  Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the “VSCA”):

(a) The Company shall be merged with and into Merger Sub at the Effective Time in accordance with this Agreement and the Plan of Merger attached hereto as Exhibit B (the “Plan of Merger”).

(b) Following the Merger, the separate corporate existence of the Company shall cease and Merger Sub shall continue as the Surviving Corporation of the Merger and shall succeed to and assume all the rights and obligations of the Company, in accordance with the VSCA.

Section 1.2 Closing.  The closing of the Merger (the “Closing”) will take place at the offices of Hogan Lovells US LLP, 555 Thirteenth Street, NW, Washington, DC 20004 at 10:00 a.m., Eastern Time, as promptly as practicable (but no later than the second Business Day) after satisfaction or (to the extent permitted by applicable Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions), or at such other place, time and date as shall be agreed in writing by the Company and Parent; provided, however, that Parent may elect, in its reasonable discretion, to accelerate or defer the Closing to the last Business Day of the calendar month during which all of the conditions set forth in ARTICLE VI (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable Law) of such conditions) have been satisfied or (to the extent permitted by applicable Law) waived by the party or parties entitled to the benefits thereof.  The date on which the Closing occurs is referred to in this Agreement as the “Closing Date.”

iii

Section 1.3 Effective Time.  As soon as practicable on the Closing Date, the parties to the Merger shall file articles of merger with respect to the Merger (the “Articles of Merger”), executed in accordance with Section 13.1-720 of the VSCA, and shall make all other filings or recordings required under the VSCA to effect the Merger. The Articles of Merger shall specify that the Merger shall become effective at such time and on such date as Merger Sub and the Company shall specify in the Articles of Merger (the time on the date that the Merger becomes effective being the “Effective Time”), it being understood that the parties to the Merger shall cause the Effective Time to occur on the Closing Date.

Section 1.4 Effects of the Merger.  The Merger shall have the effects set forth in the VSCA.

Section 1.5 Articles and By-Laws.  The articles of incorporation and by-laws of Merger Sub as in effect immediately prior to the Effective Time shall become the articles of incorporation and by-laws of the Surviving Corporation as of the Effective Time with the name of the Surviving Corporation changed to the name of the Company as of the Effective Time.

Section 1.6 Directors.  The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.7 Officers.  The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE II
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company:

(i) Merger.  At the Effective Time, (a) each issued and outstanding common share, no par value, of the Company (including any fractional shares) (the “Company Common Shares”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Company Series A Shares,” and together with the Company Common Shares, the “Company Units”) (other than the Dissenting Shares or any Company Shares to be cancelled pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive (x) 0.522 (the “Unit Exchange Ratio”) Parent Common Shares (the “Unit Stock Consideration”) and (y) $1.00 in cash (the “Per Unit Cash Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Company Series B Shares” and together with the Company Units, the “Company Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio (the “Series B Stock Consideration”, and together with the Unit Stock Consideration, the “Stock Consideration”) and (y) an amount equal to 12.11423 multiplied by $1.00 in cash (the “Series B Cash Consideration”, and together with the Per Unit Cash Consideration, the “Cash Consideration”).  For purposes of this Agreement, “Merger Consideration” shall mean the aggregate of the Stock Consideration and the Cash Consideration.

(ii) Fractional Shares. No fractional Parent Common Shares shall be issued with respect to the Merger.  Notwithstanding any other provision of this Agreement, each holder of Company Shares converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares (the “Fractional Share Consideration”).  For purposes of this Agreement “VWAP of Parent Common Shares” shall mean the volume weighted average price of Parent Common Shares for the ten (10) day trading period ending on the third trading day immediately preceding the Closing Date, as reported by Bloomberg.

(iii) Cancellation of Shares.  Each Company Share (including any fractional Company Share), issued and outstanding immediately prior to the Effective Time that is owned by Parent, Merger Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(iv) All Company Shares converted pursuant to Section 2.1(a)(i), when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a Certificate or Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including the Fractional Share Consideration) and any dividends or other distributions to which holders may be entitled in accordance with Section 2.2(e), without interest.

(b) Surviving Corporation.  By virtue of the Merger and without any action on the part of the holder thereof, each common share, no par value, of Merger Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a duly authorized, validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation to the Merger, so that thereafter Parent will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

(c) Stock Options.  The Company shall take all requisite action so that at the Effective Time, each outstanding option issued by the Company pursuant to any of the Company Stock Incentive Plans (a “Company Stock Option”) whether or not exercisable at the Effective Time, will be assumed by Parent by virtue of the Merger and without any action on the part of the holder thereof.  Subject to, and in accordance with, the terms of the applicable Company Stock Incentive Plan including any applicable award agreement evidencing such Company Stock Option, from and after the Effective Time, each Company Stock Option so assumed by Parent under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Company Stock Option immediately prior to the Effective Time as set forth in the applicable Company Stock Incentive Plan (including any applicable award agreement, evidencing such Company Stock Option) immediately prior to the Effective Time, except that, from and after the Effective Time, (A) each Company Stock Option, when exercisable, will be exercisable for that number of whole Parent Common Shares equal to the product of the number of Company Common Shares that were subject to such Company Stock Option immediately prior to the Effective Time multiplied by the Equity Exchange Factor, rounded down to the nearest whole number of Parent Common Shares and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Company Stock Option will be equal to the quotient determined by dividing the exercise price of each Company Common Share subject to such assumed Company Stock Option by the Equity Exchange Factor, rounded up to the nearest whole cent. Notwithstanding the foregoing, the conversion of the Company Stock Options into options to purchase Parent Common Shares is intended to conform with and shall be made in accordance with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(v)(D).

(d) Certain Adjustments.

(i) If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Company Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

(ii) If, before the Effective Time (and as permitted by ARTICLE IV), the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Company Shares the same economic effect as contemplated by this Agreement prior to such event.

Section 2.2 Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent and exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Company Shares for the Merger Consideration.

(b) Exchange Fund.  At or before the Effective Time, Parent shall deposit or cause Merger Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the Cash Consideration, the Fractional Share Consideration, and any dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e) (such evidence of book-entry Parent Common Shares and cash amounts, the “Exchange Fund”), in each case for the benefit of the holders of Company Shares.  Promptly after the Closing Date in accordance with the procedures set forth in Section 2.2(c), Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any dividends or distributions to which holders of Company Shares may be entitled pursuant to

Section 2.2(e), out of the Exchange Fund in accordance with this Agreement.  The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Agreement.

(c) Exchange Procedures.

(i) As promptly as practicable after the Effective Time and in no event later than two Business Days following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of outstanding Company Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (A) a letter of transmittal (“Letter of Transmittal”), in customary form and with such other provisions as reasonably agreed upon by the Company and Parent prior to the Effective Time, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Company Shares represented by certificate (“Certificates”) or Company Shares registered in the transfer books of the Company in book-entry (“Book-Entry Shares”) shall pass, only upon proper delivery  of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration.

(ii) Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Company Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this ARTICLE II plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(ii) and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders of Company Shares may be entitled pursuant to Section 2.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled.  The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices.  Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this ARTICLE II.  No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any dividends or distributions to which such holder may be entitled pursuant to Section 2.2(e).

(iii) In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

(d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of Company Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Company Shares prior to the Merger who have not theretofore complied with this ARTICLE II shall thereafter look only to Parent and the Surviving Corporation (and only as general creditors thereof) for payment of the applicable Merger Consideration, subject to applicable abandoned property, escheat and other similar Laws.

(e) No Further Ownership Rights in Capital Stock of the Company.  The Merger Consideration (including the Fractional Share Consideration) issued upon exchange of the Company Shares in accordance with the terms of this ARTICLE II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Company Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the Company Shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

(f) No Liability.  None of the Company, Merger Sub, Parent or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 2.3 Appraisal Rights.  Notwithstanding anything in this Agreement to the contrary, holders of Company Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Dissenting Shares”) shall not have any of such Dissenting Shares converted into the right to receive, or become exchangeable for, the Merger Consideration.  The holders of such Dissenting Shares shall be entitled to obtain payment of the fair value of such Dissenting Shares in accordance with the provisions of Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters’ rights under Article 15 of the VSCA.  If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder’s Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, as provided in Section 2.1(a)(i) hereof.  Parent shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Dissenting Shares.

Section 2.4 Further Assurances.  If, at any time before or after the Effective Time, any of the parties hereto reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Agreement at or after the Effective Time, then the Company, Parent, Merger Sub and the Surviving Corporation and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Agreement.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties of the Company.  Except (a) as disclosed in the Company Disclosure Letter, with numbering corresponding to the numbering of this Section 3.1 (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Company Disclosure Letter with respect to any Section or subsection of this Section 3.1 shall be deemed disclosed with respect to any other Section or subsection of this Section 3.1 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the Company Disclosure Letter is intended to broaden the scope of any representation or warranty of the Company made herein and no reference to or disclosure of any item or other matter in the Company Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Company Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Company or any of the Subsidiaries of the Company is a party exists or has actually occurred), or (b) as disclosed in the Company SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Section 3.1), the Company represents and warrants to Parent and Merger Sub as follows:

(a) Organization, Standing and Corporate Power.  The Company is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted.  The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b) Company Subsidiaries.  Schedule 3.1(b) of the Company Disclosure Letter sets forth each Subsidiary of the Company and its respective jurisdiction of formation, each owner and the respective amount of such owner’s equity interest in such Subsidiary, and a list of each jurisdiction in which such Subsidiary is qualified or licensed to do business and each assumed name under which such Subsidiary conducts business in any jurisdiction.  All the outstanding shares of capital stock of each Subsidiary of the Company that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Company, by another Subsidiary of the Company or by the Company and another Subsidiary of the Company, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, “Liens”), other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares), and all equity interests in each Subsidiary of the Company that is a partnership, limited liability company or business trust are owned by the Company, by another Subsidiary of the Company, or by the Company and another Subsidiary of the Company, free and clear of all Liens, other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests).  There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Subsidiary of the Company.  Each Subsidiary of the Company that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Subsidiary of the Company that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted.  Each Subsidiary of the Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.  Except for interests in the Subsidiaries of the Company and investments in short-term investment securities, neither the Company nor any Subsidiary of the Company owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

(c) Capital Structure.  Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list of (i) the authorized capital stock of the Company, (ii) the issued and outstanding shares of capital stock of the Company, and (iii) the number of shares of capital stock of the Company reserved for issuance upon exercise of the outstanding Company Stock Options under the Company Stock Incentive Plans.  All outstanding shares of capital stock of the Company are, and all shares of capital stock reserved for issuance by the Company will be upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  None of the outstanding shares of capital stock of the Company are subject to or were issued in violation of, and none of the shares of capital stock of the Company reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.  Schedule 3.1(c) of the Company Disclosure Letter is a true and complete list, as of the date hereof, of all outstanding Company Stock Options under the Company

Stock Incentive Plans, the number of shares of capital stock subject to each such option, the exercise price, date of grant and the names and of holders thereof. Each such option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Company Stock Incentive Plans pursuant to which it was issued.  On the date of this Agreement, except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding.  Except (i) for the shares of capital stock and the options as set forth on Schedule 3.1(c) of the Company Disclosure Letter, and (ii) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Subsidiary of the Company is a party or by which such entity is bound, obligating the Company or any Subsidiary of the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or any Subsidiary of the Company or obligating the Company or any Subsidiary of the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  Except as set forth on Schedule 3.1(c) of the Company Disclosure Letter, Mr. Knight is the sole record owner of the Company Series B Shares.  All dividends or distributions on securities of the Company or any Subsidiary of the Company that have been declared or authorized prior to the date of this Agreement have been paid in full.  There are no outstanding bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of the Company may vote.  Other than the Voting Agreement, there are no outstanding agreements to which the Company or any Subsidiary of the Company or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of the Company or any Subsidiary of the Company.

(d) Authority; Noncontravention; Consents.

(i) (A)           The Company has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Company Shareholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company and, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Company Shareholder Approval.  This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(B)           The Company Special Committee, at a meeting duly called and held, has by unanimous vote of all its members recommended that the Company Board approve and adopt this Agreement, the Plan of Merger and the Ancillary Agreements to which the Company is a party and determined that the transactions contemplated hereby, including the Merger, are advisable and in the best interests of, the shareholders of the Company. The Company Board, based on the unanimous recommendation of the Company Special Committee, has (i) determined that the transactions contemplated by this Agreement are advisable, and in the best interests of the Company and the shareholders of the Company, and (ii) approved and adopted this Agreement, the Plan of Merger and the Ancillary Agreements to which the Company is a party and the transactions contemplated hereby and thereby, including the Merger, and directed that this Agreement and the Plan of Merger be submitted to a vote by the Company’s shareholders.  The Company Board has not subsequently rescinded or modified, in any way, its determinations and approvals discussed above.

(ii) The execution and delivery of this Agreement by the Company do not, and the consummation of the transactions contemplated hereby and compliance by it with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary of the Company under, or result in the triggering of any payments pursuant to, (A) the Company Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit or other agreement or instrument applicable to the Company or any Subsidiary of the

Company or their respective properties or assets, (C) subject to the governmental filings and other matters referred to in Section 3.1(d)(iii), any Laws applicable to the Company or any Subsidiary of the Company, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, (1) have a Company Material Adverse Effect or (2) reasonably be expected to otherwise prevent the Company from performing its obligations under this Agreement or the transactions contemplated hereby.

(iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign (a “Governmental Entity”), is required by or with respect to the Company or any Subsidiary of the Company in connection with the execution and delivery of this Agreement by the Company or the consummation by it of any of the transactions contemplated hereby, except for (A) the filings with the Securities and Exchange Commission (the “SEC”) of (1) the preliminary and definitive Joint Proxy Statement relating to the Company Shareholder Meeting for the Company Shareholder Approval and (2) such reports under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, (C) such filings with Governmental Entities to satisfy the applicable requirements of the Laws of states in which the Company and any Subsidiary of the Company are qualified or licensed to do business, as set forth on Schedule 3.1(d)(iii) of the Company Disclosure Letter and (D) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.1(d)(iii) of the Company Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent the Company from performing its obligations under this Agreement in any material respect.

(e) SEC Documents; Financial Statements.

(i) The Company has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by the Company since January 1, 2014 (as amended through the date hereof, the “Company SEC Documents”).  All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in all material respects in accordance with, and complied in all material respects with, all applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Documents.  None of the Company SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by Company SEC Documents later filed by the Company.  The Company does not have any outstanding and unresolved comments from the SEC with respect to any of the Company SEC Documents.  No Subsidiary of the Company is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules, statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.  The Company has made available to Parent copies of all material correspondence between the SEC, on the one hand, and the Company and any of the Subsidiaries of the Company, on the other hand, since January 1, 2014 through the date of this Agreement.  At all applicable times, the Company has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act of 2002 and rules and regulations promulgated thereunder, as amended from time to time (the “Sarbanes-Oxley Act”).

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company and its Subsidiaries included or incorporated by reference in the Company SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”) (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of the Company and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).  The books of account and other financial records of the Company and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.  The Company has no Subsidiary which is not consolidated for accounting purposes.

(iii) There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data.  The Company has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.  The Company has evaluated the effectiveness of its disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  To the Company’s Knowledge, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to information required to be included in the Company’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither the Company nor any Subsidiary of the Company has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act).

(iv) Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company’s or its Subsidiaries’ published financial statements or any of the Company SEC Documents.

(f) Absence of Certain Changes or Events.  Except as disclosed in the Company SEC Documents, since December 31, 2015 (the “Financial Statement Date”) and through the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been a Company Material Adverse Effect, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Company Material Adverse Effect, and (ii) none of the Company or any of its Subsidiaries have taken any action that, if taken after the date hereof, would be in violation of Section 4.1.

(g) Litigation.  There is no pending or, to the Knowledge of the Company, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) the Company or any Subsidiary of the Company or any asset of the Company or any Subsidiary of the Company or (ii) any director, officer or employee of the Company or any Subsidiary of the Company or other Person for whom the Company or any Subsidiary of the Company may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Subsidiary of the Company.  Other than pursuant to the Company Organizational Documents, no Contract between the Company or any Subsidiary of the Company, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of the Company or any Subsidiary of the Company, on the other hand, exists that provides for indemnification.

(h) Taxes.

(i) The Company and each Subsidiary of the Company have timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so).  All such Tax Returns are true, correct and complete in all material respects.  Neither the Company nor any other Person on behalf of the Company or any Subsidiary of the Company has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.  The Company and each Subsidiary of the Company have paid (or the Company has paid on their behalf), within the time and manner prescribed by Law, all material

Taxes shown as due and payable on such Tax Returns.  The most recent financial statements contained in the Company SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by the Company and its Subsidiaries as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material.  The Company and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of the Company) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which the Company or any Subsidiary of the Company is liable but which are not yet due and payable.  The Company has incurred no material liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, redetermined TRS service income, and excess interest under Section 857(b)(7) of the Code; and neither the Company nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on the Company or any Subsidiary of the Company.   No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against the Company or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No material written claim is pending or proposed by any Governmental Entity in any jurisdiction where the Company or any Subsidiary of the Company do not file Tax Returns that the Company or any Subsidiary of the Company is or may be subject to taxation by such jurisdiction.  Copies of all material Tax Returns with respect to taxable years commencing on or after the taxable year ending December 31, 2010 have been delivered to or made available to Representatives of Parent.  For purposes of this Agreement, “Taxes” shall mean all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional  amounts imposed with respect thereto) imposed by any Governmental Entity and “Tax Return” shall mean any return, declaration, report, election, estimate, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

(ii) The Company (A) for all of its taxable years beginning with the Company’s taxable year ending December 31, 2011 through the most recent December 31, has been subject to taxation as a real estate investment trust under the Code within the meaning of Section 856 of the Code (“REIT”) and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the Internal Revenue Service (“IRS”) to its status as a REIT, and, to the Knowledge of the Company, no such challenge is pending or threatened in writing.  Each Subsidiary of the Company that files Tax Returns as a partnership (or as a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Subsidiary of the Company that is a corporation has been, since its formation, classified as a qualified REIT subsidiary under Section 856(i) of the Code (“Qualified REIT Subsidiary”), a taxable REIT subsidiary under Section 856(l) of the Code (“Taxable REIT Subsidiary”) or a REIT.

(iii) (A) Neither the Company nor any Subsidiary of the Company is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of the Company or any Subsidiary of the Company; (B) no material written claim for assessment or collection of Taxes has been asserted against the Company or any Subsidiary of the Company; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns of the Company or any Subsidiary of the Company; (D) neither the Company nor any Subsidiary of the Company has requested, received or is subject to a private letter ruling or similar written ruling or determination of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes; and (E) neither the Company nor any Subsidiary of the Company has applied for or entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(iv) Neither the Company nor any Subsidiary of the Company holds any asset the disposition of which, if occurring in a fully taxable  transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 5 years) or to the “prohibited transactions” Tax under Section 857(b)(6), nor has it disposed of any such asset during its current taxable year.

(v) Neither the Company nor any Subsidiary of the Company (A) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is the Company or a directly or indirectly wholly owned Subsidiary of the Company) and (B) has any liability for the Taxes of any other person other than the Company and such Subsidiaries of the Company under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(vi) To the Knowledge of the Company, the Company is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(vii) Neither the Company nor any Subsidiary of the Company has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b).

(viii) None of the Company or any Subsidiary of the Company will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, (F) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code, or (G) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(ix) The Company does not have any earnings and profits attributable to the Company or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(x) Neither the Company nor any Subsidiary of the Company has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(xi) Neither the Company nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or similar agreement or arrangement (other than any agreement or arrangement either solely between the Company and any Subsidiary of the Company or solely between or among any two or more Subsidiaries of the Company) pursuant to which it will have any obligation to make any payments after the Closing.

(xii) Neither the Company nor its Subsidiaries has any liability for the Taxes of any Person other than the Company and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(xiii) There are no Tax Protection Agreements for the Company or any Subsidiary of the Company currently in force or otherwise binding upon the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company has any current and outstanding liability under any Tax Protection Agreement, and no person has raised, or, to the Knowledge of the Company, threatened to raise, a material claim against the Company or any Subsidiary of the Company under any Tax Protection Agreement.

(xiv) To the Knowledge of the Company, all material amounts of Taxes that the Company or its Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, and withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose.  There are no material Encumbrances for Taxes upon the assets of the Company or its Subsidiaries except for statutory Liens for Taxes not yet due.

(xv) None of the Company or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code is applicable (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(i) Related Party Transactions.  There is no (i) loan outstanding from or to any employee, officer or director of the Company or any Subsidiary of the Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Subsidiary of the Company, or (iii) any agreement to appoint or nominate any person as a director of the Company or any Subsidiary of the Company.  Except for compensation, benefits and advances received in the ordinary course of business by employees, directors or consultants of the Company or its Subsidiaries, there are no arrangements or Contracts which continue in effect as of the date hereof entered into by the Company or any of its Subsidiaries, on the one hand, and any Person who is an officer, director or affiliate of the Company or any Subsidiary of the Company, any member of the “immediate family” (as such term is defined in Item 404 of Regulation S-K promulgated under the Securities Act) of the foregoing or an entity of which any of the foregoing is an Affiliate, on the other hand.  True and materially complete copies of all such documents have been made available to Parent prior to the date hereof and each such document is listed on Schedule 3.1(i) of the Company Disclosure Letter. Except as set forth on Schedule 3.1(i) of the Company Disclosure Letter or as contemplated by this Agreement, neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement with Mr. Knight or his Affiliates.

(j) Opinion of Financial Advisor; No Brokers.  The financial advisor identified on Schedule 3.1(j) of the Company Disclosure Letter has delivered its opinion, addressed to the Company Special Committee to the effect that, as of the date of such opinion and subject to the qualifications, assumptions and limitations set forth therein, the aggregate consideration to be received by the holders of Company Units (other than Parent, Merger Sub or any of their respective affiliates) in the Merger pursuant to this Agreement is fair to such holders from a financial point of view.  It is agreed and understood that such opinion is for the Company Special Committee and may not be relied upon by Parent, Merger Sub or any of their respective affiliates. The Company will provide to Parent, solely for informational purposes, a photocopy of the written version of the opinion described in this Section 3.1(j) after receipt thereof by the Company.  Except for the financial advisor identified on Schedule 3.1(j) of the Company Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Subsidiary of the Company.  The Company has provided or made available to Parent true and correct copies of any and all Contracts pursuant to which any financial advisor would be entitled to receive any brokerage, finder’s or other fee or commission from the Company or any Subsidiary of the Company in connection with this Agreement, the Merger or any of the transactions contemplated hereby.

(k) Permits; Compliance with Laws.

(i) The Company and its Subsidiaries, or the management companies for the Company Properties, own and/or possess all franchises, grants, easements, consents, certificates, permits, licenses (including liquor licenses), variances, authorizations, exemptions, orders, registrations and approvals of all Governmental

Entities (the “Permits”) necessary for the Company and its Subsidiaries to own, lease and operate the properties and assets of the Company and its Subsidiaries or to carry on the business of the Company and its Subsidiaries as it is now being conducted by the Company and its Subsidiaries, except where the failure to have such Permits would not, individually or in the aggregate, have a Company Material Adverse Effect.  All such Permits are in full force and effect.  Neither the Company nor any Subsidiary of the Company has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of the Company, threatened nor, to the Knowledge of the Company, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(ii) Neither the Company nor any of its Subsidiaries has violated or failed to comply with any such Permit, or any Law, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(iii) To the Knowledge of the Company, neither the Company nor any Subsidiary of the Company nor any director, officer, agent or employee of the Company or any Subsidiary of the Company has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder (the “FCPA”), including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(l) Contracts.

(i) Except for Contracts that are entered into by a third-party manager on behalf of the Company pursuant to any Company Management Agreement Document or Contracts that the Company was required to enter into pursuant to the terms of a Company Management Agreement Document, none of which are material to the Company, Schedule 3.1(l)(i) of the Company Disclosure Letter contains a list of the following Contracts to which the Company or any Subsidiary of the Company is a party as of the date hereof:

(A) any lease of personal property with third parties other than the Company or any Subsidiary of the Company, providing for annual rentals of $500,000 or more;

(B) any lease, sublease, license or occupancy agreement of real property with third parties other than the Company or any Subsidiary of the Company, providing for annual rentals of $500,000 or more;

(C) any partnership, limited liability company agreement, joint venture or other similar agreement or arrangement relating to the formation, creation, operation, management or control of any partnership or joint venture, which is not a wholly-owned Subsidiary of the Company;

(D) any Contract under which indebtedness for borrowed money is outstanding in an amount in excess of $500,000 (including guarantees) or may be incurred or pursuant to which any property or asset of the Company or any Subsidiary of the Company is mortgaged, pledged or otherwise subject to a Lien, or any Contract restricting the incurrence of indebtedness or the incurrence of Liens or restricting the payment of dividends or the transfer of any Company Property or a Subsidiary of the Company;

(E) any Contract with current or ongoing obligations (as to the Company) currently required to be filed as an exhibit to the Annual Report of the Company on Form 10−K pursuant to Item 601(b)(10) of Regulation S−K under the Securities Act;

(F) any Contract that purports to limit in any respect the right of  the Company or its Subsidiaries or any Affiliate of the Company (1) to engage in any line of business, or (2) to compete with any Person or operate in any location;

(G) any Contract providing for the sale or exchange of, or option, right of first refusal or offer, or similar right, to sell or exchange, any of the Company Properties, or for the purchase or exchange of, or option, right of first refusal or offer, or similar right to purchase or exchange, any real estate entered into in the past two (2) years or in respect of which the applicable transaction had not been consummated;

(H) any Contract entered into in the past two (2) years or in respect of which the applicable transaction had not been consummated for the acquisition or disposition, directly or indirectly (by merger or otherwise), of assets (other than Contracts referenced in clause (G) of this Section 3.1(l)(i)) or capital stock or other equity interests of another Person for aggregate consideration in excess of $500,000, in each case other than in the ordinary course of business and in a manner consistent with past practice;

(I) any Contract pursuant to which the Company, any Subsidiary of the Company or any other Person manages any real property;

(J) other than Contracts for ordinary repair and maintenance, any Contract relating to the development or construction of, or additions or expansions to, the Company Properties, under which the Company or any Subsidiary of the Company has, or expects to incur, an obligation in excess of $1,000,000 in the aggregate that has not been satisfied as of the date hereof;

(K) any Contract to which the Company or any Subsidiary of the Company has continuing indemnification obligations relating to the settlement or proposed settlement of any Legal Action, which involves the issuance of equity securities or the payment of an amount, in any such case, having a value of more than $1,000,000;

(L) any Contract that provides for any unpaid settlement or proposed settlement of any Legal Action in which the amount to be paid in settlement is in excess of $500,000;

(M) any license, royalty or other Contract concerning Intellectual Property the absence of which would, individually or in the aggregate, have a Company Material Adverse Effect;

(N) any Contract that is material to the Company and any Subsidiary of the Company, taken as a whole, and contains any so-called “most favored nations” or similar provisions requiring the Company or any Subsidiary of the Company to offer a Person any terms or conditions that are at least as favorable as those offered to any other Person;

(O) any Contract that provides for a guarantee in an amount in excess of $500,000 of the obligations of any Person that is not the Company or any Subsidiary of the Company; and

(P) any Contract (other than Contracts referenced in clauses (A) through (O) of this Section 3.1(l)(i)) that, by its terms, calls for payments by or liability of the Company or any Subsidiary of the Company in excess of $500,000 other than any Contract under this clause (P) that, by its terms, is terminable within six (6) months of this Agreement (without termination fee or penalty).

The Contracts described in clauses (A) through (P), including those required to be identified on Schedule 3.1(l)(i) of the Company Disclosure Letter, the Company Franchise Agreements and the Company Management Agreement Documents, in each case together with all exhibits and schedules thereto, are referred to as the “Company Material Contracts.”

(ii) Except for such breaches and defaults as would not, individually or in the aggregate, have a Company Material Adverse Effect, (A) neither the Company nor any Subsidiary of the Company is and, to the Company’s Knowledge, no other party is in breach or violation of, or default under, any Company Material Contract, (B) none of the Company or any of its Subsidiaries has received any claim of default under any such Company Material Contract, and (C) no event has occurred that would result in a breach or violation of, or a default under, any Company Material Contract (in each case, with or without notice or lapse of time or both).  Each Company Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.  The Company has made available to Parent true and complete copies of all Company Material Contracts, including any amendments or supplements thereto.

(iii) There are no Contracts or material transactions between the Company or any Subsidiary of the Company, on the one hand, and any (A) officer or director of the Company or any Subsidiary of the Company, (B) record or beneficial owner of 5% or more of the voting securities of the Company, or (C) associate (as defined in Rule 12b-2 under the Exchange Act) or affiliate of any such officer, director or record or beneficial owner of the Company, on the other hand.

(m) Environmental Matters.

(i) The Company and each Subsidiary of the Company has obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws and the Company and each Subsidiary of the Company is in compliance in all material respects with the terms and conditions of all such Permits and with any applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future, except where failure to be in compliance would not, individually or in the aggregate, have a Company Material Adverse Effect;

(ii) there is no Environmental Claim pending or threatened against the Company or any Subsidiary of the Company or, to the Knowledge of the Company, against any Person whose liability for any Environmental Claim the Company or any Subsidiary of the Company has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Company Material Adverse Effect;

(iii) neither the Company nor any Subsidiary of the Company nor, to the Knowledge of the Company, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of the Company’s or any of the Company’s Subsidiaries’ operations, at any Company Properties, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and the Subsidiaries of the Company (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Company Material Adverse Effect; and

(iv) neither the Company nor any Subsidiary of the Company has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, except with regard to pre-existing contamination or remediation efforts for which the Company was and is not a responsible party (“Prior Contamination”) and, to the Knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened with respect thereto, except as may be related to the Prior Contamination.  For purposes of this Agreement, “Hazardous Substance” shall mean any element, pollutant, contaminant, waste, compound, substance or material of any nature whatsoever (including, without limitation, any product) that is listed, classified, defined in or regulated pursuant to any Environmental Law or the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law, including, without limitation, any petroleum and petroleum derivatives, by-product or additive (including crude oil and any fraction thereof), asbestos, radon gas, urea formaldehyde, asbestos or asbestos-containing material, lead or lead-based paints or materials, pesticides, polychlorinated biphenyls, radioactive materials, toxic mold, volatile organic compound or hazardous air pollutant.  To the Knowledge of the Company, the Company has made available to Parent true and complete copies of all environmental reports and audits that are within the possession of the Company or within the possession or control of its Subsidiaries, and to the Knowledge of the Company, no other environmental reports or audits exist with respect to the Company, any Subsidiary of the Company or any Company Property.

(n) The Company Properties.

(i) Schedule 3.1(n)(i) of the Company Disclosure Letter lists each hotel and other parcels of real property currently owned or ground leased by the Company or any Subsidiary of the Company, and sets forth the Company or applicable Subsidiary of the Company owning such property (the “Company Properties”).  Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) copies of which policies and reports were made available for review to Parent: (A) the Company or a Subsidiary of the Company owns fee simple title to the Company Properties, free and clear of Liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title (“Encumbrances”), except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Company SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which the Company has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances that could not, individually or in the aggregate, have a Company Material Adverse Effect; (B) except as has not had and would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received written notice of any violation of any Law affecting any portion of any of the Company Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Schedule 3.1(n)(ii) of the Company Disclosure Letter lists each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Company Properties or any Subsidiary of the Company and sets forth the Company or applicable Subsidiary of the Company party to such agreement, the date of such agreement and each amendment, guaranty, or other agreement binding on the Company or applicable Subsidiary of the Company and relating thereto (collectively, “Company Franchise Agreements”).  True, correct and complete copies of the Company Franchise Agreements have been made available to Parent.  Each Company Franchise Agreement is valid, binding and in full force and effect as against the Company or applicable Subsidiary of the Company and, to the Knowledge of the Company, as against the other party thereto.  Neither the Company nor any Subsidiary of the Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Schedule 3.1(n)(iii) of the Company Disclosure Letter lists each management agreement pursuant to which any third party manages or operates any of the Company Properties on behalf of the Company or any Subsidiary of the Company, and describes the property that is subject to such management agreement, the Company or applicable Subsidiary of the Company that is a party, the date of such management agreement and each material amendment, guaranty or other agreement binding on the Company or applicable Subsidiary of the Company and relating thereto (collectively, the “Company Management Agreement Documents”).  True, correct and complete copies of all Company Management Agreement Documents have been made available to Parent.  Each Company Management Agreement Document is valid, binding and in full force and effect as against the Company or the applicable Subsidiary of the Company and, to the Knowledge of the Company, as against the other party thereto.  Neither the Company nor any Subsidiary of the Company owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) The Company has not received written notice of, nor does the Company have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Company Properties or the improvements thereon, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(o) Personal Property.  The Company and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them.  Neither the Company’s nor its Subsidiaries’ ownership of any such personal property is subject to any Liens, other than Liens that would not, individually or in the aggregate, have a Company Material Adverse Effect.

(p) Insurance.  There is no claim by the Company or any Subsidiary of the Company pending under any material insurance policies owned or held by the Company and any Subsidiary of the Company that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would, individually or in the aggregate, have a Company Material Adverse Effect.

With respect to each such insurance policy, to the Knowledge of the Company, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither the Company nor any Subsidiary of the Company is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all Company Material Contracts to which the Company or any of its Subsidiaries are parties or otherwise bound.  The Company and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(q) Information Supplied.  None of the information contained in the Joint Proxy Statement or that is provided by the Company or any Subsidiary of the Company for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (iii) with respect to any other document to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement will (with respect to the Company, its officers and directors and the Subsidiaries of the Company) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing provisions of this Section 3.1(q), no representation or warranty is made by the Company with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or any other document to be filed by the Company with the SEC in connection with the Merger or the other transactions contemplated by this Agreement that were not supplied by or on behalf of the Company or the Subsidiaries of the Company.

(r) Books and Records.

(i) The books of account and other financial records of the Company and each Subsidiary of the Company are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

(ii) The Company has made available to Parent true, correct and complete copies of the Company Organizational Documents.  Neither the Company nor any Subsidiary of the Company is, nor has the Company or any Subsidiary of the Company been, in violation of any of the Company Organizational Documents applicable to it in any material respect.

(iii) True, correct and complete copies of the minutes of all meetings of the shareholders, members, partners, the boards of directors or managers, as applicable, and each committee of the boards of directors or managers, as applicable, of the Company and each Subsidiary of the Company have been made available to Parent.

(s) Labor Matters.  Neither the Company nor any Subsidiary of the Company is a party to, or bound by, any collective bargaining agreement, Contract or understanding with a labor union or labor union organization.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or any Subsidiary of the Company relating to their business, except for any such proceeding as would not, individually or in the aggregate, have a Company Material Adverse Effect.  To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any Subsidiary of the Company.  Since January 1, 2012, the Company and each Subsidiary of the Company has been in compliance in all material respects with all applicable

Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.

(t) Vote Required.  The only vote of the holders of any class or series of the Company’s capital stock necessary (under applicable Law or otherwise) to approve the Merger, this Agreement, the Plan of Merger and the other transactions contemplated hereby is the Company Shareholder Approval.

(u) No Undisclosed Material Liabilities.  Except as disclosed in the Company SEC Documents, and except for additional borrowings under the Company’s line of credit disclosed on Schedule 3.1(u) of the Company Disclosure Letter, there are no Liabilities of the Company or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of the Company for the period ended December 31, 2015; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of the Company subsequent to December 31, 2015, and (iii) such other Liabilities as would not, individually or in the aggregate, have a Company Material Adverse Effect.

(v) Intellectual Property.  To the Knowledge of the Company (i) the conduct of the business of the Company and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to the Company or any Subsidiary of the Company that the conduct of the business of the Company and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, except for any such infringement, misappropriation or claim that would not, individually or in the aggregate, have a Company Material Adverse Effect; and (ii) the Company or a Subsidiary of the Company owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement, except where the failure to possess or have adequate rights to use such properties would not, individually or in the aggregate, have a Company Material Adverse Effect.

(w) Benefit Plans; ERISA Compliance.

(i) Other than the Company Stock Incentive Plans, neither the Company nor any Subsidiary of the Company has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), providing benefits to any current or former employee, officer or director of the Company or any Subsidiary of the Company or any Person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code.

(ii) No director, officer or employee of the Company will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii) No stock option granted by the Company under the Company Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(x) Antitakeover Statutes.  The Company and the Company Board (based on the unanimous recommendation of the Company Special Committee) have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state, including, without limitation, each of the provisions of Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA.

(y) No Other Representations or Warranties.  Except for the representations or warranties expressly set forth in this Section 3.1, neither the Company nor any other Person on behalf of Company has made any representation or warranty, expressed or implied, with respect to the Company or the Subsidiaries of the Company, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding the Company or the Subsidiaries of the Company. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub or any of their respective Affiliates or Representatives with respect to, except for the representations and warranties made by the Company in this Section 3.1, any oral or written information presented to Parent, Merger Sub or any of their respective Affiliates or Representatives in the course of their due diligence of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or Merger Sub whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Section 3.2, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent or Merger Sub furnished or made available to the Company or any of its Representatives.

Section 3.2 Representations and Warranties of Parent and Merger Sub.  Except (a) as disclosed in the Parent Disclosure Letter, with numbering corresponding to the numbering of this Section 3.2 (it being acknowledged and agreed that disclosure of any item in any Section or subsection of the Parent Disclosure Letter with respect to any Section or subsection of this Section 3.2 shall be deemed disclosed with respect to any other Section or subsection of this Section 3.2 to the extent the applicability of such disclosure is reasonably apparent (it being understood that to be so reasonably apparent it is not required that the other Sections be cross-referenced); provided that nothing in the Parent Disclosure Letter is intended to broaden the scope of any representation or warranty of Parent or Merger Sub made herein and no reference to or disclosure of any item or other matter in the Parent Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to in the Parent Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Parent, Merger Sub or any of the Subsidiaries of Parent is a party exists or has actually occurred), or (b) as disclosed in the Parent SEC Documents publicly available, filed with, or furnished to, as applicable, the SEC on or after January 1, 2014 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature, which in no event shall be deemed to be an exception to or disclosure for purposes of any representation or warranty set forth in this Section 3.2), Parent and Merger Sub represent and warrant to the Company as follows:

(a) Organization, Standing and Corporate Power; Subsidiaries.

(i) Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Virginia and has the requisite corporate power and authority to operate its assets and properties and to carry on its business as it is now being conducted.  Each of Parent and Merger Sub is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operations or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) All the outstanding shares of capital stock of each Parent Subsidiary that is a corporation have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Parent, by another Parent Subsidiary or by Parent and another Parent Subsidiary, free and clear of all Liens, other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the shares), and all equity interests in each Parent Subsidiary that is a partnership, limited liability company or business trust are owned by Parent, by another Parent Subsidiary, or by Parent and another Parent Subsidiary, free and clear of all Liens, other than Permitted Liens, and other than Permitted Liens, free of any preemptive rights or any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, register or otherwise dispose of the equity interests).  There are no outstanding options, warrants or other rights to acquire ownership interests of or from any Parent Subsidiary.  Each Parent Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted, and each Parent Subsidiary that is a partnership, limited liability company or business trust is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Parent Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, operation or leasing of its properties makes such qualification, licensing or good standing necessary, other than in such jurisdictions where the failure to be so qualified, licensed or in good standing would not, individually or in the aggregate, have a Parent Material Adverse Effect.  Except for interests in the Parent Subsidiaries and investments in short-term investment securities, neither the Parent nor any Parent Subsidiary owns directly or indirectly any capital stock or other interest (equity or debt) in any other Person.

(b) Capital Structure.

(i) The authorized capital stock of Parent consists of 800,000,000 common shares, no par value (“Parent Common Shares”), and 30,000,000 preferred shares, no par value (“Parent Preferred Shares”).  On the date hereof, (A) 174,665,236 Parent Common Shares were issued and outstanding, (B) no Parent Preferred Shares were issued and outstanding, (C) 860,154 Parent Common Shares were reserved for issuance upon exercise of outstanding stock options to purchase Parent Common Shares granted under the Parent Stock Incentive Plans (the “Parent Stock Options”), and (D) 10,780,154 Parent Common Shares were reserved for issuance under the Parent 2014 Omnibus Incentive Plan.  All outstanding Parent Common Shares are, and all Parent Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, duly authorized, validly issued, fully paid and nonassessable.  None of the outstanding Parent Common Shares are subject to or were issued in violation of, and none of the Parent Common Shares reserved for issuance will be, upon issuance in accordance with the terms specified in the instruments or agreements pursuant to which they are issuable, subject to or issued in violation of, any preemptive right, purchase option, call option, right of first refusal, subscription or any other similar right.  Each outstanding Parent Stock Option was granted in compliance in all material respects with all applicable Laws and all of the terms and conditions of the Parent Stock Incentive Plans pursuant to which it was issued.  On the date of this Agreement, except as set forth above in this Section 3.2(c)(i), no shares of capital stock or other voting securities of Parent were issued, reserved for issuance or outstanding.  All outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights.  Except (A) for the Parent Common Shares and the Parent Stock Options, and (B) as otherwise permitted under Section 4.2, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Parent or any Subsidiary of Parent is a party or by which such entity is bound, obligating Parent or any Subsidiary of Parent to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Parent or any Subsidiary of Parent or obligating Parent or any Subsidiary of Parent to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.  There are no outstanding bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Parent Common Shares may vote.  There are no outstanding agreements to which Parent or any Subsidiary of Parent or any of their respective officers or directors is a party concerning the voting, sale, transfer or registration of any capital stock or other equity securities of Parent or any Subsidiary of Parent.  All dividends or distributions on securities of Parent or any Subsidiary of Parent that have been declared or authorized prior to the date of this Agreement have been paid in full (except to the extent such dividends or distributions have been publicly announced and are not yet due and payable).

(ii) The Parent Common Shares to be issued in exchange for the Company Shares in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, with no personal liability attaching to the ownership thereof and subject to no preemptive rights.

(c) Authority; Noncontravention; Consents.

(i) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement and, subject to receipt of the Parent Shareholder Approval, to consummate the Merger and the other transactions contemplated by this Agreement.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Parent and Merger Sub and, except for the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate such transactions, subject to receipt of the Parent Shareholder Approval.  This Agreement has been duly executed and delivered by each of Parent and Merger Sub and constitutes valid and binding obligations of each of Parent and Merger Sub, enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar Laws relating to creditors’ rights and general principles of equity, whether considered in a proceeding at law or in equity.

(ii) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the transactions contemplated hereby and compliance by it with the provisions of this Agreement will not, conflict with, or result in any violation or breach of, or default (with or without notice or lapse of time, or both) under, or require any consent, approval or notice under, or give rise to a right of termination, cancellation or acceleration of any material obligation or loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Parent or any Subsidiary of Parent under, or result in the triggering of any payments pursuant to, (A) the Parent Organizational Documents, (B) any loan or credit agreement, note, bond, mortgage, indenture, lease, franchise agreement, license agreement, Permit or other agreement or instrument applicable to Parent or any Subsidiary of Parent or their respective properties or assets, (C) subject to the governmental filings and other matters referred to in Section 3.2(c)(iii), any Laws applicable to Parent or any Subsidiary of Parent, or their respective properties or assets, other than, in the case of clause (B) or (C), any such conflicts, violations, defaults, rights or Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii) No material consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, is required by or with respect to Parent or any Subsidiary of Parent in connection with the execution and delivery of this Agreement by Parent or Merger Sub or the consummation by Parent or Merger Sub of any of the transactions contemplated hereby, except for (A) the filings with the SEC of (1) the Form S-4 relating to the issuance of the Merger Consideration, (2) the preliminary and definitive Joint Proxy Statement relating to the Parent Shareholder Meeting for the Parent Shareholder Approval, and (3) such reports under the Exchange Act as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (B) as may be required under the rules and regulations of the New York Stock Exchange (“NYSE”), (C) the filing of Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia, (D) such filings with Governmental Entities to satisfy the applicable requirements of the laws of states in which Parent and any Subsidiary of Parent are qualified or licensed to do business, as set forth on Schedule 3.2(c)(iii) of the Parent Disclosure Letter and (E) such other consents, approvals, orders, authorizations, registrations, declarations and filings (1) as are set forth on Schedule 3.2(c)(iii) of the Parent Disclosure Letter or (2) which, if not obtained or made, would not reasonably be expected to prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent Parent from performing its obligations under this Agreement in any material respect.

(d) SEC Documents; Financial Statements.

(i) Parent has filed with the SEC all reports, schedules, forms, statements and other documents required to be filed by Parent since January 1, 2014 (as amended through the date hereof, the “Parent SEC Documents”).  All of the Parent SEC Documents (other than preliminary material), as of their respective filing dates, were prepared in all material respects in accordance with, and complied in all material respects with, all applicable requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Parent SEC Documents.  None of the Parent SEC Documents, at the time of filing, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Parent SEC Documents.  Parent does not have any outstanding and unresolved comments from the SEC with respect to any of the Parent SEC Documents.  No Subsidiary of Parent is subject to the periodic reporting requirements of the Exchange Act or is otherwise required to file any forms, reports, schedules statements or other documents with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC or any securities exchange or quotation service.  Parent has made available to the Company copies of all material correspondence between the SEC, on the one hand, and Parent and any of the Subsidiaries of the Parent, on the other hand, since January 1, 2014 through the date of this Agreement. At all applicable times, Parent has complied in all material respects with the applicable certification requirements of the Sarbanes-Oxley Act.

(ii) The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent and its Subsidiaries included or incorporated by reference in the Parent SEC Documents (including, in each case, any notes thereto) complied, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto (including, without limitation, Regulation S-X), were prepared in accordance with GAAP (except, in the case of unaudited interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods and at the dates involved (except as may be indicated in the notes thereto) and fairly present the consolidated financial condition of Parent and its Subsidiaries taken as a whole as of the dates thereof and consolidated results of operations and cash flows for the periods then ended (subject, in the case of unaudited interim financial statements, to the absence of notes and normal year-end adjustments).  The books of account and other financial records of Parent and its Subsidiaries are accurately reflected in all material respects in the financial statements included in the Parent SEC Documents.  Parent has no Subsidiary which is not consolidated for accounting purposes.

(iii) There are no material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial data.  Parent has established and maintains disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to its principal executive officer and principal financial officer.  Parent has evaluated the effectiveness of its disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Documents that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation.  To the Knowledge of Parent, such disclosure controls and procedures are effective in timely alerting Parent’s principal executive officer and principal financial officer to information required to be included in Parent’s periodic reports required under the Exchange Act.  Since the enactment of the Sarbanes-Oxley Act, neither Parent nor Merger Sub has made any prohibited loans to any director or executive officer of Parent (as defined in Rule 3b-7 under the Exchange Act).

(iv) Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Parent or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K of the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries in Parent’s or its Subsidiaries’ published financial statements or any of the Parent SEC Documents.

(e) Absence of Certain Changes or Events.  Except as disclosed in the Parent SEC Documents, since the Financial Statement Date and through the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective businesses only in the ordinary course consistent with past practices and there has not been a Parent Material Adverse Effect, nor has there been any occurrence or circumstance that, individually or in the aggregate, has had, or would with the passage of time reasonably be expected to result in, a Parent Material Adverse Effect, and (ii) none of Parent or any of its Subsidiaries have taken any action that, if taken after the date hereof, would be in violation of Section 4.2.

(f) Litigation.  There is no pending or, to the Knowledge of Parent, threatened material Legal Action or material investigation pending by a Governmental Entity against or affecting (i) Parent or any Subsidiary of Parent or any asset of Parent or any Subsidiary of Parent or (ii) any director, officer or employee of Parent or any Subsidiary of Parent or other Person for whom Parent or any Subsidiary of Parent may be liable, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any Subsidiary of Parent.  Other than pursuant to the Parent Organizational Documents, no Contract between Parent or any Subsidiary of Parent, on the one hand, and any current or former director, officer, employee or shareholder (or equivalent interest holder) of Parent or any Subsidiary of Parent, on the other hand, exists that provides for indemnification.

(g) Taxes.

(i) Parent and each Subsidiary of Parent have timely filed all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so).  All such Tax Returns are true, correct and complete in all material respects.  Neither Parent nor any other Person on behalf of Parent or any Subsidiary of Parent has requested any extension of time within which to file any material Tax Return, which material Tax Return has not yet been filed.  Parent and each Subsidiary of Parent have paid (or Parent has paid on their behalf), within the time and manner prescribed by Law, all material Taxes shown as due and payable on such Tax Returns.  The most recent financial statements contained in the Parent SEC Documents filed with the SEC prior to the date of this Agreement reflect an adequate reserve or accrued liabilities or expenses for all Taxes due and payable by Parent and the Subsidiaries of Parent as a group for all taxable periods and portions thereof through the date of such financial statements, except for failures to reflect adequate reserves that would not in the aggregate be material.  Parent and its Subsidiaries (as a group) have established on their books and records (which may, but are not required to, be reflected only on the books and records of Parent) reserves or accrued liabilities or expenses that are adequate for the payment of all material Taxes for which Parent or any Subsidiary of Parent is liable but which are not yet due and payable.  Parent has incurred no material liability for any Taxes under Sections 857(b), 860(c) or 4981 of the Code or Treasury Regulation Sections 1.337(d)-5, 1.337(d)-6 or 1.337(d)-7, including, without limitation, any Tax arising from a prohibited transaction described in Section 857(b)(6) of the Code and the excise tax on redetermined rents, redetermined deductions, redetermined TRS service income, and excess interest under Section 857(b)(7) of the Code; and neither Parent nor any of its Subsidiaries has incurred any material liability for Taxes other than in the ordinary course of business and other than transfer or similar Taxes arising in connection with the sale of property.  No event has occurred, and no condition or circumstances exists, which presents a material risk that any material Tax described in the preceding sentences will be imposed on Parent or any Subsidiary of Parent.  No material deficiencies for Taxes have been asserted or assessed in writing by a Governmental Entity against Parent or any of its Subsidiaries, and no requests for waivers of the time to assess any such Taxes have been granted and remain in effect or are pending.  No material written claim is pending or proposed by any Governmental Entity in any jurisdiction where Parent or any Subsidiary of Parent do not file Tax Returns that Parent or any Subsidiary of Parent is or may be subject to taxation by such jurisdiction.

(ii) Parent (A) for all of its taxable years beginning upon the first taxable year ending December 31, 2008 through the most recent December 31, has been subject to taxation as a REIT under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT upon closing of the transactions contemplated hereby, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge by the IRS to its status as a REIT, and, to Parent’s Knowledge, no such challenge is pending or threatened in writing.  Each Subsidiary of Parent that files Tax Returns as a partnership (or as a disregarded entity), for U.S. federal income tax purposes has, since inception, been classified for federal income tax purposes as a partnership (or as a disregarded entity) and not as a corporation or as an association taxable as a corporation, or a “publicly traded partnership” within the meaning of Section 7704(b) of the Code that is treated as a corporation for U.S. federal income tax purposes under Section 7704(a) of the Code.  Each Subsidiary of Parent that is a corporation has been, since its formation, classified as a Qualified REIT Subsidiary, a Taxable REIT Subsidiary or a REIT.

(iii) (A) Neither Parent nor any Subsidiary of Parent is a party to any material pending action or proceeding, including any audit or contest, by any Governmental Entity with regard to Taxes or Tax Returns of Parent or any Subsidiary of Parent; (B) no material claim for assessment or collection of Taxes has been asserted against Parent or any Subsidiary of Parent; (C) there are no audits pending with or proposed in writing by any taxing authority with respect to any material Taxes or Tax Returns of Parent or any Subsidiary of Parent; (D) neither Parent nor any Subsidiary of Parent has requested, received or is subject to a private letter ruling or similar written ruling or determination of a taxing authority or has entered into any written agreement with a taxing authority with respect to any Taxes; and (E) neither Parent nor any Subsidiary of Parent has applied for or entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law).

(iv) Neither Parent nor any Subsidiary of Parent holds any asset the disposition of which, if occurring in a fully taxable  transaction immediately following the Closing, would be subject to (or to rules similar to) Section 337(d) or 1374 of the Code or the regulations thereunder (assuming for this purpose that the “recognition period,” as defined in Section 1374, is in all cases 5 years) or to the “prohibited transactions” Tax under Section 857(b)(6), nor has it disposed of any such asset during its current taxable year.

(v) Neither Parent nor any Subsidiary of Parent (A) is or has been at any time a member of an affiliated consolidated, combined or unitary group (other than a group the common parent of which is Parent or a directly or indirectly wholly owned Subsidiary of Parent) and (B) has any liability for the Taxes of any other person other than Parent and such Subsidiaries of Parent under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(vi) To the Knowledge of Parent, Parent is a “domestically-controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

(vii) Neither Parent nor any Subsidiary of Parent has participated in, or otherwise made a filing with respect to, any “reportable transaction” within the meaning of Treasury Regulations § 1.6011-4(b).

(viii) None of Parent or any Subsidiary of Parent will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (A) change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law) executed on or prior to the Closing Date, (C) intercompany transactions or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Tax Law), (D) installment sale or open transaction disposition made on or prior to the Closing Date, (E) prepaid amount received on or prior to the Closing Date, (F) cancellation of indebtedness income deferred pursuant to Section 108(i) of the Code, or (G) otherwise as a result of a transaction or accounting method that accelerated an item of deduction into periods ending on or before the Closing Date or a transaction or accounting method that deferred an item of income into periods beginning after the Closing Date.

(ix) Parent does not have any earnings and profits attributable to Parent or any other corporation for any non-REIT year within the meaning of Section 857 of the Code.

(x) Neither Parent nor any Subsidiary of Parent has made any payments, or is obligated to make any payments, or is a party to an agreement that could obligate it to make any payments that will not be deductible under Section 280G of the Code.

(xi) Neither Parent nor its Subsidiaries is or has been a party to any Tax allocation or sharing agreement or similar agreement or arrangement (other than any agreement or arrangement either solely between Parent and any Subsidiary of Parent or solely between or among any two or more Subsidiaries of Parent) pursuant to which it will have any obligation to make any payments after the Closing.

(xii) Neither Parent nor any Subsidiary of Parent has any liability for the Taxes of any Person other than Parent and its Subsidiaries (A) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law) or (B) as a transferee or successor.

(xiii) There are no Tax Protection Agreements for Parent or any Subsidiary of Parent currently in force or otherwise binding upon Parent or any Subsidiary of Parent.  Neither Parent nor any Subsidiary of Parent has any current and outstanding liability under any Tax Protection Agreement, and no person has raised, or, to the Knowledge of Parent, threatened to raise, a material claim against Parent or any Subsidiary of Parent under any Tax Protection Agreement.

(xiv) To the Knowledge of Parent, all material amounts of Taxes that Parent or its Subsidiaries are required by Law to withhold or collect, including material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder or other third party and sales, gross receipts and use taxes, and withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 3402, and 1471 through 1474 of the Code or similar provisions under any foreign Laws, have been duly withheld or collected and, to the extent required, have been paid over to the proper Governmental Entities or, if not yet due, are held in separate bank accounts for such purpose.  There are no material Encumbrances for Taxes upon the assets of Parent or its Subsidiaries except for statutory Encumbrances for Taxes not yet due.

(xv) None of Parent or any of its Subsidiaries has either been a “distributing corporation” or a “controlled corporation” in a distribution occurring during the last five (5) years to which the parties in such distribution treated the distribution as one to which Section 355 of the Code is applicable (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement, or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement.

(h) Related Party Transactions.  Except as set forth in the Parent SEC Documents made through and including the date of this Agreement or as permitted by this Agreement, there have been no transactions, agreements, arrangements or understandings between Parent or any Subsidiary of Parent, on the one hand, and any Affiliates (other than Subsidiaries of Parent) of Parent or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the Securities Act.  Except as set forth on Schedule 3.2(h) of the Parent Disclosure Letter or as contemplated by this Agreement, neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement with Mr. Knight or his Affiliates.

(i) No Brokers.  Except as identified on Schedule 3.2(i) of the Parent Disclosure Letter, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Parent or any Subsidiary of Parent.

(j) Permits; Compliance with Laws.

(i) Parent and its Subsidiaries, or the management companies for Parent Properties, own and/or possess all Permits necessary for Parent and its Subsidiaries to own, lease and operate the properties and assets of Parent and its Subsidiaries or to carry on the business of Parent and its Subsidiaries as it is now being conducted by Parent and its Subsidiaries, except where the failure to have such Permits would not, individually or in the aggregate, have a Parent Material Adverse Effect.  All such Permits are in full force and effect.  Neither Parent nor any Subsidiary of Parent has received notice that any suspension, modification or revocation of any Permit is pending or, to the Knowledge of Parent, threatened nor, to the Knowledge of Parent, do grounds exist for any such action, except for such suspensions, modifications or revocations as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(ii) Neither Parent nor any of its Subsidiaries has violated or failed to comply with any Permit, or any Law, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(iii) To the Knowledge of Parent, neither Parent nor Merger Sub nor any director, officer, agent, or employee of Parent or Merger Sub has taken any action, directly or indirectly, that would constitute a violation in any material respect by such Persons of the FCPA, including making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA.

(k) Contracts.  All Parent Material Contracts have been filed as exhibits to the Parent SEC Documents made through and including the date of this Agreement.  Except for such breaches and defaults as would not, individually or in the aggregate, have a Parent Material Adverse Effect, (A) neither Parent nor any Subsidiary of Parent is and, to Parent’s Knowledge, no other party is in breach or violation of, or default under, any Parent Material Contract, (B) none of Parent or its Subsidiaries has received any claim of default under any such Parent Material Contract, and (C) no event has occurred that would result in a breach or violation of, or a default under, any Parent Material Contract (in each case, with or without notice or lapse of time or both).  Each Parent Material Contract is valid, binding and enforceable in accordance with its terms and is in full force and effect.

(l) Environmental Matters.

(i) Parent and each Subsidiary of Parent has obtained all Permits from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Laws, and Parent and each Subsidiary of Parent is in compliance in all material respects with the terms and conditions of all such Permits and with any applicable Environmental Laws, except where failure to be in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect, and there are no past or present actions, activities, circumstances, conditions, events or incidents that may prevent or interfere with such compliance in all material respects in the future, except where failure to be in compliance would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(ii) there is no Environmental Claim pending or threatened against Parent or any Subsidiary of Parent, or, to the Knowledge of Parent, against any Person whose liability for any Environmental Claim Parent or any Subsidiary of Parent has or may have retained or assumed either contractually or by operation of Law, except for such Environmental Claims that would not, individually or in the aggregate, have a Parent Material Adverse Effect;

(iii) neither Parent nor any Subsidiary of Parent nor, to the Knowledge of Parent, any other Person has placed, stored, deposited, discharged, buried, dumped, disposed of or released any Hazardous Substances produced by, or resulting from any of Parent’s or any of its Subsidiaries’ operations, at any Parent Property, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of Parent and its Subsidiaries (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and except as would not, individually or in the aggregate, have a Parent Material Adverse Effect; and

(iv) neither Parent nor any Subsidiary of Parent has entered into or agreed to any consent decree or order or is subject to any outstanding judgment, decree or judicial order relating to compliance with Environmental Laws or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances with any Governmental Entity, except with regard to pre-existing contamination or remediation efforts for which Parent was and is not a responsible party (“Parent Prior Contamination”) and, to the Knowledge of Parent, no investigation, litigation or other proceeding is pending or threatened with respect thereto, except as may be related to the Parent Prior Contamination.

(m) Parent Properties.

(i) Except as disclosed in title insurance policies and reports (and the documents or surveys referenced in such policies and reports) with respect to each hotel and other parcels of real property currently owned or ground leased by Parent or any Subsidiary of Parent reflected as an asset on the most recent balance sheet of Parent included in the Parent SEC Documents (the “Parent Properties”): (A) Parent or a Subsidiary of Parent owns fee simple title to each of the Parent Properties, free and clear of Encumbrances, except for Encumbrances securing obligations disclosed in the consolidated balance sheets included in the Parent SEC Documents, mechanics and materialmen’s liens for amounts incurred in the ordinary course of business and which are not yet due and payable or are being contested in good faith, Encumbrances for Taxes not yet due and payable or which are being contested in good faith and for which Parent has made adequate provision in accordance with GAAP, and easements, rights of way, restrictive covenants and other non-monetary Encumbrances which could not, individually or in the aggregate, have a Parent Material Adverse Effect; (B) except as has not had and would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has received written notice of any violation of any Law affecting any portion of any of the Parent Properties issued by any Governmental Entity; and (C) except as would not, individually or in the aggregate, have a Parent Material Adverse Effect, neither Parent nor any Subsidiary of Parent has received notice to the effect that there are (1) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Parent Properties or (2) zoning, building or similar Laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Parent Properties or by the continued maintenance, operation or use of the parking areas.

(ii) Each franchise, license or other similar agreement providing the right to utilize a brand name or other rights of a hotel chain or system at any of the Parent Properties of Parent or any Subsidiary of Parent is valid, binding and in full force and effect as against Parent or the applicable Subsidiary of Parent and, to Parent’s Knowledge, as against the other party thereto.  Neither Parent nor any Subsidiary of Parent owes any termination, cancellation or other similar fees or any liquidated damages to any third party franchisor.

(iii) Each management agreement pursuant to which any third party manages or operates any of the Parent Properties on behalf of Parent or any Subsidiary of Parent is valid, binding and in full force and effect as against Parent or the applicable Subsidiary of Parent and, to Parent’s Knowledge, as against the other party thereto.  Neither Parent nor any Subsidiary of Parent owes any termination, cancellation or other similar fees or any liquidated damages to any third party manager or operator.

(iv) Parent has not received written notice of, nor does Parent have any Knowledge of, any latent defects or adverse physical conditions affecting any of the Parent Properties or the improvements thereon, except as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(n) Personal Property.  Parent and its Subsidiaries have good and marketable title to, or a valid and enforceable leasehold interest in, all personal assets owned, used or held for use by them.  Neither Parent’s nor its Subsidiaries’ ownership of in any such personal property is subject to any Liens, other than Liens that would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(o) Insurance.  There is no claim by Parent or any Subsidiary of Parent pending under any material insurance policies owned or held by Parent or any Subsidiary of Parent that (i) has been denied or disputed by the insurer other than denials and disputes in the ordinary course of business consistent with past practice or (ii) if not paid, would, individually or in the aggregate, have a Parent Material Adverse Effect.  With respect to each such insurance policy, to the Knowledge of Parent, (A) the policy is legal, valid, binding and enforceable in accordance with its terms and is in full force and effect; (B) neither Parent nor any Subsidiary of Parent is in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice), and no event has occurred that, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification, under the policy; (C) as of the date hereof no insurer on the policy has been declared insolvent or placed in receivership, conservatorship or liquidation; (D) as of the date hereof no notice of cancellation or termination has been received; and (E) the policy is sufficient for compliance with all material requirements of Law and the express requirements of all Parent Material Contracts to which Parent or any of its Subsidiaries are parties or otherwise bound.  Parent and its Subsidiaries maintain policies or binders of insurance covering risks and events and in amounts adequate for their respective businesses and operations to the extent customary in the industry in which they operate, and no such policies will terminate as a result of the consummation of the transactions contemplated by this Agreement.

(p) Information Supplied.  None of the information contained in the Joint Proxy Statement or that is provided by Parent or any Subsidiary of Parent for inclusion or incorporation by reference in the Form S-4 or any other document filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement will (i) in the case of the Form S-4, at the time the Form S-4 becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) in the case of the Joint Proxy Statement, at the time of the mailing thereof or at the time the Company Shareholder Meeting is held, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (iii) with respect to any other document to be filed by Parent with the SEC in connection with the Merger or the other transactions contemplated by this Agreement, at the time of its filing with the SEC, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.  The Form S-4 and the Joint Proxy Statement will (with respect to Parent, its officers and directors and the Subsidiaries of Parent) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act.  Notwithstanding the foregoing provisions of this Section 3.2(p), no representation or warranty is made by Parent with respect to information or statements made or incorporated by reference in the Form S-4, the Joint Proxy Statement or any other document to be filed with the SEC in connection with the Merger or the other transactions contemplated by this Agreement that were not supplied by or on behalf of Parent or the Subsidiaries of Parent.

(q) Labor Matters.  Neither Parent nor any Subsidiary of Parent is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization.  There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Parent, threatened against Parent or any Subsidiary of Parent relating to their business, except for any such proceeding as would not, individually or in the aggregate, have a Parent Material Adverse Effect.  To the Knowledge of Parent, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Parent or any Subsidiary of Parent.  Since January 1, 2012, Parent and each Subsidiary of Parent has been in compliance in all material respects with all applicable Laws relating to employment of labor, including all applicable Laws relating to wages, hours, collective bargaining, employment discrimination, civil rights, safety and health, workers’ compensation, pay equity, classification of employees, and the collection and payment of withholding and/or social security taxes.

(r) Vote Required.  The only vote of the holders of any class or series of Parent’s capital stock necessary (under applicable Law or otherwise) to approve the issuance of the Parent Common Shares in the Merger is the Parent Shareholder Approval.

(s) No Undisclosed Material Liabilities.  Except as disclosed in the Parent SEC Documents, and except for additional borrowings under Parent’s line of credit disclosed on Schedule 3.2(s) of the Parent Disclosure Letter, there are no Liabilities of Parent or any of its Subsidiaries, and there is no existing condition, situation or set of circumstances that could reasonably be expected to result in such a Liability, other than: (i) Liabilities reserved for on the most recent balance sheet contained in the audited financial statements of Parent for the period ended December 31, 2015; (ii) Liabilities incurred in the ordinary course of business consistent with past practice of Parent subsequent to December 31, 2015, and (iii) such other Liabilities as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(t) Intellectual Property.  To the Knowledge of Parent (i) the conduct of the business of Parent and its Subsidiaries as currently conducted does not infringe upon or misappropriate the Intellectual Property rights of any third party, and no claim has been asserted to Parent or any Subsidiary of Parent that the conduct of the business of Parent and its Subsidiaries as currently conducted infringes upon or may infringe upon or misappropriates the Intellectual Property rights of any third party, except for any such infringement, misappropriation or claim that would not, individually or in the aggregate, have a Parent Material Adverse Effect; and (ii) Parent or a Subsidiary of Parent owns or is licensed to use or otherwise has the right to use all Intellectual Property as currently used in the operation of its respective business, in accordance with the terms of any applicable license agreement, except where the failure to possess or have adequate rights to use such properties would not, individually or in the aggregate, have a Parent Material Adverse Effect.

(u) Benefit Plans; ERISA Compliance.

(i) Other than the Parent Stock Incentive Plans, neither Parent nor any Subsidiary of Parent has any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding), including any “employee benefit plans,” within the meaning of Section 3(3) of ERISA, providing benefits to any current or former employee, officer or director of Parent or any Subsidiary of Parent or any Person affiliated with Parent under Section 414(b), (c), (m) or (o) of the Code.

(ii) No director, officer or employee of Parent will become entitled to retirement, severance or similar benefits or to enhanced or accelerated benefits (including any acceleration of vesting or lapsing of restrictions with respect to equity-based awards) as a result of consummation of the transactions contemplated by this Agreement.

(iii) No stock option granted by Parent under the Parent Stock Incentive Plans (whether currently outstanding or previously exercised) has been granted with an exercise price that is less than the fair market value of the underlying stock on the date of grant, and no such stock option has been or would be, as applicable, subject to any Tax, penalty or interest under Section 409A of the Code.

(v) Antitakeover Statutes.  Parent and the Parent Board have taken all action required to be taken by them to exempt this Agreement, the Merger and the transactions contemplated hereby and thereby from the requirements of any “moratorium”, “control share”, “fair price”, “affiliate transaction”, “business combination” or other antitakeover Laws and regulations of any state, including, without limitation, each of the provisions of Article 14 (Affiliated Transactions) and Article 14.1 (Control Share Acquisitions) of the VSCA.

(w) No Other Representations or Warranties.  Except for the representations or warranties expressly set forth in this Section 3.2, none of Parent, Merger Sub nor any other Person on behalf of Parent or Merger Sub has made any representation or warranty, expressed or implied, with respect to Parent, Merger Sub or the Subsidiaries of Parent, their businesses, operations, assets, liabilities, condition (financial or otherwise), results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or the accuracy or completeness of any information regarding Parent, Merger Sub or the Subsidiaries of Parent.  In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub nor any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to, except for the representations and warranties made by Parent and Merger Sub in this Section 3.2, any oral or written information presented to the

Company or any of its Affiliates or Representatives in the course of their due diligence of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that none of the Company or any other Person has made or is making any representations or warranties relating to the Company whatsoever, express or implied, beyond those expressly given by the Company in Section 3.1, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent or any of its Representatives.

ARTICLE IV
COVENANTS

Section 4.1 Conduct of Business by the Company.  During the period from the date of this Agreement to the earlier to occur of the Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 7.1 (the “Interim Period”), the Company agrees that it shall, and shall cause each of its Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any Person with which the Company has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any. Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 4.1 of the Company Disclosure Letter or as otherwise expressly contemplated by this Agreement, the Company agrees that it shall not, and shall cause each of its Subsidiaries not to (and not to authorize or commit or agree to), unless Parent shall otherwise consent in writing:

(a) (i) except for regular monthly dividends as set forth on Schedule 4.1(a) of the Company Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of the Company (provided that the Company and its Subsidiaries shall be permitted to pay dividends and make distributions, including under Sections 858 and 860 of the Code, reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code), (ii) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of the Company or any of its Subsidiaries;

(b) amend the Company Organizational Documents;

(c) merge or consolidate with any Person;

(d) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or division thereof (except of or from any Subsidiary of the Company), or acquire other assets, other than (i) supplies, equipment and investment securities or other assets in bona fide transactions, on arm’s-length terms in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, and/or (ii) acquisitions set forth on Schedule 3.1(l)(i)(H) of the Company Disclosure Letter;

(e) except as provided in clause (n) below, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Subsidiary of the Company or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities (“Equity Equivalents”), except to the Company or a Subsidiary of the Company and other than the issuance of any shares of capital stock upon the exercise of stock options that are outstanding on the date of this Agreement in accordance with the terms of the Company Stock Incentive Plans on the date of this Agreement;

(f) amend any term of any Company Shares or Equity Equivalents of the Company;

(g) sell, pledge, lease, dispose of, exclusively license or encumber or grant any third party any rights with respect to any property or assets, other than sales of assets, securities, properties, interests or businesses in the ordinary course of business and where the assets which did not, individually or in the aggregate, contribute more than 10% of the Company’s earnings before interest, taxes, depreciation and amortization for the fiscal year ending December 31, 2015;

(h) other than in the ordinary course of business and consistent with past practice (i) incur, create or assume any Indebtedness or issue or amend the terms of any debt securities, (ii) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of the Company) for borrowed money, or (iii) pledge, encumber or otherwise subject to an Encumbrance any Company Properties;

(i) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(j) (i) make, modify or rescind any Tax election, (ii) change any annual Tax accounting period, (iii) adopt or change any method of tax accounting except as required by applicable Law, (iv) file or amend any material Tax Returns, (v) enter into any material closing agreement, (vi) settle any material Tax claim, audit or assessment, (vii) surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, or (viii) agree to a waiver or extension of a statute of limitations with respect to material Taxes;

(k) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Financial Statement Date, (ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $1,000,000, (iii) apply for or enter into any private letter ruling, closing agreement, or other similar agreement, arrangement or determination related to Taxes; surrender any right to claim any material Tax refund, or (iv) change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its most recently filed federal income Tax Return, except, in the case of clause (i) or (iii), as may be required by the SEC, applicable Law or GAAP and with notice thereof to Parent;

(l) incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those in an amount not to exceed the total amount of the capital expenditure budget for the Company set forth on Schedule 4.1(l) of the Company Disclosure Letter and (ii) any unbudgeted capital expenditures not to exceed $2,000,000 individually or $2,000,000 in the aggregate;

(m) adopt or enter or make any commitment to adopt or enter into any employee benefit plan, program, policy or agreement that would be an “employee benefit plan” as defined in Section 3(3) of the ERISA if it were in existence as of the date of this Agreement;

(n) grant any awards under any Company Stock Incentive Plan (including any severance plan) except awards to the directors of the Company in the ordinary course of business consistent with past practice;

(o) take any action or exercise any discretion to accelerate the vesting or payment of, or to fund or in any other way secure the payment of, any compensation or benefit under any Company Stock Incentive Plan;

(p) settle any material Legal Action involving or against the Company or any of its Subsidiaries, including any shareholder derivative or class action claims, including any arising out of or in connection with the Merger or the other transactions contemplated hereby;

(q) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Company Material Contracts or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Company Material Contract, or enter into any Contract that would have been a Company Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice;

(r) enter into or amend or otherwise modify any material agreement or arrangement with Persons that are Affiliates or, as of the date hereof, are officers, directors or employees of the Company or any Subsidiary of the Company;

(s) (i) enter into or amend any employment, consulting, severance, retention, change in control, tax gross-up, deferred compensation, special or stay bonus, or any other agreement between the Company and any officer or any director of a Subsidiary of the Company or other employee or contractor of the Company, (ii) increase the amount of compensation, bonus or other benefits payable to any current or former director, trustee, officer or other employee (other than in the ordinary course of business consistent with past practices), of the Company or its Subsidiaries, (iii) grant any severance or termination pay or benefits (or any increase in the amount of such pay or benefits) to any current or former director, trustee, officer or other employee of the Company or the Subsidiaries of the Company that would be payable at or after the Effective Time;

(t) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Subsidiary thereof (other than the Merger); or

(u) agree, resolve or commit to (i) do any action restricted by this Section 4.1 or (ii) accept any restriction that would prevent the Company or any of its Subsidiaries from taking any action required by this Section 4.1.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) the Company from taking any action, at any time or from time to time, that in the reasonable judgment of the Company Board (based on the recommendation of the Company Special Committee), upon advice of counsel to the Company, is reasonably necessary for the Company to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to shareholders of the Company in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Subsidiary of the Company as a partnership or disregarded entity for U.S. federal income Tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) the Company from taking any action, at any time or from time to time, as the Company determines to be necessary to (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement; provided, however, that if the Company or any Subsidiary of the Company proposes to take any action pursuant to this paragraph, the Company shall promptly notify Parent and consider in good faith any reasonable request of Parent to take such actions as will reduce any adverse effects on Parent or its direct or indirect owners or affiliates.

Section 4.2 Conduct of Business by Parent and Merger Sub.  During the Interim Period, Parent and Merger Sub shall, and shall cause each such entity’s Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts (i) to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code, (ii) to preserve its current beneficial relationships with any Person with which Parent has material business relationships (including, without limitation, customers, suppliers, directors, officers and other employees if any), and (iii) to keep available the services of its officers and key employees, if any.  Without limiting the generality of the foregoing, during the Interim Period, except as set forth on Schedule 4.2 of the Parent Disclosure Letter or as otherwise contemplated by this Agreement, Parent and Merger Sub shall not, and shall cause each such entity’s Subsidiaries, not to (and not to authorize or commit or agree to), unless the Company, with the approval of the Company Special Committee, shall otherwise consent in writing:

(a) (i) except for regular monthly dividends as set forth on Schedule 4.2(a) of the Parent Disclosure Letter, declare, set aside or pay any dividends on, or make any other distributions in respect of, any shares of capital stock of Parent (provided that Parent and its Subsidiaries shall be permitted to pay dividends and make distributions, including under Sections 858 and 860 of the Code, reasonably necessary for Parent to maintain its status as a REIT under the Code and avoid or reduce the imposition of any corporate level Tax or excise Tax under the Code), (ii) split, combine or reclassify any capital stock, partnership interests or other equity interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock, partnership interests or other equity interests, or (iii) purchase, redeem or otherwise acquire any shares of capital stock, partnership interests or other equity interests of the Company;

(b) amend the Parent Organizational Documents in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Shares;

(c) except pursuant to Parent Stock Incentive Plans, issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of Parent or any Subsidiary of Parent or any Equity Equivalents, except to Parent or a Subsidiary of Parent;

(d) merge or consolidate with any Person if such merger or consolidation would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(e) acquire or agree to acquire (by merger, consolidation or acquisition of stock or assets, or by lease or license) any real property, corporation, partnership or other business organization or any division or material amount of assets thereof (except of or from any Subsidiary of Parent), if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(f) amend any term of any Parent Shares or Equity Equivalents of Parent in a manner that would adversely affect the economic benefits of the Merger to the holders of the Company Shares;

(g) other than in the ordinary course of business consistent with past practice (i) incur, create or assume any Indebtedness or issue or amend the terms of any debt securities, (ii) assume, guarantee or endorse, or otherwise become responsible for the obligations of any other Person or entity (other than any Subsidiary of Parent) for borrowed money, or (iii) pledge, encumber or otherwise subject to an Encumbrance any Parent Properties, in each case if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(h) make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business consistent with past practice or loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of Parent or Merger Sub, if such transaction would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(i) (i) make, modify or rescind any Tax election, (ii) change any annual Tax accounting period, or (iii) adopt or change any method of tax accounting except as required by applicable Law;

(j) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with their terms) any Parent Material Contract or waive, release or assign any material rights, claims or benefits of it or its Subsidiaries under any Parent Material Contract, or enter into any Contract that would have been a Parent Material Contract had it been entered into prior to this Agreement, except in the ordinary course of business consistent with past practice, in each case, if such Contract or amendment of a Contract would, or would reasonably be expected to, prevent or materially impair the ability of Parent or Merger Sub to consummate the Merger before the Outside Date;

(k) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of Parent, Merger Sub or any such entity’s Subsidiary thereof (other than the Merger); or

(l) agree, resolve or commit to (i) do any action restricted by this Section 4.2 or (ii) accept any restriction that would prevent Parent, Merger Sub or any such entity’s Subsidiary from taking any action required by this Section 4.2.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Parent from taking any action, at any time or from time to time, that in the reasonable judgment of the Parent Board, upon advice of counsel to Parent, is reasonably necessary for Parent to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including making dividend or distribution payments to shareholders of Parent in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Subsidiary of Parent as a partnership or disregarded entity for federal income Tax purposes or as a Qualified REIT Subsidiary or Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Parent from taking any action, at any time or from time to time, as Parent determines to be necessary to (A) be in compliance at all times with all of its obligations under any Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Tax Protection Agreement; provided, however, that if Parent, Merger Sub or any Subsidiary of Parent proposes to take any action pursuant to this paragraph, Parent shall promptly notify the Company and consider in good faith any reasonable request of the Company to take such actions as will reduce any adverse effects on the Company or its direct or indirect owners or affiliates.

Section 4.3 Other Actions.  Neither Parent nor the Company shall, and each of Parent and the Company shall cause its respective Subsidiaries not to, take any action that would reasonably be expected to result in any of the representations and warranties of such party set forth in this Agreement becoming untrue such that the conditions to the Merger set forth in Section 6.2(a) or Section 6.3(a), as the case may be, would not be satisfied by the Outside Date.

Section 4.4 Control of Other Party’s Business.  Nothing contained in this Agreement will give Parent, directly or indirectly, the right to control the Company or any of its Subsidiaries or direct the business or operations of the Company or any of its Subsidiaries prior to the Effective Time.  Nothing contained in this Agreement will give the Company, directly or indirectly, the right to control Parent or any of its Subsidiaries or direct the business or operations of Parent or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, each of Parent and the Company will exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its respective operations and the operations of its respective Subsidiaries.  Nothing in this Agreement, including any of the actions, rights or restrictions set forth herein, will be interpreted in such a way as to place any of Parent or the Company in violation of any applicable Law.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1 Preparation of the Registration Statement and the Joint Proxy Statement; Shareholder Meetings.

(a) The Company and Parent shall cooperate and use commercially reasonable efforts to promptly prepare, for inclusion in the Form S-4, a proxy statement with respect to each of the Company Shareholder Meeting and the Parent Shareholder Meeting in connection with the Merger (the “Joint Proxy Statement”) as promptly as practicable after the date of this Agreement.  Parent shall use commercially reasonable efforts to prepare and file with the SEC a Registration Statement on Form S-4 (the “Form S-4”) under the Securities Act with respect to the Parent Common Shares issuable in the Merger, in which the Joint Proxy Statement will be included as a prospectus, as promptly as practicable after the date of this Agreement.  The Company and Parent shall furnish all information concerning such party and its Affiliates to the other (including, in the case of the Company, the Company Special Committee), and provide such other assistance as may reasonably be requested by Parent or the Company (including the Company Special Committee) in connection with the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement.  The respective parties will cause the Joint Proxy Statement and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.  The Company and Parent shall use commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable and to keep the Form S-4 effective as long as necessary to the consummate the transactions contemplated herein.  Parent shall take all action required to be taken under any applicable state securities or “Blue Sky” laws in connection with the issuance of the Parent Common Shares or the assumption of the Company Stock Options in the Merger and in connection with the reservation for issuance of Parent Common Shares that will be subject to Company Stock Options as may be reasonably requested in connection with any such action, and the Company shall furnish all information concerning the Company and its Subsidiaries as may be reasonably requested in connection with any such action.  Except for annual, quarterly and current reports filed or furnished with the SEC under the Exchange Act, which may be incorporated by reference therein (but subject to Section 5.6), no filing of, or amendment or supplement to, the Form S-4 and no response to SEC comments thereon shall be made by Parent without the Company’s prior consent (which shall not be unreasonably withheld, conditioned or delayed) and without providing the Company the opportunity to review and comment thereon, and Parent and Merger Sub shall give reasonable and good faith consideration to any comments thereon made by the Company and its counsel.   Parent will advise the Company, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Common Shares issuable in connection with the Merger for offering or sale in any jurisdiction, or any oral or written request by the SEC for amendment of the Joint Proxy Statement, the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information, and will promptly provide the others with copies of any written communication from the SEC or any state securities commission.  Each of the Company and Parent shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement or the Form S-4.  If at any time prior to the Effective Time any information relating to Parent or the Company, or any of their respective affiliates, officers or directors, should be discovered by Parent or any Company which should be set forth in an amendment or supplement to (i) the Form S-4 so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement so that it would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties hereto and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the shareholders of the Company.  All filings by each of Parent and the Company with the SEC in connection with the transactions contemplated hereby, including all mailings to the shareholders of each of Parent and the Company in connection with the Merger and transactions contemplated by this Agreement, shall be subject to the reasonable prior review and comment by each of Parent and the Company (including the Company Special Committee).

(b) As promptly as practicable following the date of this Agreement, the Company shall, in accordance with applicable Law and the Company Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Company Shareholder Meeting”) for the purpose of obtaining the Company Shareholder Approval.  As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, the Company will cause the Joint Proxy Statement to be mailed to its shareholders and hold the Company Shareholder Meeting.   Except to the extent that the Company Board (based on the recommendation of the Company Special Committee) shall have withdrawn, qualified or modified its approval or recommendation of this Agreement or the Merger in compliance with Section 5.4(d), Section 5.4(e) and Section 5.4(g), the Company Board shall recommend to holders of the Company Shares that they approve the Merger, the Plan of Merger and the other transactions contemplated by this Agreement and shall include such recommendations in the Joint Proxy Statement (the “Company Recommendation”).  Subject to Section 5.4(d), Section 5.4(e) and Section 5.4(g), the Company will use reasonable best efforts to solicit or cause to be solicited from the shareholders of the Company proxies in favor of the approval of the Merger, the Plan of Merger and the other transactions contemplated by this Agreement and will take all other action necessary or advisable to secure the vote or consent of the shareholders of the Company required by applicable Law to obtain such approvals.  Notwithstanding the foregoing provisions of this Section 5.1(b), if, on the date for which the Company Shareholder Meeting is scheduled, the Company has not received proxies representing a sufficient number of Company Shares to obtain the Company Shareholder Approval, whether or not a quorum is present, the Company shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is two Business Days prior to the Outside Date) of the Company Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies in favor of the Merger, the Plan of Merger and the other transactions contemplated by this Agreement to obtain the Company Shareholder Approval.

(c) As promptly as practicable following the date of this Agreement, Parent shall, in accordance with applicable Law and the Parent Organizational Documents, establish a record date, duly call, give notice of, convene and hold a meeting of its shareholders (including any adjournments or postponements thereof, the “Parent Shareholder Meeting”) for the purpose of obtaining the Parent Shareholder Approval.  As promptly as reasonably practicable after the Form S-4 is declared effective under the Securities Act, Parent will cause the Joint Proxy Statement to be mailed to its shareholders and hold the Parent Shareholder Meeting.  Except to the extent the Parent Board shall have withdrawn, qualified or modified its approval or recommendation of the issuance of the Parent Common Shares to be issued in the Merger in compliance with Section 5.5(b), the Parent Board shall recommend to holders of the Parent Common Shares that they approve the issuance of the Parent Common Shares to be issued in the Merger and shall include such recommendations in the Joint Proxy Statement (the “Parent Recommendation”).  Subject to Section 5.5(b), Parent will use reasonable best efforts to solicit or cause to be solicited from the shareholders of Parent proxies in favor of the approval of the issuance of the Parent Common Shares to be issued in the Merger and will take all other action necessary or advisable to secure the vote or consent of the shareholders of Parent required by applicable Law to obtain such approvals.  Notwithstanding the foregoing provisions of this Section 5.1(c), if, on the date for which the Parent Shareholder Meeting is scheduled, Parent has not received proxies representing a sufficient number of Parent Common Shares to obtain the Parent Shareholder Approval, whether or not a quorum is present, Parent shall have the right to make one or more successive postponements or adjournments (but in no event beyond the date that is two Business Days prior to the Outside Date) of the Parent Shareholder Meeting solely for the purpose of and for the times reasonably necessary to solicit additional proxies in favor of the issuance of the Parent Common Shares to be issued in the Merger to obtain the Parent Shareholder Approval.

(d) Parent, with respect to the action identified in clause (i) below, and the Company and Parent, with respect to the actions identified in clause (ii) below, shall:

(i) promptly prepare and file with the NYSE a listing application covering the Parent Common Shares issuable in the Merger and the Parent Common Shares subject to Company Stock Options assumed in the Merger, and use all commercially reasonable efforts to obtain, prior to the Effective Time, approval for the listing of such Parent Common Shares, subject only to official notice of issuance; and

(ii) cooperate with each other in obtaining a written opinion of its respective legal counsel, Hogan Lovells US LLP, in the case of Parent, and McGuireWoods LLP, in the case of the Company (“Tax Counsel”), substantially in the forms attached hereto as Exhibit E (each such opinion, a “Tax Opinion”), dated as of the Effective Time, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code.  Each of the Company, Parent and Merger Sub shall cooperate with each Tax Counsel and shall deliver to each Tax Counsel for purposes of each Tax Opinion customary representations and covenants, including those contained in certificates of the Company, Parent, Merger Sub and others.

Section 5.2 Access to Information; Confidentiality.

(a) Subject to the requirements of confidentiality agreements with third parties, upon 24 hours prior written notice, the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and its officers, employees, accountants, counsel, financial advisors and other Representatives, reasonable access during normal business hours during the Interim Period, to all their respective properties, books, contracts, commitments, personnel and records and, during such period, the Company shall, and shall cause each of its Subsidiaries to, furnish promptly to Parent (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws, (b) a copy of each debt agreement, ground lease, owner’s or leasehold title insurance policy, existing survey, financial report of the Company Properties, property improvement plan for the Company Properties and existing environmental audit for the Company Properties, and (c) all other information concerning its business, properties and personnel as Parent may reasonably request, including financial statements, Tax Returns, leases, certificates of occupancy, tax statements, service agreements, license or franchise agreements and Permits.

(b) Each of the Company and Parent shall hold any nonpublic information concerning the other party in confidence in accordance with the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof, notwithstanding the execution and delivery of this Agreement or the termination hereof.  Each of the Company and Parent shall comply with the terms of the Confidentiality Agreement with respect to any nonpublic information concerning the other party provided to their respective officers, employees, accountants, counsel, financial advisors and other Representatives and Affiliates.

(c) No investigation pursuant to this Section 5.2 or information provided, made available or delivered to any of the Company or Parent pursuant to this Section 5.2 or otherwise shall affect any representations or warranties or conditions or rights of any of the Company or Parent contained in this Agreement.

Section 5.3 Best Efforts; Notification.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Parent agrees to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iii) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of this Agreement.  In connection with and without limiting the foregoing, (x) the Company shall take all action necessary so that no “fair price,” “business combination,” “moratorium,” “control share acquisition” or any other anti-takeover statute or similar statute enacted under state or federal laws of the U.S. or similar statute or regulation (a “Takeover Statute”) is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (y) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, each of the Company and Parent take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

(b) Each of the Company and Parent shall give prompt notice to the other party, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

(c) Subject to applicable Law and the instructions of any Governmental Entity, each of the Company and Parent shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated hereby, including promptly furnishing the others with copies of notices or other written communications received by any of the Company or Parent or any of their respective Subsidiaries, from any Governmental Entity and/or third party with respect to such transactions, and, to the extent practicable under the circumstances, shall provide the other party and its counsel with the opportunity to participate in any meeting with any Governmental Entity in respect of any filing, investigation or other inquiry in connection with the transactions contemplated hereby.

Section 5.4 No Solicitation of Transactions.

(a) Notwithstanding anything to the contrary contained in this Agreement but subject to Section 5.4(e) and Section 5.4(g), during the period beginning on the date of this Agreement and continuing until 11:59 p.m. (New York City time) on May 28, 2016 (the “Go Shop Period End Time”), the Company, the Subsidiaries of the Company and their respective Representatives may and shall have the right to, directly or indirectly: (i) initiate, solicit, encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, including by way of (A) contacting third parties, (B) broadly disseminating public disclosure or (C) providing access to the properties, offices, assets, books, records and personnel of the Company and the Subsidiaries of the Company and furnishing non-public information pursuant to (but only pursuant to) one or more Acceptable Confidentiality Agreements; provided, however, that the Company has previously furnished, made available or provided access to such non-public information to Parent; (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person relating to, or in furtherance of such inquiries, proposals, offers or other actions or to obtain, an Acquisition Proposal; (iii) release any Person from, or refrain from enforcing, any standstill agreement or similar obligation to the Company or any of the Subsidiaries of the Company; and (iv) disclose to the shareholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iv) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  For purposes of this Agreement, the term “Go Shop Bidder” shall mean any Person (including its controlled Affiliates and Representatives) that submits a proposal or offer regarding an Acquisition Proposal not later than the Go Shop Period End Time that has not been withdrawn and that the Company Special Committee determines prior to the Go Shop Period End Time (or in the case of any Acquisition Proposal received less than two (2) Business Days before the date of the Go Shop Period End Time, not later than two (2) Business Days after the Go Shop Period End Time), has resulted in, or would be reasonably expected to result in, a Superior Proposal.  No later than one (1) Business Day after the Go Shop Period End Time, the Company shall notify Parent in writing of the identity of each Go Shop Bidder and provide to Parent (x) a copy of any related Acquisition Proposal made in writing and any other written material terms or proposals provided (including, to the extent not included therein, a copy of the acquisition agreement and any related transaction documents and financing commitments, if any) to the Company or any Company Subsidiary and (y) a written summary of the material terms of any related Acquisition Proposal not made in writing (including any material terms proposed orally or supplementally).

(b) Except as permitted by, and subject to, Section 5.4(d), Section 5.4(e) and Section 5.4(g), and except with respect to a Go Shop Bidder, from and after the Go Shop Period End Time, the Company shall not, and shall cause each of its Subsidiaries not to, and shall not authorize or permit any of its Representatives to, (i) initiate, solicit, knowingly encourage or facilitate any inquiries or the making of any proposal, offer or other action that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, continue or otherwise participate in any discussions or negotiations with any Person, or furnish to any Person other than Parent any non-public information, in furtherance of such inquiries or to obtain an Acquisition Proposal, (iii) release any Person from or fail to enforce any standstill agreement or similar obligation to the Company or any of the Subsidiaries of the Company, (iv) withdraw, modify or amend the Company Recommendation in any manner adverse to Parent or Merger Sub or fail to make the Company Recommendation or fail to include the Company Recommendation in the Joint Proxy Statement, (v) approve, endorse or recommend any Acquisition Proposal (any event described in clause (iv) or this clause (v), whether taken by the Company Board or a committee thereof, a “Company Change in Recommendation”), (vi) enter into any agreement in principle, arrangement, understanding, contract or agreement (whether binding or not) contemplating or otherwise relating to an Acquisition Proposal, or (vii) take any action to exempt any Person from any Takeover Statute or similar restrictive provision of the Company Organizational Documents.  For the avoidance of doubt, after the Go Shop Period End Time until the receipt of the Company Shareholder Approval, the Company, its Subsidiaries and their respective Representatives may continue to take any of the actions described in Section 5.4(a) with respect to any proposals or offers regarding any Acquisition Proposal submitted by a Go Shop Bidder on or before the Go Shop Period End Time or with respect to any amended or modified proposal or offer with respect to any such Acquisition Proposal submitted by a Go Shop Bidder after the Go Shop Period End Time if the Company Special Committee has determined in good faith following consultation with its legal and financial advisors that such Acquisition Proposal (as may be amended or modified) is or is reasonably expected to lead to a Superior Proposal; provided that a Go Shop Bidder shall cease to be a Go Shop Bidder if the negotiations between the Company and such Go Shop Bidder with respect to the Acquisition Proposal that resulted in such Go Shop Bidder becoming a Go Shop Bidder shall have been terminated.  The Company agrees that in the event any Representative of the Company or any Subsidiary of the Company takes any action that, if taken by the Company, would constitute a material violation of this Section 5.4(b), then the Company shall be deemed to be in violation of this Section 5.4(b) for all purposes of this Agreement.

(c) Except as permitted by, and subject to, Section 5.4(b), Section 5.4(d), Section 5.4(e) and Section 5.4(g), after the Go Shop Period End Time, the Company shall, and shall cause each of its Subsidiaries and their respective Representatives to, immediately cease any discussions, negotiations or communications with any Person (other than Go Shop Bidders and Parent) with respect to any Acquisition Proposal or potential Acquisition Proposal and immediately terminate all physical and electronic data room access previously granted to any such Person (other than Go Shop Bidders and Parent).

(d) If, from and after the Go Shop Period End Time and prior to receipt of the Company Shareholder Approval, the Company or any of its Subsidiaries or their respective Representatives receives a bona fide written Acquisition Proposal which has not been initiated, solicited, encouraged or facilitated in violation of Section 5.4(b), and which the Company Special Committee has determined in good faith following consultation with its legal and financial advisors is or is reasonably expected to lead to a Superior Proposal, the Company and its Subsidiaries or any of their respective Representatives thereafter may take the following actions (but only if and to the extent that the Company Special Committee determines in good faith following consultation with its legal advisors that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law: (i) furnish, make available or provide access to non-public information with respect to the Company and its Subsidiaries to the Person who made such Acquisition Proposal and such Person’s Representatives (provided that the Company (A) has previously furnished, made available or provided access to such non-public information to Parent and (B) furnishes, makes available or provides access to such non-public information pursuant to an Acceptable Confidentiality Agreement), (ii) participate in negotiations regarding such Acquisition Proposal, and (iii) disclose to the shareholders of the Company any information required to be disclosed under applicable Law; provided, however, that in the case of this clause (iii) such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.  From and after the Go Shop Period End Time, in the event the Company, any of its Subsidiaries or any of their respective Representatives receives from a Person (including a Go Shop Bidder) or group of related Persons (x) an Acquisition Proposal or an amended or modified proposal or offer with respect to any such Acquisition Proposal, (y) any request for information relating to the Company or its Subsidiaries from a Person who informs the Company or any of its Subsidiaries that it is considering making or has made an Acquisition Proposal or (z) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal, the Company shall promptly notify Parent of (but in no event more than 48 hours following) such receipt.  Such notification shall include, to the extent then known, the identity of the parties and a copy of such Acquisition Proposal, inquiry or request or, if not made in writing, a written description of the material terms thereof.  The Company shall keep Parent apprised on a current basis of (and in any event no later than 24 hours after) any material developments, discussions and negotiations concerning, any such Acquisition Proposal, inquiry or request, including by furnishing copies of any documentation and written correspondence that supplements or amends any such Acquisition Proposal, inquiry or request.  Notwithstanding anything to the contrary in this Agreement, but subject to the preceding three sentences, nothing herein shall prohibit the Company, its Subsidiaries and their respective Representatives from contacting in writing any Person submitting an Acquisition Proposal (that was not the result of a violation of this Section 5.4) solely to clarify the terms of the Acquisition Proposal for the sole purpose of the Company Board (or the Company Special Committee) informing itself about such Acquisition Proposal.  Neither the Company nor any of its Subsidiaries shall, after the date of this Agreement, enter into any confidentiality agreement that would prohibit it from providing such information to Parent.

(e) At any time prior to receipt of the Company Shareholder Approval, the Company Board may, if the Company Board determines in good faith after consultation with its legal advisor (and based on the recommendation of the Company Special Committee) that the failure to do so would reasonably be likely to be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, (i) upon receipt by the Company of an Acquisition Proposal that constitutes a Superior Proposal (whether or not from a Go Shop Bidder), make a Company

Change in Recommendation (and the Company may so terminate this Agreement in accordance with Section 7.1(c)(ii) of this Agreement and enter into an agreement relating to, or for the implementation of, such Superior Proposal); or (ii) otherwise make a Company Change in Recommendation in response to a Company Intervening Event; provided that

(A) in the case of a Company Change in Recommendation under clause (i) of this Section 5.4(e), (1) such Acquisition Proposal did not result from the Company’s breach of its obligations under this Section 5.4, and (2) the Company Board has determined in good faith, after consultation with its legal and financial advisors (and based on the recommendation of the Company Special Committee), that such Acquisition Proposal constitutes a Superior Proposal and, after consultation with its legal advisor, that the failure of the Company to terminate this Agreement in accordance with Section 7.1(c)(ii) or make a Company Change in Recommendation, as the case may be, would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to Section 5.4(e)(D);

(B) in the case of a Company Change in Recommendation under clause (ii) of this Section 5.4(e), the Company Board has determined in good faith, after consultation with its legal advisor (and based on the recommendation of the Company Special Committee), that failure of the Company to make a Company Change in Recommendation would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by Parent pursuant to Section 5.4(e)(D);

(C) the Company has notified Parent in writing that the Company Board intends to make a Company Change in Recommendation or enter into an agreement related to the Superior Proposal, attaching the most current version of such agreement (including any amendments, supplements or modifications) to such notice (a “Company Change Notice”); and

(D) during the five (5) Business Day period following Parent’s receipt of a Company Change Notice, the Company shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), Parent in making adjustments to the terms and conditions of this Agreement such that (1) in circumstances involving or relating to an Acquisition Proposal, the Superior Proposal ceases to be a Superior Proposal; provided that any amendment, supplement or modification to any Acquisition Proposal shall be deemed a new Acquisition Proposal and the Company may not terminate this Agreement pursuant to Section 7.1(c) or make a Company Change in Recommendation pursuant to clause (i) of this Section 5.4(e) unless the Company has complied with the requirements of this Section 5.4(e) with respect to each such new Acquisition Proposal including sending a Company Change Notice with respect to each such new Acquisition Proposal (except that the new negotiation period under this Section 5.4(e)(D) shall be three (3) Business Days instead of five (5) Business Days), and (2) in circumstances not involving an Acquisition Proposal, as may be proposed by Parent.

(f) Notwithstanding any Company Change in Recommendation, unless such Company Change in Recommendation is with respect to a Superior Proposal and the Company terminates this Agreement in accordance with Section 7.1(c)(ii) of this Agreement, the Company shall cause the approval of the Merger, the Plan of Merger and the other transactions contemplated hereby to be submitted to a vote of the Company’s shareholders at the Company Shareholder Meeting.

(g) Nothing in this Section 5.4 or elsewhere in this Agreement shall prevent the Company Board or the Company, directly or indirectly, from (i) taking and disclosing to the shareholders of the Company a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act with respect to an Acquisition Proposal, making any required disclosure to the shareholders of the Company under applicable Law, including Rule 14d-9 promulgated under the Exchange Act or Item 1012(a) of Regulation M-A or (ii) making any disclosure to the shareholders of the Company if the Company Board determines in good faith after consultation with its legal advisors (and based on the recommendation of the Company Special Committee) that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of the Company under applicable Law; provided, however, that to the extent any such disclosure addresses the approval, recommendation or declaration of advisability by the Company Board with respect to this Agreement or an Acquisition Proposal, such disclosure shall be deemed to be a Company Change in Recommendation if not accompanied by an express public re-affirmation of the Company Recommendation.

Section 5.5 Parent Change in Recommendation.

(a) Except as permitted by, and subject to, Section 5.5(b), from and after the date of this Agreement, Parent shall not withdraw, modify or amend the Parent Recommendation in any manner adverse to the Company or fail to make the Parent Recommendation or fail to include the Parent Recommendation in the Joint Proxy Statement (such event, whether taken by the Parent Board or a committee thereof, a “Parent Change in Recommendation”).

(b) At any time prior to receipt of the Parent Shareholder Approval, the Parent Board may, if the Parent Board determines in good faith after consultation with its legal and financial advisors that the failure to do so would be inconsistent with its fiduciary duties to the shareholders of Parent under applicable Law, make a Parent Change in Recommendation in response to a Parent Intervening Event; provided that

(i) the Parent Board has determined in good faith, after consultation with its legal and financial advisors, that failure of Parent to make a Parent Change in Recommendation would be inconsistent with its fiduciary duties to the shareholders of Parent under applicable Law, taking into account all adjustments to the terms of this Agreement that may be offered by the Company pursuant to Section 5.5(b)(iii);

(ii) Parent has notified the Company in writing that the Parent Board intends to make a Parent Change in Recommendation (a “Parent Change Notice”); and

(iii) during the five (5) Business Day period following the Company’s receipt of a Parent Change Notice, Parent shall have offered to negotiate with (and, if accepted, negotiated in good faith with), and shall have caused its respective financial and legal advisors to offer to negotiate with (and, if accepted, negotiate in good faith with), the Company in making adjustments to the terms and conditions of this Agreement as may be proposed by the Company.

Section 5.6 Public Announcements.  Except (a) with respect to any Company Change in Recommendation or Parent Change in Recommendation made in accordance with the terms of this Agreement and (b) with respect to disclosures that are consistent with prior disclosures made in compliance with this Section 5.6, each of the Company and Parent will consult with the other party (including, in the case of the Company, the Company Special Committee) before issuing, and provide executive officers of the other party and, in the case of the Company, the Company Special Committee, the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, court process or stock exchange rules or regulations.  The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto and approved by the Company Special Committee.

Section 5.7 Transfer Taxes.  Each of the Company and Parent shall cooperate in (a) the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees, any similar taxes and any related interests, penalties and additions to tax (together, “Transfer Taxes”) which become payable in connection with the Merger and (b) attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Corporation shall pay or cause to be paid, without deduction or withholding from the Merger Consideration, all Transfer Taxes.

Section 5.8 Certain Transactions.

(a) Termination of Advisory and Related Party Contracts.  On or prior to the Closing Date, each of the Company and Parent shall terminate, without liability to such party, each of the contracts listed on Exhibit C attached hereto pursuant to a termination agreement entered into on the date hereof, a copy of which is attached hereto as Exhibit D (the “Termination Agreement”).

(b) Redemption Program.  Between the date of this Agreement and the earlier of the termination of this Agreement or the Effective Time, the Company shall continue the suspension of its Unit Redemption Program.

Section 5.9 Indemnification of Directors, Officers, Employees or Agents of the Company.

(a) Indemnification Rights.  From and after the Effective Time, Parent shall indemnify the present and former directors, officers, employees or agents of the Company and its Subsidiaries who at any time prior to the Effective Time were entitled to indemnification under the articles of incorporation or by-laws of the Company or employment agreements between the Company and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such articles of incorporation or by-laws or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

(b) Liability Coverage.  The Surviving Corporation shall obtain and maintain for a period of six (6) years from and after the Effective Time “run-off” or “tail” director and officer liability coverage for the benefit of the directors and officers of the Company and its Subsidiaries without reduction of existing coverage under, and having terms not less favorable to the insured persons, than the director and officer liability insurance coverage presently maintained by the Company.

(c) Articles of Incorporation and By-laws.  The articles of incorporation and by-laws of the Surviving Corporation shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors, officers, employees or agents of the Company and any of its Subsidiaries than are presently set forth in the articles of incorporation and by-laws of the Company.

(d) Successors and Assigns.  The provisions of this Section 5.9 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of Parent and the Surviving Corporation.  Parent agrees to pay all costs and expenses (including fees and expenses of counsel) that may be incurred by any indemnified party or his or her heirs or his or her personal representatives in successfully enforcing the indemnity or other obligations of Parent or the Surviving Corporation under this Section 5.9.  The provisions of this Section 5.9 shall survive the Merger and are in addition to any other rights to which an indemnified party may be entitled.  In the event that Parent, the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its business, properties or assets to any Person, then, and in each such case, to the extent necessary, a proper provision should be made so that the successors and assigns of Parent, the Surviving Corporation or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 5.9, which obligations are expressly intended to be for the irrevocable benefit of, and shall be enforceable by, each indemnified party covered hereby.

Section 5.10 Litigation.  Each of the Company and Parent shall give the other party the opportunity to participate in the defense or settlement of any shareholder litigation against such party and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of the other party (with the prior approval of the Company Special Committee in the case of the Company), which consent shall not be unreasonably withheld, conditioned or delayed.  For purposes of this paragraph, “participate” means that the non-litigating party will be kept apprised of proposed strategy and other significant decisions with respect to the litigation by the litigating party, consistent with the common interest of the Company and Parent in these matters and the applicable privileges and protections provided therein, and the non-litigating party may offer comments or suggestions with respect to the litigation, but will not be afforded any decision making power or other authority over the litigation except for the settlement consent set forth above.

Section 5.11 Section 16 Matters.  Prior to the Effective Time, each of the parties shall take all such steps as may be required to cause (a) any dispositions of Company Shares (including derivative securities with respect to Company Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions of Parent Common Shares (including derivative securities with respect to Parent Common Shares) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.12 Dividends.  In the event that a dividend or distribution with respect to the Company Shares permitted under the terms of this Agreement has (i) a record date prior to the Effective Time and (ii) has not been paid as of the Effective Time, the holders of Company Shares shall be entitled to receive such distribution from the Company immediately prior to the time such shares are exchanged pursuant to ARTICLE II of this Agreement.

Section 5.13 FIRPTA Certificate.  On the Closing Date, prior to the Merger, the Company shall deliver to Parent a duly executed certificate, dated as of the Closing Date, that the Company has been a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code during the period during which the Company was in existence, and therefore the Company Shares are not “United States real property interests” by reason of the exception provided in Section 897(h)(2) of the Code.

ARTICLE VI
CONDITIONS PRECEDENT

Section 6.1 Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver by the Company (at the direction of the Company Special Committee) and Parent on or prior to the Effective Time of the following conditions:

(a) Shareholder Approval.  Each of the Company Shareholder Approval and the Parent Shareholder Approval shall have been obtained.

(b) No Injunctions or Restraints.  No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

(c) Certain Actions and Consents.  All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby as set forth on Schedule 6.1(c) of each of the Company Disclosure Letter and the Parent Disclosure Letter shall have been obtained or made, and any waiting period under applicable Laws shall have expired or been terminated.

(d) Termination of Advisory and Related Party Contracts.  The Termination Agreement entered into on the date hereof shall remain in effect and shall not have been amended or modified, or any of the Company’s or Parent’s rights thereunder waived, except in each case to the extent each of the Company (acting at the direction of the Company Special Committee) and Parent has approved in writing prior thereto such amendment, modification or waiver.

(e) Form S-4.  The Form S-4 shall have been declared effective by the SEC under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(f) Listing.  The Parent Common Shares to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(g) Tax Opinions Relating to the Merger.  Each of the Company and Parent shall have received a Tax Opinion of its respective Tax Counsel, dated as of the Effective Time, substantially in the form attached hereto as Exhibit E. The opinion conditions referred to in this Section 6.1(g) shall not be waivable after receipt of the Company Shareholder Approval or the Parent Shareholder Approval, unless further approval of the shareholders of the Company or Parent, as the case may be, is obtained with appropriate disclosure.

Section 6.2 Conditions to Obligations of Parent and Merger Sub.  The obligations of Parent and Merger Sub to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by Parent:

(a) Representations and Warranties.  (i) Each of the representations and warranties of the Company set forth in Section 3.1(a), Section 3.1(c), Section 3.1(d)(i) and Section 3.1(j) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) the other representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except that (x) the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date, and (y) where any such failure of the representations and warranties to be true and correct would not , individually or in the aggregate, have a Company Material Adverse Effect (without giving effect to any “materiality” or “Company Material Adverse Effect” qualifications contained therein).  Parent shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the Company’s chief executive officer or chief financial officer to such effect.

(b) Performance of Obligations of the Company.  The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Parent shall have received a certificate signed on behalf of the Company by the Company’s chief executive officer or the chief financial officer to such effect.

(c) Consents.  All consents and waivers from third parties as set forth on Schedule 6.2(c) of the Company Disclosure Letter shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Company Material Adverse Effect.

(d) Absence of Changes.  On the Closing Date, there shall not exist any event, circumstance or occurrence arising after the date of this Agreement, that, individually or in the aggregate, constitutes or would reasonably be expected to result in a Company Material Adverse Effect.

(e) Dissenting Shares.  The number of Parent Common Shares that would be issuable with respect to Dissenting Shares shall not exceed five percent (5%) of the Company Common Shares outstanding as of the Closing Date.

(f) Tax Opinion Relating to REIT Status.  The Company shall provide Parent an opinion of McGuireWoods LLP, dated as of the Closing Date and in the form attached hereto as Exhibit F, opining that the Company has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2011, through its taxable year ended December 31, 2015, and that the Company’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code from January 1, 2016, through the Effective Time (the “Company REIT Opinion”).  The Company shall cooperate with McGuireWoods LLP and shall deliver to McGuireWoods LLP for purposes of the Company REIT Opinion customary representations and covenants, including those contained in certificates of the Company.

Section 6.3 Conditions to Obligation of the Company.  The obligations of the Company to effect the Merger and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company (acting at the direction of the Company Special Committee):

(a) Representations and Warranties.  (i) Each of the representations and warranties of Parent and Merger Sub set forth in Section 3.2(a)(i), Section 3.2(c) and Section 3.2(d)(i) of this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date, as though made on and as of the Closing Date, except that the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date and (ii) the other representations and warranties of Parent and Merger Sub set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except that (x) the accuracy of such representations and warranties that by their terms speak as of the date of this Agreement or some other date will be determined as of such date and not as of the Closing Date, and (y) where any such failure of the representations and warranties to be true and correct would not , individually or in the aggregate, have a Parent Material Adverse Effect (without giving effect to any “materiality” or “Parent Material Adverse Effect” qualifications contained therein).  The Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Parent and Merger Sub by the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub.  Each of Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate of Parent signed on behalf of Parent and Merger Sub by the chief executive officer or the chief financial officer of Parent to such effect.

(c) Consents.  All consents and waivers from third parties as set forth on Schedule 6.3(c) of the Parent Disclosure Letter shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Parent Material Adverse Effect.

(d) Absence of Changes.  On the Closing Date, there shall not exist any event, circumstance or occurrence arising after the date of this Agreement, that individually or in the aggregate, constitutes or would reasonably be expected to result in a Parent Material Adverse Effect.

(e) Tax Opinion Relating to REIT Status.  Parent shall provide the Company an opinion of Hogan Lovells US LLP, dated as of the Closing Date and in the form attached hereto as Exhibit G, opining that Parent has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 2012, and that Parent’s current organization and current and proposed method of operation will enable it to meet the requirements for qualification and taxation as a REIT under the Code for its taxable year ending December 31, 2016, and future taxable years (the

“Parent REIT Opinion”).  Parent shall cooperate with Hogan Lovells US LLP and shall deliver to Hogan Lovells US LLP for purposes of the Parent REIT Opinion customary representations and covenants, including those contained in certificates of Parent.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

Section 7.1 Termination.  This Agreement may be terminated and the Merger and the other transactions contemplated hereby may be abandoned at any time prior to the Effective Time (the date of any such termination, the “Termination Date”):

(a) by mutual written consent duly authorized by the Company Board (with the prior approval of the Company Special Committee) and the Parent Board;

(b) by either the Company (with the prior approval of the Company Special Committee) or Parent:

(i) if any judgment, injunction, order, decree, ruling or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement that has proximately contributed to the occurrence of such judgment, injunction, order, decree, ruling or action shall not be entitled to exercise its right to terminate under this Section 7.1(b)(i);

(ii) if the Merger shall not have been consummated before August 31, 2016 (the “Outside Date”); provided, however, that if, prior to June 30, 2016, the Form S-4 has not been declared effective by the SEC, then the Outside Date shall be extended on a daily basis until the Form S-4 has been declared effective by the SEC; provided further that the Outside Date shall be no later than November 30, 2016; and provided further, however, that party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 7.1(b)(ii);

(iii) if, upon a vote taken at the Company Shareholder Meeting or any adjournment thereof, the Company Shareholder Approval is not obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to the Company if the failure to obtain the Company Shareholder Approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of its obligations under Section 5.1 or Section 5.4 of this Agreement;

(iv) if, upon a vote taken at the Parent Shareholder Meeting or any adjournment thereof, the Parent Shareholder Approval is not obtained; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Parent if the failure to obtain the Parent Shareholder Approval shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of its obligations under Section 5.1 of this Agreement;

(c) by the Company (with the prior approval of the Company Special Committee):

(i) upon a breach of any representation, warranty, covenant or agreement on the part of Parent or Merger Sub set forth in this Agreement, or if any representation or warranty of Parent and Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) would be incapable of being satisfied by the Outside Date; provided that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements such that the conditions in Section 6.2(a) or Section 6.2(b) are incapable of being satisfied;

(ii) if, prior to obtaining the Company Shareholder Approval, the Company Board (based on the recommendation of the Company Special Committee) approves and authorizes the Company to enter into a definitive agreement providing for the implementation of a Superior Proposal in a manner permitted under Section 5.4(e); provided, however, that this Agreement may not be so terminated unless concurrently with the occurrence of such termination the payment required by Section 7.4(b)(ii) is made in full to Parent and the definitive agreement relating to the Superior Proposal is entered into, and in the event that such definitive agreement is not concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(iii) if, at any time prior to the Parent Shareholder Approval, Parent, the Parent Board or any committee thereof, for any reason, shall have effected a Parent Change in Recommendation;

(d) by Parent:

(i) upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) would be incapable of being satisfied by the Outside Date; provided that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.1(d)(i) if Parent is then in material breach of any of its representations, warranties, covenants or agreements such that the conditions in Section 6.3(a) or Section 6.3(b) are incapable of being satisfied;

(ii) if, at any time prior to the Company Shareholder Approval, the Company, the Company Board or any committee thereof, for any reason, shall have effected a Company Change in Recommendation; or

(iii) if, at any time prior to the Company Shareholder Approval, (A) the Company Board or any committee thereof shall have approved, adopted or publicly endorsed or recommended any Acquisition Proposal, (B) the Company enters into a contract or agreement relating to an Acquisition Proposal (other than a confidentiality agreement entered into in compliance with Section 5.4(d)), (C) a tender offer or exchange offer for any Company Shares that constitutes an Acquisition Proposal (other than by Parent or any of its Affiliates) is commenced and the Company Board fails to recommend against acceptance of such tender offer or exchange offer by the shareholders of the Company and to publicly reaffirm the Company Recommendation within ten (10) Business Days of being requested to do so by Parent, (D) the Company Board or any committee thereof fails to include the Company Recommendation in the Joint Proxy Statement, or (E) the Company shall have materially violated any of its obligations under Section 5.4 (or shall be deemed pursuant to the last sentence of Section 5.4(b) to have materially violated) any of its obligations under Section 5.4 (other than any immaterial or inadvertent violations thereof that did not result in an alternative Acquisition Proposal).

Section 7.2 Notice of Termination.  A terminating party shall provide written notice of termination to the other parties specifying with reasonable particularity the basis of such termination.  If more than one provision in Section 7.1 is available to a terminating party in connection with a termination, a terminating party may rely on any and all available provisions in Section 7.1 for any such termination.

Section 7.3 Effect of Termination.  In the event of termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of any party hereto (or any Representatives thereof), except that the provisions of Section 5.2(b), this Section 7.3, Section 7.4 and ARTICLE VIII and the definitions of all defined terms appearing in such section shall survive any such termination; provided, however, that, subject to Section 8.10, nothing herein shall relieve any party hereto from liability for fraud or any willful and material breach of any of its representations, warranties, covenants or agreements set forth in this Agreement prior to such termination, in which case the non-breaching party shall be entitled to all rights and remedies available at law or in equity.

Section 7.4 Fees and Expenses.

(a) Except as otherwise specified in this Agreement (including this Section 7.4), on Schedule 7.4 of the Company Disclosure Letter, or on Schedule 7.4 of the Parent Disclosure Letter, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense, whether or not the Merger is consummated.

(b) The Company agrees that if this Agreement shall be terminated:

(i) by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii);

(ii) by the Company pursuant to Section 7.1(c)(ii); or

(iii) by Parent or the Company pursuant to Section 7.1(b)(iii) or by Parent pursuant to Section 7.1(d)(i) and at any time after the date of this Agreement and prior to the failure to obtain Company Shareholder Approval (in the case of a termination pursuant to Section 7.1(b)(iii)) or prior to the breach giving rise to such termination (in the case of a termination pursuant to Section 7.1(d)(i)), (A) (x) in the case of a termination pursuant to Section 7.1(b)(iii), an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board, the Company Special Committee or directly to the Company’s shareholders which proposal (I) has been publicly announced or otherwise disclosed the Company’s shareholders and not publicly withdrawn prior to the Company Shareholder Meeting, or (y) in the case of a termination pursuant to Section 7.1(d)(i), an Acquisition Proposal (whether or not conditional) or an intention to make an Acquisition Proposal (whether or not conditional) shall have been made to the Company Board or the Company Special Committee or directly to the Company’s shareholders or is otherwise publicly announced prior to the Termination Date, and (B) concurrently with such termination or within twelve (12) months following the Termination Date, the Company consummates an Acquisition Proposal (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (A), and for purposes of this Section 7.4(b)(iii), “50%” shall be substituted for “20%” in the definition of Acquisition Proposal);

then, in each such case, the Company shall pay to Parent the Termination Fee  or, solely with respect to a termination by the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, the Go Shop Termination Fee, as applicable, in immediately available funds to an account directed by Parent, which payment shall be made (x) within three (3) Business Days of the Termination Date, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 7.4(b)(i); (y) concurrently with, and as a condition to the effectiveness of, termination, in the case of a Termination Fee or Go Shop Termination Fee, as applicable, payable pursuant to Section 7.4(b)(ii); and (z) at the time of consummation of any transaction contemplated by an Acquisition Proposal, in the case of a Termination Fee payable pursuant to Section 7.4(b)(iii).

(c) The Company agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.1(c)(ii) or by Parent pursuant to Section 7.1(d)(ii) or Section 7.1(d)(iii), in each case in connection with the Company entering into or recommending a Superior Proposal with a Go Shop Bidder on or before the date that is fifteen (15) days following the Go Shop Period End Time, then, in addition to payment of the Go Shop Termination Fee as contemplated by Section 7.4(b)(i) or Section 7.4(b)(ii), the Company shall pay, within three (3) Business Days of the Termination Date, to Parent the Parent Expenses in immediately available funds to an account directed by Parent.

(d) Parent agrees that if this Agreement shall be terminated by the Company pursuant to Section 7.1(c)(iii), then Parent shall pay, within three (3) Business Days of the Termination Date, to the Company the Termination Fee in immediately available funds to an account directed by the Company.

(e) Notwithstanding anything in this Agreement to the contrary, except in the case of fraud or willful and material breach as expressly set forth in Section 7.3 and subject to the limitations set forth in Section 8.10, in the event that the Termination Fee becomes payable, then such payment shall be Parent’s and its Affiliates’ sole and exclusive remedy as liquidated damages for any and all losses or damages of any nature against the Company and its Subsidiaries and each of their respective Representatives in respect of this Agreement, any agreement executed in connection herewith, and the transactions contemplated hereby and thereby, including for any loss or damage suffered as a result of the termination of this Agreement, the failure of the Merger to be consummated or for a breach or failure to perform hereunder (whether intentionally, unintentionally, or otherwise) or otherwise.

(f) For purposes of this Agreement:

(i) “Go Shop Termination Fee” means an amount equal to Five Million Dollars ($5,000,000).

(ii) “Parent Expenses” means all reasonable, actual and documented out-of-pocket costs and expenses incurred prior to the termination of this Agreement by or on behalf of Parent (or its Affiliates) in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder, including reasonable fees and expenses of counsel, investment banking firms, financial advisors, accountants, and consultants, up to an aggregate maximum amount of Three Million Dollars ($3,000,000).

(iii) “Termination Fee” means an amount equal to Twenty-Five Million Dollars ($25,000,000).

(g) Each of the parties hereto acknowledges that the agreements contained in this Section 7.4 are an integral part of the transactions contemplated by this Agreement, and that without these agreements, the other parties would not enter into this Agreement.  In the event that the Company shall fail to pay the Go Shop Termination Fee, the

Termination Fee or the Parent Expenses or Parent shall fail to pay the Termination Fee, as the case may be, when due, the Company or Parent, as the case may be, shall reimburse Parent or the Company, as the case may be, for all reasonable costs and expenses actually incurred or accrued by Parent or the Company, as the case may be (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of this Section 7.4.  Further, if the Company or Parent, as the case may be, fails to timely pay any amount due pursuant to this Section 7.4, and, in order to obtain the payment, Parent or the Company, as the case may be, commences a suit which results in a judgment against the Company or Parent, as the case may be, for the payment set forth in this Section 7.4, the Company shall pay to Parent, or Parent shall pay to the Company, as the case may be, its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) in connection with such suit, together with interest on such amount at the prime rate as reported in The Wall Street Journal in effect on the date such payment was required to be made through the date of payment.  If payable, none of the Go Shop Termination Fee, the Termination Fee or the Parent Expenses shall be payable more than once pursuant to this Agreement.

Section 7.5 Escrow of Termination Fee.

(a) In the event that the Company or Parent, as the case may be (the “Paying Party”), is obligated to pay the Termination Fee or the Go Shop Termination Fee, as the case may be, to the other (the “Fee Recipient”), the Paying Party shall pay to the Fee Recipient from the Termination Fee or the Go Shop Termination Fee, as the case may be, deposited into escrow in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee or the Go Shop Termination Fee, as the case may be, and (ii) the sum of (1) the maximum amount that can be paid to the Fee Recipient without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)(H) or 856(c)(3)(A)(I) of the Code (“Qualifying Income”), as determined by the Fee Recipient’s independent certified public accountants, plus (2) in the event the Fee Recipient receives either (A) a letter from the its counsel indicating that the Fee Recipient has received a ruling from the IRS described in Section 7.5(b) or (B) an opinion from the Fee Recipient’s outside counsel as described in Section 7.5(b), an amount equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, less the amount payable under clause (1) above.  To secure the Paying Party’s obligation to pay these amounts, it shall deposit into escrow an amount in cash equal to the Termination Fee or the Go Shop Termination Fee, as the case may be, with an escrow agent selected by the Fee Recipient and on such terms (subject to Section 7.5(b)) as shall be mutually agreed upon by the Fee Recipient and the escrow agent. The payment or deposit into escrow by the Paying Party pursuant to this Section 7.5(a) shall be made at the time the Paying Party is obligated to pay the Fee Recipient such amount pursuant to Section 7.4 by wire transfer.

(b) The escrow agreement shall provide that the Termination Fee or the Go Shop Termination Fee, as the case may be, in escrow or any portion thereof shall not be released to the Fee Recipient unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Recipient’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to it without causing it to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from the Fee Recipient’s accountants revising that amount, in which case the escrow agent shall release such amount to the Fee Recipient, or (ii) a letter from the Fee Recipient’s counsel indicating that the Fee Recipient received a ruling from the IRS holding that the receipt by it of the Termination Fee or the Go Shop Termination Fee, as the case may be, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, the Fee Recipient’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Recipient of the Termination Fee or the Go Shop Termination Fee, as the case may be, would constitute Qualifying Income, would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or would not otherwise disqualify the Fee Recipient as a REIT), in which case the escrow agent shall release the remainder of the Termination Fee or the Go Shop Termination Fee, as the case may be, to the Fee Recipient. The parties hereto agree to amend this Section 7.5 at the request of the Fee Recipient in order to (x) maximize the portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, that may be distributed to the Fee Recipient hereunder without causing the Fee Recipient to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve the Fee Recipient’s chances of securing a favorable ruling described in this Section 7.5(b) or (z) assist the Fee Recipient in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.5(b). The escrow agreement shall also provide that any portion of the Termination Fee or the Go Shop Termination Fee, as the case may be, remaining in escrow on the date that is five (5) years after the date the Termination Fee or the Go Shop Termination Fee, as the case may be, was deposited into escrow shall be released by the escrow agent to the Fee Recipient.  Any costs and expenses of the escrow agent shall be borne solely by the Fee Recipient.

Section 7.6 Amendment; Actions.  This Agreement may be amended in writing by the Company (following the approval of such action by the Company Special Committees) and Parent at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval is obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to the Company’s shareholders, (ii) the articles of incorporation of the Surviving Corporation except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Agreement that would adversely affect the shareholders of the Company in any material respect.  From and after the date hereof, the Company Board shall act solely with the prior approval of the Company Special Committee with respect to any actions of the Company to be taken with respect to this Agreement, including any amendment, modification, or waiver of this Agreement.

Section 7.7 Extension; Waiver.  At any time prior to the Effective Time, the Company (following approval of such action by the Company Special Committee), on the one hand, and Parent, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of any other party to this Agreement, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 7.6, waive compliance with any of the agreements or conditions of the other parties contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights, and no single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1 Nonsurvival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time.  This Section 8.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 8.2 Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

(a) if to Parent or Merger Sub to:

Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  Justin G. Knight
Fax:   (804) 344-8129

with a copy to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC  20004
Attn:  Paul D. Manca, Esq.
Fax:   (202) 637-5910

(b) if to the Company to:

Apple REIT Ten, Inc.
814 East Main Street
Richmond, VA  23219
Attn:  David P. Buckley
Fax:   (804) 727-6349

with a copy to:

McGuireWoods LLP
Gateway Plaza
800 East Canal Street
Richmond, VA 23219-3916
Attn:  David W. Robertson
Fax:   (804) 698-2152

All notices shall be deemed given only when actually received.

Section 8.3 Interpretation.  When a reference is made in this in this Agreement to an Article, Section, clause, Exhibit or Schedule, such reference is to an Article, Section or clause of, or an Exhibit or Schedule to, this Agreement, unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation” unless such phrase or a similar phrase already appears.  Unless the context otherwise requires, the terms “party” and “parties” when used in this Agreement means a party or parties to this Agreement.  The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to the masculine, feminine or neuter gender in this Agreement include all genders.  Unless the context otherwise requires, the use of “or” is not intended to be exclusive except when used together with the word “either” or otherwise for the purpose of identifying mutually exclusive alternatives.  Any period of time hereunder ending on a day that is not a Business Day is extended to be the next Business Day.  References to any statute, rule or regulation are to the statute, rule or regulation as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under the statute) and to any section of any statute, rule or regulation include any successor to the section.  Unless the context otherwise requires, the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

Section 8.4 Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

Section 8.5 Entire Agreement; No Third-Party Beneficiaries.  This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement and (b) except for the provisions of ARTICLE II and Section 5.9, are not intended to confer upon any Person other than the parties hereto any rights or remedies.

Section 8.6 Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

Section 8.7 Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other parties (with the prior approval of the Company Special Committee in the case of the Company). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 8.8 Enforcement.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any termination of this Agreement pursuant to Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the U.S. located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity.  The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach.  Each party further acknowledges and agrees that the agreements contained in this Section 8.8 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the other parties would not enter into this Agreement.  Each party further agrees that no other party hereto or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.8, and each party hereto irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  In no event shall the exercise of any party’s right to seek specific performance pursuant to this Section 8.8 reduce, restrict or otherwise limit the right of a party to terminate this Agreement pursuant to Section 7.1.  In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.9 Incorporation.  The Company Disclosure Letter, the Parent Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

Section 8.10 Non-Recourse.  None of the officers, directors or shareholders of the Company or Parent or the officers or directors of Merger Sub shall be personally bound or have any personal liability hereunder.  The parties hereto shall look solely to the assets of any other party or parties to this Agreement for satisfaction of any liability of such party or other parties with respect to this Agreement.  The parties hereto will not seek recourse or commence any action against any of the shareholders of any other party to this Agreement or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of any other party to this Agreement or seek recourse against any of their personal assets, for the performance or payment of any obligation of any other party.

Section 8.11 Severability.  Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

ARTICLE IX
CERTAIN DEFINITIONS

Section 9.1 Certain Definitions.  For purposes of this Agreement, the following terms shall have the following meanings.

“Acceptable Confidentiality Agreement” means a confidentiality agreement with such terms at least as favorable to the Company as the Confidentiality Agreement; provided that such confidentiality agreement shall permit compliance with Section 5.4 of this Agreement and need not contain any standstill or similar provision prohibiting the making of any Acquisition Proposal.

“Acquisition Proposal” means any proposal or offer, whether in one transaction or a series of related transactions, relating to any (a) merger, consolidation, share exchange, business combination or similar transaction involving the Company or any Subsidiary of the Company that would constitute a “significant subsidiary” (as defined in Rule 1-02 of Regulation S-X), (b) sale or other disposition, by merger, consolidation, share exchange, business combination or any similar transaction, of any assets of the Company or any of the Subsidiaries of the Company representing 20% or more of the consolidated assets of the Company and the Subsidiaries of the Company, taken as a whole, (c) issue, sale or other disposition by the Company or any of the Subsidiaries of the Company of (including by way of merger, consolidation, share exchange, business combination or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 20% or more of the votes associated with the outstanding Company Shares, (d) tender offer or exchange offer in which any Person or “group” (as such term is defined under the Exchange Act) shall acquire beneficial ownership (as such term is defined in Rule 13d-3 under the Exchange Act), or the right to acquire beneficial ownership, of 20% or more of the votes associated with the outstanding Company Shares, (e) recapitalization, restructuring, liquidation, dissolution or other similar type of transaction with respect to the Company in which a third party shall acquire beneficial ownership of 20% or more of the outstanding Company Shares, or (f) transaction that is similar in form, substance or purpose to any of the foregoing transactions; provided, however, that the term “Acquisition Proposal” shall not include (i) the Merger or any of the other transactions contemplated by this Agreement or (ii) any merger, consolidation, business combination, reorganization, recapitalization or similar transaction solely among the Company and one or more of the Subsidiaries of the Company or solely among the Subsidiaries of the Company.

An “Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract or otherwise.

“Ancillary Agreements” means the Voting Agreement and the Termination Agreement.

“Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

“Company Disclosure Letter” means the letter, dated the date hereof, delivered by the Company pursuant to this Agreement disclosing certain information regarding the Company in connection with this Agreement.

“Company Intervening Event” means a material event, circumstance, change or development that was not known to the Company Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Company Board prior to the Effective Time; provided, however, that in no event shall the receipt, existence or terms of an Acquisition Proposal or any matter relating thereto or consequence thereof constitute a Company Intervening Event.

“Company Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of the Company or the Subsidiaries of the Company, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which the Company or its Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the hotel industry in the jurisdictions in which the Company or its Subsidiaries operate, (iii) changes in any Law or GAAP following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clauses (i), (ii), (v) and (vi), does not affect the Company or the Subsidiaries of the Company in a materially disproportionate manner relative to other participants in the hotel industry or (b) prevent the Company from performing, or materially impair the ability of the Company to perform, its obligations under this Agreement.

“Company Organizational Documents” means the articles of incorporation and by-laws of the Company and the articles of incorporation, by-laws, partnership agreements or other organizational documents of each of its Subsidiaries, collectively.

“Company Shareholder Approval” means the affirmative vote of the holders of at least a majority of the issued and outstanding Company Common Shares, Company Series A Shares and Company Series B Shares (each voting as a separate voting group) to approve the Merger, the Plan of Merger and the other transactions contemplated by this Agreement.

“Company Stock Incentive Plans” means those plans listed on Schedule 10.1(a) of the Company Disclosure Letter.

“Confidentiality Agreement” means that certain confidentiality agreement between the Company and Parent dated as of September 4, 2015.

“Contract” means any contract, agreement, license, note, bond, mortgage, indenture, commitment, lease, purchase order or other instrument or obligation.

“Environmental Claim” means any claim, action, cause of action, investigation or written notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence or Release of any Hazardous Substances at any location, whether or not owned or operated by the applicable Person, or (b) circumstances forming the basis of any violation of or noncompliance with any Environmental Law.

“Environmental Laws” means all federal, state, local, foreign and common Laws and regulations relating to pollution or protection of human health or the environment, including without limitation, Laws relating to the exposure to, or Releases or threatened Releases of, Hazardous Substances or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, Release, transport or handling of Hazardous Substances and all Laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Substances.

“Equity Exchange Factor” means the number (rounded to the third decimal place) equal to the quotient of (i) divided by (ii), where: (i) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying (A) the APLE Price by (B) the Unit Exchange Ratio; and (ii) equals the APLE Price.  For these purposes, the “APLE Price” equals the average of the closing price of Parent Common Shares on the NYSE on the trading day immediately prior to and after the Closing Date.

“Intellectual Property” means all U.S., state and foreign (a) patents, patent applications and statutory invention registrations, (b) trademarks, service marks, trade dress, logos, trade names, corporate names, domain names and other source identifiers, and registrations and applications for registration thereof, (c) copyrightable works, copyrights, and registrations and applications for registration thereof and (d) trade secrets under applicable Law, including confidential and proprietary information and know-how.

“Knowledge” where used herein with respect to (a) the Company shall mean the actual knowledge of any of the persons named on Schedule 10.1(b) of the Company Disclosure Letter and (b) Parent shall mean the actual knowledge of any of the persons named on Schedule 10.1(b) of the Parent Disclosure Letter.  “Knowledge” shall not include the “constructive” or deemed knowledge of any such persons, or the existence of facts or circumstances which might constitute “reason to know” by such person or which might lead to the conclusion that such person “should have known” unless, in any such case, such person has actual knowledge of the matter in question.

“Law” means any federal, state, local or foreign statute, law, regulation, Permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

“Legal Action” means any legal action, claim, demand, arbitration, hearing, charge, complaint, investigation, examination, indictment, litigation, suit or other civil, criminal, administrative or investigative proceeding.

“Liabilities” means any and all debts, liabilities and obligations of any nature whatsoever, whether accrued or fixed, absolute or contingent, including those arising under any Law, those arising under any Contract, Permit or franchise and those arising as a result of any act or omission.

“Parent Disclosure Letter” means the letter, dated the date hereof, delivered by Parent pursuant to this Agreement disclosing certain information regarding Parent in connection with this Agreement.

“Parent Intervening Event” means a material event, circumstance, change or development that was not known to the Parent Board prior to the execution of this Agreement (or if known, the consequences of which were not known or reasonably foreseeable), which event or circumstance, or any material consequence thereof, becomes known to the Parent Board prior to the Effective Time.

“Parent Material Adverse Effect” means any circumstance, development, effect, event, Liability or change that individually or in the aggregate with all other circumstances, developments, effects, events, Liabilities or changes, is or is reasonably likely to (a) become materially adverse to the business, properties, assets, liabilities, condition (financial or otherwise) or results of the operations of Parent or the Subsidiaries of Parent, on a consolidated basis taken as a whole, other than circumstances, developments, effects, events, Liabilities or changes arising out of or resulting from (i) changes in economic, market or business conditions generally in the U.S. or any other jurisdiction in which Parent or its Subsidiaries operate or in the U.S. or global financial markets generally, including changes in interest or exchange rates, (ii) changes, circumstances or events that, in each case, generally affect the hotel industry in the jurisdictions in which Parent or its Subsidiaries operate, (iii) changes in any Law or GAAP following the date hereof, (iv) the negotiation, execution or announcement of this Agreement or the consummation of the transactions contemplated by this Agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, licensors, distributors, lenders, partners or employees, (v) acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, (vi) earthquakes or other natural disasters, which circumstance, development, effect, event, Liability or change, in the case of each of clauses (i), (ii), (v) and (vi), does not affect Parent or the Subsidiaries of Parent in a materially disproportionate manner relative to other participants in the hotel industry or (b) prevent Parent from performing, or materially impair the ability of Parent to perform, its obligations under this Agreement.

“Parent Material Contract” shall mean each Contract in effect as of the date of this Agreement to which Parent or any Subsidiary of Parent is a party that is required to have been filed as an exhibit to the Parent SEC Documents pursuant to Items 601(b)(2), (4), (9) and (10) of Regulation S-K promulgated by the SEC, excluding (x) any Contract that will no longer be in effect following the Closing and (y) any Contract that is, or at the Closing will be, terminable-at-will (as defined below) or terminable upon not more than sixty (60) days’ notice by Parent or any Subsidiary of Parent without penalty. A Contract is “terminable-at-will”, as that expression is used in this definition, if it expressly provides that it is terminable-at-will, regardless of whether any covenant of good faith and fair dealing may be implied as a matter of law in connection with the termination thereof.

“Parent Organizational Documents” means the articles of incorporation and by-laws of Parent and the articles of incorporation, by-laws, partnership agreements or other organizational documents of each of its Subsidiaries, collectively.

“Parent Shareholder Approval” means the affirmative vote of a majority of the votes cast at the Parent Shareholder Meeting to approve the issuance of the Parent Common Shares to be issued in the Merger.

“Parent Stock Incentive Plans” means those plans listed on Schedule 10.1(a) of the Parent Disclosure Letter.

“Permitted Liens” means any restrictions under Contracts to which Parent or any of its Subsidiaries, or the Company or any of its Subsidiaries, as the case may be, are bound in respect of indebtedness of such Person.

“Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

“Release” means any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including, without limitation, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Substances through or in the air, soil, surface water, groundwater or property.

“Representative” of a Person means any officer, trustee, director, Affiliate, employee, investment banker, financial advisor, attorney, accountant, consultant, broker, finder or other agent or representative of such Person.

“Subsidiary” or “Subsidiaries” means any other Person or Persons that a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

“Superior Proposal” means a written Acquisition Proposal made by a third party (except for purposes of this definition, the references in the definition of “Acquisition Proposal” to “20%” shall be replaced with “50%”) which the Company Board (based on the recommendation of the Company Special Committee) determines in its good faith judgment (after consultation with its legal and financial advisors and after taking into account (a) all of the terms and conditions of the Acquisition Proposal and this Agreement (as it may be proposed to be amended by Parent) and (b) the feasibility and certainty of consummation of such Acquisition Proposal on the terms proposed (taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and conditions to consummation thereof) to be more favorable from a financial point of view to the shareholders of the Company (in their capacities as shareholders) than the Merger and the other transactions contemplated by this Agreement (as it may be proposed to be amended by Parent)).

“Tax Protection Agreement” means any agreement, oral or written, to which a Person or any Subsidiary of such Person is a party in connection with the deferral of income Taxes of such Person or any Subsidiary of such Person, pursuant to which such Person or any Subsidiary of such Person has agreed to (i) maintain a minimum level of debt or continue a particular debt or (ii) retain or not dispose of assets if (A) such period of time has not since expired or (B) any applicable statute of limitations with respect to any Taxes that would result from a disposition of such assets at any time during such period has not since expired, or (iii) make or refrain from making Tax elections.

“U.S.” means the United States of America.

Section 9.2 Other Defined Terms.  For purposes of this Agreement, the following terms have the respective meanings set forth in the section referenced opposite such term:

Defined Term	Section

Agreement	Heading
Articles of Merger	Section 1.3
Book-Entry Shares	Section 2.2(c)(i)
Cash Consideration	Section 2.1(a)(i)
Certificates	Section 2.2(c)(i)
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Heading
Company Board	Recitals
Company Change in Recommendation	Section 5.4(b)
Company Change Notice	Section 5.4(e)(C)
Company Common Shares	Section 2.1(a)(i)
Company Franchise Agreements	Section 3.1(n)(ii)
Company Management Agreement Documents	Section 3.1(n)(iii)
Company Material Contracts	Section 3.1(l)(i)
Company Properties	Section 3.1(n)(i)
Company Recommendation	Section 5.1(b)
Company REIT Opinion	Section 6.2(f)
Company SEC Documents	Section 3.1(e)(i)
Company Series B Shares	Section 2.1(a)(i)
Company Shareholder Meeting	Section 5.1(b)
Company Shares	Section 2.1(a)(i)
Company Special Committee	Recitals
Company Stock Option	Section 2.1(c)
Company Units	Section 2.1(a)(i)
Dissenting Shares	Section 2.3
Effective Time	Section 1.3
Encumbrances	Section 3.1(n)(i)
Equity Equivalents	Section 4.1(e)
ERISA	Section 3.1(w)(i)
Exchange Act	Section 3.1(d)(iii)
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(b)
FCPA	Section 3.1(k)(iii)
Fee Recipient	Section 7.5(a)

Defined Term	Section

Financial Statement Date	Section 3.1(f)
Form S-4	Section 5.1(a)
Fractional Share Consideration	Section 2.1(a)(ii)
GAAP	Section 3.1(e)(ii)
Go Shop Bidder	Section 5.4(a)
Go Shop Period End Time	Section 5.4(a)
Go Shop Termination Fee	Section 7.4(f)(i)
Governmental Entity	Section 3.1(d)(iii)
Hazardous Substance	Section 3.1(m)(iv)
Interim Period	Section 4.1
IRS	Section 3.1(h)(ii)
Joint Proxy Statement	Section 5.1(a)
Letter of Transmittal	Section 2.2(c)(i)
Liens	Section 3.1(b)
Merger	Recitals
Merger Consideration	Section 2.1(a)(i)
Merger Sub	Heading
Mr. Knight	Recitals
NYSE	Section 3.2(c)(iii)
Outside Date	Section 7.1(b)(ii)
Parent	Heading
Parent Board	Recitals
Parent Change in Recommendation	Section 5.5(a)
Parent Change Notice	Section 5.5(b)(ii)
Parent Common Shares	Section 3.2(b)(i)
Parent Expenses	Section 7.4(f)(ii)
Parent Preferred Shares	Section 3.2(b)(i)
Parent Prior Contamination	Section 3.2(l)(iv)
Parent Properties	Section 3.2(m)(i)
Parent Recommendation	Section 5.1(c)
Parent REIT Opinion	Section 6.3(e)
Parent SEC Documents	Section 3.2(d)(i)
Parent Shareholder Meeting	Section 5.1(c)
Parent Stock Options	Section 3.2(b)(i)
Paying Party	Section 7.5(a)
Per Unit Cash Consideration	Section 2.1(a)(i)
Permits	Section 3.1(k)(i)
Plan of Merger	Section 1.1(a)
Prior Contamination	Section 3.1(m)(iv)
Qualified REIT Subsidiary	Section 3.1(h)(ii)
Qualifying Income	Section 7.5(a)
REIT	Section 3.1(h)(ii)
Sarbanes-Oxley Act	Section 3.1(e)(i)
SEC	Section 3.1(d)(iii)
Securities Act	Section 3.1(e)(i)
Series B Cash Consideration	Section 2.1(a)(i)
Series B Stock Consideration	Section 2.1(a)(i)
Stock Consideration	Section 2.1(a)(i)
Surviving Corporation	Recitals
Takeover Statute	Section 5.3(a)
Tax Counsel	Section 5.1(d)(ii)

Defined Term	Section

Tax Opinion	Section 5.1(d)(ii)
Tax Return	Section 3.1(h)(i)
Taxable REIT Subsidiary	Section 3.1(h)(ii)
Taxes	Section 3.1(h)(i)
Termination Agreement	Section 5.8(a)
Termination Date	Section 7.1
Termination Fee	Section 7.4(f)(iii)
Transfer Taxes	Section 5.7
Unit Exchange Ratio	Section 2.1(a)(i)
Unit Stock Consideration	Section 2.1(a)(i)
Voting Agreement	Recitals
VSCA	Section 1.1
VWAP of Parent Common Shares	Section 2.1(a)(ii)

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

APPLE REIT TEN, INC.

By:	/s/ Glade M. Knight
Name:	Glade M. Knight
Title:	Chief Executive Officer

APPLE HOSPITALITY REIT, INC.

By:	/s/ Justin G. Knight
Name:	Justin G. Knight
Title:	President Chief Executive Officer

34 CONSOLIDATED, INC.

By:	/s/ Bryan Peery
Name:	Bryan Peery
Title:	President and Treasurer

EXHIBITS AND SCHEDULES*

*
Apple Hospitality REIT, Inc. will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that Apple Hospitality REIT, Inc. may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Annex B

Plan of Merger
merging
APPLE REIT TEN, INC.,
a Virginia corporation,
with and into
34 CONSOLIDATED, INC.,
a Virginia corporation

ARTICLE 1
THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Plan of Merger, and in accordance with the Virginia Stock Corporation Act (the “VSCA”), Apple REIT Ten, Inc., a Virginia corporation (the “Company”), shall be merged with and into 34 Consolidated, Inc., a Virginia corporation (“Acquisition Sub”), at the Effective Time (the “Merger”). Acquisition Sub is a wholly-owned subsidiary of Apple Hospitality REIT, Inc., a Virginia corporation (“Parent”). Following the Merger, the separate corporate existence of the Company shall cease and Acquisition Sub shall continue as the surviving corporation (the “Surviving Corporation”) and shall succeed to and assume all the rights and obligations of the Company, in accordance with the VSCA.

Section 1.2 Effective Time. The parties to the Merger shall file articles of merger (the “Articles of Merger”) with respect to the Merger executed in accordance with Section 13.1-720 of the VSCA and shall make all other filings or recordings required under the VSCA to effect the Merger. The Articles of Merger shall specify that the Merger shall become effective at such time and on such date as Acquisition Sub and the Company shall specify in the Articles of Merger (the time on the date the Merger becomes effective being the “Effective Time”).

Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the VSCA.

Section 1.4 Articles and By-Laws. The articles of incorporation and by-laws of Acquisition Sub, in each case as in effect immediately prior to the Effective Time, shall become the articles of incorporation and by-laws of the Surviving Corporation as of the Effective Time with the name of the Surviving Corporation changed to the name of the Company as of the Effective Time.

Section 1.5 Directors. The directors of Acquisition Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

Section 1.6 Officers. The officers of Acquisition Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

ARTICLE 2
EFFECT OF THE MERGER ON THE CAPITAL STOCK
OF THE CONSTITUENT CORPORATIONS

Section 2.1 Effect on Capital Stock.

(a) The Merger. By virtue of the Merger and without any action on the part of the holder of any outstanding capital stock of the Company:

(i)           At the Effective Time, each issued and outstanding common share, no par value, of the Company (including any fractional shares) (the “Common Shares”) together with the related Series A Preferred Share, no par value, of the Company (including any fractional shares) (the “Series A Shares,” and together with the Common Shares, the “Units”) (other than the Merger Dissenting Shares (as defined in Section 2.3) or any Shares to be cancelled pursuant to Section 2.1(a)(iii)) shall be converted into the right to receive 0.522 (the “Unit Exchange Ratio”) Parent Common Shares (the “Unit Stock Consideration”) and $1.00 in cash (the “Per Unit Cash Consideration”), and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of the Company (the “Series B Shares”) shall be converted into the right to receive (x) a number of Parent Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio (the “Series B Stock Consideration,” and together with the Unit Stock Consideration, the “Stock Consideration”) and (y) an amount equal to 12.11423 multiplied by $1.00 in cash (the “Series B Cash Consideration,” and together with the Per Unit Cash Consideration, the “Cash Consideration”). The aggregate of the Stock Consideration and the Cash Consideration shall collectively be referred to herein as the “Merger Consideration.”

(ii)          No fractional Parent Common Shares shall be issued. Each holder of Shares who would otherwise have been entitled to receive a fraction of a Parent Common Share shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a Parent Common Share multiplied by the VWAP of Parent Common Shares (the “Fractional Share Consideration”).

(iii)         Each Share (including any fractional Share), issued and outstanding immediately prior to the Effective Time that is owned by Parent, Acquisition Sub or any of their respective Subsidiaries shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

 (iv)        All Shares converted pursuant to Section 2.1(a)(i), when so converted, shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a Certificate (as defined below) or a Book-Entry Share shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration (including any Fractional Share Consideration) and any dividends or other distributions to which holders may be entitled in accordance with Section 2.2(e), without interest.

(b) Surviving Corporation. By virtue of the Merger, and without any action on the part of the holder thereof, each common share, no par value, of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall remain outstanding as a duly authorized, validly issued, fully paid and nonassessable common share, no par value, of the Surviving Corporation, so that thereafter Parent will be the sole and exclusive owner of the outstanding capital stock of the Surviving Corporation.

(c) Stock Options. The Company shall take all requisite action so that at the Effective Time, each outstanding option issued by the Company pursuant to any of its stock incentive plans (a “Stock Option”) whether or not exercisable at the Effective Time, shall be assumed by Parent by virtue of the Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable stock incentive plan including any applicable award agreement evidencing such Stock Option, from and after the Effective Time, each Stock Option so assumed by Parent under this Plan of Merger will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Stock Option immediately prior to the Effective Time as set forth in the applicable stock incentive plan (including any applicable award agreement, evidencing such Stock Option) immediately prior the Effective Time, except that, from and after the Effective Time, (A) each Stock Option, when exercisable, will be exercisable for that number of whole Parent Common Shares equal to the product of the number of Common Shares that were subject to such Stock Option immediately prior to the Effective Time multiplied by the Equity Exchange Factor, rounded down to the nearest whole number of Parent Common Shares and (B) the per share exercise price for the Parent Common Shares issuable upon exercise of such assumed Stock Option will be equal to the quotient determined by dividing the exercise price of each Common Share subject to such assumed Stock Option by the Equity Exchange Factor, rounded up to the nearest whole cent.

(d) Certain Adjustments. If, before the Effective Time (and as permitted by ARTICLE IV of the Agreement and Plan of Merger, dated as of April 13, 2016, among the Company, Acquisition Sub and Parent (the “Merger Agreement”)), the outstanding Shares and/or the outstanding Parent Common Shares shall have been changed into a different number of shares or a different class of shares by reason of any stock dividend, subdivision, reorganization, reclassification, recapitalization, stock split, reverse stock split, combination or exchange of shares, or any similar event shall have occurred, then the Merger Consideration shall be appropriately and proportionately adjusted to provide to the holders of Shares the same economic effect as contemplated by this Plan of Merger prior to such event.

Section 2.2 Exchange Procedures.

(a) Exchange Agent.  Prior to the Effective Time, Parent shall appoint a bank or trust company, which shall be reasonably acceptable to the Company, to act as paying agent and exchange agent (the “Exchange Agent”) for the exchange of the issued and outstanding Shares for the Merger Consideration.

(b) Exchange Fund.  At or before the Effective Time, Parent shall deposit or cause Acquisition Sub to deposit, with the Exchange Agent (i) evidence of Parent Common Shares in book-entry form issuable pursuant to Section 2.1(a)(i) equal to the aggregate Stock Consideration (excluding any Fractional Share Consideration), and (ii) cash in immediately available funds in an amount sufficient to pay the aggregate Cash Consideration, the Fractional Share Consideration, and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e) (such evidence of book-entry Parent Common Shares and cash amounts, the “Exchange Fund”), in each case for the benefit of the holders of Shares. Promptly after the date that the Merger becomes effective, in accordance with the procedures set forth in Section 2.2(c), Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to make, and the Exchange Agent shall make, delivery of the Merger Consideration, including payment of the Fractional Share Consideration, and any dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e), out of the Exchange Fund in accordance with this Plan of Merger. The Exchange Fund shall not be used for any purpose that is not expressly provided for in this Plan of Merger.

(c) Exchange Procedures.

(i)           As promptly as practicable after the Effective Time and in no event later than two Business Days following the Effective Time, Parent shall, and shall cause the Surviving Corporation to, cause the Exchange Agent to mail to each holder of record of outstanding Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1(a)(i): (A) a letter of transmittal (“Letter of Transmittal”), in customary form and with such other provisions as reasonably agreed upon by the Company and Parent prior to the Effective Time, which shall specify, among other things, that delivery shall be effected, and risk of loss and title to Shares represented by certificates (“Certificates”) or Book-Entry Shares shall pass, only upon proper delivery of the Certificates (or affidavits of loss in lieu thereof) or transfer of any Book-Entry Shares to the Exchange Agent; and (B) instructions for use in effecting the surrender of the Certificates or the transfer of Book-Entry Shares in exchange for the Merger Consideration.

(ii)          Upon (A) surrender of a Certificate (or affidavit of loss in lieu thereof) or transfer of any Book-Entry Share to the Exchange Agent, together with a properly completed and validly executed Letter of Transmittal or (B) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of transfer of a Book-Entry Share, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this ARTICLE 2 plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 2.1(a)(ii) and any amounts that such holder has the right to receive in respect of dividends or distributions to which holders of Shares may be entitled pursuant to Section 2.2(e), by mail or by wire transfer after the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof) or “agent’s message” or other evidence, and the Certificate (or affidavit of loss in lieu thereof) so surrendered or the Book-Entry Share so transferred, as applicable, shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) and Book-Entry Shares upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered or transferred as contemplated by this Section 2.2, each Certificate and Book-Entry Share shall be deemed, at any time after the Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this ARTICLE 2. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any dividends or distributions to which such holder may be entitled pursuant to Section 2.2(e).
(iii)         In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered or transferred in accordance with the procedures set forth in this Section 2.2 shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate surrendered, or Book-Entry Share transferred, or shall have established to the reasonable satisfaction of Parent that such Tax either has been paid or is not applicable.

                       (d) Termination of Exchange Fund. Any portion of the Exchange Fund (including any interest and income received with respect thereto and any Fractional Share Consideration and any applicable dividends or other distributions with respect to Parent Common Shares) that remains undistributed to the former holders of Shares for twelve (12) months after the Effective Time shall be delivered to Parent, upon demand, and any former holders of Shares prior to the Merger who have not theretofore complied with this ARTICLE 2 shall thereafter look only to Parent and the Surviving Corporation (and only as general creditors thereof) for payment of the applicable Merger Consideration, subject to applicable abandoned property, escheat and other similar Laws.

(e) No Further Ownership Rights in Capital Stock of the Company.  The Merger Consideration (including the Fractional Share Consideration) issued upon exchange of the Shares in accordance with the terms of this ARTICLE 2 shall be deemed to have been issued in full satisfaction of all rights pertaining to the Shares, subject, however, to the obligation of the Surviving Corporation to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time that may have been declared or made by the Company on the Shares in accordance with the terms of the Merger Agreement or prior to the date of the Merger Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of the Company of the Shares that were outstanding immediately prior to the Effective Time.

(f) No Liability.  None of Parent, the Company, Acquisition Sub or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Withholding Rights.  Parent, the Surviving Corporation and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Plan of Merger to any holder of Shares such amounts as Parent, the Surviving Corporation or the Exchange Agent, as the case may be, is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the “Code”), or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by Parent, the Surviving Corporation or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Plan of Merger as having been paid to the holder of Shares in respect of which such deduction and withholding was made by Parent, the Surviving Corporation or the Exchange Agent, as the case may be.

Section 2.3 Appraisal Rights.  Notwithstanding anything in this Plan of Merger to the contrary, holders of Shares who have properly exercised, perfected and not subsequently withdrawn or lost their appraisal rights with respect thereto in accordance with Article 15 of the VSCA (the “Merger Dissenting Shares”) shall not have any of such Merger Dissenting Shares converted into the right to receive, or become exchangeable for, the Merger Consideration. The holders of such Merger Dissenting Shares shall be entitled to obtain payment of the fair value of such Merger Dissenting Shares in accordance with the provisions of Article 15 of the VSCA unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters' rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder's Merger Dissenting Shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the Merger Consideration, as provided in Section 2.1(a)(i) hereof. Parent shall be responsible for all payments to be made under Article 15 of the VSCA in respect of Merger Dissenting Shares.

Section 2.4 Further Assurances.  If, at any time before or after the Effective Time, any of the parties to the Merger Agreement reasonably believes or is advised that any further instruments, deeds, assignments or assurances are reasonably necessary or desirable to consummate the Merger or to carry out the purposes and intent of this Plan of Merger at or after the Effective Time, then the Company, Parent, Acquisition Sub and/or the Surviving Corporation, as applicable, and their respective officers and directors shall execute and deliver all such proper instruments, deeds, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Merger and to carry out the purposes and intent of this Plan of Merger.

ARTICLE 3
AMENDMENT

Section 3.1 Amendment. This Plan of Merger may be amended in writing by the Company (following the approval of such action by the Special Committee) and Parent at any time before or after the Company Shareholder Approval is obtained and prior to the Effective Time; provided, however, that, after the Company Shareholder Approval is obtained, no such amendment, modification or supplement shall change (i) the amount or kind of consideration to be delivered to the Company’s shareholders, (ii) the articles of incorporation of the Surviving Corporation except for changes permitted by Section 13.1-706 of the VSCA or (iii) any of the other terms or conditions of this Plan of Merger if the change would adversely affect the shareholders of the Company in any material respect. The Board of Directors of the Company shall act solely with the prior approval of the Special Committee thereof with respect to any actions of the Company to be taken with respect to this Plan of Merger, including any amendment, modification, or waiver of this Plan of Merger.

ARTICLE 4
DEFINITIONS

Section 4.1 Definitions. As used in this Plan of Merger, the following terms shall have the meanings set forth below:

(a) “Book-Entry Share” means Shares registered in the transfer books of the Company in book-entry.

(b) “Business Day” means any day other than a Saturday, a Sunday or a day on which banks in New York, New York are authorized or obligated by law or executive order to close.

(c)“Company Shareholder Approval” means the affirmative vote of the Company’s shareholders necessary to approve the Merger and this Plan of Merger.

(d) “Equity Exchange Factor” means the number (rounded to the third decimal place) equal to the quotient of (i) divided by (ii), where: (i) equals the sum of (x) $1.00 plus (y) the product obtained by multiplying (A) the APLE Price by (B) the Unit Exchange Ratio; and (ii) equals the APLE Price.  For these purposes, the “APLE Price” equals the average of the closing price of Parent Common Shares on the New York Stock Exchange on the trading day immediately prior to and after the date on which the closing of the Merger occurs.

(e) “Governmental Entity” means any federal, state or local government or any court, administrative or regulatory agency or commission, governmental arbitrator or other governmental authority, instrumentality or agency, domestic or foreign

(f) “Law” or “Laws” means any federal, state, local or foreign statute, law, regulation, Permit, license, approval, authorization, rule, ordinance or code of any Governmental Entity, including any judicial or administrative interpretation thereof.

(g) “Parent Common Shares” means the common shares, no par value, of Parent.

(h) “Permit” means any franchise, grant, easement, consent, certificate, permit, license (including liquor license), variance, authorization, exemption, order, registration and approval of any Governmental Entity.

(i)   “Person” means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

(j) “Shares” means all Units and Series B Shares.

(k) “Special Committee” means a special transaction committee of the Board of Directors of the Company consisting solely of non-employee directors of the Company.

(l) “Subsidiary” or “Subsidiaries” means any other Person or Persons that a Person directly or indirectly owns or has the power to vote or control 50% or more of any class or series of capital stock or equity interests of such Person or Persons.

(m) “Tax” or “Taxes” means all taxes, charges, fees, levies and other assessments, including income, gross receipts, excise, property, sales, withholding (including dividend withholding and withholding required pursuant to Sections 1445 and 1446 of the Code), social security, occupation, use, service, license, payroll, franchise, transfer and recording taxes, windfall or other profits, capital stock, employment, worker’s compensation, unemployment or compensation, estimated, excise, ad valorem, stamp, value added, capital gains, duty or custom taxes, fees, charges or assessments, imposed by the U.S. or any Governmental Entity, whether computed on a separate, consolidated, unitary, combined or any other basis, and similar charges of any kind, however denominated (together with any and all interest, penalties, additions to tax and other additional  amounts imposed with respect thereto) imposed by any Governmental Entity.

(n) “VWAP of Parent Common Shares” means the volume weighted average price of Parent Common Shares for the ten (10) day trading period ending on the third trading day immediately preceding the date the Merger becomes effective, as reported by Bloomberg.

Annex C

TERMINATION AGREEMENT

This TERMINATION AGREEMENT (this “Agreement”), dated as of April 13, 2016, is entered into by and among Apple Ten Advisors, Inc., a Virginia corporation (“Ten Advisors”), Apple Suites Realty Group, Inc., a Virginia corporation (“ASRG”, and collectively with Ten Advisors, the “Advisors,” or individually, an “Advisor”), Apple REIT Ten, Inc., a Virginia corporation (“Apple Ten”), and Apple Hospitality REIT, Inc., a Virginia Corporation (“Parent”, and collectively with Apple Ten, the “Companies,” or individually a “Company”).

WHEREAS, the Companies and 34 Consolidated, Inc., a Virginia corporation and wholly-owned subsidiary of Parent (“Acquisition Sub”), are entering into an Agreement and Plan of Merger, dated as of April 13, 2016 (as it may be amended or otherwise modified from time to time, the “Merger Agreement”), pursuant to which Apple Ten will merge with and into Acquisition Sub (the “Merger”), with Acquisition Sub continuing as the Surviving Corporation in the Merger (all capitalized terms used but not defined herein shall have the meanings set forth in the Merger Agreement);

WHEREAS, certain of the Companies and certain of the Advisors are parties to the agreements set forth on Schedule 1 hereto (the “Related Party Agreements”); and

WHEREAS, pursuant to Section 5.8(a) of the Merger Agreement, the respective obligation of each Company to effect the Merger is partially conditioned upon the effectiveness of this Agreement as of the Closing Date.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree, intending to be legally bound, as follows:

1. Termination of Related Party Agreements.  As of immediately after the Effective Time, the Related Party Agreements shall be terminated and shall be of no further force or effect, except as provided herein.  The termination of the Related Party Agreements immediately after the Effective Time shall not affect any of the rights or obligations of any party to any such Related Party Agreement accruing at or prior to the Effective Time; provided, however, that each Advisor and each Company acknowledges that no fees shall be payable as a result of the termination of the Related Party Agreements. Each of the parties hereto irrevocably waives any notice requirements under the Related Party Agreements to which it is party.

2. Representations and Warranties from the Companies.  Each of the Companies, as to itself only, represents and warrants to each of the Advisors as follows:

(a) Such Company has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Company and constitutes a valid and binding obligation of such Company enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relevant to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of such Company, (ii) conflict with or violate any court order, judgment or decree applicable to such Company, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract or agreement to which such Company is a party or by which such Company is bound or affected, which conflict, violation, breach or default in the case of clause (ii) or (iii) would materially and adversely affect such Company’s ability to perform any of its obligations under this Agreement.

3. Representations and Warranties from the Advisors.  Each Advisor, as to itself only, represents and warrants to each of the Companies as follows:

(a) Such Advisor has the legal capacity, power, authority and right (contractual or otherwise) to execute and deliver this Agreement and to perform its obligations hereunder.

(b) This Agreement has been duly executed and delivered by such Advisor and constitutes a valid and binding obligation of such Advisor enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relevant to creditors’ rights and general principles of equity.

(c) The execution and delivery of this Agreement and the consummation of the transactions herein contemplated will not (i) conflict with or violate the Articles of Incorporation or Bylaws of such Advisor, (ii) conflict with or violate any court order, judgment or decree applicable to such Advisor, or (iii) conflict with or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any contract or agreement to which such Advisor is a party or by which such Advisor is bound or affected, which conflict, violation, breach or default in the case of clause (ii) or (iii) would materially and adversely affect such Advisor’s ability to perform any of its obligations under this Agreement.

4. Descriptive Headings.  The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

5. Amendment; Waivers.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by each of the parties hereto and, with respect to Apple Ten, with the prior approval of the Company Special Committee, and, with respect to Parent, with the prior approval of the Parent Board.  No delay or failure on the part of any party hereto in exercising any right, power or privilege under this Agreement shall impair any such right, power or privilege or be construed as a waiver of any default or any acquiescence thereto.  No waiver shall be valid against any party hereto, unless made in writing and signed by the party against whom enforcement of such waiver is sought, and then only to the extent expressly specified therein.

6. Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.

7. Entire Agreement; No Third-Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter of this Agreement, and (b) is not intended to confer upon any Person other than the parties hereto any rights or remedies.

8. Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

9. Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party hereto without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

10. Enforcement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.  EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING WITH RESPECT TO THIS AGREEMENT.

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IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Termination Agreement, or have caused this Termination Agreement to be duly executed and delivered in their names and on their behalf, all as of the date first written above.

APPLE TEN ADVISORS, INC.

By:	/s/ David Buckley
Name:	David Buckley
Title:	Vice President

APPLE SUITES REALTY GROUP, INC.

By:	/s/ David Buckley
Name:	David Buckley
Title:	Vice President

APPLE REIT TEN, INC.

By:	/s/ David Buckley
Name:	David Buckley
Title:	Executive Vice President

APPLE HOSPITALITY REIT, INC.

By:	/s/ Bryan Peery
Name:	Bryan Peery
Title:	Executive Vice President

Schedule 1

1.	Advisory Agreement between Apple REIT Ten, Inc. and Apple Ten Advisors, Inc. dated as of December 20, 2010.

2.	Property Acquisition/Disposition Agreement between Apple REIT Ten, Inc. and Apple Suites Realty Group, Inc. dated as of December 20, 2010.

3.	Subcontract Agreement between Apple Hospitality REIT, Inc. (f/k/a Apple REIT Nine, Inc.) and Apple Ten Advisors, Inc. dated as of August 7, 2013.

Annex D

April 13, 2016

CONFIDENTIAL

Board of Directors
Apple Hospitality REIT, Inc.
814 East Main Street
Richmond, VA 23219

The Board of Directors:

Apple Hospitality REIT, Inc. (the “Company”) proposes to enter into an agreement and plan of merger (the “Merger Agreement”) with Apple REIT Ten, Inc. (the “Apple Ten”) and Apple Ten Acquisition Sub, Inc., a wholly owned subsidiary of the Company (“Ten Acquisition Sub”).  Pursuant to and as more fully described in the Merger Agreement:  (I) Ten Acquisition Sub will be merged with and into Apple Ten and (II) (a) each issued and outstanding common share, no par value, of Apple Ten (including any fractional shares) (the “Apple Ten Common Shares”) together with the related Series A Preferred Share, no par value, of Apple Ten (including any fractional shares) (the “Series A Shares,” and together with the Apple Ten Common Shares, the “Apple Ten Units”) other than dissenting shares or shares to be cancelled, in each case as provided in the Merger Agreement) will be converted into the right to receive (x) 0.522 (the “Unit Exchange Ratio”) common shares, no par value, of the Company (the “Company Common Shares”), and (y) $1.00 in cash, and (b) each issued and outstanding Series B Convertible Preferred Share, no par value, of Apple Ten (the “Series B Shares”) shall be converted into the right to receive (x) a number of Company Common Shares equal to (1) 12.11423 multiplied by (2) the Unit Exchange Ratio and (y) an amount equal to 12.11423 multiplied by $1.00 in cash (collectively, the “Consideration”).

In connection with your consideration of the Transaction, you have requested our opinion as to the fairness, from a financial point of view, to the unaffiliated shareholders of the Company (as defined below) of the Consideration payable by the Company in the Transaction. Pursuant to your request, we have only considered the fairness to the unaffiliated shareholders of the Company of the Consideration payable by the Company in the Transaction, from a financial point of view, to the Company on an aggregate dollar amount basis.  As used in this letter, the “unaffiliated shareholders of the Company” means all shareholders of the Company other than persons who both (i) serve as an officer or director of the Company or its affiliates and (ii) directly or indirectly, own Apple Ten Common Units or Series B Shares.

We have not been requested to analyze, and we have not analyzed, the fairness, from a financial point of view, of the individual cash and/or common share components, or the relative proportional amounts thereof, of the Consideration separately or as any part of our analysis.  You have not asked us to express, and we are not expressing, any opinion with respect to any of the other financial or non-financial terms, conditions, determinations or actions with respect to the Transaction.

As part of our investment banking business, we are engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

In conducting our investigation and analyses and in arriving at our opinion herein, we have reviewed such information and have taken into account such financial and economic factors, investment banking procedures and considerations as we have deemed relevant under the circumstances.  In that connection, and subject to the various assumptions, qualifications and limitations set forth herein, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including financial forecasts concerning the capitalization, business and operations of the Apple Ten and the Company individually and together, pro forma for the Transaction, (the “Forecasts”) including the contemplated operating and cost benefits associated with the Transaction (“Expected Synergies”), in each case, as furnished to us, and as prepared by, management of Apple Ten and the Company for purposes of our analysis; (ii) reviewed certain publicly available information including, but not limited to, Apple Ten’s and the Company’s Form 10-K, as filed with the Securities and Exchange Commission (the “SEC”) on March 4, 2016, equity analyst research reports covering the Company and the Company’s and Apple Ten’s industry prepared by various investment banking and research firms, including our firm, including consensus earnings estimates for the Company for the years ending December 31, 2016 and December 31, 2017; (iii) reviewed the principal financial terms of the draft Merger Agreement dated April 11, 2016; (iv) reviewed an unaudited balance sheet for the Apple Ten as of February 29, 2016; (v) reviewed a summary of the Apple Ten options and other convertible securities still outstanding; (vi) reviewed portfolio performance trends for the Company and Apple Ten in 2015 and 2016 through February 29, 2016; (vii) compared the financial position and operating results of Apple Ten and the Company with those of certain other publicly traded companies we deemed relevant; (viii) compared the historical market prices, trading activity and market trading multiples of the Company’s common shares with those of certain other publicly traded companies we deemed relevant; (ix) compared the proposed Consideration payable in the Transaction with the reported implied enterprise value and equity value of certain other business combinations we deemed relevant; (x) considered the present values of the forecasted cash flows of Apple Ten reflected in the Forecasts; and (xi) reviewed certain potential pro forma financial effects of the Transaction reflected in the Expected Synergies furnished to us, and prepared by, management of Apple Ten and the Company.  We did not include any Expected Synergies as part of our valuation analysis. We have held discussions with management of Apple Ten and the Company concerning Apple Ten’s and the Company’s historical and current financial condition and operating results, as well as the future prospects of Apple Ten and the Company, respectively. We were not engaged or requested to, and we did not, provide any advice concerning the structure of the Transaction, the specific amount of the Consideration, or any other aspects of the Transaction, or provide any services other than the delivery of this opinion, and we were not involved in assisting the Company in obtaining any financing for the Transaction.  We have also considered such other information, financial studies, analyses and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

In arriving at our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial and other information that was publicly available or provided to us by or on behalf of the Apple Ten and the Company. We have not independently verified any information supplied to us by the Apple Ten or the Company concerning the parties to the Transaction that formed a substantial basis for our opinion. We have not been engaged to independently verify, have not assumed any responsibility to verify, assume no liability for, and express no opinion on, any such information, and we have assumed, without independent verification, that neither the Apple Ten nor the Company is aware of any information prepared by it or its advisors that might be material to our opinion that has not been provided to us.  We have assumed, without any independent verification, that: (i) all material assets and liabilities (contingent or otherwise, known or unknown) of the Apple Ten and the Company are as set forth in the Apple Ten’s their respective financial statements provided to us; (ii) the financial statements of the Apple Ten and the Company provided to us present fairly the results of operations, cash flows and financial condition of the Apple Ten and the Company, respectively, for the periods, and as of the dates, indicated and were prepared in conformity with U.S. generally accepted accounting principles consistently applied; (iii) the Forecasts for the Apple Ten and the Company and the Expected Synergies were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Apple Ten’s and the Company’s senior management as to the future performance of the Apple Ten and the Company, and we have relied, without independent verification, upon such Forecasts and the Expected Synergies in the preparation of this opinion, although we express no opinion with respect to the Forecasts, the Expected Synergies and/or the consensus earnings estimates, or any judgments, estimates, assumptions or basis on which they were based, and we have assumed, without independent verification, that the Forecasts and the strategic, operating and cost benefits and/or synergies reflected in the Expected Synergies currently contemplated by the management of Apple Ten and the Company and the consensus earnings estimates used in our analysis will be realized in the amounts and on the time schedule contemplated; (iv) in all respects material to our analysis, the Transaction will be consummated in accordance with the material terms and conditions of the draft Merger Agreement reviewed by us without any material amendment thereto and without waiver by any party of any of the material conditions to their respective obligations thereunder; (v) in all respects material to our analysis, the representations and warranties contained in the Merger Agreement are true and correct and that each party will perform all of the material covenants and agreements required to be performed by it under the Merger Agreement; (vi) all material corporate, governmental, regulatory or other consents and approvals (contractual or otherwise) required to consummate the Transaction have been, or will be, obtained without the need for any material changes to the Consideration or other material financial terms of the Transaction or that would otherwise materially affect the Apple Ten or the Company or our analysis; (vii) the merger contemplated by the Merger Agreement will be treated as a tax-free reorganization for U.S. federal income tax purposes and (viii) the fair market value of one share of the Company’s common shares based on the trailing 20 day volume weighted average trading price through and including April 12, 2016.  We have relied, without independent verification, as to all legal and tax matters regarding the Transaction on the advice of counsel of the Apple Ten.  In conducting our review, we have not undertaken or obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise, known or unknown) or solvency of the Apple Ten or the Company nor have we made a physical inspection of the properties or facilities of the Apple Ten or the Company. We have not considered any expenses or potential adjustments to the Consideration relating to the Transaction as part of our analysis.  We express no opinion with respect to the terms, or impact on the Company or on the price or trading range of its common shares, of the financing obtained by the Company to effect the Transaction and/or its payment of the Consideration on the Company’s financial condition, results of operation or cash flows, or on the price or trading range of its common shares.  In rendering this Opinion, Baird is not expressing any opinion with respect to the amount or nature of any compensation to any of the Company’s or the Apple Ten’s officers, directors, or employees, or any class of such persons, relative to the consideration to be received by the Apple Ten’s shareholders in the Transaction, or with respect to the fairness of any such compensation.  In each case, we have made the assumptions and taken the actions or inactions described above with your knowledge and consent.

Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and our opinion does not predict or take into account any changes which may occur, or information which may become available, after the date hereof.   Furthermore, we express no opinion as to the price or trading range at which any of the Company’s securities (including the Company’s common shares) will trade following the date hereof or as to the effect of the Transaction on such price or trading range, or any earnings or ownership dilutive impact that may result from the Company’s issuance of its common shares as part of the Consideration.  Such price and trading range may be affected by a number of factors, including but not limited to (i) dispositions of the common shares of the Company by shareholders within a short period of time after, or other market effects resulting from, the announcement and/or effective date of the Transaction; (ii) changes in prevailing interest rates and other factors which generally influence the price of securities; (iii) adverse changes in the current capital markets; (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company or in the Company’s industries; (v) any necessary actions by, or restrictions of, federal, state or other governmental agencies or regulatory authorities; and (vi) timely completion of the Transaction on terms and conditions that are acceptable to all parties at interest.

Our opinion has been prepared at the request of and for the internal and confidential information of the Board of Directors of the Company, and may not be relied upon, used for any other purpose or disclosed to any other party without our prior written consent; provided, however, that this letter may be reproduced in full in the Proxy Statement to be provided to the Company’s shareholders in connection with the Transaction.  Any description or reference to us or our opinion in the Proxy Statement (or any other publicly available document or regulatory filing), however, shall be subject to our prior review and approval.  This opinion does not address the relative merits or risks of: (i) the Transaction, the Merger Agreement or any other agreements or other matters provided for, or contemplated by, the Merger Agreement; (ii) any other transactions that may be or might have been available as an alternative to the Transaction; or (iii) the Transaction compared to any other potential alternative transactions or business strategies considered by the Company’s Board of Directors and, accordingly, we have relied upon our discussions with the senior management of the Company with respect to the availability and consequences of any alternatives to the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Transaction.

We will receive a fee for rendering this opinion, which fee is not contingent upon the conclusions of our opinion or the successful completion of the Transaction.  In addition, the Company has agreed to reimburse us for our out-of-pocket costs and to indemnify us against certain liabilities that may arise out of our engagement. We will not receive any other payment or compensation contingent upon the successful completion of the Transaction.

We are a full service securities firm.  As such, in the ordinary course of our business, we may from time to time provide investment banking, advisory, brokerage and other services to clients that may be competitors or suppliers to, or customers or security holders of, the Company or the Apple Ten or that may otherwise participate or be involved in the same or a similar business or industry as the Company or the Apple Ten or may from time to time trade the securities of the Company  (including the Company’s common shares) for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions or effect transactions in such securities.  Our firm has also prepared equity analyst research reports from time to time regarding the Company, and may continue to do so.

Our opinion was approved by our internal fairness committee.

Based upon and subject to the foregoing, including the various assumptions, qualifications and limitations set forth herein, we are of the opinion that, as of the date hereof, the Consideration payable by the Company in the Transaction is fair, from a financial point of view, to the unaffiliated shareholders of the Company.

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

By /s/ Steven H. Goldberg
     Steven H. Goldberg
     Managing Director

Annex E

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

April 13, 2016

The Special Committee of the Board of Directors
Apple REIT Ten, Inc.
814 East Main Street
Richmond, Virginia 23219

The Special Committee of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common shares and related Series A preferred shares of Apple REIT Ten, Inc. (“Apple Ten”), other than Apple Hospitality REIT, Inc. (“Apple Hospitality”), 34 Consolidated, Inc., a wholly owned subsidiary of Apple Hospitality (“Merger Sub”), and their respective affiliates, of the Consideration (defined below) to be received by such holders pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Merger Agreement”) proposed to be entered into among Apple Ten, Apple Hospitality and Merger Sub.  As more fully described in the Merger Agreement, (i) Apple Ten will be merged with and into Merger Sub (the “Merger”) and (ii) each outstanding common share, no par value, of Apple Ten (“Apple Ten Common Shares”), together with the related Series A preferred share, no par value, of Apple Ten (“Apple Ten Series A Preferred Shares” and, together with Apple Ten Common Shares, “Apple Ten Units”), will be converted into the right to receive (A) $1.00 per Apple Ten Unit in cash and (B) 0.522 of a common share, no par value, of Apple Hospitality (“Apple Hospitality Common Shares” and, such cash amount and fraction of an Apple Hospitality Common Share, collectively, the “Consideration”), subject to adjustment (as to which we express no opinion) as set forth in the Merger Agreement.  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In arriving at our opinion, we reviewed a draft, dated April 11, 2016, of the Merger Agreement and held discussions with the members of the Special Committee of the Board of Directors of Apple Ten (the “Special Committee”), certain senior officers and other representatives of Apple Hospitality, in its capacity as the external manager of Apple Ten (the “Apple Ten External Manager”), and certain senior officers and other representatives of Apple Hospitality concerning the businesses, operations and prospects of Apple Ten and Apple Hospitality.  We reviewed certain publicly available business and financial information relating to Apple Ten and Apple Hospitality as well as certain financial forecasts and other information and data relating to Apple Ten which were provided to or discussed with us by the management of the Apple Ten External Manager and certain financial forecasts and other information and data relating to Apple Hospitality which were provided to or discussed with us by the management of Apple Hospitality, including information relating to potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Apple Hospitality to result from the Merger, and discussed with the managements of the Apple Ten External Manager and Apple Hospital, as applicable, their assessments as to the likelihood of achieving the future financial results reflected in such financial forecasts and other information and data.  We reviewed the financial terms of the Merger as set forth in the Merger Agreement in relation to, among other things: current and historical market prices of Apple Hospitality Common Shares; the financial condition and historical and projected cash flows and other operating data of Apple Ten and Apple Hospitality; and the capitalization of Apple Ten and Apple Hospitality.  We considered, to the extent publicly available, the financial terms of other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of Apple Ten and Apple Hospitality.  We also evaluated certain potential pro forma financial effects of the Merger on Apple Hospitality utilizing the financial forecasts and other information and data relating to Apple Ten and Apple Hospitality and the potential strategic implications and operational benefits referred to above.  In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

The Special Committee of the Board of Directors
Apple REIT Ten, Inc.
April 13, 2016

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of the Apple Ten External Manager and Apple Hospitality that they are not aware of any relevant information that has been omitted or that remains undisclosed to us.  As you are aware, Apple Ten is not managed independently from Apple Hospitality and based on the assessments of the managements of the Apple Ten External Manager and Apple Hospitality, as applicable, as to the likelihood of achieving the future financial results reflected in the financial forecasts and other information and data relating to Apple Ten and Apple Hospitality provided to or otherwise reviewed by or discussed with us, including estimates as to the potential strategic implications and operational benefits anticipated by the management of Apple Hospitality to result from the Merger, we have been directed to utilize, and we have relied upon, such financial forecasts and other information and data.  We have assumed that, were we to have access to management of Apple Ten that is independent from Apple Hospitality, any information received would not affect or change our analyses or opinion in any meaningful respect.  With respect to such financial forecasts and other information and data, we have been advised by the managements of the Apple Ten External Manager and Apple Hospitality, and we have assumed, with your consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of the Apple Ten External Manager and Apple Hospitality as to, and are a reasonable basis upon which to evaluate, the future financial performance of Apple Ten and Apple Hospitality, the potential strategic implications and operational benefits (including the amount, timing and achievability thereof) anticipated by the management of Apple Hospitality to result from, and other potential pro forma financial effects of, the Merger and the other matters covered thereby.  We have assumed, with your consent, that the financial results, including with respect to the potential strategic implications and operational benefits anticipated to result from the Merger, reflected in such financial forecasts and other information and data will be realized in the amounts and at the times projected.  We have relied, at your direction, upon the assessments of the managements of the Apple Ten External Manager and Apple Hospitality as to, among other things, (i) the potential impact on Apple Ten and Apple Hospitality of certain market, competitive and other trends in and prospects for, and governmental, regulatory and legislative matters relating to or otherwise affecting, the lodging sector and related credit and financial markets, including supply and demand for hotel rooms and consumer spending patterns, which are subject to significant volatility and which, if different than as assumed, could have a material impact on our analyses or opinion, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, key franchisors, lessors, third-party hotel managers and other commercial relationships of Apple Ten and Apple Hospitality, (iii) potential future acquisitions (including the timing and amount thereof) of properties contemplated to be undertaken by Apple Ten and Apple Hospitality and (iv) the ability to integrate the operations of Apple Ten and Apple Hospitality.  We have assumed, with your consent, that there will be no developments with respect to any such matters or adjustments to the Consideration that would have an adverse effect on Apple Ten, Apple Hospitality or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent, off-balance sheet or otherwise) of Apple Ten, Apple Hospitality or any other entity nor have we made any physical inspection of the properties or assets of Apple Ten, Apple Hospitality or any other entity.  We are not experts in the evaluation of, and we have not evaluated, mortgage, loan or lease portfolios and we express no view or opinion as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto.  We have assumed, with your consent, that the Merger will be consummated in accordance with its terms and in compliance with all applicable laws, documents and other requirements, without waiver, modification or amendment of any material term, condition or agreement, and that, in the course of obtaining the necessary governmental, regulatory or third party approvals, consents, releases, waivers and agreements for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, amendments or modifications, will be imposed or occur that would have an adverse effect on Apple Ten, Apple Hospitality or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.  We have been advised by the management of the Apple Ten External Manager that Apple Ten and Apple Hospitality have operated in conformity with the requirements for qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes since each of their respective formation as a REIT and we have assumed, with your consent, that the Merger will not adversely affect the status or operations of Apple Ten or

The Special Committee of the Board of Directors
Apple REIT Ten, Inc.
April 13, 2016

Apple Hospitality.  We also have assumed, with your consent, that the Merger will qualify for the intended tax treatment contemplated by the Merger Agreement.  Our opinion, as set forth herein, relates to the relative values of Apple Hospitality and Apple Ten, after adjusting values for Apple Ten to exclude the $1.00 cash component of the Consideration.  We have assumed, with your consent, that each of the Apple Ten Common Shares and the Apple Ten Series A Preferred Shares have no independent value distinct from the other and, at your direction, we have evaluated the Apple Ten Common Shares and the Apple Ten Series A Preferred Shares as a single integrated security for purposes of our analyses and opinion.  We are not expressing any view or opinion as to the value of any preferred shares (including Apple Ten Series A Preferred Shares) or any other securities, the actual value of Apple Hospitality Common Shares when issued in the Merger or the prices at which Apple Ten Units, Apple Hospitality Common Shares or any other securities will trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. We also have assumed, with your consent, that the final terms of the Merger Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have assumed, with your consent, the accuracy and completeness of the assessments of representatives of Apple Ten and Apple Hospitality as to such matters.

Our opinion, as expressed herein, relates to the fairness, from a financial point of view, to holders of Apple Ten Units (other than Apple Hospitality, Merger Sub and their respective affiliates) of the Consideration.  We are not expressing any view or opinion as to any securities of Apple Ten (other than Apple Ten Units) or as to individual circumstances of specific holders with respect to control or other rights or aspects which may distinguish such holders or the securities of Apple Ten held by such holders and our analyses and opinion do not address, take into consideration or give effect to, any rights, preferences, restrictions or limitations that may be attributable to any such securities nor does our opinion in any way address proportionate allocation or relative fairness.  Our opinion does not address any terms (other than the Consideration to the extent expressly specified herein), aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, the form of the Consideration, any consideration payable in respect of, or conversion, liquidation or other terms of, any other securities (including preferred stock) of Apple Ten or any terms, aspects or implications of any voting or other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise.  In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on behalf of Apple Ten with respect to the acquisition of all or a part of Apple Ten prior to execution of the Merger Agreement.  We express no view as to, and our opinion does not address, the underlying business decision of Apple Ten to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for Apple Ten or the effect of any other transaction in which Apple Ten might engage or consider.  We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Consideration or otherwise, including any promote fee or other amount payable to the Apple Ten External Manager.  Our opinion is necessarily based upon information available, and financial, stock market and other conditions and circumstances existing and disclosed, to us as of the date hereof.  Although subsequent developments may affect our opinion, we have no obligation to update, revise or reaffirm our opinion.  As you are aware, the credit, financial and stock markets, and the industries in which Apple Ten and Apple Hospitality operate, have experienced and continue to experience volatility and we express no opinion or view as to any potential effects of such volatility on Apple Ten, Apple Hospitality or the Merger (including the contemplated benefits thereof).

Citigroup Global Markets Inc. has acted as financial advisor to Apple Ten in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger.  We also will receive a fee in connection with the delivery of this opinion.  In addition, Apple Ten has agreed to reimburse certain of our expenses and to indemnify us against certain liabilities arising out of our engagement.  As you are aware, we and our affiliates in the past have provided, currently are providing and in the future may provide investment banking, commercial banking and other similar financial services to Apple Hospitality and its affiliates unrelated to the proposed Merger, for which services we and our affiliates have received and expect to receive compensation including, during the past three years, having acted or acting as (i) financial advisor to a special committee of Apple REIT Nine, Inc., predecessor of Apple Hospitality, in connection with a merger transaction and (ii) a lender under a credit facility

The Special Committee of the Board of Directors
Apple REIT Ten, Inc.
April 13, 2016

of Apple Hospitality.  Although we and our affiliates have not provided investment banking, commercial banking and other financial services to Apple Ten unrelated to the proposed Merger during the past three years for which we and our affiliates have received or expect to receive compensation, we and our affiliates may provide such services to Apple Ten in the future, for which services we and our affiliates would expect to receive compensation.  In the ordinary course of business, we and our affiliates may actively trade or hold the securities of Apple Ten, Apple Hospitality and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.  In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with Apple Ten, Apple Hospitality and their respective affiliates.

Our advisory services to the Special Committee and the opinion expressed herein are provided for the information of the Special Committee (in its capacity as such) in its evaluation of the proposed Merger, and our opinion is not intended to be and does not constitute a recommendation to any securityholder as to how such securityholder should vote or act on any matters relating to the proposed Merger or otherwise.

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Consideration to be received by holders of Apple Ten Units pursuant to the Merger Agreement is fair, from a financial point of view, to such holders (other than Apple Hospitality, Merger Sub and their respective affiliates).

Very truly yours,

/s/ Citigroup Global Markets Inc.

CITIGROUP GLOBAL MARKETS INC.

Annex F

Article 15 of the Virginia Stock Corporation Act (§§ 13.1-729 – 741.1 of the Code of Virginia)

Article 15. Appraisal Rights and Other Remedies

§ 13.1-729. Definitions

In this article:

“Affiliate” means a person who directly or indirectly through one or more intermediaries controls, is controlled by, or is under common control with another person or is a senior executive officer thereof.

“Beneficial shareholder” means a person who is the beneficial owner of shares held in a voting trust or by a nominee on the beneficial owner’s behalf.

“Corporation” means the issuer of the shares held by a shareholder demanding appraisal and, for matters covered by §§ 13.1-734 through 13.1-740, includes the surviving entity in a merger.

“Fair value” means the value of the corporation’s shares determined:

a. Immediately before the effectuation of the corporate action to which the shareholder objects;

b. Using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring appraisal; and

c. Without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to subdivision A 5 of § 13.1-730.

“Interest” means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

“Interested transaction” means a corporate action described in subsection A of § 13.1-730, other than a merger pursuant to § 13.1-719 or 13.1-719.1, involving an interested person in which any of the shares or assets of the corporation are being acquired or converted. As used in this definition:

1. “Beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, or understanding, other than a revocable proxy, has or shares the power to vote, or to direct the voting of, shares; except that a member of a national securities exchange is not deemed to be a beneficial owner of securities held directly or indirectly by it on behalf of another person solely because the member is the record holder of the securities if the member is precluded by the rules of the exchange from voting without instruction on contested matters or matters that may affect substantially the rights or privileges of the holders of the securities to be voted. When two or more persons agree to act together for the purpose of voting their shares of the corporation, each member of the group formed thereby is deemed to have acquired beneficial ownership, as of the date of the agreement, of all voting shares of the corporation beneficially owned by any member of the group.

2. “Interested person” means a person, or an affiliate of a person, who at any time during the one-year period immediately preceding approval by the board of directors of the corporate action:

a. Was the beneficial owner of 20% or more of the voting power of the corporation, excluding any shares acquired pursuant to an offer for all shares having voting power if the offer was made within one year prior to the corporate action for consideration of the same kind and of a value equal to or less than that paid in connection with the corporate action;

b. Had the power, contractually or otherwise, to cause the appointment or election of 25% or more of the directors to the board of directors of the corporation; or

c. Was a senior executive officer or director of the corporation or a senior executive officer of any affiliate thereof, and that senior executive officer or director will receive, as a result of the corporate action, a financial benefit not generally available to other shareholders as such, other than:

(1) Employment, consulting, retirement, or similar benefits established separately and not as part of or in contemplation of the corporate action;

(2) Employment, consulting, retirement, or similar benefits established in contemplation of, or as part of, the corporate action that are not more favorable than those existing before the corporate action or, if more favorable, that have been approved on behalf of the corporation in the same manner as is provided in § 13.1-691; or

(3) In the case of a director of the corporation who will, in the corporate action, become a director of the acquiring entity in the corporate action or one of its affiliates, rights and benefits as a director that are provided on the same basis as those afforded by the acquiring entity generally to other directors of such entity or such affiliate.

“Preferred shares” means a class or series of shares whose holders have preference over any other class or series of shares with respect to distributions.

“Record shareholder” means the person in whose name shares are registered in the records of the corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with the corporation.

“Senior executive officer” means the chief executive officer, chief operating officer, chief financial officer and anyone in charge of a principal business unit or function.

“Shareholder” means both a record shareholder and a beneficial shareholder.

§ 13.1-730. Right to appraisal

A. A shareholder is entitled to appraisal rights, and to obtain payment of the fair value of that shareholder’s shares, in the event of any of the following corporate actions:

1. Consummation of a merger to which the corporation is a party (i) if shareholder approval is required for the merger by § 13.1-718, except that appraisal rights shall not be available to any shareholder of the corporation with respect to shares of any class or series that remain outstanding after consummation of the merger, or (ii) if the corporation is a subsidiary and the merger is governed by § 13.1-719;

2. Consummation of a share exchange to which the corporation is a party as the corporation whose shares will be acquired, except that appraisal rights shall not be available to any shareholder of the corporation with respect to any class or series of shares of the corporation that is not exchanged;

3. Consummation of a disposition of assets pursuant to § 13.1-724 if the shareholder is entitled to vote on the disposition;

4. An amendment of the articles of incorporation with respect to a class or series of shares that reduces the number of shares of a class or series owned by the shareholder to a fraction of a share if the corporation has the obligation or right to repurchase the fractional share so created; or

5. Any other amendment to the articles of incorporation, or any other merger, share exchange or disposition of assets to the extent provided by the articles of incorporation, bylaws or a resolution of the board of directors.

B. Notwithstanding subsection A, the availability of appraisal rights under subdivisions A 1 through A 4 shall be limited in accordance with the following provisions:

1. Appraisal rights shall not be available for the holders of shares of any class or series of shares that is:

a. A covered security under § 18(b)(1)(A) or (B) of the federal Securities Act of 1933, as amended;

b. Traded in an organized market and has at least 2,000 shareholders and a market value of at least $20 million, exclusive of the value of such shares held by the corporation’s subsidiaries, senior executives, directors and beneficial shareholders owning more than 10 percent of such shares; or

c. Issued by an open end management investment company registered with the United States Securities and Exchange Commission under the Investment Company Act of 1940 and may be redeemed at the option of the holder at net asset value.

2. The applicability of subdivision 1 of this subsection shall be determined as of:

a. The record date fixed to determine the shareholders entitled to receive notice of the meeting of shareholders to act upon the corporate action requiring appraisal rights; or

b. The day before the effective date of such corporate action if there is no meeting of shareholders.

3. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares who are required by the terms of the corporate action requiring appraisal rights to accept for such shares anything other than cash or shares of any class or any series of shares of any corporation, or any other proprietary interest of any other entity, that satisfies the standards set forth in subdivision 1 of this subsection at the time the corporate action becomes effective.

4. Subdivision 1 of this subsection shall not be applicable and appraisal rights shall be available pursuant to subsection A for the holders of any class or series of shares where the corporate action is an interested transaction.

C. Notwithstanding any other provision of this section, the articles of incorporation as originally filed or any amendment thereto may limit or eliminate appraisal rights for any class or series of preferred shares, but any such limitation or elimination contained in an amendment to the articles of incorporation that limits or eliminates appraisal rights for any of such shares that are outstanding immediately prior to the effective date of such amendment or that the corporation is or may be required to issue or sell thereafter pursuant to any conversion, exchange or other right existing immediately before the effective date of such amendment shall not apply to any corporate action that becomes effective within one year of that date if such action would otherwise afford appraisal rights.

§ 13.1-731. Assertion of rights by nominees and beneficial owners

A. A record shareholder may assert appraisal rights as to fewer than all the shares registered in the record shareholder’s name but owned by a beneficial shareholder only if the record shareholder objects with respect to all shares of the class or series owned by the beneficial shareholder and notifies the corporation in writing of the name and address of each beneficial shareholder on whose behalf appraisal rights are being asserted. The rights of a record shareholder who asserts appraisal rights for only part of the shares held of record in the record shareholder’s name under this subsection shall be determined as if the shares as to which the record shareholder objects and the record shareholder’s other shares were registered in the names of different record shareholders.

B. A beneficial shareholder may assert appraisal rights as to shares of any class or series held on behalf of the shareholder only if such shareholder:

1. Submits to the corporation the record shareholder’s written consent to the assertion of such rights no later than the date referred to in subdivision B 2 b of § 13.1-734; and

2. Does so with respect to all shares of the class or series that are beneficially owned by the beneficial shareholder.

§ 13.1-732. Notice of appraisal rights

A. Where any corporate action specified in subsection A of § 13.1-730 is to be submitted to a vote at a shareholders’ meeting, the meeting notice shall state that the corporation has concluded that shareholders are, are not or may be entitled to assert appraisal rights under this article.

If the corporation concludes that appraisal rights are or may be available, a copy of this article and a statement of the corporation’s position as to the availability of appraisal rights shall accompany the meeting notice sent to those record shareholders entitled to exercise appraisal rights.

B. In a merger pursuant to § 13.1-719, the parent corporation shall notify in writing all record shareholders of the subsidiary who are entitled to assert appraisal rights that the corporate action became effective. Such notice shall be sent within 10 days after the corporate action became effective and include the materials described in § 13.1-734.

C. Where any corporate action specified in subsection A of § 13.1-730 is to be approved by written consent of the shareholders pursuant to § 13.1-657:

1. Written notice that appraisal rights are, are not, or may be available must be given to each record shareholder from whom a consent is solicited at the time consent of such shareholder is first solicited and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article; and

2. Written notice that appraisal rights are, are not, or may be available must be delivered together with the notice to nonconsenting and nonvoting shareholders required by subsections E and F of § 13.1-657, may include the materials described in § 13.1-734, and, if the corporation has concluded that appraisal rights are or may be available, must be accompanied by a copy of this article.

D. Where corporate action described in subsection A of § 13.1-730 is proposed, or a merger pursuant to § 13.1-719 is effected, the notice referred to in subsection A or C, if the corporation concludes that appraisal rights are or may be available, and in subsection B shall be accompanied by:

1. The annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares that may be subject to appraisal, which shall be as of a date ending not more than 16 months before the date of the notice and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not reasonably available, the corporation shall provide reasonably equivalent financial information; and

2. The latest available quarterly financial statements of such corporation, if any.

E. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subsection D by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

F. The right to receive the information described in subsection D may be waived in writing by a shareholder before or after the corporate action.

§ 13.1-733. Notice of intent to demand payment

A. If a corporate action specified in subsection A of § 13.1-730 is submitted to a vote at a shareholders’ meeting, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares:

1. Must deliver to the corporation before the vote is taken written notice of the shareholder’s intent to demand payment if the proposed action is effectuated; and

2. Must not vote, or cause or permit to be voted, any shares of such class or series in favor of the proposed action.

B. If a corporate action specified in subsection A of § 13.1-730 is to be approved by less than unanimous written consent, a shareholder who wishes to assert appraisal rights with respect to any class or series of shares may not sign a consent in favor of the proposed action with respect to that class or series of shares.

C. A shareholder who fails to satisfy the requirements of subsection A or subsection B is not entitled to payment under this article.

§ 13.1-734. Appraisal notice and form

A. If proposed corporate action requiring appraisal rights under § 13.1-730 becomes effective, the corporation shall deliver an appraisal notice and the form required by subdivision B 1 to all shareholders who satisfied the requirements of § 13.1-733. In the case of a merger under § 13.1-719, the parent corporation shall deliver an appraisal notice and form to all record shareholders who may be entitled to assert appraisal rights.

B. The appraisal notice shall be sent no earlier than the date the corporate action specified in subsection A of § 13.1-730 became effective and no later than 10 days after such date and shall:

1. Supply a form that (i) specifies the first date of any announcement to shareholders made prior to the date the corporate action became effective of the principal terms of the proposed corporate action, (ii) if such announcement was made, requires the shareholder asserting appraisal rights to certify whether beneficial ownership of those shares for which appraisal rights are asserted was acquired before that date, and (iii) requires the shareholder asserting appraisal rights to certify that such shareholder did not vote for or consent to the transaction;

2. State:

a. Where the form must be sent and where certificates for certificated shares must be deposited and the date by which those certificates must be deposited, which date may not be earlier than the date for receiving the required form under subdivision 2 b of this subsection;

b. A date by which the corporation must receive the form which date may not be fewer than 40 nor more than 60 days after the date the subsection A appraisal notice and form were sent, and state that the shareholder shall have waived the right to demand appraisal with respect to the shares unless the form is received by the corporation by such specified date;

c. The corporation’s estimate of the fair value of the shares;

d. That, if requested in writing, the corporation will provide, to the shareholder so requesting, within 10 days after the date specified in subdivision 2 b of this subsection, the number of shareholders who returned the form by the specified date and the total number of shares owned by them; and

e. The date by which the notice to withdraw under § 13.1-735.1 must be received, which date must be within 20 days after the date specified in subdivision 2 b of this subsection; and

3. Be accompanied by a copy of this article.

§ 13.1-735. Repealed by Acts 2005, c. 765

§ 13.1-735.1. Perfection of rights; right to withdraw

A. A shareholder who receives notice pursuant to § 13.1-734 and who wishes to exercise appraisal rights must complete, sign, and return the form sent by the corporation and, in the case of certificated shares, deposit the shareholder’s certificates in accordance with the terms of the notice by the date referred to in the notice pursuant to subdivision B 2 b of § 13.1-734. If the form requires the shareholder to certify whether the beneficial owner of such shares acquired beneficial ownership of the shares before the date required to be set forth in the notice pursuant to subdivision B 1 of § 13.1-734, and the shareholder fails to make the certification, the corporation may elect to treat the shareholder’s shares as after-acquired shares under § 13.1-738. Once a shareholder deposits that shareholder’s certificates or, in the case of uncertificated shares, returns the signed form, that shareholder loses all rights as a shareholder, unless the shareholder withdraws pursuant to subsection B.

B. A shareholder who has complied with subsection A may nevertheless decline to exercise appraisal rights and withdraw from the appraisal process by so notifying the corporation in writing by the date set forth in the appraisal notice pursuant to subdivision B 2 e of § 13.1-734. A shareholder who fails to withdraw from the appraisal process may not thereafter withdraw without the corporation’s written consent.

C. A shareholder who does not sign and return the form and, in the case of certificated shares, deposit that shareholder’s share certificates where required, each by the date set forth in the notice described in subsection B of § 13.1-734, shall not be entitled to payment under this article.

§ 13.1-736. Repealed by Acts 2005, c. 765

§ 13.1-737. Payment

A. Except as provided in § 13.1-738, within 30 days after the form required by subsection B 2 b of § 13.1-734 is due, the corporation shall pay in cash to those shareholders who complied with subsection A of § 13.1-735.1 the amount the corporation estimates to be the fair value of their shares plus interest.

B. The payment to each shareholder pursuant to subsection A shall be accompanied by:

1. The (i) annual financial statements specified in subsection A of § 13.1-774 of the corporation that issued the shares to be appraised, which shall be as of a date ending not more than 16 months before the date of payment and shall comply with subsection B of § 13.1-774; provided that, if such annual financial statements are not available, the corporation shall provide reasonably equivalent information, and (ii) the latest available quarterly financial statements of such corporation, if any;

2. A statement of the corporation’s estimate of the fair value of the shares, which estimate shall equal or exceed the corporation’s estimate given pursuant to subdivision B 2 c of § 13.1-734; and

3. A statement that shareholders described in subsection A have the right to demand further payment under § 13.1-739 and that if any such shareholder does not do so within the time period specified therein, such shareholder shall be deemed to have accepted such payment in full satisfaction of the corporation’s obligations under this article.

C. A public corporation, or a corporation that ceased to be a public corporation as a result of the corporate action specified in subsection A of § 13.1-730, may fulfill its responsibilities under subdivision B 1 by delivering the specified financial statements, or otherwise making them available, in any manner permitted by the applicable rules and regulations of the U.S. Securities and Exchange Commission if the corporation was a public corporation as of the date of the specified financial statements.

§ 13.1-738. After-acquired shares

A. A corporation may elect to withhold payment required by § 13.1-737 from any shareholder who was required to, but did not certify that beneficial ownership of all of the shareholder’s shares for which appraisal rights are asserted was acquired before the date set forth in the appraisal notice sent pursuant to subdivision B 1 of § 13.1-734.

B. If the corporation elected to withhold payment under subsection A, it shall, within 30 days after the form required by subdivision B 2 b of § 13.1-734 is due, notify all shareholders who are described in subsection A:

1. Of the information required by subdivision B 1 of § 13.1-737;

2. Of the corporation’s estimate of fair value pursuant to subdivision B 2 of § 13.1-737 and its offer to pay such value plus interest;

3. That they may accept the corporation’s estimate of fair value plus interest in full satisfaction of their demands or demand for appraisal under § 13.1-739;

4. That those shareholders who wish to accept such offer must so notify the corporation of their acceptance of the corporation’s offer within 30 days after receiving the offer; and

5. That those shareholders who do not satisfy the requirements for demanding appraisal under § 13.1-739 shall be deemed to have accepted the corporation’s offer.

C. Within 10 days after receiving a shareholder’s acceptance pursuant to subsection B, the corporation shall pay in cash the amount it offered under subdivision B 2 to each shareholder who agreed to accept the corporation’s offer in full satisfaction of the shareholder’s demand.

D. Within 40 days after sending the notice described in subsection B, the corporation shall pay in cash the amount it offered to pay under subdivision B 2 to each shareholder described in subdivision B 5.

§ 13.1-739. Procedure if shareholder dissatisfied with payment or offer

A. A shareholder paid pursuant to § 13.1-737 who is dissatisfied with the amount of the payment must notify the corporation in writing of that shareholder’s stated estimate of the fair value of the shares and demand payment of that estimate plus interest (less any payment under § 13.1-737). A shareholder offered payment under § 13.1-738 who is dissatisfied with that offer must reject the offer and demand payment of the shareholder’s estimate of the fair value of the shares plus interest.

B. A shareholder who fails to notify the corporation in writing of that shareholder’s demand to be paid the shareholder’s stated estimate of the fair value plus interest under subsection A within 30 days after receiving the corporation’s payment or offer of payment under § 13.1-737 or 13.1-738, respectively, waives the right to demand payment under this section and shall be entitled only to the payment made or offered pursuant to those respective sections.

§ 13.1-740. Court action

A. If a shareholder makes a demand for payment under § 13.1-739 that remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60-day period, it shall pay in cash to each shareholder the amount the shareholder demanded pursuant to § 13.1-737 plus interest.

B. The corporation shall commence the proceeding in the circuit court of the city or county where the corporation’s principal office, or, if none in the Commonwealth, where its registered office, is located. If the corporation is a foreign corporation without a registered office in the Commonwealth, it shall commence the proceeding in the circuit court of the city or county in the Commonwealth where the principal office, or, if none in the Commonwealth, where the registered office of the domestic corporation merged with the foreign corporation was located at the time the transaction became effective.

C. The corporation shall make all shareholders, whether or not residents of the Commonwealth, whose demands remain unsettled parties to the proceeding as in an action against their shares, and all parties shall be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication as provided by law.

D. The corporation may join as a party to the proceeding any shareholder who claims to have demanded an appraisal but who has not, in the opinion of the corporation, complied with the provisions of this article. If the court determines that a shareholder has not complied with the provisions of this article, that shareholder shall be dismissed as a party.

E. The jurisdiction of the court in which the proceeding is commenced under subsection B is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have the powers described in the order appointing them, or in any amendment to it. The shareholders demanding appraisal are entitled to the same discovery rights as parties in other civil proceedings. There shall be no right to a jury trial.

F. Each shareholder made a party to the proceeding is entitled to judgment (i) for the amount, if any, by which the court finds the fair value of the shareholder’s shares plus interest exceeds the amount paid by the corporation to the shareholder for such shares or (ii) for the fair value plus interest of the shareholder’s shares for which the corporation elected to withhold payment under § 13.1-738.

§ 13.1-741. Court costs and counsel fees

A. The court in an appraisal proceeding commenced under § 13.1-740 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the shareholders demanding appraisal, in amounts the court finds equitable, to the extent the court finds such shareholders acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

B. The court in an appraisal proceeding may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

1. Against the corporation and in favor of any or all shareholders demanding appraisal if the court finds the corporation did not substantially comply with the requirements of § 13.1-732, 13.1-734, 13.1-737 or 13.1-738; or

2. Against either the corporation or a shareholder demanding appraisal, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously or not in good faith with respect to the rights provided by this article.

C. If the court in an appraisal proceeding finds that the services of counsel for any shareholder were of substantial benefit to other shareholders similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to such counsel reasonable fees to be paid out of the amounts awarded the shareholders who were benefited.

D. To the extent the corporation fails to make a required payment pursuant to § 13.1-737, 13.1-738 or 13.1-739, the shareholder may sue directly for the amount owed and, to the extent successful, shall be entitled to recover from the corporation all costs and expenses of the suit, including counsel fees.

§ 13.1-741.1. Limitations on other remedies for fundamental transactions

A. Except for action taken before the Commission pursuant to § 13.1-614 or as provided in subsection B, the legality of a proposed or completed corporate action described in subsection A of § 13.1-730 may not be contested, nor may the corporate action be enjoined, set aside or rescinded, in a legal or equitable proceeding by a shareholder after the shareholders have approved the corporate action.

B. Subsection A does not apply to a corporate action that:

1. Was not authorized and approved in accordance with the applicable provisions of:

a. Article 11 (§ 13.1-705 et seq.), Article 12 (§ 13.1-715.1 et seq.), or Article 13 (§ 13.1-723 et seq.);

b. The articles of incorporation or bylaws; or

c. The resolutions of the board of directors authorizing the corporate action;

2. Was procured as a result of fraud, a material misrepresentation, or an omission of a material fact necessary to make statements made, in light of the circumstances in which they were made, not misleading;

3. Is an interested transaction, unless it has been authorized, approved or ratified by the board of directors in the same manner as is provided in subsection B of § 13.1-691 and has been authorized, approved or ratified by the shareholders in the same manner as is provided in subsection C of § 13.1-691 as if the interested transaction were a director’s conflict of interests transaction; or

4. Is adopted or taken by less than unanimous consent of the voting shareholders pursuant to § 13.1-657 if:

a. The challenge to the corporate action is brought by a shareholder who did not consent and as to whom notice of the adoption or taking of the corporate action was not effective at least 10 days before the corporate action was effected; and

b. The proceeding challenging the corporate action is commenced within 10 days after notice of the adoption or taking of the corporate action is effective as to the shareholder bringing the proceeding.

C. Any remedial action with respect to corporate action described in subsection A of § 13.1-730 shall not limit the scope of, or be inconsistent with, any provision of § 13.1-614.

Annex G

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-K

☒	Annual report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

For the fiscal year ended December 31, 2015
or

☐	Transition report pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934

Commission File Number 000-54651

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	27-3218228
(State of Organization)	(I.R.S. Employer Identification Number)

814 East Main Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant’s telephone number, including area code)

Securities registered pursuant to Section 12 (b) of the Act: None

Securities registered pursuant to Section 12 (g) of the Act:

Units (Each Unit is equal to one common share, no par value, and one Series A preferred share)

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.    Yes  ☐    No  ☒

Indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act.    Yes  ☐    No  ☒

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.    Yes  ☒    No  ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒  No ☐

Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K (§229.405 of this chapter) is not contained herein, and will not be contained, to the best of registrant’s knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K.  ☒

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).    Yes  ☐    No  ☒

 There is currently no established market for the registrant’s common shares. There were approximately 90,063,000 common shares held by non-affiliates of the registrant as of June 30, 2015, the last business day of the registrant’s most recently completed second fiscal quarter.

The number of common shares outstanding on February 29, 2016 was 88,202,564.

Documents Incorporated by Reference.

The information required by Part III of this report, to the extent not set forth herein, is incorporated by reference from the Company’s definitive proxy statement to be filed with the Securities and Exchange Commission in connection with the Company’s annual meeting of shareholders to be held on May 12, 2016.

APPLE REIT TEN, INC.

FORM 10-K

This Form 10-K includes references to certain trademarks or service marks. The Courtyard by Marriott®, Fairfield Inn & Suites by Marriott®, Marriott® Hotels, Residence Inn by Marriott®, SpringHill Suites by Marriott® and TownePlace Suites by Marriott® trademarks are the property of Marriott International, Inc. or one of its affiliates. The Hampton Inn & Suites by Hilton®, Hilton Garden Inn®, Home2 Suites by Hilton® and Homewood Suites by Hilton® trademarks are the property of Hilton Worldwide Holdings Inc. or one or more of its affiliates. For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above referenced terms are used.

PART I

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple REIT Ten, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to implement its acquisition strategy and operating strategy; the Company’s ability to manage planned growth; the ability of the Company to provide liquidity opportunities for its shareholders; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this Annual Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to those discussed in the section titled “Risk Factors” in Item 1A in this Annual Report. Any forward-looking statement that the Company makes speaks only as of the date of this Annual Report. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

Item 1.	Business

The Company is a Virginia corporation that was formed in August 2010 to invest in hotels and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on August 13, 2010, with its first investor closing under its best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share) on January 27, 2011. The Company began operations on March 4, 2011 when it purchased its first hotel. The Company concluded its best-efforts offering of Units on July 31, 2014. As of December 31, 2015, the Company owned 55 hotels operating in 17 states with an aggregate of 7,056 rooms. All of the Company’s hotels operate under Marriott or Hilton brands.

The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The Company has wholly-owned taxable REIT subsidiaries, which lease all of the Company’s hotels from wholly-owned qualified REIT subsidiaries. The hotels are operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with the Company.

The Company has no foreign operations or assets and its operating structure includes only one reportable segment. The consolidated financial statements include the accounts of the Company and its subsidiaries. Refer to Part II, Item 8, for the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K.

Business Objectives

The Company’s primary business objective is to enhance shareholder value by increasing funds from operations and cash available for distributions through internal growth and selective hotel renovation. The Company’s acquisition strategy, substantially complete as of December 31, 2015, included purchasing underdeveloped hotels and hotels in underdeveloped markets with strong brand recognition, diverse demand generators, and the potential for high levels of customer satisfaction, strong operating margins and cash flow growth. With an emphasis on upscale select service hotels, the Company utilizes its asset management expertise to improve the quality and performance of its hotels by working with its property managers to aggressively manage room rates and cost structure by benchmarking with internal and external data, using scale to help negotiate favorable vendor contracts, partnering with industry leaders in hotel management, and franchising the hotels with leading brands and actively participating with the franchisors to strengthen the brands. Also, the Company strategically renovates its properties to increase its ability to compete in particular markets. Although there are many factors that influence profitability, including national and local economic conditions, the Company believes the strong asset management of its portfolio will improve financial results over the long-term, although there can be no assurance of these results.

Hotel Industry and Competition

The hotel industry is highly competitive. Each of the Company’s hotels competes for guests primarily with other hotels in the immediate vicinity and secondarily with other hotels or lodging facilities in the Company’s geographic market. An increase in the number of competitive hotels or other lodging facilities in a particular area could have a material adverse effect on the occupancy, average daily rate (“ADR”) and revenue per available room (“RevPAR”) of the Company’s hotels in that area. The Company believes that brand recognition, location, price and quality (of both the hotel and the services provided) are the principal competitive factors affecting the Company’s hotels. Additionally, general economic conditions in a particular market and nationally impact the performance of the hotel industry.

Hotel Operating Performance

As of December 31, 2015, the Company owned 55 hotels, including four hotels acquired during 2015, four hotels acquired during 2014, 16 hotels acquired during 2013, five hotels acquired during 2012 and 26 hotels acquired during 2011. These hotels are located in 17 states with an aggregate of 7,056 rooms and consist of the following: 11 Hilton Garden Inn hotels, 10 Hampton Inn & Suites hotels, 10 Homewood Suites hotels, five Courtyard hotels, five Residence Inn hotels, four Fairfield Inn & Suites hotels, four TownePlace Suites hotels, three Home2 Suites hotels, two SpringHill Suites hotels and one full service Marriott hotel.

Room revenue for the Company’s hotels for the year ended December 31, 2015 totaled $241.7 million, and the hotels achieved average occupancy of 75.8%, ADR of $127.71 and RevPAR of $96.77 for the period owned in 2015. Room revenue for the Company’s hotels for the year ended December 31, 2014 totaled $202.0 million, and the hotels achieved average occupancy of 73.6%, ADR of $120.91 and RevPAR of $88.97 for the period owned in 2014. These rates are comparable with industry and brand averages for the period owned by the Company. For the 47 comparable hotels (hotels owned since January 1, 2014), occupancy, ADR and RevPAR increased 2%, 5% and 7%, respectively for the year ended December 31, 2015 compared to the prior year. Hotel performance is impacted by many factors, including the economic conditions in the United States as well as each locality. Economic conditions in the United States have generally been favorable, which continues to overall positively impact the lodging industry. Although certain markets will vary based on local supply/demand dynamics and local market economic conditions, with continued overall demand and room rate improvement for comparable hotels and the Company’s geographically diverse portfolio, the Company and industry are forecasting a low to mid-single digit percentage increase in revenue for 2016 as compared to 2015 for comparable hotels. Based on recent revenue trends, the anticipated revenue growth rates for 2016 are slightly lower than the growth achieved in 2015 and 2014. The Company will continue to pursue market opportunities to improve revenue. See Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Annual Report on Form 10-K for more information on the Company’s results of operations.

Management and Franchise Agreements

Each of the Company’s 55 hotels owned as of December 31, 2015 is operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with the Company. The agreements generally provide for initial terms ranging from one to 30 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. Effective January 1, 2016, the Company modified its management fee structure for approximately 50% of the Company’s hotels. Under the new management fee structure, the hotel management fee for each hotel will generally be within a range of 2.5% to 3.5% of revenue based on each hotel’s performance relative to other hotels owned by the Company. The performance measures are based on various financial and quality performance metrics. Under the new management agreements, the new fee replaces the base and incentive fee under the old agreements. The change is not anticipated to significantly impact total management fees for the Company, but is anticipated to better align incentives for each property.

Four of the Company’s hotels are managed by affiliates of Marriott. The remainder of the Company’s hotels are managed by companies that are not affiliated with Marriott or Hilton, and as a result, the hotels they manage were required to obtain separate franchise agreements with each respective franchisor. The franchise agreements generally provide for initial terms of approximately 10 to 20 years and generally provide for renewals subject to franchise requirements at the time of renewal. The Company pays various fees under these agreements, including the payment of royalty fees, marketing fees, reservation fees, a communications support fee, and other similar fees based on room revenues.

The franchise and/or management agreements provide a variety of benefits for the Company, which include national advertising, publicity, and other marketing programs designed to increase brand awareness, training of personnel, continuous review of quality standards, centralized reservation systems and best practices within the industry.

Hotel Maintenance and Renovation

The Company’s hotels have an ongoing need for renovation and refurbishment. To maintain and enhance each property’s competitive position in its market, the Company has invested in and plans to continue to reinvest in its hotels. During 2015 and 2014, the Company’s capital improvements on existing hotels were approximately $12.6 million and $20.8 million.

Financing

The Company’s principal sources of liquidity are the operating cash flow generated from the Company’s properties and its $100 million revolving credit facility. In addition, the Company may borrow additional funds subject to the approval of the Company’s Board of Directors. The Company anticipates that cash flow from operations and availability under its revolving credit facility or available refinancing opportunities for maturing loans will be adequate to meet its anticipated liquidity requirements, including debt service, capital improvements, required distributions to shareholders to maintain its REIT status and planned Unit redemptions. The Company intends to use borrowings under its credit facility to purchase the hotel under contract (discussed below) if a closing occurs. The Company intends to maintain a relatively stable distribution rate instead of raising and lowering the distribution rate with varying economic cycles. If cash flow from operations and the credit facility are not adequate to meet liquidity requirements, the Company may attempt, if necessary, to utilize additional financing to achieve this objective. Although the Company has relatively low levels of debt, there can be no assurances it will be successful with this strategy and may need to reduce its distribution rate to levels required to maintain its REIT status. If the Company were unable to refinance debt as it matures or if it were to default on its debt, it may be unable to make distributions or redemptions.

As of December 31, 2015, the Company had approximately $194.9 million in outstanding property level debt secured by 12 properties. The property level debt has maturity dates ranging from July 2016 to October 2025 and stated interest rates ranging from 4.15% to 6.30%. The Company also has a $100 million unsecured revolving credit facility with a commercial bank that is available for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the payment of distributions and the funding of redemptions. The credit facility matures in July 2017, however the Company has the right, upon satisfaction of certain conditions, including covenant compliance and payment of an extension fee, to extend the maturity date to July 2018. Interest payments are due monthly and the interest rate, subject to certain exceptions, is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 1.85% to 2.35%, depending upon the Company’s leverage ratio, as calculated under the terms of the credit agreement. The outstanding balance on the credit facility as of December 31, 2015 was $30.4 million. See Part II, Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, appearing elsewhere in this Annual Report on Form 10-K for additional information regarding the credit facility.

Insurance

The Company maintains comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of its hotels. These policies offer coverage features and insured limits that the Company believes are customary for similar types of properties. However, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable.

Environmental Matters

The Company’s hotels are subject to various U.S. federal, state and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and waste water discharges, lead-based paint, mold and mildew and waste management, and impose liability for contamination. In connection with each of the Company’s acquisitions, the Company reviewed a Phase I Environmental Report and additional environmental reports and surveys, as were necessitated by the preliminary report. Based on the reports, the Company is not aware of any environmental situations requiring remediation at the Company’s properties, which have not been, or are not currently being remediated as necessary. No material remediation costs have occurred or are expected to occur. Under various laws, owners as well as tenants and operators of real estate may be required to investigate and clean up or remove hazardous substances present at or migrating from properties they own, lease or operate and may be held liable for property damage or personal injuries that result from hazardous substances. These laws also expose the Company to the possibility that it may become liable to reimburse governments for damages and costs they incur in connection with hazardous substances.

 Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand or available financing sources to meet cash requirements.

Property Acquisitions

The Company acquired a total of four hotels during 2015. The following table summarizes the location, brand, manager, date acquired, number of rooms and gross purchase price for each hotel. All dollar amounts are in thousands.

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Tustin	CA	Fairfield Inn & Suites	Marriott	2/5/2015	145	$31,000
Tustin	CA	Residence Inn	Marriott	2/5/2015	149	42,800
San Juan Capistrano	CA	Residence Inn	Marriott	6/5/2015	130	29,200
Rosemont	IL	Hampton Inn & Suites	Raymond	10/29/2015	158	25,400
Total					582	$128,400

At the date of purchase, the purchase price for these properties, net of debt assumed, was funded by cash on hand and borrowings under the Company’s credit facility. The Company assumed approximately $16.6 million of debt in connection with the purchase of and secured by the San Juan Capistrano Residence Inn. The Company also used borrowings under its credit facility to pay approximately $2.6 million, representing 2% of the gross purchase price for these hotels, as a brokerage commission to Apple Suites Realty Group, Inc. (“ASRG”), which is 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer.

Potential Acquisition

As of December 31, 2015, the Company had an outstanding contract for the potential purchase of a Homewood Suites hotel under construction in Cape Canaveral, Florida for a purchase price of approximately $25.2 million. This hotel is expected to contain 153 guest rooms. It is anticipated that construction of the hotel will be completed and the hotel will open for business in the spring of 2016, at which time closing on this hotel is expected to occur. Although the Company is working towards acquiring this hotel, there are many conditions to closing that have not yet been satisfied and there can be no assurance that a closing on this hotel will occur under the outstanding purchase contract. If the seller does meet all the conditions to closing, the Company is obligated to specifically perform under the contract. At this time, the seller has not met all of the conditions to closing. The Company intends to use borrowings under its credit facility to purchase the hotel if a closing occurs.

Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships and are required to approve any significant modifications to existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The Company is externally managed and does not have any employees. ASRG provides the Company with property acquisition and disposition services. Its advisor, Apple Ten Advisors, Inc. (“A10A”) provides the Company with its day-to-day management services. The Company pays fees and reimburses certain expenses to A10A and ASRG for these services. Effective March 1, 2014, A10A subcontracted its obligations under the advisory agreement between A10A and the Company to Apple Hospitality REIT, Inc. (“Apple Hospitality”). The subcontract agreement provides that Apple Hospitality provides to the Company the advisory services contemplated under the A10A advisory agreement and Apple Hospitality receives the fees and expense reimbursements payable under the A10A advisory agreement from the Company. The Company also signed the subcontract agreement to acknowledge the terms of the subcontract agreement. The subcontract agreement has no impact on the Company’s advisory agreement with A10A.

Glade M. Knight, the Company’s Chairman and Chief Executive Officer, is currently Executive Chairman of Apple Hospitality. ASRG and A10A are wholly owned by Mr. Knight. Mr. Knight is also Chief Executive Officer and partner of Energy 11 GP, LLC, which is the general partner of Energy 11, L.P. Prior to January 1, 2015, one additional member of the Company’s Board of Directors was also on the Board of Directors of Apple Hospitality. Justin G. Knight, the Company’s President, serves as President and Chief Executive Officer and is a member of the Board of Directors of Apple Hospitality.

See Note 6 titled “Related Parties” in Part II, Item 8, of the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K for additional information concerning the Company’s related party transactions.

Employees

The Company does not have any employees. During 2015, all employees involved in the day-to-day operation of the Company’s hotels were employed by third party management companies engaged pursuant to the hotel management agreements. During 2015, the Company utilized, through an advisory agreement for corporate and strategic support, personnel from A10A, which in turn utilized personnel from Apple Fund Management, LLC (“AFM”), a subsidiary of Apple Hospitality.

Website Access

The address of the Company’s Internet website is www.applereitten.com. The Company makes available free of charge through its Internet website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, proxy statements, and amendments to those reports filed or furnished pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, as soon as reasonably practicable after the Company electronically files such material with, or furnishes it to, the SEC. Information contained on the Company’s website is not incorporated by reference into this report.

Item 1A.	Risk Factors

The Company has identified the following significant risk factors which may affect, among other things, the Company’s business, financial position, results of operations, operating cash flow, market value, and ability to service its debt obligations and make distributions to its shareholders. You should carefully consider the risks described below and the risks disclosed in other filings with the SEC, in addition to the other information contained in this report, including the introduction of Part I of this Annual Report on Form 10-K regarding forward-looking statements contained herein.

Risks Related to the Company’s Business and Operations

The Company is subject to various risks which are common to the hotel industry on a national, regional and local market basis that are beyond its control and could adversely affect its business.

The success of the Company’s hotels depends largely on the hotel operators’ ability to adapt to dominant trends in the hotel industry, both nationally and in individual local markets, as well as greater competitive pressures, dependence on consumer spending patterns, changing demographics, the introduction of new concepts and products, availability of labor, price levels and general economic conditions. The Company’s hotels are subject to various risks common to the hotel industry, many of which are beyond the Company’s control. These risks could adversely affect hotel occupancy and the rates that can be charged for hotel rooms as well as hotel operating expenses. The following is a summary of risks that may affect the hotel industry in general and as a result may affect the Company:

·	an increase in supply of hotel rooms that exceeds increases in demand;
·	competition from other hotels and lodging alternatives in the markets in which the Company operates;
·	dependence on business and leisure travel;
·	increases in energy costs and other travel expenses, which may affect travel patterns and reduce business and leisure travel;
·
reduced business and leisure travel due to geo-political uncertainty, including terrorism, travel-related health concerns, including the widespread outbreak of infectious or contagious diseases in the U.S., inclement weather conditions, including natural disasters such as hurricane and earthquakes, and airline strikes or disruptions;

·	reduced business and leisure travel due to adverse economic conditions;
·	seasonality of the hotel industry may cause quarterly fluctuations in operating results;
·	changes in marketing and distribution for the industry including the ability of third-party internet and other travel intermediaries to attract and retain customers;
·	changes in hotel room demand in a local market;
·	ability of a hotel franchise to fulfill its obligations to franchisees;
·	brand expansion;
·	the performance of third-party managers of the Company’s hotels;
·
increases in operating costs, including increases in the cost of property insurance and real estate and personal property taxes, due to inflation and other factors that may not be offset by increased room rates;

·	labor shortages and increases in the cost of labor due to government regulations surrounding wage rates, health care coverage and other benefits;
·	changes in governmental laws and regulations, fiscal policies and zoning ordinances and the related costs of compliance with applicable laws and regulations;
·	requirements for periodic capital reinvestment to repair and upgrade hotels;
·	limited alternative uses for the hotel buildings;
·	condemnation or uninsured losses;
·	adverse effects of declines in national, regional and local economic and market conditions; and
·	adverse effects of a downturn in the hospitality industry.

Any of these factors may reduce operating results and the value of properties that the Company owns. Additionally, these items, among others, may reduce the availability of capital to the Company.

Adverse economic conditions in the United States and individual markets may adversely affect the Company’s business operations and financial performance.

The performance of the lodging industry has historically been closely linked to the performance of the general economy both nationally and within local markets within the United States. The lodging industry is also sensitive to government, business and personal discretionary spending levels. Declines in government and corporate budgets and consumer demand due to adverse general economic conditions, risks affecting or reducing travel patterns, lower consumer confidence or adverse political conditions can lower the revenue and profitability of the Company’s hotels and therefore the net operating profits of its investments. A slowing of the current economic growth or new economic weakness could have an adverse effect on the Company’s revenue and negatively affect its profitability.  Furthermore, even if the economy in the United States in general continues to improve, the Company cannot provide any assurances that demand for hotels will increase from current levels, nationally or more specifically regionally, where the Company’s properties are located.

In addition, many of the expenses associated with the Company’s business, including personnel costs, interest expense, ground leases, property taxes, insurance and utilities, are relatively fixed. During a period of overall economic weakness, if the Company is unable to meaningfully decrease these costs as demand for its hotels decreases, the Company’s business operations and financial performance may be adversely affected.

The lack of industry diversification makes the Company more susceptible to changes in the hotel industry.

The Company owns interests exclusively in hotels throughout the United States. As a result, the Company is subject to the risks inherent in investing in only a single industry. A downturn in the U.S. hotel industry may have more pronounced effects on the amount of funds available to the Company for distribution or on the value of the Company’s assets than if Company had diversified its investments.

Seasonality in the hotel industry creates quarterly fluctuations in results of operations.

The hotel industry historically has been seasonal in nature. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. As a result, there may be quarterly fluctuations in results of operations and the Company may need to enter into short-term borrowing arrangements in certain periods to offset these fluctuations in revenues and meet cash requirements.

The Company is affected by restrictions in, and compliance with, its franchise and license agreements.

The Company’s wholly-owned taxable REIT subsidiaries (or subsidiaries thereof) operate all of the hotels pursuant to franchise or license agreements with nationally recognized hotel brands. These franchise and license agreements contain specific standards for, and restrictions and limitations on, the operation and maintenance of the Company’s hotels in order to maintain uniformity within the franchisor system. The Company may be required to incur costs to comply with these standards and these standards could potentially conflict with the Company’s ability to create specific business plans tailored to each property and to each market. Failure to comply with these brand standards may result in termination of the applicable franchise or license agreement. If the Company were to lose a franchise or license agreement, the Company would be required to re-brand the hotel, which could result in a decline in the value of the hotel, the loss of marketing support and participation in guest loyalty programs, and harm the Company’s relationship with the franchisor, impeding the Company’s ability to operate other hotels under the same brand. Additionally, the franchise and license agreements have provisions that could limit the Company’s ability to sell or finance a hotel which could further affect the Company.

All of the Company’s hotels operate under either Marriott or Hilton brands; therefore, the Company is subject to risks associated with concentrating its portfolio in just two brand families.

All of the hotels that the Company owned as of December 31, 2015 utilize brands owned by Marriott or Hilton. As a result, the Company’s success is dependent in part on the continued success of Marriott and Hilton and their respective brands. The Company believes that building brand value is critical to increase demand and strengthen customer loyalty. Consequently, if market recognition or the positive perception of Marriott and/or Hilton is reduced or compromised, the goodwill associated with the Marriott- and Hilton-branded hotels in the Company’s portfolio may be adversely affected. Also, if Marriott and Hilton alter certain policies, including their respective guest loyalty programs, this could reduce the Company’s future revenues. Furthermore, if the Company’s relationship with Marriott or Hilton were to deteriorate or terminate as a result of disputes regarding the Company’s hotels or for other reasons, Marriott and/or Hilton could, under certain circumstances, terminate the Company’s current franchise licenses with them or decline to provide franchise licenses for hotels that the Company may acquire in the future. If any of the foregoing were to occur, it could have a material adverse effect on the Company.

Competition in the markets where the Company owns hotels may adversely affect the Company’s results of operations.

The hotel industry is highly competitive. Each of the Company’s hotels competes for guests primarily with other hotels in the immediate vicinity and secondarily with other hotels in the Company’s geographic market (including hotels owned by Apple Hospitality). The Company also competes with numerous owners and operators of vacation ownership resorts, as well as alternative lodging companies, such as HomeAway and Airbnb, which operate websites that market available furnished, privately-owned residential properties, including homes and condominiums, that can be rented on a nightly, weekly or monthly basis. An increase in the number of competitive hotels, vacation ownership resorts and alternative lodging arrangements in a particular area could have a material adverse effect on the occupancy, average daily rate and revenue per available room of the Company’s hotels in that area.

The Company is dependent on third-party hotel managers to operate its hotels and could be adversely affected if such managers do not manage the hotels successfully.

To maintain its status as a REIT, the Company is not permitted to operate any of its hotels. As a result, the Company has entered into management agreements with third-party managers to operate its hotels. For this reason, the Company’s ability to direct and control how its hotels are operated is less than if the Company were able to manage its hotels directly. Under the terms of the hotel management agreements, the Company’s ability to participate in operating decisions regarding its hotels is limited to certain matters, including approval of the annual operating budget, and it does not have the authority to require any hotel to be operated in a particular manner (for instance, setting room rates). The Company does not supervise any of the hotel managers or their respective personnel on a day-to-day basis. The Company cannot be assured that the hotel managers will manage its hotels in a manner that is consistent with their respective obligations under the applicable management agreement or the Company’s obligations under its hotel franchise agreements. The Company could be materially and adversely affected if any of its third-party managers fail to effectively manage revenues and expenses, provide quality services and amenities, or otherwise fail to manage its hotels in its best interest, and may be financially responsible for the actions and inactions of the managers. In certain situations, the Company may terminate the management agreement. However, the Company can provide no assurances that it could identify a replacement manager, that the franchisor will consent to the replacement manager, or that the replacement manager will manage the hotel successfully. A failure by the Company’s hotel managers to successfully manage its hotels could lead to an increase in its operating expenses or decrease in its revenues, or both.

The growth of Internet travel intermediaries could adversely affect the Company’s business and profitability.

Although a majority of rooms sold on the Internet are sold through websites maintained by the hotel franchisors or managers, some of the Company’s hotel rooms are booked through Internet travel intermediaries. Typically, these Internet travel intermediaries purchase rooms at a negotiated, net of fees, discount from participating hotels, which could result in lower room rates than the Company’s franchisor or manager otherwise could have obtained. Although the Company’s managers and franchisors may have established agreements with many of these intermediaries that limit transaction fees for hotels, there can be no assurance that the Company’s managers and franchisors will be able to renegotiate such agreements upon their expiration with terms as favorable as the provisions that exist today. Moreover, hospitality intermediaries may employ aggressive marketing strategies, including expending significant resources for online and television advertising campaigns to drive consumers to their websites. As a result, consumers may develop brand loyalties to the intermediaries’ offered brands, websites and reservations systems rather than to those of the Company’s managers and franchisors. If this happens, the Company’s business and profitability may be significantly negatively impacted.

Renovations and capital improvements may reduce the Company’s profitability.

The Company has ongoing needs for hotel renovations and capital improvements, including requirements under all of its hotel franchise and management agreements and certain loan agreements to maintain the hotels. In addition, from time to time the Company will need to make renovations and capital improvements to comply with applicable laws and regulations, to remain competitive with other hotels and to maintain the economic value of its hotels. The Company also may need to make significant capital improvements to hotels that it acquires. Occupancy and ADR are often affected by the maintenance and capital improvements at a hotel, especially in the event that the maintenance or improvements are not completed on schedule, or if the improvements require significant disruption at the hotel. The costs of capital improvements the Company needs or chooses to make could reduce the funds available for other purposes and may reduce the Company’s profitability.

Certain hotels are subject to ground leases that may affect the Company’s ability to use the hotel or restrict its ability to sell the hotel.

As of December 31, 2015, four of the Company’s hotels were subject to ground leases. Accordingly, the Company effectively only owns a long-term leasehold interest in those hotels. If the Company is found to be in breach of a ground lease, it could lose the right to use the hotel. In addition, unless the Company can purchase a fee interest in the underlying land or renew the terms of these leases before their expiration, as to which no assurance can be given, the Company will lose its right to operate these properties and its interest in the property, including any investment that it made in the property. The Company’s ability to exercise any extension options relating to its ground leases is subject to the condition that the Company is not in default under the terms of the ground lease at the time that it exercises such options, and the Company can provide no assurances that it will be able to exercise any available options at such time. If the Company were to lose the right to use a hotel due to a breach or non-renewal of a ground lease, it would be unable to derive income from such hotel. Finally, the Company may not be permitted to sell or finance a hotel subject to a ground lease without the consent of the lessor.

The Company may not be able to complete hotel dispositions when and as anticipated.

The Company continually monitors the profitability of its hotels, market conditions, and capital requirements and attempts to maximize shareholder value by timely disposal of its hotels. Real estate investments are, in general, relatively difficult to sell due to among other factors the size of the required investment and the volatility in availability of adequate financing for a potential buyer. This illiquidity will tend to limit the Company’s ability to promptly vary its portfolio in response to changes in economic or other conditions. Additionally, factors specific to an individual property, such as its specific market and operating performance, restrictions in franchise and management agreements, debt secured by the property, a ground lease, or capital expenditure needs may further increase the difficulty in selling a property. Therefore, the Company cannot predict whether it will be able to sell any hotels for the price or on the terms set by the Company, or whether any price or other terms offered by a prospective purchaser would be acceptable to the Company. In addition, provisions of the Internal Revenue Code of 1986, as amended (the “Code”) relating to REITs have certain limits on the Company’s ability to sell hotels.

Real estate impairment losses may adversely affect the Company’s financial condition and results of operations.

As a result of changes in an individual hotel’s operating results or to the Company’s planned hold period for a hotel, the Company may be required to record an impairment loss for a property. The Company analyzes its hotel properties individually for indicators of impairment throughout the year. The Company records impairment losses on hotel properties if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties over their estimated remaining useful life, based on historical and industry data, is less than the properties’ carrying amount. Indicators of impairment include, but are not limited to, a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable.

Federal income tax provisions applicable to REITs may restrict the Company’s business decisions regarding the potential sale of a hotel.

The federal income tax provisions applicable to REITs provide that any gain realized by a REIT on the sale of property held as inventory or other property held primarily for sale to customers in the ordinary course of business is treated as income from a “prohibited transaction” that is subject to a 100% excise tax. Under existing law, whether property, including hotels, is held as inventory or primarily for sale to customers in the ordinary course of business is a question of fact that depends upon all of the facts and circumstances with respect to the particular transaction. The Company intends to hold its hotels for investment with a view to long-term appreciation, however it may make occasional sales of hotels consistent with its investment objectives. There can be no assurance, however, that the IRS might not contend that one or more of these sales are subject to the 100% excise tax. Moreover, the potential application of this penalty tax could deter the Company from selling one or more hotels even though it otherwise would be in the best interests of the Company and its shareholders for the Company to do so. There is a statutory safe harbor available for a limited number of sales in a single taxable year of properties that have been owned by a REIT for at least two years, but that safe harbor likely would not apply to all sales transactions that the Company might otherwise consider. As a result, the Company may not be able to vary its portfolio promptly in response to economic or other conditions or on favorable terms, which may adversely affect the Company.

The Company’s inability to obtain financing on favorable terms or pay amounts due on its financing may adversely affect the Company’s operating results.

Although the Company anticipates maintaining relatively low levels of debt, it may periodically use financing to perform renovations to its properties or make shareholder distributions or share repurchases in periods of fluctuating income from its properties. The stock and credit markets have historically been volatile and subject to increased regulation in recent years, and as a result, the Company may not be able to obtain debt financing to meet its cash requirements, including refinancing any scheduled debt maturities, which may adversely affect its ability to execute its business strategy. If the Company refinances debt, such refinancing may not be in the same amount or on terms as favorable as the terms of the existing debt being refinanced. If the Company is unable to refinance its debt, it may be forced to dispose of hotels or issue equity at inopportune times or on disadvantageous terms, which could result in higher costs of capital. The Company is also subject to risks associated with increases in interest rates with respect to the Company’s credit facility which could reduce cash from operations.

Loans secured by mortgages on the Company’s properties create risks of foreclosures and increased expenses.

The Company has obtained loans that are secured by mortgages on its properties and the Company may obtain additional loans evidenced by promissory notes secured by mortgages on its properties. As of December 31, 2015, the Company had approximately $194.9 million in mortgage debt secured by 12 properties. As a general policy, the Company seeks to obtain mortgages securing indebtedness which encumber only the particular property to which the indebtedness relates, but recourse on these loans may include all of its assets. If recourse on any loan incurred by the Company to acquire or refinance any particular property includes all of its assets, the equity in other properties could be reduced or eliminated through foreclosure on that loan. If a loan is secured by a mortgage on a single property, the Company could lose that property through foreclosure if it defaults on that loan. If the Company defaults under a loan, it is possible that it could become involved in litigation related to matters concerning the loan, and such litigation could result in significant costs. Additionally, defaulting under a loan may damage the Company’s reputation as a borrower and may limit its ability to secure financing in the future.

Compliance with financial and other covenants in the Company’s debt agreements may reduce operational flexibility and create default risk.

The Company’s $100 million unsecured credit facility contains covenants that may restrict the Company’s operations. The covenants include, among others, a minimum net worth, maximum debt limits, minimum debt service and fixed charge coverage ratios, limits on distributions and restrictions on certain investments. The Company’s ability to borrow under the credit facility is subject to compliance with these covenants. In addition, any credit facility or other debt the Company may enter into in the future likely will contain similar covenants and restrictions that the Company must comply with. The Company’s failure to comply with the covenants, as well as its inability to make required payments, could cause a default under the credit facility, which could require the outstanding borrowings to be prepaid prior to the scheduled maturity with capital obtained from other sources, which may not be available to the Company or may be available only on unfavorable terms.

Technology is used in operations, and any material failure, inadequacy, interruption or security failure of that technology could harm the business.

The Company and its hotel managers and franchisors rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, reservations, billing and operating data. Some of the information technology is purchased from third party vendors, on whom the systems depend. The Company and its hotel managers and franchisors rely on commercially available and internally developed systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information, such as individually identifiable information, including information relating to financial accounts. Although the Company and its hotel managers and franchisors have taken steps necessary to protect the security of their information systems and the data maintained in those systems, it is possible that the safety and security measures taken will not be able to prevent the systems’ improper functioning or damage, or the improper access or disclosure of personally identifiable information such as in the event of cyber-attacks. Security breaches, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, can create system disruptions, shutdowns or unauthorized disclosure of confidential information. Any failure to maintain proper function, security and availability of information systems could interrupt operations, damage reputation, subject the Company to liability claims or regulatory penalties and could have a material adverse effect on the business, financial condition and results of operations of the Company.

Potential losses not covered by insurance may adversely affect the Company’s financial condition.

The Company maintains comprehensive insurance coverage for general liability, property, business interruption and other risks with respect to all of its hotels. These policies offer coverage features and insured limits that the Company believes are customary for similar types of properties. There are no assurances that coverage will be available at reasonable rates. Also, various types of catastrophic losses, like earthquakes, hurricanes, or certain types of terrorism, may not be insurable or may not be economically insurable. Even when insurable, these policies may have high deductibles and/or high premiums. Additionally, although the Company may be insured for a particular loss, the Company is not insured against the impact a catastrophic event may have on the industry as a whole. There also can be risks such as certain environmental hazards that may be deemed to fall outside of the coverage. In the event of a substantial loss, the Company’s insurance coverage may not be sufficient to cover the full current market value or replacement cost of its lost investment. Should an uninsured loss or a loss in excess of insured limits occur, the Company could lose all or a portion of the capital it has invested in a hotel, as well as the anticipated future revenue from the hotel. In that event, the Company might nevertheless remain obligated for any mortgage debt or other financial obligations related to the hotel. Inflation, changes in building codes and ordinances, environmental considerations and other factors might also prevent the Company from using insurance proceeds to replace or renovate a hotel after it has been damaged or destroyed. The Company also may encounter challenges with an insurance provider regarding whether it will pay a particular claim that the Company believes to be covered under its policy. Under those circumstances, the insurance proceeds the Company receives might be inadequate to restore its economic position in the damaged or destroyed hotel, which could have a material adverse effect on the Company’s financial condition and results of operations.

The Company faces possible risks associated with the physical effects of climate change.

The Company cannot predict with certainty whether climate change is occurring and, if so, at what rate. However, the physical effects of climate change could have a material adverse effect on the Company. For example, a number of its hotels are located along the Gulf and East coasts. To the extent climate change causes changes in weather patterns, its markets could experience increases in storm intensity and rising sea-levels. Over time, these conditions could result in declining hotel demand or the Company’s inability to operate the affected hotels at all. Climate change also may have indirect effects on its business by increasing the cost of (or making unavailable) property insurance on terms the Company finds acceptable, increasing the cost of energy and increasing the cost of snow removal at its properties. There can be no assurance that climate change will not have a material adverse effect on the Company.

The Company could incur significant, material costs related to government regulation and litigation with respect to environmental matters, which could have a material adverse effect on the Company.

The Company’s hotels are subject to various U.S. federal, state and local environmental laws that impose liability for contamination. Under these laws, governmental entities have the authority to require the Company, as the current owner of a hotel, to perform or pay for the clean-up of contamination (including hazardous substances, asbestos and asbestos-containing materials, waste, petroleum products or mold) at, on, under or emanating from the hotel and to pay for natural resource damages arising from such contamination. Such laws often impose liability without regard to whether the owner or operator or other responsible party knew of, or caused such contamination, and the liability may be joint and several. Because these laws also impose liability on persons who owned or operated a property at the time it became contaminated, it is possible the Company could incur cleanup costs or other environmental liabilities even after it sells or no longer operates hotels. Contamination at, on, under or emanating from the Company’s hotels also may expose it to liability to private parties for costs of remediation and/or personal injury or property damage. In addition, environmental laws may create liens on contaminated sites in favor of the government for damages and costs it incurs to address such contamination. If contamination is discovered on the Company’s properties, environmental laws also may impose restrictions on the manner in which the properties may be used or businesses may be operated, and these restrictions may require substantial expenditures. Moreover, environmental contamination can affect the value of a property and, therefore, an owner’s ability to borrow funds using the property as collateral or to sell the property on favorable terms or at all. Furthermore, persons who sent waste to a waste disposal facility, such as a landfill or an incinerator, may be liable for costs associated with cleanup of that facility.

In addition, the Company’s hotels are subject to various U.S. federal, state, and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew, and waste management. Some of the Company’s hotels routinely handle and use hazardous or regulated substances and wastes as part of their operations, which substances and wastes are subject to regulation (e.g., swimming pool chemicals). The Company’s hotels incur costs to comply with these environmental, health and safety laws and regulations and could be subject to fines and penalties for non-compliance with applicable requirements.

Liabilities and costs associated with environmental contamination at, on, under or emanating from the hotel’s properties, defending against claims related to alleged or actual environmental issues, or complying with environmental, health and safety laws could be material and could materially and adversely affect the Company. The Company can make no assurances that changes in current laws or regulations or future laws or regulations will not impose additional or new material environmental liabilities or that the current environmental condition of its hotels will not be affected by its operations, the condition of the properties in the vicinity of its hotels, or by third parties unrelated to the Company. The discovery of material environmental liabilities at its properties could subject the Company to unanticipated significant costs, which could significantly reduce or eliminate its profitability.

The Company may incur significant costs complying with various regulatory requirements, which could materially and adversely affect the Company.

The Company and its hotels are subject to various U.S. federal, state and local regulatory requirements.  These requirements are wide ranging and include among others, state and local fire and life safety requirements, federal laws such as the Americans with Disabilities Act of 1990 and the Accessibility Guidelines promulgated thereunder (the “ADA”) and the Sarbanes-Oxley Act of 2002. Liability and costs associated with complying with these requirements could be material. If the Company fails to comply with these various requirements, it could incur governmental fines or private damage awards. In addition, existing requirements could change and future requirements might require the Company to make significant unanticipated expenditures, which could materially and adversely affect the Company.

The Company may be subject to regulatory inquiries or litigation in the future, which may require the Company to incur significant costs.

The Company could be subject to regulatory inquiries in the future, which could result in costs and personnel time commitment to respond. It may also be subject to investigations and action by governing regulatory agencies, as a result of its activities, which could result in costs to respond and fines or changes in the Company’s business practices, any of which could have a material adverse effect on the financial condition, results of operations, liquidity and capital resources, and cash flows of the Company.

The Company may become subject to lawsuits. In the event of an unfavorable outcome in a lawsuit, the Company may be required to pay damages and/or change its business practices, any of which could have a material adverse effect on the Company’s financial condition, results of operations and cash flows.  The ability of the Company to access capital markets, including commercial debt markets, could be negatively impacted by unfavorable, or the possibility of unfavorable, outcomes to lawsuits or adverse regulatory actions.

Risks Related to the Company’s Organization and Structure

The Company’s ownership limitations may restrict or prevent certain acquisitions and transfers of its common shares.

In order for the Company to maintain its qualification as a REIT under the Code, not more than 50% in value of its outstanding shares may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of each taxable year following the Company’s first year. The Company’s articles of incorporation (the “Charter”), with certain exceptions, authorizes the Company’s Board of Directors to take the actions that are necessary and desirable to preserve its qualification as a REIT. Unless exempted by the Company’s Board of Directors, generally no person or entity may directly or indirectly, beneficially or constructively, own more than 9.8% of the aggregate of its outstanding common shares or 9.8% of the aggregate of the outstanding preferred shares of any class or series (“share ownership limits”).

The Company’s Board of Directors may, in its sole discretion, grant an exemption to the share ownership limits, subject to certain conditions and the receipt by the Board of Directors of certain representations and undertakings. In addition, the Board of Directors may change the share ownership limits. The Charter also prohibits any person from (1) beneficially or constructively owning, as determined by applying certain attribution rules of the Code, the Company’s shares if that would result in the Company being “closely held” under Section 856(h) of the Code, would cause the Company to own (directly or indirectly) an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Company from such tenant exceeds certain limits, would result in any manager or operator of a “qualified lodging facility,” within the meaning of Section 856(d)(9)(D) of the Code, leased by the Company (or any subsidiary of the Company) to one of its TRSs, failing to qualify as an “eligible independent contractor,” within the meaning of Section 856(d)(9)(A) of the Code, or otherwise cause the Company to fail to qualify as a REIT, or (2) transferring shares if such transfer would result in the Company’s shares being owned by fewer than 100 persons. The share ownership limits contained in the Charter key off the ownership at any time by any “person,” which term includes entities, and take into account direct and indirect ownership as determined under various ownership attribution rules in the Code. The share ownership limits also might delay or prevent a transaction or a change in the Company’s control that might involve a premium price for the Company’s common shares or otherwise be in the best interests of its shareholders.

The Company’s Chairman and Chief Executive Officer has interests that may conflict with the interests of the Company.

Glade M. Knight, the Company’s Chairman and Chief Executive Officer, is and will be a principal in other real estate investment transactions or programs that may compete with the Company. Currently, Mr. Knight is also the Executive Chairman of Apple Hospitality, which is a real estate investment trust, and owner of ASRG and A10A, which provides advisory services to the Company. Due to Apple Hospitality also owning hotels, there may be conflicts of interest in decisions regarding the acquisition and disposition of hotels by the Company.  In addition, Mr. Knight is a partner and Chief Executive Officer of Energy 11 GP, LLC, which is the general partner of Energy 11, L.P., a limited partnership formed to acquire and develop oil and gas properties located onshore in the United States.  Mr. Knight has management and economic interests in these other transactions or programs which may conflict with the interests of the Company.

The Company’s executive officers provide services to other companies that may detract from the time devoted to the Company.

Through the subcontract agreement with the Company’s advisor, the Company utilizes employees, including executive officers, of Apple Hospitality to manage its day to day operations. As a result, the Company’s executive officers and other employees utilized by the Company will devote time to other companies. The executive officers are not required to devote a fixed amount of time and attention to the Company’s business affairs as opposed to Apple Hospitality, which could detract from time devoted to the Company.

The Company may change its operational policies, investment guidelines and its investment and growth strategies without shareholder consent, which may subject it to different and more significant risks in the future, which could materially and adversely affect the Company.

The Board of Directors determines the Company’s operational policies, investment guidelines and its investment and growth strategies, subject to the restrictions on certain transactions as set forth in the bylaws. The Board of Directors may make changes to, or approve transactions that deviate from, those policies, guidelines and strategies without a vote of, or notice to, shareholders. This could result in the Company conducting operational matters, making investments or pursuing different investment or growth strategies than those contemplated in this Annual Report on Form 10-K. Under any of these circumstances, the Company may expose itself to different and more significant risks in the future, which could materially and adversely affect the Company.

The Company’s articles of incorporation allow the Board of Directors to issue up to approximately 30 million shares of “blank check” preferred shares.

The Company’s articles of incorporation allow the Board of Directors to issue up to approximately 30 million shares of “blank check” preferred shares, without action by shareholders. Preferred shares may be issued on terms determined by the Board of Directors, and may have rights, privileges and preferences superior to those of common shares. Without limiting the foregoing, (i) such preferred shares could have liquidation rights that are senior to the liquidation preference applicable to common shares, (ii) such preferred shares could have voting or conversion rights, which could adversely affect the voting power of the holders of common shares and (iii) the ownership interest of holders of common shares will be diluted following the issuance of any such preferred shares. In addition the issuance of blank check preferred shares could have the effect of discouraging, delaying or preventing a change of control of the Company.

Certain provisions of Virginia law could inhibit changes in control.

Certain provisions of the Virginia Stock Corporation Act, as amended, may have the effect of deterring a third party from making a proposal to acquire the Company or of impeding a change in control of the Company under circumstances that otherwise provide the shareholders with the opportunity to realize a related takeover premium for its common shares.

The Virginia corporation law contains provisions designed to deter certain takeovers of Virginia corporations. The “affiliated transaction” provisions of Virginia law prohibit, subject to certain exceptions, any person who becomes the beneficial owner of more than 10% of any class of a corporation’s voting securities, without the prior consent of that corporation’s Board of Directors, from engaging in specified transactions with such corporation for a period of three years following the date upon which the shareholder acquires the requisite number of securities. The types of transactions covered by the law include certain mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, dissolutions, reclassifications and recapitalizations.

Other provisions of Virginia corporation law generally deny voting rights to shares of a public corporation acquired in a “control share acquisition,” which is an acquisition by any person of beneficial ownership of shares that meet or exceed a specified threshold percentage (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors, unless approved by a majority vote of all outstanding shares other than those held by the acquiring person.

All of these provisions could have the effect of deterring or delaying a change in control of the Company.

Risks Related to the Ownership of the Company’s Common Shares

There is no public trading market for the Company’s common shares and shareholders may have to hold their shares for an indefinite period of time.

There is and will be no public trading market for the common shares for an indefinite period of time, if ever. Therefore, the Company’s common shares are and will be highly illiquid and very difficult to trade. There is no definite time frame to provide liquidity. There also is no definite value for the Company’s common shares prior to the time that a liquidity event occurs. In addition, there are restrictions on the transfer of the common shares in the Company’s bylaws and articles of incorporation. In order to qualify as a REIT, the shares must be beneficially owned by 100 or more persons and no more than 50% of the value of the Company’s issued and outstanding shares may be owned directly or indirectly by five or fewer individuals. Generally, no person may own more than 9.8% of the issued and outstanding common shares. Any purported transfer of the Company’s shares that would result in a violation of either of these limits will be declared null and void and automatically transferred to a charitable trust under the provisions of the Company’s articles of incorporation.

The estimated value of the Company’s common shares is based on a number of assumptions and estimates and may not be accurate or complete.

On January 27, 2016, the Company announced an estimated value of its common shares equal to $11.10 per common share. See Part II, Item 5, Market For Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities, appearing elsewhere in this Annual Report on Form 10-K for additional information pertaining to this valuation. The Company engaged a third-party valuation firm to estimate the per share value of the Company’s common stock on a fully diluted basis as of December 31, 2015. As with any methodology used to estimate value, the methodology employed by the valuation firm was based upon a number of Company and third-party estimates and assumptions that may not be accurate or complete. Further, different parties using different methodologies, assumptions and estimates could derive a different estimated value per common share, which could be significantly different from the Company’s estimated value per common share. The estimated per share value does not represent: (i) the amount at which the Company’s shares would trade on a national securities exchange, (ii) the amount a shareholder would obtain if he or she tried to sell his or her shares or (iii) the amount shareholders would receive if the Company liquidated its assets and distributed the proceeds after paying all of the Company’s expenses and liabilities. Accordingly, with respect to the estimated value per common share, the Company can give no assurance that: (i) a shareholder would be able to resell his or her shares at this estimated value; (ii) a shareholder would ultimately realize distributions per common share equal to the Company’s estimated value per common share upon liquidation of the Company’s assets and settlement of the Company’s liabilities or a sale of the Company; (iii) the Company’s shares would trade at a price equal to or greater than the estimated value per share if the Company listed its shares on a national securities exchange; (iv) the methodology used to estimate the value per share would be acceptable to the Financial Industry Regulatory Authority or for compliance with requirements applicable to a trustee’s or custodian’s obligations with respect to individual retirement accounts; or (v) any or all of the assumptions used in estimating the value per share will prove to be accurate or complete.

The Company may change its distribution policy or may not have funds available to make distributions to shareholders.

The Board of Directors will continue to evaluate the Company’s distribution policy, the impact of the economy on its operations, actual and projected financial condition and results of operations and other factors, including those discussed in this Annual Report on Form 10-K. While the Company intends to make monthly distributions to shareholders, there can be no assurance that the Company will be able to make distributions at any particular time or rate, or at all. Further, there is no assurance that a distribution rate achieved for a particular period will be maintained in the future. Also, while the Company may establish goals as to particular rates of distribution or have an intention to make distributions at a particular rate or time there can be no assurance that such goals or intentions will be realized.

The Company’s objective in setting a distribution rate is to project a rate that will provide consistency over the life of the Company prior to a liquidity event, taking into account acquisitions, dispositions, capital improvements, ramp up of new properties and varying economic cycles.  The Company anticipates that it may need to utilize debt and cash from operations to meet this objective. The Company evaluates the distribution rate on an ongoing basis and may make changes at any time if the Company feels the rate is not appropriate based on available cash resources.

While the Company generally seeks to make distributions from its operating cash flows, distributions may be made (although there is no obligation to do so) in certain circumstances, in part, from financing proceeds or other sources.  While distributions from such sources would result in the shareholder receiving cash, the consequences to the shareholders would differ from a distribution from the Company’s operating cash flows.  For example, if financing is the source of a distribution, that financing would not be available for other opportunities and would have to be repaid.

Risks Related to the Company’s Status as a REIT

Qualifying as a REIT involves highly technical and complex provisions of the Code and failure of the Company to qualify as a REIT would have adverse consequences to the Company and its shareholders.

The Company’s qualification as a REIT involves the application of highly technical and complex Code provisions for which only limited judicial and administrative authorities exist. Even a technical or inadvertent violation could jeopardize the Company’s REIT qualification. Moreover, new legislation, court decisions or administrative guidance, in each case possibly with retroactive effect, may make it more difficult or impossible for the Company to qualify as a REIT. Maintaining the Company’s qualification as a REIT will depend on the Company’s satisfaction of certain asset, income, organizational, distribution, shareholder ownership and other requirements on a continuing basis. The Company’s ability to satisfy the REIT income and asset tests depends upon the Company’s analysis of the characterization and fair market values of the Company’s assets, some of which are not susceptible to a precise determination and for which the Company will not obtain independent appraisals, and upon the Company’s ability to successfully manage the composition of its income and assets on an ongoing basis. In addition, the Company’s ability to satisfy the requirements to maintain its qualification as a REIT depends in part on the actions of third parties over which the Company has no control or only limited influence.

If the Company does not qualify as a REIT or if the Company fails to remain qualified as a REIT, the Company will be subject to U.S. federal income tax and potentially state and local taxes, which would reduce the Company’s earnings and the amount of cash available for distribution to its shareholders.

If the Company failed to qualify as a REIT in any taxable year and any available relief provisions did not apply, the Company would be subject to U.S. federal and state corporate income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates, and dividends paid to its shareholders would not be deductible by it in computing its taxable income. Unless the Company was entitled to statutory relief under certain Code provisions, the Company also would be disqualified from taxation as a REIT for the four taxable years following the year in which it failed to qualify as a REIT.

Any determination that the Company does not qualify as a REIT would have a material adverse effect on the Company’s results of operations and could materially reduce the value of its Units. The Company’s additional tax liability could be substantial and would reduce its net earnings available for investment, debt service or distributions to shareholders. Furthermore, the Company would no longer be required to make any distributions to shareholders as a condition to REIT qualification and all of its distributions to shareholders would be taxable as ordinary C corporation dividends to the extent of its current and accumulated earnings and profits. This currently means that the Company’s individual shareholders would be taxed on those dividends at capital gain rates and the Company’s corporate shareholders generally would be entitled to the dividends received deduction with respect to such dividends, subject in each case, to applicable limitations under the Code. The Company’s failure to qualify as a REIT also could cause an event of default under loan documents governing its debt.

REIT distribution requirements could adversely affect the Company’s ability to execute its business plan or cause it to increase debt levels or issue additional equity during unfavorable market conditions.

The Company generally must distribute annually at least 90% of its REIT taxable income, subject to certain adjustments and excluding any net capital gain, in order for U.S. federal corporate income tax not to apply to earnings that it distributes. To the extent that the Company satisfies this distribution requirement but distributes less than 100% of its taxable income, the Company will be subject to U.S. federal corporate income tax on its undistributed taxable income. In addition, the Company will be subject to a 4% nondeductible excise tax if the actual amount that the Company pays out to its shareholders in a calendar year is less than a minimum amount specified under U.S. federal tax laws.

From time to time, the Company may generate taxable income greater than its income for financial reporting purposes prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”). In addition, differences in timing between the recognition of taxable income and the actual receipt of cash may occur. As a result, the Company may find it difficult or impossible to meet distribution requirements in certain circumstances. In particular, where the Company experiences differences in timing between the recognition of taxable income and the actual receipt of cash, the requirement to distribute a substantial portion of its taxable income could cause it to: (1) sell assets in adverse market conditions; (2) incur debt or issue additional equity on unfavorable terms; (3) distribute amounts that would otherwise be invested in future acquisitions, or capital expenditures or used for the repayment of debt; or (4) make a taxable distribution of its common shares as part of a distribution in which shareholders may elect to receive the Company’s common shares or (subject to a limit measured as a percentage of the total distribution) cash, in order to comply with REIT requirements. These alternatives could increase the Company’s costs or dilute its equity. In addition, because the REIT distribution requirement prevents the Company from retaining earnings, the Company generally will be required to refinance debt at its maturity with additional debt or equity. Thus, compliance with the REIT requirements may hinder the Company’s ability to grow, which could adversely affect the value of its Units.

The Company may in the future choose to pay dividends in the form of common shares, in which case shareholders may be required to pay income taxes in excess of the cash dividends they receive.

The Company may seek in the future to distribute taxable dividends that are payable in cash and common shares, at the election of each shareholder. Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of the Company’s current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, shareholders may be required to pay income taxes with respect to such dividends in excess of the cash dividends received. If a U.S. shareholder sells the common shares that it receives as a dividend in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the dividend, depending on the market price of common shares at the time of the sale. In addition, in such case, a U.S. shareholder could have a capital loss with respect to the common shares sold that could not be used to offset such dividend income. Furthermore, with respect to certain non-U.S. shareholders, the Company may be required to withhold U.S. federal income tax with respect to such dividends, including in respect of all or a portion of such dividend that is payable in common shares. In addition, such a taxable share dividend could be viewed as equivalent to a reduction in the Company’s cash distributions, and that factor, as well as the possibility that a significant number of the Company’s shareholders could determine to sell the common shares in order to pay taxes owed on dividends, may put downward pressure on the value of the Company’s Units.

Dividends payable by REITs do not qualify for the reduced tax rates available for some dividends.

For taxable years beginning on or after January 1, 2013, the maximum tax rate applicable to “qualified dividends” paid to U.S. shareholders that are individuals, trusts and estates is 23.8% (taking into account the 3.8% Medicare tax applicable to net investment income). Dividends payable by REITs, however, generally are not eligible for the reduced rates and will continue to be subject to tax at rates applicable to ordinary income, which will be as high as 43.4% (taking into account the 3.8% Medicare tax applicable to net investment income). The more favorable tax rates applicable to regular corporate qualified dividends could cause investors who are individuals, trusts and estates to perceive investments in REITs to be relatively less attractive than investments in the shares of non-REIT corporations that pay dividends, which could adversely affect the value of the shares of REITs, including the Company’s Units.

Even if the Company qualifies as a REIT, it may face other tax liabilities that reduce its cash flow.

Even if the Company qualifies for taxation as a REIT, it may be subject to certain U.S. federal, state and local taxes, including payroll taxes, taxes on any undistributed income, taxes on income from some activities conducted as a result of a foreclosure, a 100% excise tax on any transactions with a taxable REIT subsidiary (a “TRS”) that are not conducted on an arm’s-length basis, and state or local income, property and transfer taxes. In addition, the Company could, in certain circumstances, be required to pay an excise or penalty tax (which could be significant in amount) in order to utilize one or more relief provisions under the Code to maintain its qualification as a REIT. In addition, the Company’s TRSs will be subject to U.S. federal, state and local corporate income taxes on their net taxable income, if any. Any of these taxes would decrease cash available for the payment of the Company’s debt obligations and distributions to shareholders.

If the Company’s leases are not respected as true leases for U.S. federal income tax purposes, the Company would likely fail to qualify as a REIT.

To qualify as a REIT, the Company must satisfy two gross income tests, pursuant to which specified percentages of the Company’s gross income must be passive income, such as rent. For the rent paid pursuant to the hotel leases with the Company’s TRSs, which the Company currently expects will continue to constitute substantially all of the REIT’s gross income, to qualify for purposes of the gross income tests, the leases must be respected as true leases for federal income tax purposes and must not be treated as service contracts, joint ventures or some other type of arrangement. The Company believes that the leases will be respected as true leases for federal income tax purposes. There can be no assurance, however, that the IRS will agree with this characterization. If the leases were not respected as true leases for federal income tax purposes, the Company may not be able to satisfy either of the two gross income tests applicable to REITs and may lose its REIT status. Additionally, the Company could be subject to a 100% excise tax for any adjustment to its leases.

If any of the hotel management companies that the Company’s TRS’s engage do not qualify as “eligible independent contractors,” or if the Company’s hotels are not “qualified lodging facilities,” the Company would likely fail to qualify as a REIT.

Rent paid by a lessee that is a “related party tenant” of the Company generally will not be qualifying income for purposes of the two gross income tests applicable to REITs. An exception is provided, however, for leases of “qualified lodging facilities” to a TRS so long as the hotels are managed by an “eligible independent contractor” and certain other requirements are satisfied. The Company intends to continue to take advantage of this exception. The Company leases and expects to lease all or substantially all of its hotels to TRS lessees and to engage hotel management companies that are intended to qualify as “eligible independent contractors.” Among other requirements, in order to qualify as an eligible independent contractor, the hotel management company must not own, directly or through its shareholders, more than 35% of the Company’s outstanding shares, and no person or group of persons can own more than 35% of the Company’s outstanding shares and the shares (or ownership interest) of the hotel management company (taking into account certain ownership attribution rules and, with respect to the outstanding shares of any publicly traded hotel management company, only the shares owned by persons who own, directly or indirectly, more than 5% of a publicly traded class of shares). The ownership attribution rules that apply for purposes of these 35% thresholds are complex, and monitoring actual and constructive ownership of the Company’s shares by the hotel management companies and their owners may not be practical. Accordingly, there can be no assurance that these ownership levels will not be exceeded.

In addition, for a hotel management company to qualify as an eligible independent contractor, such company or a related person must be actively engaged in the trade or business of operating “qualified lodging facilities” (as defined below) for one or more persons not related to the REIT or its TRSs at each time that such company enters into a hotel management contract with a TRS. The Company believes the hotel management companies operate qualified lodging facilities for certain persons who are not related to the Company or its TRS. However, no assurances can be provided that this will continue to be the case or that any other hotel management companies that the Company may engage in the future will in fact comply with this requirement in the future. Failure to comply with this requirement would require the Company’s TRSs to find other managers for future contracts, and, if the TRS hired a management company without knowledge of the failure, it could jeopardize the Company’s status as a REIT.

Finally, each hotel with respect to which the Company’s TRS lessees pay rent must be a “qualified lodging facility.” A “qualified lodging facility” is a hotel, motel, or other establishment more than one-half of the dwelling units in which are used on a transient basis, including customary amenities and facilities, provided that no wagering activities are conducted at or in connection with such facility by any person who is engaged in the business of accepting wagers and who is legally authorized to engage in such business at or in connection with such facility. The Company believes that all of the hotels leased to the Company’s TRS lessees are qualified lodging facilities. Although the Company intends to monitor future acquisitions and improvements of hotels, the REIT provisions of the Code provide only limited guidance for making determinations under the requirements for qualified lodging facilities, and there can be no assurance that these requirements will be satisfied in all cases.

The Company’s ownership of TRSs is limited, and the Company’s transactions with its TRSs will cause it to be subject to a 100% penalty tax on certain income or deductions if those transactions are not conducted on arm’s-length terms.

A REIT may own up to 100% of the stock of one or more TRSs. A TRS may hold assets and earn income that would not be qualifying assets or income if held or earned directly by a REIT. Both the subsidiary and the REIT must jointly elect to treat the subsidiary as a TRS. A corporation of which a TRS directly or indirectly owns more than 35% of the voting power or value of the stock will automatically be treated as a TRS. Overall, no more than 25% (20% for tax years beginning after December 31, 2017) of the value of a REIT’s assets may consist of stock or securities of one or more TRSs. In addition, the rules applicable to TRSs limit the deductibility of interest paid or accrued by a TRS to its parent REIT to assure that the TRS is subject to an appropriate level of corporate taxation. The rules also impose a 100% excise tax on “redetermined rent,” “redetermined deductions” or “excess interest” to the extent rent paid by a TRS exceeds an arm’s-length amount. For tax years beginning after December 31, 2015, the rules impose a 100% excise tax on “redetermined TRS service income” (generally, gross income (less deductions allocable thereto) of a TRS attributable to service provided to, or on behalf of, the Company that is less than the amounts that would have been paid by the REIT to the TRS if based on arm’s length negotiations).

The Company’s TRSs will pay U.S. federal, state and local income taxes on their net taxable income, and their after-tax net income will be available for distribution to the REIT but is not required to be distributed. The Company believes that the aggregate value of the stock and securities of its TRSs has been and will continue to be less than 25% (20% for tax years beginning after December 31, 2017) of the value of its total assets (including the stock and securities of its TRSs). Furthermore, the Company has monitored and will continue to monitor the value of its respective investments in its TRSs for the purpose of ensuring compliance with the ownership limitations applicable to TRSs. In addition, the Company will continue to scrutinize all of its transactions with its TRSs to ensure that they are entered into on arm’s-length terms to avoid incurring the 100% excise tax described above. There can be no assurance, however, that the Company will be able to comply with the 25% (20% for tax years beginning after December 31, 2017) limitation discussed above or to avoid application of the 100% excise tax discussed above.  The most significant transactions between the Company and its TRSs are the hotel leases from the Company to its TRSs. While the Company believes its leases have customary terms and reflect normal business practices and that the rents paid thereto reflect market terms, there can be no assurance that the IRS will agree.

Complying with REIT requirements may force the Company to forgo and/or liquidate otherwise attractive investment opportunities.

To qualify as a REIT, the Company must ensure that it meets the REIT gross income tests annually and that at the end of each calendar quarter, at least 75% of the value of its assets consists of cash, cash items, government securities and qualified real estate assets. The remainder of the Company’s investment in securities (other than government securities and qualified real estate assets) generally cannot include more than 10% of the outstanding voting securities of any one issuer or more than 10% of the total value of the outstanding securities of any one issuer. In addition, in general, no more than 5% of the value of the Company’s assets (other than government securities and qualified real estate assets) can consist of the securities of any one issuer, no more than 25% (20% for tax years beginning after December 31, 2017) of the value of its total assets can be represented by securities of one or more TRSs, and no more than 25% of the value of the Company’s total assets may be represented by debt instruments issued by publicly offered RETs that are “nonqualified” (e.g., not secured by real property or interests in real property). If the Company fails to comply with these requirements at the end of any calendar quarter, the Company must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification and suffering adverse tax consequences. As a result, the Company may be required to liquidate from its portfolio, or contribute to a TRS, otherwise attractive investments in order to maintain its qualification as a REIT. These actions could have the effect of reducing the Company’s income and amounts available for distribution to its shareholders. In addition, the Company may be required to make distributions to shareholders at disadvantageous times or when the Company does not have funds readily available for distribution, and may be unable to pursue investments that would otherwise be advantageous to it in order to satisfy the source of income or asset diversification requirements for qualifying as a REIT. Thus, compliance with the REIT requirements may hinder the Company’s ability to make, and, in certain cases, maintain ownership of, certain attractive investments.

Item 1B.	Unresolved Staff Comments

Not applicable.

Item 2.	Properties

As of December 31, 2015, the Company owned 55 hotels located in 17 states with an aggregate of 7,056 rooms. All of the Company’s hotels operate under Marriott or Hilton brands. The hotels are operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with the Company. The following tables summarize the number of hotels and rooms by brand and state:

Number of Hotels and Guest Rooms by Brand
	Number of	Number of
Brand	Hotels	Rooms
Hilton Garden Inn	11	1,719
Hampton Inn & Suites	10	1,247
Homewood Suites	10	1,100
Residence Inn	5	679
Courtyard	5	643
Fairfield Inn & Suites	4	455
TownePlace Suites	4	387
Home2 Suites	3	304
SpringHill Suites	2	206
Marriott	1	316
Total	55	7,056

Number of Hotels and Guest Rooms by State
	Number of	Number of
State	Hotels	Rooms
Alabama	3	276
Arizona	4	508
California	4	566
Colorado	2	322
Florida	6	706
Illinois	4	819
Indiana	2	243
Iowa	3	301
Minnesota	1	120
Nebraska	3	440
North Carolina	3	293
Ohio	1	110
Oklahoma	3	345
South Carolina	2	213
Tennessee	6	655
Texas	6	720
Virginia	2	419
Total	55	7,056

The following table is a list of the 55 hotels the Company owned as of December 31, 2015. As noted below, four of the Company’s hotels are subject to ground leases and 12 of its hotels are encumbered by mortgage notes.

City	State	Brand	Date Acquired	Rooms
Huntsville	AL	Hampton Inn & Suites	3/14/2013	98
Huntsville	AL	Home2 Suites	3/14/2013	77
Mobile	AL	Hampton Inn & Suites	6/2/2011	101	(1)
Phoenix	AZ	Courtyard	7/26/2013	127
Phoenix	AZ	Hampton Inn & Suites	7/26/2013	125	(1)
Phoenix	AZ	Homewood Suites	7/26/2013	134	(1)
Scottsdale	AZ	Hilton Garden Inn	10/3/2011	122	(2)
Oceanside	CA	Courtyard	11/28/2011	142	(2)
San Juan Capistrano	CA	Residence Inn	6/5/2015	130	(1)(2)
Tustin	CA	Fairfield Inn & Suites	2/5/2015	145
Tustin	CA	Residence Inn	2/5/2015	149
Colorado Springs	CO	Hampton Inn & Suites	11/8/2013	101	(2)
Denver	CO	Hilton Garden Inn	3/4/2011	221	(2)
Boca Raton	FL	Hilton Garden Inn	7/16/2012	149
Fort Lauderdale	FL	Residence Inn	10/24/2014	156
Gainesville	FL	Hilton Garden Inn	6/2/2011	104
Gainesville	FL	Homewood Suites	1/27/2012	103	(2)
Pensacola	FL	TownePlace Suites	6/2/2011	97
Tallahassee	FL	Fairfield Inn & Suites	12/30/2011	97
Cedar Rapids	IA	Hampton Inn & Suites	6/8/2011	103
Cedar Rapids	IA	Homewood Suites	6/8/2011	95
Davenport	IA	Hampton Inn & Suites	7/19/2011	103
Des Plaines	IL	Hilton Garden Inn	9/20/2011	252	(2)
Hoffman Estates	IL	Hilton Garden Inn	6/10/2011	184
Rosemont	IL	Hampton Inn & Suites	10/29/2015	158
Skokie	IL	Hampton Inn & Suites	12/19/2011	225	(2)
Merillville	IN	Hilton Garden Inn	9/30/2011	124
South Bend	IN	Fairfield Inn & Suites	11/1/2011	119
Maple Grove	MN	Hilton Garden Inn	7/26/2013	120
Charlotte	NC	Fairfield Inn & Suites	3/25/2011	94
Jacksonville	NC	Home2 Suites	5/4/2012	105
Winston-Salem	NC	Hampton Inn & Suites	3/15/2011	94
Omaha	NE	Hampton Inn & Suites	7/26/2013	139
Omaha	NE	Hilton Garden Inn	9/1/2011	178	(2)
Omaha	NE	Homewood Suites	7/26/2013	123
Mason	OH	Hilton Garden Inn	9/1/2011	110
Oklahoma City	OK	Hilton Garden Inn	1/31/2014	155
Oklahoma City	OK	Homewood Suites	1/31/2014	100
Oklahoma City (West)	OK	Homewood Suites	7/26/2013	90
Charleston	SC	Home2 Suites	11/10/2011	122
Columbia	SC	TownePlace Suites	3/25/2011	91
Franklin	TN	Courtyard	11/8/2013	126	(2)
Franklin	TN	Residence Inn	11/8/2013	124	(2)
Knoxville	TN	Homewood Suites	7/19/2011	103	(2)
Knoxville	TN	SpringHill Suites	6/2/2011	103
Knoxville	TN	TownePlace Suites	8/9/2011	98
Nashville	TN	TownePlace Suites	1/31/2012	101
Austin/Round Rock	TX	Homewood Suites	10/3/2011	115
Dallas	TX	Homewood Suites	12/5/2013	130
Denton	TX	Homewood Suites	7/26/2013	107
Houston	TX	Courtyard	7/17/2012	124
Houston	TX	Residence Inn	6/7/2013	120
Shenandoah	TX	Courtyard	11/6/2014	124
Fairfax	VA	Marriott	3/15/2013	316
Richmond	VA	SpringHill Suites	6/2/2011	103
Total				7,056

(1) Hotel is subject to ground lease.
(2) Hotel is encumbered by mortgage.

Investment in real estate at December 31, 2015, consisted of the following (in thousands):

December 31,
2015

Land	$89,823
Building and Improvements	871,454
Furniture, Fixtures and Equipment	80,983
Franchise Fees	3,682
1,045,942
Less Accumulated Depreciation	(107,525)
Investment in Real Estate, net	$938,417

For additional information about the Company’s properties, refer to Schedule III – Real Estate and Accumulated Depreciation included at the end of Part IV, appearing elsewhere in this Annual Report on Form 10-K.

Item 3.	Legal Proceedings

Not applicable.

Item 4.	Mine Safety Disclosures

Not applicable.

PART II

Item 5.	Market For Registrant’s Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities

Common Shares

As of December 31, 2015, there were 88.8 million Units outstanding. Each Unit consists of one common share, no par value, and one Series A preferred share of the Company. As of February 29, 2016, the Units were held by approximately 23,000 beneficial shareholders. There is currently no established public trading market in which the Company’s common shares are traded.

Solely to assist trustees and custodians of individual retirement accounts (“IRAs”) containing an investment in the Company’s common shares and to assist broker-dealers in meeting their customer account statement reporting obligations under Financial Industry Regulatory Authority (“FINRA”) rules for investments in the Company, on January 27, 2016, the Company announced an estimated per share value of the Company’s common shares as of December 31, 2015 of $11.10 per share, as further described below. There can be no assurance that this estimated value per share, or the method used to estimate such value, complies with requirements applicable to a trustee’s or custodian’s obligations with respect to IRAs or FINRA’s reporting requirements.

The fair value estimate of the Company’s common shares was based upon a third party valuation of the per share value of its common shares on a fully diluted basis as of December 31, 2015. The third party developed a per share value range of $10.60 - $11.60 and the estimated value provided above is the mid-point of that range. The following is a summary of the details of the fair value estimate at the mid-point of the range:

(in millions, except per share data)	Estimates as of 12/31/15
Estimated Fair Value of Real Estate	$1,262
Estimated Fair Value of Other assets and liabilities, net	15
Estimated Fair Value of Outstanding Debt	(227)
Estimated Fair Value of Equity	$1,050

Common shares outstanding, including conversion of Series B
Convertible Preferred Shares	94.6

Estimated value per Share	$11.10

The Company’s per share estimated value at December 31, 2014 was $11.55 based on an estimated range of $11.05 - $12.05. The primary reason for the decline at December 31, 2015 was due to declines in industry market multiples. The Company’s net book value of Real Estate at December 31, 2015 was $938.4 million with an original cost basis of $1,045.9 million and accumulated depreciation of $107.5 million.

Since the Company’s common shares are not listed on a national securities exchange, no material public market exists for the Company’s common shares. As a result, although not prepared for generally accepted accounting purposes, the value estimate was derived from unobservable inputs and was based on a combination of the income and market approaches as outlined in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 820, Fair Value Measurements and Disclosures. In the income approach, the estimated value per share was calculated from a discounted cash flow model using consolidated projected cash flows of the Company, as well as a discount rate and terminal capitalization rate based on market conditions at December 31, 2015. In the market approach, the estimated value per share was calculated by applying multiples (using industry peers) to consolidated 2015 historical combined revenue and operating results of the Company. The income approach and market approach were equally weighted in estimating the value per share. The estimated value was not based on an appraisal of the Company’s assets. The valuation was based on the consolidated total Company’s actual and forecasted operating results prepared by management. The forecasts were based on actual results, budgets and industry trends. The consolidated total operating results reflect the sum of the results for each of the Company’s individual properties less corporate costs. There was no premium attributed to a consolidated approach in the valuation. The valuation methodologies and calculations were reviewed by management of the Company and considered reasonable.

As with any methodology used to estimate value, the methodology employed by the Company was based upon a number of estimates and assumptions that may not be accurate or complete and may not accurately reflect future conditions. The estimates and assumptions underlying the estimated value involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described in the periodic reports filed by the Company with the Securities and Exchange Commission (“SEC”) and Item 1A in this Annual Report, all of which are difficult to predict and many of which are beyond the control of the Company. Further, different parties using different assumptions and estimates could derive a different estimated value per share, which could be significantly different from the Company’s estimated value per share.

The estimated per share value does not represent: (i) the amount at which the Company’s shares would trade on a national securities exchange, (ii) the amount a shareholder would obtain if he or she tried to sell his or her shares or (iii) the amount shareholders would receive if the Company liquidated its assets and distributed the proceeds after paying all expenses and liabilities. Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

·	a shareholder would be able to resell his or her shares at this estimated value;
·
a shareholder would ultimately realize distributions per share equal to the estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company (in part because estimated values do not necessarily indicate the price at which individual assets or the Company could be sold, real estate values fluctuate and change, and the estimated value may not take into account the expenses associated with such a sale);

·	the Company’s shares would trade at a price equal to or greater than the estimated value per share if they were listed on a national securities exchange;
·	the methodology used to estimate the value per share would be acceptable to FINRA or for compliance with requirements applicable to a trustee’s or custodian’s obligations with respect to IRAs; or
·	any or all of the assumptions used in estimating the value per share will prove to be accurate or complete.

The estimated value reflects the fact that the estimate was calculated as of a point in time. The value of the Company’s shares will likely change over time and will be influenced by changes to the value of individual assets, changes in the hospitality industry, as well as changes and developments in the real estate and capital markets. Shareholders should not rely on the estimated value per share in making a decision to buy or sell the Company’s common shares.

The Company does not intend to update or otherwise revise the above information to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions underlying the information are no longer appropriate.

As discussed above, the estimated value per share was determined based on various market level assumptions, including but not limited to revenue and income growth rates, discount and capitalization rates and revenue and income multiples. The following is a list of key assumptions used in the calculation of the estimated value per share:

·	5 year average revenue growth – 3.3%
·	5 year average annual Earnings before Interest, Income Taxes, Depreciation and Amortization (“EBITDA”) growth – 4.2%
·	Discount rate – 9.5%
·	Terminal capitalization rate – 8.0%
·	Revenue multiple – 4.00
·	EBITDA multiple – 11.75

A change in any of the assumptions would likely produce a different estimated value per share. For example:

·	a change to the EBITDA annual growth rate assumption of 50 basis points would increase or decrease the per share value range by approximately $0.20 per share, all other assumptions remaining the same;
·	a change to the discount rate assumption of 50 basis points would increase or decrease the per share value range by approximately $0.15 per share, all other assumptions remaining the same; and
·	a change to the terminal capitalization rate of 50 basis points would increase or decrease the per share value range by approximately $0.30 per share, all other assumptions remaining the same.

Distribution Policy

To maintain its REIT status the Company is required to distribute at least 90% of its ordinary income. Distributions during 2015 and 2014 totaled approximately $74.3 million and $71.0 million and were paid at a monthly rate of $0.06875 per common share. In February 2011, the Company’s Board of Directors established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. The Company intends to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by its Board of Directors. The Company’s Board of Directors, upon the recommendation of the Audit Committee, may amend or establish a new annualized distribution rate and may change the timing of when distributions are paid, and there can be no assurance of the classification or duration of distributions at the current annual distribution rate. The amount and frequency of future distributions will depend on certain items, including but not limited to, the Company’s results of operations, cash flow from operations, economic conditions, working capital requirements, cash requirements to fund investing and financing activities, capital expenditure requirements, including improvements to and expansions of properties, as well as the distribution requirements under federal income tax provisions for qualification as a REIT. The Company’s unsecured credit facility has loan covenants which limit distributions to 100% of Funds from Operations (as defined in the credit agreement), unless the Company is required to distribute more to meet REIT requirements. As it has done historically, the Company may use its credit facility to maintain the consistency of the monthly distribution rate, taking into consideration any capital improvements, ramp up of new properties and varying economic cycles.

Unit Redemption Program

In April 2012, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. Since the inception of the program through December 31, 2015, the Company has redeemed approximately 7.3 million Units in the amount of $74.5 million, including approximately 2.3 million Units in the amount of $23.1 million and 1.5 million Units in the amount of $15.5 million redeemed during 2015 and 2014, respectively. As contemplated in the program, the Company has redeemed Units on a pro-rata basis due to the 3% limitation discussed above, including in the first quarter of 2014 when the Company redeemed approximately 68% of all requested redemptions. Since the beginning of the second quarter of 2014, the Company has redeemed 100% of the redemption requests. The Company has a number of cash sources, including cash from operations and proceeds from borrowings on its credit facility from which it can make redemptions. See the Company’s complete consolidated statements of cash flows for the years ended December 31, 2015, 2014 and 2013 included in the Company’s audited financial statements in Part II, Item 8 of this Annual Report on Form 10-K for a further description of the sources and uses of the Company’s cash flows. The following is a summary of Unit redemptions for 2014 and 2015:

Redemption Date	Total Requested Unit Redemptions at Redemption Date	Units Redeemed	Total Redemption Requests Not Redeemed at Redemption Date

First Quarter 2014	357,013	242,644	114,369
Second Quarter 2014	479,078	479,078	0
Third Quarter 2014	496,839	496,839	0
Fourth Quarter 2014	296,642	296,642	0
First Quarter 2015	425,833	425,833	0
Second Quarter 2015	402,201	402,201	0
Third Quarter 2015	524,458	524,458	0
Fourth Quarter 2015	899,680	899,680	0

The following is a summary of redemptions during the fourth quarter of 2015 (no redemptions occurred in November and December 2015).

Issuer Purchases of Equity Securities
	(a)	(b)	(c)	(d)
Period	Total Number of Units Purchased	Average Price Paid per Unit	Total Number of Units Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Units that May Yet Be Purchased Under the Plans or Programs
October 2015	899,680	$10.18	899,680	(1)

(1)     The maximum number of Units that may be redeemed in any 12 month period is limited to up to three percent (3.0%) of the weighted average number of Units outstanding from the beginning of the 12 month period, subject to the Company’s right to change the number of Units to be redeemed.

Series A Preferred Shares

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares do not have any distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution (“Priority Distribution”) is equal to $11.00 per Series A preferred share, and will be paid before any distribution will be made to the holders of any other shares. Upon the Priority Distribution the Series A preferred shares will have no other distribution rights.

Series B Convertible Preferred Shares

In August 2010, the Company issued 480,000 Series B convertible preferred shares to Glade M. Knight, the Company’s Chairman and Chief Executive Officer. There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares. Upon liquidation, each holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares’ distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11.00 per number of common shares into which each Series B convertible preferred share would convert. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis. The Series B convertible preferred shares are convertible into common shares of the Company upon and for 180 days following the occurrence of any of the following events: (1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company; (2) the termination or expiration without renewal of the advisory agreement with A10A or if the company ceases to use ASRG to provide property acquisition and disposition services; or (3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market. As of December 31, 2015, if a conversion event were to occur, the Series B convertible preferred shares would be convertible into approximately 5.8 million common shares.

Preferred Shares

The Company’s articles of incorporation authorize issuance of up to 30 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (both discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the Board of Directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

Non-Employee Directors’ Stock Option Plan

The Company’s Board of Directors has adopted and the Company’s shareholders have approved a non-employee directors’ stock option plan (the “Directors’ Plan”) to provide incentives to attract and retain directors. The options issued under the Directors’ Plan convert upon exercise of the options to Units. The following is a summary of securities issued under the Directors’ Plan as of December 31, 2015:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans
Equity compensation plans approved by security holders	283,701	$11.00	1,319,208
Equity compensation plans not approved by security holders	-	-	-
Total equity compensation plans	283,701	$11.00	1,319,208

(1) Represents stock options granted to the Company’s directors under the Non-Employee Directors’ Stock Option Plan.

Item 6.	Selected Financial Data

The following table sets forth selected financial data for the five years ended December 31, 2015. Certain information in the table has been derived from the Company’s audited financial statements and notes thereto. This data should be read in conjunction with Item 7, Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Item 8, the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K. During the period from the Company’s initial capitalization on August 13, 2010 to March 3, 2011, the Company owned no properties, had no revenue exclusive of interest income, and was primarily engaged in capital formation activities. Operations commenced on March 4, 2011 with the Company’s first property acquisition.

(in thousands except per share and statistical data)	Year Ended December 31, 2015	Year Ended December 31, 2014	Year Ended December 31, 2013	Year Ended December 31, 2012	Year Ended December 31, 2011

Revenues:
Room	$241,712	$202,036	$144,123	$106,759	$37,911
Other	20,383	17,518	14,793	10,907	4,180
Total revenue	262,095	219,554	158,916	117,666	42,091

Expenses and other income:
Hotel operating expense	143,844	124,361	90,364	65,948	23,737
Property taxes, insurance and other expense	16,265	13,145	10,779	8,067	2,420
General and administrative expense	6,980	6,403	5,057	4,408	3,062
Acquisition related costs	2,763	2,018	6,960	1,582	11,265
Depreciation expense	35,419	29,030	21,272	15,795	6,009
Investment income	(19)	(11,863)	(7,999)	(247)	(395)
Interest expense	9,082	8,177	5,682	4,729	1,002
Income tax (benefit) expense	(27)	2,288	463	305	125
Total expenses and other income	214,307	173,559	132,578	100,587	47,225
Net income (loss)	$47,788	$45,995	$26,338	$17,079	$(5,134)

Per Share:
Net income (loss) per common share	$0.53	$0.53	$0.37	$0.31	$(0.18)
Distributions paid per common share	$0.825	$0.825	$0.825	$0.825	$0.756
Weighted-average common shares outstanding - basic and diluted	89,935	86,242	72,047	54,888	29,333

Balance Sheet Data (at end of period):
Cash and cash equivalents	$-	$46,341	$-	$146,530	$7,079
Investment in real estate, net	$938,417	$839,032	$764,579	$506,689	$452,205
Energy investment	$-	$-	$100,340	$-	$-
Total assets (a)	$968,385	$908,106	$888,721	$667,003	$470,359
Notes payable (a)	$227,287	$118,778	$195,307	$80,404	$68,773
Shareholders’ equity	$727,746	$777,166	$682,772	$579,525	$395,915
Net book value per share	$8.20	$8.54	$8.66	$8.92	$9.10

Other Data:
Cash Flow From (Used In):
Operating activities	$83,853	$75,010	$47,462	$33,133	$821
Investing activities	$(124,703)	$(497)	$(342,057)	$(58,606)	$(393,640)
Financing activities	$(5,491)	$(28,172)	$148,065	$164,924	$399,774
Number of hotels owned at end of period	55	51	47	31	26
Average Daily Rate (ADR) (b)	$127.71	$120.91	$114.61	$113.89	$110.16
Occupancy	75.8%	73.6%	71.4%	69.6%	69.0%
Revenue Per Available Room (RevPAR) (c)	$96.77	$88.97	$81.86	$79.21	$75.96

Modified Funds From Operations Calculation (d):
Net income (loss)	$47,788	$45,995	$26,338	$17,079	$(5,134)
Depreciation of real estate owned	35,419	29,030	21,272	15,795	6,009
Funds from operations	83,207	75,025	47,610	32,874	875
Acquisition related costs	2,763	2,018	6,960	1,582	11,265
Modified funds from operations	$85,970	$77,043	$54,570	$34,456	$12,140

(a)   Prior year amounts reflect the reclassification of unamortized debt issuance costs related to the Company’s mortgage debt from Total assets to Notes payable in accordance with the adoption of Accounting Standards Update No. 2015-03, Interest - Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs effective December 31, 2015.
(b)   Total room revenue divided by number of rooms sold.
(c)   ADR multiplied by occupancy percentage.
(d)  The Company calculates and presents Funds from operations (FFO) in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which defines FFO as net income (loss) (computed in accordance with generally accepted accounting principles - GAAP), excluding gains or losses from sales of real estate, extraordinary items as defined by GAAP, the cumulative effect of changes in accounting principles, plus real estate related depreciation, amortization and impairments, and adjustments for unconsolidated partnerships and joint ventures. Modified FFO (MFFO) excludes costs associated with the acquisition of real estate. The Company considers FFO and MFFO in evaluating property acquisitions and its operating performance and believes that FFO and MFFO should be considered along with, but not as an alternative to, net income and cash flows as a measure of the Company’s activities in accordance with GAAP. The Company considers FFO and MFFO as supplemental measures of operating performance in the real estate industry, and along with the other financial measures included in this Form 10-K, including net income, cash flow from operating activities, financing activities and investing activities, they provide investors with an indication of the performance of the Company. The Company’s definition of FFO and MFFO are not necessarily the same as such terms that are used by other companies. FFO and MFFO are not necessarily indicative of cash available to fund cash needs.

Item 7.	Management’s Discussion and Analysis of Financial Condition and Results of Operations

This Annual Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple REIT Ten, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company to implement its acquisition strategy and operating strategy; the Company’s ability to manage planned growth; the ability of the Company to provide liquidity opportunities for its shareholders; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; future litigation; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this Annual Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to those discussed in the section titled “Risk Factors” in Item 1A in this Annual Report. Any forward-looking statement that the Company makes speaks only as of the date of this Annual Report. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

The following discussion and analysis should be read in conjunction with Item 8, the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K.

Overview

The Company is a Virginia corporation that has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The Company was formed to invest in hotels and other income-producing real estate in selected metropolitan areas in the United States. The Company was initially capitalized on August 13, 2010, with its first investor closing on January 27, 2011 under its initial best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share). Effective July 31, 2014, the Company concluded its best-efforts offering of Units, with a total of 96.1 million Units sold, gross proceeds of approximately $1.1 billion and proceeds net of offering costs of approximately $943.0 million. As of December 31, 2015, the Company owned 55 hotels (four acquired during 2015, four acquired during 2014, 16 acquired during 2013, five acquired during 2012 and 26 acquired during 2011), all of which operate under Marriott or Hilton brands. The hotels are operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with the Company. Results of operations include only results from the date of ownership of the properties.

Hotels Owned

As of December 31, 2015, the Company owned 55 hotels with an aggregate of 7,056 rooms located in 17 states. The following tables summarize the number of hotels and rooms by brand and by state:

Number of Hotels and Guest Rooms by Brand
	Number of	Number of
Brand	Hotels	Rooms
Hilton Garden Inn	11	1,719
Hampton Inn & Suites	10	1,247
Homewood Suites	10	1,100
Residence Inn	5	679
Courtyard	5	643
Fairfield Inn & Suites	4	455
TownePlace Suites	4	387
Home2 Suites	3	304
SpringHill Suites	2	206
Marriott	1	316
Total	55	7,056

Number of Hotels and Guest Rooms by State
	Number of	Number of
State	Hotels	Rooms
Alabama	3	276
Arizona	4	508
California	4	566
Colorado	2	322
Florida	6	706
Illinois	4	819
Indiana	2	243
Iowa	3	301
Minnesota	1	120
Nebraska	3	440
North Carolina	3	293
Ohio	1	110
Oklahoma	3	345
South Carolina	2	213
Tennessee	6	655
Texas	6	720
Virginia	2	419
Total	55	7,056

The following table summarizes the location, brand, manager, date acquired, number of rooms and gross purchase price for each of the 55 hotels the Company owned as of December 31, 2015. All dollar amounts are in thousands.

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Denver	CO	Hilton Garden Inn	Stonebridge	3/4/2011	221	$58,500
Winston-Salem	NC	Hampton Inn & Suites	McKibbon	3/15/2011	94	11,000
Charlotte	NC	Fairfield Inn & Suites	Newport	3/25/2011	94	10,000
Columbia	SC	TownePlace Suites	Newport	3/25/2011	91	10,500
Mobile	AL	Hampton Inn & Suites	McKibbon	6/2/2011	101	13,000
Gainesville	FL	Hilton Garden Inn	McKibbon	6/2/2011	104	12,500
Pensacola	FL	TownePlace Suites	McKibbon	6/2/2011	97	11,500
Knoxville	TN	SpringHill Suites	McKibbon	6/2/2011	103	14,500
Richmond	VA	SpringHill Suites	McKibbon	6/2/2011	103	11,000
Cedar Rapids	IA	Hampton Inn & Suites	Schulte	6/8/2011	103	13,000
Cedar Rapids	IA	Homewood Suites	Schulte	6/8/2011	95	13,000
Hoffman Estates	IL	Hilton Garden Inn	White Lodging	6/10/2011	184	10,000
Davenport	IA	Hampton Inn & Suites	Schulte	7/19/2011	103	13,000
Knoxville	TN	Homewood Suites	McKibbon	7/19/2011	103	15,000
Knoxville	TN	TownePlace Suites	McKibbon	8/9/2011	98	9,000
Mason	OH	Hilton Garden Inn	Schulte	9/1/2011	110	14,825
Omaha	NE	Hilton Garden Inn	White Lodging	9/1/2011	178	30,018
Des Plaines	IL	Hilton Garden Inn	Raymond	9/20/2011	252	38,000
Merillville	IN	Hilton Garden Inn	White Lodging	9/30/2011	124	14,825
Austin/Round Rock	TX	Homewood Suites	Vista Host	10/3/2011	115	15,500
Scottsdale	AZ	Hilton Garden Inn	North Central	10/3/2011	122	16,300
South Bend	IN	Fairfield Inn & Suites	White Lodging	11/1/2011	119	17,500
Charleston	SC	Home2 Suites	LBA	11/10/2011	122	13,908
Oceanside	CA	Courtyard	Marriott	11/28/2011	142	30,500
Skokie	IL	Hampton Inn & Suites	Raymond	12/19/2011	225	32,000
Tallahassee	FL	Fairfield Inn & Suites	LBA	12/30/2011	97	9,355
Gainesville	FL	Homewood Suites	McKibbon	1/27/2012	103	14,550
Nashville	TN	TownePlace Suites	LBA	1/31/2012	101	9,848
Jacksonville	NC	Home2 Suites	LBA	5/4/2012	105	12,000
Boca Raton	FL	Hilton Garden Inn	White Lodging	7/16/2012	149	10,900
Houston	TX	Courtyard	LBA	7/17/2012	124	14,632
Huntsville	AL	Hampton Inn & Suites	LBA	3/14/2013	98	11,466
Huntsville	AL	Home2 Suites	LBA	3/14/2013	77	9,009
Fairfax	VA	Marriott	White Lodging	3/15/2013	316	34,000
Houston	TX	Residence Inn	Western	6/7/2013	120	18,000
Denton	TX	Homewood Suites	Chartwell	7/26/2013	107	11,300
Maple Grove	MN	Hilton Garden Inn	North Central	7/26/2013	120	12,675
Oklahoma City (West)	OK	Homewood Suites	Chartwell	7/26/2013	90	11,500
Omaha	NE	Hampton Inn & Suites	White Lodging	7/26/2013	139	19,775
Omaha	NE	Homewood Suites	White Lodging	7/26/2013	123	17,625
Phoenix	AZ	Courtyard	North Central	7/26/2013	127	10,800
Phoenix	AZ	Hampton Inn & Suites	North Central	7/26/2013	125	8,600
Phoenix	AZ	Homewood Suites	North Central	7/26/2013	134	12,025
Colorado Springs	CO	Hampton Inn & Suites	Chartwell	11/8/2013	101	11,500
Franklin	TN	Courtyard	Chartwell	11/8/2013	126	25,500
Franklin	TN	Residence Inn	Chartwell	11/8/2013	124	25,500
Dallas	TX	Homewood Suites	Western	12/5/2013	130	25,350
Oklahoma City	OK	Hilton Garden Inn	Raymond	1/31/2014	155	27,353
Oklahoma City	OK	Homewood Suites	Raymond	1/31/2014	100	17,647
Fort Lauderdale	FL	Residence Inn	LBA	10/24/2014	156	23,088
Shenandoah	TX	Courtyard	LBA	11/6/2014	124	15,872
Tustin	CA	Fairfield Inn & Suites	Marriott	2/5/2015	145	31,000
Tustin	CA	Residence Inn	Marriott	2/5/2015	149	42,800
San Juan Capistrano	CA	Residence Inn	Marriott	6/5/2015	130	29,200
Rosemont	IL	Hampton Inn & Suites	Raymond	10/29/2015	158	25,400
Total					7,056	$997,146

The purchase price for these properties, net of debt assumed, was funded primarily by the Company’s best-efforts offering of Units and borrowings under its revolving credit facility. The Company assumed approximately $137.8 million of debt secured by 10 of these properties.

The Company also primarily used the proceeds of its best-efforts offering and borrowings under its revolving credit facility to pay a total of approximately $19.9 million, representing 2% of the gross purchase price for these hotels, as a brokerage commission to Apple Suites Realty Group, Inc. (“ASRG”), which is 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. The Company leases all of its hotels to its wholly-owned taxable REIT subsidiary (or a subsidiary thereof) under master hotel lease agreements. No goodwill was recorded in connection with any of the acquisitions.

 Hotel Operations

Although hotel performance can be influenced by many factors including local competition, local and general economic conditions in the United States and the performance of individual managers assigned to each hotel, performance of the Company’s hotels as compared to other hotels within their respective local markets, in general, has met the Company’s expectations for the period owned. The hotel industry and the Company continue to experience improvement in both revenues and operating income for comparable hotels as compared to the prior year. Although economic conditions in the United States have been favorable, there is no way to predict future general economic conditions, and there are certain factors that could negatively affect the lodging industry and the Company, including but not limited to, increased hotel supply in certain markets, labor uncertainty both for the economy as a whole and the lodging industry in particular, global volatility and government fiscal policies. The Company and industry are forecasting a low to mid-single digit percentage increase in revenue for 2016 as compared to 2015 for comparable hotels. Based on recent revenue trends, the anticipated revenue growth rates for 2016 are slightly lower than the growth achieved in 2015 and 2014.

In evaluating financial condition and operating performance, the most important indicators on which the Company focuses are revenue measurements, such as average occupancy, average daily rate (“ADR”) and revenue per available room (“RevPAR”), and expenses, such as hotel operating expenses, general and administrative expenses and other expenses as described below.

The following is a summary of the results from operations of the 55 hotels owned as of December 31, 2015 for their respective periods of ownership by the Company and earnings from the Company’s Energy Investment prior to redemption, as discussed below:

	Years Ended December 31,
(in thousands, except statistical data)	2015	Percent of Revenue	2014	Percent of Revenue	Percent Change

Total revenue	$262,095	100%	$219,554	100%	19%
Hotel operating expense	143,844	55%	124,361	57%	16%
Property taxes, insurance and other expense	16,265	6%	13,145	6%	24%
General and administrative expense	6,980	3%	6,403	3%	9%

Acquisition related costs	2,763		2,018
Depreciation expense	35,419		29,030
Investment income	19		11,863
Interest expense	9,082		8,177
Income tax (benefit) expense	(27)		2,288

Number of hotels	55		51		8%
ADR	$127.71		$120.91		6%
Occupancy	75.8%		73.6%		3%
RevPAR	$96.77		$88.97		9%

Results of Operations for Years 2015 and 2014

As of December 31, 2015, the Company owned 55 hotels (of which four were acquired during 2015) with 7,056 rooms as compared to 51 hotels (of which four were acquired during 2014), with a total of 6,468 rooms, as of December 31, 2014.

Hotel performance is impacted by many factors including the economic conditions in the United States as well as each locality. Economic indicators in the United States have been favorable, which continues to overall positively impact the lodging industry. As a result, the Company’s revenue and operating income for comparable hotels improved during 2015 as compared to 2014 and the Company expects continued improvement in revenue and operating income in 2016 as compared to 2015.

Revenues

The Company’s principal source of revenue is hotel revenue, consisting of room and other related revenue. For the years ended December 31, 2015 and 2014, the Company had total revenue of approximately $262.1 million and $219.6 million. This revenue reflects hotel operations for the 55 hotels acquired through December 31, 2015 for their respective periods of ownership by the Company. For the years ended December 31, 2015 and 2014, the hotels achieved combined average occupancy of approximately 75.8% and 73.6%, ADR of $127.71 and $120.91 and RevPAR of $96.77 and $88.97. ADR is calculated as room revenue divided by the number of rooms sold, and RevPAR is calculated as occupancy multiplied by ADR. For the 47 comparable hotels (hotels owned since January 1, 2014), occupancy, ADR and RevPAR increased 2%, 5% and 7% respectively for the year ended December 31, 2015 compared to the year ended December 31, 2014.

The Company’s hotels in general have shown results consistent with industry and brand averages for the period of ownership. Although certain markets will vary based on local supply/demand dynamics and local market economic conditions, with continued overall demand and room rate improvement for comparable hotels and the Company’s geographically diverse portfolio, the Company and industry are forecasting a low to mid-single digit percentage increase in revenue for 2016 as compared to 2015 for comparable hotels. Based on recent revenue trends, the anticipated revenue growth rates for 2016 are slightly lower than the growth achieved in 2015 and 2014. The Company will continue to pursue market opportunities to improve revenue.

In addition, five of the hotels owned as of December 31, 2015 have been opened since the beginning of 2014. Generally, newly constructed hotels require 12 to 24 months to establish themselves in their respective markets. Therefore, revenue for these hotels is expected to be below market levels for this period of time.

Expenses

Hotel operating expense relates to the 55 hotels acquired through December 31, 2015 for their respective periods owned and consists of direct room operating expense, hotel administrative expense, sales and marketing expense, utilities expense, repair and maintenance expense, franchise fees and management fees. For the years ended December 31, 2015 and 2014, hotel operating expense totaled approximately $143.8 million and $124.4 million or 55% and 57% of total revenue. As noted above, five of the hotels acquired by the Company opened within the past two years. The decrease in hotel operating expense as a percentage of revenue resulted from the increase in revenues at most of the Company’s hotels, which reduces the impact of certain fixed costs such as certain management, utility and minimum supply and maintenance costs, combined with the Company working with its management companies to maintain or reduce, relative to revenue, operating costs by sharing data across its portfolio. To date only modest increases in labor cost have been experienced by the Company, however the Company anticipates labor costs are likely to grow at increased rates due to government regulations surrounding wages, healthcare and other benefits and other government-related initiatives, such as the “living wage” increase, which could negatively impact operating expenses in certain markets moving forward. Additionally, labor costs could be impacted in certain markets due to lower unemployment rates. With less qualified available labor the cost could increase. Although operating expenses will increase as revenue increases, the Company will continue to work with its management companies to reduce costs as a percentage of revenue where possible while maintaining quality and service levels at each property.

Property taxes, insurance, and other expense for the years ended December 31, 2015 and 2014 totaled approximately $16.3 million and $13.1 million or 6% of total revenue in each year. Taxes have increased for certain properties due to the reassessment of property values by localities resulting from the improved economy, partially offset by decreases in 2015 due to successful appeals of tax assessments for certain locations. Additionally, the Company’s eight acquisitions since January 1, 2014 have been in localities with above average property tax assessments and insurance rates. With the economy continuing to improve, the Company anticipates continued increases in property tax assessments in 2016. The Company will continue to appeal tax assessments in certain jurisdictions to attempt to minimize the tax increases as warranted.

General and administrative expense for the years ended December 31, 2015 and 2014 totaled approximately $7.0 million and $6.4 million or 3% of total revenue in each year. The principal components of general and administrative expense are advisory fees, staffing and related reimbursable costs, legal fees, accounting fees, the Company’s share of the loss in its investment in Apple Air Holding, LLC, and reporting expense. The increase in general and administrative expense was driven primarily by increased advisory fees as the Company reached the top fee tier under its advisory agreement with Apple Ten Advisors, Inc. due to improved results of operations.

Acquisition related costs for the years ended December 31, 2015 and 2014 were approximately $2.8 million and $2.0 million. The Company has expensed as incurred all transaction costs associated with the acquisitions of existing businesses, including title, legal, accounting and other related costs, as well as the brokerage commission paid to ASRG. The increase was due to the acquisition of four hotels with a total purchase price of $128.4 million in 2015 compared to four hotels with a total purchase price of $84.0 million in 2014.

Depreciation expense for the years ended December 31, 2015 and 2014 totaled approximately $35.4 million and $29.0 million. Depreciation expense represents expense of the Company’s 55 hotel buildings and related improvements, and associated personal property (furniture, fixtures and equipment) for their respective periods owned.

Investment income for the years ended December 31, 2015 and 2014 totaled approximately $0.02 million and $11.9 million. Investment income in 2014 consisted primarily of income earned on the Company’s Energy Investment, which was acquired in June 2013 and fully redeemed in November 2014, resulting in the decrease in investment income for the year ended December 31, 2015 as compared to the year ended December 31, 2014.

Interest expense for the years ended December 31, 2015 and 2014 totaled approximately $9.1 million and $8.2 million and is net of approximately $0.5 million and $0.6 million of interest capitalized associated with renovation projects. Interest expense increased in 2015 due to the assumption or origination of three new mortgage loans in the amount of $88.4 million during the second and third quarters of 2015. This increase was partially offset by a lower average outstanding principal balance on the Company’s credit facility in 2015 as compared to 2014 and the repayment of one mortgage loan in the fourth quarter of 2015. The overall increased debt level in 2015 as compared to 2014 was due to the purchase of four hotels in 2015.

Income tax (benefit) expense for the years ended December 31, 2015 and 2014 totaled approximately $(0.03) million and $2.3 million. The decrease in income tax expense was due primarily to the redemption of the Company’s Energy Investment, resulting in a decrease in taxable income for the Company’s taxable REIT subsidiary for the year ended December 31, 2015 compared to the year ended December 31, 2014.

Results of Operations for Years 2014 and 2013

As of December 31, 2014, the Company owned 51 hotels (of which four were acquired during 2014) with 6,468 rooms as compared to 47 hotels (of which 16 were acquired during 2013), with a total of 5,933 rooms, as of December 31, 2013. As a result, comparisons of 2014 operating results to prior year results are not meaningful.

Revenues

For the years ended December 31, 2014 and 2013, the Company had total revenue of approximately $219.6 million and $158.9 million. This revenue reflects hotel operations for the 51 hotels acquired through December 31, 2014 for their respective periods of ownership by the Company. For the years ended December 31, 2014 and 2013, the hotels achieved combined average occupancy of approximately 73.6% and 71.4%, ADR of $120.91 and $114.61 and RevPAR of $88.97 and $81.86. For the 31 comparable hotels (hotels owned since January 1, 2013), occupancy, ADR and RevPAR increased 4%, 3% and 7%, respectively for the year ended December 31, 2014 compared to the year ended December 31, 2013. During 2014, the Company experienced an overall increase in demand and room rate improvement for its comparable hotels, resulting in improved revenue and operating income as compared to 2013. In addition, seven of the hotels owned as of December 31, 2014 opened since the beginning of 2013. Generally, newly constructed hotels require 12-24 months to establish themselves in their respective markets. Therefore, revenue for these hotels was below market levels for this period of time.

Expenses

Hotel operating expense relates to the 51 hotels acquired through December 31, 2014 for their respective periods owned. For the years ended December 31, 2014 and 2013, hotel operating expense totaled approximately $124.4 million and $90.4 million or 57% of total revenue in each year. As noted above, seven of the hotels acquired by the Company opened since the beginning of 2013. As a result, although operating expenses will increase with a full year of ownership for all properties, it is anticipated that operating expenses as a percentage of revenue for these properties will decline as new properties establish themselves within their respective markets.

Property taxes, insurance, and other expense for the years ended December 31, 2014 and 2013 totaled approximately $13.1 million and $10.8 million or 6% and 7% of total revenue. For comparable hotels, taxes increased for certain properties due to the reassessment of property values by localities resulting from the improved economy, which was partially offset by decreases in 2014 due to successful appeals of tax assessments at certain locations.

General and administrative expense for the years ended December 31, 2014 and 2013 totaled approximately $6.4 million and $5.1 million or 3% of total revenue in each year. The increase in general and administrative expense was primarily due to the increase in the size of the Company and the corresponding increase in advisory fees and associated allocated costs.

Acquisition related costs for the years ended December 31, 2014 and 2013 totaled approximately $2.0 million and $7.0 million. The decrease was due to the acquisition of four hotels with a total purchase price of $84.0 million in 2014 compared to 16 hotels with a total purchase price of $264.6 million in 2013.

Depreciation expense for the years ended December 31, 2014 and 2013 totaled approximately $29.0 million and $21.3 million. Depreciation expense represents expense of the Company’s 51 hotel buildings and related improvements owned at December 31, 2014, and associated personal property (furniture, fixtures, and equipment) for their respective periods owned.

Investment income for the years ended December 31, 2014 and 2013 totaled approximately $11.9 million and $8.0 million. Investment income primarily included $11.8 million and $7.8 million earned during 2014 and 2013 on the Company’s Energy Investment, which was acquired in June 2013 and fully redeemed in November 2014.

Interest expense for the years ended December 31, 2014 and 2013 totaled approximately $8.2 million and $5.7 million and is net of approximately $0.6 million and $0.3 million of interest capitalized associated with renovation projects. Interest expense primarily arose from debt assumed with the acquisition of nine of the Company’s hotels and, beginning in July 2013, borrowings on the Company’s $100 million credit facility.

Income tax expense for the years ended December 31, 2014 and 2013 totaled approximately $2.3 million and $0.5 million. The increase in income tax expense was due primarily to the increase in taxable income for the Company’s taxable REIT subsidiary. Due to improvement in operating results at its hotels and due to the income from its Energy Investment discussed below, the taxable REIT subsidiary realized the benefit of its historic operating loss carryforwards and for the year ended December 31, 2014 recorded estimated federal and state tax expense of approximately $2.0 million, or approximately 41% of taxable income in excess of its net operating loss carryforwards. The remaining income tax expense is the result of franchise and income taxes at the state jurisdiction level for the REIT.

Energy Investment

On June 7, 2013, the Company became the preferred member (the “Preferred Interest”) of Cripple Creek Energy, LLC (“CCE”). CCE was a newly formed entity that was formed solely for the purpose of acquiring, owning, managing, operating, developing, drilling and disposing of oil and gas leasehold acreage and producing and selling oil, gas and other minerals. The purchase price of the Preferred Interest was $100 million. The terms of the Preferred Interest included a distribution to be paid monthly at an annual return of 10% of the Company’s investment in CCE and a deferred distribution at an annual return of 4% of the investment to be paid at CCE’s option on each monthly distribution date or upon redemption of the Preferred Interest. Under the terms of the agreement, on November 6, 2014, CCE redeemed in full the Company’s $100 million preferred interest in CCE. For the years ended December 31, 2014 and 2013, total distributions earned on the Energy Investment were $11.8 million and $7.8 million, respectively, which are included in investment income in the Company’s consolidated statements of operations.

Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships and are required to approve any significant modifications to existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

The Company is externally managed and does not have any employees. ASRG provides the Company with property acquisition and disposition services. Its advisor, Apple Ten Advisors, Inc. (“A10A”), provides the Company with its day-to-day management services. The Company pays fees and reimburses certain expenses to A10A and ASRG for these services. Effective March 1, 2014, A10A subcontracted its obligations under the advisory agreement between A10A and the Company to Apple Hospitality REIT, Inc. (“Apple Hospitality”). The subcontract agreement provides that Apple Hospitality provides to the Company the advisory services contemplated under the A10A advisory agreement and Apple Hospitality receives the fees and expense reimbursements payable under the A10A advisory agreement from the Company. The Company also signed the subcontract agreement to acknowledge the terms of the subcontract agreement. The subcontract agreement has no impact on the Company’s advisory agreement with A10A.

Glade M. Knight, the Company’s Chairman and Chief Executive Officer, is currently Executive Chairman of Apple Hospitality. ASRG and A10A are wholly owned by Mr. Knight. Mr. Knight is also Chief Executive Officer and partner of Energy 11 GP, LLC, which is the general partner of Energy 11, L.P. Prior to January 1, 2015, one additional member of the Company’s Board of Directors was also on the Board of Directors of Apple Hospitality. Justin G. Knight, the Company’s President, serves as President and Chief Executive Officer and is a member of the Board of Directors of Apple Hospitality.

See Note 6 titled “Related Parties” in Part II, Item 8, of the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K for additional information concerning the Company’s related party transactions.

Series B Convertible Preferred Stock

The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, Chairman and Chief Executive Officer of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares’ distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11.00 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with A10A, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into 12.11423 common shares. The conversion rate is based on the total gross proceeds raised in the Company’s best-efforts offering which concluded on July 31, 2014. If the Company were to raise additional gross proceeds in an offering up to a total of $2 billion, the conversion ratio would increase up to 24.17104. In the event that the Company raises gross proceeds in a subsequent public offering above the initial $2 billion, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest $100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests and the termination of the Series A preferred shares.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B convertible preferred shares can be reasonably estimated and the event triggering the conversion of the Series B convertible preferred shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B convertible preferred shares can be converted and the amount paid for the Series B convertible preferred shares. Although the fair market value cannot be determined at this time, expense, if a triggering event occurs, would range from $0 to $64.0 million (assumes $11.00 per common share fair market value) and approximately 5.8 million common shares would be issued.

Liquidity and Capital Resources

Contractual Commitments

The following is a summary of the Company’s significant contractual obligations as of December 31, 2015 (in thousands):

		Amount of Commitments Expiring per Period
	Total	1 Year	2-3 Years	4-5 Years	Over 5 Years
Property Purchase Commitments	$25,245	$25,245	$-	$-	$-
Debt (including interest of $47.8 million)	273,125	60,378	69,653	31,276	111,818
Ground Leases	62,232	409	844	880	60,099
	$360,602	$86,032	$70,497	$32,156	$171,917

Capital Resources

Credit Facility

The Company’s revolving credit facility and cash flow generated from operations are its primary resources of capital. On July 26, 2013, the Company entered into an unsecured revolving credit facility with a commercial bank in an initial amount of $75 million. The amount of the facility is currently $100 million and in July 2015 the maturity date was extended to July 2017. The credit facility is utilized for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the funding of redemptions and the payment of distributions. Under the terms of the credit agreement, the Company may make voluntary prepayments in whole or in part, at any time. The annual interest rate on outstanding borrowings under the facility is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 1.85% to 2.35%, depending upon the Company’s leverage ratio, as calculated under the terms of the credit agreement. The annual unused facility fee is 0.20% or 0.30% on the average unused portion of the revolving credit facility, based on the amount of borrowings outstanding during each quarter. At December 31, 2015, the outstanding balance on the Company’s $100 million revolving credit facility was $30.4 million, increasing from no amount outstanding at December 31, 2014. The annual interest rate at December 31, 2015 was approximately 2.28%.

The credit facility contains customary affirmative covenants, negative covenants and events of default. In addition, the credit facility contains covenants restricting the level of certain investments and quarterly financial covenants which include, among others, a minimum net worth, maximum debt limits, minimum debt service and fixed charge coverage ratios, and limits on distributions. See Note 4 titled “Credit Facility and Mortgage Debt” in Part II, Item 8, of the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K for a summary of the quarterly financial covenants, as defined in the credit agreement. The Company was in compliance with each of the applicable covenants at December 31, 2015 and anticipates being in compliance during 2016.

Mortgage Debt

In September 2015, the Company entered into a secured mortgage loan agreement with a commercial lender. The mortgage loan for approximately $36.9 million is jointly secured by the Company’s Oceanside, California Courtyard and Omaha, Nebraska Hilton Garden Inn. Scheduled payments of interest and principal of approximately $182,000 are due monthly, and the loan will amortize on a 30 year term with a balloon payment due at maturity in October 2025. The mortgage loan has an annual fixed interest rate of approximately 4.28%. At closing, the Company used proceeds from the loan to reduce the outstanding balance on its revolving credit facility, and to pay debt issuance costs.

In June 2015, the Company entered into a secured mortgage loan agreement with a commercial lender. The mortgage loan for $35.0 million is secured by the Company’s Denver, Colorado Hilton Garden Inn. Scheduled payments of interest and principal of approximately $194,000 are due monthly, and the loan will amortize on a 25 year term with a balloon payment due at maturity in June 2025. The mortgage loan has an annual fixed interest rate of approximately 4.46%. At closing, the Company used proceeds from the loan to reduce the outstanding balance on its revolving credit facility, and to pay debt issuance costs.

In June 2015, the Company assumed approximately $16.6 million in mortgage debt in connection with the acquisition of the San Juan Capistrano, California Residence Inn. Scheduled payments of interest and principal of approximately $83,000 are due monthly with a balloon payment due at maturity in June 2020. The mortgage loan has an annual fixed interest rate of approximately 4.15%.

Capital Uses

In addition to its currently available capital resources discussed above, the Company may borrow additional funds, subject to the approval of the Company’s Board of Directors. The Company anticipates that cash flow from operations and availability under its $100 million revolving credit facility will be adequate to meet its anticipated liquidity requirements, including debt service, capital improvements, required distributions to shareholders to maintain its REIT status and planned Unit redemptions. The Company intends to use borrowings under its credit facility to purchase the hotel currently under contract if a closing occurs and to refinance select mortgage loans maturing in the next year.

Distributions

To maintain its REIT status, the Company is required to distribute at least 90% of its ordinary income. Distributions during 2015 totaled approximately $74.3 million and were paid at a monthly rate of $0.06875 per common share. For the same period, the Company’s cash generated from operations was approximately $83.9 million. In February 2011, the Company’s Board of Directors established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. The Company intends to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by its Board of Directors. The Company’s Board of Directors, upon the recommendation of the Audit Committee, may amend or establish a new annualized distribution rate and may change the timing of when distributions are paid. The Company’s objective in setting a distribution rate is to project a rate that will provide consistency over the life of the Company taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. To meet this objective, the Company may require the use of debt in addition to cash from operations. Since, in previous periods, a portion of distributions have been funded with borrowings, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to generate cash from operations at this level, as well as the Company’s ability to utilize currently available financing, or the Company’s ability to obtain additional financing. Since there can be no assurance that the properties already acquired or that will be acquired will provide income at this level, or that the Company will be able to obtain additional financing, there can be no assurance as to the classification or duration of distributions at the current rate.

Unit Redemption Program

In April 2012, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. Since the inception of the program through December 31, 2015, the Company has redeemed approximately 7.3 million Units in the amount of $74.5 million, including approximately 2.3 million Units in the amount of $23.1 million, 1.5 million Units in the amount of $15.5 million and 2.0 million Units in the amount of $20.8 million during 2015, 2014 and 2013. As contemplated in the program, for the January 2013, April 2013 and January 2014 redemptions, the Company redeemed Units on a pro-rata basis due to the 3% limitation discussed above, with approximately 12% of the requested shares redeemed in the first quarter of 2013, 60% in the second quarter of 2013 and 68% in the first quarter of 2014. For all other scheduled redemption dates for the years ended December 31, 2015, 2014 and 2013, the Company redeemed 100% of the redemption requests. The following is a summary of the Unit redemptions during 2014 and 2015:

Redemption Date	Total Requested Unit Redemptions at Redemption Date	Units Redeemed	Total Redemption Requests Not Redeemed at Redemption Date

First Quarter 2014	357,013	242,644	114,369
Second Quarter 2014	479,078	479,078	0
Third Quarter 2014	496,839	496,839	0
Fourth Quarter 2014	296,642	296,642	0
First Quarter 2015	425,833	425,833	0
Second Quarter 2015	402,201	402,201	0
Third Quarter 2015	524,458	524,458	0
Fourth Quarter 2015	899,680	899,680	0

Capital Improvements

The Company has on-going capital commitments to fund its capital improvements. To maintain and enhance each property’s competitive position in its market, the Company has and plans to continue to reinvest in its hotels. Under certain loan and management agreements, the Company is required to place in escrow funds for the repair, replacement and refurbishing of furniture, fixtures, and equipment, based on a percentage of gross revenues provided that such amount may be used for the Company’s capital expenditures with respect to the hotels. As of December 31, 2015, the Company held approximately $10.4 million in reserve related to these properties.  During 2015, the Company invested approximately $12.6 million in capital expenditures and anticipates investing $10 to $15 million during 2016 on properties owned at December 31, 2015. The Company does not currently have any existing or planned projects for development.

Hotel Contract Commitment

As of December 31, 2015, the Company had an outstanding contract for the potential purchase of a Homewood Suites hotel under construction in Cape Canaveral, Florida for a purchase price of approximately $25.2 million. This hotel is expected to contain 153 guest rooms. It is anticipated that construction of the hotel will be completed and the hotel will open for business in the spring of 2016, at which time closing on this hotel is expected to occur. Although the Company is working towards acquiring this hotel, there are many conditions to closing that have not yet been satisfied and there can be no assurance that a closing on this hotel will occur under the outstanding purchase contract. If the seller does meet all the conditions to closing, the Company is obligated to specifically perform under the contract. At this time, the seller has not met all of the conditions to closing. The Company intends to use borrowings under its credit facility to purchase the hotel if a closing occurs.

Cash Management Activity

As part of the cost sharing arrangements discussed in Note 6 titled “Related Parties” in Part II, Item 8, of the Consolidated Financial Statements and Notes thereto, certain day-to-day transactions may result in amounts due to or from Apple Hospitality. To efficiently manage cash disbursements, the Company, Apple Hospitality, A10A or ASRG may make payments for any or all of the related companies. Under the cash management process, each of the companies may advance or defer up to $1 million at any time. Each month, any outstanding amounts are settled among the affected companies. This process allows each Company to minimize its cash on hand, which, in turn, reduces the cost of each company’s credit facility. The amounts outstanding at any point in time are not significant to any of the companies.

Management and Franchise Agreements

Each of the Company’s 55 hotels owned as of December 31, 2015 is operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with the Company. See Note 8 titled “Management and Franchise Agreements” in Part II, Item 8, of the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K for a listing of the Company’s hotel management companies. The agreements generally provide for initial terms ranging from one to 30 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. For the years ended December 31, 2015, 2014 and 2013, the Company incurred approximately $9.1 million, $7.0 million and $5.0 million in management fees, respectively. Effective January 1, 2016, the Company modified its management fee structure for approximately 50% of the Company’s hotels. Under the new management fee structure, the hotel management fee for each hotel will generally be within a range of 2.5% to 3.5% of revenue based on each hotel’s performance relative to other hotels owned by the Company. The performance measures are based on various financial and quality performance metrics. Under the new management agreements, the new fee replaces the base and incentive fee under the old agreements. The change is not anticipated to significantly impact total management fees for the Company, but is anticipated to better align incentives for each property.

Four of the Company’s hotels are managed by affiliates of Marriott. The remainder of the Company’s hotels are managed by companies that are not affiliated with Marriott or Hilton, and as a result, the hotels they manage were required to obtain separate franchise agreements with each respective franchisor. The franchise agreements generally provide for initial terms of approximately 10 to 20 years and generally provide for renewals subject to franchise requirements at the time of renewal. The Company pays various fees under these agreements, including the payment of royalty fees, marketing fees, reservation fees, a communications support fee, and other similar fees based on room revenues. For the years ended December 31, 2015, 2014 and 2013, the Company incurred approximately $11.3 million, $9.8 million and $6.7 million, respectively, in franchise royalty fees.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently, the Company is not experiencing any material impact from inflation.

Business Interruption

Being in the real estate industry, the Company is exposed to natural disasters on both a local and national scale. Although management believes there is adequate insurance to cover this exposure, there can be no assurance that such events will not have a material adverse effect on the Company’s financial position or results of operations.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand or available financing sources to meet cash requirements.

Critical Accounting Policies

The following contains a discussion of what the Company believes to be its critical accounting policies. These items should be read to gain a further understanding of the principles used to prepare the Company’s financial statements. These principles include application of judgment; therefore, changes in judgments may have a significant impact on the Company’s reported results of operations and financial condition.

Investment Policy

Upon acquisition of real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, buildings and improvements, and furniture, fixtures and equipment) and identified intangible assets and liabilities, including in-place leases, and assumed debt based on evaluation of information and estimates available at that date. Fair values for these assets are not directly observable and estimates are based on comparables and other information which is subjective in nature. Generally, the Company does not acquire hotel properties that have significant in-place leases as lease terms for hotel properties are very short term in nature. The Company has not assigned any intangible value to management contracts and franchise agreements as such contracts are generally at current market rates based on the remaining terms of the contracts, and any other value attributable to these contracts is not considered material. The Company expenses as incurred all transaction costs associated with the acquisitions of existing businesses, including title, legal, accounting and other related costs, as well as the brokerage commission paid to ASRG.

Capitalization Policy

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to a single asset, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Impairment Losses Policy

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties over their estimated remaining useful life, based on historical and industry data, is less than the properties’ carrying amount. Indicators of impairment include a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. The Company monitors its properties on an ongoing basis by analytically reviewing financial performance and considers each property individually for purposes of reviewing for indicators of impairment. As many indicators of impairment are subjective, such as general economic and market declines, the Company also prepares an annual recoverability analysis for each of its properties to assist with its evaluation of impairment indicators. The analysis compares each property’s net book value to each property’s estimated operating income using current operating results for each stabilized property and projected stabilized operating results based on the property’s market for properties that recently opened, were recently renovated or experienced other short-term business disruption. Since the Company’s planned initial hold period for each property is 39 years, the Company’s ongoing analysis and annual recoverability analysis have not identified any impairment losses and no impairment losses have been recorded to date. If events or circumstances change, such as the Company’s intended hold period for a property or a substantial decline in the operating performance of a property for an extended period of time, the Company’s carrying value for a particular property may not be recoverable, and an impairment loss will be recorded. Impairment losses are measured as the difference between the asset’s fair value and its carrying value.

Accounting Standards Recently Adopted

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt

Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The standard is effective for annual reporting periods beginning after December 15, 2015, and interim periods within those years, with early adoption permitted. In August 2015, the FASB issued ASU No. 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies that absent authoritative guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the staff of the SEC would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted the new standard effective December 31, 2015, on a retrospective basis. The adoption of the standard resulted in the reclassification of unamortized debt issuance costs related to the Company’s mortgage debt from other assets, net to a reduction in mortgage debt, within its consolidated balance sheets as of December 31, 2015 and 2014. See Note 4 titled “Credit Facility and Mortgage Debt” in Part II, Item 8, of the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Annual Report on Form 10-K for the amounts reclassified from other assets, net to mortgage debt. Other than this reclassification, the adoption of the standard did not have an impact on the Company’s consolidated financial statements.

Accounting Standards Recently Issued

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard is effective for annual periods beginning after December 15, 2018, and interim periods within those years, with early adoption permitted. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting the new standard on its consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period, including the cumulative effect of changes in depreciation, amortization, or other income effects, in the reporting period in which the adjustment amounts are determined. Previously, acquirers were required to recognize these adjustments retrospectively. The standard is effective for annual reporting periods beginning after December 15, 2015, and interim periods within those years, with early adoption permitted. The standard will be applied on a prospective basis. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which affects virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effectiveness of ASU No. 2014-09 for annual reporting periods beginning after December 15, 2017, and interim periods within those years, and permitted early application for annual reporting periods beginning after December 15, 2016. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

Subsequent Events

In both January and February 2016, the Company declared and paid approximately $6.1 million, or $0.06875 per outstanding common share, in distributions to its common shareholders.

In January 2016, under the guidelines of the Company’s Unit Redemption Program, the Company redeemed approximately 0.6 million Units in the amount of $6.0 million, representing 100% of the requested Unit redemptions.

Item 7A.	Quantitative and Qualitative Disclosure About Market Risk

The Company does not engage in transactions in derivative financial instruments or derivative commodity instruments. As of December 31, 2015, the Company’s financial instruments were not exposed to significant market risk due to foreign currency exchange risk, commodity price risk or equity price risk. The Company will be exposed to changes in short term interest rates as it invests its cash or borrows on its credit facility. Based on the Company’s outstanding balance under its credit facility at December 31, 2015 of $30.4 million, every 100 basis points change in interest rates will impact the Company’s annual net income by $0.3 million, all other factors remaining the same. The Company’s cash balance at December 31, 2015 was $0.

In addition to its $30.4 million outstanding balance under its credit facility at December 31, 2015 (the credit facility’s annual interest rate at December 31, 2015 was approximately 2.28%), which matures in July 2017 and is included in the table below, the Company has assumed or originated fixed interest rate mortgages payable to lenders under permanent financing arrangements. The following table summarizes the annual maturities and average interest rates of the Company’s mortgage debt and credit facility outstanding at December 31, 2015. All dollar amounts are in thousands.

	2016	2017	2018	2019	2020	Thereafter	Total	Fair Market Value
Maturities	$50,202	$54,353	$2,511	$2,636	$17,457	$98,183	$225,342	$226,915
Average interest rates	4.8%	4.7%	4.9%	4.9%	5.0%	5.0%

Item 8.	Financial Statements and Supplementary Data

Report of Management
on Internal Control over Financial Reporting
March 4, 2016
To the Shareholders
Apple REIT Ten, Inc.

Management of Apple REIT Ten, Inc. (the “Company”) is responsible for establishing and maintaining adequate internal control over financial reporting and for the assessment of the effectiveness of internal control over financial reporting. As defined by the Securities and Exchange Commission, internal control over financial reporting is a process designed by, or under the supervision of, the Company’s principal executive and principal financial officers and effected by the Company’s Board of Directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of the consolidated financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

The Company’s internal control over financial reporting is supported by written policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the Company’s transactions and dispositions of the Company’s assets; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of the consolidated financial statements in accordance with generally accepted accounting principles, and the receipts and expenditures of the Company are being made only in accordance with authorizations of the Company’s management and directors; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the Company’s assets that could have a material effect on the consolidated financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In connection with the preparation of the Company’s annual consolidated financial statements, management has undertaken an assessment of the effectiveness of the Company’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework). Management’s assessment included an evaluation of the design of the Company’s internal control over financial reporting and testing of the operational effectiveness of those controls.

Based on this assessment, management has concluded that as of December 31, 2015, the Company’s internal control over financial reporting was effective to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles.

Ernst & Young LLP, the independent registered public accounting firm that audited the Company’s consolidated financial statements included in this report, has issued an attestation report on the Company’s internal control over financial reporting, a copy of which appears on the next page of this annual report.

/s/ Glade M. Knight	/s/ Bryan Peery
Glade M. Knight	Bryan Peery
Chairman and Chief Executive Officer (Principal Executive Officer)	Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Shareholders of
Apple REIT Ten, Inc.

We have audited Apple REIT Ten, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) (the COSO criteria). Apple REIT Ten, Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Apple REIT Ten, Inc. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2015, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the 2015 consolidated financial statements of Apple REIT Ten, Inc. and our report dated March 4, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Richmond, Virginia
March 4, 2016

Report of Independent Registered Public Accounting Firm

The Board of Directors and Shareholders of
Apple REIT Ten, Inc.

We have audited the accompanying consolidated balance sheets of Apple REIT Ten, Inc. as of December 31, 2015 and 2014, and the related consolidated statements of operations, shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2015. Our audits also included the financial statement schedule listed in the Index at Item 15(2). These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Apple REIT Ten, Inc. at December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2015, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Apple REIT Ten, Inc.’s internal control over financial reporting as of December 31, 2015, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (2013 framework) and our report dated March 4, 2016 expressed an unqualified opinion thereon.

/s/ ERNST & YOUNG LLP
Richmond, Virginia
March 4, 2016

APPLE REIT TEN, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share data)

	As of December 31,
	2015	2014
Assets
Investment in real estate, net of accumulated depreciation of $107,525 and $72,106, respectively	$938,417	$839,032
Cash and cash equivalents	0	46,341
Restricted cash-furniture, fixtures and other escrows	13,412	11,920
Due from third party managers, net	7,329	5,565
Other assets, net	9,227	5,248
Total Assets	$968,385	$908,106

Liabilities
Credit facility	$30,400	$0
Mortgage debt	196,887	118,778
Accounts payable and other liabilities	13,352	12,162
Total Liabilities	240,639	130,940

Shareholders’ Equity
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	0	0
Series A preferred stock, no par value, authorized 400,000,000 shares; issued and outstanding 88,785,416 and 91,037,588 shares, respectively	0	0
Series B convertible preferred stock, no par value, authorized 480,000 shares; issued and outstanding 480,000 shares	48	48
Common stock, no par value, authorized 400,000,000 shares; issued and outstanding 88,785,416 and 91,037,588 shares, respectively	868,852	891,801
Distributions greater than net income	(141,154)	(114,683)
Total Shareholders’ Equity	727,746	777,166

Total Liabilities and Shareholders’ Equity	$968,385	$908,106

See notes to consolidated financial statements.

APPLE REIT TEN, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)

	Years Ended December 31,
	2015	2014	2013
Revenues:
Room	$241,712	$202,036	$144,123
Other	20,383	17,518	14,793
Total revenue	262,095	219,554	158,916

Expenses:
Operating	63,619	55,287	40,413
Hotel administrative	20,680	17,399	12,583
Sales and marketing	21,000	18,589	14,047
Utilities	8,753	8,066	5,698
Repair and maintenance	9,375	8,278	5,908
Franchise fees	11,330	9,792	6,708
Management fees	9,087	6,950	5,007
Property taxes, insurance and other	16,265	13,145	10,779
General and administrative	6,980	6,403	5,057
Acquisition related costs	2,763	2,018	6,960
Depreciation	35,419	29,030	21,272
Total expenses	205,271	174,957	134,432

Operating income	56,824	44,597	24,484

Investment income	19	11,863	7,999
Interest expense	(9,082)	(8,177)	(5,682)

Income before income taxes	47,761	48,283	26,801

Income tax benefit (expense)	27	(2,288)	(463)

Net income	$47,788	$45,995	$26,338

Basic and diluted net income per common share	$0.53	$0.53	$0.37

Weighted average common shares outstanding - basic and diluted	89,935	86,242	72,047

See notes to consolidated financial statements.

APPLE REIT TEN, INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ EQUITY
(in thousands, except per share data)

			Series B Convertible		Distributions
	Common Stock		Preferred Stock		Greater
	Number of Shares	Amount	Number of Shares	Amount	Than Net Income	Total

Balance at December 31, 2012	64,984	$636,191	480	$48	$(56,714)	$579,525
Net proceeds from the issuance of common shares	15,923	157,007	0	0	0	157,007
Common shares redeemed	(2,039)	(20,810)	0	0	0	(20,810)
Net income	0	0	0	0	26,338	26,338
Distributions declared and paid to shareholders ($0.825 per share)	0	0	0	0	(59,288)	(59,288)
Balance at December 31, 2013	78,868	772,388	480	48	(89,664)	682,772
Net proceeds from the issuance of common shares	13,685	134,960	0	0	0	134,960
Common shares redeemed	(1,515)	(15,547)	0	0	0	(15,547)
Net income	0	0	0	0	45,995	45,995
Distributions declared and paid to shareholders ($0.825 per share)	0	0	0	0	(71,014)	(71,014)
Balance at December 31, 2014	91,038	891,801	480	48	(114,683)	777,166
Common shares redeemed	(2,253)	(23,056)	0	0	0	(23,056)
Other changes in equity	0	107	0	0	0	107
Net income	0	0	0	0	47,788	47,788
Distributions declared and paid to shareholders ($0.825 per share)	0	0	0	0	(74,259)	(74,259)
Balance at December 31, 2015	88,785	$868,852	480	$48	$(141,154)	$727,746

See notes to consolidated financial statements.

APPLE REIT TEN, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	Years Ended December 31,
	2015	2014	2013
Cash flows from operating activities:
Net income	$47,788	$45,995	$26,338
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	35,419	29,030	21,272
Other non-cash expenses, net	514	417	241
Changes in operating assets and liabilities:
Increase in due from third party managers, net	(1,549)	(976)	(1,939)
Decrease (increase) in other assets, net	(2)	395	(725)
Increase in accounts payable and other liabilities	1,683	149	2,275
Net cash provided by operating activities	83,853	75,010	47,462

Cash flows from investing activities:
Redemption of (cash paid for) energy investment	0	100,000	(100,000)
Acquisition of hotel properties, net	(110,938)	(79,177)	(232,400)
Deposits and other disbursements for potential acquisitions	0	(602)	(3,591)
Capital improvements	(13,475)	(19,555)	(8,527)
Decrease (increase) in capital improvement reserves	(290)	(1,163)	3,911
Investment in other assets	0	0	(1,450)
Net cash used in investing activities	(124,703)	(497)	(342,057)

Cash flows from financing activities:
Net proceeds related to issuance of Units	0	134,818	156,957
Redemptions of Units	(23,056)	(15,547)	(20,810)
Distributions paid to common shareholders	(74,259)	(71,014)	(59,288)
Net proceeds from (payments on) credit facility	30,400	(74,039)	74,039
Proceeds from mortgage debt	71,850	0	0
Payments of mortgage debt	(9,256)	(2,137)	(1,585)
Financing costs	(1,170)	(253)	(1,248)
Net cash provided by (used in) financing activities	(5,491)	(28,172)	148,065

Increase (decrease) in cash and cash equivalents	(46,341)	46,341	(146,530)

Cash and cash equivalents, beginning of period	46,341	0	146,530

Cash and cash equivalents, end of period	$0	$46,341	$0

Supplemental cash flow information:
Interest paid	$9,314	$8,778	$5,514
Income taxes paid	$82	$3,666	$352

Supplemental disclosure of noncash investing and financing activities:
Notes payable assumed in acquisitions	$16,569	$0	$38,723

See notes to consolidated financial statements.

APPLE REIT TEN, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1

Organization and Summary of Significant Accounting Policies

Organization

Apple REIT Ten, Inc., together with its wholly owned subsidiaries (the “Company”), is a Virginia corporation formed to invest in hotels and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on August 13, 2010, when 10 Units, each Unit consisting of one common share and one Series A preferred share, were purchased by Apple Ten Advisors, Inc. (“A10A”) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. The Company began operations on March 4, 2011 when it purchased its first hotel. The Company concluded its best-efforts offering on July 31, 2014. The Company’s fiscal year end is December 31. The Company has no foreign operations or assets and its operating structure includes only one reportable segment. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. Although the Company has an interest in a potential variable interest entity through its purchase commitment, it is not the primary beneficiary as the Company does not have any elements of power in the decision making process of this entity, and therefore does not consolidate the entity. As of December 31, 2015, the Company owned 55 hotels located in 17 states with an aggregate of 7,056 rooms. All information related to the number of rooms included in these notes to the consolidated financial statements and Schedule III – Real Estate and Accumulated Depreciation listed in the Index at Item 15(2) has not been audited.

The Company has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The REIT Modernization Act, effective January 1, 2001, permits real estate investment trusts to establish taxable businesses to conduct certain previously disallowed business activities. The Company has a wholly-owned taxable REIT subsidiary (or subsidiary thereof) (collectively, the “Lessee”), which leases all of the Company’s hotels.

Cash and Cash Equivalents

Cash and cash equivalents consist of highly liquid investments with original maturities of three months or less. The fair market value of cash and cash equivalents approximates their carrying value. Cash balances may at times exceed federal depository insurance limits.

Restricted Cash

Restricted cash includes reserves for debt service, real estate taxes, and insurance, and reserves for furniture, fixtures, and equipment replacements of up to 5% of property revenue for certain hotels, as required by certain management or mortgage debt agreement restrictions and provisions. The fair market value of restricted cash approximates its carrying value.

Investment in Real Estate and Related Depreciation

Real estate is stated at cost, net of depreciation. Repair and maintenance costs are expensed as incurred while significant improvements, renovations, and replacements are capitalized. Depreciation is computed using the straight-line method over estimated useful lives of the assets, which are generally 39 years for buildings, 10 to 20 years for franchise fees, 10 years for major improvements and three to seven years for furniture and equipment.

The Company considers expenditures to be capital in nature based on the following criteria: (1) for a single asset, the cost must be at least $500, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; (2) for group purchases of 10 or more identical assets, the unit cost for each asset must be at least $50, including all normal and necessary costs to place the asset in service, and the useful life must be at least one year; and (3) for major repairs to a single asset, the repair must be at least $2,500 and the useful life of the asset must be substantially extended.

Upon acquisition of real estate properties, the Company estimates the fair value of acquired tangible assets (consisting of land, buildings and improvements, and furniture, fixtures and equipment) and identified intangible assets and liabilities, including in-place leases, and assumed debt based on evaluation of information and estimates available at that date. Fair values for these assets are not directly observable and estimates are based on comparables and other information which is subjective in nature. Generally, the Company does not acquire hotel properties that have significant in-place leases as lease terms for hotel properties are very short term in nature other than the leases discussed in Note 2. The Company has not assigned any intangible value to management contracts and franchise agreements as such contracts are generally at current market rates based on the remaining terms of the contracts, and any other value attributable to these contracts is not considered material. The Company has expensed as incurred all transaction costs associated with the acquisitions of existing businesses, including title, legal, accounting and other related costs, as well as the brokerage commission paid to Apple Suites Realty Group, Inc. (“ASRG”), a related party 100% owned by Glade M. Knight, the Chairman and Chief Executive Officer of the Company.

The Company records impairment losses on hotel properties used in operations if indicators of impairment are present, and the sum of the undiscounted cash flows estimated to be generated by the respective properties over their estimated remaining useful life, based on historical and industry data, is less than the properties’ carrying amount. Indicators of impairment include a property with current or potential losses from operations, when it becomes more likely than not that a property will be sold before the end of its previously estimated useful life or when events, trends, contingencies or changes in circumstances indicate that a triggering event has occurred and an asset’s carrying value may not be recoverable. The Company monitors its properties on an ongoing basis by analytically reviewing financial performance and considers each property individually for purposes of reviewing for indicators of impairment. As many indicators of impairment are subjective, such as general economic and market declines, the Company also prepares an annual recoverability analysis for each of its properties to assist with its evaluation of impairment indicators. The analysis compares each property’s net book value to each property’s estimated operating income using current operating results for each stabilized property and projected stabilized operating results based on the property’s market for properties that recently opened, were recently renovated or experienced other short-term business disruption. Since the Company’s planned initial hold period for each property is 39 years, the Company’s ongoing analysis and annual recoverability analysis have not identified any impairment losses and no impairment losses have been recorded to date. If events or circumstances change, such as the Company’s intended hold period for a property or if the operating performance of a property declines substantially for an extended period of time, the Company’s carrying value for a particular property may not be recoverable and an impairment loss will be recorded. Impairment losses are measured as the difference between the asset’s fair value and its carrying value.

Revenue Recognition

Hotel revenue is recognized as earned, which is generally defined as the date upon which a guest occupies a room or utilizes the hotel’s services.

Offering Costs

On July 31, 2014, the Company concluded its best-efforts offering of Units through David Lerner Associates, Inc., the managing underwriter, which received a selling commission and a marketing expense allowance based on proceeds of the Units sold. Additionally, the Company incurred other offering costs including legal, accounting and reporting services. These offering costs were recorded by the Company as a reduction of shareholders’ equity. As of the conclusion of the offering, the Company had sold 96.1 million Units for gross proceeds of approximately $1.1 billion and proceeds net of offering costs of approximately $943.0 million. Offering costs included approximately $105.2 million in selling commissions and marketing expenses and approximately $3.9 million in other offering costs.

Comprehensive Income

The Company recorded no comprehensive income other than net income for the periods reported.

 Net Income Per Common Share

Basic net income per common share is computed based upon the weighted average number of shares outstanding during the year. Diluted net income per common share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the year. There were no potential common shares with a dilutive effect for the years ended December 31, 2015, 2014 and 2013. As a result, basic and dilutive net income per common share were the same. Series B convertible preferred shares are not included in net income per common share calculations until such time that such shares are eligible to be converted to common shares.

Income Taxes

The Company is operated as, and has elected to be taxed as, a REIT under Sections 856 to 860 of the Internal Revenue Code. Earnings and profits, which will determine the taxability of distributions to shareholders, will differ from income reported for financial reporting purposes primarily due to the differences for federal income tax purposes in the carrying value (basis) of the investment in properties and estimated useful lives used to compute depreciation and acquisition related costs. The characterization of 2015 distributions of $0.825 per share for tax purposes was 77% ordinary income and 23% return of capital. The characterization of 2014 distributions of $0.825 per share for tax purposes was 73% ordinary income and 27% return of capital. The characterization of 2013 distributions of $0.825 per share for tax purposes was 55% ordinary income and 45% return of capital.

To qualify as a REIT for federal income tax purposes, the Company must meet a number of organizational and operational requirements, including a requirement that it currently distribute at least 90 percent of its adjusted taxable income to its shareholders. As a REIT, the Company generally is not subject to federal corporate income tax on that portion of its taxable income that is currently distributed to shareholders. The Company is subject to certain state and local taxes on its income and property, and federal income and excise taxes on its undistributed taxable income. In addition, the Company’s Lessee, which leases the Company’s hotels and previously owned the Company’s energy investment prior to its redemption in November 2014, is subject to federal and state income taxes. The Company accounts for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Valuation allowances are provided if, based upon the weight of the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

The taxable REIT subsidiary had a net loss of approximately $0.3 million for the year ended December 31, 2015. For the years ended December 31, 2014 and 2013, the taxable REIT subsidiary had taxable income. Taxable income for the year ended December 31, 2014 was in excess of its net operating loss carry forwards and resulted in estimated federal and state taxes of approximately $2.0 million, or approximately 41% of the excess taxable income. Prior to 2014, the Lessee had net operating loss carry forwards to offset taxable income. There are no material differences between the book and tax cost basis of the Company’s assets and liabilities, except for acquisition related costs which are capitalized for tax purposes. In addition to the federal and state tax expense of the Lessee as described above, the Company’s income tax expense as shown in the consolidated statements of operations also includes franchise and income taxes at the state jurisdiction level for the REIT, which do not have any associated material deferred taxes. As of December 31, 2015, the tax years that remain subject to examination by major tax jurisdictions generally include 2012-2015.

Sales and Marketing Costs

Sales and marketing costs are expensed when incurred. These costs represent the expense for franchise advertising and reservation systems under the terms of the hotel management and franchise agreements and general and administrative expenses that are directly attributable to advertising and promotion.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior year amounts in the consolidated financial statements have been reclassified to conform to the current year presentation with no effect on previously reported net income, shareholders’ equity or cash flows.

 Accounting Standards Recently Adopted

In April 2015, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) No. 2015-03, Interest – Imputation of Interest (Subtopic 835-30): Simplifying the Presentation of Debt Issuance Costs, which requires debt issuance costs related to a recognized debt liability to be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability. The standard is effective for annual reporting periods beginning after December 15, 2015, and interim periods within those years, with early adoption permitted. In August 2015, the FASB issued ASU No. 2015-15, Interest – Imputation of Interest (Subtopic 835-30): Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies that absent authoritative guidance in ASU 2015-03 for debt issuance costs related to line-of-credit arrangements, the staff of the Securities and Exchange Commission would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are any outstanding borrowings on the line-of-credit arrangement. The Company adopted the new standard effective December 31, 2015, on a retrospective basis. The adoption of the standard resulted in the reclassification of unamortized debt issuance costs related to the Company’s mortgage debt from other assets, net to a reduction in mortgage debt, within its consolidated balance sheets as of December 31, 2015 and 2014 (see Note 4). Other than this reclassification, the adoption of the standard did not have an impact on the Company’s consolidated financial statements.

Accounting Standards Recently Issued

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), which amends the existing accounting standards for lease accounting, including requiring lessees to recognize most leases on their balance sheets and making targeted changes to lessor accounting. The standard is effective for annual periods beginning after December 15, 2018, and interim periods within those years, with early adoption permitted. The standard requires a modified retrospective transition approach for all leases existing at, or entered into after, the date of initial application, with an option to use certain transition relief. The Company is currently evaluating the impact of adopting the new standard on its consolidated financial statements.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments, which requires that an acquirer recognize adjustments to provisional amounts that are identified during the measurement period, including the cumulative effect of changes in depreciation, amortization, or other income effects, in the reporting period in which the adjustment amounts are determined. Previously, acquirers were required to recognize these adjustments retrospectively. The standard is effective for annual reporting periods beginning after December 15, 2015, and interim periods within those years, with early adoption permitted. The standard will be applied on a prospective basis. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

In May 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers (Topic 606), which affects virtually all aspects of an entity’s revenue recognition. The core principle of the new standard is that revenue should be recognized to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. In August 2015, the FASB issued ASU No. 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date, which deferred the effectiveness of ASU No. 2014-09 for annual reporting periods beginning after December 15, 2017, and interim periods within those years, and permitted early application for annual reporting periods beginning after December 15, 2016. The adoption of this standard is not expected to have a material impact on the Company’s consolidated financial statements.

Note 2

Investment in Real Estate

The Company’s investment in real estate consisted of the following (in thousands):

	December 31,	December 31,
	2015	2014

Land	$89,823	$77,943
Building and Improvements	871,454	762,134
Furniture, Fixtures and Equipment	80,983	67,529
Franchise Fees	3,682	3,532
	1,045,942	911,138
Less Accumulated Depreciation	(107,525)	(72,106)
Investment in Real Estate, net	$938,417	$839,032

As of December 31, 2015, the Company owned 55 hotels with an aggregate of 7,056 rooms, located in 17 states. The following table summarizes the number of hotels and rooms by brand.

Number of Hotels and Guest Rooms by Brand
	Number of	Number of
Brand	Hotels	Rooms
Hilton Garden Inn	11	1,719
Hampton Inn & Suites	10	1,247
Homewood Suites	10	1,100
Residence Inn	5	679
Courtyard	5	643
Fairfield Inn & Suites	4	455
TownePlace Suites	4	387
Home2 Suites	3	304
SpringHill Suites	2	206
Marriott	1	316
Total	55	7,056

The following table summarizes the location, brand, manager, date acquired, number of rooms and gross purchase price for each of the 55 hotels the Company owned as of December 31, 2015. All dollar amounts are in thousands.

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Denver	CO	Hilton Garden Inn	Stonebridge	3/4/2011	221	$58,500
Winston-Salem	NC	Hampton Inn & Suites	McKibbon	3/15/2011	94	11,000
Charlotte	NC	Fairfield Inn & Suites	Newport	3/25/2011	94	10,000
Columbia	SC	TownePlace Suites	Newport	3/25/2011	91	10,500
Mobile	AL	Hampton Inn & Suites	McKibbon	6/2/2011	101	13,000
Gainesville	FL	Hilton Garden Inn	McKibbon	6/2/2011	104	12,500
Pensacola	FL	TownePlace Suites	McKibbon	6/2/2011	97	11,500
Knoxville	TN	SpringHill Suites	McKibbon	6/2/2011	103	14,500
Richmond	VA	SpringHill Suites	McKibbon	6/2/2011	103	11,000
Cedar Rapids	IA	Hampton Inn & Suites	Schulte	6/8/2011	103	13,000
Cedar Rapids	IA	Homewood Suites	Schulte	6/8/2011	95	13,000
Hoffman Estates	IL	Hilton Garden Inn	White Lodging	6/10/2011	184	10,000
Davenport	IA	Hampton Inn & Suites	Schulte	7/19/2011	103	13,000
Knoxville	TN	Homewood Suites	McKibbon	7/19/2011	103	15,000
Knoxville	TN	TownePlace Suites	McKibbon	8/9/2011	98	9,000
Mason	OH	Hilton Garden Inn	Schulte	9/1/2011	110	14,825
Omaha	NE	Hilton Garden Inn	White Lodging	9/1/2011	178	30,018
Des Plaines	IL	Hilton Garden Inn	Raymond	9/20/2011	252	38,000
Merillville	IN	Hilton Garden Inn	White Lodging	9/30/2011	124	14,825
Austin/Round Rock	TX	Homewood Suites	Vista Host	10/3/2011	115	15,500
Scottsdale	AZ	Hilton Garden Inn	North Central	10/3/2011	122	16,300
South Bend	IN	Fairfield Inn & Suites	White Lodging	11/1/2011	119	17,500
Charleston	SC	Home2 Suites	LBA	11/10/2011	122	13,908
Oceanside	CA	Courtyard	Marriott	11/28/2011	142	30,500
Skokie	IL	Hampton Inn & Suites	Raymond	12/19/2011	225	32,000
Tallahassee	FL	Fairfield Inn & Suites	LBA	12/30/2011	97	9,355
Gainesville	FL	Homewood Suites	McKibbon	1/27/2012	103	14,550
Nashville	TN	TownePlace Suites	LBA	1/31/2012	101	9,848
Jacksonville	NC	Home2 Suites	LBA	5/4/2012	105	12,000
Boca Raton	FL	Hilton Garden Inn	White Lodging	7/16/2012	149	10,900
Houston	TX	Courtyard	LBA	7/17/2012	124	14,632
Huntsville	AL	Hampton Inn & Suites	LBA	3/14/2013	98	11,466
Huntsville	AL	Home2 Suites	LBA	3/14/2013	77	9,009
Fairfax	VA	Marriott	White Lodging	3/15/2013	316	34,000

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Houston	TX	Residence Inn	Western	6/7/2013	120	$18,000
Denton	TX	Homewood Suites	Chartwell	7/26/2013	107	11,300
Maple Grove	MN	Hilton Garden Inn	North Central	7/26/2013	120	12,675
Oklahoma City (West)	OK	Homewood Suites	Chartwell	7/26/2013	90	11,500
Omaha	NE	Hampton Inn & Suites	White Lodging	7/26/2013	139	19,775
Omaha	NE	Homewood Suites	White Lodging	7/26/2013	123	17,625
Phoenix	AZ	Courtyard	North Central	7/26/2013	127	10,800
Phoenix	AZ	Hampton Inn & Suites	North Central	7/26/2013	125	8,600
Phoenix	AZ	Homewood Suites	North Central	7/26/2013	134	12,025
Colorado Springs	CO	Hampton Inn & Suites	Chartwell	11/8/2013	101	11,500
Franklin	TN	Courtyard	Chartwell	11/8/2013	126	25,500
Franklin	TN	Residence Inn	Chartwell	11/8/2013	124	25,500
Dallas	TX	Homewood Suites	Western	12/5/2013	130	25,350
Oklahoma City	OK	Hilton Garden Inn	Raymond	1/31/2014	155	27,353
Oklahoma City	OK	Homewood Suites	Raymond	1/31/2014	100	17,647
Fort Lauderdale	FL	Residence Inn	LBA	10/24/2014	156	23,088
Shenandoah	TX	Courtyard	LBA	11/6/2014	124	15,872
Tustin	CA	Fairfield Inn & Suites	Marriott	2/5/2015	145	31,000
Tustin	CA	Residence Inn	Marriott	2/5/2015	149	42,800
San Juan Capistrano	CA	Residence Inn	Marriott	6/5/2015	130	29,200
Rosemont	IL	Hampton Inn & Suites	Raymond	10/29/2015	158	25,400
Total					7,056	$997,146

Of the Company’s 55 hotels owned at December 31, 2015, 26 were acquired in 2011, five were acquired in 2012, 16 were acquired in 2013, four were acquired in 2014 and four were acquired in 2015. For the four hotels acquired during 2015, the amount of revenue and operating income (excluding acquisition related costs totaling $2.7 million) included in the Company’s consolidated statements of operations from the acquisition date to the period ending December 31, 2015 was approximately $16.9 million and $4.6 million, respectively. For the four hotels acquired during 2014, the amount of revenue and operating income (excluding acquisition related costs totaling $2.0 million) included in the Company’s consolidated statements of operations from the acquisition date to the period ending December 31, 2014 was approximately $10.6 million and $2.1 million, respectively. For the 16 hotels acquired during 2013, the amount of revenue and operating income (excluding acquisition related costs totaling $6.8 million) included in the Company’s consolidated statements of operations from the acquisition date to the period ending December 31, 2013 was approximately $27.9 million and $4.4 million, respectively.

The purchase price for the properties acquired through December 31, 2015, net of debt assumed, was funded primarily by the Company’s best-efforts offering of Units, which concluded in July 2014, and borrowings under its unsecured revolving credit facility. The Company assumed approximately $137.8 million of debt secured by 10 of its hotel properties. The Company also primarily used the proceeds of its best-efforts offering and borrowings under its unsecured revolving credit facility to pay approximately $24.6 million in acquisition related costs, including approximately $19.9 million, representing 2% of the gross purchase price for these hotels, as a brokerage commission to ASRG, which is 100% owned by Glade M. Knight, the Company’s Chairman and Chief Executive Officer, and approximately $4.7 million in other acquisition related costs, including title, legal and other related costs. These costs totaled $2.8 million, $2.0 million and $7.0 million for the years ended December 31, 2015, 2014 and 2013, and are included in acquisition related costs in the Company’s consolidated statements of operations.

In connection with the acquisition of four hotels (Mobile, Alabama Hampton Inn & Suites hotel acquired in June 2011,  Phoenix, Arizona Hampton Inn & Suites and Homewood Suites hotels acquired in July 2013 and San Juan Capistrano, California Residence Inn hotel acquired in June 2015), the Company assumed three land leases which were valued at below market rates and as a result, the Company recorded in-place favorable lease intangibles totaling $6.6 million, which are included in other assets, net in the Company’s consolidated balance sheets. The lease intangibles are being amortized over the remaining term of the respective leases and the unamortized balance totaled $6.4 million and $2.0 million as of December 31, 2015 and 2014, respectively.

No goodwill was recorded in connection with any of the acquisitions.

Note 3

Energy Investment

On June 7, 2013, the Company became the preferred member (the “Preferred Interest”) of Cripple Creek Energy, LLC (“CCE”). CCE was a newly formed entity that was formed solely for the purpose of acquiring, owning, managing, operating, developing, drilling and disposing of oil and gas leasehold acreage and producing and selling oil, gas and other minerals. The purchase price of the Preferred Interest was $100 million. The terms of the Preferred Interest included a distribution to be paid monthly at an annual return of 10% of the Company’s investment in CCE and a deferred distribution at an annual return of 4% of the investment to be paid at CCE’s option on each monthly distribution date or upon redemption of the Preferred Interest. Under the terms of the agreement, on November 6, 2014, CCE redeemed in full the Company’s $100 million preferred interest in CCE.

In accordance with the Accounting Standards Codification Topic on “Investments – Debt and Equity Securities,” the Company’s Energy Investment was classified as a held-to-maturity debt security and accounted for under the cost method. For the years ended December 31, 2014 and 2013, total distributions earned on the Energy Investment were $11.8 million and $7.8 million, respectively, which are included in investment income in the Company’s consolidated statements of operations.

Note 4

Credit Facility and Mortgage Debt

Credit Facility

On July 26, 2013, the Company entered into an unsecured revolving credit facility with a commercial bank in an initial amount of $75 million. The credit facility is currently $100 million. The credit facility is utilized for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the funding of redemptions and the payment of distributions. Under the terms of the credit agreement, the Company may make voluntary prepayments in whole or in part, at any time. The maturity date is July 2017, the annual interest rate is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 1.85% to 2.35%, depending upon the Company’s leverage ratio, as calculated under the terms of the credit agreement, and the annual unused facility fee is 0.20% or 0.30% on the average unused portion of the revolving credit facility, based on the amount of borrowings outstanding during each quarter. The Company has the right, upon satisfaction of certain conditions, including covenant compliance and payment of an extension fee, to extend the maturity date to July 2018 and increase the facility to $150 million.

At December 31, 2015 the outstanding balance on the Company’s $100 million revolving credit facility was $30.4 million, increasing from no amount outstanding at December 31, 2014. The annual interest rate at December 31, 2015 was approximately 2.28%. Unamortized debt issuance costs related to the credit facility totaled approximately $0.3 million and $0.2 million as of December 31, 2015 and 2014, respectively, and are included in other assets, net on the Company’s consolidated balance sheets.

The credit facility contains customary affirmative covenants, negative covenants and events of default. In addition, the credit facility contains covenants restricting the level of certain investments and the following quarterly financial covenants (capitalized terms are defined in the credit agreement):

·	Minimum Net Worth shall not be less than $580 million;
·	Total Indebtedness to Total Asset Value must not exceed 50%;
·	Total Secured Indebtedness to Total Asset Value must not exceed 30%;
·	Ratio of Adjusted Net Operating Income to Fixed Charges for the four trailing quarters must equal or exceed two;
·	Ratio of Adjusted Net Operating Income attributable to Unencumbered Hotels to Implied Debt Service for the four trailing quarters must equal or exceed two;
·
Distributions cannot exceed $0.825 per share per year, and effective in 2016 limits distributions to 100% of Funds from Operations during any fiscal year, unless the Company is required to distribute more to meet REIT requirements;

·	Additional Unsecured Indebtedness (other than this credit facility) shall not exceed $2.5 million; and
·	Unencumbered Leverage Ratio must be less than 45%.

The Company was in compliance with each of these covenants at December 31, 2015.

Mortgage Debt

As of December 31, 2015, the Company had approximately $194.9 million in outstanding property level debt secured by 12 properties, including the assumption or origination of three mortgage loans during 2015. The loans provide for monthly payments of principal and interest on an amortized basis. The loans are generally subject to defeasance or prepayment penalties if prepaid. The following table sets forth the hotel properties securing each loan, the stated interest rate, loan assumption or origination date, maturity date, the principal amount assumed or originated, and the outstanding balance prior to any fair value adjustments or debt issuance costs as of December 31, 2015 and 2014 for each of the Company’s mortgage debt obligations. All dollar amounts are in thousands.

Location	Brand	Interest Rate (1)	Loan Assumption or Origination Date	Maturity Date	Principal Assumed or Originated	Outstanding balance as of December 31, 2015	Outstanding balance as of December 31, 2014
Knoxville, TN	TownePlace Suites	5.45%	8/9/2011	(2)	$7,392	$0	$6,616
Skokie, IL	Hampton Inn & Suites	6.15%	12/19/2011	7/1/2016	19,092	17,700	18,082
Des Plaines, IL	Hilton Garden Inn	5.99%	9/20/2011	8/1/2016	20,838	19,142	19,582
Knoxville, TN	Homewood Suites	6.30%	7/19/2011	10/8/2016	11,499	10,630	10,849
Scottsdale, AZ	Hilton Garden Inn	6.07%	10/3/2011	2/1/2017	10,585	9,811	10,016
Gainesville, FL	Homewood Suites	5.89%	1/27/2012	5/8/2017	13,067	12,216	12,453
San Juan Capistrano, CA	Residence Inn	4.15%	6/5/2015	6/1/2020	16,569	16,417	0
Colorado Springs, CO	Hampton Inn & Suites	6.25%	11/8/2013	7/6/2021	8,231	8,002	8,115
Franklin, TN	Courtyard	6.25%	11/8/2013	8/6/2021	15,246	14,824	15,033
Franklin, TN	Residence Inn	6.25%	11/8/2013	8/6/2021	15,246	14,824	15,033
Denver, CO	Hilton Garden Inn	4.46%	6/10/2015	6/11/2025	35,000	34,627	0
Oceanside, CA	Courtyard	4.28%	9/22/2015	10/1/2025	13,850	13,810	0
Omaha, NE	Hilton Garden Inn	4.28%	9/22/2015	10/1/2025	23,000	22,939	0
					$209,615	194,942	115,779
Unamortized fair value adjustment of assumed debt						3,270	3,929
Unamortized debt issuance costs						(1,325)	(930)
Total						$196,887	$118,778

(1)   These rates are the rates per the loan agreement. For loans assumed, the Company adjusted the interest rates to market rates and is amortizing the adjustments to interest expense over the life of the loan.
(2)   Loan was repaid in full on October 9, 2015.

The aggregate amounts of principal payable under the Company’s debt obligations (including mortgage debt and the balance outstanding under the Company’s credit facility), for the five years subsequent to December 31, 2015 and thereafter are as follows (in thousands):

2016	$50,202
2017	54,353
2018	2,511
2019	2,636
2020	17,457
Thereafter	98,183
225,342
Unamortized fair value adjustment of assumed debt	3,270
Unamortized debt issuance costs related to mortgage debt	(1,325)
Total	$227,287

A fair value adjustment was recorded upon the assumption of above (premium) or below (discount) market rate loans in connection with the Company’s hotel acquisitions. The effective interest rates on the applicable debt obligations assumed ranged from 4.44% to 6.50% at the date of assumption. The total fair value, net premium adjustment, is being amortized as a reduction to interest expense over the remaining term of the related indebtedness using a method approximating the effective interest rate method, and totaled $0.7 million, $0.7 million and $0.2 million for the years ended December 31, 2015, 2014 and 2013, respectively.

With the assumption of mortgage obligations on purchased hotels and with its originated loans and credit facility, the Company incurred debt issuance costs. Such costs are amortized over the period to maturity of the applicable mortgage loan or credit facility, as an addition to interest expense. Amortization of such costs totaled approximately $0.6 million, $0.8 million and $0.3 million for the years ended December 31, 2015, 2014 and 2013, respectively.

The Company’s interest expense in 2015, 2014 and 2013 is net of interest capitalized in conjunction with hotel renovations totaling $0.5 million, $0.6 million and $0.3 million, respectively.

Note 5

Fair Value of Financial Instruments

The Company estimates the fair value of its debt by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity of a debt obligation with similar credit terms and credit characteristics, which are Level 3 inputs under the fair value hierarchy. Market rates take into consideration general market conditions and maturity. As of December 31, 2015, the carrying value and estimated fair value of the Company’s debt was $227.3 million and $225.6 million, respectively. As of December 31, 2014, the carrying value and estimated fair value of the Company’s debt was $118.8 million and $121.8 million, respectively. Both the carrying value and estimated fair value of the Company’s debt as discussed above is net of unamortized debt issuance costs related to mortgage debt for each respective year. The carrying value of the Company’s other financial instruments approximates fair value due to the short-term nature of these financial instruments.

Note 6

Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (including the relationships discussed in this section) and are required to approve any significant modifications to existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction. During 2015, there were no changes to the Company’s contracts and relationships with related parties, however, during 2014 and 2013, there were changes as a result of the Apple REIT Seven, Inc. and Apple REIT Eight, Inc. mergers with and into Apple Hospitality REIT, Inc. and related transactions completed on March 1, 2014 (the “A7 and A8 mergers”) and the completion of Apple REIT Six, Inc.’s merger with a third party in 2013 (“A6 Merger”). No other significant related party transactions occurred during these periods.

The term the “Apple REIT Entities” means the Company, Apple REIT Six, Inc. (“Apple Six”), Apple REIT Seven, Inc. (“Apple Seven”), Apple REIT Eight, Inc. (“Apple Eight”) and Apple Hospitality REIT, Inc., formerly known as Apple REIT Nine, Inc. (“Apple Hospitality”).

Glade M. Knight, the Company’s Chairman and Chief Executive Officer, is currently Executive Chairman of Apple Hospitality. ASRG and A10A are wholly owned by Mr. Knight. Mr. Knight is also Chief Executive Officer and partner of Energy 11 GP, LLC, which is the general partner of Energy 11, L.P. Prior to January 1, 2015, one additional member of the Company’s Board of Directors was also on the Board of Directors of Apple Hospitality. Justin G. Knight, the Company’s President, serves as President and Chief Executive Officer and is a member of the Board of Directors of Apple Hospitality.

The Company is externally managed and does not have any employees. ASRG provides the Company with property acquisition and disposition services. Its advisor, A10A, provides the Company with its day-to-day management services. The Company pays fees and reimburses certain expenses to A10A and ASRG for these services. Effective March 1, 2014, with the A7 and A8 mergers, A10A subcontracted its obligations to Apple Hospitality. The subcontract agreement provides that Apple Hospitality provides to the Company the advisory services contemplated under the A10A advisory agreement (“Advisory Agreement”) and Apple Hospitality receives the fees and expense reimbursements payable under the Advisory Agreement from the Company. The Company also signed the subcontract agreement to acknowledge the terms of the subcontract. The subcontract agreement has no impact on the Company’s Advisory Agreement with A10A. Effective with the A7 and A8 mergers, Apple Hospitality became self-advised and all of its employees are employed by a wholly owned subsidiary, Apple Fund Management, LLC (“AFM”).

The Company has a contract with ASRG to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses is paid to ASRG for these services. As of December 31, 2015, payments to ASRG for fees under the terms of this contract have totaled approximately $19.9 million since inception. Of this amount, the Company incurred fees of $2.6 million, $1.7 million and $5.3 million for the years ended December 31, 2015, 2014 and 2013, which is included in acquisition related costs in the Company’s consolidated statements of operations.

Under the Advisory Agreement, A10A provides management services to the Company. As discussed above, effective with the A7 and A8 mergers on March 1, 2014, A10A subcontracts its obligations under this agreement to Apple Hospitality. Prior to March 1, 2014, A10A provided these management services through AFM, which prior to the A7 and A8 mergers was a wholly owned subsidiary of Apple Nine Advisors, Inc. from May 2013 to February 2014 and Apple Six prior to May 2013. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses as described below, is payable to Apple Hospitality for these management services.

Total advisory fees incurred by the Company under the Advisory Agreement are included in general and administrative expenses and totaled approximately $2.5 million, $1.4 million and $1.2 million for the years ended December 31, 2015, 2014 and 2013, respectively, of which $2.5 million and $1.2 million was paid to Apple Hospitality in 2015 and 2014, pursuant to the subcontract agreement. The increase from 2014 to 2015 was primarily due to the Company reaching the top fee tier under the Advisory Agreement due to improved results of operations.

Cost Sharing Structure

In addition to the fees payable to ASRG and A10A, the Company reimbursed to ASRG or A10A, or paid directly to AFM, or Apple Hospitality, or Apple Six on behalf of ASRG or A10A, approximately $2.8 million, $3.2 million and $2.1 million for the years ended December 31, 2015, 2014 and 2013. The costs are included in general and administrative expenses and are for the Company’s allocated share of the staffing and related costs provided by AFM, Apple Hospitality, and Apple Six through their relationships with ASRG and A10A. Amounts due to Apple Hospitality at December 31, 2015 and 2014 for expense reimbursements totaled approximately $0.2 million and $0.1 million, respectively, and are included in accounts payable and other liabilities in the Company’s consolidated balance sheets.

From and after the A7 and A8 mergers, Apple Hospitality provides support services through AFM to the Company, A10A and ASRG, and each company has agreed to reimburse Apple Hospitality for its share of services provided by Apple Hospitality. Under this cost sharing structure, amounts allocated to the companies include both compensation for personnel and office related costs (including office rent, utilities, office supplies, etc.) used by each company. The allocation of costs is made by management of the companies and is reviewed at least annually by the Compensation Committees of each company. In making the allocation, management of each of the entities and their Compensation Committee consider all relevant facts related to each company’s level of business activity and the extent to which each company requires the services of particular personnel of AFM. Such payments are based on the actual costs of the services and are not based on formal record keeping regarding the time these personnel devote to the company, but are based on a good faith estimate by the employee and/or his or her supervisor of the time devoted by the employee to the company. Although there is a potential conflict on time allocation of employees due to the fact that a senior manager, officer or staff member will provide services to more than one company, the Company believes that the personnel compensation sharing arrangement described above allows the companies to share costs yet attract and retain superior personnel. The cost sharing structure also allows each entity to maintain a much more cost effective structure than having separate staffing arrangements.

As part of the cost sharing arrangements, certain day-to-day transactions may result in amounts due to or from Apple Hospitality. To efficiently manage cash disbursements, the Company, Apple Hospitality, A10A or ASRG may make payments for any or all of the related companies. Under the cash management process, each of the companies may advance or defer up to $1 million at any time. Each month, any outstanding amounts are settled among the affected companies. This process allows each Company to minimize its cash on hand, which, in turn, reduces the cost of each company’s credit facility. The amounts outstanding at any point in time are not significant to any of the companies.

Professional fees

The Company incurs professional fees such as accounting, auditing, legal and reporting, which are included in general and administrative expense in the Company’s consolidated statements of operations. To be cost effective, these services received by the Company have historically been shared as applicable by the Company, the other Apple REIT Entities and their related advisors. The professionals cannot always specifically identify their fees for one company; therefore management allocates these costs across the companies that benefit from the services, which following the A7 and A8 mergers, include only the Company, its advisors and Apple Hospitality. In addition, the Company and other entities related to the Company have incurred legal fees associated with a previously disclosed lawsuit that was dismissed in March 2015. The total costs for these legal matters for all of the Apple REIT Entities (excluding Apple Six after the A6 Merger) were approximately $0.8 million and $2.9 million for the years ended December 31, 2014 and 2013, respectively, of which approximately $0.05 million and $0.3 million was allocated to the Company. Costs related to these legal matters were not significant for the year ended December 31, 2015.

Apple Air Holding, LLC (“Apple Air”) Membership Interest

Included in other assets, net in the Company’s consolidated balance sheet as of December 31, 2015 and 2014 is a 26% equity investment in Apple Air. As of December 31, 2015, the other member of Apple Air was Apple Hospitality, which owned a 74% interest. Prior to the A7 and A8 mergers, the other members were Apple Seven, Apple Eight and Apple Hospitality. In connection with the A6 Merger, on May 13, 2013, the Company acquired its membership interest in Apple Air from Apple Six for approximately $1.45 million, which approximated fair market value at the time of acquisition based on third party market comparisons. The membership interest includes all rights and obligations previously held by Apple Six under Apple Air’s operating agreement. Also as part of the purchase, the Company agreed to indemnify the buyer of Apple Six for any liabilities related to the membership interest. The Company’s equity investment was approximately $0.6 million and $0.9 million as of December 31, 2015 and 2014, and is included in other assets, net in the Company’s consolidated balance sheets. The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly. For the years ended December 31, 2015, 2014 and 2013, the Company recorded a loss of approximately $0.3 million, $0.3 million and $0.2 million as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft, and is included in general and administrative expense in the Company’s consolidated statements of operations. Through its equity investment, the Company has access to Apple Air’s aircraft primarily for acquisition, asset management and renovation purposes. Additionally, prior to May 13, 2013, the Company, on occasion, used the Learjet owned by Apple Air for acquisition, asset management and renovation purposes. Total costs paid for the usage of the aircraft for the years ended December 31, 2015, 2014, and 2013 were $0.1 million, $0.2 million and $0.2 million.

Note 7

Shareholders’ Equity

Best-efforts Offering

The Company concluded its best-efforts offering of Units on July 31, 2014 that became effective under its Registration Statement on Form S-11 on January 19, 2011. The Company sold a total of approximately 96.1 million Units for gross proceeds of $1.1 billion under the best-efforts offering. Proceeds net of offering costs were approximately $943.0 million.

Series A Preferred Shares

The Series A preferred shares have no voting rights and no conversion rights. In addition, the Series A preferred shares are not separately tradable from the common shares to which they relate. The Series A preferred shares do not have any distribution rights except a priority distribution upon the sale of the Company’s assets. The priority distribution (“Priority Distribution”) is equal to $11.00 per Series A preferred share, and will be paid before any distribution will be made to the holders of any other shares. Upon the Priority Distribution the Series A preferred shares will have no other distribution rights.

Series B Convertible Preferred Stock

The Company has issued 480,000 Series B convertible preferred shares to Glade M. Knight, Chairman and Chief Executive Officer of the Company, in exchange for the payment by him of $0.10 per Series B convertible preferred share, or an aggregate of $48,000. The Series B convertible preferred shares are convertible into common shares pursuant to the formula and on the terms and conditions set forth below.

There are no dividends payable on the Series B convertible preferred shares. Holders of more than two-thirds of the Series B convertible preferred shares must approve any proposed amendment to the articles of incorporation that would adversely affect the Series B convertible preferred shares.

Upon the Company’s liquidation, the holder of the Series B convertible preferred shares is entitled to a priority liquidation payment before any distribution of liquidation proceeds to the holders of the common shares. However, the priority liquidation payment of the holder of the Series B convertible preferred shares is junior to the holders of the Series A preferred shares’ distribution rights. The holder of a Series B convertible preferred share is entitled to a liquidation payment of $11.00 per number of common shares each Series B convertible preferred share would be convertible into according to the formula described below. In the event that the liquidation of the Company’s assets results in proceeds that exceed the distribution rights of the Series A preferred shares and the Series B convertible preferred shares, the remaining proceeds will be distributed between the common shares and the Series B convertible preferred shares, on an as converted basis.

Each holder of outstanding Series B convertible preferred shares shall have the right to convert any of such shares into common shares of the Company upon and for 180 days following the occurrence of any of the following events:

(1) substantially all of the Company’s assets, stock or business is sold or transferred through exchange, merger, consolidation, lease, share exchange, sale or otherwise, other than a sale of assets in liquidation, dissolution or winding up of the Company;

(2) the termination or expiration without renewal of the advisory agreement with A10A, or if the Company ceases to use ASRG to provide property acquisition and disposition services; or

(3) the Company’s common shares are listed on any securities exchange or quotation system or in any established market.

Upon the occurrence of any conversion event, each Series B convertible preferred share may be converted into 12.11423 common shares. The conversion rate is based on the total gross proceeds raised in the Company’s best-efforts offering which concluded on July 31, 2014. If the Company were to raise additional gross proceeds in an offering up to a total of $2 billion, the conversion ratio would increase up to 24.17104. In the event that the Company raises gross proceeds in a subsequent public offering above the initial $2 billion, each Series B convertible preferred share may be converted into an additional number of common shares based on the additional gross proceeds raised through the date of conversion in a subsequent public offering according to the following formula: (X/100 million) x 1.20568, where X is the additional gross proceeds rounded down to the nearest $100 million.

No additional consideration is due upon the conversion of the Series B convertible preferred shares. The conversion into common shares of the Series B convertible preferred shares will result in dilution of the shareholders’ interests and the termination of the Series A preferred shares.

Expense related to the issuance of 480,000 Series B convertible preferred shares to Mr. Knight will be recognized at such time when the number of common shares to be issued for conversion of the Series B convertible preferred shares can be reasonably estimated and the event triggering the conversion of the Series B convertible preferred shares to common shares occurs. The expense will be measured as the difference between the fair value of the common stock for which the Series B convertible preferred shares can be converted and the amount paid for the Series B convertible preferred shares. Although the fair market value cannot be determined at this time, expense, if a triggering event occurs, would range from $0 to $64.0 million (assumes $11.00 per common share fair market value) and approximately 5.8 million common shares would be issued.

Preferred Shares

The Company’s articles of incorporation authorize issuance of up to 30 million additional preferred shares. No preferred shares other than the Series A preferred shares and the Series B convertible preferred shares (both discussed above) have been issued. The Company believes that the authorization to issue additional preferred shares benefits the Company and its shareholders by permitting flexibility in financing additional growth, giving the Company additional financing options in corporate planning and in responding to developments in business, including financing of additional acquisitions and other general corporate purposes. Having authorized preferred shares available for issuance in the future gives the Company the ability to respond to future developments and allows preferred shares to be issued without the expense and delay of a special shareholders’ meeting. At present, the Company has no specific financing or acquisition plans involving the issuance of additional preferred shares and the Company does not propose to fix the characteristics of any series of preferred shares in anticipation of issuing preferred shares other than the Series A preferred shares and Series B convertible preferred shares discussed above. The Company cannot now predict whether or to what extent, if any, additional preferred shares will be used or if so used what the characteristics of a particular series may be. The voting rights and rights to distributions of the holders of common shares will be subject to the prior rights of the holders of any subsequently-issued preferred shares. Unless otherwise required by applicable law or regulation, the preferred shares would be issuable without further authorization by holders of the common shares and on such terms and for such consideration as may be determined by the Board of Directors. The preferred shares could be issued in one or more series having varying voting rights, redemption and conversion features, distribution (including liquidating distribution) rights and preferences, and other rights, including rights of approval of specified transactions. A series of preferred shares could be given rights that are superior to rights of holders of common shares and a series having preferential distribution rights could limit common share distributions and reduce the amount holders of common shares would otherwise receive on dissolution.

 Unit Redemption Program

In April 2012, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. Since the inception of the program through December 31, 2015, the Company has redeemed approximately 7.3 million Units in the amount of $74.5 million, including approximately 2.3 million Units in the amount of $23.1 million, 1.5 million Units in the amount of $15.5 million and 2.0 million Units in the amount of $20.8 million during 2015, 2014 and 2013, respectively. As contemplated in the program, for the January 2013, April 2013 and January 2014 redemptions, the Company redeemed Units on a pro-rata basis due to the 3% limitation discussed above, with approximately 12% of the requested shares redeemed in the first quarter of 2013, 60% in the second quarter of 2013 and 68% in the first quarter of 2014. For all other scheduled redemption dates for the years ended December 31, 2015, 2014 and 2013, the Company redeemed 100% of the redemption requests. The following is a summary of the Unit redemptions during 2014 and 2015:

Redemption Date	Total Requested Unit Redemptions at Redemption Date	Units Redeemed	Total Redemption Requests Not Redeemed at Redemption Date

First Quarter 2014	357,013	242,644	114,369
Second Quarter 2014	479,078	479,078	0
Third Quarter 2014	496,839	496,839	0
Fourth Quarter 2014	296,642	296,642	0
First Quarter 2015	425,833	425,833	0
Second Quarter 2015	402,201	402,201	0
Third Quarter 2015	524,458	524,458	0
Fourth Quarter 2015	899,680	899,680	0

Distributions

The Company’s annual distribution rate as of December 31, 2015 was $0.825 per common share, payable monthly. For the years ended December 31, 2015, 2014 and 2013, the Company made distributions of $0.825 per common share for a total of $74.3 million, $71.0 million and $59.3 million.

Note 8

Management and Franchise Agreements

Each of the Company’s 55 hotels owned as of December 31, 2015 is operated and managed, under separate management agreements, by affiliates of one of the following companies:

Manager	Number of Hotels
LBAM-Investor Group, LLC (“LBA”)	9
MHH Management, LLC (“McKibbon”)	9
White Lodging Services Corporation (“White Lodging”)	8
Chartwell Hospitality, LLC (“Chartwell”)	5
North Central Hospitality, LLC (“North Central”)	5
Raymond Management Company, Inc. (“Raymond”)	5
Marriott International, Inc. (“Marriott”)	4
Schulte Hospitality Group, Inc. (“Schulte”)	4
Newport Hospitality Group, Inc. (“Newport”)	2
Texas Western Management Partners, LP (“Western”)	2
Stonebridge Realty Advisors, Inc. (“Stonebridge”)	1
Vista Host, Inc. (“Vista Host”)	1
Total	55

The management agreements generally provide for initial terms ranging from one to 30 years. Fees associated with the agreements generally include the payment of base management fees, incentive management fees, accounting fees, and other fees for centralized services which are allocated among all of the hotels that receive the benefit of such services. Base management fees are calculated as a percentage of gross revenues. Incentive management fees are calculated as a percentage of operating profit in excess of a priority return to the Company, as defined in the management agreements. The Company has the option to terminate the management agreements if specified performance thresholds are not satisfied. For the years ended December 31, 2015, 2014 and 2013 the Company incurred approximately $9.1 million, $7.0 million and $5.0 million in management fees, respectively. Effective January 1, 2016, the Company modified its management fee structure for approximately 50% of the Company’s hotels. Under the new management fee structure, the hotel management fee for each hotel will generally be within a range of 2.5% to 3.5% of revenue based on each hotel’s performance relative to other hotels owned by the Company. The performance measures are based on various financial and quality performance metrics. Under the new management agreements, the new fee replaces the base and incentive fee under the old agreements. The change is not anticipated to significantly impact total management fees for the Company.

Four of the Company’s hotels are managed by affiliates of Marriott. The remainder of the Company’s hotels are managed by companies that are not affiliated with Marriott or Hilton, and as a result, the hotels they manage were required to obtain separate franchise agreements with each respective franchisor. The franchise agreements generally provide for initial terms of approximately 10 to 20 years and generally provide for renewals subject to franchise requirements at the time of renewal. The Company pays various fees under these agreements, including the payment of royalty fees, marketing fees, reservation fees, a communications support fee, and other similar fees based on room revenues. For the years ended December 31, 2015, 2014 and 2013, the Company incurred approximately $11.3 million, $9.8 million and $6.7 million, respectively in franchise royalty fees.

Note 9

Lease Commitments

In connection with the acquisition of four hotels, the Company assumed three land leases. The Company’s leases have remaining terms of 26, 47, and 85 years, excluding any option periods to extend the initial term. The Company has the option to extend the term of the lease with 26 years remaining beyond its initial term four times for 30 years each renewal period, and no renewal options on the other leases. All of the leases are subject to an annual base rental payment with defined escalations over the life of the lease. The leases are classified as operating leases and rental expense is recognized on a straight-line basis over the remaining term of the respective lease. The aggregate amounts of the estimated minimum lease payments pertaining to these leases, for the five years subsequent to December 31, 2015 and thereafter are as follows (in thousands):

2016	$409
2017	409
2018	435
2019	440
2020	440
Thereafter	60,099
Total	$62,232

In connection with the acquisition of the South Bend, Indiana Fairfield Inn & Suites hotel in November 2011, the land on which the hotel resides was conveyed to the Company with an indefinite term (“Vesting Deed”). Under the terms of the Vesting Deed, the Company is required to pay to the University of Notre Dame (“University”) an amount equal to 3.25% of the hotel’s room revenues. The Vesting Deed also grants the University various rights related to the property, including the right to approve changes to the use of the property and approve potential purchasers of the property. For the years ended December 31, 2015, 2014 and 2013, the Company incurred approximately $0.9 million, $0.4 million and $0.3 million in ground lease expense related to the five hotels noted above, which is included in property taxes, insurance and other expense in the consolidated statements of operations.

Note 10

Industry Segments

The Company owns hotel properties throughout the United States that generate rental and other property related income. The Company separately evaluates the performance of each of its hotel properties. However, because each of the hotels has similar economic characteristics, facilities, and services, and each hotel is not individually significant, the properties have been aggregated into a single reportable segment. All segment disclosures are included in, or can be derived from, the Company’s consolidated financial statements.

Note 11

Hotel Contract Commitment

As of December 31, 2015, the Company had an outstanding contract for the potential purchase of a Homewood Suites hotel under construction in Cape Canaveral, Florida for a purchase price of approximately $25.2 million. This hotel is expected to contain 153 guest rooms. It is anticipated that construction of the hotel will be completed and the hotel will open for business in the spring of 2016, at which time closing on this hotel is expected to occur. Although the Company is working towards acquiring this hotel, there are many conditions to closing that have not yet been satisfied and there can be no assurance that a closing on this hotel will occur under the outstanding purchase contract. If the seller does meet all the conditions to closing, the Company is obligated to specifically perform under the contract. At this time, the seller has not met all of the conditions to closing. The Company intends to use borrowings under its credit facility to purchase the hotel if a closing occurs.

Note 12

Quarterly Financial Data (Unaudited)

The following is a summary of quarterly results of operations for the years ended December 31, 2015 and 2014. Income per share for the four quarters in 2014 is non-additive in comparison to income per share for the year ended December 31, 2014 due to the timing and size of the Company’s Unit issuances.

2015 (in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$60,397	$70,057	$69,280	$62,361
Net income	$9,330	$15,446	$14,463	$8,549
Basic and diluted net income per common share	$0.10	$0.17	$0.16	$0.10
Distributions declared and paid per common share	$0.206	$0.206	$0.206	$0.206

2014 (in thousands except per share data)	First Quarter	Second Quarter	Third Quarter	Fourth Quarter
Total revenue	$50,464	$59,330	$56,791	$52,969
Net income	$9,408	$14,849	$13,511	$8,227
Basic and diluted net income per common share	$0.12	$0.18	$0.15	$0.09
Distributions declared and paid per common share	$0.206	$0.206	$0.206	$0.206

Note 13

Subsequent Events

In both January and February 2016, the Company declared and paid approximately $6.1 million, or $0.06875 per outstanding common share, in distributions to its common shareholders.

In January 2016, under the guidelines of the Company’s Unit Redemption Program, the Company redeemed approximately 0.6 million Units in the amount of $6.0 million, representing 100% of the requested Unit redemptions.

Item 9.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

None.

Item 9A.	Controls and Procedures

Senior management, including the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation process, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of December 31, 2015. There have been no changes in the Company’s internal control over financial reporting that occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

See Item 8 for the Report of Management on Internal Control over Financial Reporting and the Company’s Independent Registered Public Accounting Firm’s attestation report regarding internal control over financial reporting, which are incorporated herein by reference.

Item 9B.	Other Information

None.

PART III

Item 10.	Directors, Executive Officers and Corporate Governance

The information required by Items 401, 405, 406 and 407(c)(3), (d)(4) and (d)(5) of Regulation S-K will be set forth in the Company’s 2016 Proxy Statement. For the limited purpose of providing the information necessary to comply with this Item 10, the 2016 Proxy Statement is incorporated herein by this reference.

Item 11.	Executive Compensation

The information required by Items 402 and 407(e)(4) and (e)(5) of Regulation S-K will be set forth in the Company’s 2016 Proxy Statement. For the limited purpose of providing the information necessary to comply with this Item 11, the 2016 Proxy Statement is incorporated herein by this reference.

Item 12.	Security Ownership of Certain Beneficial Owners and Management and Related Shareholder Matters

The information required by Items 201(d) and 403 of Regulation S-K will be set forth in the Company’s 2016 Proxy Statement. For the limited purpose of providing the information necessary to comply with this Item 12, the 2016 Proxy Statement is incorporated herein by this reference.

Item 13.	Certain Relationships and Related Transactions, and Director Independence

The information required by Items 404 and 407(a) of Regulation S-K will be set forth in the Company’s 2016 Proxy Statement. For the limited purpose of providing the information necessary to comply with this Item 13, the 2016 Proxy Statement is incorporated herein by this reference.

Item 14.	Principal Accounting Fees and Services

The information required by Item 9(e) of Schedule 14A will be set forth in the Company’s 2016 Proxy Statement. For the limited purpose of providing the information necessary to comply with this Item 14, the 2016 Proxy Statement is incorporated herein by this reference.

PART IV

Item 15.	Exhibits, Financial Statement Schedules

1. Financial Statements of Apple REIT Ten, Inc.

Report of Management on Internal Control over Financial Reporting

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting—Ernst & Young LLP

Report of Independent Registered Public Accounting Firm—Ernst & Young LLP

Consolidated Balance Sheets as of December 31, 2015 and 2014

Consolidated Statements of Operations for the years ended December 31, 2015, 2014 and 2013

Consolidated Statements of Shareholders’ Equity for the years ended December 31, 2015, 2014 and 2013

Consolidated Statements of Cash Flows for the years ended December 31, 2015, 2014 and 2013

Notes to Consolidated Financial Statements

These financial statements are set forth in Item 8 of this report and are hereby incorporated by reference.

2. Financial Statement Schedules

Schedule III—Real Estate and Accumulated Depreciation (Included at the end of this Part IV of this report.)

Financial statement schedules not listed are either omitted because they are not applicable or the required information is shown in the consolidated financial statements or notes thereto.

3. Exhibits

Incorporated herein by reference are the exhibits listed under “Exhibits Index” to this Report available at www.sec.gov.

SCHEDULE III
Real Estate and Accumulated Depreciation
As of December 31, 2015
(dollars in thousands)

						Subsequently
				Initial Cost		Capitalized
				Land/Land	Bldg./	Bldg.	Total
				Improvements	FF&E	Imp. &	Gross	Acc.	Date of	Date	Depreciable	# of
City	State	Description	Encumbrances	(1)	/Other	FF&E	Cost (2)	Deprec.	Construction	Acquired	Life	Rooms
Huntsville	AL	Hampton Inn & Suites	$0	$713	$10,637	$25	$11,375	$(1,170)	2013	Mar-13	3 - 39 yrs.	98
Huntsville	AL	Home2 Suites	0	538	8,382	2	8,922	(916)	2013	Mar-13	3 - 39 yrs.	77
Mobile	AL	Hampton Inn & Suites	0	0	11,525	1,068	12,593	(2,059)	2006	Jun-11	3 - 39 yrs.	101
Phoenix	AZ	Courtyard	0	1,382	9,488	1,461	12,331	(1,074)	2008	Jul-13	3 - 39 yrs.	127
Phoenix	AZ	Hampton Inn & Suites	0	0	8,474	1,238	9,712	(1,051)	2008	Jul-13	3 - 39 yrs.	125
Phoenix	AZ	Homewood Suites	0	0	11,813	1,762	13,575	(1,391)	2008	Jul-13	3 - 39 yrs.	134
Scottsdale	AZ	Hilton Garden Inn	9,811	2,089	14,291	1,593	17,973	(2,521)	2005	Oct-11	3 - 39 yrs.	122
Oceanside	CA	Courtyard	13,810	3,198	27,252	92	30,542	(3,636)	2011	Nov-11	3 - 39 yrs.	142
San Juan Capistrano	CA	Residence Inn	16,417	0	23,960	48	24,008	(475)	2012	Jun-15	3 - 39 yrs.	130
Tustin	CA	Fairfield Inn & Suites	0	4,080	26,616	12	30,708	(789)	2013	Feb-15	3 - 39 yrs.	145
Tustin	CA	Residence Inn	0	5,438	36,991	29	42,458	(1,106)	2013	Feb-15	3 - 39 yrs.	149
Colorado Springs	CO	Hampton Inn & Suites	8,002	1,099	11,450	1,243	13,792	(897)	2008	Nov-13	3 - 39 yrs.	101
Denver	CO	Hilton Garden Inn	34,627	5,240	53,264	3,254	61,758	(8,348)	2007	Mar-11	3 - 39 yrs.	221
Boca Raton	FL	Hilton Garden Inn	0	2,144	8,836	2,795	13,775	(1,832)	2002	Jul-12	3 - 39 yrs.	149
Fort Lauderdale	FL	Residence Inn	0	2,487	20,611	4	23,102	(981)	2014	Oct-14	3 - 39 yrs.	156
Gainesville	FL	Hilton Garden Inn	0	860	11,720	1,437	14,017	(2,313)	2007	Jun-11	3 - 39 yrs.	104
Gainesville	FL	Homewood Suites	12,216	1,152	13,463	1,648	16,263	(2,290)	2005	Jan-12	3 - 39 yrs.	103
Pensacola	FL	TownePlace Suites	0	1,003	10,547	745	12,295	(1,623)	2008	Jun-11	3 - 39 yrs.	97
Tallahassee	FL	Fairfield Inn & Suites	0	1,098	8,116	33	9,247	(1,275)	2011	Dec-11	3 - 39 yrs.	97
Cedar Rapids	IA	Hampton Inn & Suites	0	784	12,282	837	13,903	(1,954)	2009	Jun-11	3 - 39 yrs.	103
Cedar Rapids	IA	Homewood Suites	0	868	12,194	67	13,129	(2,027)	2010	Jun-11	3 - 39 yrs.	95
Davenport	IA	Hampton Inn & Suites	0	1,107	11,964	1,318	14,389	(1,840)	2007	Jul-11	3 - 39 yrs.	103
Des Plaines	IL	Hilton Garden Inn	19,142	2,792	33,604	2,477	38,873	(5,419)	2005	Sep-11	3 - 39 yrs.	252
Hoffman Estates	IL	Hilton Garden Inn	0	1,474	8,507	2,539	12,520	(2,552)	2000	Jun-11	3 - 39 yrs.	184
Rosemont	IL	Hampton Inn & Suites	0	2,384	23,166	31	25,581	(214)	2015	Oct-15	3 - 39 yrs.	158
Skokie	IL	Hampton Inn & Suites	17,700	2,176	29,945	531	32,652	(4,004)	2000	Dec-11	3 - 39 yrs.	225
Merrillville	IN	Hilton Garden Inn	0	1,414	13,438	2,154	17,006	(2,735)	2008	Sep-11	3 - 39 yrs.	124
South Bend	IN	Fairfield Inn & Suites	0	1,100	16,450	52	17,602	(2,254)	2010	Nov-11	3 - 39 yrs.	119
Maple Grove	MN	Hilton Garden Inn	0	1,693	11,105	495	13,293	(1,017)	2003	Jul-13	3 - 39 yrs.	120
Charlotte	NC	Fairfield Inn & Suites	0	1,377	8,673	59	10,109	(1,557)	2010	Mar-11	3 - 39 yrs.	94
Jacksonville	NC	Home2 Suites	0	788	11,217	18	12,023	(1,604)	2012	May-12	3 - 39 yrs.	105
Winston-Salem	NC	Hampton Inn & Suites	0	1,440	9,610	31	11,081	(1,683)	2010	Mar-11	3 - 39 yrs.	94
Omaha	NE	Hampton Inn & Suites	0	3,082	16,828	1,337	21,247	(1,385)	2007	Jul-13	3 - 39 yrs.	139
Omaha	NE	Hilton Garden Inn	22,939	1,397	28,655	3,058	33,110	(4,818)	2001	Sep-11	3 - 39 yrs.	178
Omaha	NE	Homewood Suites	0	3,396	14,364	1,881	19,641	(1,275)	2008	Jul-13	3 - 39 yrs.	123
Mason	OH	Hilton Garden Inn	0	1,183	13,722	102	15,007	(2,169)	2010	Sep-11	3 - 39 yrs.	110
Oklahoma City	OK	Hilton Garden Inn	0	1,324	25,214	(20)	26,518	(1,836)	2014	Jan-14	3 - 39 yrs.	155
Oklahoma City	OK	Homewood Suites	0	854	16,284	(13)	17,125	(1,163)	2014	Jan-14	3 - 39 yrs.	100
Oklahoma City (West)	OK	Homewood Suites	0	878	10,752	1,472	13,102	(1,103)	2008	Jul-13	3 - 39 yrs.	90
Charleston	SC	Home2 Suites	0	914	12,994	99	14,007	(2,142)	2011	Nov-11	3 - 39 yrs.	122
Columbia	SC	TownePlace Suites	0	613	9,937	165	10,715	(1,560)	2009	Mar-11	3 - 39 yrs.	91
Franklin	TN	Courtyard	14,824	1,335	25,957	994	28,286	(1,643)	2008	Nov-13	3 - 39 yrs.	126
Franklin	TN	Residence Inn	14,824	1,314	25,977	47	27,338	(1,657)	2009	Nov-13	3 - 39 yrs.	124
Knoxville	TN	Homewood Suites	10,630	1,069	14,948	1,410	17,427	(2,659)	2005	Jul-11	3 - 39 yrs.	103
Knoxville	TN	SpringHill Suites	0	884	13,738	968	15,590	(2,341)	2006	Jun-11	3 - 39 yrs.	103
Knoxville	TN	TownePlace Suites	0	700	8,081	130	8,911	(1,275)	2003	Aug-11	3 - 39 yrs.	98
Nashville	TN	TownePlace Suites	0	705	9,062	41	9,808	(1,412)	2012	Jan-12	3 - 39 yrs.	101
Austin/Round Rock	TX	Homewood Suites	0	2,817	12,743	52	15,612	(2,125)	2010	Oct-11	3 - 39 yrs.	115
Dallas	TX	Homewood Suites	0	1,985	23,495	472	25,952	(1,734)	2013	Dec-13	3 - 39 yrs.	130
Denton	TX	Homewood Suites	0	1,091	10,339	1,190	12,620	(989)	2009	Jul-13	3 - 39 yrs.	107
Houston	TX	Courtyard	0	1,263	13,090	31	14,384	(1,795)	2012	Jul-12	3 - 39 yrs.	124
Houston	TX	Residence Inn	0	1,080	16,995	33	18,108	(1,624)	2012	Jun-13	3 - 39 yrs.	120
Shenandoah	TX	Courtyard	0	2,190	13,313	3	15,506	(602)	2014	Nov-14	3 - 39 yrs.	124
Fairfax	VA	Marriott	0	6,743	27,313	9,110	43,166	(3,865)	1984	Mar-13	3 - 39 yrs.	316
Richmond	VA	SpringHill Suites	0	1,088	9,963	1,085	12,136	(1,739)	2008	Jun-11	3 - 39 yrs.	103
Other			0	0	0	19	19	(7)
			$194,942	$89,823	$903,355	$52,764	$1,045,942	$(107,525)				7,056

(1)    Land is owned fee simple unless cost is $0, in which case the property is subject to a ground lease.
(2)    The aggregate cost of real estate for federal income tax purposes is approximately $1.1 billion at December 31, 2015 (unaudited).

SCHEDULE III
Real Estate and Accumulated Depreciation - (continued)
As of December 31, 2015
(dollars in thousands)

Real estate owned:	2015	2014	2013
Balance as of January 1	$911,138	$807,655	$528,493
Acquisitions	122,234	82,656	270,244
Improvements	12,570	20,827	8,918
Balance at December 31	$1,045,942	$911,138	$807,655

Accumulated depreciation:	2015	2014	2013
Balance as of January 1	$(72,106)	$(43,076)	$(21,804)
Depreciation expense	(35,419)	(29,030)	(21,272)
Balance at December 31	$(107,525)	$(72,106)	$(43,076)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight	Date: March 4, 2016
Glade M. Knight,
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Bryan Peery	Date: March 4, 2016
Bryan Peery,
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

By:	/s/ Glade M. Knight	Date: March 4, 2016
Glade M. Knight, Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Bryan Peery	Date: March 4, 2016
Bryan Peery, Chief Financial Officer (Principal Financial and Principal Accounting Officer)

By:	/s/ David J. Adams	Date: March 4, 2016
David J. Adams, Director

By:	/s/ Kent W. Colton	Date: March 4, 2016
Kent W. Colton, Director

By:	/s/ R. Garnett Hall, Jr.	Date: March 4, 2016
R. Garnett Hall, Jr., Director

By:	/s/ Anthony Francis Keating, III	Date: March 4, 2016
Anthony Francis Keating, III, Director

EXHIBIT INDEX

Exhibit Number	Description of Documents

3.1
Articles of Incorporation of the Company, as amended. (Incorporated by reference to Exhibit 3.1 to amendment no. 4 to the Company’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

3.2
Bylaws of the Company, as amended. (Incorporated by reference to Exhibit 3.2 to amendment no. 3 to the Company’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

10.1
Advisory Agreement between the Company and Apple Ten Advisors, Inc., as amended. (Incorporated by reference to Exhibit 10.1 to the Company’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.2
Property Acquisition/Disposition Agreement between the Company and Apple Suites Realty Group, Inc. (Incorporated by reference to Exhibit 10.2 to amendment no. 3 to the Company’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

10.3*
Apple REIT Ten, Inc. 2010 Non-Employee Directors Stock Option Plan. (Incorporated by reference to Exhibit 10.3 to the Company’s quarterly report on Form 10-Q (SEC File No. 333-168971) filed May 6, 2011)

10.4
Credit Agreement dated as of July 26, 2013 between Apple Ten Hospitality, Inc. and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.67 to the Company’s current report on Form 8-K (SEC File No. 000-54651) filed July 31, 2013)

10.5
First Amendment dated October 3, 2013 to Credit Agreement dated July 26, 2013 between Apple Ten Hospitality, Inc. and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.68 to the Company’s quarterly report on Form 10-Q (SEC File No. 000-54651) filed May 8, 2014)

10.6
Second Amendment dated July 2, 2015 to Credit Agreement dated July 26, 2013 between Apple Ten Hospitality, Inc. and Wells Fargo Bank, National Association (Incorporated by reference to Exhibit 10.69 to the Company’s quarterly report on Form 10-Q (SEC File No. 000-54651) filed August 6, 2015)

21.1	Subsidiaries of the Company (FILED HEREWITH)

31.1	Certification of the Company’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

31.2	Certification of the Company’s Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

32.1
Certification of the Company’s Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 (FURNISHED HEREWITH)

101
The following materials from Apple REIT Ten, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2015 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Shareholders’ Equity, (iv) the Consolidated Statements of Cash Flows, and (v) related notes to these financial statements, tagged as blocks of text and in detail (FILED HEREWITH)

________________
* Denotes Compensation Plan.

Annex H

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 10-Q

☒	QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended March 31, 2016

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15 (d) OF THE SECURITIES EXCHANGE ACT OF 1934 FOR THE TRANSITION PERIOD FROM _______ TO _______

Commission File Number 000-54651

APPLE REIT TEN, INC.
(Exact name of registrant as specified in its charter)

Virginia	27-3218228
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

814 East Main Street Richmond, Virginia	23219
(Address of principal executive offices)	(Zip Code)

(804) 344-8121
(Registrant's telephone number, including area code)

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☒  No ☐

 Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☒  No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☐
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐  No  ☒

Number of registrant’s common shares outstanding as of May 1, 2016: 87,563,704

APPLE REIT TEN, INC.
FORM 10-Q

This Form 10-Q includes references to certain trademarks or service marks. The Courtyard by Marriott®, Fairfield Inn & Suites by Marriott®, Marriott® Hotels, Residence Inn by Marriott®, SpringHill Suites by Marriott® and TownePlace Suites by Marriott® trademarks are the property of Marriott International, Inc. or one of its affiliates. The Hampton Inn & Suites by Hilton®, Hilton Garden Inn®, Home2 Suites by Hilton® and Homewood Suites by Hilton® trademarks are the property of Hilton Worldwide Holdings Inc. or one or more of its affiliates. For convenience, the applicable trademark or service mark symbol has been omitted but will be deemed to be included wherever the above referenced terms are used.

PART I.  FINANCIAL INFORMATION

Item 1.  Financial Statements

Apple REIT Ten, Inc.
Consolidated Balance Sheets
(in thousands, except share data)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Investment in real estate, net of accumulated depreciation of $116,854 and $107,525, respectively	$930,649	$938,417
Restricted cash-furniture, fixtures and other escrows	13,205	13,412
Due from third party managers, net	12,824	7,329
Other assets, net	8,722	9,227
Total Assets	$965,400	$968,385

Liabilities
Revolving credit facility	$44,700	$30,400
Mortgage debt	195,843	196,887
Accounts payable and other liabilities	11,301	13,352
Total Liabilities	251,844	240,639

Shareholders' Equity
Preferred stock, authorized 30,000,000 shares; none issued and outstanding	0	0
Series A preferred stock, no par value, authorized 400,000,000 shares; issued and outstanding 88,202,564 and 88,785,416 shares, respectively	0	0
Series B convertible preferred stock, no par value, authorized 480,000 shares; issued and outstanding 480,000 shares	48	48
Common stock, no par value, authorized 400,000,000 shares; issued and outstanding 88,202,564 and 88,785,416 shares, respectively	862,847	868,852
Distributions greater than net income	(149,339)	(141,154)
Total Shareholders' Equity	713,556	727,746

Total Liabilities and Shareholders' Equity	$965,400	$968,385

See notes to consolidated financial statements.

Apple REIT Ten, Inc.
Consolidated Statements of Operations
(Unaudited)
(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Revenues:
Room	$60,448	$55,737
Other	5,032	4,660
Total revenue	65,480	60,397

Expenses:
Operating	15,872	14,633
Hotel administrative	5,501	5,006
Sales and marketing	5,414	4,953
Utilities	2,003	2,103
Repair and maintenance	2,418	2,146
Franchise fees	2,808	2,680
Management fees	2,500	2,315
Property taxes, insurance and other	4,337	3,945
Ground lease	311	85
General and administrative	1,846	1,489
Transaction costs	282	1,580
Depreciation	9,329	8,389
Total expenses	52,621	49,324

Operating income	12,859	11,073

Interest and other expense, net	(2,756)	(1,684)

Income before income taxes	10,103	9,389

Income tax expense	(56)	(59)

Net income	$10,047	$9,330

Basic and diluted net income per common share	$0.11	$0.10
Weighted average common shares outstanding - basic and diluted	88,324	90,702

See notes to consolidated financial statements.

Apple REIT Ten, Inc.
Consolidated Statements of Cash Flows
(Unaudited)
(in thousands)

	Three Months Ended
	March 31,
	2016	2015
Cash flows from operating activities:
Net income	$10,047	$9,330
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	9,329	8,389
Other non-cash expenses, net	140	55
Changes in operating assets and liabilities:
Increase in due from third party managers, net	(5,495)	(6,383)
Decrease in other assets, net	1,492	751
Decrease in accounts payable and other liabilities	(720)	(1,136)
Net cash provided by operating activities	14,793	11,006

Cash flows from investing activities:
Acquisition of hotel properties, net	0	(73,221)
Deposits and other disbursements for potential acquisitions	(150)	(100)
Capital improvements	(3,063)	(6,355)
Decrease (increase) in capital improvement reserves	(713)	351
Net cash used in investing activities	(3,926)	(79,325)

Cash flows from financing activities:
Redemptions of Units	(5,985)	(4,387)
Distributions paid to common shareholders	(18,232)	(18,718)
Net proceeds from credit facility	14,300	45,700
Payments of mortgage debt	(950)	(579)
Financing costs	0	(38)
Net cash provided by (used in) financing activities	(10,867)	21,978

Decrease in cash and cash equivalents	0	(46,341)

Cash and cash equivalents, beginning of period	0	46,341

Cash and cash equivalents, end of period	$0	$0

Supplemental cash flow information:
Interest paid	$2,861	$1,908

See notes to consolidated financial statements.

Apple REIT Ten, Inc.
Notes to Consolidated Financial Statements
(Unaudited)

1.  Organization and Summary of Significant Accounting Policies

Organization

Apple REIT Ten, Inc., together with its wholly owned subsidiaries (the “Company”), is a Virginia corporation that has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The Company was formed to invest in hotels and other income-producing real estate in selected metropolitan areas in the United States. Initial capitalization occurred on August 13, 2010, when 10 Units, each Unit consisting of one common share and one Series A preferred share, were purchased by Apple Ten Advisors, Inc. (“A10A”) and 480,000 Series B convertible preferred shares were purchased by Glade M. Knight, the Company’s Chairman and Chief Executive Officer. The Company began operations on March 4, 2011, when it purchased its first hotel. The Company concluded its best-efforts offering on July 31, 2014. The Company’s fiscal year end is December 31. The Company has no foreign operations or assets and its operating structure includes only one reportable segment. The consolidated financial statements include the accounts of the Company and its subsidiaries. All intercompany accounts and transactions have been eliminated. Although the Company has an interest in a potential variable interest entity through its purchase commitment, it is not the primary beneficiary as the Company does not have any elements of power in the decision making process of this entity, and therefore does not consolidate the entity. As of March 31, 2016, the Company owned 55 hotels located in 17 states with an aggregate of 7,056 rooms.

Basis of Presentation

The accompanying unaudited consolidated financial statements have been prepared in accordance with the rules and regulations for reporting on Form 10-Q. Accordingly, they do not include all of the information required by accounting principles generally accepted in the United States for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These unaudited financial statements should be read in conjunction with the Company’s audited consolidated financial statements included in its 2015 Annual Report on Form 10-K. Operating results for the three months ended March 31, 2016 are not necessarily indicative of the results that may be expected for the twelve month period ending December 31, 2016.

Use of Estimates

The preparation of the financial statements in conformity with United States generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Reclassifications

Certain prior period amounts in the consolidated financial statements have been reclassified to conform to the current period presentation with no effect on previously reported net income, shareholders’ equity or cash flows.

Net Income Per Common Share

Basic net income per common share is computed based upon the weighted average number of shares outstanding during the period. Diluted net income per common share is calculated after giving effect to all potential common shares that were dilutive and outstanding for the period. There were no potential common shares with a dilutive effect for the three months ended March 31, 2016 and 2015. As a result, basic and diluted net income per common share were the same. Series B convertible preferred shares are not included in net income per common share calculations until such time that such shares are eligible to be converted to common shares.

2.  Investment in Real Estate

The Company’s total investment in real estate consisted of the following (in thousands):

	March 31,	December 31,
	2016	2015

Land	$89,823	$89,823
Building and Improvements	872,377	871,454
Furniture, Fixtures and Equipment	81,621	80,983
Franchise Fees	3,682	3,682
	1,047,503	1,045,942
Less Accumulated Depreciation	(116,854)	(107,525)
Investment in Real Estate, net	$930,649	$938,417

The Company did not acquire any hotels during the three months ended March 31, 2016.  As of March 31, 2016, the Company owned 55 hotels with an aggregate of 7,056 rooms, located in 17 states.

As of March 31, 2016, the Company had an outstanding contract for the purchase of a 153-room Homewood Suites hotel under construction in Cape Canaveral, Florida for a purchase price of approximately $25.2 million. Construction of the hotel was completed and the hotel opened for business in April 2016. The Company closed on the purchase of the hotel on April 29, 2016. The Company used borrowings under its credit facility to purchase the hotel.

3.  Credit Facility

At March 31, 2016, the outstanding balance on the Company’s $100 million revolving credit facility was $44.7 million, increasing from $30.4 million outstanding at December 31, 2015. The annual interest rate at March 31, 2016 was approximately 2.29%. In April 2016, the credit agreement was amended to increase the amount of the facility to $150 million. The credit facility is utilized for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the funding of redemptions and the payment of distributions. Under the terms of the credit agreement, the Company may make voluntary prepayments in whole or in part, at any time. The maturity date is July 2017, the annual interest rate is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 1.85% to 2.35%, depending upon the Company’s leverage ratio, as calculated under the terms of the credit agreement, and the annual unused facility fee is 0.20% or 0.30% on the average unused portion of the revolving credit facility, based on the amount of borrowings outstanding during each quarter. The Company has the right, upon satisfaction of certain conditions, including covenant compliance and payment of an extension fee, to extend the maturity date to July 2018.

The credit facility contains customary affirmative covenants, negative covenants and events of default. In addition, the credit facility contains covenants restricting the level of certain investments and quarterly financial covenants which include, among others, a minimum net worth, maximum debt limits, minimum debt service and fixed charge coverage ratios, and maximum distribution limits. The Company was in compliance with each of the applicable covenants at March 31, 2016. Effective 2016, distributions are limited to 100% of Funds From Operations (as defined in the credit agreement).

4.  Fair Value of Financial Instruments

The Company estimates the fair value of its debt by discounting the future cash flows of each instrument at estimated market rates consistent with the maturity of a debt obligation with similar credit terms and credit characteristics, which are Level 3 inputs under the fair value hierarchy. Market rates take into consideration general market conditions and maturity. As of March 31, 2016, the carrying value and estimated fair value of the Company’s debt was $240.5 million and $238.4 million, respectively. As of December 31, 2015, the carrying value and estimated fair value of the Company’s debt was $227.3 million and $225.6 million, respectively. Both the carrying value and estimated fair value of the Company’s debt as discussed above is net of unamortized debt issuance costs related to mortgage debt for each respective year. The carrying value of the Company’s other financial instruments approximates fair value due to the short-term nature of these financial instruments.

5.  Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships (including the relationships discussed in this section) and are required to approve any significant modifications to existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction. As of March 31, 2016, there have been no changes to the contracts and relationships discussed in the Company’s 2015 Annual Report on Form 10-K. Below is a summary of the related party relationships in effect and transactions that occurred during the three months ended March 31, 2016 and 2015. Also see Note 7 for a discussion of the potential merger with Apple Hospitality REIT, Inc. (“Apple Hospitality”).

Glade M. Knight, the Company’s Chairman and Chief Executive Officer, is currently Executive Chairman of Apple Hospitality.  Apple Realty Group, Inc., formerly known as Apple Suites Realty Group, Inc. (“ARG”), and A10A are wholly owned by Mr. Knight. Mr. Knight is also Chief Executive Officer and partner of Energy 11 GP, LLC, which is the general partner of Energy 11, L.P. Justin G. Knight, the Company’s President, also serves as President and Chief Executive Officer of Apple Hospitality and is a member of the Board of Directors of Apple Hospitality.

The Company is externally managed and does not have any employees. ARG provides the Company with property acquisition and disposition services. Its advisor, A10A, provides the Company with its day-to-day management services. The Company pays fees and reimburses certain expenses to A10A and ARG for these services. A10A has subcontracted its obligations to Apple Hospitality, which provides to the Company the advisory services contemplated under the A10A advisory agreement (“Advisory Agreement”) and Apple Hospitality receives the fees and expense reimbursements payable under the Advisory Agreement from the Company.  The subcontract agreement has no impact on the Company’s Advisory Agreement with A10A.

ARG Agreement

The Company has a contract with ARG to acquire and dispose of real estate assets for the Company. A fee of 2% of the gross purchase price or gross sale price in addition to certain reimbursable expenses is paid to ARG for these services. As of March 31, 2016, payments to ARG for fees under the terms of this contract have totaled approximately $19.9 million since inception. No fees were incurred during the three months ended March 31, 2016. The Company incurred fees of $1.5 million for the three months ended March 31, 2015, which is included in transaction costs in the Company’s consolidated statements of operations.

A10A Agreement

Under the Advisory Agreement, A10A provides management services to the Company. As discussed above, A10A subcontracts its obligations under this agreement to Apple Hospitality. An annual fee ranging from 0.1% to 0.25% of total equity proceeds received by the Company, in addition to certain reimbursable expenses as described below, is payable to Apple Hospitality for these management services.

Total advisory fees incurred by the Company under the Advisory Agreement are included in general and administrative expenses and totaled approximately $0.6 million and $0.4 million for the three months ended March 31, 2016 and 2015, respectively. The increase in the first three months of 2016 was primarily due to the Company reaching the top fee tier under its advisory agreement in the second quarter of 2015 due to improved results of operations.

Advisors Cost Sharing Structure

In addition to the fees payable to ARG and A10A, the Company reimbursed to ARG or A10A, or paid directly to Apple Hospitality on behalf of ARG or A10A, approximately $0.8 million and $0.7 million for the three months ended March 31, 2016 and 2015, respectively. The costs are included in general and administrative expenses and are for the Company’s allocated share of the staffing and related costs provided by Apple Hospitality through its relationships with ARG and A10A. As of March 31, 2016 and December 31, 2015, total amounts due to Apple Hospitality for reimbursements under the cost sharing structure totaled approximately $0.1 million and $0.2 million, respectively, and are included in accounts payable and other liabilities in the Company’s consolidated balance sheets.

As part of the cost sharing arrangements, certain day-to-day transactions may result in amounts due to or from Apple Hospitality. To efficiently manage cash disbursements, the Company, Apple Hospitality, ARG or A10A may make payments for any or all of the related companies. Under the cash management process, each of the companies may advance or defer up to $1 million at any time. Each month, any outstanding amounts are settled among the affected companies. This process allows each company to minimize its cash on hand, which, in turn, reduces the cost of each company’s credit facility. The amounts outstanding at any point in time are not significant to any of the companies.

Apple Air Holding, LLC (“Apple Air”) Membership Interest

Included in other assets, net on the Company’s consolidated balance sheet as of March 31, 2016 and December 31, 2015 is a 26% equity investment in Apple Air. As of March 31, 2016, the other member of Apple Air was Apple Hospitality, which owned a 74% interest. The Company’s equity investment was approximately $0.8 million and $0.6 million as of March 31, 2016 and December 31, 2015, respectively, and is included in other assets, net in the Company’s consolidated balance sheets. The Company has recorded its share of income and losses of the entity under the equity method of accounting and adjusted its investment in Apple Air accordingly. For the three months ended March 31, 2016 and 2015, the Company recorded a loss of approximately $0.1 million for each period as its share of the net loss of Apple Air, which primarily relates to the depreciation of the aircraft, and is included in general and administrative expense in the Company’s consolidated statements of operations. Through its equity investment, the Company has access to Apple Air’s aircraft primarily for acquisition, asset management and renovation purposes. Total costs paid for the usage of the aircraft was not significant during the reporting periods.

6.  Shareholders’ Equity

Unit Redemption Program

In April 2012, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. As discussed in Note 7, in April 2016, the Company announced the suspension of its Unit Redemption Program effective after the planned April 2016 redemptions.

Since the inception of the program through March 31, 2016, the Company has redeemed approximately 7.9 million Units in the amount of $80.4 million, including approximately 0.6 million Units in the amount of $6.0 million and 0.4 million Units in the amount of $4.4 million during the three months ended March 31, 2016 and 2015. The following is a summary of the Unit redemptions during 2015 and the first three months of 2016:

Redemption Date	Total Requested Unit Redemptions at Redemption Date	Units Redeemed	Total Redemption Requests Not Redeemed at Redemption Date

First Quarter 2015	425,833	425,833	0
Second Quarter 2015	402,201	402,201	0
Third Quarter 2015	524,458	524,458	0
Fourth Quarter 2015	899,680	899,680	0
First Quarter 2016	582,852	582,852	0

Distributions

The Company’s annual distribution rate as of March 31, 2016 was $0.825 per common share, payable monthly. For the three months ended March 31, 2016 and 2015, the Company made distributions of $0.20625 per common share for a total of $18.2 million and $18.7 million.

7.  Subsequent Events

In April 2016, the Company declared and paid approximately $6.1 million, or $0.06875 per outstanding common share, in distributions to its common shareholders.

In April 2016, under the guidelines of the Company’s Unit Redemption Program, the Company redeemed approximately 0.6 million Units in the amount of $6.8 million, representing 39% of the requested Unit redemptions. Redemptions were made on a pro rata basis due to the 3% limitation discussed in Note 6.

On April 13, 2016, the Company entered into a definitive merger agreement with Apple Hospitality, pursuant to which the Company would merge into a wholly-owned subsidiary of Apple Hospitality (the “Acquisition Sub”). Under the merger agreement, each outstanding Unit of the Company (other than those with respect to which statutory dissenters’ rights of appraisal have been properly exercised, perfected and not subsequently withdrawn under Virginia law) would be converted into the right to receive $1.00 in cash and 0.522 shares of Apple Hospitality’s common shares, and each Series B convertible preferred share of the Company would be converted into the right to receive (i) a number of common shares of Apple Hospitality equal to 12.11423 multiplied by 0.522 and (ii) an amount equal to 12.11423 multiplied by $1.00 in cash. Also, under the merger agreement, Apple Hospitality would assume all of the Company’s assets and liabilities at closing. The merger agreement provides the Company with a 45-day “go-shop period” (expiring at 11:59 pm on May 28, 2016), during which the Company and its subsidiaries and representatives may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative business combination transactions. The merger is subject to shareholder approval by each of the companies and to other customary closing conditions. As a result, there is no assurance that the merger will occur.

In accordance with the merger agreement, the Company suspended its Unit Redemption Program effective after the April 2016 redemptions and will continue the suspension until the merger agreement is terminated or the merger is completed.

On April 29, 2016, the Company closed on the purchase of a newly constructed 153-room Homewood Suites hotel in Cape Canaveral, Florida that opened for business in April 2016. The gross purchase price was $25.2 million.

Item 2.  Management’s Discussion and Analysis of Financial Condition and Results of Operations

Forward-Looking Statements

This Quarterly Report contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are typically identified by use of terms such as “may,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “target,” “goal,” “plan,” “should,” “will,” “predict,” “potential” and similar expressions that convey the uncertainty of future events or outcomes. Such statements involve known and unknown risks, uncertainties, and other factors which may cause the actual results, performance, or achievements of Apple REIT Ten, Inc. (the “Company”) to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, but are not limited to, the ability of the Company and Apple Hospitality REIT, Inc. (“Apple Hospitality”) to obtain the required shareholder or other third-party approvals to consummate the proposed merger, under which the Company would be merged with and into a wholly-owned subsidiary of Apple Hospitality; the satisfaction or waiver of other conditions in the merger agreement governing the merger between the Company and Apple Hospitality; the risk that the merger or the other transactions contemplated by the merger agreement may not be completed in the time frame expected by the parties or at all; the ability of the Company to implement its operating strategy; changes in general political, economic and competitive conditions and specific market conditions; adverse changes in the real estate and real estate capital markets; financing risks; future litigation, including any legal proceedings that may be instituted against the Company, Apple Hospitality and others related to the merger agreement; regulatory proceedings or inquiries; and changes in laws or regulations or interpretations of current laws and regulations that impact the Company’s business, assets or classification as a real estate investment trust. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore there can be no assurance that such statements included in this Quarterly Report will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the results or conditions described in such statements or the objectives and plans of the Company will be achieved. In addition, the Company’s qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code. Readers should carefully review the risk factors described in the Company’s filings with the Securities and Exchange Commission (“SEC”), including but not limited to those discussed in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and in this Quarterly Report on Form 10-Q for the quarter ended March 31, 2016. Any forward-looking statement that the Company makes speaks only as of the date of this Quarterly Report. The Company undertakes no obligation to publicly update or revise any forward-looking statements or cautionary factors, as a result of new information, future events, or otherwise, except as required by law.

The following discussion and analysis should be read in conjunction with the Company’s Unaudited Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Quarterly Report on Form 10-Q, as well as the information contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015.

Overview

The Company is a Virginia corporation that has elected to be treated as a real estate investment trust (“REIT”) for federal income tax purposes. The Company was formed to invest in hotels and other income-producing real estate in selected metropolitan areas in the United States. The Company was initially capitalized on August 13, 2010, with its first investor closing on January 27, 2011 under its initial best-efforts offering of Units (each Unit consists of one common share and one Series A preferred share). Effective July 31, 2014, the Company concluded its best-efforts offering. As of March 31, 2016, the Company owned 55 hotels, all of which operate under Marriott or Hilton brands. The hotels are operated and managed under separate management agreements with 12 hotel management companies, none of which are affiliated with the Company.

Hotels Owned

As of March 31, 2016, the Company owned 55 hotels with an aggregate of 7,056 rooms located in 17 states.  The following tables summarize the number of hotels and rooms by brand and state:

Number of Hotels and Guest Rooms by Brand
	Number of	Number of
Brand	Hotels	Rooms
Hilton Garden Inn	11	1,719
Hampton Inn & Suites	10	1,247
Homewood Suites	10	1,100
Residence Inn	5	679
Courtyard	5	643
Fairfield Inn & Suites	4	455
TownePlace Suites	4	387
Home2 Suites	3	304
SpringHill Suites	2	206
Marriott	1	316
Total	55	7,056

Number of Hotels and Guest Rooms by State
	Number of	Number of
State	Hotels	Rooms
Alabama	3	276
Arizona	4	508
California	4	566
Colorado	2	322
Florida	6	706
Illinois	4	819
Indiana	2	243
Iowa	3	301
Minnesota	1	120
Nebraska	3	440
North Carolina	3	293
Ohio	1	110
Oklahoma	3	345
South Carolina	2	213
Tennessee	6	655
Texas	6	720
Virginia	2	419
Total	55	7,056

The following table summarizes the location, brand, manager, date acquired, number of rooms and gross purchase price for each of the 55 hotels the Company owned as of March 31, 2016. All dollar amounts are in thousands.

City	State	Brand	Manager	Date Acquired	Rooms	Gross Purchase Price
Denver	CO	Hilton Garden Inn	Stonebridge	3/4/2011	221	$58,500
Winston-Salem	NC	Hampton Inn & Suites	McKibbon	3/15/2011	94	11,000
Charlotte	NC	Fairfield Inn & Suites	Newport	3/25/2011	94	10,000
Columbia	SC	TownePlace Suites	Newport	3/25/2011	91	10,500
Mobile	AL	Hampton Inn & Suites	McKibbon	6/2/2011	101	13,000
Gainesville	FL	Hilton Garden Inn	McKibbon	6/2/2011	104	12,500
Pensacola	FL	TownePlace Suites	McKibbon	6/2/2011	97	11,500
Knoxville	TN	SpringHill Suites	McKibbon	6/2/2011	103	14,500
Richmond	VA	SpringHill Suites	McKibbon	6/2/2011	103	11,000
Cedar Rapids	IA	Hampton Inn & Suites	Schulte	6/8/2011	103	13,000
Cedar Rapids	IA	Homewood Suites	Schulte	6/8/2011	95	13,000
Hoffman Estates	IL	Hilton Garden Inn	White Lodging	6/10/2011	184	10,000
Davenport	IA	Hampton Inn & Suites	Schulte	7/19/2011	103	13,000
Knoxville	TN	Homewood Suites	McKibbon	7/19/2011	103	15,000
Knoxville	TN	TownePlace Suites	McKibbon	8/9/2011	98	9,000
Mason	OH	Hilton Garden Inn	Schulte	9/1/2011	110	14,825
Omaha	NE	Hilton Garden Inn	White Lodging	9/1/2011	178	30,018
Des Plaines	IL	Hilton Garden Inn	Raymond	9/20/2011	252	38,000
Merillville	IN	Hilton Garden Inn	White Lodging	9/30/2011	124	14,825
Austin/Round Rock	TX	Homewood Suites	Vista Host	10/3/2011	115	15,500
Scottsdale	AZ	Hilton Garden Inn	North Central	10/3/2011	122	16,300
South Bend	IN	Fairfield Inn & Suites	White Lodging	11/1/2011	119	17,500
Charleston	SC	Home2 Suites	LBA	11/10/2011	122	13,908
Oceanside	CA	Courtyard	Marriott	11/28/2011	142	30,500
Skokie	IL	Hampton Inn & Suites	Raymond	12/19/2011	225	32,000
Tallahassee	FL	Fairfield Inn & Suites	LBA	12/30/2011	97	9,355
Gainesville	FL	Homewood Suites	McKibbon	1/27/2012	103	14,550
Nashville	TN	TownePlace Suites	LBA	1/31/2012	101	9,848
Jacksonville	NC	Home2 Suites	LBA	5/4/2012	105	12,000
Boca Raton	FL	Hilton Garden Inn	White Lodging	7/16/2012	149	10,900
Houston	TX	Courtyard	LBA	7/17/2012	124	14,632
Huntsville	AL	Hampton Inn & Suites	LBA	3/14/2013	98	11,466
Huntsville	AL	Home2 Suites	LBA	3/14/2013	77	9,009
Fairfax	VA	Marriott	White Lodging	3/15/2013	316	34,000
Houston	TX	Residence Inn	Western	6/7/2013	120	18,000
Denton	TX	Homewood Suites	Chartwell	7/26/2013	107	11,300
Maple Grove	MN	Hilton Garden Inn	North Central	7/26/2013	120	12,675
Oklahoma City (West)	OK	Homewood Suites	Chartwell	7/26/2013	90	11,500
Omaha	NE	Hampton Inn & Suites	White Lodging	7/26/2013	139	19,775
Omaha	NE	Homewood Suites	White Lodging	7/26/2013	123	17,625
Phoenix	AZ	Courtyard	North Central	7/26/2013	127	10,800
Phoenix	AZ	Hampton Inn & Suites	North Central	7/26/2013	125	8,600
Phoenix	AZ	Homewood Suites	North Central	7/26/2013	134	12,025
Colorado Springs	CO	Hampton Inn & Suites	Chartwell	11/8/2013	101	11,500
Franklin	TN	Courtyard	Chartwell	11/8/2013	126	25,500
Franklin	TN	Residence Inn	Chartwell	11/8/2013	124	25,500
Dallas	TX	Homewood Suites	Western	12/5/2013	130	25,350
Oklahoma City	OK	Hilton Garden Inn	Raymond	1/31/2014	155	27,353
Oklahoma City	OK	Homewood Suites	Raymond	1/31/2014	100	17,647
Fort Lauderdale	FL	Residence Inn	LBA	10/24/2014	156	23,088
Shenandoah	TX	Courtyard	LBA	11/6/2014	124	15,872
Tustin	CA	Fairfield Inn & Suites	Marriott	2/5/2015	145	31,000
Tustin	CA	Residence Inn	Marriott	2/5/2015	149	42,800
San Juan Capistrano	CA	Residence Inn	Marriott	6/5/2015	130	29,200
Rosemont	IL	Hampton Inn & Suites	Raymond	10/29/2015	158	25,400
Total					7,056	$997,146

Hotel Operations

Although hotel performance can be influenced by many factors including local competition, local and general economic conditions in the United States and the performance of individual managers assigned to each hotel, performance of the Company’s hotels as compared to other hotels within their respective local markets, in general, has met the Company’s expectations for the period owned. The hotel industry and the Company’s hotels overall continue to experience improvement in both revenues and operating income as compared to the prior year. Although economic conditions in the United States have been generally favorable, there is no way to predict future economic conditions, and there are certain factors that could negatively affect the lodging industry and the Company, including but not limited to, increased hotel supply in certain markets, labor uncertainty both for the economy as a whole and the lodging industry in particular, global volatility and government fiscal policies. The Company, on a comparable basis (as defined below), and industry are forecasting a low to mid-single digit percentage increase in revenue for 2016 as compared to 2015. Based on recent revenue trends, the anticipated revenue growth rates for 2016 are lower than the growth achieved in 2015.

In evaluating financial condition and operating performance, the most important indicators on which the Company focuses are revenue measurements, such as average occupancy, average daily rate (“ADR”) and revenue per available room (“RevPAR”), and expenses, such as hotel operating expenses, general and administrative expenses and other expenses as described below.

As of March 31, 2016, the Company owned 55 hotels with 7,056 rooms as compared to 53 hotels with a total of 6,762 rooms as of March 31, 2015.  Results of operations are included only for the period of ownership for hotels acquired during the current reporting period and prior year.  No hotels were acquired during the three months ended March 31, 2016. During 2015, the Company acquired one new and three existing hotels (between February 1, 2015 and October 31, 2015).

The following is a summary of the results from operations of the Company’s hotels owned as of March 31, 2016 for their respective periods of ownership by the Company:

	Three Months Ended March 31,
(in thousands, except statistical data)	2016	Percent of Revenue	2015	Percent of Revenue	Percent Change

Total revenue	$65,480	100.0%	$60,397	100.0%	8.4%
Hotel operating expense	36,516	55.8%	33,836	56.0%	7.9%
Property taxes, insurance and other expense	4,337	6.6%	3,945	6.5%	9.9%
Ground lease expense	311	0.5%	85	0.1%	265.9%
General and administrative expense	1,846	2.8%	1,489	2.5%	24.0%

Transaction costs	282		1,580
Depreciation expense	9,329		8,389
Interest and other expense, net	2,756		1,684
Income tax expense	56		59

Number of hotels	55		53		3.8%
ADR	$131.00		$128.60		1.9%
Occupancy	71.9%		72.4%		-0.7%
RevPAR	$94.14		$93.16		1.1%

As discussed above, hotel performance is impacted by many factors, including the economic conditions in the United States as well as each locality. Economic indicators in the United States have generally been favorable, which continues to overall positively impact the lodging industry. As a result, the Company’s revenue and operating income for its comparable hotels (as defined below) improved during the three months ended March 31, 2016 as compared to the same period in 2015. The Company expects continued improvement in revenue and operating income for the remainder of 2016 as compared to 2015. The Company’s hotels in general have shown results consistent with industry and brand averages for the period of ownership.

Revenues

The Company’s principal source of revenue is hotel revenue consisting of room and other related revenue. For the three months ended March 31, 2016 and 2015, the Company had total revenue of approximately $65.5 million and $60.4 million. This revenue reflects hotel operations for the 55 hotels acquired through March 31, 2016 for their respective periods of ownership by the Company. For the three months ended March 31, 2016 and 2015, the hotels achieved combined average occupancy of 71.9% and 72.4%, ADR of $131.00 and $128.60 and RevPAR of $94.14 and $93.16. ADR is calculated as room revenue divided by the number of rooms sold, and RevPAR is calculated as occupancy multiplied by ADR. The Company defines metrics from comparable hotels as results generated by the 55 hotels owned as of the end of the reporting period (“comparable hotels”), including results  for periods prior to the Company’s ownership for hotels acquired during the period. During the first quarter of 2016, the Company experienced a slight increase in ADR for its comparable hotels of 1.3% as compared to the first quarter of 2015, while demand during this same period was down by 1.1% as compared to the same period in 2015. The Company’s results were slightly below industry averages due to the performance of certain markets. The Chicago, Illinois; Knoxville, Tennessee; and Phoenix, Arizona markets were below industry averages. Additionally, the Company’s Rosemont, Illinois Hampton Inn & Suites, which opened in October 2015, is working to establish itself in its market and therefore produced below average RevPAR for the quarter. The Company anticipates that these markets will improve over the remainder of the year and the Company’s overall RevPAR growth for the year will approximate industry averages. Although certain markets will vary based on local supply/demand dynamics and local market economic conditions, with expected overall room rate improvement combined with stable overall demand, the Company and industry are forecasting a low to mid-single digit percentage increase in revenue for 2016 as compared to 2015 for comparable hotels. Based on recent revenue trends, the anticipated revenue growth rates for 2016 are lower than the growth achieved in 2015. The Company will continue to pursue market opportunities to improve revenue.

Expenses

Hotel operating expense relates to the 55 hotels acquired through March 31, 2016 for their respective periods owned and consists of direct room operating expense, hotel administrative expense, sales and marketing expense, utilities expense, repair and maintenance expense, franchise fees and management fees. For the three months ended March 31, 2016 and 2015, hotel operating expense totaled approximately $36.5 million and $33.8 million, or 55.8% and 56.0% of total revenue for each respective period. Overall, hotel operating expenses for the first quarter of 2016 reflect the impact of an increase in revenues and the Company’s effort to control costs. Certain operating costs such as management costs, certain utility costs and minimum supply and maintenance costs are relatively fixed in nature, and therefore decline as a percentage of revenue as revenue increases.  The Company has been successful in reducing, relative to revenue increases, certain labor costs, hotel supply costs, maintenance costs and utility costs by continually monitoring and sharing utilization data across its hotels and management companies. To date, only modest increases in labor cost have been experienced by the Company, however the Company anticipates labor costs are likely to grow at increased rates due to government regulations surrounding wages, healthcare and other benefits and other government-related initiatives, such as the “living wage” increase, which could negatively impact operating expenses in certain markets moving forward. Additionally, labor costs could be impacted in certain markets due to lower unemployment rates. With less qualified available labor the cost could increase. Although operating expenses will increase as revenue increases, the Company will continue to work with its management companies to reduce costs as a percentage of revenue where possible while maintaining quality and service levels at each property.

Property taxes, insurance, and other expense for the three months ended March 31, 2016 and 2015 totaled approximately $4.3 million and $3.9 million, or 6.6% and 6.5% of total revenue for each respective period. Taxes have increased for certain properties due to the reassessment of property values by localities resulting from the improved economy, partially offset by decreases due to successful appeals of tax assessments for certain locations. Additionally, the Company’s four acquisitions since January 1, 2015 have been in localities with above average property tax assessments and insurance rates. With the economy continuing to improve, the Company anticipates continued increases in property tax assessments during the remainder of 2016. The Company will continue to appeal tax assessments in certain jurisdictions to attempt to minimize the tax increases as warranted.

Ground lease expense for the three months ended March 31, 2016 and 2015 was $0.3 million and $0.1 million. Ground lease expense primarily represents the expense incurred by the Company to lease land for four of its hotel properties. The Company assumed a land lease in the second quarter of 2015 in connection with the acquisition of the San Juan Capistrano, California Residence Inn, which resulted in the increase in ground lease expense during the three months ended March 31, 2016 as compared to the three months ended March 31, 2015.

General and administrative expense for the three months ended March 31, 2016 and 2015 totaled approximately $1.8 million and $1.5 million, or 2.8% and 2.5% of total revenue for each respective period. The principal components of general and administrative expense are advisory fees, staffing and related reimbursable costs, legal fees, accounting fees, the Company’s share of the loss in its investment in Apple Air Holding, LLC, and reporting expense. The increase in general and administrative expense was driven primarily by increased advisory fees as the Company reached the top fee tier under its advisory agreement in the second quarter of 2015 due to improved results of operations.

Transaction costs for the three months ended March 31, 2016 and 2015 were approximately $0.3 million and $1.6 million. Transaction costs for the three months ended March 31, 2016 consist primarily of costs related to the potential merger with Apple Hospitality totaling approximately $0.2 million as well as acquisition related costs. Transaction costs for the three months ended March 31, 2015 consist primarily of costs associated with the acquisitions of existing businesses, including title, legal, accounting and other related costs, as well as the brokerage commission paid to Apple Realty Group, Inc., formerly known as Apple Suites Realty Group, Inc. (“ARG”). The decrease in transaction costs is due to no acquisitions being made in the first three months of 2016 compared to the acquisition of two hotels with a total purchase price of $73.8 million in the first three months of 2015.

Depreciation expense for the three months ended March 31, 2016 and 2015 totaled approximately $9.3 million and $8.4 million. Depreciation expense represents expense of the Company’s 55 hotel buildings and related improvements, and associated personal property (furniture, fixtures and equipment), for their respective periods owned. The increase was due to the increase in the number of properties owned as a result of the acquisition of four hotels in 2015 and renovations completed throughout 2015 and 2016.

Interest and other expense, net for the three months ended March 31, 2016 and 2015 totaled approximately $2.8 million and $1.7 million, respectively, and is net of approximately $0.1 million and $0.3 million of interest capitalized associated with renovation projects. The increase in interest expense for the three months ended March 31, 2016 as compared to the same period in 2015 was primarily due to an increase in average debt levels as a result of the acquisition of four hotels from February 2015 to October 2015 and shareholder redemptions.

 Related Parties

The Company has, and is expected to continue to engage in, significant transactions with related parties. These transactions cannot be construed to be at arm’s length and the results of the Company’s operations may be different if these transactions were conducted with non-related parties. The Company’s independent members of the Board of Directors oversee and annually review the Company’s related party relationships and are required to approve any significant modifications to existing relationships, as well as any new significant related party transactions. The Board of Directors is not required to approve each individual transaction that falls under the related party relationships. However, under the direction of the Board of Directors, at least one member of the Company’s senior management team approves each related party transaction.

See Note 5 titled “Related Parties” in the Company’s Unaudited Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Quarterly Report on Form 10-Q for additional information concerning the Company’s related party transactions.

Liquidity and Capital Resources

Capital Resources

The Company’s revolving credit facility and cash flow generated from operations are its primary resources of capital. The amount of the facility at March 31, 2016 was $100 million and was increased to $150 million in April 2016. The revolving credit facility matures in July 2017. The credit facility is utilized for acquisitions, hotel renovations, working capital and other general corporate funding purposes, including the funding of redemptions and the payment of distributions. Under the terms of the credit agreement, the Company may make voluntary prepayments in whole or in part, at any time. The annual interest rate on outstanding borrowings under the facility is equal to the one-month LIBOR (the London Inter-Bank Offered Rate for a one-month term) plus a margin ranging from 1.85% to 2.35%, depending upon the Company’s leverage ratio, as calculated under the terms of the credit agreement. At March 31, 2016 the outstanding balance on the Company’s revolving credit facility was $44.7 million, increasing from $30.4 million outstanding at December 31, 2015. The annual interest rate at March 31, 2016 was approximately 2.29%.

The credit facility contains customary affirmative covenants, negative covenants and events of default. In addition, the credit facility contains covenants restricting the level of certain investments and quarterly financial covenants which include, among others, a minimum net worth, maximum debt limits, minimum debt service and fixed charge coverage ratios, and maximum distribution limits. The Company was in compliance with each of the applicable covenants at March 31, 2016. Effective 2016, distributions are limited to 100% of Funds From Operations (as defined in the credit agreement).

Capital Uses

In addition to its currently available capital resources discussed above, the Company may borrow additional funds, subject to the approval of the Company’s Board of Directors. The Company anticipates that cash flow from operations and availability under its revolving credit facility will be adequate to meet its anticipated liquidity requirements, including debt service, capital improvements, required distributions to shareholders to maintain its REIT status and planned Unit redemptions. The Company intends to use borrowings under its credit facility to purchase the hotel currently under contract if a closing occurs and to repay mortgage loans maturing during the next 12 months.

Distributions

To maintain its REIT status, the Company is required to distribute at least 90% of its ordinary income.  Distributions during the first three months of 2016 totaled approximately $18.2 million and were paid at a monthly rate of $0.06875 per common share. For the same period, the Company’s net cash generated from operations was approximately $14.8 million. A portion of the distributions paid through March 31, 2016 have been funded by borrowings under the Company’s revolving credit facility. In February 2011, the Company’s Board of Directors established a policy for an annualized distribution rate of $0.825 per common share, payable in monthly distributions. The Company intends to continue paying distributions on a monthly basis, consistent with the annualized distribution rate established by its Board of Directors. The Company’s Board of Directors, upon the recommendation of the Audit Committee, may amend or establish a new annualized distribution rate and may change the timing of when distributions are paid. The Company’s objective in setting a distribution rate is to project a rate that will provide consistency over the life of the Company taking into account acquisitions and capital improvements, ramp up of new properties and varying economic cycles. To meet this objective, as it has done historically, due to seasonality, the Company may require the use of debt in addition to cash from operations. Since a portion of distributions have been funded with borrowings under its revolving credit facility, the Company’s ability to maintain its current intended rate of distribution will be based on its ability to generate cash from operations at this level, as well as the Company’s ability to utilize currently available financing, or the Company’s ability to obtain additional financing. Since there can be no assurance that the properties already acquired or that will be acquired will provide income at this level, or that the Company will be able to obtain additional financing, there can be no assurance as to the classification or duration of distributions at the current rate.

Unit Redemption Program

In April 2012, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. As discussed below in the section titled “Subsequent Events,” in April 2016, the Company announced the suspension of its Unit Redemption Program effective after the planned April 2016 redemptions.

Since the inception of the program through March 31, 2016, the Company has redeemed a total of approximately 7.9 million Units in the amount of $80.4 million. During the first three months of 2016 and 2015, the Company redeemed approximately 0.6 million Units in the amount of $6.0 million and 0.4 million Units in the amount of $4.4 million.

Capital Improvements

The Company has on-going capital commitments to fund its capital improvements. To maintain and enhance each property’s competitive position in its market, the Company has and plans to continue to reinvest in its hotels. Under certain loan and management agreements, the Company is required to place in escrow funds for the repair, replacement and refurbishing of furniture, fixtures, and equipment, based on a percentage of gross revenues provided that such amount may be used for the Company’s capital expenditures with respect to the hotels. As of March 31, 2016, the Company held approximately $11.1 million in reserve related to these properties. During the three months ended March 31, 2016, the Company invested approximately $1.6 million in capital expenditures and anticipates spending an additional $8 million to $11 million during the remainder of 2016 on properties owned at March 31, 2016. The Company does not currently have any existing or planned projects for development.

Hotel Contract Commitment

As of March 31, 2016, the Company had an outstanding contract for the purchase of a 153-room Homewood Suites hotel under construction in Cape Canaveral, Florida for a purchase price of approximately $25.2 million. Construction of the hotel was completed and the hotel opened for business in April 2016. The Company closed on the purchase of the hotel on April 29, 2016. The Company used borrowings under its credit facility to purchase the hotel.

Cash Management Activities

As part of the cost sharing arrangements discussed in Note 5 titled “Related Parties” in the Company’s Unaudited Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Quarterly Report on Form 10-Q, certain day-to-day transactions may result in amounts due to or from Apple Hospitality. To efficiently manage cash disbursements, the Company, Apple Hospitality, Apple Ten Advisors, Inc. or ARG may make payments for any or all of the related companies. Under the cash management process, each of the companies may advance or defer up to $1 million at any time. Each month, any outstanding amounts are settled among the affected companies. This process allows each company to minimize its cash on hand, which, in turn, reduces the cost of each company’s credit facility. The amounts outstanding at any point in time are not significant to any of the companies.

Impact of Inflation

Operators of hotels, in general, possess the ability to adjust room rates daily to reflect the effects of inflation. Competitive pressures may, however, limit the operators’ ability to raise room rates. Currently the Company is not experiencing any material impact from inflation.

Business Interruption

Being in the real estate industry, the Company is exposed to natural disasters on both a local and national scale. Although management believes there is adequate insurance to cover this exposure, there can be no assurance that such events will not have a material adverse effect on the Company’s financial position or results of operations.

Seasonality

The hotel industry historically has been seasonal in nature. Seasonal variations in occupancy at the Company’s hotels may cause quarterly fluctuations in its revenues. Generally, occupancy rates and hotel revenues are greater in the second and third quarters than in the first and fourth quarters. To the extent that cash flow from operations is insufficient during any quarter, due to temporary or seasonal fluctuations in revenue, the Company expects to utilize cash on hand or available financing sources to meet cash requirements.

Subsequent Events

In April 2016, the Company declared and paid approximately $6.1 million, or $0.06875 per outstanding common share, in distributions to its common shareholders.

In April 2016, under the guidelines of the Company’s Unit Redemption Program, the Company redeemed approximately 0.6 million Units in the amount of $6.8 million, representing 39% of the requested Unit redemptions. Redemptions were made on a pro rata basis due to the 3% limitation discussed in Note 6 titled “Shareholders’ Equity” in the Company’s Unaudited Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Quarterly Report on Form 10-Q.

On April 13, 2016, the Company entered into a definitive merger agreement with Apple Hospitality, pursuant to which the Company would merge into a wholly-owned subsidiary of Apple Hospitality (the “Acquisition Sub”). Under the merger agreement, each outstanding Unit of the Company (other than those with respect to which statutory dissenters’ rights of appraisal have been properly exercised, perfected and not subsequently withdrawn under Virginia law) would be converted into the right to receive $1.00 in cash and 0.522 shares of Apple Hospitality’s common shares, and each Series B convertible preferred share of the Company would be converted into the right to receive (i) a number of common shares of Apple Hospitality equal to 12.11423 multiplied by 0.522 and (ii) an amount equal to 12.11423 multiplied by $1.00 in cash. Also, under the merger agreement, Apple Hospitality would assume all of the Company’s assets and liabilities at closing. The merger agreement provides the Company with a 45-day “go-shop period” (expiring at 11:59 pm on May 28, 2016), during which the Company and its subsidiaries and representatives may initiate, solicit, provide information and enter into discussions concerning proposals relating to alternative business combination transactions. The merger is subject to shareholder approval by each of the companies and to other customary closing conditions. As a result, there is no assurance that the merger will occur.

In accordance with the merger agreement, the Company suspended its Unit Redemption Program effective after the April 2016 redemptions and will continue the suspension until the merger agreement is terminated or the merger is completed.

On April 29, 2016, the Company closed on the purchase of a newly constructed 153-room Homewood Suites hotel in Cape Canaveral, Florida that opened for business in April 2016. The gross purchase price was $25.2 million.

Item 3.  Quantitative and Qualitative Disclosures About Market Risk

The Company does not engage in transactions in derivative financial instruments or derivative commodity instruments. As of March 31, 2016, the Company’s financial instruments were not exposed to significant market risk due to foreign currency exchange risk, commodity price risk or equity price risk. The Company will be exposed to changes in short term interest rates as it invests its cash or borrows on its credit facility. Based on the Company’s outstanding balance under its credit facility at March 31, 2016, of $44.7 million, every 100 basis points change in interest rates will impact the Company’s annual net income by $0.4 million, all other factors remaining the same. The Company’s cash balance at March 31, 2016 was $0.

Item 4.  Controls and Procedures

Senior management, including the Chief Executive Officer and Chief Financial Officer, evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by this report. Based on this evaluation process, the Chief Executive Officer and Chief Financial Officer have concluded that the Company’s disclosure controls and procedures were effective as of March 31, 2016. There have been no changes in the Company’s internal control over financial reporting that occurred during the last fiscal quarter that have materially affected, or are reasonably likely to materially affect, the Company’s internal control over financial reporting.

PART II.  OTHER INFORMATION

Item 1A.  Risk Factors

You should carefully consider the risk factors discussed below and contained in the section titled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 (the “2015 Form 10-K”), in addition to the other information contained in this report, including the introduction of Part I, Item 2, of this Quarterly Report on Form 10-Q regarding forward-looking statements herein.  All of these risk factors may affect, among other things, the Company’s business, financial position, results of operations, operating cash flow, market value, and ability to service its debt obligations and make distributions to shareholders.  In addition to the risks identified in the 2015 Form 10-K, the Company is also subject to the following additional risks:

The merger and related transactions are subject to approval by shareholders of both the Company and Apple Hospitality REIT, Inc. (“Apple Hospitality”).

The pending merger involving the Company and Apple Hospitality (the “merger”) cannot be completed unless (i) the Company’s shareholders approve the merger and the other transactions contemplated by the merger agreement (the “Merger Agreement”) by the affirmative vote of the holders of at least a majority of the Company’s issued and outstanding common shares, Series A preferred shares and Series B convertible preferred shares (each voting as a separate voting group), and (ii) Apple Hospitality’s shareholders approve the issuance of Apple Hospitality’s common shares proposed to be issued in the merger by the affirmative vote of a majority of the votes cast. If shareholder approval is not obtained by the shareholders of either company, the merger and related transactions cannot be completed.

The merger is subject to a number of conditions which, if not satisfied or waived in a timely manner, would delay the merger or adversely impact the Company’s ability to complete the transactions.

The completion of the merger is subject to the satisfaction or waiver of a number of conditions. While it is currently anticipated that the merger will be completed promptly following the shareholder meetings to be called to approve the merger, there can be no assurance that the conditions to closing will be satisfied in a timely manner or at all, or that an effect, event, development or change will not transpire that could delay or prevent these conditions from being satisfied. Accordingly, the Company cannot provide any assurances with respect to the timing of the closing of the merger, whether the merger will be completed at all and when the Company’s shareholders would receive the merger consideration, if at all.

The merger may not be completed, which could adversely affect the value of the Units and business of the Company.

Completion of the merger is subject to the satisfaction of various conditions, including approval by Apple Hospitality’s shareholders of the issuance of Apple Hospitality’s common shares proposed to be issued in the merger and approval by the Company’s shareholders of the merger, limits on the number of Apple Hospitality’s common shares issuable with respect to dissenters’ rights and the other conditions described in the Merger Agreement. The Company cannot guarantee when or if these conditions will be satisfied or that the merger will be successfully completed. In the event that the merger is not completed, the Company may be subject to several risks, including the following:

·	its management’s and employees’ attention to day-to-day business and operational matters may be diverted;

·
it would still be required to pay significant transaction costs related to the merger, including legal, financial advisor, printing, mailing and accounting fees, and under certain circumstances could be required to pay Apple Hospitality a termination fee of $25 million; and

·	reputational harm due to the adverse perception of any failure to successfully complete the merger.

If the merger is not completed, these risks could materially affect the Company’s business and financial results and the value of its Units.

If the merger is not consummated by August 31, 2016 (unless extended under certain circumstances), either of the Company or Apple Hospitality may terminate the Merger Agreement.

The Company or Apple Hospitality may terminate the Merger Agreement under certain circumstances, including if the merger has not been consummated by August 31, 2016, subject to extension to November 30, 2016 in certain circumstances, if a final and non-appealable order is entered prohibiting or disapproving the transaction, upon a material uncured breach by the other party that would cause the closing conditions not to be satisfied, or the failure to obtain receipt of shareholder approval from either the Company’s shareholders or Apple Hospitality shareholders.

Item 2.  Unregistered Sales Of Equity Securities And Use Of Proceeds

Unit Redemption Program

In April 2012, the Company instituted a Unit Redemption Program to provide limited interim liquidity to its shareholders who have held their Units for at least one year. Shareholders may request redemption of Units for a purchase price equal to 92.5% of the price paid per Unit if the Units have been owned for less than five years, or 100% of the price paid per Unit if the Units have been owned more than five years. The maximum number of Units that may be redeemed in any given year is three percent (3%) of the weighted average number of Units outstanding during the 12-month period immediately prior to the date of redemption. The Company reserves the right to change the purchase price of redemptions, reject any request for redemption, or otherwise amend the terms of, suspend, or terminate the Unit Redemption Program. As disclosed in Note 7 titled “Subsequent Events” in Part I, Item 1, of the Consolidated Financial Statements and Notes thereto, appearing elsewhere in this Quarterly Report on Form 10-Q, in April 2016, the Company announced the suspension of its Unit Redemption Program effective after the planned April 2016 redemptions.

Since the inception of the program through March 31, 2016, the Company has redeemed approximately 7.9 million Units in the amount of $80.4 million, including approximately 0.6 million Units in the amount of $6.0 million and 0.4 million Units in the amount of $4.4 million during the three months ended March 31, 2016 and 2015. The Company has a number of cash sources, including cash from operations and proceeds from borrowings on its credit facility from which it can make redemptions. See the Company’s complete consolidated statements of cash flows for the three months ended March 31, 2016 and 2015 included in the Company’s interim Consolidated Financial Statements in Item 1 of this Form 10-Q for a further description of the sources and uses of the Company’s cash flows. The following is a summary of the Unit redemptions during 2015 and the first three months of 2016:

Redemption Date	Total Requested Unit Redemptions at Redemption Date	Units Redeemed	Total Redemption Requests Not Redeemed at Redemption Date

First Quarter 2015	425,833	425,833	0
Second Quarter 2015	402,201	402,201	0
Third Quarter 2015	524,458	524,458	0
Fourth Quarter 2015	899,680	899,680	0
First Quarter 2016	582,852	582,852	0

The following is a summary of redemptions during the first quarter of 2016 (no redemptions occurred in February and March of 2016).

Issuer Purchases of Equity Securities
	(a)	(b)	(c)	(d)
Period	Total Number of Units Purchased	Average Price Paid per Unit	Total Number of Units Purchased as Part of Publicly Announced Plans or Programs	Maximum Number of Units that May Yet Be Purchased Under the Plans or Programs
January 2016	582,852	$10.27	582,852		(1)

(1) The maximum number of Units that may be redeemed in any 12 month period is limited to up to three percent (3.0%) of the weighted average number of Units outstanding from the beginning of the 12 month period, subject to the Company’s right to change the number of Units to be redeemed.

Item 6.  Exhibits

Exhibit Number	Description of Documents

2.1
Agreement and Plan of Merger, dated as of April 13, 2016, among Apple REIT Ten, Inc., Apple Hospitality REIT, Inc. and 34 Consolidated, Inc. (Incorporated by reference to Exhibit 2.1 to the Company’s current report on Form 8-K (SEC File No. 000-54651) filed April 14, 2016)

3.1
Articles of Incorporation of the Company, as amended. (Incorporated by reference to Exhibit 3.1 to amendment no. 4 to the Company’s registration statement on Form S-11 (SEC File No. 333-168971) filed January 7, 2011 and effective January 19, 2011)

3.2
Bylaws of the Company, as amended.  (Incorporated by reference to Exhibit 3.2 to amendment no. 3 to the Company’s registration statement on Form S-11 (SEC File No. 333-168971) filed December 20, 2010 and effective January 19, 2011)

10.7
Voting Agreement, dated as of April 13, 2016, by and among Apple REIT Ten, Inc., Apple Hospitality REIT, Inc. and Glade M. Knight (Incorporated by reference to Exhibit 10.1 to the Company’s current report on Form 8-K (SEC File No. 000-54651) filed April 14, 2016)

10.8
Termination Agreement, dated as of April 13, 2016, by and among Apple Ten Advisors, Inc., Apple Suites Realty Group, Inc., Apple REIT Ten, Inc. and Apple Hospitality REIT, Inc. (Incorporated by reference to Exhibit 10.2 to the Company’s current report on Form 8-K (SEC File No. 000-54651) filed April 14, 2016)

10.9	Third Amendment dated April 8, 2016 to Credit Agreement dated July 26, 2013 between Apple Ten Hospitality, Inc. and Wells Fargo Bank, National Association (FILED HEREWITH)

31.1	Certification of the Company’s Chief Executive Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

31.2	Certification of the Company’s Chief Financial Officer pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 (FILED HEREWITH)

32.1
Certification of the Company’s Chief Executive Officer and Chief Financial Officer pursuant to 18 U.S.C. Section 1350 as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002  (FURNISHED HEREWITH)

101
The following materials from Apple REIT Ten, Inc.’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 formatted in XBRL (eXtensible Business Reporting Language): (i) the Consolidated Balance Sheets, (ii) the Consolidated Statements of Operations, (iii) the Consolidated Statements of Cash Flows, and (iv) related notes to these financial statements, tagged as blocks of text and in detail (FILED HEREWITH)

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Apple REIT Ten, Inc.

By:	/s/ Glade M. Knight	Date: May 6, 2016
Glade M. Knight,
Chairman of the Board and Chief Executive Officer (Principal Executive Officer)

By:	/s/ Bryan Peery	Date: May 6, 2016
Bryan Peery,
Chief Financial Officer (Principal Financial and Principal Accounting Officer)

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers

Apple Hospitality’s articles of incorporation provide for the limitation or elimination of liability of Apple Hospitality’ directors and officers to Apple Hospitality or Apple Hospitality’s shareholders to the same extent permitted by the Virginia Stock Corporation Act.

The Virginia Stock Corporation Act permits, and Apple Hospitality’s articles of incorporation require, to the fullest extent permitted by Virginia law, that Apple Hospitality indemnify its officers and directors in a variety of circumstances, which may include indemnification for liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Under Sections 13.1-697 and 13.1-702 of the Virginia Stock Corporation Act, a Virginia corporation generally is authorized to indemnify its directors and officers in civil and criminal actions if such officer or director acted in good faith and believed, in the case of conduct in his or her official capacity with the corporation, that his conduct was in the best interests of the corporation or in all other cases, that his conduct was at least not opposed to its best interests, and, in the case of any criminal proceeding, he had no reasonable cause to believe that his conduct was unlawful. The Virginia Stock Corporation Act requires such indemnification, unless limited by a corporation’s articles of incorporation, when a director or officer entirely prevails in the defense of any proceeding to which he was a party because he is or was a director or officer of the corporation.

Apple Hospitality’s articles of incorporation provide that Apple Hospitality must indemnify any individual who is, was or is threatened to be made a party to a civil, criminal, administrative, investigative or other proceeding (including a proceeding by or in the right of Apple Hospitality or by or on behalf of Apple Hospitality’s shareholders) because such individual is or was a director or officer of Apple Hospitality or of any legal entity controlled by Apple Hospitality, or is or was a fiduciary of any employee benefit plan established at the direction of Apple Hospitality, against all liabilities and reasonable expenses incurred by such individual on account of the proceeding, provided that Apple Hospitality (excluding the indemnified party) determines in good faith that such individual’s course of conduct that caused the loss or liability was in the best interests of Apple Hospitality, and provided further that such liabilities and expenses were not incurred because of such individual’s willful misconduct, bad faith, reckless disregard of duties or knowing violation of the criminal law. Before any indemnification is paid, a determination must be made that indemnification is permissible in the circumstances because the individual seeking indemnification is eligible for indemnification and has met the standard of conduct set forth above. Such determination must be made in the manner provided by Virginia law for determining that indemnification of a director is permissible; provided, however, that if a majority of Apple Hospitality’s directors has changed after the date of the alleged conduct giving rise to a claim for indemnification, the determination that indemnification is permissible must, at the option of the individual claiming indemnification, be made by special legal counsel agreed upon by the Apple Hospitality board and such individual.

Unless a determination has been made that indemnification is not permissible, Apple Hospitality must make advances and reimbursement for expenses incurred by any individual named above upon receipt of an undertaking from such individual to repay the same if it is ultimately determined that such individual is not entitled to indemnification. Apple Hospitality is authorized to contract in advance to indemnify its directors and officers to the extent it is required to indemnify them pursuant to the provisions described above.

Notwithstanding the above, indemnification will not be allowed for any liability imposed by judgment, and costs associated therewith, including attorneys’ fees, arising from or out of an alleged violation of federal or state securities laws associated with the public offering of Apple Hospitality’s common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee and finds that indemnification of the settlement and the related costs should be made, and the court considering the request for indemnification has been advised of the position of the SEC and of the published position of any state securities regulatory authority in which Apple Hospitality’s securities were offered or sold as to indemnification for violations of securities laws.

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The rights of each individual or entity entitled to indemnification under Apple Hospitality’s articles of incorporation shall inure to the benefit of such individual’s or entity’s heirs, executors, administrators, successors or assigns. Indemnification pursuant to Apple Hospitality’s articles of incorporation shall not be exclusive of any other right of indemnification to which any individual or entity may be entitled, including indemnification pursuant to a valid contract, indemnification by legal entities other than Apple Hospitality, and indemnification under policies of insurance purchased and maintained by Apple Hospitality or others. However, no individual or entity shall be entitled to indemnification by Apple Hospitality to the extent such individual or entity is indemnified by another, including an insurer.

Insofar as the foregoing provisions permit indemnification of directors or officers for liability arising under the Securities Act, Apple Hospitality has been informed that, in the opinion of the SEC, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21. Exhibits and Financial Statements

The exhibits listed below in the “Exhibit Index” are part of this Registration Statement and are numbered in accordance with Item 601 of Regulation S-K.

Item 22. Undertakings

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

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(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

The registrant undertakes that every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on June 29 , 2016.

Apple Hospitality REIT, Inc.

By:	/s/ Justin G. Knight
Name: Justin G. Knight
Title: President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in their respective capacities on the dates indicated.

Name	Title	Date

/s/ Justin G. Knight
Justin G. Knight	President, Chief Executive Officer and Director (Principal Executive Officer)	June 29 , 2016

/s/ Bryan F. Peery
Bryan F. Peery	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 29 , 2016

*
Glade M. Knight	Executive Chairman of the Board	June 29 , 2016

*
Glenn W. Bunting	Director	June 29 , 2016

*
Jon A. Fosheim	Director	June 29 , 2016

*
Bruce H. Matson	Director	June 29 , 2016

*
Daryl A. Nickel	Director	June 29 , 2016

*
L. Hugh Redd	Director	June 29 , 2016

By:    /s/ Bryan F. Peery
Bryan F. Peery
Attorney-in-fact

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EXHIBIT INDEX

Exhibit Number	Description
2.1 *
Agreement and Plan of Merger, dated as of April 13, 2016, among Apple REIT Ten, Inc., Apple Hospitality REIT, Inc., and 34 Consolidated, Inc. (attached as Annex A to the joint proxy statement/prospectus which is part of this registration statement) (the registrant hereby agrees to furnish supplementary a copy of any omitted schedule or exhibit to the SEC upon request).

3.1
Amended and Restated Articles of Incorporation of Apple Hospitality REIT, Inc., as amended  (Incorporated by reference to Exhibit 3.1 to the registrant’s Annual Report on Form 10-K (SEC File No. 000-53603) filed March 6, 2015)

3.2
Second Amended and Restated Bylaws of Apple Hospitality REIT, Inc. (Incorporated by reference to Exhibit 3.1 to the registrant’s Current Report on Form 8-K (SEC File No. 001-37389) filed February 18, 2016)

5.1 **	Opinion of Hogan Lovells US LLP regarding legality of Apple Hospitality REIT, Inc. common shares being registered
10.1
Voting Agreement, dated as of April 13, 2016 among Apple REIT Ten, Inc. Apple Hospitality REIT, Inc. and Glade M. Knight (Incorporated by reference to Exhibit 10.1 to the registrant’s Current Report on Form 8-K (SEC File No. 001-37389) filed April 14, 2016)

10.2
Termination Agreement, dated as of April 13, 2016, among Apple Ten Advisors, Inc., Apple Suites Realty Group, Inc., Apple REIT Ten, Inc. and Apple Hospitality REIT, Inc. (attached as Annex C to the joint proxy statement/prospectus which is part of this registration statement)

21.1 **	Subsidiaries of Apple Hospitality REIT, Inc.
23.1 **	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).
23.2 *	Consent of Ernst & Young LLP, independent registered public accounting firm for Apple Hospitality REIT, Inc.
23.3 *	Consent of Ernst & Young LLP, independent registered public accounting firm for Apple REIT Ten, Inc.
24.1 **	Power of Attorney (included on signature page to this Registration Statement)
99.1 ***	Form of Proxy Card for holders of Apple Hospitality common shares
99.2 ***	Form of Proxy Card for holders of Apple Ten units and holders of Apple Ten Series B convertible preferred shares
99.3 **	Consent of Citigroup Global Markets Inc.
99.4 **	Consent of Robert W. Baird & Co. Incorporated

*	Filed herewith.
**	Previously filed.
***	To be filed by amendment.